Form 10-K, Exhibit 13
period 1996-12-31
BOSTON SCIENTIFIC CORP
filed 1997-03-31
CIK 885725

                                     [LOGO]

                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                     1996 CONSOLIDATED FINANCIAL STATEMENTS




                           FINANCIAL TABLE OF CONTENTS
--------------------------------------------------------------------------------
PAGE - F-2   FINANCIAL HIGHLIGHTS
PAGE - F-2   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS
PAGE - F-7   CONSOLIDATED STATEMENTS OF INCOME
PAGE - F-8   CONSOLIDATED BALANCE SHEETS
PAGE - F-10  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
PAGE - F-11  CONSOLIDATED STATEMENTS OF CASH FLOWS
PAGE - F-12  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PAGE - F-25  FIVE-YEAR SELECTED FINANCIAL DATA
PAGE - F-26  REPORT OF INDEPENDENT AUDITORS
PAGE - F-27  QUARTERLY RESULTS OF OPERATIONS
PAGE - F-28  MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED MATTERS

                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                      (In thousands, except per share data)

Year Ended December 31,                    1996           1995           1994
--------------------------------------------------------------------------------
Net sales                               $1,462,043     $1,129,185     $  888,572
Gross profit                             1,061,077        804,122        608,800
Operating income                           309,498         74,921        207,134
Net income                                 167,106          6,440        135,307
Net income per common share             $     0.92     $     0.04     $     0.78

1996 and 1995 amounts include $128 million ($114 million, net-of-tax) and $237 million ($195 million, net-of-tax), respectively, of non-recurring and special charges recorded in connection with Boston Scientific's 1996 and 1995 mergers and acquisitions.

                 See notes to consolidated financial statements.



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

During the past two years, Boston Scientific Corporation (Boston Scientific or the Company) has consummated several alliances that are expected to improve the strategic position of the Company to take advantage of additional significant growth opportunities in less invasive medicine. In 1995, the Company merged with SCIMED Life Systems, Inc. (SCIMED), Cardiovascular Imaging Systems, Inc. (CVIS), Vesica Medical, Inc. (Vesica), Meadox Medicals, Inc. (Meadox) and Heart Technology, Inc. (Heart). In 1996, the Company acquired EP Technologies, Inc.
(EPT), Symbiosis Corporation (Symbiosis) and Endotech Ltd. and MinTec Inc., and certain related companies (Endotech/MinTec).

In addition, on January 20, 1997, the Company announced its intention to merge in a tax-free, stock-for-stock transaction with Target Therapeutics, Inc. (Target) to be accounted for as a pooling-of-interests. Target designs, develops, manufactures and markets catheter-based disposable and implantable medical devices used in minimally invasive procedures to treat neurovascular diseases and disorders. Under the terms of the merger agreement, Target shareholders would receive 1.07 shares of Boston Scientific common stock in exchange for each share of Target common stock. The merger is expected to close during the second quarter of 1997 and is subject to the approval of the shareholders of Target.

The Company has substantially completed the integration of SCIMED, CVIS, Vesica, Meadox, and Heart, and is completing the integrations of EPT, Symbiosis, and Endotech/MinTec. Integration plans of all acquisitions consummated by December 31, 1996 are expected to be substantially completed by the end of 1997. Management believes it has developed a sound plan for continuing and concluding the integration process, and that it will achieve that plan. However, in view of the number of major transactions undertaken by the Company, the dramatic changes in the size of the Company and the complexity of its organization resulting from these transactions, management also believes that the successful implementation of its plan presents a significant degree of difficulty. The failure to integrate these businesses effectively could adversely affect the Company's operating results in the near term, and could impair the Company's ability to realize the strategic and financial objectives of these transactions.

The restated historical results of operations are not necessarily indicative of the operating results or financial position that would have occurred if the mergers and acquisitions had been consummated during the periods presented, nor are they necessarily indicative of future operating results or financial position.

                                       F-2
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

YEARS ENDED DECEMBER 31, 1996 AND 1995

Net sales increased 29.5% in 1996 to $1,462 million from $1,129 million in 1995. Net income for the year increased to $167 million, or $0.92 per share, as compared to $6 million, or $0.04 per share, for the prior year. Net income for the year ended December 31, 1996, excluding special charges related to 1996 and 1995 acquisitions, increased 39% to $281 million from $202 million during the year ended December 31, 1995.

United States (U.S.) revenues increased approximately 19% from 1995 to $897 million in 1996, while international revenues, including export sales, increased approximately 51% from 1995 to $565 million in 1996. International sales as a percentage of worldwide sales increased from 33% in 1995 to 39% in 1996. The increase in international sales reflects results from the Company's strategy to build its international organization. International sales during 1996 were negatively impacted compared to 1995 by approximately $21 million of unfavorable exchange rate movements caused primarily by the strengthening of the U.S. dollar versus major European currencies and the Japanese yen. Worldwide vascular sales increased 28% from 1995 to 1996, from $891 million to $1,143 million, and worldwide non-vascular sales during the same periods increased 34% from $238 million to $319 million.

During 1996, the Company accelerated its forward build and spend programs so as to be in a position to take advantage of the expanded market opportunities it expects in 1997 and beyond. The programs impacted the Company's manufacturing, selling, general and administrative costs. The Company's ability to benefit from its forward build and spend programs may be limited by risks and uncertainties related to competitive offerings, timing and scope of regulatory approvals, infrastructure development, continued international expansion, rights to intellectual property, and the ability of the Company to implement its overall business strategy.

Gross profit as a percentage of net sales was approximately 72.6% and 71.2% during 1996 and 1995, respectively. During 1996, the Company's gross margins improved as a result of the Company's U.S. cost containment programs, an increase in the percentage of international sales compared to U.S. sales, and certain benefits of converting from selling through international distributors to direct sales operations. However, the positive impact of these initiatives was offset by the forward spend programs discussed previously, a slight decline in average selling prices due to continuing pressure on healthcare costs and increased competition, and a shift in the Company's product sales mix. In addition, gross margins were negatively impacted by the unfavorable foreign exchange rate movements discussed above.

Uncertainty remains with regard to future changes within the healthcare industry. The trend towards managed care and economically motivated buyers in the U.S. may result in continued pressure on selling prices of certain products and resulting compression on gross margins. The U.S. marketplace is increasingly characterized by consolidation among healthcare providers and purchasers of medical devices who prefer to limit the number of suppliers from whom they purchase medical products. There can be no assurance that these entities will continue to purchase products from the Company. In addition, international markets are also being affected by economic pressure to contain healthcare costs. Although these factors will continue to impact the rate at which Boston Scientific can grow, the Company believes that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves.

Selling, general and administrative expenses increased 32% from $373 million in 1995 to $492 million in 1996, and increased as a percentage of sales from 33% to 34% of net sales. The increase reflects continued expansion of the Company's domestic and international sales organizations and related marketing support.

Royalty expenses decreased 39% from $25 million in 1995 to $15 million in 1996 and decreased from approximately 2% of net sales to 1% of net sales. The decrease is primarily attributable to a reduction in sales of certain of the Company's PTCA products that are subject to royalties. However, the reduction was partially offset by royalties due under several strategic alliances that the Company initiated in 1996 and prior years.

Research and development expenses increased 24% from $94 million in 1995 to $116 million in 1996 and remained approximately 8% of net sales. The increase in dollars reflects increased spending in regulatory, clinical research and various other product development programs, and reflects the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment. The trend in countries around the world toward more stringent regulatory requirements for product clearance and more vigorous enforcement activities has generally caused or may cause medical device manufacturers to experience more uncertainty, greater risk and higher expenses. In addition, regulatory approval times for new products continue to be lengthy, a concern of medical device manufacturers generally. Several of the research and development projects acquired in connection with the Company's strategic acquisitions have been completed. Costs for ongoing development activities are attributable primarily to clinical studies, design, prototype development and testing. The Company estimates that approximately $5 million will be expensed during each of the next several years in connection with completion of acquired research and development projects.

Interest and dividend income was $4 million as compared to $15 million in 1995. The decrease is primarily attributable to a decrease in the Company's average cash and marketable securities balance resulting from the use of cash to finance several of the Company's strategic alliances and infrastructure build during the second half of 1995 and throughout 1996. Interest expense increased from $10 million in 1995 to $11 million in 1996. The increase in interest expense is primarily attributable to interest on borrowings used principally to finance the acquisitions of Symbiosis and Endotech/MinTec and the Company's stock repurchase program. Other income (expense), net, changed from income of $4 million in 1995 to expense of $6 million in 1996. The change is primarily attributable to net foreign exchange losses recorded in 1996 of $2 million compared to net gains of $8 million recorded in 1995.


                                       F-3
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

As Boston Scientific has expanded its international operations, its sales and expenses denominated in foreign currencies have expanded and that trend is expected to continue. Thus, certain sales and expenses have been, and are expected to be, subject to the effect of foreign currency fluctuations. In addition, because the percentage of sales denominated in foreign currencies has been and is expected to continue to be somewhat greater than the percentage of expenses denominated in foreign currencies, foreign currency fluctuations may have some impact on margins.

The Company enters into forward foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with commitments. The Company does not engage in speculation. The Company's foreign exchange contracts, which were immaterial at December 31, 1996, do not subject the Company to material risk due to exchange rate movements because gains and losses on these contracts offset losses and gains on the assets and liabilities being hedged. Although the Company engages in hedging transactions that may offset the effect of fluctuations in foreign currency exchange rates on foreign currency denominated assets and liabilities, financial exposure may nonetheless result, primarily from the timing of transactions and the movement of exchange rates. Further, any significant changes in the political, regulatory or economic environment where the Company conducts international operations may have a material impact on revenues and profits.

The Company's effective tax rate was approximately 92% in 1995 and 44% in 1996. The effective tax rates for 1995 and 1996 include the impact of non-recurring and special charges (see discussion following). Excluding these items, the pro forma effective tax rate improved from approximately 37% during 1995 to 34% during 1996. During 1995, the Company reorganized its international legal structure, which has contributed to a reduction in the effective tax rate. The Company expects to continue to realize tax benefits from its new international legal structure. Changes in tax laws and regulations may impact the Company's ability to realize these tax benefits.


YEARS ENDED DECEMBER 31, 1995 AND 1994

Net sales increased 27% in 1995 to $1,129 million from $889 million in 1994. Net income for the year decreased to $6 million, or $0.04 per share, as compared to $135 million, or $0.78 per share, for the prior year. The reduction in net income from 1994 to 1995 was attributable to $237 million ($195 million, net-of-tax) of non-recurring and special charges recorded in 1995 in connection with the acquisitions of SCIMED, CVIS, Vesica, Meadox and Heart.

U.S. revenues increased approximately 20% from 1994 to $754 million in 1995, while international revenues, including export sales, increased approximately 45% from 1994 to $375 million in 1995. International sales as a percentage of worldwide sales increased from 29% in 1994 to 33% in 1995. The increase in international sales reflects results from the Company's strategy to strengthen its international presence by converting several of its distributor relationships to direct sales operations. International sales during 1995 and 1994 were also positively impacted by approximately $18 million and $3 million, respectively, of favorable exchange rate movements caused primarily by the weakening of the U.S. dollar versus major European currencies and the Japanese yen. Worldwide vascular sales increased 29% from 1994 to 1995, from $692 million to $891 million, and worldwide non-vascular sales during the same periods increased 21% from $197 million to $238 million.

Gross profit as a percentage of net sales was approximately 71% and 69% during 1995 and 1994, respectively. During 1995, the Company's gross margins improved as a result of the Company's U.S. cost containment programs, an increase in the percentage of international sales compared to U.S. sales, the benefits of converting from selling through international distributors to direct sales operations, and a shift in the Company's product sales mix. However, the positive impact of these initiatives was partially offset by a slight decline in average selling prices due to continuing pressure on healthcare costs and increased competition.

Selling, general and administrative expenses increased 25% from $299 million in 1994 to $373 million in 1995, but these expenses decreased from approximately 34% to 33% of net sales. The increase in overall expense dollars reflects continued expansion of the Company's domestic and international sales organizations and related marketing support.

Royalty expenses decreased from $26 million to $25 million during 1995 and decreased as a percentage of net sales from approximately 3% of net sales to 2% of net sales. The decrease is primarily attributable to a decrease in SCIMED's EXPRESS(R) catheter sales.

Research and development expenses increased 22% from $77 million in 1994 to $94 million in 1995 and decreased as a percentage of net sales from approximately 9% of net sales to 8% of net sales. The increase in dollars resulted from increased spending in regulatory, clinical research and various other product development programs, and reflects the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment.

Interest and dividend income increased 9% from $13 million in 1994 to $15 million in 1995. Higher average interest rates earned on investments were offset somewhat by a reduction of the Company's investment holdings resulting from its strategic initiatives. Interest expense was $10 million and $8 million in 1995 and 1994, respectively. 1995 interest expense was incurred primarily to purchase Heart's new headquarters facility. Other income (expense), net, improved from $3 million expense in 1994 to income of $4 million in 1995. The improvement is primarily attributable to approximately $8 million of net foreign exchange gains recorded in 1995 compared to approximately $3 million of net foreign exchange gains recorded in 1994, and, in 1994, the Company recorded $3 million for litigation settlement expense.

The Company's effective tax rate was approximately 35% in 1994 and 92% in 1995. The effective tax rate for 1995 includes the impact of non-recurring and special charges (see discussion following) and results for 1994 include $7 million in benefit for income taxes resulting from the reversal of a deferred


                                       F-4
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES tax asset valuation allowance. Excluding these items, the pro forma effective tax rate was approximately 38% during 1994 and 37% during 1995. During 1995, the Company reorganized its international legal structure which contributed to a reduction in the effective tax rate. However, the benefits were offset by the impact of Heart's reporting income tax expense for the first time.


LIQUIDITY AND CAPITAL RESOURCES

During 1996, the Company continued to invest in several strategic initiatives in order to take advantage of certain growth opportunities that exist in less invasive medicine. Cash, cash equivalents, short-term investments, and treasury securities totaled approximately $81 million as of December 31, 1996 compared to $161 million as of December 31, 1995. Working capital was reduced from $291 million at December 31, 1995 to $285 million at December 31, 1996, and cash provided by operating activities increased from $20 million during 1995 to $134 million during 1996. The decrease in cash and marketable securities is primarily attributable to approximately $225 million paid in conjunction with the Company's acquisitions of Symbiosis and Endotech/MinTec, capital expenditures incurred primarily to expand the Company's manufacturing and distribution facilities in Europe, cash used to repurchase the Company's common stock, payment of merger-related costs and net payments on line of credit borrowings. The cash expenditures were partially offset by proceeds received in connection with the Company's initiation of a commercial paper program. The increase in cash provided from operating activities was primarily attributable to increased profits and a reduction in merger-related payments from 1995 to 1996.

During 1996, accounts receivable increased as a result of the Company's international sales growth, while inventory increases have resulted from the Company's overall increase in sales and the shift from international distributors to direct sales forces. Selling directly to international customers has resulted in accounts receivable increasing by a greater percentage than sales. The process of developing new products, gaining regulatory approval, and manufacturing new products in a well-established timeline should assist in management of inventory levels. Although no significant issues have arisen in the past, there can be no assurance that current or future suppliers of the Company's raw materials will be able to continue to meet the quality and quantity demands of the Company at current suppliers' prices.

Cash used for investing activities for 1996 was $398 million and was used primarily for the purchases of Symbiosis and Endotech/MinTec, and for purchases of property, plant and equipment.

During 1996, net cash provided by financing activities was approximately $208 million and consisted primarily of proceeds from the issuances of commercial paper and proceeds from the exercise of stock options and the purchase of stock under the Company's employee stock purchase plan.

In connection with the acquisitions of SCIMED, CVIS, Vesica, Meadox, Heart, EPT, Symbiosis and Endotech/MinTec, the Company recorded non-recurring and special charges of approximately $237 million ($195 million, net-of-tax) and $128 million ($114 million, net-of-tax) during 1995 and 1996, respectively. Estimated costs include those typical in a merging of operations and relate to, among other things, rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. During 1996, cash payments related to these charges were approximately $60 million and estimated cash payments for 1997 are $47 million. The Company expects to record non-recurring and special charges during 1997 in conjunction with merging the Target business with subsidiaries of the Company, if the merger is consummated.

During 1996, the Company resumed its program to repurchase stock. The Company is authorized to purchase on the open market up to approximately 20 million shares of the Company's common stock. Purchases will be made at prevailing prices as market conditions and cash availability warrant. Stock repurchased under the Company's systematic plan will be used to satisfy the Company's obligations pursuant to its employee benefit and incentive plans. During 1996, the Company repurchased 1.3 million shares of its common stock at an aggregate cost of $52 million. Prior to 1996, a total of 4.9 million shares of the Company's common stock was repurchased under the program.

As part of the stock repurchase program, the Company sold European equity put options to an independent broker-dealer during 1996 and prior years. Each option, if exercised, obligates the Company to purchase from the broker-dealer a specified number of shares of the Company's common stock at a predetermined exercise price. The put options are exercisable only on the first anniversary of the date the options were sold. During 1996, the Company sold European put options for 600,000 shares and received proceeds of approximately $3 million. Proceeds are recorded as a reduction to the cost of the Company's treasury stock. Repurchase prices relating to put options outstanding at December 31, 1996 range from $41.10 per share to $41.75 per share. The Company's contingent obligation to repurchase shares upon exercise of the outstanding put options approximated $25 million at December 31, 1996. At December 31, 1996, the aggregate contingent repurchase obligation has been reclassified from permanent equity and is presented as a contingent stock repurchase obligation. Prior to 1996, the Company sold European put options for one million shares.

Since early 1995, the Company has entered into several transactions involving acquisitions and alliances, certain of which have involved equity investments. As the healthcare environment continues to undergo rapid change, management expects that it will continue focusing on strategic initiatives and/or make additional investments in existing relationships. In addition, the Company expects to incur capital expenditures of approximately $200 million in 1997, including construction of additional manufacturing and distribution space and development of a global information system. The Company expects that its cash and cash equivalents, marketable securities, cash flows from operating activities, and borrowing capacity will be sufficient to meet its projected operating cash needs, including integration costs at least through the end of 1997.


                                       F-5
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The Company is involved in various lawsuits, including product liability suits, from time to time in the normal course of business. In management's opinion, the Company is not currently involved in any legal proceeding other than those specifically identified in the notes to the consolidated financial statements which, individually or in the aggregate, could have a material effect on the financial condition, operations and cash flows of the Company. The Company believes that it has meritorious defenses against claims that it has infringed patents of others. However, there can be no assurance that the Company will prevail in any particular case. An adverse outcome in one or more cases in which the Company's products are accused of patent infringement could have a material adverse effect on the Company.

Further, product liability claims may be asserted in the future relative to events not known to management at the present time. The Company has insurance coverage which management believes is adequate to protect against such product liability losses as could otherwise materially affect the Company's financial position.


CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report contains forward-looking statements. The Company desires to take advantage of the new safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Forward-looking statements contained in this report include, but are not limited to, statements with respect to: (a) the Company's forward build and spend programs; (b) the Company's plans to continue to invest aggressively in its global systems and worldwide manufacturing and distribution capacity; (c) the potential impacts of continued consolidation among healthcare providers, trends towards managed care, and healthcare cost containment; (d) the Company's belief that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves; (e) the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment; (f) the research and development expenditures that will be incurred to complete purchased research and development projects;
(g) the ability of the Company to realize tax benefits from its new international legal structure; (h) the process and plan for the integration of businesses acquired by the Company; (i) the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins; (j) the ability of the Company to manage accounts receivable and inventory levels; and (k) the ability of the Company to meet its projected cash needs through the end of 1997. Several important factors, in addition to the specific factors discussed in connection with such forward-looking statements individually, could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such additional factors include, among other things, future economic, competitive and regulatory conditions, demographic trends, financial market conditions and future business decisions of Boston Scientific and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Boston Scientific. Therefore, the Company wishes to caution each reader of this report to consider carefully these factors as well as the specific factors discussed with each forward-looking statement in this report and as disclosed in the Company's filings with the Securities and Exchange Commission as such factors, in some cases, have affected, and in the future (together with other factors) could affect, the ability of the Company to implement its business strategy and may cause actual results to differ materially from those contemplated by the statements expressed herein.


                                       F-6
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

Year Ended December 31,                                1996            1995            1994
                                                    -----------     -----------     -----------
Net sales                                           $ 1,462,043     $ 1,129,185     $   888,572
Cost of products sold                                   400,966         325,063         279,772
                                                    -----------     -----------     -----------
Gross profit                                          1,061,077         804,122         608,800

Selling, general and administrative expenses            491,813         373,390         299,292
Royalties                                                15,130          24,874          25,682
Research and development expenses                       116,295          93,843          76,692
Purchased research and development                       96,000          32,646
Special charges                                          32,341         204,448
                                                    -----------     -----------     -----------
                                                        751,579         729,201         401,666
                                                    -----------     -----------     -----------
Operating income                                        309,498          74,921         207,134

Other income (expense):
     Interest and dividend income                         4,475          14,638          13,408
     Interest expense                                   (11,184)         (9,591)         (8,378)
     Other, net                                          (5,818)          3,837          (3,306)
                                                    -----------     -----------     -----------
Income before income taxes                              296,971          83,805         208,858
Income taxes                                            129,865          77,365          73,551
                                                    -----------     -----------     -----------
Net income                                          $   167,106     $     6,440     $   135,307
                                                    ===========     ===========     ===========

Net income per common share                         $      0.92     $      0.04     $      0.78
                                                    ===========     ===========     ===========

Primary weighted average number of common shares        181,293         177,534         174,197
                                                    ===========     ===========     ===========

                 See notes to consolidated financial statements.


                                       F-7
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)

December 31,                                              1996           1995
                                                       ----------     ----------
ASSETS
Current assets:
     Cash and cash equivalents                         $   58,497     $  117,321
     Short-term investments                                17,051         38,832
     Treasury security                                      5,000          5,000
     Trade accounts receivable, net                       298,886        214,232
     Inventories                                          226,213        148,572
     Deferred income taxes                                101,064         31,149
     Prepaid expenses and other current assets             42,167         20,085
                                                       ----------     ----------
         Total current assets                             748,878        575,191

Property, plant, equipment and leaseholds, net            347,186        256,093

Other assets:
     Intangibles, net                                     308,408        137,704
     Investments                                           77,890         70,415
     Deferred income taxes                                                37,852
     Other assets                                          29,766         32,679
                                                       ----------     ----------
                                                          416,064        278,650
                                                       ----------     ----------

                                                       $1,512,128     $1,109,934
                                                       ==========     ==========

                 See notes to consolidated financial statements.


                                       F-8
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                 (In thousands, except share and per share data)


December 31,                                                                1996            1995
                                                                         -----------     -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Commercial paper                                                    $   212,500
     Bank obligations                                                         28,056     $    57,520
     Accounts payable                                                         64,453          43,058
     Accrued expenses                                                         83,807          63,264
     Accrual related to special charges                                       48,144          80,144
     Income taxes payable                                                     24,934          26,112
     Other current liabilities                                                 1,929          13,625
                                                                         -----------     -----------
         Total current liabilities                                           463,823         283,723

Accrual related to special charges                                                            37,699
Deferred income taxes                                                         59,975
Other long-term liabilities                                                   47,204          14,362
Commitments and contingencies

Contingent stock repurchase obligation                                        24,855

Stockholders' equity:
     Preferred stock, $ .01 par value - authorized 25,000,000 shares, none issued and outstanding
     Common stock, $ .01 par value - authorized 300,000,000 shares,
       179,101,866 shares issued at December 31, 1996 and
       179,079,298 shares issued at December 31, 1995                          1,791           1,791
     Additional paid-in capital                                              380,967         386,610
     Retained earnings                                                       585,057         417,951
     Foreign currency translation adjustment                                 (37,994)        (14,739)
     Unrealized gain on available-for-sale securities, net                    10,193           8,833
     Treasury stock, at cost - 643,991 shares at December 31, 1996
       and 2,425,490 shares at December 31, 1995                             (23,743)        (26,296)
                                                                         -----------     -----------
         Total stockholders' equity                                          916,271         774,150
                                                                         -----------     -----------
                                                                         $ 1,512,128     $ 1,109,934
                                                                         ===========     ===========

                 See notes to consolidated financial statements.


                                       F-9
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (In thousands, except share data)


                                                                                               UNREALIZED
                                        COMMON STOCK                             FOREIGN        GAIN ON
                                    -------------------- ADDITIONAL              CURRENCY      AVAILABLE-
                                       SHARES      PAR    PAID-IN   RETAINED    TRANSLATION     FOR-SALE      TREASURY
                                       ISSUED     VALUE    CAPITAL   EARNINGS   ADJUSTMENT   SECURITIES, NET    STOCK       TOTAL
                                    -----------   ------  ---------  ---------   ----------   --------------  ---------    --------
BALANCE AT DECEMBER 31, 1993        176,457,515   $1,764  $ 322,213  $ 288,532     $ (1,847)                   $(65,366)  $ 545,296
Net income                                                             135,307                                              135,307
Foreign currency translation
  adjustment                                                                          1,563                                   1,563
Issuance of common stock under
  options, warrants and stock
  purchase plans                      1,567,054       16      9,215       (408)                                   1,540      10,363
Sale of common stock                    594,000        6     17,554                                                          17,560
Tax benefit relating to incentive
  stock option and employee stock
  purchase plans                                              5,613                                                           5,613
Expiration of contingent stock
  repurchase obligation                                      10,938                                                          10,938
Net change in equity investments                                                                    $     13                     13
Other                                      (901)              6,904                                               5,555      12,459
                                    -----------   ------  ---------  ---------     --------         --------  ---------    --------
BALANCE AT DECEMBER 31, 1994        178,617,668    1,786    372,437    423,431         (284)              13    (58,271)    739,112
Net income                                                               6,440                                                6,440
Foreign currency translation
  adjustment                                                                        (14,455)                                (14,455)
Issuance of common stock under
  options, warrants, and
  stock purchase plans                  461,630        5      1,283       (600)                                  31,975      32,663
Tax benefit relating to incentive
  stock option and employee stock
  purchase plans                                             13,068                                                          13,068
Change in fiscal year of a
  pooled entity                                                        (11,456)                                             (11,456)
Net change in equity investments                                                                       8,820                  8,820
Other                                                          (178)       136                                                  (42)
                                    -----------   ------  ---------  ---------     --------         --------  ---------    --------
BALANCE AT DECEMBER 31, 1995        179,079,298    1,791    386,610    417,951      (14,739)           8,833    (26,296)    774,150
Net income                                                             167,106                                              167,106
Foreign currency translation
  adjustment                                                                        (23,255)                                (23,255)
Issuance of common stock under
  options, warrants, and
  stock purchase plans                   22,568             (13,571)                                             52,343      38,772
Purchase of common stock
  for treasury                                                                                                  (52,313)    (52,313)
Contingent stock repurchase
  obligation                                                (24,855)                                              2,523     (22,332)
Tax benefit relating to incentive
  stock option and employee stock
  purchase plans                                             32,783                                                          32,783
Net change in equity investments                                                                       1,360                  1,360
                                    -----------   ------  ---------  ---------     --------         --------  ---------    --------
BALANCE AT DECEMBER 31, 1996        179,101,866   $1,791  $ 380,967  $ 585,057     $(37,994)        $ 10,193  $ (23,743)   $916,271
                                    ===========   ======  =========  =========     ========         ========  =========    ========

                 See notes to consolidated financial statements.


                                      F-10
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


Year ended December 31,                                        1996          1995          1994
                                                             ---------     ---------     ---------
OPERATING ACTIVITIES:
Net income                                                   $ 167,106     $   6,440     $ 135,307
Adjustments to reconcile net income to cash
  provided by operating activities:
     Net cash adjustment to conform year end
       of pooled entity                                                      (11,472)
     Depreciation and amortization                              61,400        40,532        37,804
     Deferred income taxes                                     (12,426)       (8,907)      (21,957)
     Noncash special charges write-offs                        110,378        47,883
     Exchange (gain) loss                                        2,095        (7,617)       (2,800)
     Increase (decrease) in cash flows from operating
     assets and liabilities net-of-effects from
       purchase acquisitions:
         Trade accounts receivable                             (94,449)      (69,294)      (34,304)
         Inventories                                           (87,887)      (47,038)      (24,119)
         Prepaid expenses and other assets                     (18,710)       11,738        (3,592)
         Accounts payable and accrued expenses                  30,655         8,928        11,393
         Special charges and merger-related accrual            (60,420)       67,312        (3,441)
         Other liabilities                                      27,682       (27,488)       (2,394)
     Other, net                                                  8,918         8,800         4,697
                                                             ---------     ---------     ---------
              Cash provided by operating activities            134,342        19,817        96,594



INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net               (135,320)      (69,726)      (80,859)
Acquisitions of businesses, net-of-cash acquired              (241,580)      (87,783)
Net maturities of held-to-maturity short-term investments       28,152         5,033        49,323
Purchases of available-for-sale securities                     (22,217)       (8,210)       (7,000)
Sales of available-for-sale securities                          12,557        64,678         9,057
Payments for acquisitions of certain technologies              (24,879)       (9,009)      (18,737)
Increase in equity investments                                  (8,116)      (67,485)       (6,419)
Sales of equity investments                                                                 16,693
Other                                                           (6,835)         (307)      (12,509)
                                                             ---------     ---------     ---------
              Cash used in investing activities               (398,238)     (172,809)      (50,451)



FINANCING ACTIVITIES:
Net increase in commercial paper                               212,500
Proceeds from notes payable and long-term borrowings                          27,400        54,542
Principal payments on notes payable                            (27,357)      (67,097)      (11,351)
Proceeds from issuances of shares of common stock,
  net-of-tax benefits                                           71,555        45,729        33,356
Acquisition of treasury stock, net-of-proceeds
  from put options                                             (49,790)
Other                                                              752           (61)
                                                             ---------     ---------     ---------
              Cash provided by financing activities            207,660         5,971        76,547
Effect of foreign exchange rates on cash                        (2,588)       (4,939)       (1,477)
                                                             ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents           (58,824)     (151,960)      121,213
Cash and cash equivalents at beginning of year                 117,321       269,281       148,068
                                                             ---------     ---------     ---------
Cash and cash equivalents at end of year                     $  58,497     $ 117,321     $ 269,281
                                                             =========     =========     =========

                 See notes to consolidated financial statements.


                                      F-11
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Note A to Note B)

NOTE A -- MERGERS AND ACQUISITIONS

On February 24, 1995, Boston Scientific Corporation (Boston Scientific or the Company) completed its merger with SCIMED Life Systems, Inc. (SCIMED) in a stock-for-stock transaction. The transaction, which is accounted for as a pooling-of-interests, was effected through the exchange of 3.4152 shares of the Company's common stock in exchange for each SCIMED share held. Approximately
52.7 million shares of common stock were issued in connection with the SCIMED merger. SCIMED is a leader in the development, manufacture and marketing of medical devices primarily to treat cardiovascular disease.

On March 9, 1995, the Company completed its merger with Cardiovascular Imaging Systems, Inc. (CVIS), which is accounted for under the purchase method of accounting. CVIS shareholders received $10.50 per share for an aggregate purchase price of approximately $94 million (or approximately $82 million, net of cash acquired, cash received and to be received from a third party under an agreement, signed in conjunction with the acquisition, to license certain intravascular ultrasound technology). CVIS develops, manufactures and markets intravascular ultrasound imaging catheters and systems to aid in the diagnosis of cardiovascular disease.

On March 23, 1995, the Company completed the acquisition of Vesica Medical, Inc. (Vesica), a urology-based company focused principally on the treatment of a form of urinary stress incontinence. The acquisition is accounted for under the purchase method of accounting. The purchase price is not material to the Company's financial position or results of operations and the acquisition did not have a material pro forma impact on the Company's operations.

On November 16, 1995, the Company completed its merger with Meadox Medicals, Inc. (Meadox). To effect the merger, Boston Scientific exchanged approximately
10.2 million shares of the Company's common stock for all the issued and outstanding capital stock of Meadox on a fully-diluted basis in a stock-for-stock, pooling-of-interests transaction. Meadox, a global leader in textile vascular prostheses, markets a broad range of woven, knitted and collagen-sealed grafts.

On December 29, 1995, the Company completed its merger with Heart Technology, Inc. (Heart) in a stock-for-stock transaction. The transaction, which is accounted for as a pooling-of-interests, was effected through the exchange of
0.675 shares of the Company's common stock for each Heart share held. Approximately 11.9 million shares of the Company's common stock were issued in connection with the Heart merger. Heart develops, manufactures and markets the Rotablator system, a unique high-speed, diamond tip rotational device for the treatment of atherosclerosis in coronary and peripheral arteries.

On January 22, 1996, the Company completed its merger with EP Technologies, Inc.
(EPT) in a stock-for-stock transaction. The transaction, which is accounted for as a pooling-of-interests, was effected through the exchange of 0.297 shares of the Company's common stock for each EPT share held. Approximately 3.4 million shares of the Company's common stock were issued in conjunction with the EPT merger. EPT designs, develops, manufactures and markets advanced electrophysiology catheters and systems for use in minimally invasive procedures to diagnose and treat tachyarrhythmias (abnormally rapid heart rates resulting from defective or diseased cardiac tissues that interfere with the normal conduction of electrical activity responsible for heart muscle contraction).

On March 14, 1996, the Company acquired Symbiosis Corporation (Symbiosis), formerly a wholly-owned subsidiary of American Home Products Corporation. Boston Scientific purchased Symbiosis, a developer and manufacturer of specialty medical devices, for approximately $153 million in a cash transaction. The acquisition was accounted for using the purchase method of accounting.

On May 3, 1996, Boston Scientific acquired assets from Endotech, Ltd. and MinTec Inc., and certain related companies (Endotech/MinTec) dedicated to the development of stent graft technology for the repair of diseased blood vessels. The Company purchased Endotech/MinTec's assets for approximately $72 million in a cash transaction accounted for using the purchase method of accounting.


NOTE B -- SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its subsidiaries, substantially all of which are wholly-owned, and include the results of SCIMED, Meadox, Heart, and EPT accounted for as poolings-of-interests, for all periods presented. The statements also include the results of CVIS, beginning in March 1995, the results of Symbiosis, beginning in March 1996 and the results of Endotech/MinTec, beginning in May 1996. Investments in affiliates, representing 20% to 50% of the ownership of such companies, are accounted for under the equity method. Investments in affiliates, representing less than 20% of the ownership of such companies, are accounted for under the cost method.

ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FISCAL YEAR: The Company has a fiscal year ending on December 31. In connection with the SCIMED merger, effective January 1, 1995, SCIMED changed its fiscal year end from the last day of February to December 31. As a result of the change in SCIMED's fiscal year, the operations for the period January 1, 1995 through February 28, 1995 have been included in the results of operations of Boston Scientific both for the years ended December 31, 1995 and 1994. Summarized results of SCIMED's operations for this two-month period are: Net sales: $55 million; Gross margin: $42 million; Operating income: $18 million; Net income:
$11 million.

TRANSLATION OF FOREIGN CURRENCY: All assets and liabilities of foreign subsidiaries are translated at the rate of exchange at year end while sales and expenses are translated at the average rates in effect during the year. The net effect of


                                      F-12
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES these translation adjustments is shown in the accompanying financial statements as a component of stockholders' equity.

CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

SHORT-TERM INVESTMENTS: Short-term investments are recorded at fair value, which approximates cost.

CONCENTRATION OF CREDIT RISK: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash and cash equivalents, marketable securities and accounts receivable. The Company invests its excess cash primarily in high quality securities and limits the amount of credit exposure to any one financial institution. The Company's investment policy limits exposure to concentration of credit risk and changes in market conditions.

The Company provides credit, in the normal course of business, primarily to hospitals, private and governmental institutions and healthcare agencies and doctors' offices. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's worldwide customer base.

INVENTORIES: Inventories are stated at the lower of first-in, first-out cost or market.

PROPERTY, PLANT, EQUIPMENT AND LEASEHOLDS: Property, plant, equipment and leaseholds are stated at historical cost. Expenditures for maintenance and repairs are charged to expense; betterments are capitalized. The Company provides for depreciation and amortization by the straight-line method at rates which are intended to depreciate and amortize the cost of these assets over their estimated useful lives. Buildings and improvements are depreciated over a 15- to 40-year life; equipment and office furniture and fixtures are depreciated over a 2- to 7-year life.

INTANGIBLE ASSETS: Intangibles assets are amortized using the straight-line method over the following lives:

Patents and trademarks ........................................     3 - 20 years
Licenses ......................................................     3 - 20 years
Purchased technologies ........................................     3 - 20 years
Excess of cost over net assets acquired .......................    15 - 40 years
Other intangibles .............................................          Various

The Company examines the carrying value of its goodwill and other long-lived intangible assets to determine whether there are any impairment losses. If indicators of impairment were present in long-lived intangible assets used in operations, and future cash flows were not sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified. No event has been identified that would impair the value of material long-lived intangible assets recorded in the accompanying consolidated financial statements.

INCOME TAXES: The Company utilizes the liability method for accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Taxes are not provided on unremitted earnings of subsidiaries outside the United States (U.S.) where such earnings are permanently reinvested. At December 31, 1996, unremitted earnings of non-U.S. subsidiaries were $196 million. When these earnings are distributed in the form of dividends or otherwise, the Company will be subject to both U.S. income taxes and foreign withholding taxes less an adjustment for applicable foreign tax credits. It is not practical to estimate the amount of taxes payable on these foreign earnings. Research and development tax credits are recorded as a reduction in income tax expense in the year realized.

FOREIGN EXCHANGE CONTRACTS: The Company enters into forward foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with commitments. The Company does not engage in speculation. The Company's foreign exchange contracts, which were immaterial at December 31, 1996, do not subject the Company to material balance sheet risk due to exchange rate movements because gains and losses on these contracts offset losses and gains on the assets and liabilities being hedged. During 1996, net foreign currency transaction and translation net gains (losses) that are reflected as Other Income (Expense) on the Consolidated Statements of Income totaled approximately $2 million of net foreign exchange losses compared to $8 million and $3 million of net foreign exchange gains in 1995 and 1994, respectively.

Although the Company engages in hedging transactions that may offset the effect of fluctuations in foreign currency exchange rates on foreign currency denominated assets and liabilities, financial exposure may nonetheless result, primarily from the timing of transactions and the movement of exchange rates. Further, any significant changes in the political, regulatory or economic environment where the Company conducts international operations may have a material impact on revenues and profits.

REVENUE RECOGNITION: The Company recognizes revenue from the sale of its products when the products are shipped to its customers. The Company allows its customers to return certain products for credit. The Company also allows customers to return defective or damaged products for credit or replacement. Returned merchandise will be accepted only with written authorization from the Company. Accruals are made and evaluated for adequacy on a monthly basis for all returns.

RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred.

NET INCOME PER COMMON SHARE: Net income (loss) per common share is based upon the weighted average number of common shares, common share equivalents and the dilutive effect of European put options, if applicable, outstanding each year.


                                      F-13
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Note B continued to Note E)

STOCK COMPENSATION ARRANGEMENTS: The Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and intends to continue to do so.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting and Disclosure of Stock-Based Compensation". These provisions require the Company to disclose pro forma net income and earnings per share amounts as if compensation expense related to grants of stock options were recognized based on new fair value accounting rules (see Note J).

RECLASSIFICATIONS: Certain prior years' amounts have been reclassified to conform to the current years' presentation.

NOTE C -- CASH, CASH EQUIVALENTS AND INVESTMENTS

Cash, cash equivalents, and investments, stated at fair market value, consisted of the following:

                                                                   Fair          Gross        Gross
                                                                 Market     Unrealized   Unrealized  Amortized
(In thousands)                                                    Value          Gains       Losses       Cost
                                                                 ------      ---------   ----------  ---------
DECEMBER 31, 1996
AVAILABLE-FOR-SALE:
   Cash and money market accounts ...........................    $ 46,748                            $ 46,748
   Equity securities (with a readily determinable
     fair value) ............................................      31,468    $ 17,369    $  1,808      15,907
   Corporate obligations:
       Within one year ......................................       3,997                               3,997
   U.S. debt securities:
       Within one year ......................................       9,765                               9,765
                                                                 --------    --------    --------    --------
                                                                 $ 91,978    $ 17,369    $  1,808    $ 76,417
                                                                 ========    ========    ========    ========
HELD-TO-MATURITY:
   U.S. debt securities:
       Within one year ......................................    $ 16,749                            $ 16,749
                                                                 ========                            ========
DECEMBER 31, 1995
AVAILABLE-FOR-SALE:
   Cash and money market accounts ...........................    $ 68,606                            $ 68,606
   Repurchase agreements ....................................       4,830                               4,830
   Equity securities (with a readily determinable
     fair value) ............................................      19,694    $ 12,975    $    496       7,215
   Corporate obligations:
       Within one year ......................................       3,998                               3,998
       Greater than one year ................................       3,980                               3,980
   U.S. debt securities:
       Within one year ......................................      17,735          43                  17,692
       Greater than one year ................................      17,192          25                  17,167
                                                                 --------    --------    --------    --------
                                                                 $136,035    $ 13,043    $    496    $123,488
                                                                 ========    ========    ========    ========
HELD-TO-MATURITY:
   Corporate obligations:
       Within one year ......................................    $    810                            $    810
   U.S. debt securities:
       Within one year ......................................      44,091                              44,091
                                                                 --------                            --------
                                                                 $ 44,901                            $ 44,901
                                                                 ========                            ========

The Company has no trading securities. Unrealized gains and temporary losses for available-for-sale securities are excluded from earnings and are reported, net-of-tax, as a separate component of shareholders' equity until realized. The cost of available-for-sale securities is based on the specific identification method.

At December 31, 1996 and 1995, the Company had investments totaling $50 million and $51 million, respectively, in which the fair market value was not readily determinable.


                                      F-14
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE D -- OTHER BALANCE SHEET INFORMATION

Components of other selected captions in the Consolidated Balance Sheets at December 31 consisted of:

(In thousands)                                              1996          1995
                                                          --------      --------
TRADE ACCOUNTS RECEIVABLE
Accounts receivable                                       $313,123      $220,604
Less allowances                                             14,237         6,372
                                                          --------      --------
                                                          $298,886      $214,232
                                                          ========      ========

INVENTORIES
Finished goods                                            $125,778      $ 75,892
Work-in-process                                             42,632        35,178
Raw materials                                               57,803        37,502
                                                          --------      --------
                                                          $226,213      $148,572
                                                          ========      ========

DEPRECIABLE ASSETS AND LEASEHOLDS
Land                                                      $ 32,573      $ 24,323
Buildings and improvements                                 173,169       136,726
Equipment                                                  217,547       150,718
Office furniture and fixtures                               41,184        30,718
Leasehold improvements                                      40,901        28,021
                                                          --------      --------
                                                           505,374       370,506
Less accumulated depreciation and amortization             158,188       114,413
                                                          --------      --------
                                                          $347,186      $256,093
                                                          ========      ========

INTANGIBLE ASSETS
Patents and trademarks                                    $119,894      $ 58,103
Licenses                                                    45,924        38,630
Purchased technologies                                      77,099        29,635
Excess of cost over net assets acquired                    117,256        50,251
Other intangibles                                           12,707         3,775
                                                          --------      --------
                                                           372,880       180,394
Less accumulated amortization                               64,472        42,690
                                                          --------      --------
                                                          $308,408      $137,704
                                                          ========      ========

ACCRUED EXPENSES
Payroll and related liabilities                           $ 30,840      $ 31,608
Royalties payable                                            3,464         7,497
Commissions payable                                          6,720         4,484
Other                                                       42,783        19,675
                                                          --------      --------
                                                          $ 83,807      $ 63,264
                                                          ========      ========

NOTE E -- CREDIT ARRANGEMENTS

The Company's borrowings at December 31 consisted of:

(In thousands)                                        1996                1995
--------------------------------------------------------------------------------
Commercial paper                                    $212,500
Bank obligations                                      28,056            $ 57,520

At December 31, 1995, the Company had line of credit agreements with two U.S. banks (the Credit Agreements) that provided maximum worldwide borrowings of $71 million. On April 1, 1996, the Company increased its maximum worldwide borrowings provided under the Credit Agreements to $121 million. The term of the increased borrowings extended through June 7, 1996, at which time, the Credit Agreements were terminated and replaced by a new $350 million revolving line of credit with a syndicate of U.S. and international banks (New Credit Agreement). Under the New Credit Agreement, the Company has the option to borrow amounts at various interest rates, payable quarterly in arrears. The term of the borrowings extends through June 6, 2001; use of the borrowings is unrestricted and the borrowings are unsecured. The New Credit Agreement requires the Company to maintain a minimum consolidated tangible net worth and a ratio of consolidated funded debt to consolidated tangible net worth. At December 31, 1996, the Company did not have any outstanding borrowings under the New Credit Agreement.

During the second quarter of 1996, the Company initiated a commercial paper program. The commercial paper is supported by the Company's New Credit Agreement; outstanding commercial paper reduces available borrowings under the New Credit Agreement. Proceeds from issuing the commercial paper were used for repayment of a $100 million short-term


                                      F-15
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Note E continued to Note H)

seller-financed loan associated with the acquisition of Symbiosis, repayment of borrowings under the Credit Agreements, and repurchase of the Company's common stock. The remaining proceeds primarily were used for general operating purposes. At December 31, 1996, the Company had approximately $213 million in commercial paper outstanding with interest rates ranging from 5.55% to 6.03%.

The Company has uncommitted credit facilities with several Japanese banks that provide for borrowings and promissory notes discounting of up to 9 billion yen, or approximately $78 million. At December 31, 1996, borrowings outstanding under these credit facilities were 3 billion yen, or approximately $24 million and were borrowed at rates of approximately 1%. During 1996, approximately $130 million of receivables were discounted through promissory notes. At December 31, 1996, approximately $30 million of receivables were discounted at average discount rates of approximately 2% and $3 million of the facilities was used to support other Company obligations; thus, the net availability under these credit lines was $21 million. The Company also has credit lines totaling $1 million with various other international banks. At December 31, 1996, the Company did not have any outstanding borrowings under these additional lines of credit.

At December 31, 1995, the interest rate on domestic revolving lines of credit borrowings ranged from 6.25% to 6.33% and interest rates on foreign revolving lines of credit borrowings ranged from 1.125% to 10.28%.

Interest paid, including interest paid under capital leases and mortgage loans, but excluding interest paid on a patent litigation judgment (in 1995 and 1994), amounted to $13 million in 1996, $6 million in 1995 and $4 million in 1994.


NOTE F -- LEASES

Rent expense amounted to $21 million in 1996, $14 million in 1995 and $13 million in 1994. These amounts include rent expense paid to related parties of $1 million during each of 1996, 1995 and 1994.

Future minimum rental commitments as of December 31, 1996 under capital and operating lease agreements are as follows:

                                                      Year Ending December 31,
                                                      ------------------------
                                                     Capital           Operating
(In thousands)                                       Leases              Leases
                                                     -------             -------
1997                                                 $ 4,473             $16,484
1998                                                   1,085              12,386
1999                                                   1,107              10,081
2000                                                   1,128               6,909
2001                                                   1,151               4,423
Thereafter                                             8,706              22,103
                                                     -------             -------
Total minimum lease payments                          17,650             $72,386
Amount representing interest                           6,844             =======
                                                     -------
Present value of minimum
   lease payments                                    $10,806
                                                     =======


NOTE G -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheets for cash and cash equivalents are valued at cost which approximates their fair value.

INVESTMENTS: The fair values for marketable debt and equity securities are based on quoted market prices when readily determinable.

COMMERCIAL PAPER AND BANK OBLIGATIONS: The carrying amounts of the Company's borrowings under its commercial paper program and its financing agreements approximate their fair value.

FORWARD FOREIGN EXCHANGE CONTRACTS: The fair values of the Company's forward foreign exchange contracts, which were immaterial at December 31, 1996 and 1995, are estimated based on quoted market prices of comparable contracts.

The carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:

                                          1996                     1995
                                          ----                     ----
                                Carrying         Fair     Carrying        Fair
(In thousands)                    Amount        Value       Amount       Value
--------------------------------------------------------------------------------
Assets:
  Cash,
   cash equivalents,
   and investments               $108,727     $108,727     $180,936     $180,936
Liabilities:
  Commercial paper                212,500      212,500
  Bank obligations                 28,056       28,056       57,520       57,520


                                      F-16
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE H -- INCOME TAXES

Income (loss) before income taxes consisted of:

                                                                  Year Ended December 31,
(In thousands)                                               1996         1995          1994
                                                          ---------     ---------     ---------
     Domestic                                             $ 251,937     $  64,305     $ 214,204
     Foreign                                                 45,034        19,500        (5,346)
                                                          ---------     ---------     ---------
                                                          $ 296,971     $  83,805     $ 208,858
                                                          =========     =========     =========


The provision for income taxes consisted of:

                                                                  Year Ended December 31,
(In thousands)                                               1996         1995          1994
                                                           --------     ---------     ---------
Current:
    Federal                                               $ 111,763     $  65,023     $  77,604
    State                                                     8,268         6,123        10,932
    Foreign                                                  22,260        15,126         6,972
                                                           --------     ---------     ---------
                                                            142,291        86,272        95,508
                                                           --------     ---------     ---------

Deferred:
    Federal                                                   3,739         3,503        (2,588)
    State                                                       281           465          (214)
    Foreign                                                 (16,446)      (12,875)       (6,655)
                                                           --------     ---------     ---------
                                                            (12,426)       (8,907)       (9,457)
                                                           --------     ---------     ---------
                                                            129,865        77,365        86,051
Deferred tax assets valuation allowance                                                 (12,500)
                                                           --------     ---------     ---------
                                                          $ 129,865     $  77,365     $  73,551
                                                          =========     =========     =========

The reconciliation of taxes on income at the federal statutory rate to the actual provision for income taxes is:

                                                                  Year Ended December 31,
(In thousands)                                               1996         1995           1994
                                                           --------     ---------     ---------
Tax at statutory rate                                     $ 103,940     $  29,332     $  73,100
Tax credits                                                  (6,017)       (6,731)       (2,162)
Reversal of valuation allowance on deferred tax assets                                  (12,500)
Stock award                                                                               3,213
State income taxes, net of federal benefit                    8,549         5,467         7,251
Effect of dividends from wholly-
   owned foreign subsidiaries                                 4,930         4,491          (815)
Effect of foreign tax rates                                   5,194         3,594         2,071
Foreign sales corporation                                    (4,247)       (2,041)       (1,527)
Non-deductible merger-related expenses                       15,002        41,155
Tax-exempt income                                              (267)       (1,338)       (1,196)
Other, net                                                    2,781         3,436         6,116
                                                           --------     ---------     ---------
                                                          $ 129,865     $  77,365     $  73,551
                                                          =========     =========     =========


                                      F-17
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Note H continued to Note J)

Significant components of the Company's deferred tax assets and liabilities at December 31 consisted of:

(In thousands)                                                  1996          1995
                                                              ---------     ---------
Deferred tax assets:
    Inventory costs                                           $   7,998     $   4,540
    Deferred intercompany sales                                  59,357        18,546
    Tax benefit of U.S. net operating loss and tax credits       22,696        35,326
    Tax benefit of foreign net operating loss                     1,759         3,606
    Reserves and accruals                                        10,766         6,250
    Capitalized research and development                          3,384         5,199
    Merger-related expenses                                      26,069        34,698
    Other                                                         8,787         8,130
                                                              ---------     ---------
         Deferred tax assets                                    140,816       116,295
         Less valuation allowance on deferred tax assets        (23,672)      (28,367)
                                                              ---------     ---------
                                                              $ 117,144     $  87,928
                                                              =========     =========

Deferred tax liabilities:
    Tax over book depreciation                                $ (41,284)    $  (1,809)
    Unremitted earnings of subsidiaries                         (25,355)       (8,500)
    Research and development                                     (1,396)       (3,098)
    Other                                                        (2,652)       (1,806)
                                                              ---------     ---------
         Deferred tax liabilities                               (70,687)      (15,213)
                                                              ---------     ---------
                                                                 46,457        72,715
Deferred SFAS No. 115 adjustment                                 (5,368)       (3,714)
                                                              ---------     ---------
                                                              $  41,089     $  69,001
                                                              =========     =========

At December 31, 1996, the Company had U.S. tax net operating loss carryforwards and research and development tax credits of approximately $23 million that will expire periodically beginning in the year 2004. In addition, the Company had foreign net operating loss carryforwards of $2 million that will expire periodically beginning in the year 1998. The Company established a valuation allowance of $24 million for these carryforwards primarily attributable to the carryforwards acquired as part of the Company's 1995 and 1996 mergers and acquisitions.

Income taxes paid amounted to $80 million in 1996, $79 million in 1995, and $92 million in 1994.


NOTE I -- STOCKHOLDERS' EQUITY

PREFERRED STOCK: The Company is authorized to issue 25 million shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by the Company's stockholders. At December 31, 1996, the Company had no shares of preferred stock outstanding.

COMMON STOCK: The Company is authorized to issue 300 million shares of common stock, $.01 par value per share. Holders of common stock are entitled to one vote per share. Holders of common stock are entitled to receive dividends when and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The holders of common stock do not have cumulative voting rights. The holders of a majority of the shares of common stock can elect all of the Directors and can control the management and affairs of the Company.

During 1996, the Company resumed its program to repurchase stock. The Company is authorized to purchase on the open market up to approximately 20 million shares of the Company's common stock. Purchases will be made at prevailing prices as market conditions and cash availability warrant. Stock repurchased under the Company's systematic plan will be used to satisfy its obligations pursuant to employee benefit and incentive plans. During 1996, the Company repurchased approximately 1.3 million shares of its common stock at an aggregate cost of $52 million. Prior to 1996, a total of 4.9 million shares of the Company's common stock was repurchased under the program.

As part of the stock repurchase program, the Company sold European equity put options to an independent broker-dealer during 1996 and prior years. Each option, if exercised, obligates the Company to purchase from the broker-dealer a specified number of shares of the Company's common stock at a predetermined exercise price. The put options are exercisable only on the first anniversary of the date the options were sold. During 1996, the Company sold European put options for 600,000 shares and received proceeds of approximately $3 million. Proceeds are recorded as a reduction to the cost of the Company's treasury stock. Repurchase prices relating to put options outstanding at December 31, 1996 range from $41.10 per share to $41.75 per share. The Company's contingent obligation to repurchase shares upon exercise of the outstanding put options approximated $25 million at


                                      F-18
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

December 31, 1996. At December 31, 1996, the aggregate contingent repurchase obligation has been reclassified from permanent equity and is presented as a contingent stock repurchase obligation. Prior to 1996, the Company sold European put options for one million shares, none of which were outstanding after December 31, 1994.


NOTE J -- STOCK OWNERSHIP PLANS

EMPLOYEE AND DIRECTOR STOCK OWNERSHIP PLANS

Boston Scientific's 1992 and 1995 Long-Term Incentive Plans provide for the issuance of up to 20 million shares of common stock. The terms of these two plans are similar. The plans cover officers, employees and consultants of and to the Company and provide for the grant of various incentives, including qualified and non-qualified options, stock grants, share appreciation rights and performance awards. Options granted to purchase shares of common stock are either immediately exercisable or exercisable in installments as determined by an appointed committee consisting of two or more non-employee directors (Committee), and, in the case of any qualified options, expire within ten years from date of grant. In the case of qualified options, if an employee owns more than 10% of the voting power of all classes of stock, the option granted will be at 110% of the fair market value of the Company's common stock on the date of grant, and will expire over a period not to exceed five years.

The Committee may also make stock grants in which shares of common stock may be issued to officers, employees and consultants at a purchase price less than fair market value. The terms and conditions of such issuances, including whether achievement of individual or Company performance targets is required for the retention of such awards, are determined by the Committee. The Committee may also issue shares of common stock and/or authorize cash awards under the incentive plans in recognition of the achievement of long-term performance objectives established by the Committee. Stock grants for 1,000 shares, 29,000 shares and 15 shares were issued to employees during 1996, 1995 and 1994, respectively.

Boston Scientific's 1992 Non-Employee Directors' Stock Option Plan provides for the issuance of up to 100,000 shares of common stock and authorizes the automatic grant to outside directors of options to acquire 2,000 shares of common stock generally on the date of each annual meeting of the Stockholders of the Company. Options under this plan are exercisable ratably over a three-year period and expire ten years from the date of grant.

Prior to their mergers with Boston Scientific, each of SCIMED, CVIS, Meadox, Heart, EPT and Symbiosis had stock ownership plans. Substantially all outstanding options were converted into Boston Scientific options using the applicable exchange rates and the option prices were adjusted accordingly (see Note A). No future grants are anticipated to be made under these plans. Shares reserved for issuance under all of the Company's plans totaled approximately 25 million at December 31, 1996.

If the Company had elected to recognize compensation expense for the granting of options under the aforementioned stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", net income and earnings per share would have been reported as the following pro forma amounts:

                                                     Year Ended December 31,
(In thousands, except per share data)                1996                 1995
--------------------------------------------------------------------------------
Net income               As reported               $167,106             $  6,440
                           Pro forma                153,700                  400
--------------------------------------------------------------------------------
Earnings per share       As reported               $   0.92             $   0.04
                           Pro forma                   0.85
--------------------------------------------------------------------------------

The fair value of the stock options used to calculate the pro forma net income and earnings per share amounts above is estimated using the Black-Scholes options pricing model with the following weighted average assumptions for 1996 and 1995: dividend yield of 0%, expected volatility of 37.7%, a weighted average risk-free interest rate of 6.12% and 5.95%, respectively, actual forfeitures of 194,000 and 78,000 options, respectively, and a weighted average expected life of 3.8 years and 4 years, respectively. The weighted average grant-date fair value of options granted during 1996 and 1995 calculated using the Black-Scholes options pricing model is $15.07 and $10.37, respectively. The effects on 1995 and 1996 pro forma amounts of expensing the estimated fair value of stock options are not necessarily representative of the effects on reporting the results of operations for future years as the periods presented include only one and two years of option grants under the Company's plans.


                                      F-19
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Note J continued to Note K)

Information related to stock options at December 31 under the aforementioned stock ownership plans is as follows:

                                        1996                   1995                   1994
--------------------------------------------------------------------------------------------------
                                            Weighted               Weighted               Weighted
                                             Average                Average                Average
                                            Exercise               Exercise               Exercise
(Option amounts in thousands)    Options       Price    Options       Price    Options       Price
--------------------------------------------------------------------------------------------------
Outstanding at January 1          12,852      $17.05     11,819      $11.96     10,524      $11.06
  Granted                          2,646       42.76      3,971       28.27      3,371       13.56
  Exercised                        2,508       13.16      2,386       11.09      1,133        7.19
  Canceled                           366       24.27        552       14.60        943       13.39
Outstanding at December 31        12,624       23.00     12,852       17.05     11,819       11.96
Exercisable at December 31         4,643       14.89      5,244       13.57      5,772        9.84
--------------------------------------------------------------------------------------------------

Below is additional information related to stock options outstanding and exercisable at December 31, 1996:

                                           Stock Options                    Stock Options
(Option amounts in thousands)               Outstanding                      Exercisable
---------------------------------------------------------------------------------------------
                                              Weighted
                                               Average     Weighted                  Weighted
                                             Remaining      Average                   Average
                                           Contractual     Exercise                  Exercise
Range of Exercise Prices          Options         Life        Price      Options        Price
---------------------------------------------------------------------------------------------
   $  .00-10.00                       127          6.0       $ 4.25          113       $ 3.59
    10.01-20.00                     6,308          6.8        12.82        3,844        12.80
    20.01-30.00                     3,655          8.3        27.45          609        27.13
    30.01-40.00                        42          7.4        32.58           34        34.08
    40.01-50.00                     2,238          9.3        41.84           43        43.09
    50.01-60.00                       254          9.8        53.63
---------------------------------------------------------------------------------------------
                                   12,624          7.7       $23.00        4,643       $14.89
=============================================================================================

WARRANTS

Information related to warrants activity is as follows:

                                         1996                    1995                  1994
---------------------------------------------------------------------------------------------------
                                             Weighted                Weighted              Weighted
                                              Average                 Average               Average
(Warrant amounts in thousands)   Warrants       Price    Warrants       Price   Warrants      Price
---------------------------------------------------------------------------------------------------
Outstanding at January 1              446      $ 1.40         706      $ 2.93      1,321      $1.57
  Exercised                           412        0.43         220        2.07        615       0.01
  Canceled                                                     40       24.76
---------------------------------------------------------------------------------------------------
Outstanding at December 31             34      $13.15         446      $ 1.40        706      $2.93
===================================================================================================

STOCK PURCHASE PLAN

Boston Scientific's 1992 Employee Stock Purchase Plan (Stock Purchase Plan) provides for the granting of options to purchase up to 1.5 million shares of the Company's common stock to all eligible employees. Under the Stock Purchase Plan, each eligible employee is granted, at the beginning of each six-month period designated by the Committee as an offering period, an option to purchase a number of shares equal to not more than 5% of the employee's prior year's adjusted gross income divided by 85% of the fair market value of the Company's common stock as of the beginning of that offering period. Such options may be exercised only to the extent of accumulated payroll deductions at the end of the offering period, at a purchase price equal to 85% of the fair market value of the Company's common stock at the beginning or end of each offering period, whichever is less.

During 1996, approximately 120,000 shares were issued at prices ranging from $36.125 to $39.419 per share. During 1995, approximately 133,000 shares were issued at prices ranging from $13.60 to $21.463 per share, and, during 1994, 114,000 shares were issued at prices ranging from $8.606 to $11.475 per share. At December 31, 1996, there were 1,089,000 shares available for issuance under the Stock Purchase Plan.

                BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE K -- COMMITMENTS AND CONTINGENCIES

Schneider (Europe) AG and Schneider (USA) Inc., subsidiaries of Pfizer, Inc., have alleged that the Company's Synergy(TM) products infringe one of their patents. On May 13, 1994, the Company filed a lawsuit against them in the U.S. District Court for the District of Massachusetts seeking a declaratory judgment that this patent is invalid and that the Company's Synergy products do not infringe the patent. The Schneider companies filed counterclaims against the Company, alleging the Company's willful infringement of the patent and seeking monetary and injunctive relief. The parties have made cross motions for summary judgment on various aspects of the case.

On May 31, 1994, SCIMED Life Systems, Inc. (SCIMED) filed a suit for patent infringement against Advanced Cardiovascular Systems, Inc. (ACS), alleging willful infringement of two of SCIMED's U.S. patents by ACS's FLOWTRACK-40(TM) and RX ELIPSE(TM) PTCA catheters. Suit was filed in the U.S. District Court for the Northern District of California and seeks monetary and injunctive relief. The case has been sent to arbitration for a threshold determination of one issue covered by the November 27, 1991 Settlement Agreement (the Settlement Agreement) between the parties. The arbitration hearing was held in October 1996 and a final decision is expected in the early part of 1997.

On November 17, 1995, SCIMED filed a suit for patent infringement against ACS, alleging willful infringement of three of SCIMED's U.S. patents by the ACS RX LIFESTREAM(TM) PTCA catheter. Suit was filed in the U.S. District Court for the Northern District of California and seeks monetary and injunctive relief. The case has also been sent to arbitration under the terms of the Settlement Agreement. The arbitration hearing was held in October 1996 and a final decision is expected in the early part of 1997.

On October 10, 1995, ACS filed a suit for patent infringement against SCIMED, alleging willful infringement of four U.S. patents licensed to ACS by SCIMED'S EXPRESS PLUS(TM) and EXPRESS PLUS II(TM) PTCA catheters. Suit was filed in the U.S. District Court for the Northern District of California and seeks monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint.

On December 15, 1995, the Company and SCIMED filed a suit for restraint of trade, unfair competition and conspiracy to monopolize against ACS and the Schneider companies, alleging certain violations of state and federal antitrust laws arising from the improper prosecution, enforcement and cross-licensing of U.S. patents relating to rapid exchange balloon dilatation angioplasty catheters. Suit was filed in the U.S. District Court for the District of Massachusetts and seeks monetary, declaratory and injunctive relief. The defendants have moved for dismissal.

On March 12, 1996, ACS filed two suits for patent infringement against SCIMED, alleging in one case the willful infringement of a U.S. patent by SCIMED's EXPRESS PLUS, EXPRESS PLUS II and LEAP EXPRESS PLUS PTCA catheters, and in the other case the willful infringement of a U.S. patent by SCIMED's BANDIT(TM) PTCA catheter. The suits were filed in the U.S. District Court for the Northern District of California and seek monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint.

On November 9, 1994, Target Therapeutics, Inc. (Target) filed a lawsuit in the U.S. District Court for the Northern District of California alleging that SCIMED's VENTURE(R) and VENTURE II(TM) microcatheters infringe a patent assigned to Target. On May 2, 1996, the District Court entered an order granting a preliminary injunction prohibiting SCIMED from marketing or selling the accused product. On July 1, 1996, the Court of Appeals for the Federal Circuit stayed the preliminary injunction pending a decision on SCIMED's appeal of the District Court's order. In view of the announced merger between the Company and Target, a decision on the appeal has been stayed until April 14, 1997.

On April 5, 1995, C.R. Bard, Inc. (Bard) filed a lawsuit in the U.S. District Court for the District of Delaware alleging that certain Company products, including the Company's Max Force TTS(TM) catheter, infringes a patent assigned to Bard. The lawsuit seeks a declaratory judgment that the Company has infringed the Bard patent, preliminary and permanent injunctions enjoining the manufacture, use or sale of the Max Force TTS catheter or any other infringing product, monetary damages and expenses. The Company has answered, denying the allegations of the complaint.

On March 25, 1996, Cordis Corporation, a subsidiary of Johnson & Johnson Company, filed a suit for patent infringement against SCIMED, alleging the infringement of five U.S. patents by SCIMED's LEAP(TM) balloon material, used in certain models of SCIMED's BANDIT and EXPRESS PLUS products. The suit was filed in the U.S. District Court for the District of Minnesota and seeks monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint.

On March 7, 1996, Cook Inc. filed suit in the Regional Court, Division for Patent Disputes, in Munich, Germany against MinTec, Inc. Minimally Invasive Technologies alleging that the Cragg EndoPro(TM) System I and Stentor(TM) endovascular device infringe a certain Cook patent. Since the purchase of the assets of the Endotech/MinTec companies by the Company, the Company has assumed control of the litigation. The defendant has answered, denying the allegations. Supplemental hearings are scheduled for July 1997.

On September 1, 1995, a purported class action lawsuit was filed in the Court of Chancery in the State of Delaware in and for New Castle County captioned Kinder
v. Auth, et al., alleging breaches of fiduciary duty by the Board of Directors of Heart Technology, Heart Technology and the Company in connection with the Agreement and Plan of Merger entered into between the Company and Heart Technology. In January 1996, the parties agreed to settle the suit for an amount the Company does not deem to be material.

The Company is involved in various other lawsuits from time to time. In management's opinion, the Company is not currently involved in any legal proceedings other than those specifically identified above which, individually or in the aggregate, could have a material effect on the financial condition, operations or cash flows of the Company.

                BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Note K continued to Note N)

The Company believes that it has meritorious defenses against claims that it has infringed patents of others. However, there can be no assurance that the Company will prevail in any particular case. An adverse outcome in one or more cases in which the Company's products are accused of patent infringement could have a material adverse effect on the Company.

Further, product liability claims may be asserted in the future relative to events not known to management at the present time. The Company has insurance coverage which management believes is adequate to protect against such product liability losses as could otherwise materially affect the Company's financial position.


NOTE L -- BUSINESS COMBINATIONS

In 1996, Boston Scientific consummated its merger with EPT. The acquisition is accounted for as a pooling-of-interests (see Note A), thus, the combined consolidated financial statements serve as the basis for historical financial statements of Boston Scientific. Combined and separate results of Boston Scientific and EPT for 1995 and 1994 are as follows:

                                                                       Combined
                                         Boston                          Boston
(In thousands)                       Scientific             EPT      Scientific
--------------------------------------------------------------------------------
Year ended December 31, 1995:
  Net sales                          $1,106,681        $ 22,504      $1,129,185
  Net income (loss)                       8,408          (1,968)          6,440
Year ended December 31, 1994:
  Net sales                          $  876,822        $ 11,750      $  888,572
  Net income (loss)                     144,714          (9,407)        135,307
--------------------------------------------------------------------------------

The restated financial data is not necessarily indicative of the operating results or financial position that would have occurred if the EPT merger had been consummated during the periods presented, nor is it necessarily indicative of future operating results or financial position.

Additionally, during March 1996 the Company also completed its merger with Symbiosis which has been accounted for as a purchase (see Note A). The consolidated financial statements include the Symbiosis operating results from the date of acquisition. The purchase price of the Symbiosis acquisition ($153 million) has been allocated to the assets acquired based on their estimated fair values. This accounting treatment resulted in approximately $146 million of intangible assets that will be amortized over their estimated period of benefit. Approximately $39 million of the acquisition cost represented purchased research and development. The Company also recorded a deferred tax liability of approximately $39 million representing the tax effect of timing differences recorded as part of the acquisition. The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and Symbiosis as if the acquisition had occurred at the beginning of 1995, with pro forma adjustments to give effect to amortization of intangibles, reduction in interest income on acquisition financing and certain other adjustments together with the related tax effects:

                                              Year Ended December 31,
----------------------------------------------------------------------
(In thousands, except per share data)             1996            1995
----------------------------------------------------------------------
Net sales                                   $1,466,219     $ 1,152,117
Net income (loss)                              205,593         (16,994)
Net income (loss) per share                 $     1.12     $     (0.10)
----------------------------------------------------------------------

On May 3, 1996, Boston Scientific acquired assets from Endotech/MinTec, a company dedicated to the development of stent graft technology for the repair of diseased blood vessels. The Company purchased Endotech/MinTec's assets for approximately $72 million in a cash transaction. The transaction, which was accounted for under the purchase method of accounting, was financed from the Company's available cash and borrowings under its financing arrangements (see Note E). The purchase price was allocated to the assets acquired based on their estimated fair values. The treatment resulted in approximately $14 million of intangible assets that will be amortized over their estimated period of benefit. The acquisition did not have a material pro forma impact on the Company's operations, other than approximately $57 million of the acquisition cost representing purchased research and development.

                BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE M -- MERGER-RELATED CHARGES AND EXPENSES

In 1996, the Company recorded special charges of $128 million which primarily related to the merger with EPT and the acquisitions of Symbiosis and Endotech/MinTec. Charges include $96 million for purchased research and development, $5 million in direct transaction costs and $12 million of estimated costs to be incurred in merging the separate operating businesses of EPT with subsidiaries of Boston Scientific. Estimated costs include those typical in a merging of operations and relate to, among other things, rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. The majority of the remaining $15 million, which is primarily non-deductible for tax purposes, represents a change in management's estimates of the merger-related charges recorded in 1995. The change to prior year estimates relates primarily to the costs of unwinding various contractual obligations and the rationalization of facilities.

In connection with the 1995 acquisitions of SCIMED, CVIS, Vesica, Meadox and Heart, the Company recorded non-recurring and special charges of $237 million. Estimated costs include purchased research and development and those costs typical in a merging of operations and relate to, among other things, rationalization of facilities, workforce reductions and unwinding of various contractual commitments.

The special charges are determined based on formal plans approved by the Company's management using the best information available to it at the time. The workforce-related initiatives involve substantially all of the Company's employee groups. The amounts the Company may ultimately incur may change as the plans are executed.

The activity impacting the accrual related to these charges during 1996 and 1995, net of reclassifications made by management based on available information, is summarized in the table below:

                                        Charges to        Charges     Charges to         Charges     Balance at
                                     Operations in    Utilized in  Operations in     Utilized in   December 31,
(In thousands)                                1995           1995           1996            1996           1996
---------------------------------------------------------------------------------------------------------------
Facilities                                $ 25,642                       $ 7,118         $13,863       $ 18,897
Workforce reductions                        42,078        $10,215          3,655           9,621         25,897
Contractual commitments                     63,832         12,911          1,940          44,705          8,156
Asset writedowns                            19,315         11,774          4,497           5,790          6,248
Direct transaction and other costs          53,581         34,290         15,131          28,063          6,359
---------------------------------------------------------------------------------------------------------------
Total                                     $204,448        $69,190        $32,341        $102,042        $65,557
===============================================================================================================

The December 31, 1996 accrual for special charges is classified within the balance sheet as follows:

(In thousands)
--------------------------------------------------------------------------------
Accrual related to special charges                                       $48,144
Property, plant, equipment and leaseholds, net                            11,165
Inventories                                                                4,378
Intangibles, net                                                           1,870
--------------------------------------------------------------------------------
                                                                         $65,557
================================================================================

The plans are expected to be substantially completed by the end of 1997. Cash outlays to complete the balance of the Company's initiative to integrate the businesses related to 1995 and 1996 business combinations are estimated to be approximately $47 million for 1997.


NOTE N -- SUBSEQUENT EVENT

On January 20, 1997, the Company announced the signing of a definitive agreement to merge in a tax-free stock-for-stock transaction with Target Therapeutics, Inc. (Target) to be accounted for as a pooling-of-interests. Target designs, develops, manufactures and markets catheter-based disposable and implantable medical devices used in minimally invasive procedures to treat neurovascular diseases and disorders. Under the merger agreement, Target shareholders would receive 1.07 shares of Boston Scientific common stock in exchange for each share of Target common stock. The merger is expected to close during the second quarter of 1997 and is subject to the approval of the shareholders of Target.

                BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (Note O)

NOTE O -- FINANCIAL INFORMATION BY GEOGRAPHIC AREA

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices for less invasive procedures. The Company operates in one segment and its products are sold principally by its direct sales force, although, in some markets, the Company continues to sell its products through independent distributors. Net sales, operating income and assets by major geographic area are summarized below. Sales between geographic areas are made at prices which would approximate transfers to unaffiliated distributors. In the presentation below, the profit derived from such transfers is attributed to the area in which the sale to the unaffiliated customer is eventually made. Because of the interdependence of the geographic areas, the operating profit as presented may not be representative of the geographic distribution which would occur if the areas were not interdependent. In addition, comparison of operating results between geographic areas and between years may be impacted by foreign currency fluctuations.

                                                 North                             Asia/                          Consolidated
(In thousands)                                 America           Europe          Pacific        Eliminations             Total
------------------------------------------------------------------------------------------------------------------------------
1996
Net sales to unaffiliated customers        $   947,200         $300,361        $ 214,482                           $ 1,462,043
Transfers between areas                        224,315          116,970                            $(341,285)
------------------------------------------------------------------------------------------------------------------------------
                                             1,171,515          417,331          214,482            (341,285)        1,462,043
Operating income                               151,786           39,727          117,985                               309,498
Identifiable assets                          1,367,836          410,331          209,977            (476,016)        1,512,128
------------------------------------------------------------------------------------------------------------------------------

1995
Net sales to unaffiliated customers        $   808,821         $209,098        $ 111,266                           $ 1,129,185
Transfers between areas                        148,852          112,620                            $(261,472)
------------------------------------------------------------------------------------------------------------------------------
                                               957,673          321,718          111,266            (261,472)        1,129,185
Operating income (loss)                         (4,808)          21,761           57,968                                74,921
Identifiable assets                          1,007,710          200,687          120,932            (219,395)        1,109,934

1994
Net sales to unaffiliated customers        $   675,804         $139,451        $  73,317                           $   888,572
Transfers between areas                        115,919           21,341                            $(137,260)
------------------------------------------------------------------------------------------------------------------------------
                                               791,723          160,792           73,317            (137,260)          888,572
Operating income                               152,355           27,242           28,502                (965)          207,134
Identifiable assets                            945,448          121,210           47,833             (64,942)        1,049,549

Included in North America net sales are export sales of $50 million in 1996, $55 million in 1995, and $46 million in 1994.

                BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                        FIVE-YEAR SELECTED FINANCIAL DATA
                      (In thousands, except per share data)


------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                       1996            1995            1994          1993          1992
------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
Net sales                                               $1,462,043      $1,129,185      $  888,572      $746,983      $614,957
Gross profit                                             1,061,077         804,122         608,800       515,037       429,657
Selling, general and administrative expenses               491,813         373,390         299,292       257,391       198,530
Royalties                                                   15,130          24,874          25,682        24,473        28,000
Research and development expenses                          116,295          93,843          76,692        62,024        45,348
Purchased research and development                          96,000          32,646
Special charges (1)                                         32,341         204,448                        67,000         6,899
Total operating expenses                                   751,579         729,201         401,666       410,888       278,777
Operating income                                           309,498          74,921         207,134       104,149       150,880
Net income                                                 167,106           6,440         135,307        69,466        89,031
Net income per common share                             $     0.92      $     0.04      $     0.78      $   0.40      $   0.53
Dividend per common share (2)                                                                                            0.212
Primary weighted average number of common shares           181,293         177,534         174,197       172,123       169,236

BALANCE SHEET DATA:
Working capital                                         $  285,055      $  291,468      $  432,201      $323,094      $383,941
Total assets                                             1,512,128       1,109,934       1,049,549       786,823       644,503
Commercial paper                                           212,500
Other current Bank obligations                              28,056          57,520          88,948        57,141        27,390
Contingent stock repurchase obligation                      24,855                                        10,938
Stockholders' equity (2) (3)                               916,271         774,150         738,685       544,643       498,045
Book value per common share                             $     5.05      $     4.36      $     4.24      $   3.16      $   2.94

(1) The Company's 1993 results include an estimated loss from patent litigation of approximately $67 million.

(2) The Company has never paid dividends, other than in March 1992 (which was prior to the initial public offering of Boston Scientific common stock in May of 1992) when the Company paid a one-time dividend of an aggregate of $20 million, or $0.212 per share, to holders of common stock. The $0.212 per share is based on Boston Scientific's weighted average number of common shares outstanding at the time the dividend was declared, rather than the restated weighted average number of common shares outstanding. The Company currently intends to retain all of its earnings to finance the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so.

(3) During 1992, the Company sold 26.5 million shares of common stock in a public offering at a price to the public of $17 per share. Concurrent with the offering, 19 million shares of common stock were purchased from a shareholder. The Company realized net proceeds of $122 million.


               See notes to consolidated financial statements.

                BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                         REPORT OF INDEPENDENT AUDITORS


BOARD OF DIRECTORS
BOSTON SCIENTIFIC CORPORATION


We have audited the accompanying consolidated balance sheets of Boston Scientific Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 financial statements of SCIMED Life Systems, Inc., Heart Technology, Inc. and Meadox Medicals, Inc., wholly-owned subsidiaries, which statements reflect total revenues constituting 48% in 1994 of the related consolidated total. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it is related to data included for SCIMED Life Systems, Inc., Heart Technology, Inc. and Meadox Medicals, Inc. for 1994 is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for 1994, the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Scientific Corporation and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP

Boston, Massachusetts
February 14, 1997

                BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
                    (In thousands, except per share data)


-----------------------------------------------------------------------------------------------------
Three Months Ended                        March 31,         June 30,    September 30,    December 31,
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996

Net sales                                 $ 322,383         $357,188        $373,744        $ 408,728

Gross profit                                236,749          262,304         269,290          292,734

Special charges                              68,675           59,666

Operating income                             34,399           51,622         105,175          118,302

Net income (loss)                              (991)          23,510          67,843           76,744

Net income (loss) per common share            (0.01)            0.13            0.37             0.42
-----------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1995

Net sales                                 $ 262,909         $277,952        $283,094        $ 305,230

Gross profit                                184,127          195,875         200,619          223,501

Special charges                             124,749                                           112,345

Operating income (loss)                     (50,781)          74,552          78,075          (26,925)

Net income (loss)                           (64,062)          49,029          49,356          (27,883)

Net income (loss) per common share            (0.37)            0.27            0.27            (0.16)

                BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                      MARKET FOR THE COMPANY'S COMMON STOCK
                         AND RELATED MATTERS (UNAUDITED)

The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange.

                                                       High             Low
---------------------------------------------------------------------------
1996
First Quarter                                     $  51.625        $ 39.875
Second Quarter                                       47.375          37.750
Third Quarter                                        57.625          39.625
Fourth Quarter                                       61.500          52.875
---------------------------------------------------------------------------

                                                       High             Low
---------------------------------------------------------------------------
1995
First Quarter                                     $ 26.375         $ 16.625
Second Quarter                                      33.250           24.625
Third Quarter                                       42.625           30.500
Fourth Quarter                                      49.375           37.375

The Company has never paid dividends, other than in March 1992, when the Company paid a one-time dividend of an aggregate of $20 million, or $0.212 per share, to holders of common stock. The $0.212 per share is based on Boston Scientific's weighted average number of the common shares outstanding at the time the dividend was declared rather than the restated weighted average number of the common shares outstanding. The Company currently intends to retain all of its earnings to finance the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so.

At December 31, 1996, there were approximately 7,200 record holders of the Company's common stock.

                BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

EXECUTIVE OFFICERS AND DIRECTORS             CORPORATE HEADQUARTERS                    STOCKHOLDER INFORMATION
     JOHN E. ABELE                                BOSTON SCIENTIFIC CORPORATION             STOCK LISTING
     Director, Founder Chairman                   One Boston Scientific Place               Boston Scientific Corporation
                                                  Natick, MA 01760-1537                     common stock is traded on the
   +*CHARLES J. ASCHAUER, JR.                     508-650-8000                              NYSE under the symbol "BSX".
     Director, Retired Executive Vice             508-650-8923 (Investor Relations Fax)
     President and Director of                    www.bsci.com                              TRANSFER AGENT
     Abbott Laboratories                                                                    Inquiries concerning the transfer
                                             REGIONAL HEADQUARTERS                          or exchange of shares, lost stock
   + RANDALL F. BELLOWS                           BOSTON SCIENTIFIC LATIN AMERICA           certificates, duplicate mailings or
     Director, Retired Executive Vice             Buenos Aires, Argentina                   changes of address should be
     President of Cobe Laboratories, Inc.                                                   directed to the Company's
                                                  BOSTON SCIENTIFIC INTERNATIONAL B.V.      Transfer Agent at:
     MICHAEL BERMAN                               Paris, France
     President - Scimed Life Systems, Inc.                                                  THE FIRST NATIONAL BANK OF BOSTON
     and Group President -                        BOSTON SCIENTIFIC ASIA                    c/o BostonEquiServe, L.P.
     Cardiology Businesses                        PACIFIC PTE, LTD.                         Shareholder Services
                                                  Singapore                                 Mail Stop: 45-02-64
     LAWRENCE C. BEST                                                                       Post Office Box 644
     Senior Vice President -                      BOSTON SCIENTIFIC JAPAN K.K.              Boston, MA 02102
     Finance & Administration and                 Toyko, Japan                              617-575-3100
     Chief Financial Officer                                                                www.EquiServe.com
                                             TECHNOLOGY CENTERS
     JOSEPH A. CIFFOLILLO                         San Jose, CA, USA                         INDEPENDENT AUDITORS
     Director, Retired Executive Vice             Miami, FL, USA                            Ernst & Young LLP
     President and                                Spencer, IN, USA                          Boston, Massachusetts
     Chief Operating Officer of                   Mansfield, MA, USA
     Boston Scientific Corporation                Milford, MA, USA                          ANNUAL MEETING
                                                  Natick, MA, USA                           The annual meeting for shareholders
     J. DANIEL COLE                               Watertown, MA, USA                        will take place on Tuesday, May 6,
     Senior Vice President and Group              Maple Grove, MN, USA                      1997, beginning at 10:00 a.m. at the
     President - Vascular Businesses              Oakland, NJ, USA                          Copley Plaza Hotel, Boston.
                                                  Redmond, WA, USA
     JAMES M. CORBETT                             Freeport, Bahamas                         INVESTOR INFORMATION REQUESTS
     President,                                   Stenlose, Denmark                         Investors, shareholders and security
     Boston Scientific International              Jaunay Clan, France                       analysts seeking information about
                                                  Galway, Ireland                           the Company should call Investor
   +*JOEL L. FLEISHMAN                            Tel-Aviv, Israel                          Relations at (508)650-8555.
     Director, President of The Atlantic
     Philanthropic Service Company, Inc.     INTERNATIONAL SALES SUBSIDIARIES               A copy of Form 10-K filed with the
     and Professor of Law and Public              BOSTON SCIENTIFIC PTY.                    Securities and Exchange Commission
     Policy, Duke University                      Australia                                 may be obtained upon written
                                                                                            request to the Company.
    *LAWRENCE L. HORSCH                           BOSTON SCIENTIFIC Ges.m.b.H. LTD
     Director, Chairman of                        Austria                                   Address requests to:
     Eagle Management & Financial Corp.                                                     Investor Relations
                                                  BOSTON SCIENTIFIC BENELUX SA              Boston Scientific Corporation
     PAUL A. LAVIOLETTE                           Belgium                                   One Boston Scientific Place
     Senior Vice President and Group                                                        Natick, MA 01760-1537
     President - Nonvascular Businesses           BOSTON SCIENTIFIC LTD. (BSL)              (508)650-8555
                                                  Canada                                    (508)650-8923 (Fax)
     C. MICHAEL MABREY
     Senior Vice President - Operations           BOSTON SCIENTIFIC S.A.               [logo]
                                                  France                               www.bsci.com
     ROBERT G. MACLEAN
     Senior Vice President -                      BOSTON SCIENTIFIC
     Human Resources                              MEDIZINTECHNIK GmbH
                                                  Germany
   * N.J. NICHOLAS, JR.
     Director, Private Investor                   BOSTON SCIENTIFIC S.p.A.
                                                  Italy
     PETER M. NICHOLAS
     Director, Founder, Chief Executive           BOSTON SCIENTIFIC KOREA CO., LTD.
     Officer and Chairman of the Board            Korea

     ARTHUR L. ROSENTHAL                          BOSTON SCIENTIFIC JAPAN K.K.
     Senior Vice President and                    Japan
     Chief Development Officer
                                                  BOSTON SCIENTIFIC INTERNATIONAL B.V.
     PAUL W. SANDMAN                              The Netherlands
     Senior Vice President, Secretary and
     General Counsel                              BOSTON SCIENTIFIC S.A.
                                                  Spain
     DALE A. SPENCER
     Director, Former Executive Vice              BOSTON SCIENTIFIC NORDIC A/B
     President of                                 Sweden
     Boston Scientific Corporation
                                                  BOSTON SCIENTIFIC AG
*Member of the Audit Committee                    Switzerland
+Member of the Compensation Committee
                                                  BOSTON SCIENTIFIC LIMITED
                                                  United Kingdom

