Form 10-K, Exhibit 13
period 1996-12-31
BOSTON SCIENTIFIC CORP
filed 1997-03-31
CIK 885725

                                                                    Exhibit 13.3


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors of
Meadox Medicals, Inc.:

We have audited the accompanying consolidated statements of income and retained earnings and cash flows of Meadox Medicals, Inc. (a New Jersey corporation) and subsidiaries for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Meadox Medicals, Inc. and subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

New York, New York
May 15, 1995