Form 10-K, Exhibit 13
period 1996-12-31
BOSTON SCIENTIFIC CORP
filed 1997-03-31
CIK 885725

                                                                    Exhibit 13.4


                          INDEPENDENT AUDITORS' REPORT

Board of Directors
SCIMED Life Systems, Inc.
Minneapolis, Minnesota

We have audited the consolidated statements of earnings and cash flows of SCIMED Life Systems, Inc. and subsidiaries (a wholly owned subsidiary of Boston Scientific Corporation as of February 24, 1995 - see Note M) (SCIMED) for the year ended February 28, 1995 (not presented separately herein). These consolidated financial statements are the responsibility of SCIMED's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant accounting statements made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of SCIMED Life Systems, Inc. for the year ended February 28, 1995, in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, SCIMED changed its method for accounting for marketable debt and equity securities during the year ended February 28, 1995.

DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
April 13, 1995
(August 24, 1995 as to Note G)