Form 10-K, Exhibit 13
period 1996-12-31
BOSTON SCIENTIFIC CORP
filed 1997-03-31
CIK 885725

                                                                    Exhibit 13.5


                        Report of Independent Accountants

To the Board of Directors
and Shareholders of
Heart Technology, Inc.

In our opinion, Heart Technology, Inc.'s statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Seattle, Washington
January 25, 1995