Form 10-K, Exhibit 13
period 1997-12-31
BOSTON SCIENTIFIC CORP
filed 1998-03-31
CIK 885725

                                                                    EXHIBIT 13.1



      GLOBAL RESOURCES

      FOCUSED ON LOCAL NEEDS,

      EVERYWHERE.



      BOSTON SCIENTIFIC 1997 ANNUAL REPORT













                                                               BOSTON SCIENTIFIC

                                     BOSTON
                                   SCIENTIFIC



BOSTON SCIENTIFIC - AN INTEGRATED, GLOBAL HEALTHCARE ENTERPRISE


Over the last three years, Boston Scientific focused intensely on creating and rapidly building Strategic Mass. A concept introduced in our 1995 Annual Report, Strategic Mass means selectively assembling the components required for future success and leadership in our chosen business segments. Through a concerted program of mergers and acquisitions, we have significantly broadened the capabilities we offer our physician customers and the patients they treat around the world. As we have added new companies, integrated new businesses, developed new technologies and expanded into new geographies, we have literally transformed ourselves into a new Boston Scientific - an integrated, global healthcare enterprise.

Historically, our customers have come to know us as one of our individual business units, while to our shareholders and the financial community, we were Boston Scientific. Our new corporate identity better describes who we are to all constituents by expressing the broader value of our combined organizations: a sense of unity, of shared commitment, and of global leadership as a focused, dynamic force in the field of less invasive medicine.

With our new identity, we present Boston Scientific to the world as a single entity while continuing to build upon the powerful equity we have in our business unit names. By unifying and strengthening the relationship between each unit and the corporation, the new identity will underscore the clinical and economic value of Boston Scientific as a global healthcare enterprise with an unmatched team of professionals across a wide range of disciplines and specialties.

Our new corporate identity is much more than simply a new look. It is an ongoing reflection of our values, and it communicates how we will succeed as we go forward - as a single, integrated enterprise effectively leveraging the individual strengths of our business units, our geographies and our people on a worldwide basis.

Chairman's LETTER


Reflecting back on 1997, I am pleased to report that last year was another extraordinary one for your company. We once again achieved record revenues, maintained superior sales growth and momentum worldwide, and launched more new products than ever before. We successfully integrated the Target team into our worldwide organization. We welcomed many other new teammates to Boston Scientific and established new area organizations in Asia Pacific and Latin America. We implemented our new global information systems on schedule and almost to completion, making enterprise-wide business planning a worldwide reality in 1998 and thereby creating new opportunities for increased efficiency and profitability. We initiated a new corporate identity program in order to clarify and strengthen the image of our company so as to enable our customers to better understand who we are and what we do. We continued the process of consolidating and restructuring our operations worldwide by closing manufacturing facilities in Denmark, France and Massachusetts while expanding and strengthening our identified Centers of Excellence in Massachusetts, Minnesota, Indiana, California, Florida, Washington, Ireland and Japan. We also formalized long-term partnership agreements with a number of our group buying customers in the United States, furthering our commitment to become an even more valued partner to both large and small healthcare provider groups worldwide.

While we were busy discovering new and better ways to serve our customers and further extend our leadership, we also became more appreciative of our vulnerabilities. For example, a critical element of our goal to rapidly achieve Strategic Mass included a massive investment over the past three years to enlarge our presence in global markets outside of North America. While we have enjoyed significant growth in this connection and have established ourselves as the number one global enterprise in several of our industry segments, in 1997, Asian and European currency markets worked against us and significantly reduced the value of our operational successes. Further, significant and unexpected reductions in reimbursement prices in France and Germany plus unwarranted delays in product approvals and reimbursement coverage, principally in Japan, collectively cost the company in excess of $200 million in planned revenue, much of which fell directly to earnings. These phenomena are, of course, external and for the most part beyond our control, and external events can have either positive or negative effects during any given period. In 1997, the effect was clearly negative and reduced business and financial flexibility. This also magnified the challenges presented to our maturing organization by our own highly ambitious plans.

While the Strategic Mass that we have achieved, which we now call the New Boston Scientific, continues to create the potential for enormous competitive advantage and great promise for strengthening our leadership position throughout the world, we recognize, more clearly than ever, the work yet required to realize fully the benefits of the New Boston Scientific.

We operated throughout most of 1997 utilizing legacy information systems we inherited with our many acquisitions. These were cobbled together for the short term while we invested aggressively in a global systems project to supersede them. The conversion to the new systems, now largely complete, has occurred with remarkable speed and success. Our interim reliance on the older systems, however, dramatically confirmed the urgent need to replace them. They simply could not provide the kind of timely and accurate information needed to knowledgeably manage our business, and our execution suffered. Throughout the year, increases in working capital reduced our cash; visibility on manufacturing costs was less than optimal; new product planning and execution were below our goals; and inaccurate forecasting created a cascade of new challenges throughout the worldwide operation that we had not previously experienced. While we believe these effects are now largely behind us, they were unprecedented in both occurrence and impact. As a result, our fundamental financial business model was compromised in 1997. Period charges reduced gross margins, and lost revenue opportunities and the cost of debt further reduced profitability.

Even as our business discipline and our business fundamentals were compromised in 1997 by both external factors and internal issues, we were already establishing plans and programs designed to restore this aspect of our business to our historic standards. Every member of the Boston Scientific Team now better understands how his or her role relates to this objective, and we are committed to achieving rapid success.

While we are committed to demonstrate superior business practices and accomplishments across all areas of business performance, we must not lose sight of the underlying operational success we have experienced with our customers and the market place in general. In 1997, our market shares again increased in every market in which we competed worldwide and our unit growth was up substantially, indicating that we improved more patients' lives than our sales numbers suggest. Absent pricing reductions worldwide and exchange rate losses, which understate and therefore misrepresent the impact we have on our customers, our business model in 1997 would have looked quite different. If we had met our own expectations and standards for execution, our business model would have looked even better.

Mindful of this and now more appreciative of what we can and must do to restore strong business fundamentals throughout the organization, we have established clear goals and processes for ourselves in 1998.

     SYSTEMS
     As our investment in enterprise-wide systems winds down and this new technology becomes an everyday way of life at Boston Scientific, we expect to see significant improvements in process, planning and control. Not only will formal planning and performance analysis become friendlier and more timely, the full range of activities which affect the supply chain will improve dramatically. We now have the opportunity to gain visibility worldwide on working capital, requirements planning and logistics. These are all areas where we struggled in 1997 as a result of the geographically far-flung nature of our operations and the growing size and complexity of our business.

     GLOBALIZATION
     As the new millennium approaches, we foresee more than half of our revenue and activities based on commerce outside of the United States. We are actively becoming a truly global enterprise. For Boston Scientific, this means thinking transnationally about business organization and new product opportunities; about increased collaborations with worldwide customers; about priorities based on being first to market globally with innovation; and about governance and management. It means benchmarking our own behavior and standards against world-class best practices regardless of source, and having the courage to measure ourselves against them.

THE TEAM

At the end of the day, it is the quality and competence of Boston Scientific people that makes the real difference.

Each year, we develop our plan very carefully with the
worldwide organization. Our objectives are to insure
that everyone understands the overall plan, understands
their own role and contribution to the plan, possesses
the competency to perform successfully, and not only
believes in the plan and their own ability to            [Boston Scientific
positively affect it, but also is a genuinely            Executive Committee
enthusiastic member of the Team committed to the         From top left to right:
achievement of success. Our traditional processes to     Bob MacLean,
accomplish this were not adequate to support the New     Jim Corbett,
Boston Scientific requirements. Consequently, we have    Paul LaViolette,
created new and improved communication processes and     Mike Berman,
are providing essential messages in multiple formats.    Phil LeGoff,
We have developed competency models and self-help        Pete Nicholas,
programs to enable Team members to improve their own     Mike Mabrey,
effectiveness. We have revised monthly and quarterly     Paul Sandman,
business review formats and content to insure we focus   Larry Best,
on those elements of business activity which are most    Art Rosenthal,
important to performance improvement, and we have        John Abele]
simplified and clarified year-end performance-based incentive programs to better align behavior and more clearly focus the Team's attention on the most crucial success factors.

We have also added more management depth and experience to the Team. In particular, I would like to welcome two new Boston Scientific executives. During the last quarter of 1997, Michel Darnaud joined us as President of Boston Scientific Europe and Philip Le Goff was appointed Senior Vice President and Group President of Boston Scientific worldwide Vascular Businesses. Both Michel and Phil bring great talent and leadership skills from successful transnational experiences in the healthcare industry, and we are fortunate to have attracted them to our company.

These senior management additions, as well as other initiatives, are clearly aimed at broadening and strengthening our Team. On-the-job training and business as usual in and of itself may yield dividends in overall organization efficiency and effectiveness, but this is not enough. We must assure ourselves that we employ and retain the very best people available throughout the organization and that all are highly motivated. They must share together a real sense of urgency and enthusiasm for what they do and that what they do is characterized by speed, absolute quality and unqualified success. Our goal is to strengthen our organization and continuously improve individual and Team effectiveness worldwide with processes which become ingrained as a way of life at BSC.

     SUBSEQUENT EVENTS
     1998 has certainly become the year of the stent in the medical device industry. This class of device has overnight become the single largest selling product in the history of our young industry. I am pleased to report that during the months of December and January, we filed our long-awaited PMA's with the U.S. Food & Drug Administration for the Radius(TM) and NIR(TM) stent platforms. Boston Scientific has achieved stent leadership outside of North America, and we expect to match that performance in North America when these important new devices are approved and made available to physicians and their patients in the United States. Our comprehensive stent portfolio is discussed in detail later in this report.

In closing, I would be remiss if I did not note that the healthcare industry in the United States, and indeed worldwide, continues to experience dramatic transformation and realignment. Within our segment of this system, consolidation will continue at a brisk pace as the forces of cost, scale, efficiency, outcomes and the demands of strategic focus continue to redefine the conventional wisdom of our business.

Through this change, the mission of Boston Scientific, as shown on the next page, remains clear. As we look back over our brief history as a company, "Our Fantastic Voyage," we can now see more clearly our own transition from a small, private startup company seeking to find its way (1979-1992); to a newly minted public company with aspirations for leadership, finally with the currency to do something about it (1992-1994); to a leader/consolidator/builder of Strategic Mass in order to achieve better alignment with the new world of economic buyers and national group purchasing organizations (1994-1997); to where we are today poised on the threshold of the execution era. This change that surrounds us we take as an opportunity and an advantage.

The Boston Scientific Team is solid, intact, and learning every day to move faster and more efficiently, taking risks, stretching and extending itself on behalf of its customers. We are guided by a set of proven values and Team conviction that every product, every procedure, every technology, every device we develop and sell provides the opportunity for a physician somewhere in the world to reach out to sick patients and make them better. Boston Scientific is an exhilarating company building for the future. Those who believe in our vision for the future and share that belief with the BSC Team will be rewarded.

Thank you Boston Scientific Teammates, shareholders, customers and friends for sharing our vision. Together our shared beliefs, commitments, loyalty and unselfishness make our vision a reality.




                                Respectfully,         [Pete M. Nicholas PHOTO]


                                /s/ Pete M Nicholas

                                Pete M. Nicholas

Mission-driven, global resources focused on local needs everywhere. This is much more than the theme of our 1997 annual report. It is a behavior that we have adopted at Boston Scientific and one that we believe will enable continued leadership in less invasive medicine. Our ongoing challenge is effectively and efficiently harnessing global resources to improve patient outcomes and lower treatment costs in ways that are meaningful in local markets. How we apply our global strengths in product development, customer education, distribution and the application of less invasive technologies with the responsiveness of a local company is described on the following pages.


BOSTON SCIENTIFIC CORPORATION
MISSION STATEMENT

Since its origin in the late 1960s, Boston Scientific Corporation's mission has been to improve the quality of patient care and the productivity of healthcare delivery through the development and advocacy of less invasive medical devices and procedures. This is accomplished through the continuing refinement of existing products and procedures and the investigation and development of new technologies which can reduce risk, trauma, cost, procedure time, and the need for aftercare.

WHERE ADVANCED EDUCATION PREPARES PHYSICIANS
TO RESPOND TO LOCAL NEEDS

                              Our definition of a global company is one that
                              successfully meets the specific local needs of
[PHOTO]                       customers around the world. In the field of less
                              invasive medicine, this local focus requires an
Every year, the entire        understanding of the unique problems facing
Boston Scientific Japan       physicians and their patients, and the ability to
team gets together to         direct global resources to address them.
review the past year's
accomplishments and           Our broad technology portfolio is a critical
discuss key opportunities     resource as we focus on developing and leveraging
for the future. Here,         technologies aimed at advancing the treatment of
Masashi Yamamoto, President   prevalent diseases within a particular region. In
of Boston Scientific Japan    Japan, where there are high incidences of certain
K.K., and other team          types of cancer, Medi-tech is adapting
members begin their           neuro-microcatheter and coil technologies
recently held 1998 annual     originally developed by its sister business unit,
meeting by participating      Target Therapeutics, to enable interventional
in the traditional            radiologists to embolize liver tumors. As we
Japanese celebration of       continue to develop and expand our less invasive
Kagami-wari.                  anti-cancer technologies, our Microvasive Urology
                              business unit is exploring a promising treatment alternative for the most common form of bladder cancer that combines local chemotherapy with heat to create a synergistic effect that may be more effective than either treatment alone.

                              Developing technologies to meet local needs is only the beginning. Continued leadership in Japan means helping our customers become skilled, comfortable and productive with new interventional techniques. For months prior to our Rotablator(R) device approval, more than 200 Japanese cardiologists from 90 hospitals participated in advanced rotational atherectomy proctorship programs with U.S. and European colleagues. When reimbursement approval occurred in early march of 1998, prepared physicians hit the ground running and were quickly able to bring the benefits of this new technology to their patients.

[NET SALES                    We must also provide our customers with
 GRAPH]                       "best-in-class" product training programs
                              conducted in an environment where interaction and collaboration enable two-way learning. The Boston
                              Scientific Miyazaki Technology and Education
                              Center represents the next phase in our ongoing commitment to the Japanese market. Equipped with a 150-seat auditorium for didactic training, as well as procedural training rooms, the facility will offer an intensive, hands-on environment in which physicians and training specialists can share skills, knowledge and experience directly with one another. Most exciting about this initiative is the connection with our physician customers that will enable us to solve unique Japanese problems and develop outcomes-oriented technologies that reduce healthcare costs in an iterative and open fashion.

                              Our efforts in Japan do more than meet local needs. They demonstrate how we capitalize on the unique global strength of Boston Scientific - by thinking and acting as a Japanese-based organization with access to global resources and by applying what we learn from our customers in Japan to meeting similar healthcare needs throughout the world.

"I think the best way for physicians to increase their knowledge about new neurointerventional procedures is on a peer-to-peer basis from other physicians, such as Dr. Boccardi, who have extensive clinical experience with them. Boston Scientific's GDC Proctorship Program provides this essential, hands-on training."

         Dr. Yoshifumi Konishi (right) of Kyorin University Hospital, shown here with Dr. Edoardo Boccardi of Niguarda Hospital, Milan, Italy


Scheduled to open in mid-1998, the Miyazaki
Technology and Education Center will include both              [PHOTO]
advanced facilities for physician training and product development operations for the Japanese market. By bringing researchers in direct contact with physicians, Boston Scientific Japan can develop and refine technologies to meet local customer needs. Where advanced education prepares physicians to respond to local needs.

Where DIRECT INVESTMENTS are bringing
more effective treatment within reach



[PHOTO: Members of Boston Scientific's Emerging Markets management team are joined by Pete Nicholas, Chairman and CEO, for the facility dedication of our recently opened Singapore Operations Center. Left to right: Jim Corbett,
Greg Barrett, Ed Northup, Pete Nicholas]



We are energized by the opportunity to provide more effective and affordable healthcare treatments to physicians and their patients in less developed countries. These regions, which include some of the largest and fastest-growing populations in the world, have had few alternatives to highly invasive procedures, sometimes performed under less than ideal conditions.

We have a unique opportunity to make a significant, positive difference in the quality of life for thousands of people in markets such as Latin America, the Middle East, China and Southeast Asia. We have opted to pursue a sales model that places local Boston Scientific employees throughout the world and enables us to more closely collaborate with our physician customers to develop technologies and to realize optimal product utilization and economic value for their needs. In addition, we are better able to access unique physician talents in these markets and apply their insights globally. For example, we travel to Buenos Aires, Argentina to work with Dr. Juan Parodi, a recognized leader and pioneer in endovascular surgery, as part of our global development process.

As we grow the sales organization, our focus is first on providing advanced sales and product training to every member of the team. We began the new year by bringing together sales representatives from more than 20 countries to learn side by side with their peers during an intensive training seminar. More experienced colleagues from different areas of the world led many of the sessions, conducted in nine languages, and shared their knowledge and insight. When it was over, 300 professional, highly trained, enthusiastic sales representatives returned to their home countries equipped to demonstrate the value of less invasive technology solutions to local physicians and well connected to their colleagues and the Boston Scientific knowledge base for continuous learning.

Our ongoing supply chain integration initiatives and systems have made it not only possible, but also practical for us to reach customers throughout this part of the world quickly and efficiently. The opening of our Singapore facility in early 1997 has enhanced this effort by creating a third global hub in the Boston Scientific distribution network. Our global systems project will further strengthen our ability to aggressively manage worldwide product inventory and logistics through our Far East, South American, North American, European and Japanese facilities. No matter where a product is sourced or how it travels through the system, the goal is the same -- a seamless process that enables us to get the product into the physician's hands overnight.

Leadership in Emerging Markets will be achieved and maintained if we follow a few simple tenets of the Boston Scientific philosophy: customer intimacy is the core; more effective and affordable healthcare is the outcome; direct, two-way, face-to-face communication with local physicians is the method; and patients around the world benefiting from less invasive solutions is the ultimate goal.

                                    [PHOTO]


In January of 1998, 300 marketing and sales representatives from 20 countries gathered in Newport Beach, California, U.S.A. for a week of intensive training in new technologies and market development.

Oscar Terk of Argentina was suffering from an abdominal aortic aneurysm (AAA) and considered a poor risk for surgery when he was referred to Dr. Juan Parodi of the Instituto Cardiovascular de Buenos Aires. Under local anesthesia, the aneurysm was successfully treated with a
Meadox Vanguard(TM) Endovascular Stent Graft. Without any               [PHOTO]
complications, Mr. Terk was able to return home three days after the procedure.

Where NEW TECHNOLOGIES help to manage health - and cost



                              INTELLECTUAL PROPERTY

                  Number of Patents Issued: January 1994, 145;
                   Year end 1997, 1000+; 1998, 2000+ pending.


                                  [LINE CHART]

[We are extremely proud of the accomplishments of our research and development teams. As shown here, their efforts play a key role in building and strengthening our intellectual property.]



The economic and social pressures which erupted in 1997 throughout Europe have dramatically increased the economic influence on healthcare purchasing de-cisions virtually overnight. While the magnitude of this change is a significant challenge for all participants in the medical device market, we see it ultimately as a long-term opportunity for Boston Scientific.

We fundamentally believe that our focus on less invasive treatments and the breadth of our Strategic Mass enables us to deliver better patient outcomes at a lower total cost to society. In the past, proving clinical benefit was enough to succeed, but the new economic environment across Europe requires similar rigor in demonstrating that patients treated with our products require a lower total cost of treatment for equivalent or better outcomes.

We are capturing data and building health economics modeling capabilities to bring the right clinical and economic information to the new decision makers in Europe and around the world: physicians, hospital purchasers, insurance companies and governments. We are expanding our ability to precisely measure, model and communicate the full economic benefits for each technology, and because medical practices and reimbursement systems vary by country even within Europe, we are taking a local approach where appropriate.

In response to changing customer needs, we are entering a new era of European customer service and distribution capability. The investments we have made in systems will begin paying off in 1998. Before mid-year, our central European warehouse in The Netherlands will be linked real time electronically not only with our international manufacturing center in Galway, Ireland, but with all of our plants and distribution centers around the world. We will spend less time, effort and money handling products while getting them to customers faster.

Incorporating manufacturing and development closer to the customer continues to be an important theme for Boston Scientific. In the gastrointestinal cancer arena, we are beginning to experience the benefits of close collaboration with European GI endoscopists as colonic stents, being developed and manufactured in Ireland, enter clinical trials in early 1998.

Continued growth in international markets and the outstanding performance of our Galway workforce have led us to pursue a second Irish facility in Cork. Initially, this facility will be a small international manufacturing center for neuroradiology products developed by Boston Scientific's Target business unit, today our third largest business in Europe. Ultimately, it will provide additional capacity to serve growth markets.

Lasting growth and leadership in a Europe preparing for and then adapting to unification will require close customer contact and fast response to changing needs. Strategic Mass, leveraged locally by our European team, provides Boston Scientific both the capability and the adaptability to excel.

                                    [PHOTO]

"Our Galway facility brings European product manufacturing and development together under one roof for the first time. This creates a collaborative working environment in which groups share continuous learning to create products of ever-higher quality and manufacturability."

                           Michel Darnaud, President of Boston Scientific Europe




                    We believe that the economic constraints that have affected
[PHOTO] the healthcare environment across Europe only serve to underscore the need for close, consultative relationships between Boston Scientific sales team and physicians. Here, Nicole Weimar, our German Microvasive Endoscopy sales representative, and Prof. Velcovsky of the Klinik Seltersberg of the JL University of Giessen, review clinical and economic benefits associated with a new endoscopic device.

Where INNOVATION drives growth and greater efficiency


      [PHOTO]            Stents are the most important new technology in less
                         invasive medicine since the balloon dilatation
[Our employees have      catheter. These tiny tubes and coils that expand and
been fully trained       support diseased vessels already constitute a $1.2
on how to use our        billion global market and the largest single product
global information       category in interventional cardiology. While today
systems and are          cardiology represents the most visible application, we
currently shipping       are intently focused on continuous expansion of stent
more than 5,000          technologies into every specialty market we serve.
packages daily from
the Marina Bay           Looking ahead, we expect that Scimed, our cardiology
Customer Fulfillment     business unit, will introduce two coronary stents to
Center.]                 the U.S. market this year. The NIR(TM) stent, a product
                         that has received high marks from our European physician customers and currently enjoys a leading market share position there, is expected to launch in the second half of 1998. The NIR is a highly flexible, highly conformable, balloon-expandable stent. We will also launch Radius(TM) this year, our first self-expanding, nitinol stent. Key to Boston
                         Scientific's ability to treat a broad range of diseased arteries is providing platforms with differential performance characteristics in a variety of sizes -- all intended to equip the interventional physician with the right stent for the right application.

                         While new technology energizes and motivates us, we understand that the innovation is not complete until physicians are bringing the benefits of the technology to their patients. Our ability to accomplish this requires a unique infrastructure that supports and meets the needs of our customers. Throughout 1997, we have worked diligently to create systems that will enable more efficient distribution and impeccable, consistent service quality. We began implementing a $100 million global supply chain management system in early 1996. Thanks to the intensive focus and commitment of the team, our global SAP-based system will be fully deployed in April of 1998. This system will provide the vital information required to enhance our business performance. The availability of comprehensive data on customer demand and product supply will enable more accurate sales activity forecasting, as well as improved materials resource planning and inventory management.

                                       As we continue to focus on execution,
                                       the combined capabilities of our
                                       customer service and distribution teams
    [ANNUAL EMPLOYEE GROWTH CHART]     into our new Boston Scientific Customer
                                       Fulfillment Center will further enhance
           1996    1997  % CHANGE      our ability to quickly and efficiently
                                       respond to customer needs. Today we are
U.S.      7,664    8,623     13%       able to ship more than 11,000 different
EUROPE    1,716    2,288     33%       products, from every Boston Scientific
JAPAN       288      495     72%       manufacturing facility, to locations
EMG. MKT.    20      297  1,385%       around the world, including our other
                                       regional distribution centers in The
                                       Netherlands, Singapore and Japan.


                                       It's all a part of our commitment to
                                       realizing the economic and efficiency
                                       benefits of integration, the greatest of which is the ability to get the right product to the right place at the right time -- anywhere in the world.

                                    [PHOTO]

Boston Scientific's Marina Bay Customer Fulfillment Center opened in May of 1997. Located in Quincy, Massachusetts, U.S.A., the 1.3 million-square-foot facility is equipped with state-of-the-art distribution equipment, including our global information systems. By integrating inventory from all plants into one central location, we expect to realize increased U.S. distribution efficiencies of 17-20%.


Boston Scientific's ability to leverage global expertise to develop new treatment solutions is well illustrated through our carotid stent technology program being developed for multiple Boston Scientific specialty markets. The team consists of employees from various functional areas across Boston Scientific business units.

                                                                         [PHOTO]

OPTIMIZING STENT SOLUTIONS

Throughout the body are many types of tubes and vessels
which can become blocked or can malfunction due to disease
or injury. Stents are an important tool our physician              [HUMAN BODY
customers use for long- term, less invasive treatment of            SKELETON]
these problems. Figure 1 shows where Boston Scientific stent technology is currently being applied as well as areas under
development.                                                        Figure 1

We apply the same principles of Strategic Mass to our stent technology that we do across our entire business - product line breadth and technology leverage to effectively provide the right tool for the job. Because the variety of places and problems which are treated with stents require unique solutions, we have developed multiple technology platforms and leveraged those platforms to where they provide the most useful treatment (see Figure 2).

The next step in optimal stent solutions is to provide adjunctive technologies which help stents perform better and can also be therapies themselves. We are researching the use of antiproliferative agents such as paclitaxel, genes and other pharmacologically active compounds delivered in coatings on stents or by special balloons to address vessel restenosis and further increase long-term patient benefit.

--------------------------------------------------------------------------------
Figure 2 The clinical applications for stenting are many and varied. We are actively working to extend our multiplatform stent and delivery system capabilities to provide our customers with optimal stent solutions that are as unique and diverse as the diseased arteries, lumens and vessels they treat.


----------------------------------------------------------------------------------------------
                             ANATOMICAL APPLICATION
----------------------------------------------------------------------------------------------
                Biliary   GI/Pulmonary   Urological   Coronary   Peripheral   Aortic  Carotid
stent platform
----------------------------------------------------------------------------------------------

NIR(TM)            X3                                   X2,3         X4
----------------------------------------------------------------------------------------------
RADIUS(TM)                                              X3                              X1,4
----------------------------------------------------------------------------------------------
SYMPHONY(R)        X            X                                   X1,2
----------------------------------------------------------------------------------------------
STRECKER(TM)       X          X, X2          X2                      X2
----------------------------------------------------------------------------------------------
VANGUARD(TM)                                                                  X1,2
----------------------------------------------------------------------------------------------
SHORT-TERM
----------------------------------------------------------------------------------------------
IMPLANT                                    X, X5
----------------------------------------------------------------------------------------------
DIAMOND(TM)        X            X
----------------------------------------------------------------------------------------------
PASSAGER(TM)                                                         X2
----------------------------------------------------------------------------------------------

X. Available worldwide
1. Under investigation in the U.S.
2. Available for sale outside U.S. only
3. Pending U.S. approval
4. Under  investigation outside  U.S.
5. Trestle(TM)Prostatic Stent - available in Europe only

                                                                    EXHIBIT 13.1

                             BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES 1997
                                               CONSOLIDATED FINANCIAL STATEMENTS


                FINANCIAL TABLE OF CONTENTS

                Financial Highlights                                    F-2
                Management's Discussion and Analysis of Financial
                Condition and Results of Operations                     F-2
                Consolidated Statements of Operations                   F-7
                Consolidated Balance Sheets                             F-8
                Consolidated Statements of Stockholders' Equity         F-10
                Consolidated Statements of Cash Flows                   F-11
                Notes to Consolidated Financial Statements              F-12
                Five-Year Selected Financial Data                       F-26
                Report of Independent Auditors                          F-27
                Quarterly Results of Operations                         F-28
                Market for the Company's Common Stock
                and Related Matters                                     F-28

FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands, except per share data)

YEAR ENDED DECEMBER 31,                                     1997            1996          1995
--------------------------------------------------------------------------------------------------
Net sales                                                $1,872,282      $1,551,238     $1,190,821
Gross profit                                              1,321,903       1,123,400        848,074
Operating income                                            268,992         313,171         52,111
Net income (loss)                                           139,334         167,094        (18,419)
Net income (loss) per common share - basic                    $0.72           $0.86         $(0.10)
Net income (loss) per common share - assuming dilution         0.70            0.84          (0.10)

The above amounts include merger-related and special charges of $259 million ($192 million, net-of-tax), $142 million ($128 million, net-of-tax) and $272 million ($231 million, net-of-tax) recorded in 1997, 1996 and 1995, respectively. See notes to consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

During the past three years, Boston Scientific Corporation (Boston Scientific or the Company) has consummated numerous mergers and acquisitions that are expected to improve the strategic position of the Company to take advantage of additional significant growth opportunities in less invasive medicine. In 1995, the Company merged with or acquired SCIMED Life Systems, Inc. (SCIMED), Cardiovascular Imaging Systems, Inc. (CVIS), Vesica Medical, Inc. (Vesica), Meadox Medicals, Inc. (Meadox) and Heart Technology, Inc. (Heart). In 1996, the Company merged with or acquired EP Technologies, Inc. (EPT), Symbiosis Corporation (Symbiosis) and Endotech Ltd. and MinTec Inc., and certain related companies (Endotech/MinTec).

On April 8, 1997, the Company completed its merger with Target Therapeutics, Inc. (Target) in a tax-free, stock-for-stock transaction accounted for as a pooling-of-interests. Target designs, develops, manufactures and markets catheter-based disposable and implantable medical devices used in minimally invasive procedures to treat neurovascular diseases and disorders. In conjunction with this merger, Target's stockholders received 1.07 shares of Boston Scientific common stock in exchange for each share of Target common stock. Approximately 16.5 million shares of the Company's common stock were issued in connection with the Target acquisition.

The Company has substantially completed the integration of all mergers and acquisitions consummated in 1995 and 1996. The Company expects to complete the integration of Target by the end of 1998. Management believes it has developed a sound plan for continuing and concluding the integration process, and that it will achieve that plan. However, in view of the number of major transactions undertaken by the Company, the dramatic changes in the size of the Company and the complexity of its organization resulting from these transactions, management also believes that the successful implementation of its plan presents a significant degree of difficulty. The failure to integrate these businesses effectively could adversely affect the Company's operating results in the near term, and could impair the Company's ability to realize the strategic and financial objectives of these transactions.

The restated historical results of operations are not necessarily indicative of the operating results or financial position that would have occurred if the mergers and acquisitions had been consummated during the periods presented, nor are they necessarily indicative of future operating results or financial position.

YEARS ENDED DECEMBER 31, 1997 AND 1996

Net sales increased 21% in 1997 to $1,872 million from $1,551 million in 1996. International net sales for the year were adversely impacted by changes in foreign currency exchange rates. Without the impact of changes in exchange rates, net sales for the year increased approximately 26%. Net income for the year ended December 31, 1997, excluding merger-related and special charges, increased 12% to $331 million from $295 million during the year ended December 31, 1996.

In 1997, the Company recorded merger-related expenses ($146 million) and purchased research and development ($29 million), and the Company recorded special charges related to inventory write-downs ($19 million), litigation-related reserves ($34 million), and the impact of implementing a recently issued accounting standard related to business process reengineering ($31 million). During 1996, the Company recorded merger-related expenses ($32 million) and purchased research and development ($110 million).

Reported net income for the year was $139 million, or $0.70 per share (diluted), as compared to $167 million, or $0.84 per share, for the prior year.


                                       F-2
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

United States (U.S.) revenues increased approximately 17% from 1996 to $1,076 million in 1997, while international revenues, including export sales, increased approximately 27% from 1996 to $796 million in 1997. International sales as a percentage of worldwide sales increased from 40% in 1996 to 43% in 1997. International sales during 1997 were negatively impacted compared to 1996 by approximately $82 million of unfavorable exchange rate movements caused primarily by the strengthening of the U.S. dollar versus major European currencies and the Japanese yen. Worldwide vascular and nonvascular sales increased 19% and 27%, respectively, from 1996 to 1997.

Gross profit as a percentage of net sales was approximately 70.6% and 72.4% during 1997 and 1996, respectively. The decline in gross margins during 1997 is primarily attributable to write-downs for excess and obsolete inventory. Future gross margins may be impacted by the Company's ability to effectively manage its inventory level and mix. The Company is in the process of implementing a new global information system that is expected to improve supply chain management. The decrease in gross margin percentage is also partially due to a decline in average selling prices as a result of continuing pressure on healthcare costs and increased competition. In addition, gross margins were negatively impacted by the unfavorable foreign exchange rate movements discussed above. The negative impact of the above conditions was partially offset by the Company's U.S. cost containment programs and the positive gross margin impact of selected new product offerings.

Selling, general and administrative expenses increased 33% from $516 million in 1996 to $688 million in 1997, and increased as a percentage of sales from 33% to 37% of net sales. The increase includes $34 million in litigation-related reserves recorded in 1997. In addition, the Company continued to expand its domestic and international sales and distribution organizations. The Company believes the additional investments will enhance its competitive position in the future.

Royalty expenses remained at approximately 1% of net sales while increasing 30% from $17 million in 1996 to $22 million in 1997. The increase in overall royalty expense dollars is due to increased sales and royalties due under several strategic alliances that the Company initiated in 1997 and prior years.

Research and development expenses remained at approximately 9% of net sales while increasing 24% from $135 million in 1996 to $167 million in 1997. The increase in research and development dollars reflects increased spending in regulatory, clinical research and various other product development programs, and reflects the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment. The trend in countries around the world toward more stringent regulatory requirements for product clearance and more vigorous enforcement activities has generally caused or may cause medical device manufacturers to experience more uncertainty, greater risk and higher expenses.

During 1996 and 1997, the Company expanded its direct sales presence in Asia Pacific and Latin America so as to be in a position to take advantage of expanded market opportunities. The costs of expansion have negatively impacted the Company's operating margins. The Company's ability to benefit from its expansion may be limited by risks and uncertainties related to economic conditions in these regions, in addition to competitive offerings, infrastructure development, rights to intellectual property, and the ability of the Company to implement its overall business strategy. Further, any significant changes in the political, regulatory or economic environment where the Company conducts international operations may have a material impact on revenues and profits. The Company believes that it will be able to realize improved long-term returns on its investments with a direct selling presence in these regions.

The Company's 1997 operating expenses increased at a faster percentage than net sales and the Company expects this relationship to continue during the first half of 1998. However, the Company also expects that the additional investments in infrastructure will enhance its competitive position in the second half of 1998 and beyond.

Uncertainty remains with regard to future changes within the healthcare industry. The trend towards managed care and economically motivated buyers in the U.S. may result in continued pressure on selling prices of certain products and resulting compression on gross margins. The U.S. marketplace is increasingly characterized by consolidation among healthcare providers and purchasers of medical devices who prefer to limit the number of suppliers from whom they purchase medical products. There can be no assurance that these entities will continue to purchase products from the Company. In addition, international markets are also being affected by economic pressure to contain reimbursement levels and healthcare costs. Although these factors will continue to impact the rate at which Boston Scientific can grow, the Company believes that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves.

Interest and dividend income was $4 million as compared to $6 million in 1996. The decrease is primarily attributable to a decrease in the Company's average cash and marketable securities balance resulting from the use of cash to fund the Company's working capital, finance several of the Company's recent acquisitions and alliances and to repurchase the Company's common stock. Interest expense increased from $12 million in 1996 to $14 million in 1997. The overall increase in interest expense is primarily attributable to a higher outstanding balance related to the Company's commercial paper borrowings. Other income (expense), net, changed from expense of $5 million in 1996 to less than $1 million of income in 1997. The change is primarily attributable to net gains on sales of equity investments of approximately $11 million compared to net gains of $1 million in 1996.

The Company's effective tax rate was approximately 45% in 1996 and 38% in 1997. The effective tax rates for 1996 and 1997 include the impact of special charges. Excluding these items, the pro forma effective tax rate improved from approximately 34% during 1996 to 32% during 1997. The reduction


                                      F-3
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

in the Company's effective tax rate, excluding the impact of special charges, is primarily due to increased business in lower tax geographies and certain tax planning initiatives.

In 1997, the Company recorded a $31 million ($21 million, net-of-tax) cumulative effect of change in accounting from implementing Emerging Issues Task Force No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation." The Company does not expect future costs for the business process reengineering component of its global information systems project to be material.

YEARS ENDED DECEMBER 31, 1996 AND 1995

Net sales increased 30% in 1996 to $1,551 million from $1,191 million in 1995. Net income for the year increased to $167 million, or $0.84 per share (diluted), as compared to a loss of $18 million, or $0.10 per share, in the prior year. Net income for the year ended December 31, 1996, excluding special charges related to 1996 and 1995 acquisitions, increased 39% to $295 million from $212 million during the year ended December 31, 1995.

U.S. revenues increased approximately 20% from 1995 to $924 million in 1996, while international revenues, including export sales, increased approximately 50% from 1995 to $627 million in 1996, or 57% excluding the negative impact of exchange rate movements. International sales as a percentage of worldwide sales increased from 35% in 1995 to 40% in 1996. Worldwide vascular sales increased 29% from 1995 to 1996 and worldwide nonvascular sales during the same periods increased 26%.

During 1996, the Company accelerated its forward build and spend programs so as to be in a position to take advantage of the expanded market opportunities. The programs impacted the Company's manufacturing and selling, general and administrative costs.

Gross profit as a percentage of net sales was approximately 72.4% and 71.2% during 1996 and 1995, respectively. During 1996, the Company's gross margins improved as a result of the Company's U.S. cost containment programs, an increase in the percentage of international sales compared to U.S. sales, and certain benefits of converting from selling through international distributors to direct sales operations. However, the positive impact of these initiatives was offset by the forward spend programs discussed previously, a slight decline in average selling prices due to continuing pressure on healthcare costs and increased competition, and a shift in the Company's product sales mix. In addition, gross margins were negatively impacted by the unfavorable foreign exchange rate movements discussed above.

Selling, general and administrative expenses increased 32% from $392 million in 1995 to $516 million in 1996, and remained approximately 33% of net sales. The increase reflects continued expansion of the Company's domestic and international sales organizations and related marketing support.

Royalty expenses decreased 35% from $26 million in 1995 to $17 million in 1996 and decreased from approximately 2% of net sales to 1% of net sales. The decrease is primarily attributable to a reduction in sales of certain of the Company's PTCA products that are subject to royalties. However, the reduction was partially offset by royalties due under several strategic alliances that the Company initiated in 1996 and prior years.

Research and development expenses increased 28% from $106 million in 1995 to $135 million in 1996 and remained approximately 9% of net sales. The increase in dollars reflects increased spending in regulatory, clinical research and various other product development programs, and reflects the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment.

Interest and dividend income was $6 million in 1996 as compared to $16 million in 1995. The decrease is primarily attributable to a decrease in the Company's average cash and marketable securities balance resulting from the use of cash to finance several of the Company's strategic alliances and infrastructure build during the second half of 1995 and throughout 1996. Interest expense increased from $10 million in 1995 to $12 million in 1996. The increase in interest expense is primarily attributable to interest on borrowings used principally to finance the acquisitions of Symbiosis and Endotech/MinTec and the Company's stock repurchase program. Other income (expense), net, changed from income of $4 million in 1995 to expense of $5 million in 1996. The change is primarily attributable to net foreign exchange losses recorded in 1996 of $2 million compared to net gains of $8 million recorded in 1995.

The Company's effective tax rate was approximately 129% in 1995 and 45% in 1996. The effective tax rates for 1995 and 1996 include the impact of special charges (see discussion following). Excluding these items, the pro forma effective tax rate improved from approximately 37% during 1995 to 34% during 1996. During 1995, the Company reorganized its international legal structure, which has contributed to a reduction in the effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

During 1997, the Company continued to invest in several strategic initiatives and infrastructure in order to take advantage of certain growth opportunities that exist in less invasive medicine. Cash, cash equivalents, and short-term investments totaled approximately $80 million as of December 31, 1997 compared to $118 million as of December 31, 1996. Working capital was reduced from $335 million at December 31, 1996 to $256 million at December 31, 1997, and cash provided by operating activities decreased from $142 million during 1996 to $80 million during 1997. The decrease in cash and marketable securities is primarily attributable to cash used to repurchase the Company's common stock, capital expenditures incurred to expand the Company's manufacturing and distribution facilities, additional strategic initiatives and payment of merger-related costs. The cash expenditures were par-


                                      F-4
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES tially offset by proceeds from operating activities and additional borrowings under the Company's financing arrangements.

During 1997, accounts receivable increased $93 million as a result of the Company's sales growth and the transition to selling directly to international customers. Days sales outstanding has increased from 68 days in 1996 to 77 days in 1997 primarily as a result of the growth in international sales. The Company's bad debt provision may be impacted by its ability to effectively collect receivables due from its international distributors. Inventory increased $150 million during 1997 primarily as a result of stocking the NIR(TM) stent in preparation of the Company's planned 1998 launch in the U.S. and Japan. The remaining increase is a result of inefficiencies in the global supply chain. The Company is committed to purchase approximately $75 million of NIR stents during 1998. The Company expects inventory levels to peak in mid-1998 and then begin to decline as the NIR stent is launched in the U.S. and Japan, and as the Company's new global supply chain becomes fully operational. Successful implementation of the Company's supply chain initiatives is necessary to reduce the Company's inventory to an acceptable level. Although no significant issues have arisen in the past, there can be no assurance that current or future suppliers of the Company's raw materials will be able to continue to meet the quality and quantity demands of the Company at current suppliers' prices.

Cash used for investing activities for 1997 was $251 million and was primarily related to property, plant and equipment costs associated with the Company's expansion of manufacturing and distribution capacity.

During 1997, net cash provided by financing activities was approximately $162 million and consisted primarily of proceeds from issuance of commercial paper and long-term borrowings and the exercise of stock options partially offset by the acquisition of treasury stock.

In connection with its 1995 and 1996 mergers and acquisitions and the Company's initial investment in Medinol, Ltd. (Medinol), the Company recorded merger-related charges of approximately $272 million ($231 million, net-of-tax) and $142 million ($128 million, net-of-tax), respectively. In addition, during 1997, the Company recorded special charges in connection with its acquisitions of approximately $175 million ($135 million, net-of-tax). Estimated costs include purchased research and development ($29 million) and those costs typical in a merging of operations and relate to, among other things, rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset write-downs and other integration costs. The Company does not expect costs incurred to complete purchased research and development projects to be material. During 1997, cash payments related to these charges were approximately $105 million and estimated cash payments for 1998 are $51 million.

The Company is authorized to purchase on the open market up to approximately 20 million shares of the Company's common stock. Purchases will be made at prevailing prices as market conditions and cash availability warrant. Stock repurchased under the Company's systematic plan will be used to satisfy the Company's obligations pursuant to its employee benefit and incentive plans. During 1997, the Company repurchased 3.5 million shares of its common stock at an aggregate cost of $188 million. Prior to 1997, 6.5 million shares of the Company's common stock were repurchased under the program.

Since early 1995, the Company has entered into several transactions involving acquisitions and alliances, certain of which have involved equity investments. As the healthcare environment continues to undergo rapid change, management expects that it will continue focusing on strategic initiatives and/or make additional investments in existing relationships. In addition, the Company expects to incur capital expenditures of approximately $230 million in 1998, including completion of construction of additional manufacturing space and completion of its global information system. The Company's new global information system is Year 2000 compliant. The Company is assessing other programs and products to determine if they are Year 2000 compliant and the Company does not anticipate that additional compliance costs will have a material impact on its business, operations or its financial condition.

In October 1997, the Company filed a Public Debt Registration Statement with the U.S. Securities and Exchange Commission. Under the Registration Statement, the Company may issue up to $500 million in debt securities in the public market. In February 1998, the Company made an additional filing necessary to issue $500 million of debt securities under the Registration Statement. The Company expects the issuance to move forward and to receive the proceeds of the issuance during March 1998. A significant portion of the net proceeds from the sale of the securities will be used for repayment of indebtedness under the Company's commercial paper program, and the remainder of the net proceeds of this offering will be used principally to fund general corporate purposes. The Company may borrow additional amounts under its revolving credit agreement in the future, and the Company plans to increase its Japanese borrowing facilities used primarily to discount its accounts receivable. The Company expects that its cash and cash equivalents, marketable securities, cash flows from operating activities, proceeds from the issuance of the debt securities noted above and borrowing capacity will be sufficient to meet its projected operating cash needs, including integration costs at least through the end of 1998. The Company may need to increase its bank facilities during 1998 if it continues to execute strategic initiatives, although there are no assurances that additional financing can be or will be obtained.

MARKET RISK DISCLOSURES

The Company's floating and fixed rate debt obligations are subject to interest rate risk. If interest rates increase 100 basis points in 1998, the increase would not result in a material change in the Company's interest expense or the fair value of the Company's debt obligations. A 100 basis point increase would not result in a material increase in interest income or the fair value of the Company's short-term investments.

The Company enters into forward foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with commitments, generally one to six months. The Company does not engage in speculation. The


                                      F-5
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Company's foreign exchange contracts, which amounted to approximately $177 million at December 31, 1997, should not subject the Company to material risk due to exchange rate movements because gains and losses on these contracts should offset losses and gains on the assets and liabilities being hedged. Although the Company engages in hedging transactions that may offset the effect of fluctuations in foreign currency exchange rates on foreign currency denominated assets and liabilities, financial exposure may nonetheless result, primarily from the timing of transactions and the movement of exchange rates. The short-term nature of these contracts has resulted in these instruments having insignificant fair market values at December 31, 1997. In addition, unhedged foreign currency balance sheet exposures as of December 31, 1997 are not expected to result in a significant loss of earnings or cash flows. As the Company has expanded its international operations, its sales and expenses denominated in foreign currencies have expanded and that trend is expected to continue. Thus, certain sales and expenses have been, and are expected to be, subject to the effect of foreign currency fluctuations and these fluctuations may have an impact on margins. The Company's sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency selling prices.

LITIGATION

The Company is involved in various lawsuits, including product liability suits, from time to time in the normal course of business. In management's opinion, the Company is not currently involved in any legal proceeding other than those specifically identified in the notes to the consolidated financial statements which, individually or in the aggregate, could have a material effect on the financial condition, operations and cash flows of the Company. The Company believes that it has meritorious defenses against claims that it has infringed patents of others. However, there can be no assurance that the Company will prevail in any particular case. An adverse outcome in one or more cases in which the Company's products are accused of patent infringement could have a material adverse effect on the Company. During 1997, the Company recorded approximately $34 million of litigation-related reserves to cover costs of defense and settlement, and unfavorable outcomes. The reserves are included in selling, general and administrative expenses.

Further product liability claims may be asserted in the future relative to events not known to management at the present time. The Company has insurance coverage which management believes is adequate to protect against such product liability losses as could otherwise materially affect the Company's financial position.

CAUTIONARY STATEMENT FOR PURPOSES OF THE
SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

This report contains forward-looking statements. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Forward-looking statements contained in this report include, but are not limited to, statements with respect to: (a) the Company's forward build and spend programs and its ability to benefit from investments in expansion; (b) the Company's plans to continue to invest in its global systems and worldwide manufacturing and distribution capacity; (c) the potential impacts of continued consolidation among healthcare providers, trends towards managed care, healthcare cost containment, more stringent regulatory requirements and more vigorous enforcement activities; (d) the Company's belief that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves; (e) the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment; (f) the research and development expenditures that will be incurred to complete purchased research and development projects; (g) risks associated with international operations; (h) the process and plan for the integration of businesses acquired by the Company and the successful implementation of the plan; (i) the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins and the trend toward increasing sales and expenses denominated in foreign currencies; (j) the ability of the Company to successfully manage accounts receivable and inventory levels and mix; (k) the ability of the Company to meet its projected cash needs through the end of 1998;
(l) the Company's plans for launch of the NIR(TM) stent in the U.S. and Japan;
(m) the ability of global information systems to improve supply chain management; (n) costs associated with implementing Year 2000 compliance and business process reengineering; (o) the Company's belief that operating expenses will increase at a faster percentage than net sales during the first half of 1998 and the expectation that the additional investments in infrastructure will enhance the Company's competitive position in the second half of 1998 and beyond; and (p) the ability of additional investments in sales and distribution organizations to enhance the Company's future competitive position. Several important factors, in addition to the specific factors discussed in connection with such forward-looking statements individually, could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such additional factors include, among other things, future economic, competitive and regulatory conditions, demographic trends, financial market conditions and future business decisions of Boston Scientific and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Boston Scientific. Therefore, the Company wishes to caution each reader of this report to consider carefully these factors as well as the specific factors discussed with each forward-looking statement in this report and as disclosed in the Company's filings with the Securities and Exchange Commission as such factors, in some cases, have affected, and in the future (together with other factors) could affect, the ability of the Company to implement its business strategy and may cause actual results to differ materially from those contemplated by the statements expressed herein.


                                      F-6
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (In thousands, except per share data)

YEAR ENDED DECEMBER 31,                                                 1997           1996           1995
----------------------------------------------------------------------------------------------------------
Net sales                                                        $ 1,872,282    $ 1,551,238    $ 1,190,821
Cost of products sold                                                550,379        427,838        342,747
----------------------------------------------------------------------------------------------------------
Gross profit                                                       1,321,903      1,123,400        848,074

Selling, general and administrative expenses                         688,174        515,908        391,548
Royalties                                                             22,177         17,061         26,233
Research and development expenses                                    167,194        134,919        105,788
Purchased research and development                                    29,475        110,000         67,946
Merger-related charges                                               145,891         32,341        204,448
----------------------------------------------------------------------------------------------------------
                                                                   1,052,911        810,229        795,963
----------------------------------------------------------------------------------------------------------
Operating income                                                     268,992        313,171         52,111

Other income (expense):

Interest and dividend income                                           3,706          6,297         16,311
Interest expense                                                     (14,285)       (11,518)        (9,591)
Other, net                                                               255         (4,620)         3,847
----------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
effect of change in accounting                                       258,668        303,330         62,678
Income taxes                                                          98,254        136,236         81,097
----------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change
in accounting                                                        160,414        167,094        (18,419)

Cumulative effect of change in accounting (net-of-tax)               (21,080)
----------------------------------------------------------------------------------------------------------
Net income (loss)                                                $   139,334    $   167,094    $   (18,419)
==========================================================================================================
Earnings (loss) per common share - basic:
Income (loss) before cumulative effect of change in accounting   $      0.82    $      0.86    $     (0.10)
Cumulative effect of change in accounting                              (0.10)
----------------------------------------------------------------------------------------------------------
Net income (loss) per common share - basic                       $      0.72    $      0.86    $     (0.10)
==========================================================================================================
Earnings (loss) per common share - assuming dilution:
Income (loss) before cumulative effect
of change in accounting                                          $      0.80    $      0.84    $     (0.10)
Cumulative effect of change in accounting                              (0.10)
----------------------------------------------------------------------------------------------------------
Net income (loss) per common share - assuming dilution           $      0.70    $      0.84    $     (0.10)
==========================================================================================================


                See notes to consolidated financial statements.


                                      F-7
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

December 31,                                           1997         1996
------------------------------------------------------------------------
ASSETS

Current assets:

Cash and cash equivalents                        $   57,993   $   72,175
Short-term investments                               22,316       45,606
Trade accounts receivable, net                      413,838      321,025
Inventories                                         386,742      236,670
Deferred income taxes                               146,956       97,364
Prepaid expenses and other current assets            36,176       43,977
------------------------------------------------------------------------
Total current assets                              1,064,021      816,817

Property, plant, equipment and leaseholds, net      498,967      362,302

Other assets:
Intangibles, net                                    313,346      319,762
Investments                                          66,239       55,735
Other assets                                         25,234       30,429
------------------------------------------------------------------------
                                                 $1,967,807   $1,585,045
========================================================================


                See notes to consolidated financial statements.


                                      F-8
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

(In thousands, except share and per share data)

December 31,                                                              1997           1996
---------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Commercial paper                                                   $   423,250    $   212,500
Bank obligations                                                        23,958         28,056
Accounts payable                                                        98,878         66,877
Accrued expenses                                                       161,236         96,907
Accrual for merger-related charges                                      68,358         48,144
Income taxes payable                                                    26,039         27,403
Other current liabilities                                                6,292          1,929
---------------------------------------------------------------------------------------------
Total current liabilities                                              808,011        481,816

Long-term debt                                                          46,325
Accrual for merger-related charges                                       8,283
Deferred income taxes                                                   58,034         59,975
Other long-term liabilities                                             60,922         48,139

Commitments and contingencies

Stockholders' equity:

Preferred stock, $ .01 par value - authorized 25,000,000 shares, none issued and outstanding
Common stock, $ .01 par value - authorized 300,000,000 shares,
195,611,491 shares issued at December 31, 1997 and
at December 31, 1996                                                     1,956          1,956
Additional paid-in capital                                             432,556        437,074
Contingent stock repurchase obligation                                  18,295         24,855
Retained earnings                                                      706,542        574,051
Foreign currency translation adjustment                                (94,279)       (37,964)
Unrealized gain on available-for-sale securities, net                   17,422         18,886
Treasury stock, at cost - 1,800,627 shares at December 31, 1997
and 643,991 shares at December 31, 1996                                (96,260)       (23,743)
---------------------------------------------------------------------------------------------
Total stockholders' equity                                             986,232        995,115
---------------------------------------------------------------------------------------------
                                                                   $ 1,967,807    $ 1,585,045
=============================================================================================


                See notes to consolidated financial statements.


                                      F-9
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands)

                                                                                                                     Unrealized
                                                                              Contingent                  Foreign      Gain On
                                             Common Stock       Additional      Stock                     Currency   Available-
                                        Shares         Par        Paid-In     Repurchase    Retained    Translation    For-Sale
                                        Issued        Value      Capital      Obligation    Earnings     Adjustment  Securities, Net
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994            194,574    $   1,945    $ 413,434                  $ 437,296    $    (227)    $      13
Net loss                                                                                     (18,419)
Foreign currency
translation adjustment                                                                                    (14,352)
Issuance of common stock                    461            5        3,362                       (600)
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                               14,180
Change in fiscal year of a
pooled entity                                                                               (11,456)
Net change in equity investments                                                                                         8,820
Other                                                                  76                       136
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995            195,035        1,950      431,052                   406,957      (14,579)        8,833
Net income                                                                                  167,094
Foreign currency
translation adjustment                                                                                   (23,385)
Issuance of common stock                    576            6       (5,500)
Purchase of common stock
for treasury
Sale of stock repurchase obligation                               (24,855)   $  24,855
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                               36,377
Net change in equity investments                                                                                        10,053
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996            195,611        1,956      437,074       24,855      574,051      (37,964)       18,886
Net income                                                                                  139,334
Foreign currency
translation adjustment                                                                                   (56,315)
Issuance of common stock                                          (47,713)                  (11,758)
Purchase of common stock
for treasury
Sale of stock
repurchase obligation                                             (18,295)      18,295
Expiration of stock
repurchase obligation                                              24,855      (24,855)
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                               36,635                     4,915
Net change in equity investments                                                                                        (1,464)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997            195,611    $   1,956    $ 432,556    $  18,295    $ 706,542    $ (94,279)    $  17,422
====================================================================================================================================

                                         Treasury
                                          Stock         Total
---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994             $ (58,271)   $ 794,190
Net loss                                                (18,419)
Foreign currency
translation adjustment                                  (14,352)
Issuance of common stock                    31,975       34,742
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                     14,180
Change in fiscal year of a
pooled entity                                           (11,456)
Net change in equity investments                          8,820
Other                                                       212
---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995               (26,296)     807,917
Net income                                              167,094
Foreign currency
translation adjustment                                  (23,385)
Issuance of common stock                    66,385       60,891
Purchase of common stock
for treasury                               (66,355)     (66,355)
Sale of stock repurchase obligation          2,523        2,523
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                     36,377
Net change in equity investments                         10,053
---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996              (23,743)      995,115
Net income                                              139,334
Foreign currency
translation adjustment                                  (56,315)
Issuance of common stock                  114,134        54,663
Purchase of common stock
for treasury                             (188,159)     (188,159)
Sale of stock
repurchase obligation                       1,508         1,508
Expiration of stock
repurchase obligation
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                     41,550
Net change in equity investments                         (1,464)
---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997            $ (96,260)    $ 986,232
===============================================================


                See notes to consolidated financial statements.


                                      F-10
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

Year ended December 31,                                     1997         1996         1995
------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income (loss)                                      $ 139,334    $ 167,094    $ (18,419)
Adjustments to reconcile net income (loss)
to cash provided by operating activities:
Net cash adjustment to conform year end
of pooled entity                                                                   (11,472)
Gain on sale of equity investments                       (10,526)        (827)
Depreciation and amortization                             86,692       66,317       43,396
Deferred income taxes                                    (52,214)     (11,749)      (8,510)
Noncash special charges write-offs                        37,104       14,378       15,237
Purchased research and development                        29,475      110,000       67,946
Exchange (gain) loss                                       4,212        2,115       (7,617)
Increase (decrease) in cash flows from
operating assets and liabilities:
Trade account receivables                               (107,837)    (105,370)     (71,065)
Inventories                                             (175,113)     (90,980)     (48,493)
Prepaid expenses and other current assets                  9,751      (19,399)       8,844
Accounts payable and accrued expenses                    101,378       31,342       12,111
Accrual for merger-related charges                        28,489      (60,420)      67,312
Other liabilities                                         (2,472)      32,175      (25,137)
Other, net                                                (7,779)       7,303        8,403
------------------------------------------------------------------------------------------
Cash provided by operating activities                     80,494      141,979       32,536

INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, net        (220,097)    (145,332)     (74,800)
Net maturities of held-to-maturity
short-term investments                                    28,555       28,152        5,033
Purchases of available-for-sale securities                (7,834)     (74,947)     (57,737)
Sales of available-for-sale securities                     5,351       70,260      111,516
Acquisitions of businesses, net of cash acquired         (18,076)    (264,493)     (96,792)
Payments for investments in certain technologies         (39,066)      (8,564)     (67,351)
Other, net                                                   205       (6,379)      (2,304)
------------------------------------------------------------------------------------------
Cash used in investing activities                       (250,962)    (401,303)    (182,435)

FINANCING ACTIVITIES:
Net increase in commercial paper                         210,750      212,500
Proceeds from notes payable and long-term borrowings      52,005                    28,191
Net payments on notes payable, capital leases and
long-term borrowings                                     (10,929)     (27,816)     (67,097)
Proceeds from issuances of shares of common stock,
net-of-tax benefits                                       96,213       77,642       48,922
Acquisitions of treasury stock,
net of proceeds from put options                        (186,651)     (63,832)
Other, net                                                   484          762         (107)
------------------------------------------------------------------------------------------
Cash provided by financing activities                    161,872      199,256        9,909
Effect of foreign exchange rates on cash                  (5,586)      (2,588)      (4,939)
------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                (14,182)     (62,656)    (144,929)
Cash and cash equivalents at beginning of period          72,175      134,831      279,760
------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period             $  57,993    $  72,175    $ 134,831
==========================================================================================


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

On March 23, 1995, the Company completed the acquisition of Vesica Medical, Inc. (Vesica) which is accounted for under the purchase method of accounting. The purchase price is not material to the Company's financial position or results of operations and the acquisition did not have a material pro forma impact on the Company's operations.

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

On March 14, 1996, the Company acquired Symbiosis Corporation (Symbiosis), formerly a wholly-owned subsidiary of American Home Products Corporation. Boston Scientific purchased Symbiosis for approximately $153 million in a cash transaction. The acquisition was accounted for using the purchase method of accounting.

On May 3, 1996, Boston Scientific acquired assets from Endotech, Ltd. and MinTec Inc., and certain related companies (Endotech/MinTec). The Company purchased Endotech/MinTec's assets for approximately $72 million in a cash transaction accounted for using the purchase method of accounting.

On April 8, 1997, the Company completed its merger with Target Therapeutics, Inc. (Target) in a tax-free, stock-for-stock transaction accounted for as a pooling-of-interests. In conjunction with this merger, Target's stockholders received 1.07 shares of the Company's common stock in exchange for each share of Target common stock. Approximately 16.5 million shares of the Company's common stock were issued in connection with the Target merger.


NOTE B -- SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its subsidiaries, substantially all of which are wholly-owned, and include the results of SCIMED, Meadox, Heart, EPT and Target accounted for as poolings-of-interests, for all periods presented. The statements also include the results of CVIS, beginning in March 1995, the results of Symbiosis, beginning in March 1996 and the results of Endotech/MinTec, beginning in May 1996. Investments in affiliates, representing 20% to 50% of the ownership of such companies, are accounted for under the equity method. Investments in affiliates, representing less than 20% of the ownership of such companies, are accounted for under the cost method.

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

TRANSLATION OF FOREIGN CURRENCY: All assets and liabilities of foreign subsidiaries are translated at the rate of exchange at year end while sales and expenses are translated at the average rates in effect during the year. The net effect of these translation adjustments is shown in the accompanying financial statements as a component of stockholders' equity.


                                      F-12
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

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

PROPERTY, PLANT, EQUIPMENT AND LEASEHOLDS: Property, plant, equipment and leaseholds are stated at historical cost. Expenditures for maintenance and repairs are charged to expense; betterments are capitalized. The Company provides for depreciation and amortization by the straight-line method at rates which are intended to depreciate and amortize the cost of these assets over their estimated useful lives. Buildings and improvements are depreciated over a 15- to 40-year life; equipment, furniture and fixtures are depreciated over a 2- to 7-year life. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease.

The Company capitalizes interest incurred on funds used to construct property, plant and equipment. Interest capitalized during 1997 was $5 million. The Company receives grant money equal to a percentage of expenditures on eligible capital equipment which is recorded as deferred income and recognized ratably over the life of the underlying assets. The grant money would be repayable, in whole or in part, should the Company fail to meet certain employment goals.

INTANGIBLE ASSETS: Intangible assets are amortized using the straight-line method over the following lives: Patents and trademarks (3-20 years); Licenses (2-20 years); Purchased technologies (3-20 years); Excess of cost over net assets acquired (15-40 years); Other intangibles (Various).

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

Taxes are not provided on unremitted earnings of subsidiaries outside the United States (U.S.) where such earnings are permanently reinvested. At December 31, 1997, unremitted earnings of non-U.S. subsidiaries were $311 million. When these earnings are distributed in the form of dividends or otherwise, the Company will be subject to both U.S. income taxes and foreign withholding taxes less an adjustment for applicable foreign tax credits. It is not practical to estimate the amount of taxes payable on these foreign earnings. Research and development tax credits are recorded as a reduction in income tax expense in the year realized.

FOREIGN EXCHANGE CONTRACTS: The Company enters into forward foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with commitments. The Company does not engage in speculation. The Company's foreign exchange contracts, which amounted to $177 million at December 31, 1997 and which were immaterial at December 31, 1996, do not subject the Company to material balance sheet risk due to exchange rate movements because gains and losses on these contracts offset losses and gains on the assets and liabilities being hedged. During 1997 and 1996, net foreign currency transaction and translation net gains (losses) that are reflected as Other Income (Expense) on the Consolidated Statements of Operations totaled approximately $4 million and $2 million, respectively, of net foreign exchange losses compared to $8 million of net foreign exchange gains in 1995.

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

ACCOUNTING CHANGE: The Company has implemented Emerging Issues Task Force (EITF) No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation," the effect of which ($31 million or $21 million, net-of-tax) is reflected as a cumulative change in accounting.

NEW ACCOUNTING STANDARDS: The Company has not yet adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" both of which will require adoption in 1998. The Company is in the process of determining the effect of adoption of these statements on its consolidated financial statements and related disclosures.

NET INCOME PER COMMON SHARE: In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share". Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the Company's previously reported primary earnings per share. All earnings per share amounts for all periods presented have been restated to conform to the Statement 128 requirements.

RECLASSIFICATIONS: Certain prior years' amounts have been reclassified to conform to the current years' presentation.


NOTE C -- CASH, CASH EQUIVALENTS AND INVESTMENTS

Cash, cash equivalents, and investments, stated at fair market value, consisted of the following:

                                                                       Fair         Gross         Gross
                                                                     Market    Unrealized    Unrealized     Amortized
(In thousands)                                                        Value         Gains        Losses          Cost
---------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
AVAILABLE-FOR-SALE:
  Cash and money market accounts                                   $ 57,993                                   $57,993
  Equity securities (with a readily determinable fair value)         47,828       $31,079       $ 2,090        18,839
  Corporate obligations:
    Within one year                                                     828                                       828
  U.S. debt securities:
    Within one year                                                  15,779                                    15,779
---------------------------------------------------------------------------------------------------------------------
                                                                   $122,428       $31,079       $ 2,090       $93,439
=====================================================================================================================
DECEMBER 31, 1996
AVAILABLE-FOR-SALE:
  Cash and money market accounts                                   $ 60,426                                   $60,426
  Equity securities (with a readily determinable fair value)         45,966       $31,580       $ 1,808        16,194
  Corporate obligations:
    Within one year                                                   3,997                                     3,997
  U.S. debt securities:
    Within one year                                                   9,765                                     9,765
---------------------------------------------------------------------------------------------------------------------
                                                                   $120,154       $31,580       $ 1,808       $90,382
=====================================================================================================================

HELD-TO-MATURITY:
  Corporate obligations:
    Within one year                                                $ 11,843                                   $11,843
  U.S. debt securities:
    Within one year                                                  28,461                                    28,461
---------------------------------------------------------------------------------------------------------------------
                                                                   $ 40,304                                   $40,304
=====================================================================================================================

The Company has no trading securities. Unrealized gains and temporary losses for available-for-sale securities are excluded from earnings and are reported, net-of-tax, as a separate component of stockholders' equity until realized. The cost of available-for-sale securities is based on the specific identification method.

At December 31, 1997 and 1996, the Company had investments totaling $24 million and $13 million, respectively, in which the fair market value was not readily determinable.


                                      F-14
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE D -- OTHER BALANCE SHEET INFORMATION

Components of other selected captions in the Consolidated Balance Sheets at December 31 consisted of:

(In thousands)                                               1997           1996
--------------------------------------------------------------------------------
TRADE ACCOUNTS RECEIVABLE
Accounts receivable                                      $444,317       $335,875
Less allowances                                            30,479         14,850
--------------------------------------------------------------------------------
                                                         $413,838       $321,025
================================================================================
INVENTORIES
Finished goods                                           $204,668       $130,696
Work-in-process                                            45,683         45,293
Raw materials                                             136,391         60,681
--------------------------------------------------------------------------------
                                                         $386,742       $236,670
================================================================================
DEPRECIABLE ASSETS AND LEASEHOLDS
Land                                                     $ 45,213       $ 32,573
Buildings and improvements                                247,873        175,473
Equipment, furniture and fixtures                         354,344        280,780
Leasehold improvements                                     59,085         40,901
--------------------------------------------------------------------------------
                                                          706,515        529,727
Less accumulated depreciation and amortization            207,548        167,425
--------------------------------------------------------------------------------
                                                         $498,967       $362,302
================================================================================
INTANGIBLE ASSETS
Patents and trademarks                                   $129,610       $121,149
Licenses                                                   58,040         47,924
Purchased technologies                                     89,004         82,850
Excess of cost over net assets acquired                   115,638        120,673
Other intangibles                                          13,768         13,547
--------------------------------------------------------------------------------
                                                          406,060        386,143
Less accumulated amortization                              92,714         66,381
--------------------------------------------------------------------------------
                                                         $313,346       $319,762
================================================================================
ACCRUED EXPENSES
Payroll and related liabilities                          $ 40,547       $ 41,920
Other                                                     120,689         54,987
--------------------------------------------------------------------------------
                                                         $161,236       $ 96,907
================================================================================

NOTE E -- CREDIT ARRANGEMENTS

The Company's borrowings at December 31 consisted of:

(In thousands)                          1997          1996
----------------------------------------------------------
Commercial paper                    $423,250      $212,500
Bank obligations - short-term         23,958        28,056
Long-term debt                        46,325

At December 31, 1997, the Company had a $500 million revolving line of credit with a syndicate of U.S. and international banks (the Credit Agreement). Under the Credit Agreement, the Company has the option to borrow amounts at various interest rates, payable quarterly in arrears. The terms of the Credit Agreement extend to 2002. Use of the borrowings is unrestricted and the borrowings are unsecured. The Credit Agreement requires the Company to maintain a specific ratio of consolidated funded debt (as defined) to consolidated tangible net worth (as defined) plus consolidated funded debt. At December 31, 1997, the Company had no outstanding borrowings under the Credit Agreement.

The Company maintains a commercial paper program that is supported by the Company's Credit Agreement. Outstanding commercial paper reduces available borrowings under the Credit Agreement. At December 31, 1997, the Company had approximately $423 million in commercial paper outstanding with interest rates ranging from 5.84% to 7.35%, compared to $213 million outstanding with interest rates ranging from 5.55% to 6.03% at December 31, 1996.

In October 1997, the Company filed a Public Debt Registration Statement with the U.S. Securities and Exchange Commission. During the first quarter of 1998, the Company plans to issue up to $500 million in debt securities under this Registration Statement. A significant portion of the proceeds from the public offering will be used to repay the Company's borrowings under its commercial paper program.

The Company has uncommitted credit facilities with several Japanese banks that provide for borrowings and promissory notes discounting of up to 10.5 billion yen, or approximately $81 million. At December 31, 1997 and 1996, borrowings


                                      F-15
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Note E continued to Note H)

outstanding under these credit facilities were 2.7 billion yen (approximately $21 million at December 31, 1997) and were borrowed at rates of approximately 1%. During 1997, approximately $194 million of receivables were discounted through promissory notes compared to $130 million during 1996. At December 31, 1997, approximately $50 million of receivables were discounted at average interest rates of approximately 1.6%; thus, the net availability under these credit lines was $10 million.

During July 1997, the Company borrowed 6 billion yen (approximately $46 million at December 31, 1997) under a fixed interest rate (2.22%) financing arrangement with a syndicate of Japanese banks. The borrowings are payable in 2002.

Interest paid, including interest paid under capital leases and mortgage loans, but excluding interest paid on a patent litigation judgment (in 1995), amounted to $19 million in 1997, $13 million in 1996, and $6 million in 1995.


NOTE F -- LEASES

Rent expense amounted to $37 million in 1997, $22 million in 1996 and $15 million in 1995. These amounts include rent expense paid to related parties of $1 million during each of 1997, 1996 and 1995.

Future minimum rental commitments as of December 31, 1997 under noncancelable capital and operating lease agreements are as follows:

                                                       Year Ending December 31,
--------------------------------------------------------------------------------
                                                      Capital          Operating
(In thousands)                                         Leases             Leases
--------------------------------------------------------------------------------
1998                                                  $ 4,139           $ 28,490
1999                                                    1,306             25,553
2000                                                    1,159             16,860
2001                                                    1,156              9,123
2002                                                    1,174              7,931
Thereafter                                              7,445             53,289
--------------------------------------------------------------------------------
Total minimum lease payments                           16,379           $141,246
================================================================================
Amount representing interest                            5,954
-------------------------------------------------------------
Present value of minimum
  lease payments                                      $10,425
=============================================================

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

FORWARD FOREIGN EXCHANGE CONTRACTS: The fair values of the Company's forward foreign exchange contracts, which amounted to $177 million at December 31, 1997 and which were immaterial at December 31, 1996, are based on quoted market prices of comparable contracts.

The carrying amounts and fair values of the Company's financial instruments at December 31, 1997 and 1996 are as follows:

                                        1997                        1996
--------------------------------------------------------------------------------
                           Carrying           Fair       Carrying           Fair
(In thousands)               Amount          Value         Amount          Value
--------------------------------------------------------------------------------
Assets:
  Cash, cash
   equivalents,
   and investments         $122,428       $122,428       $160,458       $160,458
Liabilities:
  Commercial paper          423,250        423,250        212,500        212,500
  Bank obligations -
   short-term                23,958         23,958         28,056         28,056
  Long-term debt             46,325         47,255


                                      F-16
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE H-INCOME TAXES

Income (loss) before income taxes and cumulative effect of change in accounting consisted of:

                                             Year Ended December 31,
--------------------------------------------------------------------------------
(In thousands)                       1997              1996              1995
--------------------------------------------------------------------------------
Domestic                           $178,381          $253,239          $ 75,448
Foreign                              80,287            50,091           (12,770)
--------------------------------------------------------------------------------
                                   $258,668          $303,330          $ 62,678
================================================================================

The related provision for income taxes consisted of:

                                             Year Ended December 31,
--------------------------------------------------------------------------------
(In thousands)                      1997                1996               1995
--------------------------------------------------------------------------------
Current:
  Federal                      $ 108,444           $ 116,191           $ 67,617
  State                           14,567               9,108              6,615
  Foreign                         20,010              22,686             15,375
--------------------------------------------------------------------------------
                                 143,021             147,985             89,607
================================================================================
Deferred:
  Federal                        (30,123)              4,175              3,759
  State                           (5,648)                522                606
  Foreign                         (8,996)            (16,446)           (12,875)
--------------------------------------------------------------------------------
                                 (44,767)            (11,749)            (8,510)
================================================================================

                               $  98,254           $ 136,236           $ 81,097
================================================================================

The reconciliation of taxes on income at the federal statutory rate to the actual provision for income taxes is:

                                                      Year Ended December 31,
--------------------------------------------------------------------------------
(In thousands)                                     1997         1996        1995
--------------------------------------------------------------------------------
Tax at statutory rate                         $  90,534    $ 106,166    $ 21,938
State income taxes, net of federal benefit        7,760        8,778       4,706
Effect of foreign taxes                         (13,732)       3,641       1,925
Non-deductible merger-related expenses and
 purchased research and development              14,957       19,902      53,510
Other, net                                       (1,265)      (2,251)       (982)
--------------------------------------------------------------------------------
                                              $  98,254    $ 136,236    $ 81,097
================================================================================


                                      F-17
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Note H continued to Note J)

Significant components of the Company's deferred tax assets and liabilities at December 31 consisted of:

(In thousands)                                               1997          1996
--------------------------------------------------------------------------------
Deferred tax assets:
  Inventory costs                                       $  26,170     $   8,890
  Deferred intercompany sales                              70,057        59,357
  Tax benefit of net operating loss and tax credits        28,808        26,359
  Reserves and accruals                                    16,317        11,520
  Litigation-related reserves                              15,518           839
  Reengineering costs                                       7,447
  Merger-related charges                                   28,742        26,069
  Other                                                    19,894        12,391
--------------------------------------------------------------------------------
    Deferred tax assets                                   212,953       145,425
    Less valuation allowance on deferred tax assets        23,250        24,050
--------------------------------------------------------------------------------
                                                        $ 189,703     $ 121,375
================================================================================

Deferred tax liabilities:
  Tax over book depreciation                            $ (26,542)    $ (42,459)
  Unremitted earnings of subsidiaries                     (52,104)      (26,921)
  Capitalized expenses                                     (9,192)       (1,396)
  Other                                                    (1,376)       (2,324)
--------------------------------------------------------------------------------
    Deferred tax liabilities                              (89,214)      (73,100)
================================================================================

Deferred SFAS No. 115 adjustment                          (11,567)      (10,886)
--------------------------------------------------------------------------------
                                                        $  88,922     $  37,389
================================================================================

At December 31, 1997, the Company had U.S. tax net operating loss carryforwards and research and development tax credits of approximately $17 million that will expire periodically beginning in the year 2002. In addition, the Company had foreign net operating loss carryforwards of $12 million that will expire periodically beginning in the year 2000. The Company established a valuation allowance of $23 million for these carryforwards primarily attributable to the carryforwards acquired as part of the Company's 1995, 1996 and 1997 mergers and acquisitions.

Income taxes paid amounted to $89 million in 1997, $85 million in 1996 and $83 million in 1995.

NOTE I -- STOCKHOLDERS' EQUITY

PREFERRED STOCK: The Company is authorized to issue 25 million shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by the Company's stockholders. At December 31, 1997, the Company had no shares of preferred stock outstanding.

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

The Company is authorized to purchase on the open market up to approximately 20 million shares of the Company's common stock. Purchases will be made at prevailing prices as market conditions and cash availability warrant. Stock repurchased under the Company's systematic plan will be used to satisfy its obligations pursuant to employee benefit and incentive plans. During 1997, the Company repurchased approximately


                                      F-18
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

3.5 million shares of its common stock at an aggregate cost of $188 million. Prior to 1997, a total of 6.5 million shares of the Company's common stock was repurchased under the program.

As part of the stock repurchase program, the Company has been selling European equity put options to an independent broker-dealer. Each option, if exercised, obligates the Company to purchase from the broker-dealer a specified number of shares of the Company's common stock at a predetermined exercise price. The put options are exercisable only on the first anniversary of the date the options were sold. Proceeds are recorded as a reduction to the cost of the Company's treasury stock. During 1996, the Company sold European put options for 600,000 shares and received proceeds of approximately $3 million. The put options for these 600,000 shares expired during 1997. During 1997, the Company sold put options for 329,000 shares and received proceeds of approximately $2 million. Repurchase prices relating to put options outstanding at December 31, 1997 range from $55 per share to $56 per share. The Company's contingent obligation to repurchase shares upon exercise of the outstanding put options approximated $18 million at December 31, 1997.


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

The Committee may also make stock grants in which shares of common stock may be issued to officers, employees and consultants at a purchase price less than fair market value. The terms and conditions of such issuances, including whether achievement of individual or Company performance targets is required for the retention of such awards, are determined by the Committee. The Committee may also issue shares of common stock and/or authorize cash awards under the incentive plans in recognition of the achievement of long-term performance objectives established by the Committee. Stock grants for 7,500 shares, 1,000 shares and 29,000 shares were issued to employees during 1997, 1996 and 1995, respectively.

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

Shares reserved for future issuance under all of the Company's plans totaled approximately 24 million at December 31, 1997.

If the Company had elected to recognize compensation expense for the granting of options under the aforementioned stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation", net income and earnings per share would have been reported as the following pro forma amounts:

(In thousands,                                    Year Ended December 31,
except per share data)                        1997         1996         1995
--------------------------------------------------------------------------------
Net income (loss)
           As reported                   $ 139,334    $ 167,094    $ (18,419)
           Pro forma                       111,908      151,820      (24,901)
--------------------------------------------------------------------------------
Earnings (loss) per common share -
assuming dilution
           As reported                   $    0.70    $    0.84    $   (0.10)
           Pro forma                          0.56         0.76        (0.13)
--------------------------------------------------------------------------------

The weighted average grant-date fair value of options granted during 1997, 1996 and 1995, calculated using the Black-Scholes options pricing model, is $18.16, $14.41 and $10.12, respectively.

The fair value of the stock options used to calculate the pro forma net income and earnings per share amounts above is estimated using the Black-Scholes options pricing model with the following weighted average assumptions:

                                    1997              1996              1995
--------------------------------------------------------------------------------
Dividend yield                         0%                0%                0%
Expected volatility                35.90%            37.70%            37.70%
Risk-free interest rate             6.42%             6.12%             5.93%
Actual forfeitures               670,000           341,000           142,000
Expected life                        4.0               3.7               4.0

The effects of expensing the estimated fair value of stock options on 1997, 1996 and 1995 pro forma amounts are not necessarily representative of the effects on reporting the results of operations for future years as the periods presented include only one, two and three years of option grants under the Company's plans.


                                      F-19
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Note J continued to Note L)

Information related to stock options at December 31 under the aforementioned stock ownership plans is as follows:

                                        1997                     1996                     1995
-------------------------------------------------------------------------------------------------------
                                             Weighted                 Weighted                 Weighted
                                              Average                  Average                  Average
                                             Exercise                 Exercise                 Exercise
(Option amounts in thousands)    Options        Price    Options         Price    Options         Price
-------------------------------------------------------------------------------------------------------
Outstanding at January 1          14,539      $ 22.84     14,699     $   16.55     13,562     $   11.67
  Granted                          5,358        49.40      3,327         41.04      4,430         27.69
  Exercised                       (2,553)       17.95     (2,974)        12.46     (2,677)        10.83
  Canceled                          (741)       37.15       (513)        20.72       (616)        14.16
-------------------------------------------------------------------------------------------------------
Outstanding at December 31        16,603        31.51     14,539         22.84     14,699         16.55
=======================================================================================================
Exercisable at December 31         6,115      $ 18.15      5,392     $   15.85      5,973     $   13.51
=======================================================================================================

Below is additional information related to stock options outstanding and exercisable at December 31, 1997:

                                    Stock Options             Stock Options
(Option amounts in thousands)         Outstanding               Exercisable
---------------------------------------------------------------------------------
                                       Weighted
                                        Average     Weighted             Weighted
                                      Remaining      Average              Average
                                    Contractual     Exercise             Exercise
Range of Exercise Prices   Options         Life        Price   Options      Price
---------------------------------------------------------------------------------
          $00.00-15.00       4,401         5.62       $10.76     3,144     $10.58
           15.01-30.00       4,240         5.95        24.45     2,307      21.85
           30.01-45.00       2,885         8.50        40.60       606      39.87
           45.01-60.00       4,913         9.33        49.68        45      51.99
           60.01-75.00         164         9.33        66.99        13      62.43
---------------------------------------------------------------------------------
                            16,603         7.34       $31.51     6,115     $18.15
=================================================================================

STOCK PURCHASE PLAN

Boston Scientific's 1992 Employee Stock Purchase Plan (Stock Purchase Plan) provides for the granting of options to purchase up to 1.5 million shares of the Company's common stock to all eligible employees. Under the Stock Purchase Plan, each eligible employee is granted, at the beginning of each period designated by the Committee as an offering period, an option to purchase a number of shares equal to not more than 10% of the employee's eligible compensation divided by 85% of the fair market value of the Company's common stock as of the beginning of that offering period. Such options may be exercised only to the extent of accumulated payroll deductions at the end of the offering period, at a purchase price equal to 85% of the fair market value of the Company's common stock at the beginning or end of each offering period, whichever is less.

During 1997, approximately 120,000 shares were issued at prices ranging from $46.909 to $48.663 per share. During 1996, approximately 120,000 shares were issued at prices ranging from $36.125 to $39.419 per share, and, during 1995, approximately 133,000 shares were issued at prices ranging from $13.60 to $21.463 per share. At December 31, 1997, there were approximately 970,000 shares available for future issuance.


                                      F-20
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE K -- EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

Year Ended December 31,            1997           1996            1995
--------------------------------------------------------------------------------
(In thousands,
except per share data)
--------------------------------------------------------------------------------

BASIC:
  Net income (loss)            $139,334       $167,094       $ (18,419)
================================================================================

  Weighted average
   shares outstanding           194,573        193,509         190,787
================================================================================

  Net income (loss) per
   common share                $   0.72       $   0.86       $   (0.10)
================================================================================

ASSUMING DILUTION:
  Net income (loss)            $139,334       $167,094       $ (18,419)
================================================================================

  Weighted average
   shares outstanding           194,573        193,509         190,787
  Net effect of dilutive
   put options                       14
  Net effect of dilutive
   stock options                  5,301          5,844
--------------------------------------------------------------------------------

  Total                         199,888        199,353         190,787
================================================================================

  Net income (loss) per
   common share                $   0.70       $   0.84       $   (0.10)
================================================================================

At December 31, 1997, approximately 5 million stock options were not included in the diluted computation of earnings per share because they would have been antidilutive.

NOTE L -- COMMITMENTS AND CONTINGENCIES

Beginning in 1993, Schneider (Europe) AG and Schneider (USA) Inc., subsidiaries of Pfizer, Inc., alleged that the Company's Synergy (TM) products infringe one of their patents. On May 13, 1994, the Company filed a lawsuit against them in the U.S. District Court for the District of Massachusetts seeking a declaratory judgment that this patent is invalid and that the Company's Synergy products do not infringe the patent. The Company subsequently amended its complaint to seek a declaratory judgment that the patent is unenforceable. The Schneider companies filed counterclaims against the Company, alleging the Company's willful infringement of the patent and seeking monetary and injunctive relief. In October 1997, the District Court granted the Company's motion for summary judgment on noninfringement, and ruled that the Company cannot litigate the issues of validity and enforceability, which had previously been litigated by SCIMED Life Systems, Inc. (SCIMED), the Company's subsidiary. Both parties have filed notices of appeal. The Company ceased marketing its Synergy catheters in August 1996.

On May 31, 1994, SCIMED filed a suit for patent infringement against Advanced Cardiovascular Systems, Inc. (ACS), alleging willful infringement of two of SCIMED's U.S. patents by ACS's FLOWTRACK-40 (TM) and RX ELIPSE (TM) PTCA catheters. On November 17, 1995, SCIMED filed a suit for patent infringement against ACS, alleging willful infringement of three of SCIMED's U.S. patents by the ACS RX LIFESTREAM (TM) PTCA catheter. Both suits were filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. The cases were sent to consolidated arbitration for a threshold determination of one issue covered by the November 27, 1991 settlement agreement between the parties. On March 14, 1997, the arbitration panel reached a final determination in the consolidated arbitration. Pursuant to this determination, the Company is continuing its action as to the ELIPSE product and has dismissed the actions as to the FLOWTRACK and LIFESTREAM products. ACS has answered, denying the allegations of the complaint. In January 1998, the Company moved to add the ACS RX MULTILINK (TM) (stent delivery system) to its complaint. Trial is scheduled to begin in late 1998 or early 1999.

     SCIMED has also accused ACS's RX MULTILINK HP (TM) stent delivery system and ACS's RX ROCKET (TM) and RX COMET (TM) PTCA catheters of infringing several SCIMED patents. These claims, as well, are subject to arbitration relating to a threshold determination under the November 27, 1991 settlement agreement. The hearing in the combined arbitration on these products is scheduled to begin on May 11, 1998. If SCIMED is successful in the arbitration, it intends immediately to commence patent infringement litigation to enforce its rights under the relevant patents against ACS.

On October 10, 1995, ACS filed a suit for patent infringement against SCIMED, alleging willful infringement of four U.S. patents licensed to ACS by SCIMED'S EXPRESS PLUS (TM) and EXPRESS PLUS II (TM) PTCA catheters. Suit was filed in the U.S. District Court for the Northern District of California and seeks monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint. Trial is scheduled to begin in November 1998.

On March 12, 1996, ACS filed two suits for patent infringement against SCIMED, alleging in one case the willful infringement of a U.S. patent by SCIMED's EXPRESS PLUS, EXPRESS PLUS II and LEAP (TM) EXPRESS PLUS PTCA catheters, and in the other case the willful infringement of a U.S. patent by SCIMED's BANDIT (TM) PTCA catheter. The suits were filed in the U.S. District Court for the Northern District of California and seek monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint. Trial is scheduled to begin in November 1998 as to the EXPRESS PLUS products and January 1999 as to the BANDIT product.

On December 15, 1995, the Company and SCIMED filed a suit for restraint of trade, unfair competition and conspiracy to monopolize against ACS and the Schneider companies, alleging certain violations of state and federal antitrust laws aris-


                                      F-21
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Note L continued)

ing from the improper prosecution, enforcement and cross-licensing of U.S. patents relating to rapid exchange balloon dilatation angioplasty catheters. Suit was filed in the U.S. District Court for the District of Massachusetts and seeks monetary, declaratory and injunctive relief. In October 1997, the court granted the defendants' motion to dismiss. The Company has filed a notice of appeal.

On September 16, 1997, ACS filed a suit for patent infringement against the Company and SCIMED, alleging that SCIMED's REBEL(TM) PTCA catheter infringes two U.S. patents licensed to ACS and one U.S. patent owned by ACS. Suit was filed in the U.S. District Court for the Northern District of California seeking monetary damages, injunctive relief and that the patents be adjudged valid, enforceable and infringed. The Company and SCIMED have answered, denying the allegations in the complaint.

On November 9, 1994, Target Therapeutics, Inc. (Target) filed a lawsuit in the U.S. District Court for the Northern District of California alleging that SCIMED's VENTURE(R) and VENTURE II(TM) microcatheters and Cordis Corporation's (Cordis) TRANSIT(R) and RAPIDTRANSIT(TM) microcatheters infringe a patent assigned to Target. On May 2, 1996, the District Court entered an order granting a preliminary injunction to Target prohibiting SCIMED and Cordis from marketing or selling the accused products. On July 1, 1996, the Court of Appeals for the Federal Circuit stayed the preliminary injunction pending a decision on SCIMED's appeal of the District Court's order. Upon the recent merger between the Company and Target, the lawsuit was dismissed as to the Company. Subsequently, the Court of Appeals vacated the preliminary injunction. The lawsuit was dismissed as to Cordis pursuant to a Settlement Agreement signed January 9, 1998.

On October 3, 1995, Cordis Endovascular, Inc. and Cordis filed a suit alleging patent infringement against Target Therapeutics, Inc. (Target) alleging that Target's DASHER(R) guidewires, FASGUIDE(R) catheters and TRACKER(R) and FASTRACKER(R) guide microcatheters infringe three patents owned by Cordis. The lawsuit was dismissed pursuant to a Settlement Agreement signed January 9, 1998.

On April 5, 1995, C.R. Bard, Inc. (Bard) filed a lawsuit in the U.S. District Court for the District of Delaware alleging that certain Company products, including the Company's MaxForce TTS(TM) catheter, infringe a patent assigned to Bard. The lawsuit seeks a declaratory judgment that the Company has infringed the Bard patent, preliminary and permanent injunctions enjoining the manufacture, use or sale of the MaxForce TTS catheter or any other infringing product, monetary damages and expenses. After a jury trial in June 1997, the jury returned a verdict finding that the Company infringed the Bard patent and awarded damages to Bard in the amount of $10.8 million. No judgment has been entered pending trial on the Company's claim that the patent was obtained by inequitable conduct. The Company intends to appeal any judgment entered on the jury verdict. The Company no longer markets the accused devices.

On February 28, 1997, C.R. Bard, Inc. (Bard) filed a suit for patent infringement against SCIMED alleging that SCIMED's WAVE(TM) and SURPASS(TM) catheters are infringing a patent assigned to Bard. The suit was filed in the U.S. District Court for the District of New Jersey seeking monetary and injunctive relief. The lawsuit was dismissed pursuant to a Settlement Agreement signed December 4, 1997.

On March 7, 1996, Cook, Inc. (Cook) filed suit in the Regional Court, Munich Division for Patent Disputes, in Munich, Germany against MinTec, Inc. Minimally Invasive Technologies alleging that the Cragg EndoPro(TM) System I and Stentor(TM) endovascular device infringe a certain Cook patent. Since the purchase of the assets of the Endotech/MinTec companies by the Company, the Company has assumed control of the litigation. The defendant answered, denying the allegations. The court has requested that an expert be named to provide the court technical advice, and the parties have submitted suggestions; an expert has not yet been chosen.

On March 25, 1996, Cordis filed a suit for patent infringement against SCIMED, alleging the infringement of five U.S. patents by SCIMED's LEAP(TM) balloon material, used in certain SCIMED catheter products, including SCIMED's BANDIT and EXPRESS PLUS catheters. The suit was filed in the U.S. District Court for the District of Minnesota and seeks monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint. Trial is scheduled for June 1998.

On March 13, 1997, the Company (through its subsidiaries) filed suits in The Netherlands and the United Kingdom, and on March 17, 1997 filed suit in France, seeking a declaration of noninfringement for the Company's LEAP balloon in relation to a European patent owned by Cordis. The United Kingdom suit has been dismissed for lack of controversy and the Netherlands suit has been withdrawn. A decision in the suit in France is expected late in 1998.

On July 18, 1997, Cordis filed a cross border suit in The Netherlands against various subsidiaries of the Company, alleging that the LEAP balloon infringes one of Cordis' European patents. In this action, Cordis requested expedited relief, including an injunction, covering The Netherlands, Germany, France, the United Kingdom and Italy. The court posed certain questions to the European Patent Office (EPO). A response is expected in April 1998. The Company appealed the court's decision to present questions to the EPO. A hearing on the appeal is set for June 16, 1998.

On March 27, 1997, SCIMED filed suit for patent infringement against Cordis alleging willful infringement of several SCIMED U.S. patents by Cordis' TRACKSTAR 14(TM), TRACKSTAR 18(TM), OLYMPIX(TM), POWERGRIP(TM), SLEEK(TM), SLEUTH(TM), THOR(TM), TITAN(TM) and VALOR(TM) catheters. The suit was filed in the U.S. District Court for the


                                      F-22
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

District of Minnesota, Fourth District, seeking monetary and injunctive relief. The parties have agreed to add Cordis' CHARGER(TM) and HELIX(TM) catheters to the suit. Cordis has answered, denying the allegations of the complaint. Trial is scheduled for November 1998.

On December 13, 1996, the Superior Court of the State of Arizona granted the motion of Impra, Inc. (Impra) to add the Company as an additional defendant in Impra's case against Endomed, Inc. (Endomed). Impra (now a subsidiary of C.R. Bard, Inc.) alleges that Endomed misappropriated certain Impra trade secrets and that the Company acted in concert with Endomed to utilize the technology. On the same date, Endomed and the Company were preliminarily enjoined, among other things, from any further use or disclosure of the technology. The Company has answered, denying the allegations of the complaint. Trial is scheduled to begin in April 1998.

On March 13, 1997, the Company (through its subsidiaries) filed suits against Johnson & Johnson Company (Johnson & Johnson) (through its subsidiaries) in The Netherlands, the United Kingdom and Belgium, and on March 17, 1997 filed suit in France, seeking a declaration of noninfringement for the NIR(TM) stent relative to two European patents licensed to Ethicon, Inc. (Ethicon), a Johnson & Johnson subsidiary, as well as a declaration of invalidity with respect to those patents. Trial begins in the United Kingdom on March 23, 1998. On March 18, 1997, the Company (through its subsidiary) filed a similar suit in Germany, but seeking only a declaration of noninfringement for the NIR stent relative to the two patents. On March 20, 21 and 22, 1997, the Company (through its subsidiaries) filed additional suits against Johnson & Johnson (through its subsidiaries) in Sweden, Italy and Spain, respectively, seeking a declaration of noninfringement for the NIR stent relative to one of the European patents licensed to Ethicon and a declaration of invalidity in relation to that patent (in Italy and Spain only). Ethicon and other Johnson & Johnson subsidiaries filed a cross-border suit in The Netherlands on March 17, 1997, alleging that the NIR stent infringes one of the European patents licensed to Ethicon. In this action, the Johnson & Johnson entities requested relief, including provisional relief (a preliminary injunction), covering Austria, Belgium, France, Greece, Italy, The Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. The Johnson & Johnson entities thereafter filed a similar cross-border proceeding in The Netherlands with respect to the second European patent licensed to Ethicon. Johnson & Johnson subsequently withdrew its request for cross-border relief in the United Kingdom. In October 1997, Johnson & Johnson's request for provisional cross-border relief on both patents was denied by the Dutch court, on the ground that it is "very likely" that the NIR stent will be found not to infringe the patents. Johnson & Johnson has appealed this decision with respect to one of the patents. A hearing on Johnson & Johnson's appeal of the denial of relief is expected to be held on March 10, 1998; a hearing on the merits is expected late in 1998.

On May 6, 1997, Ethicon Endosurgery, Inc. sued the Company in Dusseldorf, Germany, alleging that its NIR stent infringes one of Ethicon's patents. A hearing is scheduled for June 19, 1998.

On March 13, 1997, the Company filed a Motion to Intervene in Johnson & Johnson Interventional Systems Co. et al. v. Cook, Incorporated et al., an action in the U.S. District Court for the Southern District of Indiana. The motion seeks intervention for the purpose of modifying the present protective order to direct the Clerk of Court to retain, and the parties and their counsel not to destroy, materials and testimony assembled in that action. By agreement, the Company is receiving access to the documents and materials.

On June 16, 1997, the Company and SCIMED filed a suit against Johnson & Johnson and related entities in the U.S. District Court for the District of Massachusetts seeking a declaratory judgment of noninfringement for the NIR stent relative to two patents licensed to Johnson & Johnson and that the two patents are invalid and unenforceable. The Company subsequently amended its complaint to add a third patent. In October 1997, Johnson & Johnson's motion to dismiss the suit was denied. Johnson & Johnson has answered, denying the allegations of the complaint, and counterclaiming for patent infringement. This action has been consolidated with the Delaware action described below.

On August 22, 1997, Johnson & Johnson filed a suit for patent infringement against the Company alleging that the sale of the NIR stent infringes certain Canadian patents owned by Johnson & Johnson. Suit was filed in the federal court of Canada seeking a declaration of infringement, monetary damages and injunctive relief. The Company has answered, denying allegations of the complaint.

On October 22, 1997, Cordis filed a suit for patent infringement against the Company and SCIMED alleging that the importation and use of the NIR stent infringes two patents owned by Cordis. The suit was filed in the U.S. District Court for the District of Delaware seeking monetary damages, injunctive relief and that the patents be adjudged valid, enforceable and infringed. The Company and SCIMED have answered the complaint, denying Cordis' allegations. The Massachusetts case described above has been consolidated with this action.

The Company is involved in various other lawsuits from time to time. In management's opinion, the Company is not currently involved in any legal proceedings other than those specifically identified above which, individually or in the aggregate, could have a material effect on the financial condition, operations or cash flows of the Company.

The Company believes that it has meritorious defenses against claims that it has infringed patents of others. However, there can be no assurance that the Company will prevail in any par-


                                      F-23
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Note L continued to Note O)

ticular case. An adverse outcome in one or more cases in which the Company's products are accused of patent infringement could have a material adverse effect on the Company.

During 1997, the Company recorded approximately $34 million of litigation-related reserves to cover costs of defense and settlement, and unfavorable outcomes. The reserves are included in selling, general and administrative expenses.

Further, product liability claims may be asserted in the future relative to events not known to management at the present time. The Company has insurance coverage which management believes is adequate to protect against product liability losses as could otherwise materially affect the Company's financial position.


NOTE M -- BUSINESS COMBINATIONS

In 1997, the Company increased to approximately 25% its voting ownership in Medinol, Ltd. (Medinol), a developer of innovative technologies for cardiovascular applications. Accordingly, the Company has retroactively applied the equity method of accounting to account for this investment which had been accounted for under the cost method since 1995, the year of the Company's original investment. This accounting had the effect of increasing the amount of the previously reported charges for purchased research and development and reducing net earnings in 1995 by $35 million, or approximately $0.18 per share. The effect of this change in 1996 and 1997 was not significant.

In 1997, Boston Scientific consummated its merger with Target. The acquisition is accounted for as a pooling-of-interests (see Note A), thus, the combined consolidated financial statements serve as the basis for historical financial statements of Boston Scientific. Combined and separate results of Boston Scientific and Target for 1996 and 1995 are as follows:

                                                                        Combined
                                      Boston                             Boston
(In thousands)                    Scientific          Target         Scientific
--------------------------------------------------------------------------------
YEAR ENDED
 DECEMBER 31,1996:
  Net sales                      $ 1,462,043        $ 89,195        $ 1,551,238
  Net income (loss)                  167,420            (326)           167,094
YEAR ENDED
 DECEMBER 31,1995:
  Net sales                      $ 1,129,185        $ 61,636        $ 1,190,821
  Net income (loss)                  (28,994)         10,575            (18,419)
--------------------------------------------------------------------------------

Target's net sales, gross profit and net income for the three months ended March 31, 1997 were approximately $31 million, $24 million and $2 million, respectively. The restated financial data is not necessarily indicative of the operating results or financial position that would have occurred if the Target merger had been consummated during the periods presented, nor is it necessarily indicative of future operating results or financial position.


NOTE N -- MERGER-RELATED CHARGES AND EXPENSES

In 1997, the Company recorded merger-related charges of $175 million ($135 million, net-of-tax). Charges include $29 million for purchased research and development recorded in conjunction with accounting for the Company's additional investment in Medinol ($12 million) and the Company's other strategic acquisitions ($17 million), $16 million in direct transaction costs and $96 million of estimated costs to be incurred in merging the separate operating business of Target with subsidiaries of the Company. The remaining amounts represent primarily adjustments to merger-related charges recorded in 1996 and 1995 based on actual costs incurred or changes in estimates (approximately $15 million) and write-downs of assets in connection with the Company's implementation of a global information system.

In connection with the mergers and acquisitions consummated in 1996 and 1995 (see Note A) and the Company's initial investment in Medinol, the Company recorded merger-related charges of $142 million ($128 million, net-of-tax) and $272 million ($231 million, net-of-tax), respectively.

Estimated costs include those typical in a merging of operations and relate to, among other things, rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset write-downs and other integration costs. The merger-related charges are determined based on formal plans approved by the Company's management using the best information available to it at the time. The workforce-related initiatives involve substantially all of the Company's employee groups. The amounts the Company may ultimately incur may change as the plans are executed.


                                      F-24
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

The activity impacting the accrual related to these charges during 1997 and 1996, net of reclassifications made by management based on available information, is summarized in the table below:


                                         Balance at      Charges to          Charges       Charges to         Charges     Balance at
                                        December 31,  Operations in      Utilized in    Operations in     Utilized in    December 31
(In thousands)                                 1995            1996             1996             1997            1997           1997
------------------------------------------------------------------------------------------------------------------------------------
Facilities                                 $ 25,642         $ 7,118         $ 13,863         $  8,193        $  7,101       $ 19,989
Workforce reductions                         31,863           3,655            9,621           24,655          25,310         25,242
Contractual commitments                      50,921           1,940           44,705           52,673          31,495         29,334
Asset write-downs                             7,541           4,497            5,790           27,602          18,048         15,802
Direct transaction and other costs           19,291          15,131           28,063           32,768          27,836         11,291
------------------------------------------------------------------------------------------------------------------------------------
Total                                      $135,258         $32,341         $102,042         $145,891        $109,790       $101,658
====================================================================================================================================

The December 31, 1997 accrual for merger-related and special charges is classified within the balance sheet as follows:

(In thousands)
--------------------------------------------------------------------------------
Accrual for merger-related charges - current                            $ 68,358
Property, plant, equipment and leaseholds, net                            25,017
Accrual for merger-related charges - non-current                           8,283
--------------------------------------------------------------------------------
                                                                        $101,658
================================================================================

Most of the plans are expected to be completed by the end of 1998. Cash outlays to complete the balance of the Company's initiative to integrate the businesses related to all mergers and acquisitions consummated since 1994 are estimated to be approximately $59 million.



NOTE O -- FINANCIAL INFORMATION BY GEOGRAPHIC AREA

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices for less invasive procedures and operates in one segment. Sales between geographic areas are made at prices which would approximate transfers to unaffiliated distributors. In the presentation below, the profit derived from such transfers is attributed to the area in which the sale to the unaffiliated customer is eventually made. Because of the interdependence of the geographic areas, the operating profit as presented may not be representative of the geographic distribution which would occur if the areas were not interdependent. In addition, comparison of operating results between geographic areas and between years may be impacted by foreign currency fluctuations.

                                                                                          Corporate
                                                United                         Asia        Expenses                    Consolidated
(In thousands)                                  States         Europe       Pacific       and Other    Eliminations           Total
-----------------------------------------------------------------------------------------------------------------------------------
1997
Direct sales to unaffiliated customers     $ 1,076,292    $   336,512     $ 403,851     $    18,461                     $ 1,835,116
Export sales                                     6,446         30,720                                                        37,166
Transfers between areas                        430,993        207,302                                     $(638,295)
-----------------------------------------------------------------------------------------------------------------------------------
                                             1,513,731        574,534       403,851          18,461        (638,295)      1,872,282
Operating income without special charges       306,992         70,800       189,549         (70,233)                        497,108
Operating income with special charges          235,639        (12,326)      149,662        (103,983)                        268,992
Identifiable assets                          1,599,263        683,669       360,942          17,166        (693,233)      1,967,807
-----------------------------------------------------------------------------------------------------------------------------------

1996
Direct sales to unaffiliated customers     $   924,205    $   270,301     $ 214,482     $     6,306                     $ 1,415,294
Export sales                                   105,884         30,060                                                       135,944
Transfers between areas                        224,315        116,970                                     $(341,285)
-----------------------------------------------------------------------------------------------------------------------------------
                                             1,254,404        417,331       214,482           6,306        (341,285)      1,551,238
Operating income without special charges       302,118         77,622       118,985         (43,213)                        455,512
Operating income with special charges          198,672         39,727       117,985         (43,213)                        313,171
Identifiable assets                          1,434,777        410,331       209,997           5,956        (476,016)      1,585,045
-----------------------------------------------------------------------------------------------------------------------------------

1995
Direct sales to unaffiliated customers     $   772,986    $   189,631     $ 111,266                                     $ 1,073,883
Export sales                                    97,471         19,467                                                       116,938
Transfers between areas                        148,852        112,620                                     $(261,472)
-----------------------------------------------------------------------------------------------------------------------------------
                                             1,019,309        321,718       111,266                        (261,472)      1,190,821
Operating income without special charges       220,039         64,558        65,473         (25,565)                        324,505
Operating income with special charges           (2,053)        21,761        57,968         (25,565)                         52,111
Identifiable assets                          1,057,221        200,687       120,932                        (219,395)      1,159,445


See Management's Discussion and Analysis of Financial Condition and Results of Operations for a discussion of special charges.


                                      F-25
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

FIVE-YEAR SELECTED FINANCIAL DATA
(In thousands, except per share data)

Year Ended December 31,                                         1997           1996            1995           1994          1993
--------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
Net sales                                                $ 1,872,282    $ 1,551,238     $ 1,190,821       $932,969      $779,894
Gross profit                                               1,321,903      1,123,400         848,074        638,872       535,243
Selling, general and administrative expenses                 688,174        515,908         391,548        311,296       333,285
Royalties                                                     22,177         17,061          26,233         25,682        24,473
Research and development expenses                            167,194        134,919         105,788         86,320        69,045
Purchased research and development                            29,475        110,000          67,946
Merger-related charges                                       145,891         32,341         204,448
Total operating expenses                                   1,052,911        810,229         795,963        423,298       426,803
Operating income                                             268,992        313,171          52,111        215,574       108,440
Income (loss) before cumulative effect of
  change in accounting                                       160,414        167,094         (18,419)       142,274        73,731
Cumulative effect of change in accounting (net-of-tax)       (21,080)
Net income (loss)                                           $139,334    $   167,094    $   (18,419)       $142,274      $ 73,731
Income (loss) per common share before cumulative
  effect of change in accounting:
    Basic                                                $      0.82    $      0.86     $     (0.10)      $   0.76      $   0.40
    Assuming dilution                                           0.80           0.84           (0.10)          0.75          0.39
Net income (loss) per common share:
    Basic                                                $      0.72    $      0.86     $     (0.10)      $   0.76      $   0.40
    Assuming dilution                                           0.70           0.84           (0.10)          0.75          0.39
Weighted average shares outstanding-assuming dilution        199,888        199,353         190,787        189,563       187,283


In addition to the merger-related charges noted in the Operating Data, the Company also recorded $34 million and $67 million of litigation-related charges which are included in selling, general and administrative expenses in 1997 and 1993, respectively.


Year Ended December 31,                           1997            1996            1995            1994          1993
--------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Working capital                             $  256,010      $  335,001      $  344,609      $  475,255      $362,816
Total assets                                 1,967,807       1,585,045       1,159,445       1,114,433       840,104
Commercial paper                               423,250         212,500
Bank obligations-short-term                     23,958          28,056          57,520          88,948        57,141
Long-term debt, net of current portion          46,325                           4,162          16,800         3,671
Stockholders' equity                           986,232         995,115         807,917         794,190       601,844
Book value per common share                 $     4.93      $     4.99      $     4.23      $     4.19      $   3.21


                                      F-26
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                                                  REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
BOSTON SCIENTIFIC CORPORATION

We have audited the accompanying consolidated balance sheets of Boston Scientific Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Scientific Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As more fully described in Note B, the Company changed its accounting policy to conform to the consensus reached by the FASB Emerging Issues Task Force on its Issue No. 97-13.



/S/ Ernst & Young LLP
--------------------------------
Boston, Massachusetts
February 20, 1998



                                      F-27
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)


Three Months Ended                             March 31,       June 30,     September 30,   December 31,
--------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997
Net sales                                      $430,531      $ 473,749           $474,773      $493,229
Gross profit                                    309,474        342,294            338,866       331,269
Operating income (loss)                         112,915        (18,972)           124,351        50,698
Income (loss) before cumulative effect of
 change in accounting                            75,436        (26,896)            88,405        23,469
Net income (loss)                                75,436        (26,896)            88,405         2,389
Net income (loss) per common share -
 assuming dilution                             $   0.38      $   (0.14)          $   0.44      $   0.01
--------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996
Net sales                                      $343,553      $ 379,237           $395,788      $432,660
Gross profit                                    251,598        277,851            284,564       309,387
Operating income                                 38,708         41,968            109,123       123,372
Net income                                        2,190         13,089             71,234        80,581
Net income per common share -
 assuming dilution                             $   0.01      $    0.07           $   0.36      $   0.40


During the second and fourth quarters of 1997, the Company recorded merger-related charges and purchased research and development totaling $158 million and $17 million, respectively. In addition, during the fourth quarter of 1997, the Company recorded inventory write-downs ($19 million), litigation-related reserves ($34 million) and implemented EITF No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation," the effect of which ($31 million) is reflected as a cumulative change in accounting. During the first and second quarters of 1996, the Company recorded merger-related charges and purchased research and development totaling $69 million and $73 million, respectively.

All earnings per share amounts presented have been restated to conform to SFAS No. 128 "Earnings per Share" requirements (see Note B).



Market for the Company's Common Stock and Related Matters (unaudited)

The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange.

                                                    High               Low
--------------------------------------------------------------------------------
1997
First Quarter                                   $  71.500          $  58.625
Second Quarter                                     62.938             41.000
Third Quarter                                      78.438             53.250
Fourth Quarter                                     59.750             41.000

                                                    High               Low
--------------------------------------------------------------------------------
1996
First Quarter                                   $  51.625          $  39.875
Second Quarter                                     47.375             37.750
Third Quarter                                      57.625             39.625
Fourth Quarter                                     61.500             52.875

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

At December 31, 1997, there were approximately 9,300 record holders of the Company's common stock.



                                      F-28
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES


EXECUTIVE OFFICERS AND DIRECTORS             CORPORATE HEADQUARTERS                STOCKHOLDER INFORMATION
-----------------------------------------    ----------------------------------    ---------------------------------------

   John E. Abele                               Boston Scientific Corporation         Stock Listing
   Director, Founder Chairman                  One Boston Scientific Place           Boston Scientific Corporation
                                               Natick, MA 01760-1537                 common stock is traded on the
+* Charles J. Aschauer, Jr.                    508-650-8000                          NYSE under the symbol "BSX".
   Director, Retired Executive                 508-647-2200 (Investor Relations
   Vice President and Director of              Facsimile)                            TRANSFER AGENT
   Abbott Laboratories                         www.bsci.com                          Inquiries concerning the transfer
                                                                                     or exchange of shares, lost stock
+  Randall F. Bellows                        REGIONAL HEADQUARTERS                   certificates, duplicate mailings
   Director, Retired Executive Vice          ----------------------------------      or changes of address should be
   President of Cobe Laboratories, Inc.                                              directed to the Company's
                                               Boston Scientific Argentina S.A.      Transfer Agent at:
   Michael Berman                              Buenos Aires, Argentina
   President - Scimed Life Systems, Inc.                                             BANKBOSTON N.A.
   and Group President -                       Boston Scientific                     c/o BostonEquiserve, L.P.
   Cardiology Businesses                       International B.V.                    Post Office Box 8040
                                               Paris, France                         Boston, MA 02266-8040
   Lawrence C. Best                                                                  781-575-3100
   Senior Vice President -                     Boston Scientific Asia                www. Equiserve.com
   Finance & Administration and Chief          Pacific Pte. Ltd.
   Financial Officer                           Singapore                             INDEPENDENT AUDITORS
                                                                                     Ernst & Young LLP
   Joseph A. Ciffolillo                        Boston Scientific Japan K.K.          Boston, Massachusetts
   Director, Retired Executive Vice            Tokyo, Japan
   President and Chief Operating Officer                                             ANNUAL MEETING
   of Boston Scientific Corporation          TECHNOLOGY CENTERS                      The annual meeting for shareholders
                                             ----------------------------------      will take place on Tuesday, May 5,
   Philip P. Le Goff                                                                 1998, beginning at 10:00 a.m. at
   Senior Vice President and Group             San Jose, CA, USA                     BankBoston, Corporate Headquarters,
   President - Vascular Businesses             Miami, FL, USA                        100 Federal Street, Boston.
                                               Spencer, IN, USA
   James M. Corbett                            Natick, MA, USA                       INVESTOR INFORMATION REQUESTS
   President,                                  Quincy, MA, USA                       Investors, shareholders and security
   Boston Scientific International             Watertown, MA, USA                    analysts seeking information about
                                               Maple Grove, MN, USA                  the Company should call Investor
+* Joel L. Fleishman                           Oakland, NJ, USA                      Relations at (508) 650-8555 or refer
   Director, President of The Atlantic         Redmond, WA, USA                      to the Company's website at
   Philanthropic Service Company, Inc.         Galway, Ireland                       www.bsci.com.
   and Professor of Law and Public             Tel Aviv, Israel
   Policy, Duke University                                                           A copy of Form 10-K filed with the
                                                                                     Securities and Exchange Commission
*  Lawrence L. Horsch                                                                may be obtained upon written
   Director, Chairman of Eagle                                                       request to the Company.
   Management & Financial Corp.
                                                                                     Address requests to:
   Paul A. LaViolette                                                                Investor Relations
   Senior Vice President and Group                                                   Boston Scientific Corporation
   President - Nonvascular Businesses                                                One Boston Scientific Place
                                                                                     Natick, MA 01760-1537
   C. Michael Mabrey                                                                 508-650-8555
   Senior Vice President - Operations                                                508-647-2200 (Facsimile)

   Robert G. MacLean
   Senior Vice President -
   Human Resources

*  N.J. Nicholas, Jr.
   Director, Private Investor

   Peter (Pete) M. Nicholas
   Director, Founder, Chief Executive
   Officer and Chairman of the Board

   Arthur L. Rosenthal
   Senior Vice President and
   Chief Development Officer

   Paul W. Sandman
   Senior Vice President,
   Secretary and General Counsel

   Dale A. Spencer
   Director, Former Executive
   Vice President of Boston
   Scientific Corporation


   * Member of the Audit Committee
   + Member of the Compensation Committee

                                     Boston
                                   Scientific


Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
508.650.8000
www.bsci.com

(C) 1998 Boston Scientific Corporation
1127-AR-98
Global Resources