Form 10-K/A, Exhibit 13
period 1997-12-31
BOSTON SCIENTIFIC CORP
filed 1999-03-31
CIK 885725

                                                                    EXHIBIT 13.1


                             BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES 1997
                                              CONSOLIDATED FINANCIAL INFORMATION



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

FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands, except per share data)

YEAR ENDED DECEMBER 31,                                     1997            1996          1995
--------------------------------------------------------------------------------------------------
                                                          Restated

Net sales                                                $1,830,778      $1,551,238     $1,190,821
Gross profit                                              1,285,237       1,123,400        848,074
Operating income                                            225,455         313,171         52,111
Net income (loss)                                           110,400         167,094        (18,419)
Net income (loss) per common share - basic                    $0.28           $0.43         $(0.05)
Net income (loss) per common share - assuming dilution         0.28            0.42          (0.05)

The above amounts include merger-related and special charges of $259 million ($192 million, net-of-tax), $142 million ($128 million, net-of-tax) and $272 million ($231 million, net-of-tax) recorded in 1997, 1996 and 1995, respectively. See notes to consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS


On November 3, 1998, the Company announced it had detected the occurrence of business irregularities in the operations of its Japanese subsidiary. As a result, the Company has restated its 1997 results which allows for more accurate period to period comparisons. The restatement resulted in a decrease in revenues from $1,872 million, previously reported, to $1,831 million for the year ended December 31, 1997. Net income decreased from $139 million, previously reported, to $110 million for the same period.

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

On April 8, 1997, the Company completed its merger with Target Therapeutics, Inc. (Target) in a tax-free, stock-for-stock transaction accounted for as a pooling-of-interests. Target designs, develops, manufactures and markets catheter-based disposable and implantable medical devices used in minimally invasive procedures to treat neurovascular diseases and disorders. In conjunction with this merger, Target's stockholders received 1.07 shares of Boston Scientific common stock in exchange for each share of Target common stock. Approximately 33 million shares of the Company's common stock were issued in connection with the Target acquisition.

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

YEARS ENDED DECEMBER 31, 1997 AND 1996

Net sales increased 18% in 1997 to $1,831 million from $1,551 million in 1996. International net sales for the year were adversely impacted by changes in foreign currency exchange rates. Without the impact of changes in exchange rates, net sales for the year increased approximately 23%. Net income for the year ended December 31, 1997, excluding merger-related and special charges, increased approximately 2% to $302 million from $295 million during the year ended December 31, 1996.

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


Reported net income for the year was $110 million, or $0.28 per share (diluted), as compared to $167 million, or $0.42 per share, for the prior year.


                                       F-2
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

United States (U.S.) revenues increased approximately 16% from 1996 to $1,076 million in 1997, while international revenues, including export sales, increased approximately 20% from 1996 to $755 million in 1997. International sales as a percentage of worldwide sales increased from 40% in 1996 to 41% in 1997. International sales during 1997 were negatively impacted compared to 1996 by approximately $77 million of unfavorable exchange rate movements caused primarily by the strengthening of the U.S. dollar versus major European currencies and the Japanese yen. Worldwide vascular and nonvascular sales increased 16% and 26%, respectively, from 1996 to 1997.


Gross profit as a percentage of net sales was approximately 70.2% and 72.4% during 1997 and 1996, respectively. The decline in gross margins during 1997 is primarily attributable to write-downs for excess and obsolete inventory. Future gross margins may be impacted by the Company's ability to effectively manage its inventory level and mix. The Company is in the process of implementing a new global information system that is expected to improve supply chain management. The decrease in gross margin percentage is also partially due to a decline in average selling prices as a result of continuing pressure on healthcare costs and increased competition. In addition, gross margins were negatively impacted by the unfavorable foreign exchange rate movements discussed above. The negative impact of the above conditions was partially offset by the Company's U.S. cost containment programs and the positive gross margin impact of selected new product offerings.


Selling, general and administrative expenses increased 35% from $516 million in 1996 to $695 million in 1997, and increased as a percentage of sales from 33% to 38% of net sales. The increase includes $34 million in litigation-related reserves recorded in 1997. In addition, the Company continued to expand its domestic and international sales and distribution organizations. The Company believes the additional investments will enhance its competitive position in the future.

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

The Company's effective tax rate was approximately 45% in 1996 and 39% in 1997. The effective tax rates for 1996 and 1997 include the impact of special charges. Excluding these items, the pro forma effective tax rate improved from approximately 34% during 1996 to approximately 32% during 1997. The reduction


                                      F-3
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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

YEARS ENDED DECEMBER 31, 1996 AND 1995


Net sales increased 30% in 1996 to $1,551 million from $1,191 million in 1995. Net income for the year increased to $167 million, or $0.42 per share (diluted), as compared to a loss of $18 million, or $0.05 per share, in the prior year. Net income for the year ended December 31, 1996, excluding special charges related to 1996 and 1995 acquisitions, increased 39% to $295 million from $212 million during the year ended December 31, 1995.


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

LIQUIDITY AND CAPITAL RESOURCES

During 1997, the Company continued to invest in several strategic initiatives and infrastructure in order to take advantage of certain growth opportunities that exist in less invasive medicine. Cash, cash equivalents, and short-term investments totaled approximately $80 million as of December 31, 1997 compared to $118 million as of December 31, 1996. Working capital was reduced from $335 million at December 31, 1996 to $227 million at December 31, 1997, and cash provided by operating activities decreased from $142 million during 1996 to $80 million during 1997. The decrease in cash and marketable securities is primarily attributable to cash used to repurchase the Company's common stock, capital expenditures incurred to expand the Company's manufacturing and distribution facilities, additional strategic initiatives and payment of merger-related costs. The cash expenditures were par-


                                      F-4
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES tially offset by proceeds from operating activities and additional borrowings under the Company's financing arrangements.


During 1997, accounts receivable increased $44 million as a result of the Company's sales growth and the transition to selling directly to international customers. The Company's bad debt provision may be impacted by its ability to effectively collect receivables due from its international distributors. Inventory increased $155 million during 1997 primarily as a result of stocking the NIR(TM) stent in preparation of the Company's planned 1998 launch in the U.S. and Japan. The remaining increase is a result of inefficiencies in the global supply chain. The Company is committed to purchase approximately $75 million of NIR stents during 1998. The Company expects inventory levels to peak in mid-1998 and then begin to decline as the NIR stent is launched in the U.S. and Japan, and as the Company's new global supply chain becomes fully operational. Successful implementation of the Company's supply chain initiatives is necessary to reduce the Company's inventory to an acceptable level. Although no significant issues have arisen in the past, there can be no assurance that current or future suppliers of the Company's raw materials will be able to continue to meet the quality and quantity demands of the Company at current suppliers' prices.


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


The Company is authorized to purchase on the open market up to approximately 40 million shares of the Company's common stock. Purchases will be made at prevailing prices as market conditions and cash availability warrant. Stock repurchased under the Company's systematic plan will be used to satisfy the Company's obligations pursuant to its employee benefit and incentive plans. During 1997, the Company repurchased 7 million shares of its common stock at an aggregate cost of $188 million. Prior to 1997, 13 million shares of the Company's common stock were repurchased under the program.


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


                                      F-6
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (In thousands, except per share data)


YEAR ENDED DECEMBER 31,                                                 1997           1996           1995
----------------------------------------------------------------------------------------------------------
                                                                    Restated
Net sales                                                        $ 1,830,778    $ 1,551,238    $ 1,190,821
Cost of products sold                                                545,541        427,838        342,747
----------------------------------------------------------------------------------------------------------
Gross profit                                                       1,285,237      1,123,400        848,074

Selling, general and administrative expenses                         695,045        515,908        391,548
Royalties                                                             22,177         17,061         26,233
Research and development expenses                                    167,194        134,919        105,788
Purchased research and development                                    29,475        110,000         67,946
Merger-related charges                                               145,891         32,341        204,448
----------------------------------------------------------------------------------------------------------
                                                                   1,059,782        810,229        795,963
----------------------------------------------------------------------------------------------------------
Operating income                                                     225,455        313,171         52,111

Other income (expense):

Interest and dividend income                                           3,706          6,297         16,311
Interest expense                                                     (14,285)       (11,518)        (9,591)
Other, net                                                               255         (4,620)         3,847
----------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
effect of change in accounting                                       215,131        303,330         62,678
Income taxes                                                          83,651        136,236         81,097
----------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change
in accounting                                                        131,480        167,094        (18,419)

Cumulative effect of change in accounting (net-of-tax)               (21,080)
----------------------------------------------------------------------------------------------------------
Net income (loss)                                                $   110,400    $   167,094    $   (18,419)
==========================================================================================================
Earnings (loss) per common share - basic:
Income (loss) before cumulative effect of change in accounting   $      0.34    $      0.43    $     (0.05)
Cumulative effect of change in accounting                              (0.06)
----------------------------------------------------------------------------------------------------------
Net income (loss) per common share - basic                       $      0.28    $      0.43    $     (0.05)
==========================================================================================================
Earnings (loss) per common share - assuming dilution:
Income (loss) before cumulative effect
of change in accounting                                          $      0.33    $      0.42    $     (0.05)
Cumulative effect of change in accounting                              (0.05)
----------------------------------------------------------------------------------------------------------
Net income (loss) per common share - assuming dilution           $      0.28    $      0.42    $     (0.05)
==========================================================================================================


                See notes to consolidated financial statements.


                                      F-7
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

December 31,                                           1997         1996
------------------------------------------------------------------------
                                                   Restated
ASSETS

Current assets:

Cash and cash equivalents                        $   57,993   $   72,175
Short-term investments                               22,316       45,606
Trade accounts receivable, net                      365,463      321,025
Inventories                                         391,580      236,670
Deferred income taxes                               146,956       97,364
Prepaid expenses and other current assets            36,176       43,977
------------------------------------------------------------------------
Total current assets                              1,020,484      816,817

Property, plant, equipment and leaseholds, net      498,967      362,302

Other assets:
Intangibles, net                                    313,346      319,762
Investments                                          66,239       55,735
Other assets                                         25,234       30,429
------------------------------------------------------------------------
                                                 $1,924,270   $1,585,045
========================================================================


                See notes to consolidated financial statements.


                                      F-8
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

(In thousands, except share and per share data)

December 31,                                                              1997           1996
---------------------------------------------------------------------------------------------
                                                                      Restated
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Commercial paper                                                   $   423,250    $   212,500
Bank obligations                                                        23,958         28,056
Accounts payable                                                        98,878         66,877
Accrued expenses                                                       161,236         96,907
Accrual for merger-related charges                                      68,358         48,144
Income taxes payable                                                    11,436         27,403
Other current liabilities                                                6,292          1,929
---------------------------------------------------------------------------------------------
Total current liabilities                                              793,408        481,816

Long-term debt                                                          46,325
Accrual for merger-related charges                                       8,283
Deferred income taxes                                                   58,034         59,975
Other long-term liabilities                                             60,922         48,139

Commitments and contingencies

Stockholders' equity:

Preferred stock, $ .01 par value - authorized 25,000,000 shares, none issued and outstanding
Common stock, $ .01 par value - authorized 300,000,000 shares,
195,611,491 shares issued at December 31, 1997 and
at December 31, 1996                                                     1,956          1,956
Additional paid-in capital                                             432,556        437,074
Contingent stock repurchase obligation                                  18,295         24,855
Retained earnings                                                      677,608        574,051
Foreign currency translation adjustment                                (94,279)       (37,964)
Unrealized gain on available-for-sale securities, net                   17,422         18,886
Treasury stock, at cost - 1,800,627 shares at December 31, 1997
and 643,991 shares at December 31, 1996                                (96,260)       (23,743)
---------------------------------------------------------------------------------------------
Total stockholders' equity                                             957,298        995,115
---------------------------------------------------------------------------------------------
                                                                   $ 1,924,270    $ 1,585,045
=============================================================================================


                See notes to consolidated financial statements.


                                      F-9
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands)

                                                                                                                     Unrealized
                                                                              Contingent                  Foreign      Gain On
                                             Common Stock       Additional      Stock                     Currency   Available-
                                        Shares         Par        Paid-In     Repurchase    Retained    Translation    For-Sale
Restated                                Issued        Value      Capital      Obligation    Earnings     Adjustment  Securities, Net
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994            194,574    $   1,945    $ 413,434                  $ 437,296    $    (227)    $      13
Net loss                                                                                     (18,419)
Foreign currency
translation adjustment                                                                                    (14,352)
Issuance of common stock                    461            5        3,362                       (600)
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                               14,180
Change in fiscal year of a
pooled entity                                                                               (11,456)
Net change in equity investments                                                                                         8,820
Other                                                                  76                       136
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995            195,035        1,950      431,052                   406,957      (14,579)        8,833
Net income                                                                                  167,094
Foreign currency
translation adjustment                                                                                   (23,385)
Issuance of common stock                    576            6       (5,500)
Purchase of common stock
for treasury
Sale of stock repurchase obligation                               (24,855)   $  24,855
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                               36,377
Net change in equity investments                                                                                        10,053
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996            195,611        1,956      437,074       24,855      574,051      (37,964)       18,886
Net income                                                                                  110,400
Foreign currency
translation adjustment                                                                                   (56,315)
Issuance of common stock                                          (47,713)                  (11,758)
Purchase of common stock
for treasury
Sale of stock
repurchase obligation                                             (18,295)      18,295
Expiration of stock
repurchase obligation                                              24,855      (24,855)
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                               36,635                     4,915
Net change in equity investments                                                                                        (1,464)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997            195,611    $   1,956    $ 432,556    $  18,295    $ 677,608    $ (94,279)    $  17,422
====================================================================================================================================

                                         Treasury
Restated                                  Stock         Total
---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994             $ (58,271)   $ 794,190
Net loss                                                (18,419)
Foreign currency
translation adjustment                                  (14,352)
Issuance of common stock                    31,975       34,742
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                     14,180
Change in fiscal year of a
pooled entity                                           (11,456)
Net change in equity investments                          8,820
Other                                                       212
---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995               (26,296)     807,917
Net income                                              167,094
Foreign currency
translation adjustment                                  (23,385)
Issuance of common stock                    66,385       60,891
Purchase of common stock
for treasury                               (66,355)     (66,355)
Sale of stock repurchase obligation          2,523        2,523
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                     36,377
Net change in equity investments                         10,053
---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996              (23,743)      995,115
Net income                                              110,400
Foreign currency
translation adjustment                                  (56,315)
Issuance of common stock                  114,134        54,663
Purchase of common stock
for treasury                             (188,159)     (188,159)
Sale of stock
repurchase obligation                       1,508         1,508
Expiration of stock
repurchase obligation
Tax benefit relating to incentive
stock option and employee
stock purchase plans                                     41,550
Net change in equity investments                         (1,464)
---------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997            $ (96,260)    $ 957,298
===============================================================


                See notes to consolidated financial statements.


                                      F-10
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

Year ended December 31,                                     1997         1996         1995
------------------------------------------------------------------------------------------
                                                        Restated
OPERATING ACTIVITIES:
Net income (loss)                                      $ 110,400    $ 167,094    $ (18,419)
Adjustments to reconcile net income (loss)
to cash provided by operating activities:
Net cash adjustment to conform year end
of pooled entity                                                                   (11,472)
Gain on sale of equity investments                       (10,526)        (827)
Depreciation and amortization                             86,692       66,317       43,396
Deferred income taxes                                    (52,214)     (11,749)      (8,510)
Noncash special charges write-offs                        37,104       14,378       15,237
Purchased research and development                        29,475      110,000       67,946
Exchange (gain) loss                                       4,212        2,115       (7,617)
Increase (decrease) in cash flows from
operating assets and liabilities:
Trade account receivables                                (59,462)    (105,370)     (71,065)
Inventories                                             (179,951)     (90,980)     (48,493)
Prepaid expenses and other current assets                  9,751      (19,399)       8,844
Accounts payable and accrued expenses                    101,378       31,342       12,111
Accrual for merger-related charges                        28,489      (60,420)      67,312
Other liabilities                                        (17,075)      32,175      (25,137)
Other, net                                                (7,779)       7,303        8,403
------------------------------------------------------------------------------------------
Cash provided by operating activities                     80,494      141,979       32,536

INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, net        (220,097)    (145,332)     (74,800)
Net maturities of held-to-maturity
short-term investments                                    28,555       28,152        5,033
Purchases of available-for-sale securities                (7,834)     (74,947)     (57,737)
Sales of available-for-sale securities                     5,351       70,260      111,516
Acquisitions of businesses, net of cash acquired         (18,076)    (264,493)     (96,792)
Payments for investments in certain technologies         (39,066)      (8,564)     (67,351)
Other, net                                                   205       (6,379)      (2,304)
------------------------------------------------------------------------------------------
Cash used in investing activities                       (250,962)    (401,303)    (182,435)

FINANCING ACTIVITIES:
Net increase in commercial paper                         210,750      212,500
Proceeds from notes payable and long-term borrowings      52,005                    28,191
Net payments on notes payable, capital leases and
long-term borrowings                                     (10,929)     (27,816)     (67,097)
Proceeds from issuances of shares of common stock,
net-of-tax benefits                                       96,213       77,642       48,922
Acquisitions of treasury stock,
net of proceeds from put options                        (186,651)     (63,832)
Other, net                                                   484          762         (107)
------------------------------------------------------------------------------------------
Cash provided by financing activities                    161,872      199,256        9,909
Effect of foreign exchange rates on cash                  (5,586)      (2,588)      (4,939)
------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                (14,182)     (62,656)    (144,929)
Cash and cash equivalents at beginning of period          72,175      134,831      279,760
------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period             $  57,993    $  72,175    $ 134,831
==========================================================================================


                 See notes to consolidated financial statements.


                                      F-11
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Note A to Note B)


NOTE A -- MERGERS AND ACQUISITIONS

On February 24, 1995, Boston Scientific Corporation (Boston Scientific or the Company) completed its merger with SCIMED Life Systems, Inc. (SCIMED) in a stock-for-stock transaction. The transaction, which is accounted for as a pooling-of-interests, was effected through the exchange of 3.4152 shares of the Company's common stock in exchange for each SCIMED share held. Approximately
105.4 million shares of common stock were issued in connection with the SCIMED merger.

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

On November 16, 1995, the Company completed its merger with Meadox Medicals, Inc. (Meadox). To effect the merger, Boston Scientific exchanged approximately
20.4 million shares of the Company's common stock for all the issued and outstanding capital stock of Meadox on a fully-diluted basis in a stock-for-stock, pooling-of-interests transaction.


On December 29, 1995, the Company completed its merger with Heart Technology, Inc. (Heart) in a stock-for-stock transaction. The transaction, which is accounted for as a pooling-of-interests, was effected through the exchange of
0.675 shares of the Company's common stock for each Heart share held. Approximately 23.8 million shares of the Company's common stock were issued in connection with the Heart merger.


On January 22, 1996, the Company completed its merger with EP Technologies, Inc.
(EPT) in a stock-for-stock transaction. The transaction, which is accounted for as a pooling-of-interests, was effected through the exchange of 0.297 shares of the Company's common stock for each EPT share held. Approximately 6.8 million shares of the Company's common stock were issued in conjunction with the EPT merger.

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

On April 8, 1997, the Company completed its merger with Target Therapeutics, Inc. (Target) in a tax-free, stock-for-stock transaction accounted for as a pooling-of-interests. In conjunction with this merger, Target's stockholders received 1.07 shares of the Company's common stock in exchange for each share of Target common stock. Approximately 33 million shares of the Company's common stock were issued in connection with the Target merger.


NOTE B -- SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION: On November 3, 1998, the Company announced it had detected the occurrence of business irregularities in the operations of its Japanese subsidiary. As a result, the Company has restated its 1997 results which allows for more accurate period to period comparisons. The restatement resulted in a decrease in revenues from $1,872 million, previously reported, to $1,831 million for the year ended December 31, 1997. Net income decreased from $139 million, previously reported, to $110 million for the same period.



In addition, all historical share and per share amounts have been restated to reflect the Company's 1998 two-for-one stock split except for share amounts presented in the Consolidated Balance Sheets and the Consolidated Statements of Stockholders' Equity which reflect the actual share amounts outstanding for each period presented.



Financial statement information and related disclosures reflect, where appropriate, changes as a result of the restatement. Unless otherwise stated, information is presented as of the original filing date, and has not been updated.


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


                                      F-14
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE D -- OTHER BALANCE SHEET INFORMATION

Components of other selected captions in the Consolidated Balance Sheets at December 31 consisted of:

(In thousands)                                               1997           1996
--------------------------------------------------------------------------------
TRADE ACCOUNTS RECEIVABLE
Accounts receivable                                      $395,942       $335,875
Less allowances                                            30,479         14,850
--------------------------------------------------------------------------------
                                                         $365,463       $321,025
================================================================================
INVENTORIES
Finished goods                                           $209,506       $130,696
Work-in-process                                            45,683         45,293
Raw materials                                             136,391         60,681
--------------------------------------------------------------------------------
                                                         $391,580       $236,670
================================================================================
DEPRECIABLE ASSETS AND LEASEHOLDS
Land                                                     $ 45,213       $ 32,573
Buildings and improvements                                247,873        175,473
Equipment, furniture and fixtures                         354,344        280,780
Leasehold improvements                                     59,085         40,901
--------------------------------------------------------------------------------
                                                          706,515        529,727
Less accumulated depreciation and amortization            207,548        167,425
--------------------------------------------------------------------------------
                                                         $498,967       $362,302
================================================================================
INTANGIBLE ASSETS
Patents and trademarks                                   $129,610       $121,149
Licenses                                                   58,040         47,924
Purchased technologies                                     89,004         82,850
Excess of cost over net assets acquired                   115,638        120,673
Other intangibles                                          13,768         13,547
--------------------------------------------------------------------------------
                                                          406,060        386,143
Less accumulated amortization                              92,714         66,381
--------------------------------------------------------------------------------
                                                         $313,346       $319,762
================================================================================
ACCRUED EXPENSES
Payroll and related liabilities                          $ 40,547       $ 41,920
Other                                                     120,689         54,987
--------------------------------------------------------------------------------
                                                         $161,236       $ 96,907
================================================================================

NOTE E -- CREDIT ARRANGEMENTS

The Company's borrowings at December 31 consisted of:

(In thousands)                          1997          1996
----------------------------------------------------------
Commercial paper                    $423,250      $212,500
Bank obligations - short-term         23,958        28,056
Long-term debt                        46,325

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


                                      F-16
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE H-INCOME TAXES

Income (loss) before income taxes and cumulative effect of change in accounting consisted of:

                                             Year Ended December 31,
--------------------------------------------------------------------------------
(In thousands)                       1997              1996              1995
--------------------------------------------------------------------------------
Domestic                           $178,381          $253,239          $ 75,448
Foreign                              36,750            50,091           (12,770)
--------------------------------------------------------------------------------
                                   $215,131          $303,330          $ 62,678
================================================================================

The related provision for income taxes consisted of:

                                             Year Ended December 31,
--------------------------------------------------------------------------------
(In thousands)                      1997                1996               1995
--------------------------------------------------------------------------------
Current:
  Federal                       $ 97,237           $ 116,191           $ 67,617
  State                           14,567               9,108              6,615
  Foreign                         16,614              22,686             15,375
--------------------------------------------------------------------------------
                                 128,418             147,985             89,607
================================================================================
Deferred:
  Federal                        (30,123)              4,175              3,759
  State                           (5,648)                522                606
  Foreign                         (8,996)            (16,446)           (12,875)
--------------------------------------------------------------------------------
                                 (44,767)            (11,749)            (8,510)
================================================================================

                                $ 83,651           $ 136,236           $ 81,097
================================================================================

The reconciliation of taxes on income at the federal statutory rate to the actual provision for income taxes is:

                                                      Year Ended December 31,
--------------------------------------------------------------------------------
(In thousands)                                     1997         1996        1995
--------------------------------------------------------------------------------
Tax at statutory rate                          $ 75,296    $ 106,166    $ 21,938
State income taxes, net of federal benefit        7,760        8,778       4,706
Effect of foreign taxes                          (9,981)       3,641       1,925
Non-deductible merger-related expenses and
 purchased research and development              14,957       19,902      53,510
Other, net                                       (4,381)      (2,251)       (982)
--------------------------------------------------------------------------------
                                               $ 83,651    $ 136,236    $ 81,097
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

NOTE I -- STOCKHOLDERS' EQUITY

PREFERRED STOCK: The Company is authorized to issue shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by the Company's stockholders. At December 31, 1997, the Company had no shares of preferred stock outstanding.


COMMON STOCK: The Company is authorized to issue shares of common stock, $.01 par value per share. Holders of common stock are entitled to one vote per share. Holders of common stock are entitled to receive dividends when and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The holders of common stock do not have cumulative voting rights. The holders of a majority of the shares of common stock can elect all of the Directors and can control the management and affairs of the Company.


The Company is authorized to purchase on the open market up to approximately 40 million shares of the Company's common stock. Purchases will be made at prevailing prices as market conditions and cash availability warrant. Stock repurchased under the Company's systematic plan will be used to satisfy its obligations pursuant to employee benefit and incentive plans. During 1997, the Company repurchased approximately


                                      F-18
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

7 million shares of its common stock at an aggregate cost of $188 million. Prior to 1997, a total of 13 million shares of the Company's common stock was repurchased under the program.


As part of the stock repurchase program, the Company has been selling European equity put options to an independent broker-dealer. Each option, if exercised, obligates the Company to purchase from the broker-dealer a specified number of shares of the Company's common stock at a predetermined exercise price. The put options are exercisable only on the first anniversary of the date the options were sold. Proceeds are recorded as a reduction to the cost of the Company's treasury stock. During 1996, the Company sold European put options for 1.2 million shares and received proceeds of approximately $3 million. The put options for these 1.2 million shares expired during 1997. During 1997, the Company sold put options for 658,000 shares and received proceeds of approximately $2 million. Repurchase prices relating to put options outstanding at December 31, 1997 range from $27.50 per share to $28.00 per share. The Company's contingent obligation to repurchase shares upon exercise of the outstanding put options approximated $18 million at December 31, 1997.



NOTE J -- STOCK OWNERSHIP PLANS

EMPLOYEE AND DIRECTOR STOCK OWNERSHIP PLANS


Boston Scientific's 1992 and 1995 Long-Term Incentive Plans provide for the issuance of up to 40 million shares of common stock. The terms of these two plans are similar. The plans cover officers, employees and consultants of and to the Company and provide for the grant of various incentives, including qualified and non-qualified options, stock grants, share appreciation rights and performance awards. Options granted to purchase shares of common stock are either immediately exercisable or exercisable in installments as determined by an appointed committee consisting of two or more non-employee directors (Committee), and, in the case of any qualified options, expire within ten years from date of grant. In the case of qualified options, if an employee owns more than 10% of the voting power of all classes of stock, the option granted will be at 110% of the fair market value of the Company's common stock on the date of grant, and will expire over a period not to exceed five years.



The Committee may also make stock grants in which shares of common stock may be issued to officers, employees and consultants at a purchase price less than fair market value. The terms and conditions of such issuances, including whether achievement of individual or Company performance targets is required for the retention of such awards, are determined by the Committee. The Committee may also issue shares of common stock and/or authorize cash awards under the incentive plans in recognition of the achievement of long-term performance objectives established by the Committee. Stock grants for 15,000 shares, 2,000 shares and 58,000 shares were issued to employees during 1997, 1996 and 1995, respectively.



Boston Scientific's 1992 Non-Employee Directors' Stock Option Plan provides for the issuance of up to 200,000 shares of common stock and authorizes the automatic grant to outside directors of options to acquire 4,000 shares of common stock generally on the date of each annual meeting of the Stockholders of the Company. Options under this plan are exercisable ratably over a three-year period and expire ten years from the date of grant.



Shares reserved for future issuance under all of the Company's plans totaled approximately 48 million at December 31, 1997.


If the Company had elected to recognize compensation expense for the granting of options under the aforementioned stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation", net income and earnings per share would have been reported as the following pro forma amounts:

(In thousands,                                    Year Ended December 31,
except per share data)                        1997         1996         1995
--------------------------------------------------------------------------------
Net income (loss)
           As reported                   $ 110,400    $ 167,094    $ (18,419)
           Pro forma                        82,974      151,820      (24,901)
--------------------------------------------------------------------------------
Earnings (loss) per common share -
assuming dilution
           As reported                   $    0.28    $    0.42    $   (0.05)
           Pro forma                          0.21         0.38        (0.07)
--------------------------------------------------------------------------------


The weighted average grant-date fair value of options granted during 1997, 1996 and 1995, calculated using the Black-Scholes options pricing model, is $9.08, $7.21 and $5.06, respectively.


The fair value of the stock options used to calculate the pro forma net income and earnings per share amounts above is estimated using the Black-Scholes options pricing model with the following weighted average assumptions:


                                    1997              1996              1995
--------------------------------------------------------------------------------
Dividend yield                         0%                0%                0%
Expected volatility                35.90%            37.70%            37.70%
Risk-free interest rate             6.42%             6.12%             5.93%
Actual forfeitures             1,340,000           682,000           284,000
Expected life                        4.0               3.7               4.0


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


                                      F-19
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Note J continued to Note L)

Information related to stock options at December 31 under the aforementioned stock ownership plans is as follows:

                                        1997                     1996                     1995
-------------------------------------------------------------------------------------------------------
                                             Weighted                 Weighted                 Weighted
                                              Average                  Average                  Average
                                             Exercise                 Exercise                 Exercise
(Option amounts in thousands)    Options        Price    Options         Price    Options         Price
-------------------------------------------------------------------------------------------------------
Outstanding at January 1          29,078      $ 11.42     29,398     $    8.28     27,124     $    5.84
  Granted                         10,716        24.70      6,654         20.52      8,860         13.85
  Exercised                       (5,106)        8.98     (5,948)         6.23     (5,354)         5.42
  Canceled                        (1,482)       18.58     (1,026)        10.36     (1,232)         7.08
-------------------------------------------------------------------------------------------------------
Outstanding at December 31        33,206        15.76     29,078         11.42     29,398          8.28
=======================================================================================================
Exercisable at December 31        12,230      $  9.08     10,784     $    7.93     11,946     $    6.76
=======================================================================================================

Below is additional information related to stock options outstanding and exercisable at December 31, 1997:

                                    Stock Options             Stock Options
(Option amounts in thousands)         Outstanding               Exercisable
---------------------------------------------------------------------------------
                                       Weighted
                                        Average     Weighted             Weighted
                                      Remaining      Average              Average
                                    Contractual     Exercise             Exercise
Range of Exercise Prices   Options         Life        Price   Options      Price
---------------------------------------------------------------------------------
          $00.00- 7.50       8,802         5.62       $ 5.38     6,288     $ 5.29
          $ 7.51-15.00       8,480         5.95        12.23     4,614      10.93
          $15.01-22.50       5,770         8.50        20.30     1,212      19.94
          $22.51-30.00       9,826         9.33        24.84        90      26.00
          $30.01-37.50         328         9.33        33.50        26      31.22
---------------------------------------------------------------------------------
                            33,206         7.34       $15.76     12,230    $ 9.08
=================================================================================

STOCK PURCHASE PLAN


Boston Scientific's 1992 Employee Stock Purchase Plan (Stock Purchase Plan) provides for the granting of options to purchase up to 3 million shares of the Company's common stock to all eligible employees. Under the Stock Purchase Plan, each eligible employee is granted, at the beginning of each period designated by the Committee as an offering period, an option to purchase a number of shares equal to not more than 10% of the employee's eligible compensation divided by 85% of the fair market value of the Company's common stock as of the beginning of that offering period. Such options may be exercised only to the extent of accumulated payroll deductions at the end of the offering period, at a purchase price equal to 85% of the fair market value of the Company's common stock at the beginning or end of each offering period, whichever is less.



During 1997, approximately 240,000 shares were issued at prices ranging from $23.45 to $24.33 per share. During 1996, approximately 240,000 shares were issued at prices ranging from $18.06 to $19.71 per share, and, during 1995, approximately 266,000 shares were issued at prices ranging from $6.80 to $10.73 per share. At December 31, 1997, there were approximately 1,940,000 shares available for future issuance.



                                      F-20
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE K -- EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:


Year Ended December 31,            1997           1996            1995
--------------------------------------------------------------------------------
(In thousands,
except per share data)
--------------------------------------------------------------------------------

BASIC:
  Net income (loss)            $110,400       $167,094       $ (18,419)
================================================================================

  Weighted average
   shares outstanding           389,146        387,018         381,574
================================================================================

  Net income (loss) per
   common share                $   0.28       $   0.43       $   (0.05)
================================================================================

ASSUMING DILUTION:
  Net income (loss)            $110,400       $167,094       $ (18,419)
================================================================================

  Weighted average
   shares outstanding           389,146        387,018         381,574
  Net effect of dilutive
   put options                       28
  Net effect of dilutive
   stock options                 10,602         11,688
--------------------------------------------------------------------------------

  Total                         399,776        398,706         381,574
================================================================================

  Net income (loss) per
   common share                $   0.28       $   0.42       $   (0.05)
================================================================================


At December 31, 1997, approximately 10 million stock options were not included in the diluted computation of earnings per share because they would have been antidilutive.

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

                                                                                          Corporate
                                                United                         Asia        Expenses                    Consolidated
(In thousands)                                  States         Europe       Pacific       and Other    Eliminations           Total
-----------------------------------------------------------------------------------------------------------------------------------
1997
Direct sales to unaffiliated customers     $ 1,076,292    $   336,512     $ 362,347     $    18,461                     $ 1,793,612
Export sales                                     6,446         30,720                                                        37,166
Transfers between areas                        430,993        207,302                                     $(638,295)
-----------------------------------------------------------------------------------------------------------------------------------
                                             1,513,731        574,534       362,347          18,461        (638,295)      1,830,778
Operating income without special charges       306,992         70,800       146,012         (70,233)                        453,571
Operating income with special charges          235,639        (12,326)      106,125        (103,983)                        225,455
Identifiable assets                          1,599,263        683,669       317,405          17,166        (693,233)      1,924,270
-----------------------------------------------------------------------------------------------------------------------------------

1996
Direct sales to unaffiliated customers     $   924,205    $   270,301     $ 214,482     $     6,306                     $ 1,415,294
Export sales                                   105,884         30,060                                                       135,944
Transfers between areas                        224,315        116,970                                     $(341,285)
-----------------------------------------------------------------------------------------------------------------------------------
                                             1,254,404        417,331       214,482           6,306        (341,285)      1,551,238
Operating income without special charges       302,118         77,622       118,985         (43,213)                        455,512
Operating income with special charges          198,672         39,727       117,985         (43,213)                        313,171
Identifiable assets                          1,434,777        410,331       209,997           5,956        (476,016)      1,585,045
-----------------------------------------------------------------------------------------------------------------------------------

1995
Direct sales to unaffiliated customers     $   772,986    $   189,631     $ 111,266                                     $ 1,073,883
Export sales                                    97,471         19,467                                                       116,938
Transfers between areas                        148,852        112,620                                     $(261,472)
-----------------------------------------------------------------------------------------------------------------------------------
                                             1,019,309        321,718       111,266                        (261,472)      1,190,821
Operating income without special charges       220,039         64,558        65,473         (25,565)                        324,505
Operating income with special charges           (2,053)        21,761        57,968         (25,565)                         52,111
Identifiable assets                          1,057,221        200,687       120,932                        (219,395)      1,159,445


See Management's Discussion and Analysis of Financial Condition and Results of Operations for a discussion of special charges.


                                      F-25
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

FIVE-YEAR SELECTED FINANCIAL DATA
(In thousands, except per share data)

Year Ended December 31,                                         1997           1996            1995           1994          1993
--------------------------------------------------------------------------------------------------------------------------------
                                                            Restated
OPERATING DATA:
Net sales                                                $ 1,830,778    $ 1,551,238     $ 1,190,821       $932,969      $779,894
Gross profit                                               1,285,237      1,123,400         848,074        638,872       535,243
Selling, general and administrative expenses                 695,045        515,908         391,548        311,296       333,285
Royalties                                                     22,177         17,061          26,233         25,682        24,473
Research and development expenses                            167,194        134,919         105,788         86,320        69,045
Purchased research and development                            29,475        110,000          67,946
Merger-related charges                                       145,891         32,341         204,448
Total operating expenses                                   1,059,782        810,229         795,963        423,298       426,803
Operating income                                             225,455        313,171          52,111        215,574       108,440
Income (loss) before cumulative effect of
  change in accounting                                       131,480        167,094         (18,419)       142,274        73,731
Cumulative effect of change in accounting (net-of-tax)       (21,080)
Net income (loss)                                           $110,400    $   167,094    $    (18,419)      $142,274      $ 73,731
Income (loss) per common share before cumulative
  effect of change in accounting:
    Basic                                                $      0.34    $      0.43     $     (0.05)      $   0.38      $   0.20
    Assuming dilution                                           0.33           0.42           (0.05)          0.38          0.20
Net income (loss) per common share:
    Basic                                                $      0.28    $      0.43     $     (0.05)      $   0.38      $   0.20
    Assuming dilution                                           0.28           0.42           (0.05)          0.38          0.20
Weighted average shares outstanding-assuming dilution        399,776        398,706         381,574        379,126       374,566


In addition to the merger-related charges noted in the Operating Data, the Company also recorded $34 million and $67 million of litigation-related charges which are included in selling, general and administrative expenses in 1997 and 1993, respectively.


Year Ended December 31,                           1997            1996            1995            1994          1993
--------------------------------------------------------------------------------------------------------------------
                                              Restated
BALANCE SHEET DATA:
Working capital                             $  227,076      $  335,001      $  344,609      $  475,255      $362,816
Total assets                                 1,924,270       1,585,045       1,159,445       1,114,433       840,104
Commercial paper                               423,250         212,500
Bank obligations-short-term                     23,958          28,056          57,520          88,948        57,141
Long-term debt, net of current portion          46,325                           4,162          16,800         3,671
Stockholders' equity                           957,298         995,115         807,917         794,190       601,844
Book value per common share                 $     2.47      $     2.50      $     2.12      $     2.10      $   1.61


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


As more fully described in Note B, under the caption Basis of Presentation, the Company has restated its financial statements.


/S/ Ernst & Young LLP
--------------------------------

Boston, Massachusetts
February 20, 1998, except for the first, second and third paragraphs of Note B, as to which the date is February 16, 1999




                                      F-27
                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)


Three Months Ended                             March 31,       June 30,     September 30,   December 31,
--------------------------------------------------------------------------------------------------------
Restated
YEAR ENDED DECEMBER 31, 1997
Net sales                                      $425,892      $ 463,312           $461,646      $479,928
Gross profit                                    305,986        332,901            327,052       319,298
Operating income (loss)                         102,556        (28,365)           112,537        38,727
Income (loss) before cumulative effect of
 change in accounting                            68,518        (33,189)            80,123        16,028
Net income (loss)                                68,518        (33,189)            80,123        (5,052)
Net income (loss) per common share -
 assuming dilution                             $   0.17      $   (0.09)          $   0.20      $  (0.01)
--------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996
Net sales                                      $343,553      $ 379,237           $395,788      $432,660
Gross profit                                    251,598        277,851            284,564       309,387
Operating income                                 38,708         41,968            109,123       123,372
Net income                                        2,190         13,089             71,234        80,581
Net income per common share -
 assuming dilution                             $   0.01      $    0.03           $   0.18      $   0.20


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

On November 3, 1998, the Company announced it had detected the occurrence of business irregularities in the operations of its Japanese subsidiary. As a result, the Company has restated its quarterly results for 1997 which allows for more accurate period to period comparisions. The restatement resulted in a decrease in revenues of $42 million for the year ended December 31, 1997. Revenues, as previously reported, were $431 million, $474 million, $475 million and $493 million for the quarters ended March 31, 1997, June 30, 1997, September 30, 1997, and December 31, 1997, respectively. Net income (loss), as previously reported, was $75 million, $(27) million, $88 million, and $2 million for the quarters ended March 31, 1997, June 30, 1997, September 30, 1997, and December 31, 1997, respectively.


The Company paid a two-for-one stock split on November 30, 1998. All historical amounts above have been restated to reflect the stock split.

Market for the Company's Common Stock and Related Matters (unaudited)

The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange. All amounts below reflect the impact of the Company's two-for-one common stock split which was effected in the form of a 100% stock dividend paid in the fourth quarter of 1998.

                                                    High               Low
--------------------------------------------------------------------------------
1997
First Quarter                                   $  35.750          $  29.313
Second Quarter                                     31.469             20.500
Third Quarter                                      39.219             26.625
Fourth Quarter                                     29.875             20.500

                                                    High               Low
--------------------------------------------------------------------------------
1996
First Quarter                                   $  25.813          $  19.938
Second Quarter                                     23.688             18.875
Third Quarter                                      28.813             19.813
Fourth Quarter                                     30.750             26.438

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