Form 10-K, Exhibit 13
period 1998-12-31
BOSTON SCIENTIFIC CORP
filed 1999-03-31
CIK 885725

                                                                    Exhibit 13.1

                      BOSTON SCIENTIFIC 1998 ANNUAL REPORT


                         VISION         EXECUTION
                         [GRAPHIC]      [GRAPHIC]



                         INNOVATION     PEOPLE
                         [GRAPHIC]      [GRAPHIC]









                                                       BOSTON SCIENTIFIC

[BLANK PAGE]

EXECUTIVE OFFICERS AND DIRECTORS

JOHN E. ABELE
Director, Founder Chairman

(+)*CHARLES J. ASCHAUER, JR.
Director, Retired Executive Vice President and Director of Abbott Laboratories

(+)RANDALL F. BELLOWS
Director, Retired Executive Vice President of Cobe Laboratories, Inc.

MICHAEL BERMAN
Senior Vice President and
President - Scimed

LAWRENCE C. BEST
Senior Vice President -
Finance & Administration and
Chief Financial Officer

JOSEPH A. CIFFOLILLO
Director, Private Investor

(+)*JOEL L. FLEISHMAN
Director, President of The Atlantic
Philanthropic Service Company, Inc. and
Professor of Law and Public Policy,
Duke University

*LAWRENCE L. HORSCH
Director, Chairman of Eagle Management
and Financial Corp.

PAUL A. LAVIOLETTE
Senior Vice President and President,
Boston Scientific International

PHILIP P. LE GOFF
Senior Vice President and Group President
- Vascular and Nonvascular
Businesses

C. MICHAEL MABREY
Senior Vice President - Operations

ROBERT G. MACLEAN
Senior Vice President - Human Resources

N.J. NICHOLAS, JR.
Director, Private Investor

PETER M. NICHOLAS
Director, Founder, President,
Chief Executive Officer and
Chairman of the Board

ARTHUR L. ROSENTHAL
Senior Vice President and
Chief Development Officer

PAUL W. SANDMAN
Senior Vice President,
Secretary and General Counsel

DALE A. SPENCER
Director, Former Executive Vice President of Boston Scientific Corporation


CORPORATE HEADQUARTERS

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
508-650-8000
508-647-2200 (Investor Relations Facsimile) www.bsci.com


SHAREHOLDER INFORMATION

STOCK LISTING
Boston Scientific Corporation common stock is traded on the NYSE under the symbol "BSX".

TRANSFER AGENT
Inquiries concerning the transfer or exchange of shares, lost stock certificates, duplicate mailings or changes of address should be directed to the Company's Transfer Agent at:

BANKBOSTON, N.A.
c/o Equiserve, L.P.
Post Office Box 8040
Boston, MA  02266-8040
781-575-3100
www.EquiServe.com

INDEPENDENT AUDITORS
Ernst & Young LLP
Boston, Massachusetts

ANNUAL MEETING
The annual meeting for shareholders will take place on Tuesday, May 4, 1999, beginning at 10:00 a.m. at BankBoston, Corporate Headquarters, 100 Federal Street, Boston.

INVESTOR INFORMATION REQUESTS
Investors, shareholders and security analysts seeking information about the Company should refer to the Company's website at www.bsci.com or call Investor Relations at (508) 650-8555.

A COPY OF FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.

ADDRESS REQUESTS TO:
Investor Relations
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA  01760-1537
(508) 650-8555
(508) 647-2200 (Facsimile)

REGIONAL HEADQUARTERS

BOSTON SCIENTIFIC ARGENTINA S.A.
Buenos Aires, Argentina
BOSTON SCIENTIFIC INTERNATIONAL B.V.
Paris, France
BOSTON SCIENTIFIC ASIA PACIFIC PTE. LTD.
Singapore
BOSTON SCIENTIFIC JAPAN K.K.
Tokyo, Japan

TECHNOLOGY CENTERS

Bulach, Switzerland      Natick, MA, USA
Cork, Ireland            Plymouth, MN, USA
Fremont, CA, USA         Redmond, WA, USA
Galway, Ireland          San Jose, CA, USA
Glens Falls, NY, USA     Spencer, IN, USA
Maple Grove, MN, USA     Watertown, MA, USA
Miami, FL, USA           Wayne, NJ, USA
Miyazaki, Japan



*Member of the Audit Committee
(+)Member of the Compensation Committee

CHAIRMAN'S LETTER

1998 was a year of growth on many fronts. We are stronger in several key areas. We are clear about our future path, and we have the confidence and capability to follow it successfully.

The year just completed was also a year of reckoning. While we took significant steps forward in building the Strategic Mass we need to achieve our vision, we also stumbled a few times. The recall of the NIR ON(TM) Ranger(TM) with SOX(TM) stent system focuses attention on the need for relentless quality assurance. We are cooperating fully with the Department of Justice investigation begun in the wake of that recall, and believe the government will agree that the Company acted appropriately. The discovery of business irregularities in our Japanese operation makes us realize that, as we grow, we must develop better safeguards to prevent such occurrences. And we must do a better job of communicating and instilling our corporate values, including personal integrity and accountability, throughout the global organization. Lastly, our failure to meet earnings expectations highlights the overall problem that confronts us and about which we have talked much: execution. We need to improve processes, competencies, and leverage in order to come together as a single, unified company and strengthen our overall business performance.

These are issues that often accompany rapid growth. We do not view them lightly; we are learning from our experiences and incorporating those lessons into our plans for the future. However, as we reflect upon our experiences in 1998, we should not allow a few unfortunate events to overshadow the substantial successes and great progress that occurred during the year-marked by the favorable trends that emerged in the fourth quarter and are continuing into this year.

ACQUISITIONS AND NEW PRODUCTS DRIVE GROWTH

Among our most significant achievements are two acquisitions made last year which support our strategy of strengthening leadership in chosen fields through increased sales volume, market presence and technological superiority. Certainly, the most significant event was the acquisition of Schneider Worldwide, a leader in catheter-based and stent technologies used in less invasive treatment of cardiovascular, peripheral vascular and nonvascular disease. Early in the year, the timing of the decision by Pfizer Inc. to divest its worldwide medical device operations created an unexpected opportunity to accelerate our Strategic Mass strategy. Combining our businesses was a natural fit for two pioneering companies in the field of less invasive medicine, both with strong traditions of innovation, complementary research efforts and a genuine commitment to customer service.

Further, Schneider brought a rich pipeline of new development projects as well as an attractive patent portfolio which at last permits Boston Scientific to make available to physicians, in the United States, the Schneider-pioneered Monorail(TM) catheter systems which we had developed into a leading franchise outside the United States over the past 10-plus years. Access to this technology not only enables Boston Scientific to introduce powerful new PTCA balloon catheter and catheter-based stent delivery systems into the United States, but also enables us to standardize product offerings in this market segment worldwide.

Our second strategic acquisition, CardioGene Therapeutics, Inc., a development stage company exploring the role and use of gene therapy to treat cardiovascular and other diseases, represented an investment in the future by bringing Boston Scientific the technologies and know-how we believe will enable us to remain on the therapeutic frontier of a disease state where we already have developed a well-established presence.

These companies bring technological expertise and strength, and deepen our commitment in high-growth areas of interventional medicine. And, as important, Schneider brings skilled and dedicated employees, many of whom have assumed key leadership positions throughout the corporation. The recognized scientific and commercial leadership positions Schneider possesses demonstrates the commitment of its employees to excellence and less invasive medicine. We welcome them to the Boston Scientific family.

We also grew internally, with continuing special emphasis on the emerging markets in Asia Pacific, Latin America, Canada and Middle East/Africa. We are well aware of the opportunities that lie in many of these countries where less invasive medicine is still in its infancy, and we are continuing, through market development programs, to build our presence and leadership in these important markets outside of the United States, Western Europe and Japan. Our goal is to understand the unique needs of all of our different markets and to develop long-term, direct relationships and partnerships with physicians around the globe.

Media attention on the recall of our NIR ON(TM) Ranger(TM) with SOX(TM) stent system has tended to eclipse the fact that the U.S. launches of the NIR ON(TM) Ranger(TM) without SOX(TM) stent system and our Radius(TM) self-expanding stent have been received with great enthusiasm. We hope to be able to relaunch the SOX(TM) system in the United States once the balloon leakage problem has been rectified and FDA approval has been received. Our efforts in the highly competitive U.S. coronary stent market were also fortified by the introduction of the Magic WALLSTENT(R) stent system toward the end of the year. Used successfully in Europe since its 1997 introduction, the Magic WALLSTENT stent system comes to us through the Schneider acquisition and gives us a second self-expanding coronary stent platform, further broadening our offerings for the treatment of both peripheral vascular and nonvascular disease. As a result of a conscious strategy, Boston Scientific now offers five distinct stent technology platforms which are selectively applied to the management of multiple disease-specific states throughout the human anatomy.

RESHAPING OUR COMPANY FOR FUTURE SUCCESS

To say that we have grown dramatically in the past few years is an understatement. Boston Scientific has become a much larger and interdependent organization with greater geographic reach and broader, deeper product lines continuously strengthened by an impressive and growing technology portfolio. The process of assimilating this growth and developing and integrating new processes and systems is a critical--and daunting--task. Although that process was well underway when the opportunity to acquire Schneider Worldwide presented itself, that acquisition enabled us to refine and further improve the rationalization strategy for our worldwide organization and operations. Our goal has always been to eliminate duplication and incompatibility, and encourage cooperation and the achievement of cross-divisional synergies. This is happening. We have identified and implemented improved ways of working-and working together-that will enable our vastly larger and more complex company to sustain superior growth and return to our high standards of overall business excellence and profitability.

Several 1998 efforts mark the beginning of this endeavor. We are rightsizing, streamlining and integrating our European organization and facilities and now believe we have a viable leadership blueprint for the future. We are consolidating the worldwide Schneider Team into our global business model and are already acting as one company. We have restructured and consolidated several of our core business units to form a new U.S. Vascular division comprising Medi-tech, Meadox, and the vascular group within Schneider. This enables us to combine and leverage technologies more effectively, achieve more comprehensive market coverage and operate from a disease management state, rather than a medical specialty perspective. This vascular business unit model was already in practice outside the United States and adopting this strategy in our domestic markets gives us the added benefit of planning and executing our business on a global basis.

All these efforts when combined focus on rationalizing our size and structure to improve performance and efficiency worldwide. They are, however, only part of the picture. Other essential work focuses on revamping our systems and processes to provide the flexibility, coordination and leverage a multi-billion dollar company needs for success. For example, in 1998 we began to reap the benefits of our new global information system. While the efficiency


                                                                    [PHOTOGRAPH]
improvements and cost savings we anticipate will not be fully felt in 1999, this powerful enterprise-wide system, a work-in-progress since 1997, has enabled us to achieve transparency of timely data worldwide on a need-to-know basis to support our objectives of business excellence.

Another outgrowth of our recognition of the need for improvement has been the formation in mid-1998 of four global task forces focused on mission-critical areas of the company: supply chain optimization, innovation, quality and organizational development. Each is charged with evaluating the current organization and processes, identifying best practices, then formulating and implementing revised structures and systems appropriate for a world class operation. Each is also charged with promoting a greater sense of who we now are, what we stand for and what we can accomplish together. By more efficiently sharing our competencies, experience and commitments, we can leverage our many separate strengths for the benefit of the divisions and the corporation as a whole. The specific focus, scope and examples of the task force assignments are discussed in the editorial section that follows this letter. Needless to say, I consider these task forces among the most crucial undertakings of 1998. Their work, continuing into and beyond 1999, is essential to our future success. It will improve planning and execution, dramatically reduce working capital requirements and improve gross margins for which performance metrics have now become a daily way of life.

SUCCEEDING IN A CHANGING INDUSTRY

Although we still have work to do, we should take pride in our accomplishments. Boston Scientific has an unparalleled portfolio of less invasive technologies and products for treatment of specific disease states. Our business units are today the clear market leaders worldwide in the markets within which they compete. Despite the setbacks we experienced, sales and earnings momentum is excellent, and the trends I spoke of earlier are a clear signal of what can be achieved in 1999.

We have made some changes in the responsibilities of our management team to ensure that the positive momentum continues to build. Philip Le Goff has taken on the expanded responsibility of directing both our vascular and nonvascular operations. Paul LaViolette's assignments within the company highlight the growth we have undergone. He joined us in 1994 as President of Boston Scientific International, moved on to other responsibilities and now returns to that position, taking charge of an organization that is today larger and more complex than Boston Scientific itself when Paul joined the company. Paul succeeds Jim Corbett who has resigned to pursue interests elsewhere. Jim was the architect and force behind the creation of our current International organization for which we give him our thanks. Finally, Mike Mabrey, Senior Vice President, Operations, has elected to retire after twelve years of service. During this period, we acquired and merged with 10 major companies where Mike was specifically responsible for developing and overseeing the manufacturing operations integration strategy and execution. The Team thanks Mike for his solid record of achievement and exemplary behavior over the years as a senior Boston Scientific executive. We wish both Mike and Jim well as they look forward to futures beyond Boston Scientific.

Most significantly, on March 18, 1999, I announced the appointment of James R. Tobin as President and Chief Executive Officer of Boston Scientific. This is a landmark event in the history of our Company. Eighteen months ago, we began a process to put in place an effective succession plan to ensure continued leadership of our great Company. In May of 1998, we launched a formal search for a strong, seasoned leader. I am pleased that we discovered Jim Tobin and that he agreed to join us and will immediately assume leadership of our organization. I am confident that he is the right person to lead our Team. Jim is an accomplished executive who has an outstanding record of success in leading complex global organizations and brings to this position a proven reputation of operational excellence and global execution. I will remain fully engaged as Chairman of the Board and look forward to continuing to work with Jim and the Team.

We greatly value and need the talents and hard work of all our employees as we seek continued success in a global healthcare industry marked by continuing dramatic transformation and realignment. Fundamental issues involving health policy, consolidation, cost, quality and organization of health providers continue to drive significant change in how healthcare is delivered and paid for throughout the world. None of these issues will be completely resolved in the near future. In fact, emerging issues, including the organization of payers along with providers, increased consumer involvement in healthcare decision making, and medical disease management, will also grow in importance.

All of these issues will challenge the conventional wisdom of how we compete successfully in our segment of the healthcare business. For example, succeeding in today's economic climate requires us to assess the reimbursement situation early in the new product development process and, based on this assessment, bring the right clinical and economic information to healthcare purchasers. As a result, we have strengthened our core competencies in this area enabling us to better optimize the market adoption of our new technologies. Investment in this new competency is symbolic of our commitment to listen to our customers and our willingness to be open to change.

Another example of this commitment is our creation of an advisory council comprised of opinion leaders representing major segments of the healthcare industry. The primary goal of this group is to provide a platform for constructive dialogue among healthcare leaders who have a vested interest in clarifying complex issues and identifying potential solutions to healthcare dilemmas. These are but two examples of the many ways in which we are responding to a rapidly changing landscape to ensure we remain a relevant force in the healthcare arena.

THE POWER OF ONE

This letter reports some of our achievements, calls for a strong commitment to improvement and emphasizes the need to rebalance our vision with renewed ability to execute to plan. We must be attentive to our own values and mindful of the financial health of our company. This will require that we continue making tough decisions in the year ahead, and we will do it. Our long-term strategic vision is sound, and we have a strong, committed management team. We bring a robust tradition of innovation, clearly defined values and a true "can do" spirit to the tasks at hand.

Our biggest asset, however, remains the cadre of immensely talented, dedicated and hardworking men and women who are Boston Scientific's employees. Challenges are not new to them, as their history of pioneering accomplishments affirms. The extra effort of a single employee to execute better may seem inconsequential; multiplied by 12,000, the power of one becomes the power of Boston Scientific and the promise of our future. It has been that way from the beginning.



                                             Respectfully,

                                             /s/ Pete M. Nicholas
                                             --------------------
                                             Pete M. Nicholas


[PHOTOGRAPH]

BAL-ANCE                           (BAL'ENS)


             1. PAYING EQUAL ATTENTION TO CRITICAL SUCCESS FACTORS REQUIRED TO MAINTAIN A BEST-IN-CLASS LEADERSHIP POSITION.

            As Boston Scientific has grown, it has changed. Our much
        larger global enterprise demands different processes from those that served us well in the past. Employees who have joined the company in the last year or two may not have fully internalized the values that guide our organization. This is normal. Growth is organic. It means change. It means constantly redefining who we are, what we stand for, what we want to accomplish and how we will do so. It means constantly striving to balance the factors on which our success depends. Our strength lies in our
       vision.and in our ability to execute it. It lies in the spirit of innovation which permeates our culture and in having people who can translate that vision and spirit into reality.
                      The four words on the front cover -
                     Vision, Execution, Innovation, People
                                - tell a story.
                   This annual report is about the process of
            defining what those words mean to us today and about the
              process of balancing them for continued success in a
                        changing and challenging world.


                                                                Boston
                                                              Scientific

VI-SION                            (VIZH'EN)

[GRAPHIC]

1. A clear mental image of how we will achieve our mission. 2. A definition of success specific to Boston Scientific Corporation. 3. A tangible picture of success capable of inspiring employees to contribute to its realization.


Boston Scientific's "ship-in-the-balloon" symbol is the medical analogy of the "ship-in-the-bottle." It represents the challenging task of diagnosing and treating damaged organs or vessels through tiny openings from a remote location...the essence of minimally invasive procedures.


[BACKGROUND GRAPHIC]


*The Wallgraft stent is not approved for sale in the U.S.

(UNWAVERING) MISSION AND VISION

Since our founding in 1979, our mission has been to improve the quality of patient care and productivity of healthcare delivery. It is a goal that is as relevant today as it was 20 years ago. Our vision-to become the biggest, the best and the fastest medical device company in the world-derives its meaning from our mission. Stripped of their strategic context, these are merely business buzzwords; within the context of our mission, however, they define what we must be in order to fully achieve that mission: a supplier of the best technology and products that enable our physician customers to deliver the most effective diagnosis and treatment, with the greatest clinical and economic outcomes, to the patients they treat. Our vision continues to drive our success.

(VALUES) A VISION WITH INTEGRITY

The vitality of our vision depends on the values it embodies. Values provide integrity and enable us--as individuals and as a corporation--to achieve amazing things. It is fair to say that we have influenced how healthcare is delivered with our pioneering efforts in less invasive medicine. And the values that made this possible--willingness to take risks, a strong commitment to thinking like our customers and working hard on their behalf, for instance--continue to guide our efforts. They are also the same values that have helped to make the companies we have acquired successful. As we continue to focus on integrating our acquisitions into a unified organization, our shared value system forms a foundation on which we will build an even stronger company.

Our values are timeless. The first solo circumnavigation of the globe in 1898 by Joshua Slocum was possible because of his ability to persevere, to strike out on his own, and to trust others to help him achieve his goal. A century later, the same values enabled us to chart a groundbreaking course in less invasive medicine. The image of Slocum's sloop, Spray, in a balloon catheter, reminds us of these shared values and symbolizes the seeming impossibility of both putting a ship in a bottle and performing surgery through minute openings with sophisticated instruments. It is a fitting symbol for our company.

(RESPONSIVE) REDEFINING HOW VISION BECOMES REALITY

As constant as our vision is, it must also be responsive to changing times. We are no longer a lone pioneer on the frontier of less invasive medicine, but a leader in a highly competitive and rapidly evolving healthcare landscape. We have responded proactively with the concept of Strategic Mass--developing breadth and depth through external event strategies and internal development to reinforce our leadership position in our chosen fields. Now we must assimilate the people, cultures, processes and strengths of our acquisitions, and, at the same time, continue to drive and manage the internal growth spurred by the success of our unparalleled product portfolio. Will Boston Scientific remain unchanged? No. We will all change...together.

[GRAPHIC]

While we must focus on performing basic business functions superbly, we must not lose sight of maintaining close relationships with our physician customers and responding to their needs. The reality of our vision is validated by the smile of a child whose physician asked us for help in a time of need. Kimberly Stuntzner (left) received a compassionate use of our Wallgraft(R) stent. The Wallgraft stent was used to hold open her pulmonary artery while doctors repaired a large pseudo aneurysm that threatened her life.

EX-E-CU-TION                    (EK'SI-KYOO'SHEN)

1. Demonstrating relentless attention to business fundamentals. 2. The means by which our vision becomes reality.

[GRAPHIC]
Beek Customer Fulfillment Center

[BACKGROUND GRAPHIC]

The work of Dr. James Spies and employee Dr. Sujha Subramanian, in evaluating the clinical and economic outcomes of the UAE prodecure, represents our commitment to introduce products that benefit physician and patient, and satisfy global demands for economic value among healthcare purchasers.

(BALANCE) VISION AND EXECUTION

Vision demands execution. As strong and inspiring as the Boston Scientific vision is, it depends on Boston Scientific employees to make it happen. This is not a lofty, esoteric event; it is performing daily tasks consistently well--developing and delivering products where and when our customers need them, continuing to seek and achieve manufacturing efficiencies and superior quality. It demands relentless attention to detail.


(FUNDAMENTALS) FOCUS THROUGH TASK FORCES

We continue to change and improve. After four years and $6 billion in acquisitions, we are intently focused on integrating our operations and bringing both costs and the physical organization into better alignment. We are developing the world class systems and processes befitting a worldwide enterprise. Our awareness of what we need to do has resulted in establishing four task forces, each charged with improving our execution in a mission-critical area: supply chain, quality, innovation and organizational development. Their work has begun, and the benefits, such as those offered by improvements in supply chain management achievable with the installation of our new global information system, are beginning to be felt.


(SPECIFICS) TACKLING THE ISSUES

Some issues are strictly internal-improving processes or realizing our goal of being able to deliver any product anywhere we operate within one day. To gain this efficiency, we have integrated our customer fulfillment centers into four primary locations around the world capable of handling the increased product and transactional volume driven by our growth. Our ability to integrate the entire Schneider European distribution network in 68 days into our facility in Beek, the Netherlands, depended on our global information system. It exemplifies the kind of speed, power and flexibility for which we are striving throughout the organization.

Other opportunities, such as reimbursement and outcomes planning, relate to our external environment. It is no longer enough for new products to be better; they must also be more cost-effective. We have taken a proactive approach to this by internally establishing a strong team focused exclusively on building the economic case for new products and gathering the data to support outcomes and improved treatment claims.

Boston Scientific employee Dr. Sujha Subramanian and Dr. James Spies of Georgetown University Medical Center are studying the potential advantages of a minimally invasive procedure, uterine artery embolization (UAE), for treating uterine fibroid tumors. UAE may offer a faster, less traumatic and easier to perform procedure than traditional surgical treatment. But for women who hope to have children, its biggest benefit is that it is a therapy that preserves fertility. The efforts of Drs. Spies and Subramanian today are intended to facilitate market acceptance of the procedure and allow Boston Scientific to apply an existing technology that offers both physician and patient a less invasive alternative to surgery.

[GRAPHIC]
Order volume growth through consolidated distribution centers


[GRAPHIC]

IN-NO-VA-TION                 (IN'E'VA'SHEN)

1. The process of developing new technologies and products that will result in better patient outcomes and more accessible and cost-effective healthcare delivery. 2. The reengineering of systems to bring new products to market.

[GRAPHIC]
The highly-radiopaque, gold-plated *NIROYAL(TM) is part of our strong portfolio of cardiovascular stents.



Boston Scientific/Target plays a prominent role in the development of the neurointerventional market. Microcatheter-based therapies allow physicians to access remote sites deep within the brain and deliver coils that enable physicians to prevent and treat diseases such as aneurysms and stroke.

[BACKGROUND GRAPHIC]

*NIROYAL is not approved for sale in the U.S.

(STRENGTH) EXECUTION AND INNOVATION

Boston Scientific was born and continues to grow on the strength of its ability to innovate. Today, we continue to demonstrate our leadership in this arena with our steady introduction of improvements to existing products, our introduction of new devices and our investment in technologies for the future. Much of this work is the direct outgrowth of our close relationships with physicians whose specific needs often provide the impetus for new products. But it is not enough. By extending our emphasis on execution to the actual process of innovation, we can improve speed to market, focus on the highest potential products and positively influence the lives of more people.

(FOCUS) MANAGING PROJECTS, SETTING PRIORITIES

Melding execution and innovation is the mandate of the Innovation Task Force. Like the other task forces, its membership crosses disciplines and brings together people from all divisions to develop a common approach to product development that will be understood by everyone and will help us to leverage skills, resources and knowledge across the corporation. Its goal is to improve how we manage both individual research projects and our entire research portfolio. One aspect of this effort is already being implemented. Boston Scientific/Vascular has recognized the challenge and has developed a new design control and quality training program to drive innovation and excellence in the concept, development and launch phases of product development execution. These types of efforts, and others, are expanding throughout the company.

(LEADERSHIP) EXPLORING NEW FRONTIERS

Worldwide, we have approximately 2,500 patent applications pending and our current research efforts will undoubtedly bring this number even higher. In the highly competitive coronary stent market, we enjoy a commanding presence. In 1998, in partnership with Medinol Ltd., we launched the NIR(R) stent in the United States and Japan. The NIR(R) stent has rapidly ascended to a leadership position. Also in 1998, we were the first to offer in the United States a self-expanding coronary stent, the Radius(TM) stent, and followed up with a second, the Magic WALLSTENT(R) stent system.

Our innovative work in interventional neuroradiology is less well known, but no less important. Devices such as the Tracker(R) Excel(TM) and Renegade(TM) microcatheters make it possible to track tortuous neurovasculature and treat diseases in the brain. And we are breaking new ground in other areas. Boston Scientific/Microvasive Urology is exploring and investing in fields such as brachytherapy, which eliminates multiple beam radiation treatment by implanting radioactive pellets or "seeds" to treat prostate cancer today and perhaps other, localized cancers tomorrow. In the field of electrophysiology, Boston Scientific/EP Technologies is investigating a new Loop catheter that uses radiofrequency energy to treat atrial fibrillation. Atrial fibrillation, an irregular heartbeat, affects approximately 5 million people worldwide and is a leading cause of stroke. Our acquisition of CardioGene Therapeutics, Inc. puts us on the frontier of using gene therapy to stimulate the growth of new blood vessels and tissue. These technologies, and others in our robust pipeline, provide great momentum for the Boston Scientific vision and for less invasive medicine in the years to come.

[GRAPHIC]

PEO-PLE                            (PE'PEL)

1. A group united by common interest, who must work together to develop common processes, beliefs and commitment to a shared goal. 2. Those who enable us to fulfill our mission. 3. An engine to growth if properly nurtured.

[GRAPHIC]
The Boston Scientific/Microvasive Endoscopy CRE(TR) balloon team.


Pam Jerdee (left), Manager, College Recruiting and Deanna Capobianco, Development Engineer, Boston Scientific/Microvasive

[BACKGROUND GRAPHIC]

(INTEGRATION) DIVERSITY AND UNITY

Our employees bring a wealth of diverse skills and knowledge that will be essential to our future success. Regardless of where within the corporation they work, Boston Scientific employees are people of commitment, and we appreciate the divisional loyalties they hold. At the same time, we are focused on becoming one company with common values and a common vision. Only in this way can we fulfill our promise as a corporation and our commitment to providing growth opportunities for our employees.

[GRAPHIC]

(TASK FORCE) DEVELOPING THE ORGANIZATION

The appointment of the Organizational Development Task Force testifies to the urgency and importance of having an enterprise-wide system for ensuring the availability of people at all levels with the right skills and experience to manage our business and fuel our future growth. There is no more important task in the corporation than getting people to their greatest potential.

We took a significant interdivisional first step in formulating a set of leadership competencies that define the skills and abilities we need to develop in all employees at all levels of the organization moving forward. Communicating this framework, essentially the new foundation of our people systems, and implementing developmental solutions to support it, are major endeavors for the immediate future, along with the formulation of functional competencies that will help define our employee development requirements.

(TEAMWORK) THE POWER OF ONE

One need not look far to find people throughout our organization who embody the traits we value. Some are experienced professionals like Pam Jerdee. After working in sales and training for Medi-tech, Microvasive Urology, Microvasive Endoscopy and Corporate Sales, who better than Pam to now head our college recruiting program and share our values with prospective employees? Others are new employees, like engineer Deanna Capobianco, who volunteered to help Pam with recruitment because she is energized by the Boston Scientific mission and eager to share her enthusiasm with others.

Teamwork is an attribute we value and want to foster further in both cross-divisional and cross-functional ways. For example, it takes many people to develop, manufacture and distribute our controlled radial expansion (CRE(TM)) balloon dilators. This Microvasive Endoscopy product dramatically improves physicians' ability to control placement, inflation and dilatation of the balloon and minimize patient trauma while treating strictures throughout the gastrointestinal tract. Members of the CRE dilator team cross all functions, from research and development engineers to product managers, sales representatives, and those responsible for the actual manufacture of the device. The combination of their individual efforts generates a powerful force able to achieve great things.

We also need more people capable of working across the organization, like Bob Skribiski, Principal Engineer in our Corporate Technology department. Bob was charged with the task of establishing a cross-divisional team that examines and encourages communication with various technology and engineering staffs. Bob enlisted technical personnel from the divisions and the result has been a team that shares a common approach to engineering ideas, tooling and material resources so all can do their jobs more efficiently and effectively. In addition, new materials and processes are quickly communicated across divisional and product lines, keeping the team poised for superior performance.

We can manufacture products, and we can develop programs to improve the skills and value of our employees, but there is one thing we cannot manufacture: enthusiasm and dedication. These come from within, and it is through the renewed commitment and effort on the part of every Boston Scientific employee that we will achieve our mission.

[GRAPHIC]

                             BOS-TON SCI-EN-TIF-IC



               1. A company committed to improving the quality of
            patient care and the productivity of healthcare delivery
             through the development and advocacy of less invasive
               medical devices and procedures. 2. A company whose
            perseverance on behalf of products and techniques helped
           pioneer the field of less invasive medicine. 3. More than
              12,000 employees worldwide. 4. The sum of the global
             divisions comprising the corporation: EP Technologies,
                  Microvasive Endoscopy, Microvasive Urology,
           Scimed, Target Therapeutics, Vascular (Medi-tech, Meadox,
                  Schneider). 5. A company whose vision is to
          be the biggest, the fastest, the best medical device company in the world. 6. A values-based company. 7. A company
                  intently focused on operational excellence.

                         BOSTON SCIENTIFIC CORPORATION
                                AND SUBSIDIARIES

                                      1998

                       CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
                          FINANCIAL TABLE OF CONTENTS
--------------------------------------------------------------------------------

Financial Highlights                                                       F-1

Management's Discussion and Analysis of                                    F-2
Financial Condition and Results of Operations

Consolidated Statements of Operations                                      F-11

Consolidated Balance Sheets                                                F-12

Consolidated Statements of Stockholders' Equity                            F-14

Consolidated Statements of Cash Flows                                      F-15

Notes to Consolidated Financial Statements                                 F-16

Report of Independent Auditors                                             F-33

Five-Year Selected Financial Data                                          F-34

Quarterly Results of Operations                                            F-35

Market for the Company's Common Stock                                      F-36
and Related Matters

FINANCIAL HIGHLIGHTS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)


Year Ended December 31,                                           1998                1997               1996
-------------------------------------------------------------------------------------------------------------
Net sales                                                   $2,233,576          $1,830,778         $1,551,238
Gross profit                                                 1,498,735           1,285,237          1,123,400
Operating income (loss)                                       (207,435)            225,455            313,171
Net income (loss)                                             (264,369)            110,400            167,094
Net income (loss) per common share - basic                  $    (0.68)         $     0.28         $     0.43
Net income (loss) per common share - assuming dilution           (0.68)               0.28               0.42

The above amounts include special charges of $667 million ($527 million, net of tax), $206 million ($156 million, net of tax) and $142 million ($128 million, net of tax) recorded in 1998, 1997 and 1996, respectively.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.




                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------

RESULTS OF OPERATIONS

On September 10, 1998, the Company consummated its acquisition of Schneider Worldwide (Schneider), formerly a member of the Medical Technology Group of Pfizer Inc., for $2.1 billion in cash. The acquisition was accounted for using the purchase method of accounting. The consolidated financial statements include Schneider's operating results from the date of acquisition.

YEARS ENDED DECEMBER 31, 1998 AND 1997

Net sales increased 22% in 1998 to $2,234 million from $1,831 million in 1997. Without the impact of foreign currency exchange rates on translation of international revenues, net sales for 1998 increased 25%. International sales during 1998 were negatively impacted compared to 1997 by approximately $47 million of unfavorable exchange rate movements caused primarily by the strengthening of the United States (U.S.) dollar versus the Japanese yen. Net income for the year ended December 31, 1998, excluding merger-related and special charges, was $262 million or $0.66 per share (diluted) compared to $266 million or $0.67 per share in 1997. The Company for 1998 reported a net loss of $264 million or $0.68 per share (diluted), including merger-related and special charges of $527 million, net of tax, as compared to 1997 net income of $110 million, or $0.28 per share, including merger-related and special charges of $156 million, net of tax.

U.S. revenues increased approximately 30% from 1997 to $1,394 million in 1998, while international revenues increased approximately 11% from 1997 to $840 million in 1998. U.S. sales as a percentage of worldwide sales increased from 59% in 1997 to 62% in 1998. Worldwide vascular and nonvascular sales increased 25% and 13%, respectively, from 1997 to 1998. The increases in U.S. sales as a percentage of worldwide sales and in vascular sales were primarily attributable to the Company's 1998 third quarter introduction of U.S. coronary stents. U.S. coronary stent revenues, primarily sales of the NIR(R) stent, were approximately $211 million during the second half of 1998. Worldwide NIR(R) coronary stent sales as a percentage of worldwide sales were approximately 13% in 1998 and could exceed 20% during 1999. The NIR(R) coronary stent is supplied by Medinol Ltd. (Medinol) and unforeseen delays, stoppages or interruptions in the supply and/or mix of the NIR(R) stent could adversely affect the operating results of the Company.

On November 3, 1998, the Company announced it had detected the occurrence of business irregularities in the operations of its Japanese subsidiary. The irregularities detected involved shipments of products that were improperly recorded as sales to the subsidiary's dealer network in Japan. The Company has recently completed its investigation of the irregularities and believes that the irregularities were limited to the operations of the Japan subsidiary. The Company's financial statements reflect management's estimate of the timing and impact of the Japan business irregularities.

Gross profit as a percentage of net sales was approximately 67.1% and 70.2% during 1998 and 1997, respectively. As a result of multiple acquisitions, the Company's supply chain has been weakened and there has been continued pressure on gross margins, including write-downs for excess and obsolete inventory and high manufacturing costs. During 1998, the Company initiated a full time global program to focus on supply chain optimization. The program is designed to lower inventory levels and the cost of manufacturing, improve absorption and minimize inventory write-downs. By addressing the entire supply chain, including application of lean manufacturing techniques, the Company seeks to return gross margins to more acceptable levels and to improve working capital. The program should be completed by the end of 1999.

The decrease in gross margins during 1998 compared to 1997 was also attributable to a decline in average selling prices due to continuing pressure on healthcare costs and increased competition, and the significant increase in sales of the NIR(R) coronary stent which have lower gross margins than the corporate average. As average selling prices for the NIR(R) stents fluctuate, the Company's cost to purchase the stents will change because cost is based on a constant percentage of average selling prices. In the third quarter of 1998, the Company provided $31 million ($21 million, net of tax) for costs associated with the Company's decision to voluntarily recall the NIR ON(TM) Ranger(TM) with Sox(TM) coronary stent system in the U.S.

Success of the global supply chain initiative is critical to realizing improved gross margins. In addition, gross margins could be significantly impacted by the purchase price of NIR(R) coronary stents and the amount of NIR(R) coronary stent sales as a percentage of worldwide sales.



                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-2

Selling, general and administrative expenses as a percentage of net sales decreased from 36% in 1997 to 34% in 1998, while increasing approximately $92 million from $663 million in 1997 to $755 million in 1998. The decrease as a percent of sales is primarily attributable to the increase in net sales related to the launch of coronary stents in the U.S. In addition, during the past three years, the Company has expanded its direct sales presence in Europe and Emerging Markets so as to be in a position to take advantage of market opportunities in those regions. The costs of expansion have negatively impacted the Company's operating margins. During the second half of 1998, the Company's rate of investment slowed and the Company has begun to realize improved returns in certain geographic regions. The Company believes that, during 1999, it will continue to leverage its direct sales infrastructure.

Approximately $17 million of the 1998 increase in expense dollars is attributable to results of Schneider operations from the date of acquisition through December 31, 1998. In addition, the increase in expense dollars reflects costs to operate the Company's new global information system and increased costs of domestic distribution.

Amortization expense increased 63% from $32 million in 1997 to $53 million in 1998 and increased as a percentage of sales from 1.8% to 2.4% of net sales. The increase is primarily a result of the amortization of intangibles related to the purchase of Schneider from the date of acquisition through December 31, 1998.

Royalty expenses remained at approximately 1% of net sales while increasing 41% from $22 million in 1997 to $31 million in 1998. The Company continues to enter into strategic technological alliances, some of which include royalty commitments.

Research and development expenses remained at 9% of net sales while increasing 20% from $167 million in 1997 to $200 million in 1998. Approximately $7 million of the increase in 1998 is attributable to research and development of Schneider from the date of acquisition through December 31, 1998. The increase in research and development reflects increased spending on new product development programs and regulatory and clinical research, and reflects the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment. The trend in countries around the world toward more stringent regulatory requirements for product clearance and more vigorous enforcement activities has generally caused or may cause medical device manufacturers to experience more uncertainty, greater risk and higher expenses.

The aggregate purchase price of the Schneider acquisition has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The estimated excess of purchase price over the fair value of the net tangible assets acquired was allocated to specific intangible asset categories with the remainder assigned to excess of cost over net assets acquired. Core technology, developed technology, assembled workforce, customer lists, trademarks and patents are being amortized on a straight-line basis over periods ranging from 9 to 25 years, and the estimated excess of cost over net assets acquired is being amortized on a straight-line basis over 40 years. In addition, the Company recorded a $671 million charge ($524 million, net of tax) to account for purchased research and development acquired. The valuation of purchased research and development represents the estimated fair value related to incomplete projects. At the date of the acquisition, the development of these projects had not reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the date of acquisition.

The income approach was used to establish the fair values of the intangible assets. This approach establishes the fair value of an asset by estimating the after-tax cash flows attributable to the asset over its useful life and then discounting these after-tax cash flows back to a present value. The discounting process uses a rate of return commensurate with the time value of money and investment risk factors. Accordingly, for the purpose of establishing the fair value of each asset in the Schneider analysis, revenues for each future period were estimated, along with costs, expenses, taxes and other charges. Revenue estimates were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors. With respect to the value of purchased research and development, the Company considered, among other factors, the research and development project's stage of completion, the complexity of the work completed to date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the projected introduction date and the estimated useful life. The respective after-tax cash flows were then discounted back to present value using a risk-adjusted discount rate. The discount rates used in the Schneider analysis ranged from 16%-28% dependent upon the risk profile of the asset.

The Company believes that the assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected project revenues, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, among others, actual results may vary from the projected results.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)
---------------------

The in-process technology acquired in the Schneider acquisition consisted of 20 significant research and development projects, ranging in stage of completion from 46% to 95%. One project reached completion in late 1998, while the others are expected to reach completion in 1999, 2000 and 2001. New in-process technologies include brachytherapy for the prevention of restenosis, devices for the treatment of carotid disease, devices for the treatment of coronary artery disease, devices for peripheral vascular disease, devices for aneurysmal disease and devices for nonvascular disease. Remaining efforts to complete the projects include product validation, the successful completion of clinical trials and governmental regulatory approvals. Through the acquisition date, approximately $63 million had been spent by Schneider on the in-process research and development projects. The Company intends to incur in excess of $50 million, related primarily to salaries, materials, clinical trials and regulatory costs, to develop the in-process technology into commercially viable projects over the next three years. The Company expects to begin to realize significant revenue and cash flows from the in-process technology beginning in 1999.

Management expects to continue supporting these research and development efforts and believes the Company has a reasonable chance of completing the in-process technology. However, the development of the in-process technology is subject to risks and uncertainties. These include the inherent difficulties in completing the projects on a timely basis, potential changes in future target markets, technology and governmental regulation, third party intellectual property, and product introductions or other actions by competitors. If the projects are not successfully developed, the Company may not realize the value assigned to the in-process technology. In addition, the value of the other acquired intangible assets may also become impaired.

The Company is in the process of implementing a rationalization plan established after acquiring Schneider. The rationalization plan takes into consideration duplicate capacity and opportunities for further leveraging of cost and technology platforms. The Company's actions approved and committed to in the fourth quarter of 1998 will result in the displacement in 1999 of approximately 2,000 current positions, over half of which are manufacturing positions. The Company has decided to close five Schneider facilities, as well as transition the manufacturing of selected Boston Scientific product lines to different sites. The Company expects that approximately 1,000 positions will be added in 1999 as a result of the transition plan. The Company estimates that the costs associated with these activities will be approximately $62 million, most of which represent severance and related costs. Approximately $36 million of the total has been capitalized as part of the purchase price of Schneider. The remaining $26 million ($17 million, net of tax) has been charged to operations. These actions are anticipated to result in annualized cost savings of approximately $50 to $75 million. The rationalization plan also resulted in the decision to expand, not close, a facility originally provided for in a 1997 merger-related charge; thus, in the fourth quarter, the Company reversed $21 million ($14 million, net of tax) of previously recorded merger-related charges. The reversal also includes revised estimates of contractual commitment payments, associated legal costs and other asset write-downs originally provided for in a 1997 merger-related charge. The Company will continue to challenge its plant network strategy during 1999. In the second quarter of 1998, the Company reorganized certain U.S. sales organizations differently than was originally contemplated at the time of the Target Therapeutics, Inc. (Target) acquisition. As a result, the Company reversed $20 million ($13 million, net of tax) of 1997 merger-related charges. In addition, the Company recorded purchased research and development of approximately $11 million in connection with another acquisition consummated during 1998 and $30 million ($20 million, net of tax) of year-end adjustments related primarily to write-downs of assets no longer deemed to be strategic.

As discussed previously, results for the year ended December 31, 1998 include a provision of $31 million for costs associated with the Company's decision to voluntarily recall the NIR ON(TM) Ranger(TM) with Sox(TM) coronary stent system in the U.S. The Company is aware that the U.S. Department of Justice is conducting an investigation of matters that include this recall. The Company is cooperating fully in the investigation.

During 1997, the Company recorded merger-related charges of $146 million ($106 million, net of tax) primarily related to the Company's acquisition of Target, purchased research and development of $29 million, net of tax, in conjunction with accounting for its additional investment in Medinol and other strategic investments, and a charge of $31 million ($21 million, net of tax) to reflect the impact of implementing a new accounting standard. 1997 results also include provisions related to inventory write-downs of $19 million ($13 million, net of tax) and litigation-related reserves of $34 million ($23 million, net of tax).

Interest expense increased from $14 million in 1997 to $68 million in 1998. The overall increase in interest expense is primarily attributable to a higher outstanding debt balance, including the issuance of $2.1 billion in commercial paper on September 10, 1998 to finance the acquisition of Schneider and the issuance of $500 million in fixed rate debt securities during the first quarter of 1998. Other income (expense), net, changed from income of less than $1 million in 1997 to expense of $5 million in 1998. The change is primarily attributable to net gains on sales of equity investments in 1997 that were more significant than in 1998.

                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-4

The Company's effective tax rate, including the impact of special charges, was approximately 39% in 1997 and 4% in 1998. Excluding these special charges, the pro forma effective tax rate increased from approximately 32% during 1997 to 33% during 1998. The increase is primarily attributable to a shift in the mix of U.S. and international business. The effective rate for 1999 is expected to increase slightly due to the continued shift in the geographic mix of the Company's business.

The Company has substantially completed the integration of all mergers and acquisitions consummated in 1996 and 1997. The Company expects to complete the integration of Schneider by the end of 1999. Management believes it has developed a sound plan for continuing and concluding the integration process, and that it will achieve that plan. However, in view of the number of major transactions undertaken by the Company, the dramatic change in the size of the Company and the complexity of its organization resulting from these transactions, management also believes that the successful implementation of its plan presents a significant degree of difficulty. The failure to integrate these businesses effectively could adversely affect the Company's operating results in the near term, and could impair the Company's ability to realize the strategic and financial objectives of these transactions.

Uncertainty remains with regard to future changes within the healthcare industry. The trend towards managed care and economically motivated buyers in the U.S. may result in continued pressure on selling prices of certain products and resulting compression on gross margins. The U.S. marketplace is increasingly characterized by consolidation among healthcare providers and purchasers of medical devices that prefer to limit the number of suppliers from which they purchase medical products. There can be no assurance that these entities will continue to purchase products from the Company. In addition, international markets are also being affected by economic pressure to contain reimbursement levels and healthcare costs. The Company's ability to benefit from its international expansion may be limited by risks and uncertainties related to economic conditions in these regions, competitive offerings, infrastructure development, rights to intellectual property, and the ability of the Company to implement its overall business strategy. Any significant changes in the political, regulatory or economic environment where the Company conducts operations may have a material impact on revenues and profits. Although these factors may impact the rate at which Boston Scientific can grow, the Company believes that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves.

YEARS ENDED DECEMBER 31, 1997 AND 1996

Net sales increased 18% in 1997 to $1,831 million from $1,551 million in 1996. International sales for the year were adversely impacted by changes in foreign currency exchange rates. Without the impact of changes in exchange rates, net sales for the year increased approximately 23%. Net income for the year ended December 31, 1997, excluding merger-related and special charges, decreased approximately 10% to $266 million from $295 million during the year ended December 31, 1996.

In 1997, the Company recorded merger-related charges of $146 million ($106 million, net of tax) and purchased research and development of $29 million, net of tax, and the Company recorded a charge of $31 million ($21 million, net of tax) to reflect the impact of implementing an accounting standard issued in 1997 related to business process reengineering. 1997 results also include provisions related to inventory write-downs of $19 million ($13 million, net of tax) and litigation-related reserves of $34 million ($23 million, net of tax). During 1996, the Company recorded merger-related charges of $32 million ($29 million, net of tax) and purchased research and development of $110 million ($99 million, net of tax). Reported net income for 1997 was $110 million, or $0.28 per share (diluted), as compared to $167 million, or $0.42 per share, for the prior year.

U.S. revenues increased approximately 16% from 1996 to $1,076 million in 1997, while international revenues, increased approximately 20% from 1996 to $755 million in 1997. International sales as a percentage of worldwide sales increased from 40% in 1996 to 41% in 1997. International sales during 1997 were negatively impacted compared to 1996 by approximately $77 million of unfavorable exchange rate movements caused primarily by the strengthening of the U.S. dollar versus major European currencies and the Japanese yen. Worldwide vascular and nonvascular sales increased 16% and 26%, respectively, from 1996 to 1997.

Gross profit as a percentage of net sales was approximately 70.2% and 72.4% during 1997 and 1996, respectively. The decline in gross margins during 1997 is primarily attributable to write-downs for excess and obsolete inventory and a decline in average selling prices as a result of continuing pressure on healthcare costs and increased competition. In addition, gross margins were negatively impacted by the unfavorable foreign exchange rate movements discussed above. The negative impact of the above conditions was partially offset by the Company's U.S. cost containment programs and the positive gross margin impact of selected new product offerings.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)
---------------------

Selling, general and administrative expenses increased 35% from $492 million in 1996 to $663 million in 1997, and increased as a percentage of sales from 32% to 36% of net sales. The increase includes $34 million in litigation-related reserves recorded in 1997. In addition, the Company continued to expand its domestic and international sales and distribution organizations.

Amortization expense increased 37% from $24 million in 1996 to $32 million in 1997, and increased as a percentage of sales from 1.5% to 1.8% of net sales. The increase in dollars is primarily a result of several strategic alliances initiated by the Company during 1997.

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

The Company's effective tax rate, including the impact of special charges, was approximately 45% in 1996 and 39% in 1997. Excluding these special charges, the pro forma effective tax rate improved from approximately 34% during 1996 to 32% during 1997. The reduction in the Company's effective tax rate, excluding the impact of special charges, is primarily due to increased business in lower tax geographies and certain tax planning initiatives.

LIQUIDITY AND CAPITAL RESOURCES

Cash and short-term investments totaled $75 million at December 31, 1998 compared to $80 million at December 31, 1997. Cash flows provided by operating activities increased from $80 million in 1997 to $258 million during 1998. Cash used in investing and provided by financing activities during the same period increased from $251 million to $2,225 million and $162 million to $1,977 million, respectively. The increases are primarily the result of financing the Schneider acquisition with commercial paper and capital expenditures incurred to expand the Company's manufacturing facilities. In addition, cash was provided by the exercise of stock options. As a result, working capital decreased from $227 million at December 31, 1997 to current liabilities exceeding current assets by $353 million at December 31, 1998.

Accounts receivable increased $172 million from December 31, 1997 to December 31, 1998. The increase is primarily attributable to recording approximately $65 million of Schneider accounts receivable as of the date of the acquisition, an increase in U.S. sales in the second half of 1998 compared to the second half of 1997, and an increase in international sales to countries where healthcare systems have longer payment terms. In addition to impacting selling prices, the trend to managed care in the U.S. has also resulted in more complex billing and collection procedures. The Company's ability to effectively react to the changing environment may impact its bad debt and sales return provisions in the future. In addition, the deterioration in the Japan economy may impact the Company's ability to collect its outstanding Japan receivables.

Inventory increased $70 million from December 31, 1997 to December 31, 1998. The increase since December 31, 1997 is primarily attributable to recording $40 million of Schneider inventory as of the date of acquisition, continued stocking of the NIR(R) stent in the U.S. and Japan and an increase in U.S. finished goods. The Company is committed to purchase approximately $150 million of NIR(R) stents through 1999. Excluding the impact of Schneider inventory acquired, inventory has decreased since the second quarter of 1998. The Company expects inventory levels to continue to decline in 1999 as the Company's new global supply chain management system becomes fully operational. Successful implementation of the Company's supply chain initiative is necessary to reduce the Company's inventory to an acceptable level and to reduce manufacturing costs.

In connection with the Schneider acquisition, the Company established $1.7 billion in additional revolving credit facilities. The Company's revolving credit facilities (Facilities) now total $2.2 billion and consist of a $1.0 billion facility that terminates in June 2002 and $1.2 billion in 364-day facilities that terminate in September 1999. The Company may extend the 364-day revolving credit facilities for an additional 364 days


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-6
under certain conditions. Use of the borrowings is unrestricted and the borrowings are unsecured. Commercial paper is supported by the Facilities and outstanding commercial paper reduces available borrowings under the Facilities. The Facilities require the Company to maintain a specific ratio of consolidated funded debt (as defined) to consolidated net worth (as defined) plus consolidated funded debt. The ratio requirement is 70% through December 31, 1999 and 60% thereafter. As of December 31, 1998, the ratio was approximately 64%. The Company currently intends to comply with the reduction in the ratio through an equity issuance, as discussed below.

As noted, the Company financed the Schneider acquisition by issuing approximately $2.1 billion in commercial paper. At December 31, 1998, the Company had approximately $1.8 billion of commercial paper outstanding at a weighted average interest rate of 6.23%. The Company expects a minimum of $800 million will remain outstanding through the next twelve months and, accordingly, has classified this portion of borrowings as long-term at December 31, 1998. During the first quarter of 1999, the Company refinanced substantially all of its commercial paper with short-term borrowings under its Facilities due to the limited market for its commercial paper. The variable interest rates on the borrowings is approximately 5.75%. The Company intends to continue to borrow under its Facilities until it is able to issue commercial paper at reasonable rates.

In 1999, the Company intends to refinance a portion of the outstanding credit facilities balance by raising more permanent financing through an issuance of convertible securities and additional equity securities. In September 1998, the Company filed a Public Registration Statement with the U.S. Securities and Exchange Commission. At December 31, 1998, the Company had no outstanding securities issued under this registration statement.

In March 1998, the Company issued $500 million of 6.625% debt securities (Debt Securities) due March 2005 under a Public Debt Registration Statement filed with the U.S. Securities and Exchange Commission. The Debt Securities are not redeemable prior to maturity and are not subject to any sinking fund requirements. A significant portion of the net proceeds from the sale of the Debt Securities (approximately $496 million) was used for repayment of indebtedness under the Company's commercial paper program.

During March 1998, the Company borrowed 1.2 billion yen (the equivalent of approximately $11 million) under a financing arrangement with a Japanese bank at a fixed interest rate of 2.1%. The term of the borrowing extends through 2012.

At December 31, 1998, the Company had an additional 6 billion Japanese yen borrowings (approximately $53 million) outstanding with a syndicate of Japanese banks. The interest rate on the borrowings is 2.47%. The borrowings are payable in 2002.

The Company had uncommitted Japanese credit facilities with several Japanese banks to provide for borrowings and promissory notes discounting of up to 7.5 billion Japanese yen (approximately $66 million). At December 31, 1998, there were no borrowings under these facilities and approximately $61 million of receivables were discounted at average interest rates of approximately 1.5%.

Since early 1995, the Company has entered into several transactions involving acquisitions and alliances, certain of which have involved equity investments. As the healthcare environment continues to undergo rapid change, management expects that it will continue to focus on strategic initiatives and/or make additional investments in existing relationships, although management does not expect that such investments will be significant during 1999. As of December 31, 1998, the Company's cash obligations required to complete the balance of the Company's initiatives to integrate businesses related to its mergers and acquisitions and its fourth quarter rationalization plan are estimated to be approximately $70 million. In addition, the Company has outstanding $140 million of acquisition-related cash obligations. Substantially all of these cash outlays will occur during 1999. Further, the Company expects to incur capital expenditures of approximately $130 million during 1999.

The Company expects that its cash and cash equivalents, marketable securities, cash flows from operating activities, proceeds from the issuance of debt and equity securities discussed previously and borrowing capacity will be sufficient to meet its projected operating cash needs, including integration costs through the end of 1999. As noted, the Company has $1.2 billion of 364-day credit facilities that expire in September 1999. An extension of these facilities will be needed if the Company does not obtain additional financing through an equity offering or other means. The Company intends to issue equity and other securities, but there are no assurances that additional financing can be or will be obtained.

YEAR 2000 READINESS

The inability of business processes to continue to function correctly after the beginning of the Year 2000 could have serious adverse effects on companies and entities throughout the world. The Company has undertaken a global effort to identify and mitigate Year 2000 issues in its information systems, products, facilities and suppliers.

The Company established a multidisciplinary Year 2000 Task Force in 1998, comprised of management from each of the Company's principal functional areas, including Finance, Information Technology, Regulatory Affairs, Customer Service, Manufacturing, Distribution, Purchasing, Facilities, Legal and Communications. A core team and a program management office has also been established for coordinating and


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-7

Management's Discussion and Analysis of Financial Condition and
Results of Operations (continued)
---------------------

tracking all Year 2000 issues. This office is comprised of Company management and staff and representatives of an experienced Year 2000 consulting firm. These efforts report directly to members of the Company's Executive Committee.

An independent consulting firm has been working with the Company for over two years to implement a global information system that is designed to be Year 2000 compliant. In addition to the Company's information systems project, other internal systems are being addressed largely through the replacement and testing of much of the Company's older systems. The efforts are both company-wide and site specific, spanning the range from the Information Technology department systems to manufacturing operations (including production facilities, support equipment, and process control) and infrastructure technologies.

The vast majority of the Company's products do not perform date-sensitive operations and are therefore unaffected by Year 2000 issues. Steps have been taken to correct non-compliance which affects the functional performance of the few remaining products.

Through December 31, 1998, the Company has expended in excess of $100 million to implement and operate a Year 2000 compliant global information system, and other costs relating to Year 2000 compliance. The Company does not anticipate that additional compliance costs will have a material impact on its business operations or its financial condition.

The Company relies on third party providers for services such as telecommunications, Internet service, utilities, certain product components and other key services. Interruption of those services due to Year 2000 issues could affect the Company's operations. The Company has initiated an evaluation of the status of third party service providers' compliance efforts and of alternative and contingency requirements. While approaches to reducing risks of interruption of business operations vary by business unit, options include identification of alternative service providers available to provide such services if a service provider fails to become Year 2000 compliant within an acceptable time frame. Based on the Company's evaluation to date, management believes that in most cases redundant capacity exists at the supplier or that alternative sources of supply are available or could be developed within a reasonable amount of time should compliance become an issue for individual suppliers.

The Company believes that its Year 2000 program will identify and correct all material non-compliant systems and operations before the end of 1999. Third party service providers are being assessed and the Company expects to have contingency plans that will avoid failures having a material effect on the Company's business operations or financial condition in place before the end of 1999.

There can be no assurance that the Company's Year 2000 program will identify and correct all non-compliant systems of the Company and its third party service providers or that any such failure will not have a material effect on the Company's business operations or financial condition.

MARKET RISK DISCLOSURES

In the normal course of business, the Company is exposed to market risk from changes in interest rates and foreign currency exchange rates. The Company addresses these risks through a risk management program that includes the use of derivative financial instruments. The use of derivative financial instruments are initiated within the guidelines of documented corporate risk management policies. The Company does not enter into any derivative transactions for speculative purposes.

The Company's floating and fixed rate debt obligations are subject to interest rate risk. A 100 basis point increase in interest rates related to the Company's floating rate borrowings, assuming the amount borrowed remains constant, would result in an annual increase in the Company's then current interest expense of approximately $18 million. The Company intends to refinance a portion of its floating rate borrowings through a combination of issuance of convertible securities and additional equity securities, which are subject to market risk. A 100 basis point increase in interest rates related to the Company's fixed long-term debt would not result in a material change in its fair value.

The Company enters into foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with commitments, generally one to six months. The Company does not engage in speculation. The Company's foreign exchange contracts should not subject the Company to material risk due to exchange rate movements because gains and losses on these contracts should offset losses and gains on the assets and liabilities being hedged. The Company had spot and forward foreign exchange contracts outstanding in the notional amounts of $230 million and $177 million as of December 31, 1998 and 1997, respectively. Although the Company engages in hedging transactions that may offset the effect of fluctuations in foreign currency exchange rates on foreign currency denominated assets and liabilities, financial exposure may nonetheless result, primarily from the timing of transactions and the movement of exchange rates. The short-term nature of these contracts has resulted in these instruments having insignificant fair values at December 31, 1998.

A sensitivity analysis of changes in the fair value of foreign currency exchange contracts outstanding at December 31, 1998 indicates that, if the U.S. dollar uniformly weakened by 10% against all currencies, the fair value of these contracts


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-8
would decrease by $11 million. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by changes in the value of the underlying exposures being hedged. In addition, unhedged foreign currency balance sheet exposures as of December 31, 1998 are not expected to result in a significant loss of earnings or cash flows. As the Company has expanded its international operations, its sales and expenses denominated in foreign currencies have expanded and that trend is expected to continue. Therefore, most international sales and expenses have been, and are expected to be, subject to the effect of foreign currency fluctuations and these fluctuations may have an impact on margins. The Company's sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency selling prices.

EURO CONVERSION

On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro. The participating countries agreed to adopt the euro as their common legal currency on that date. Fixed conversion rates between these participating countries' existing currencies (the legacy currencies) and the euro were established as of that date. The legacy currencies are scheduled to remain legal tender as denominations of the euro until at least January 1, 2002 (but not later than July 1, 2002). During this transition period, parties may settle transactions using either the euro or a participating country's legacy currency. The Company is addressing the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing and foreign currency considerations.

Management currently believes that the introduction of the euro will not have a material impact related to the adaptation of information technology systems or foreign currency exposures. The increased price transparency resulting from the use of a single currency in the eleven participating countries may affect the ability of the Company to price its products differently in the various European markets. A possible result of this is price harmonization at lower average prices for products sold in some markets. However, uncertainty exists as to the effects the euro will have on the marketplace.

LITIGATION

The Company is involved in various lawsuits, including patent infringement and product liability suits, from time to time in the normal course of business. In management's opinion, the Company is not currently involved in any legal proceeding other than those specifically identified in the notes to consolidated financial statements which, individually or in the aggregate, could have a material effect on the financial condition, operations and cash flows of the Company. The Company believes that it has meritorious defenses against claims that it has infringed patents of others. However, there can be no assurance that the Company will prevail in any particular case. An adverse outcome in one or more cases in which the Company's products are accused of patent infringement could have a material adverse effect on the Company.

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

CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE
HARBOR PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

This report contains forward-looking statements. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Forward-looking statements contained in this report include, but are not limited to, statements with respect to, and the Company's performance may be affected by: (a) the Company's ability to obtain benefits from the Schneider acquisition; (b) the process, outlays and plan for the integration of businesses acquired by the Company, and the successful and timely implementation of the rationalization plan; (c) the impact and timing of successful implementation of the Company's supply chain initiatives; (d) the potential impacts of continued consolidation among healthcare providers, trends towards managed care and economically motivated buyers, healthcare cost containment, more stringent regulatory requirements and more vigorous enforcement activities; (e) the Company's belief that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves;
(f) the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment; (g) risks associated with international operations; (h) the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins and the trend toward increasing sales and expenses denominated in foreign currencies; (i) the Company's belief that its effective tax rate for 1999 will only increase slightly from 1998; (j) the ability of the Company to manage accounts receivable, manufacturing costs and inventory levels and mix and to react effectively to the changing managed care environment and worldwide economic conditions; (k) the ability of the Company to meet its projected cash needs through the end of 1999; (l) the ability


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                       F-9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)
---------------------

of the global information systems to improve supply chain management; (m) costs and risks associated with implementing Year 2000 compliance and business process reengineering; (n) timely and uninterrupted supply of the NIR(R) coronary stent and increase in purchase price; (o) the ability to realize improved long-term returns on the Company's investments with a direct selling presence in Emerging Markets; (p) the ability of the Company to obtain more permanent financing to re-finance a portion of its commercial paper and amounts borrowed under the Facilities, to comply with its debt ratio through an equity issuance and to place its commercial paper at reasonable rates; (q) the Company's expectation that a minimum of $800 million of short-term debt supported by the Facilities will remain outstanding through the next twelve months; (r) the Company's ability to fund development of purchased technology and to realize value assigned to in-process research and development and other intangible assets; (s) the impact of stockholder class action, patent, product liability and other litigation, the outcome of the U.S. Department of Justice investigation, and the adequacy of the Company's product liability insurance; (t) the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing and foreign currency considerations; (u) the effects of finalization of accounting for the purchase of Schneider; and (v) the timing, size and nature of strategic initiatives available to the Company.

Several important factors, in addition to the specific factors discussed in connection with such forward-looking statements individually, could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such additional factors include, among other things, future economic, competitive and regulatory conditions, demographic trends, third-party intellectual property, financial market conditions and future business decisions of Boston Scientific and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Boston Scientific. Therefore, the Company wishes to caution each reader of this report to consider carefully these factors as well as the specific factors discussed with each forward-looking statement in this report and as disclosed in the Company's filings with the Securities and Exchange Commission as such factors, in some cases, have affected, and in the future (together with other factors) could affect, the ability of the Company to implement its business strategy and may cause actual results to differ materially from those contemplated by the statements expressed herein.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------

YEAR ENDED DECEMBER 31,                                           1998                1997               1996
-------------------------------------------------------------------------------------------------------------
Net sales                                                   $2,233,576          $1,830,778         $1,551,238
Cost of products sold                                          734,841             545,541            427,838
                                                            -------------------------------------------------
Gross profit                                                 1,498,735           1,285,237          1,123,400


Selling, general and administrative expenses                   754,970             662,647            492,332
Amortization expense                                            52,662              32,398             23,576
Royalties                                                       31,315              22,177             17,061
Research and development expenses                              200,285             167,194            134,919
Purchased research and development                             681,952              29,475            110,000
Restructuring and merger-related charges (credits)             (15,014)            145,891             32,341
                                                            -------------------------------------------------
                                                             1,706,170           1,059,782            810,229
                                                            -------------------------------------------------
Operating income (loss)                                       (207,435)            225,455            313,171


Other income (expense):
     Interest and dividend income                                4,835               3,706              6,297
     Interest expense                                          (67,573)            (14,285)           (11,518)
     Other, net                                                 (5,141)                255             (4,620)
                                                            -------------------------------------------------
Income (loss) before income taxes and cumulative
  effect of change in accounting                              (275,314)            215,131            303,330
Income taxes                                                   (10,945)             83,651            136,236
                                                            -------------------------------------------------
Income (loss) before cumulative effect of change
  in accounting                                               (264,369)            131,480            167,094
Cumulative effect of change in accounting (net of tax)                             (21,080)
                                                            -------------------------------------------------
Net income (loss)                                           $ (264,369)         $  110,400         $  167,094
                                                            =================================================


Earnings (loss) per common share - basic:
Income (loss) before cumulative effect
  of change in accounting                                   $    (0.68)         $     0.34         $     0.43
Cumulative effect of change in accounting                                            (0.06)
                                                            -------------------------------------------------
Net income (loss) per common share - basic                  $    (0.68)         $     0.28         $     0.43
                                                            =================================================


Earnings (loss) per common share - assuming dilution:
Income (loss) before cumulative effect
  of change in accounting                                   $    (0.68)         $     0.33         $     0.42
Cumulative effect of change in accounting                                            (0.05)
                                                            -------------------------------------------------
Net income (loss) per common share - assuming dilution      $    (0.68)         $     0.28         $     0.42
                                                            =================================================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-11

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------


DECEMBER 31,                                                                          1998               1997
-------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents                                                  $   70,330         $   57,993
     Short-term investments                                                          5,073             22,316
     Trade accounts receivable, net                                                537,786            365,463
     Inventories                                                                   461,981            391,580
     Deferred income taxes                                                         129,922            146,956
     Prepaid expenses and other current assets                                      61,535             36,176
                                                                                -----------------------------
        Total current assets                                                     1,266,627          1,020,484

Property, plant and equipment, net                                                 679,882            498,967

Other assets:
     Excess of cost over net assets acquired, net                                  876,843            100,382
     Technology - core and developed, net                                          606,475             70,694
     Patents, trademarks and other intangibles, net                                330,217            142,270
     Deferred income taxes                                                          69,346
     Investments                                                                    34,058             66,239
     Other assets                                                                   29,263             25,234
                                                                                -----------------------------
                                                                                $3,892,711         $1,924,270
                                                                                =============================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-12

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------

DECEMBER 31,                                                                          1998               1997
-------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Commercial paper                                                           $1,016,163           $423,250
     Bank obligations                                                               11,324             23,958
     Accounts payable                                                              108,597             98,878
     Accrued expenses                                                              245,022            161,236
     Acquisition-related obligations                                               139,623
     Accrual for restructuring and merger-related charges                           71,231             68,358
     Income taxes payable                                                           18,821             11,436
     Other current liabilities                                                       8,877              6,292
                                                                                -----------------------------
          Total current liabilities                                              1,619,658            793,408

Long-term debt                                                                   1,363,822             46,325
Deferred income taxes                                                                                  58,034
Other long-term liabilities                                                         88,094             69,205

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $ .01 par value - authorized 50,000,000 shares, none issued and outstanding
     Common stock, $ .01 par value - authorized 600,000,000 shares,
       394,185,781 shares issued at December 31, 1998;
       authorized 300,000,000 shares, 195,611,491 shares
       issued at December 31, 1997                                                   3,942              1,956
     Additional paid-in capital                                                    506,750            432,556
     Contingent stock repurchase obligation                                                            18,295
     Treasury stock, at cost - 1,800,627 shares at December 31, 1997                                  (96,260)
     Retained earnings                                                             381,246            677,608
     Accumulated other comprehensive income (expense):
          Foreign currency translation adjustment                                  (72,289)           (94,279)
          Unrealized gain on available-for-sale securities, net                      1,488             17,422
                                                                                -----------------------------
     Total stockholders' equity                                                    821,137            957,298
                                                                                -----------------------------
                                                                                $3,892,711         $1,924,270
                                                                                =============================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.




                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-13

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(IN THOUSANDS)
--------------------

                                              Common  Stock              Contingent                        Accumulated
                                             --------------- Additional       Stock                              Other
                                              Shares     Par    Paid-In  Repurchase Treasury  Retained   Comprehensive Comprehensive
                                              Issued   Value    Capital  Obligation    Stock  Earnings Income(Expense)  Income(Loss)
                                             ---------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                 195,035  $1,950   $431,052             $(26,296) $406,957       $ (5,746)
Comprehensive income:
  Net income                                                                                    167,094                   $ 167,094
  Other comprehensive income (expense),
    net of tax:
      Net change in equity investments                                                                         10,053        10,053
      Foreign currency translation
        adjustment                                                                                            (23,385)      (23,385)
Issuance of common stock                         576       6     (5,500)              66,385
Purchase of common stock for treasury                                                (66,355)
Sale of stock repurchase obligation                             (24,855)    $24,855    2,523
Tax benefit relating to stock option and
  employee stock purchase plans                                  36,377
                                             ---------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                 195,611   1,956    437,074      24,855  (23,743)  574,051        (19,078)    $ 153,762
Comprehensive income:                                                                                                     ==========
  Net income                                                                                   110,400                    $ 110,400
  Other comprehensive expense, net of tax:
    Net change in equity investments                                                                           (1,464)       (1,464)
    Foreign currency translation adjustment                                                                   (56,315)      (56,315)
Issuance of common stock                                        (47,713)             114,134   (11,758)
Purchase of common stock  for treasury                                              (188,159)
Sale of stock repurchase obligation                             (18,295)     18,295    1,508
Expiration of stock repurchase obligation                        24,855     (24,855)
Tax benefit relating to stock option and
 employee stock purchase plans                                   36,635                          4,915
                                             ---------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                 195,611   1,956    432,556      18,295  (96,260)  677,608        (76,857)    $  52,621
Comprehensive loss:                                                                                                       ==========
  Net loss                                                                                    (264,369)                   $(264,369)
  Other comprehensive income (expense),
    net of tax:
      Net change in equity investments                                                                        (15,934)      (15,934)
      Foreign currency translation adjustment                                                                  21,990        21,990
Issuance of common stock                       2,047      20     47,444               96,260   (55,492)
Stock split effected in the
 form of a stock dividend                    196,528   1,966                                    (1,966)
Expiration of stock repurchase obligation                        18,295     (18,295)
Tax benefit relating to stock option and
 employee stock purchase plans                                    8,455                         25,465
                                             ---------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                 394,186  $3,942   $506,750                       $381,246       $(70,801)    $(258,313)
                                             =======================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
-------------------

Year ended December 31,                                          1998        1997        1996
-----------------------------------------------------------------------------------------------

OPERATING ACTIVITIES:
Net income (loss)                                            $ (264,369)   $110,400    $167,094
Adjustments to reconcile net income (loss)
 to cash provided by operating activities:
     Gain on sale of equity investments                          (4,933)    (10,526)       (827)
     Depreciation and amortization                              128,605      86,692      66,317
     Deferred income taxes                                     (151,424)    (52,214)    (11,749)
     Noncash special charges (credits)                          (35,464)     37,104      14,378
     Purchased research and development                         681,952      29,475     110,000
     Exchange (gain) loss                                        (2,411)      4,212       2,115
     Increase (decrease) in cash flows from
      operating assets and liabilities:
       Trade accounts receivable                                (94,823)    (59,462)   (105,370)
       Inventories                                              (25,664)   (179,951)    (90,980)
       Prepaid expenses and other current assets                  7,004       9,751     (19,399)
       Accounts payable and accrued expenses                     35,792     101,378      31,342
       Accrual for restructuring and merger-related charges     (22,107)     28,489     (60,420)
       Other liabilities                                         11,412     (17,075)     32,175
     Other, net                                                  (5,105)     (7,779)      7,303
                                                             ----------------------------------
Cash provided by operating activities                           258,465      80,494     141,979

INVESTING ACTIVITIES:
     Purchases of property, plant, and equipment, net          (174,039)   (220,097)   (145,332)
     Net maturities of held-to-maturity
      short-term investments                                                 28,555      28,152
     Purchases of available-for-sale securities                              (7,834)    (74,947)
     Sales of available-for-sale securities                      11,562       5,351      70,260
     Acquisitions of businesses, net of cash acquired        (2,059,979)    (18,076)   (264,493)
     Payments for acquisitions of and/or investments
       in certain technologies, net                              (2,314)    (39,066)     (8,564)
     Other, net                                                                 205      (6,379)
                                                             ----------------------------------
Cash used in investing activities                            (2,224,770)   (250,962)   (401,303)

FINANCING ACTIVITIES:
     Net increase in commercial paper                         1,392,913     210,750     212,500
     Proceeds from notes payable and long-term debt,
      net of debt issuance costs                                522,850      52,005
     Payments on notes payable, capital leases and
      long-term borrowings                                      (33,231)    (10,929)    (27,816)
     Proceeds from issuances of shares of common stock,
      net of tax benefits                                        99,795      96,213      77,642
     Acquisitions of treasury stock,
      net of proceeds from put options                                     (186,651)    (63,832)
     Other, net                                                  (4,959)        484         762
                                                             ----------------------------------
Cash provided by financing activities                         1,977,368     161,872     199,256
Effect of foreign exchange rates on cash                          1,274      (5,586)     (2,588)
                                                             ----------------------------------
Net increase (decrease) in cash and cash equivalents             12,337     (14,182)    (62,656)
Cash and cash equivalents at beginning of period                 57,993      72,175     134,831
                                                             ----------------------------------
Cash and cash equivalents at end of period                   $   70,330    $ 57,993    $ 72,175
                                                             ==================================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NOTE A)

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Boston Scientific Corporation (Boston Scientific or the Company) and its subsidiaries, substantially all of which are wholly-owned, and include the results of EP Technologies, Inc. (EPT) and Target Therapeutics, Inc. (Target) acquired in 1996 and 1997, respectively, accounted for as poolings-of-interests for all periods presented. The statements also include the results of Symbiosis Corporation (Symbiosis), beginning in March 1996, the results of Endotech, Ltd. and MinTec, Inc., and certain related companies (Endotech/MinTec), beginning in May 1996 and the results of Schneider Worldwide (Schneider), beginning in September 1998. Investments in affiliates, representing 20% to 50% of the ownership of such companies, are accounted for under the equity method, including the Company's investment in Medinol Ltd. (Medinol). Income recorded in connection with these investments was not significant during the periods presented. Investments in affiliates, representing less than 20% of the ownership of such companies, are accounted for under the cost method.

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

CONCENTRATION OF CREDIT RISK: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash and cash equivalents, marketable securities, forward foreign exchange contracts and accounts receivable. The Company invests its excess cash primarily in high quality securities and limits the amount of credit exposure to any one financial institution. The Company's investment policy limits exposure to concentration of credit risk and changes in market conditions. The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. The Company transacts forward foreign exchange contracts with major financial institutions to limit its credit exposure.

The Company provides credit, in the normal course of business, primarily to hospitals, private and governmental institutions and healthcare agencies and doctors' offices. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

INVENTORIES: Inventories are stated at the lower of first-in, first-out cost or market.

PROPERTY, PLANT AND EQUIPMENT: Property, plant, equipment and leaseholds are stated at historical cost. Expenditures for maintenance and repairs are charged to expense; betterments are capitalized. The Company provides for depreciation and amortization by the straight-line method at rates which are intended to depreciate and amortize the cost of these assets over their estimated useful lives. Buildings and improvements are depreciated over a 15 to 40-year life; equipment, furniture and fixtures are depreciated over a 2 to 12-year life. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease.

The Company capitalizes interest incurred on funds used to construct property, plant and equipment. Interest capitalized was $4 million during 1998 and $5 million during 1997. The Company receives grant money equal to a percentage of expenditures on eligible capital equipment which is recorded as deferred income and recognized ratably over the life of the underlying assets. The grant money would be repayable, in whole or in part, should the Company fail to meet certain employment goals.

INTANGIBLE ASSETS: Intangible assets are amortized using the straight-line method over the following lives: Patents and trademarks (3 - 20 years); Licenses (2 - 20 years); Core and developed technology (3 - 25 years); Excess of cost over net assets acquired (15 - 40 years); Other intangibles (various).

The Company examines the carrying value of its excess of cost over net assets acquired and other intangible assets to determine whether there are any impairment losses. If indicators of impairment were present in intangible assets used in operations, and future cash flows were not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified. No event has been identified that would indicate an impairment of the value of material intangible assets recorded in the accompanying consolidated financial statements.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

INCOME TAXES: The Company utilizes the asset and liability method for accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Taxes are not provided on unremitted earnings of subsidiaries outside the United States (U.S.) where such earnings are permanently reinvested. At December 31, 1998, unremitted earnings of non-U.S. subsidiaries were $416 million. It is not practical to estimate the amount of taxes payable on these foreign earnings. Research and development tax credits are recorded as a reduction in income tax expense in the year realized.

FORWARD FOREIGN EXCHANGE CONTRACTS: The Company enters into forward foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with commitments. The Company does not engage in speculation. The Company's foreign exchange contracts do not subject the Company to material balance sheet risk due to exchange rate movements because gains and losses on these contracts offset losses and gains on the assets and liabilities being hedged. During 1998, net foreign currency transaction and translation gains (losses) that are reflected as other income (expense) on the Consolidated Statements of Operations totaled approximately $2 million of net foreign exchange gains compared to net foreign exchange losses of $4 million and $2 million in 1997 and 1996, respectively.

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

REVENUE RECOGNITION: The Company recognizes revenue from the sale of its products when the products are shipped to its customers. The Company allows its customers to return certain products for credit. The Company also allows customers to return defective or damaged products for credit or replacement. Accruals are made and evaluated for adequacy for all returns.

RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred.

STOCK COMPENSATION ARRANGEMENTS:The Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and intends to continue to do so. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation".

ACCOUNTING CHANGE: In 1997, the Company implemented Emerging Issues Task Force
(EITF) No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation", the effect of which ($31 million or $21 million, net of tax) is reflected as a cumulative effect of change in accounting in 1997.

NEW ACCOUNTING STANDARDS: In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information".

The Company has not yet adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", which will require adoption in 1999, or SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which will require adoption in 2000. The Company is in the process of determining the effect of adoption of these statements on its consolidated financial statements and related disclosures but does not believe the impact will be significant.

NET INCOME PER COMMON SHARE: Net income (loss) per common share is based upon the weighted average number of common shares, common share equivalents and the dilutive effect of European put options, if applicable, outstanding each year. The Company paid a two-for-one stock split on November 30, 1998. All historical per share amounts have been restated to reflect the stock split.

RECLASSIFICATIONS: Certain prior years' amounts have been reclassified to conform to the current years' presentation.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NOTE B TO NOTE D)

NOTE B - OTHER BALANCE SHEET INFORMATION

Components of other selected captions in the Consolidated Balance Sheets at December 31 consisted of:

(IN THOUSANDS)                                                         1998               1997
----------------------------------------------------------------------------------------------
TRADE ACCOUNTS RECEIVABLE
Accounts receivable                                                $586,937           $395,942
Less allowances                                                      49,151             30,479
                                                                   ---------------------------
                                                                   $537,786           $365,463
                                                                   ===========================
INVENTORIES
Finished goods                                                     $248,925           $209,506
Work-in-process                                                      82,861             45,683
Raw materials                                                       130,195            136,391
                                                                   ---------------------------
                                                                   $461,981           $391,580
                                                                   ===========================
PROPERTY, PLANT AND EQUIPMENT
Land                                                               $ 48,233           $ 45,213
Buildings and improvements                                          418,669            306,958
Equipment, furniture and fixtures                                   478,437            354,344
                                                                   ---------------------------
                                                                    945,339            706,515
Less accumulated depreciation and amortization                      265,457            207,548
                                                                   ---------------------------
                                                                   $679,882           $498,967
                                                                   ===========================
EXCESS OF COST OVER NET ASSETS ACQUIRED
Excess of cost over net assets acquired                            $897,805           $115,638
Less accumulated amortization                                        20,962             15,256
                                                                   ---------------------------
                                                                   $876,843           $100,382
                                                                   ===========================
TECHNOLOGY - CORE AND DEVELOPED
Core technology                                                    $420,960
Developed technology                                                219,985           $ 89,004
                                                                   ---------------------------
                                                                    640,945             89,004
Less accumulated amortization                                        34,470             18,310
                                                                   ---------------------------
                                                                   $606,475           $ 70,694
                                                                   ===========================
PATENTS, TRADEMARKS AND OTHER INTANGIBLES
Patents and trademarks                                             $273,364           $129,610
Licenses                                                             66,404             58,040
Other intangibles                                                    76,069             13,768
                                                                   ---------------------------
                                                                    415,837            201,418
Less accumulated amortization                                        85,620             59,148
                                                                   ---------------------------
                                                                   $330,217           $142,270
                                                                   ===========================
ACCRUED EXPENSES
Payroll and related liabilities                                    $ 83,763           $ 40,547
Other                                                               161,259            120,689
                                                                   ---------------------------
                                                                   $245,022           $161,236
                                                                   ===========================

Inventories as of December 31, 1998 include approximately $123 million of NIR(R) coronary stents which are supplied by Medinol. Delays, stoppages, or interruptions in the supply and/or mix of the NIR(R) stent could adversely affect the operating results of the Company. During 1998, worldwide NIR(R) coronary stent sales were approximately 13% of worldwide sales.



                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-18

NOTE C - CASH, CASH EQUIVALENTS AND INVESTMENTS

Cash, cash equivalents, and investments, stated at fair market value, consisted of the following:

                                                                       FAIR         GROSS         GROSS
                                                                     MARKET    UNREALIZED    UNREALIZED    AMORTIZED
(IN THOUSANDS)                                                        VALUE         GAINS        LOSSES         COST
--------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
AVAILABLE-FOR-SALE:
     Cash and money market accounts                                $ 70,330                                  $70,330
     Equity securities (with a readily determinable fair value)      20,567       $ 9,159        $6,684       18,092
     Debt securities                                                  5,073                                    5,073
                                                                   -------------------------------------------------
                                                                   $ 95,970       $ 9,159        $6,684      $93,495
                                                                   =================================================
DECEMBER 31, 1997
AVAILABLE-FOR-SALE:
     Cash and money market accounts                                $ 57,993                                  $57,993
     Equity securities (with a readily determinable fair value)      47,828       $31,079        $2,090       18,839
     Debt securities                                                 16,607                                   16,607
                                                                   -------------------------------------------------
                                                                   $122,428       $31,079        $2,090      $93,439
                                                                   =================================================

The Company has no trading securities. Unrealized gains and temporary losses for available-for-sale securities are excluded from earnings and are reported, net of tax, as a separate component of stockholders' equity until realized. The cost of available-for-sale securities is based on the specific identification method.

At December 31, 1998 and 1997, the Company had investments totaling $13 million and $24 million, respectively, in which the fair market value was not readily determinable.

NOTE D - BORROWINGS AND CREDIT ARRANGEMENTS

The Company's borrowings at December 31 consisted of:

(IN THOUSANDS)                                           1998          1997
---------------------------------------------------------------------------
Commercial paper                                   $1,016,163      $423,250
Bank obligations                                       11,324        23,958
Long-term debt - fixed rate                           563,822        46,325
Long-term debt - floating rate                        800,000

At December 31, 1998, the Company had approximately $1.8 billion of commercial paper outstanding at a weighted average interest rate of 6.23% compared to $423 million at a weighted average interest rate of 6.46% at December 31, 1997. The Company's commercial paper borrowings are supported by revolving credit facilities with certain domestic and foreign financial institutions. At December 31, 1998, the revolving credit facilities totaled $2.2 billion. The credit facilities consist of a $1.0 billion credit facility which terminates in June 2002 and $1.2 billion in 364-day facilities which terminate in September 1999 and can be extended for an additional 364 days under certain conditions. The Company has the ability to refinance a portion of its short-term debt on a long-term basis through its credit facilities and expects a minimum of $800 million will remain outstanding through the next twelve months and, accordingly, the Company has classified this portion of borrowings as long-term at December 31, 1998. Under the revolving credit facilities, the Company has the option to borrow amounts at various interest rates. Use of the borrowings is unrestricted and the borrowings are unsecured. The revolving credit facilities require the Company to maintain a specific ratio of consolidated funded debt (as defined) to consolidated net worth (as defined) plus consolidated funded debt. In the first quarter of 1999, the Company refinanced substantially all of the outstanding commercial paper borrowings with proceeds of borrowings under the revolving credit facilities. The Company had other outstanding bank obligations of $11 million and $24 million at December 31, 1998 and 1997, respectively, at weighted average interest rates of 6.45% and 2.55%, respectively.

In March 1998, the Company issued $500 million of seven-year senior notes. The senior notes bear a coupon of 6.625% payable semiannually, and are not redeemable prior to maturity or subject to any sinking fund requirements.

During March 1998, the Company borrowed 1.2 billion Japanese yen (approximately $11 million) at a fixed interest rate of 2.1% from a Japanese bank to finance a facility construction project. The term of the borrowing extends through 2012.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NOTE D CONTINUED TO NOTE G)
----------------------------

At December 31, 1998, the Company had an additional 6 billion Japanese yen borrowings (approximately $53 million) outstanding with a syndicate of Japanese banks. The interest rate on the borrowings is 2.47% and the borrowings are payable in 2002.

The Company has uncommitted Japanese credit facilities with several Japanese banks to provide for borrowings and promissory notes discounting of up to 7.5 billion Japanese yen (approximately $66 million). At December 31, 1998, there were no borrowings outstanding under the Japanese credit facilities compared to
2.7 billion Japanese yen (approximately $21 million) at December 31, 1997. During 1998, approximately $266 million of receivables were discounted through promissory notes compared to $194 million during 1997. At December 31, 1998, approximately $61 million of receivables were discounted at average interest rates of approximately 1.5%.

In September 1998, the Company filed a $1.2 billion shelf registration with the U.S. Securities and Exchange Commission under which the Company may from time to time issue various equity and debt securities. At December 31, 1998, the Company had no outstanding securities issued under this shelf registration.

Interest paid, including interest paid under capital leases and mortgage loans, amounted to $65 million in 1998, $19 million in 1997, and $13 million in 1996.

NOTE E - LEASES

Rent expense amounted to $40 million in 1998, $37 million in 1997 and $22 million in 1996. Future minimum rental commitments as of December 31, 1998 under noncancelable capital and operating lease agreements are as follows:

                                                              (IN THOUSANDS)
---------------------------------------------------------------------------
                                                   CAPITAL        OPERATING
YEAR ENDING DECEMBER 31,                            LEASES           LEASES
---------------------------------------------------------------------------
1999                                               $ 3,425         $ 32,427
2000                                                 2,274           29,247
2001                                                 2,282           15,508
2002                                                 2,299           11,460
2003                                                 2,323            7,437
Thereafter                                           8,872           50,002
                                                   ------------------------
Total minimum lease payments                        21,475         $146,081
                                                   ========================
Amount representing interest                         8,799
                                                   -------
Present value of minimum
 lease payments                                    $12,676
                                                   =======

NOTE F - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

LONG-TERM DEBT: The fair value of the Company's fixed rate long-term debt is estimated based on quoted market prices. The carrying amounts of the Company's floating rate long-term debt approximate their fair value.

FORWARD FOREIGN EXCHANGE CONTRACTS: The fair values of forward foreign exchange contracts are estimated based on the amount that the Company would receive or pay to terminate the agreements at the reporting date. The Company had spot and forward foreign exchange contracts outstanding in the notional amounts of $230 million and $177 million as of December 31, 1998 and 1997, respectively.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-20


The carrying amounts and fair values of the Company's financial instruments at December 31, 1998 and 1997 are as follows:

                                                                    1998                           1997
                                                        CARRYING            FAIR        CARRYING            FAIR
(IN THOUSANDS)                                            AMOUNT           VALUE          AMOUNT           VALUE
----------------------------------------------------------------------------------------------------------------
Assets:
     Cash, cash equivalents and investments            $  95,970       $  95,970        $122,428        $122,428
     Forward foreign exchange contracts, net                                               3,038           2,476
Liabilities:
     Commercial paper                                  1,016,163       1,016,163         423,250         423,250
     Bank obligations -short-term                         11,324          11,324          23,958          23,958
     Long-term debt - fixed rate                         563,822         549,522          46,325          47,255
     Long-term debt - floating rate                      800,000         800,000
     Forward foreign exchange contracts, net               7,436           7,501


NOTE G - INCOME TAXES
Income (loss) before income taxes and cumulative effect of change in accounting consisted of:

                                                                                YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                              1998            1997            1996
----------------------------------------------------------------------------------------------------------------
Domestic                                                               $(346,518)       $178,381        $253,239
Foreign                                                                   71,204          36,750          50,091
                                                                       -----------------------------------------
                                                                       $(275,314)       $215,131        $303,330
                                                                       =========================================


The related provision (benefit) for income taxes consisted of:

                                                                                YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                              1998            1997            1996
----------------------------------------------------------------------------------------------------------------
Current:
     Federal                                                            $106,177         $97,237        $116,191
     State                                                                20,903          14,567           9,108
     Foreign                                                              13,399          16,614          22,686
                                                                        ----------------------------------------
                                                                         140,479         128,418         147,985
                                                                        ========================================
Deferred:
     Federal                                                            (112,024)        (30,123)          4,175
     State                                                               (27,127)         (5,648)            522
     Foreign                                                             (12,273)         (8,996)        (16,446)
                                                                        ----------------------------------------
                                                                        (151,424)        (44,767)        (11,749)
                                                                        ========================================
                                                                        $(10,945)        $83,651        $136,236
                                                                        ========================================


The reconciliation of taxes on income at the federal statutory rate to the actual provision (benefit) for income taxes is:

                                                                                YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                              1998            1997            1996
----------------------------------------------------------------------------------------------------------------
Tax at statutory rate                                                   $(96,360)        $75,296        $106,166
State income taxes, net of federal benefit                                 8,368           7,760           8,778
Effect of foreign taxes                                                  (24,849)         (9,981)          3,641
Non-deductible merger-related expenses and
  purchased research and development                                      93,247          14,957          19,902
Other, net                                                                 8,649          (4,381)         (2,251)
                                                                        ----------------------------------------
                                                                        $(10,945)        $83,651        $136,236
                                                                        ========================================

                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NOTE G CONTINUED TO NOTE I)
----------------------------

SIGNIFICANT COMPONENTS OF THE COMPANY'S DEFERRED TAX ASSETS AND LIABILITIES AT DECEMBER 31 CONSISTED OF:

(IN THOUSANDS)                                                                              1998            1997
----------------------------------------------------------------------------------------------------------------
Deferred tax assets:
     Inventory costs, intercompany profit and related reserves                          $ 84,942        $ 98,636
     Tax benefit of net operating loss and tax credits                                    29,013          28,808
     Reserves and accruals                                                                29,148          31,937
     Merger-related charges, including purchased research
       and development                                                                   201,006          44,302
     Other, net                                                                            5,875          23,669
                                                                                        ------------------------
                                                                                         349,984         227,352
     Less valuation allowance on deferred tax assets                                      24,698          23,250
                                                                                        ------------------------
                                                                                        $325,286        $204,102
                                                                                        ========================
Deferred tax liabilities:
        Property, plant and equipment                                                   $ (7,222)       $ (8,509)
        Intangible assets                                                                (51,415)        (33,593)
        Unremitted earnings of subsidiaries                                              (55,980)        (52,104)
        Other                                                                            (10,414)         (9,407)
                                                                                        ------------------------
                                                                                        (125,031)       (103,613)
                                                                                        ========================
Deferred SFAS No. 115 adjustment                                                            (987)        (11,567)
                                                                                        ------------------------
                                                                                        $199,268        $ 88,922
                                                                                        ========================

At December 31, 1998, the Company had U.S. tax net operating loss carryforwards and research and development tax credits of approximately $14 million that will expire periodically beginning in the year 2006. In addition, the Company had foreign tax net operating loss carryforwards of approximately $15 million that will expire periodically beginning in the year 2000. The Company established a valuation allowance of $25 million for these carryforwards primarily attributable to the carryforwards acquired as part of the Company's 1995, 1996 and 1997 mergers and acquisitions.

Income taxes paid amounted to $109 million in 1998, $89 million in 1997 and $85 million in 1996. The income tax provision (benefit) of the unrealized gain or loss component of other comprehensive income (expense) was approximately $(11) million, $1 million and $7 million for 1998, 1997 and 1996, respectively.

NOTE H - STOCKHOLDERS' EQUITY

PREFERRED STOCK: The Company is authorized to issue 50 million shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by the Company's stockholders. At December 31, 1998, the Company had no shares of preferred stock outstanding.

COMMON STOCK: The Company is authorized to issue 600 million shares of common stock, $.01 par value per share. Holders of common stock are entitled to one vote per share. Holders of common stock are entitled to receive dividends when and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The holders of common stock do not have cumulative voting rights. The holders of a majority of the shares of common stock can elect all of the Directors and can control the management and affairs of the Company.

The Company is authorized to purchase on the open market up to approximately 40 million shares of the Company's common stock. Purchases will be made at prevailing prices as market conditions and cash availability warrant. Stock repurchased under the Company's systematic plan will be used to satisfy its obligations pursuant to employee benefit and incentive plans. The Company did not repurchase any shares of its common stock during 1998. Prior to 1998, a total of 20 million shares of the Company's common stock was repurchased under the program.

On August 27, 1998, the Company announced that its Board of Directors approved a two-for-one stock split, to be effected in the form of a 100 percent stock dividend. On November 4, 1998, the Company announced that its stockholders had approved an amendment to the Company's certificate of


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-22
incorporation increasing the Company's authorized common stock from 300,000,000 shares to 600,000,000 shares and authorized preferred stock from 25,000,000 to 50,000,000 shares. The amendment allowed the two-for-one stock split announced on August 27, 1998 to go forward. The stock split was paid on November 30, 1998 to stockholders of record as of November 13, 1998. All historical share and per share amounts have been restated to reflect the stock split except for share amounts presented in the Consolidated Balance Sheets and the Consolidated Statements of Stockholders' Equity which reflect the actual share amounts outstanding for each period presented.

NOTE I - STOCK OWNERSHIP PLANS

EMPLOYEE AND DIRECTOR STOCK INCENTIVE PLANS

Boston Scientific's 1992 and 1995 Long-Term Incentive Plans provide for the issuance of up to 40 million shares of common stock. The terms of these two plans are similar. The plans cover officers, employees and consultants of and to the Company and provide for the grant of various incentives, including qualified and non-qualified options, stock grants, share appreciation rights and performance awards. Options granted to purchase shares of common stock are either immediately exercisable or exercisable in installments as determined by an appointed committee consisting of two or more non-employee directors (the Committee), and, in the case of any qualified options, expire within ten years from date of grant. In the case of qualified options, if an employee owns more than 10% of the voting power of all classes of stock, the option granted will be at 110% of the fair market value of the Company's common stock on the date of grant and will expire over a period not to exceed five years.

The Committee may also make stock grants in which shares of common stock may be issued to officers, employees and consultants at a purchase price less than fair market value. The terms and conditions of such issuances, including whether achievement of individual or Company performance targets is required for the retention of such awards, are determined by the Committee. The Committee may also issue shares of common stock and/or authorize cash awards under the incentive plans in recognition of the achievement of long-term performance objectives established by the Committee. Stock grants for 5,000 shares, 15,000 shares and 2,000 shares were issued to employees during 1998, 1997 and 1996, respectively.

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

Shares reserved for future issuance under all of the Company's plans totaled approximately 42 million at December 31, 1998.

If the Company had elected to recognize compensation expense for the granting of options under stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation", net income (loss) and earnings (loss) per share would have been reported as the following pro forma amounts:

(IN THOUSANDS,                              YEAR ENDED DECEMBER 31,
EXCEPT PER SHARE DATA)                   1998        1997        1996
---------------------------------------------------------------------
Net income (loss)
          As reported               $(264,369)   $110,400    $167,094
           Pro forma                 (302,455)     82,974     151,820
---------------------------------------------------------------------
Earnings (loss) per common share -
assuming dilution
          As reported               $   (0.68)   $   0.28    $   0.42
            Pro forma                   (0.77)       0.21        0.38
---------------------------------------------------------------------

The weighted average grant-date fair value per share of options granted during 1998, 1997 and 1996, calculated using the Black-Scholes options pricing model, is $13.13, $9.08 and $7.21, respectively.

The fair value of the stock options used to calculate the pro forma net income
(loss) and earnings (loss) per share amounts above is estimated using the Black-Scholes options pricing model with the following weighted average assumptions:

                                         1998        1997        1996
---------------------------------------------------------------------
Dividend yield                              0%          0%          0%
Expected volatility                     37.80%      35.90%      37.70%
Risk-free interest rate                  5.64        6.42%       6.12%
Actual forfeitures                  1,127,000   1,340,000     682,000
Expected life                             3.7         4.0         3.7

The effects of expensing the estimated fair value of stock options on 1997 and 1996 pro forma amounts are not necessarily representative of the effects on reporting the results of operations, as the periods presented include only three and two years, respectively, of option grants under the Company's plans.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-23

NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS (NOTE I CONTINUED TO NOTE K)

Information related to stock options at December 31 under stock ownership plans is as follows:

                                          1998                     1997                   1996
------------------------------------------------------------------------------------------------------
                                               WEIGHTED                WEIGHTED               WEIGHTED
                                                AVERAGE                 AVERAGE                AVERAGE
                                               EXERCISE                EXERCISE               EXERCISE
(OPTION AMOUNTS IN THOUSANDS)     OPTIONS         PRICE      OPTIONS      PRICE      OPTIONS     PRICE
------------------------------------------------------------------------------------------------------
Outstanding at January 1           33,206        $15.76       29,078     $11.42       29,398     $8.28
    Granted                         6,621         35.91       10,716      24.70        6,654     20.52
    Exercised                      (5,557)        10.19       (5,106)      8.98       (5,948)     6.23
    Canceled                       (2,222)        22.02       (1,482)     18.58       (1,026)    10.36
                                   -------------------------------------------------------------------
Outstanding at December 31         32,048         20.45       33,206      15.76       29,078     11.42
                                   ===================================================================
Exercisable at December 31         13,053        $11.58       12,230     $ 9.08       10,784     $7.93
                                   ===================================================================


Below is additional information related to stock options outstanding and exercisable at December 31, 1998:

                                           STOCK OPTIONS                  STOCK OPTIONS
(OPTION AMOUNTS IN THOUSANDS)               OUTSTANDING                    EXERCISABLE
-------------------------------------------------------------------------------------------
                                              WEIGHTED
                                               AVERAGE     WEIGHTED                WEIGHTED
                                             REMAINING      AVERAGE                 AVERAGE
                                           CONTRACTUAL     EXERCISE                EXERCISE
RANGE OF EXERCISE PRICES         OPTIONS          LIFE        PRICE    OPTIONS        PRICE
-------------------------------------------------------------------------------------------
   $0.00- 8.00                     7,082          4.49       $ 5.71      6,898       $ 5.67
    8.01-16.00                     5,179          6.18        13.63      2,907        13.47
   16.01-24.00                     4,890          7.60        20.64      1,999        20.46
   24.01-32.00                     8,976          8.42        25.10      1,186        25.14
   32.01-40.00                     5,921          9.32        36.85         63        34.16
                                  ---------------------------------------------------------
                                  32,048          7.23       $20.45     13,053       $11.58
                                  =========================================================

STOCK PURCHASE PLAN

Boston Scientific's Global Employee Stock Ownership Plan (Stock Purchase Plan) provides for the granting of options to purchase up to 3 million shares of the Company's common stock to all eligible employees. Under the Stock Purchase Plan, each eligible employee is granted, at the beginning of each period designated by the Committee as an offering period, an option to purchase shares of the Company's common stock equal to not more than 10% of the employee's eligible compensation. Such options may be exercised generally only to the extent of accumulated payroll deductions at the end of the offering period, at a purchase price equal to 85% of the fair market value of the Company's common stock at the beginning or end of each offering period, whichever is less.

During 1998, approximately 380,000 shares were issued at $23.35 per share. During 1997, approximately 240,000 shares were issued at prices ranging from $23.45 to $24.33 per share, and, during 1996, approximately 240,000 shares were issued at prices ranging from $18.06 to $19.71 per share. At December 31, 1998, there were approximately 1.6 million shares available for future issuance.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE J - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

YEAR ENDED DECEMBER 31,                                   1998          1997         1996
-----------------------------------------------------------------------------------------
(IN THOUSANDS,
EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------
BASIC:
     Net income (loss)                               $(264,369)     $110,400     $167,094
                                                     ====================================

     Weighted average
      shares outstanding                               390,836       389,146      387,018
                                                     ====================================

     Net income (loss) per
      common share                                   $   (0.68)     $   0.28     $   0.43
                                                     ====================================

ASSUMING DILUTION:
     Net income (loss)                               $(264,369)     $110,400     $167,094
                                                     ====================================

     Weighted average
      shares outstanding                               390,836       389,146      387,018
     Net effect of dilutive
      put options                                                         28
     Net effect of dilutive
      stock options                                                   10,602       11,688
                                                     ------------------------------------

     Total                                             390,836       399,776      398,706
                                                     ====================================

     Net income (loss) per
      common share                                   $   (0.68)     $   0.28     $   0.42
                                                     ====================================

During 1998, approximately 9 million stock options were not included in the computation of earnings per share, assuming dilution, because they would have been antidilutive. In addition, during 1998 and 1997, approximately 7 million and 10 million stock options, respectively, were not included in the computation of earnings per share, assuming dilution, because exercise prices were greater than the average market price of the common shares.


NOTE K - COMMITMENTS AND CONTINGENCIES

On May 31, 1994, SCIMED Life Systems, Inc. (SCIMED), a wholly owned subsidiary of the Company, filed a suit for patent infringement against Advanced Cardiovascular Systems, Inc. (ACS), alleging willful infringement of two of SCIMED's U.S. patents by ACS's RX ELIPSE(TM) PTCA catheter. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. In January 1998, the Company added the ACS RX MULTILINK(TM) stent delivery system to its complaint. ACS has answered, denying the allegations of the complaint. Trial is expected to begin in 1999.

On December 29, 1998, the Company and SCIMED filed a cross-border suit against ACS, Guidant Corporation (Guidant) and various foreign subsidiaries in The Netherlands alleging ACS's MULTILINK(TM), RX ELIPSE, RX MULTILINK HP(TM) and RX DUET(TM) catheters and stent delivery systems infringe one of the Company's European patents. In this action, the Company requested relief covering The Netherlands, the United Kingdom, France, Germany and Italy. A hearing on cross-border jurisdiction will be held on March 12, 1999. A hearing on the merits is set for November 5, 1999.

On January 13, 1999, SCIMED filed a suit for patent infringement against ACS, Guidant and Guidant Sales Corporation alleging willful infringement of two of SCIMED's U.S. patents by ACS's RX MULTILINK HP and RX DUET stent delivery systems and one of SCIMED's U.S. patents by ACS's RX MULTILINK stent delivery system. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. ACS has answered, denying the allegations of the complaint.

On October 10, 1995, ACS filed a suit for patent infringement against SCIMED, alleging willful infringement by SCIMED'S EXPRESS PLUS(TM) and EXPRESS PLUS II(TM) PTCA catheters of four U.S. patents licensed to ACS. Suit was filed in the U.S. District Court for the Northern District of California and seeks monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint. Trial is expected to begin in 1999.

On March 12, 1996, ACS filed two suits for patent infringement against SCIMED, alleging in one case the willful infringement of a U.S. patent by SCIMED's EXPRESS PLUS, EXPRESS PLUS II and LEAP(R) EXPRESS PLUS PTCA catheters, and in the other case the willful infringement of a U.S. patent by SCIMED's BANDIT(TM) PTCA catheter. The suits were filed in the U.S. District Court for the Northern District of California and seek monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaints. Both trials are expected to begin in 1999.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NOTE K CONTINUED)
---------------------

On September 16, 1997, ACS filed a suit for patent infringement against the Company and SCIMED, alleging that SCIMED's REBEL(TM) PTCA catheter infringes two U.S. patents licensed to ACS and one U.S. patent owned by ACS. Suit was filed in the U.S. District Court for the Northern District of California seeking monetary damages, injunctive relief and that the patents be adjudged valid, enforceable and infringed. The Company and SCIMED have answered, denying the allegations in the complaint. A trial date has not yet been set.

On August 12, 1998, ACS and an affiliate of ACS filed suit for patent infringement against the Company and SCIMED alleging that the Company's NIR(R) stent infringes five patents owned by ACS. The suit was filed in the U.S. District Court for the Southern District of Indiana seeking injunctive and monetary relief. The Company and SCIMED have answered, denying the allegations of the complaint. A trial date has been set for February 22, 2000.

On March 25, 1996, Cordis Corporation (Cordis), a subsidiary of Johnson & Johnson Company (Johnson & Johnson), filed a suit for patent infringement against SCIMED, alleging the infringement of five U.S. patents by SCIMED's LEAP balloon material, used in certain SCIMED catheter products, including SCIMED's BANDIT and EXPRESS PLUS catheters. The suit was filed in the U.S. District Court for the District of Minnesota and seeks monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint. Trial is expected to begin in 1999.

On March 17, 1997, the Company, through its subsidiaries, filed suit against Cordis in France seeking a declaration of noninfringement for the Company's LEAP balloon in relation to a European patent owned by Cordis. A hearing on the pleadings is scheduled for May 11, 1999.

On July 18, 1997, Cordis filed a cross border suit in The Netherlands against various subsidiaries of the Company, alleging that the LEAP balloon infringes one of Cordis' European patents. In this action, Cordis requested expedited relief, including an injunction, covering The Netherlands, Germany, France, the United Kingdom and Italy. The court posed certain questions to the European Patent Office (EPO). The Company appealed the court's decision to present questions to the EPO. A hearing on the appeal was held June 16, 1998. In November 1998, the Court of Appeals held that there was a "ready chance" that the Cordis patent would be found invalid and dismissed the action.

On March 27, 1997, SCIMED filed suit for patent infringement against Cordis, alleging willful infringement of several SCIMED U.S. patents by Cordis' TRACKSTAR 14(TM), TRACKSTAR 18(TM), OLYMPIX(TM), POWERGRIP(TM), SLEEK(TM), SLEUTH(TM), THOR(TM), TITAN(TM) and VALOR(TM) catheters. The suit was filed in the U.S. District Court for the District of Minnesota, Fourth District, seeking monetary and injunctive relief. The parties have agreed to add Cordis' CHARGER(TM) and HELIX(TM) catheters to the suit. Cordis has answered, denying the allegations of the complaint. Trial is expected to begin in 1999.

On March 13, 1997, the Company (through its subsidiaries) filed suits against Johnson & Johnson (through its subsidiaries) in The Netherlands, the United Kingdom and Belgium, and on March 17, 1997 filed suit in France, seeking a declaration of noninfringement for the NIR(R) stent relative to two European patents licensed to Ethicon, Inc. (Ethicon), a Johnson & Johnson subsidiary, as well as a declaration of invalidity with respect to those patents. After a trial on the merits in the United Kingdom during March 1998, the Court ruled on June 26, 1998 that neither of the patents is infringed by the NIR(R) stent, and that both patents are invalid. Ethicon has appealed. On October 28, 1998, the Company's motion for a declaration of noninfringement in France was dismissed for failure to satisfy statutory requirements; the French invalidity suits were not affected. The Company has appealed the dismissal, and a hearing is scheduled for March 22, 1999.

On March 20, 21 and 22, 1997, the Company (through its subsidiaries) filed additional suits against Johnson & Johnson (through its subsidiaries) in Sweden, Italy and Spain, respectively, seeking a declaration of noninfringement for the NIR(R) stent relative to one of the European patents licensed to Ethicon in Sweden, Italy and Spain and a declaration of invalidity in Italy and Spain.

Ethicon and other Johnson & Johnson subsidiaries filed a cross-border suit in The Netherlands on March 17, 1997, alleging that the NIR(R) stent infringes one of the European patents licensed to Ethicon. In this action, the Johnson & Johnson entities requested relief, including provisional relief (a preliminary injunction), covering Austria, Belgium, France, Greece, Italy, The Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. On April 2, 1997, the Johnson & Johnson entities filed a similar cross-border proceeding in The Netherlands with respect to a second European patent licensed to Ethicon. Johnson & Johnson subsequently withdrew its request for cross-border relief in the United Kingdom. In October, 1997, Johnson & Johnson's request for provisional cross-border relief on both patents was denied by the Dutch court, on the ground that it is "very likely" that the NIR(R) stent will be found not to infringe the patents. Johnson & Johnson appealed this decision with respect to one of the patents; the appeal has been denied on the ground that there is a "ready chance" that the patent will be declared null and void. In January 1999, Johnson & Johnson amended the claims of one of the patents, changed the action from a cross-border case to a Dutch national action, and indicated its intent not to pursue its action on the second patent. A hearing has been set for March 26, 1999.

                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

On May 6, 1997, Ethicon Endosurgery, Inc. sued the Company in Dusseldorf, Germany, alleging that the Company's NIR(R) stent infringes one of Ethicon's patents. On June 23, 1998, the case was stayed following a decision in an unrelated nullity action in which the Ethicon patent was found to be invalid.

On June 16, 1997, the Company and SCIMED filed a suit against Johnson & Johnson, Ethicon and Johnson & Johnson International Systems Co. in the U.S. District Court for the District of Massachusetts seeking a declaratory judgment of noninfringement for the NIR(R) stent relative to two patents licensed to Johnson & Johnson and that the two patents are invalid and unenforceable. The Company subsequently amended its complaint to add a third patent. Johnson & Johnson answered, denying the allegations of the complaint, and counterclaiming for patent infringement. In October 1997, Johnson & Johnson's motion to dismiss the suit was denied. This action has been consolidated with the Delaware action described below.

On August 22, 1997, Johnson & Johnson filed a suit for patent infringement against the Company alleging that the sale of the NIR(R) stent infringes certain Canadian patents owned by Johnson & Johnson. Suit was filed in the federal court of Canada seeking a declaration of infringement, monetary damages and injunctive relief. The Company has answered, denying the allegations of the complaint.

On October 22, 1997, Cordis filed a suit for patent infringement against the Company and SCIMED alleging that the importation and use of the NIR(R) stent infringes two patents owned by Cordis. The suit was filed in the U.S. District Court for the District of Delaware seeking monetary damages, injunctive relief and that the patents be adjudged valid, enforceable and infringed. The Company and SCIMED have answered the complaint, denying Cordis' allegations. The Massachusetts case described above has been consolidated with this action. A trial date has been set for March 6, 2000.

On April 13, 1998, Cordis filed a suit for patent infringement against the Company and SCIMED alleging that the Company's NIR(R) stent infringes a third patent owned by Cordis. The suit was filed in the U.S. District Court for the District of Delaware seeking injunctive and monetary relief. The Company and SCIMED have answered, denying the allegations of the complaint. A trial date has been set for March 6, 2000.

On August 13, 1998, Arterial Vascular Engineering, Inc. (AVE) filed a suit for patent infringement against the Company and SCIMED alleging that the Company's NIR(R) stent infringes two patents owned by AVE. The suit was filed in the U.S. District Court for the District of Delaware seeking injunctive and monetary relief. The Company and SCIMED have answered, denying the allegations of the complaint. A trial date has not yet been set.

On December 15, 1998, the Company and SCIMED filed a cross-border suit against AVE in The Netherlands alleging that AVE's AVE GFX(TM), AVE GFX 2(TM), AVE LTX(TM) and USCI CALYPSO(TM) rapid exchange catheters and stent delivery systems infringe one of the Company's European patents. In this action, the Company requested relief covering The Netherlands, the United Kingdom, France, Germany and Italy. A hearing is set for October 22, 1999.

On December 18, 1998, AVE filed a suit for patent infringement against the Company and SCIMED alleging that the Company's MAXXUM(TM) and VIVA!(TM) catheters infringe a patent owned by AVE. The suit was filed in the U.S. District Court for the District of Delaware seeking injunctive and monetary relief. The Company and SCIMED have answered, denying the allegations of the complaint.

On April 5, 1995, C.R. Bard, Inc. (Bard) filed a lawsuit in the U.S. District Court for the District of Delaware alleging that certain Company products, including the Company's MaxForce TTS(TM) catheter, infringe a patent assigned to Bard. Following a trial and jury verdict, on February 3, 1999 the court entered a judgment that the Company infringed the Bard patent and awarded damages to Bard in the amount of $10.8 million. The Company was also enjoined from selling the product found to be infringing. The Company is appealing the judgment to the Court of Appeals for the Federal Circuit. The Company no longer markets the accused device.

On May 12, 1998, Bard filed a cross-border suit in The Netherlands against various subsidiaries of the Company, alleging that the Company's VIVA!(TM) and MAXXUM(TM) rapid exchange catheters infringe one of Bard's European patents. In this action, Bard requested relief covering The Netherlands, Germany, France, Spain and the United Kingdom. On February 16, 1999, the suit was withdrawn for procedural reasons. The Company is aware that AVE, successor-in-interest to Bard's cardiovascular business, could file a similar suit against the Company, alleging infringement of the patent by one or more of the Company's products.

On March 7, 1996, Cook Inc. (Cook) filed suit in the Regional Court, Munich Division for Patent Disputes, in Munich, Germany against MinTec, Inc. Minimally Invasive Technologies alleging that the Cragg EndoPro(TM) System I and Stentor(TM) endovascular device infringe a certain Cook patent. Since the purchase of the assets of the Endotech/MinTec companies by the Company, the Company has assumed control of the litigation. The defendant answered, denying the allegations. A court-appointed technical expert has provided the court with technical advice. A final hearing is scheduled to be held on May 12, 1999.

On June 30, 1998, Cook filed suit in the Regional Court, Dusseldorf Division for Patent Disputes, in Dusseldorf,


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NOTE K CONTINUED TO NOTE M)
----------------------------

Germany against the Company alleging that the Company's PASSAGER(TM) peripheral vascular stent graft and VANGUARD(TM) endovascular aortic graft products infringe the same Cook patent. A hearing date has been set for July 22, 1999.

On January 13, 1999, Medical Innovations Corporation (Innovations) filed a lawsuit in the U.S. District Court for the District of Utah alleging that certain Company products, including the Company's Ultratome(TM) XL sphinctertome product, infringe two patents assigned to Innovations. The suit also includes a claim of unfair trade practices. Innovations is seeking injunctive relief and monetary damages for both claims. The Company is preparing an answer, denying the allegations of the complaint.

On February 1, 1999, Hewlett-Packard Company filed a suit in the U.S. District Court for the District of Massachusetts against the Company alleging violation of the Sherman Antitrust Act and Massachusetts General Laws Chapter 93A and breach of contract. The Company is preparing an answer, denying the allegations of the complaint.

Beginning November 4, 1998, a number of shareholders of the Company, on behalf of themselves and all others similarly situated, filed purported stockholders' class action suits in the U.S. District Court for the District of Massachusetts alleging that the Company and certain of its officers violated certain sections of the Securities Exchange Act of 1934. The complaints principally allege that as a result of certain accounting irregularities involving the improper recognition of revenue by the Company's subsidiary in Japan, the Company's previously issued financial statements were materially false and misleading. In all, 16 purported class action suits have been filed. Plaintiffs have moved for the appointment of lead plaintiffs and lead counsel. The Company and its officers have not yet filed an answer, but intend to vigorously defend all actions.

The Company is aware that the U.S. Department of Justice is conducting an investigation of matters that include the Company's NIR ON(TM) Ranger(TM) with Sox(TM) coronary stent delivery system which was voluntarily recalled by the Company in October 1998 following reports of balloon leaks. The Company is cooperating fully in the investigation.

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

At December 31, 1998 and 1997, the Company has accrued approximately $38 million and $42 million, respectively, of litigation-related reserves to cover certain costs of defense, settlement and damages.

Further, product liability claims may be asserted in the future relative to events not known to management at the present time. The Company has insurance coverage which management believes is adequate to protect against product liability losses as could otherwise materially affect the Company's financial position.

NOTE L - BUSINESS COMBINATIONS

On September 10, 1998, the Company consummated its acquisition of Schneider Worldwide, formerly a member of the Medical Technology Group of Pfizer Inc., for $2.2 billion, net of assets acquired and liabilities assumed. The acquisition was accounted for using the purchase method of accounting. The consolidated financial statements include Schneider's operating results from the date of acquisition. The aggregate purchase price has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition. The estimated excess of purchase price over the fair value of net tangible assets acquired was allocated to specific intangible asset categories as follows:

(IN THOUSANDS)
--------------------------------------------------------------
Excess of cost over net assets acquired             $  781,232
Purchased research and development                     671,000
Core technology                                        420,960
Developed technology                                   126,940
Assembled workforce, customer lists,
  trademarks and patents                               194,780
                                                    ----------
                                                    $2,194,912
                                                    ==========

Core technology, developed technology, assembled workforce, customer lists, trademarks and patents are being amortized on a straight-line basis over periods ranging from 9 to 25 years and the excess of cost over net assets acquired is being amortized on a straight-line basis over 40 years.

The Company recorded a $671 million ($524 million, net of tax) charge to account for purchased research and development acquired. The valuation of purchased research and development represents the estimated fair value related to incomplete projects. At the date of the acquisition, the development of these projects had not reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the date of acquisition.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-28

The income approach was used to establish the fair values of the intangible assets. This approach establishes the fair value of an asset by estimating the after-tax cash flows attributable to the asset over its useful life and then discounting these after-tax cash flows back to a present value. The discounting process uses a rate of return commensurate with the time value of money and investment risk factors. Accordingly, for the purpose of establishing the fair value of each asset in the Schneider analysis, revenues for each future period were estimated, along with costs, expenses, taxes and other charges. Revenue estimates were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors. With respect to the value of purchased research and development, the Company considered, among other factors, the research and development project's stage of completion, the complexity of the work completed to date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the projected introduction date and the estimated useful life. The respective after-tax cash flows were then discounted back to present value using a risk-adjusted discount rate. The discount rates used in the Schneider analysis ranged from 16%-28% dependent upon the risk profile of the asset.

The Company believes that the assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected project revenues, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, among others, actual results may vary from the projected results.

The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and Schneider as if the acquisition had occurred at the beginning of each year presented, with pro forma adjustments to give effect to amortization of intangibles, purchased research and development, an increase in interest expense on acquisition financing and certain other adjustments together with related tax effects:

(IN THOUSANDS,                                YEAR ENDED DECEMBER 31,
EXCEPT PER SHARE DATA)                          1998            1997
--------------------------------------------------------------------
Net sales                                 $2,482,809      $2,161,626
Net loss                                    (302,683)       (471,186)
Net loss per share -
  assuming dilution                            (0.77)          (1.21)

In 1997, the Company completed its merger with Target in a tax-free, stock-for-stock transaction accounted for as a pooling-of-interests. In conjunction with this merger, Target's stockholders received 1.07 shares of the Company's common stock in exchange for each share of Target common stock. Approximately 33 million shares of the Company's common stock were issued in connection with the Target merger.

In 1996, the Company completed its merger with EPT in a stock-for-stock transaction. The transaction, which is accounted for as a pooling-of-interests, was effected through the exchange of 0.297 shares of the Company's common stock for each EPT share held. Approximately 6.8 million shares of the Company's common stock were issued in conjunction with the EPT merger.

In 1996, the Company acquired Symbiosis, formerly a wholly-owned subsidiary of American Home Products Corporation, for approximately $153 million in a cash transaction. The acquisition was accounted for using the purchase method of accounting.

In 1996, the Company purchased the assets of Endotech/MinTec for approximately $72 million in a cash transaction accounted for using the purchase method of accounting.


NOTE M - RESTRUCTURING AND
MERGER-RELATED CHARGES

The Company is in the process of implementing a rationalization plan established after acquiring Schneider. The rationalization plan takes into consideration duplicate capacity and opportunities for further leveraging of cost and technology platforms. The Company's actions approved and committed to in the fourth quarter of 1998 will result in the displacement in 1999 of approximately 2,000 current positions, over half of which are manufacturing positions. The Company has decided to close five Schneider facilities, as well as transition the manufacturing of selected Boston Scientific product lines to different sites. The Company estimates that the costs associated with these activities will be approximately $62 million, most of which represent severance and related costs. Approximately $36 million of the total has been capitalized as part of the purchase price of Schneider. The remaining $26 million ($17 million, net of tax) has been charged to operations. The rationalization plan also resulted in the decision to expand, not close, a facility originally provided for in a 1997 merger-related charge; thus, in the fourth quarter, the Company reversed $21 million ($14 million, net of tax) of previously recorded merger-related charges. The reversal also includes estimated reductions in contractual commitment payments, associated legal costs and other asset write-downs originally provided for as a 1997 merger charge. In the second quarter of 1998, the Company reorganized certain U.S. sales organizations differently than was originally contemplated at the time of the Target acquisition. As a result, the Company reversed $20 million ($13 million, net of tax) of 1997 merger-related charges.

At December 31, 1998, the Company had an accrual for restructuring and merger-related charges of $89 million, which is comprised of $50 million of accrued severance and related costs associated with integrating Schneider and streamlining manufacturing operations, $16 million related to the cost of cancelling contractual commitments recorded in connection


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NOTE M CONTINUED TO NOTE N)
----------------------------

with the Schneider acquisition and $23 million of accruals remaining for 1997 and prior mergers (primarily costs associated with rationalized facilities).

During 1997, the Company recorded merger-related charges of $146 million ($106 million, net of tax) primarily related to the Company's acquisition of Target. At December 31, 1995, the Company's accrual for restructuring and merger-related charges was $136 million. During 1996, the Company recorded merger-related charges of $32 million ($29 million, net of tax) related primarily to the Company's acquisition of EPT. Charges utilized in 1996 were approximately $102 million.

The restructuring and merger-related charges were determined based on formal plans approved by the Company's management using the best information available to it at the time. The amounts the Company may ultimately incur may change as the balance of the Company's initiative to integrate the businesses related to these mergers and acquisitions is executed.

The activity impacting the accrual for restructuring and merger-related charges during 1998 and 1997, net of reclassifications made by management based on available information, is summarized in the table below:

                                                                      PURCHASE
                          BALANCE AT     CHARGES TO       CHARGES        PRICE     CHARGES TO       CHARGES               BALANCE AT
                         DECEMBER 31, OPERATIONS IN   UTILIZED IN  ADJUSTMENTS  OPERATIONS IN   UTILIZED IN   CHANGE IN  DECEMBER 31
(IN THOUSANDS)                  1996           1997          1997      IN 1998           1998          1998   ESTIMATES         1998
------------------------------------------------------------------------------------------------------------------------------------
Facilities                   $18,897       $  8,193     $  (7,101)                                 $ (4,901)   $ (4,243)     $10,845
Workforce reductions          25,897         24,655       (25,310)     $35,611        $14,102       (14,428)    (15,921)      44,606
Contractual
commitments                    8,156         52,673       (31,495)      16,580            855       (20,965)     (7,704)      18,100
Asset write-downs              6,248         27,602       (18,048)                      9,027        (6,709)     (7,563)      10,557
Direct transaction
 and other costs               6,359         32,768       (27,836)                      2,016        (2,712)     (5,583)       5,012
                             -------------------------------------------------------------------------------------------------------
Total                        $65,557       $145,891     $(109,790)     $52,191        $26,000      $(49,715)   $(41,014)     $89,120
                             =======================================================================================================

The December 31, 1998 accrual for restructuring and merger-related charges is classified within the balance sheet as follows:

(IN THOUSANDS)
---------------------------------------------------
Accrual for restructuring and
  merger-related charges                    $71,231
Property, plant and equipment, net           13,848
Other long-term liabilities                   4,041
                                            -------
                                            $89,120
                                            =======

As of December 31, 1998, the Company's cash obligations required to complete the balance of the Company's initiatives to integrate businesses related to its mergers and acquisitions and announced rationalization strategy are estimated to be approximately $70 million. Further, the Company has outstanding $140 million of acquisition-related cash obligations. Substantially all of these cash outlays will occur during 1999.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-30

NOTE N - SEGMENT REPORTING

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices for less invasive procedures. The Company has four reportable operating segments based on geographic regions: the United States, Europe, Japan and Emerging Markets. Each of the Company's reportable segments generates revenues from the sale of minimally invasive medical devices. The reportable segments represent an aggregate of operating divisions.

Sales and operating results of reportable segments are based on internally derived standard foreign exchange rates and do not include inter-segment profits. Because of the interdependence of the reportable segments, the operating profit as presented may not be representative of the geographic distribution that would occur if the segments were not interdependent. Total assets and purchases of property, plant and equipment are based on foreign exchange rates used in the Company's consolidated financial statements.


                                                           UNITED                                  EMERGING
(IN THOUSANDS)                                             STATES       EUROPE          JAPAN       MARKETS           TOTAL
---------------------------------------------------------------------------------------------------------------------------
1998:
Net sales                                              $1,394,222     $381,130       $332,465      $118,751      $2,226,568
Depreciation and amortization                              63,676       17,389          2,457           826          84,348
Operating income excluding special charges                462,830       54,220        178,180         9,453         704,683
Total assets                                            1,394,769      551,682        203,841        75,540       2,225,832
Purchases of property, plant and
  equipment, net                                           96,632       50,132         18,857         8,418         174,039
                                                       --------------------------------------------------------------------

1997:
Net sales                                              $1,076,292     $325,960       $298,639      $ 88,042      $1,788,933
Depreciation and amortization                              56,884        8,960          2,083           280          68,207
Operating income excluding special charges                373,226       62,346        154,975        16,835         607,382
Total assets                                            1,088,463      429,157        135,835        53,257       1,706,712
Purchases of property, plant and
  equipment, net                                          138,587       65,918         13,684         1,908         220,097
                                                       --------------------------------------------------------------------

1996:
Net sales                                              $  924,205     $294,139       $196,450      $ 65,668      $1,480,462
Depreciation and amortization                              43,515        6,854          1,305           214          51,888
Operating income excluding special charges                296,444       99,876        122,482        32,989         551,791
                                                       --------------------------------------------------------------------

The Company's results for Europe and Emerging Markets reflect investments in people and infrastructure made to transition from distributors to direct sales in most markets. The direct sales model should benefit operating margins in future years (refer to Management's Discussion and Analysis of Financial Condition and Results of Operations).


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NOTE N CONTINUED)
---------------------

A reconciliation of the totals reported for the reportable segments to the applicable line items in the consolidated financial statements is as follows:


(IN THOUSANDS)                                                            1998           1997          1996
-----------------------------------------------------------------------------------------------------------
Net sales:
    Total net sales for reportable segments                         $2,226,568     $1,788,933    $1,480,462
    Foreign exchange                                                     7,008         41,845        70,776
                                                                    ---------------------------------------
                                                                    $2,233,576     $1,830,778    $1,551,238
                                                                    =======================================

Depreciation and amortization:
     Total depreciation and amortization allocated
       to reportable segments                                       $   84,348     $   68,207    $   51,888
     Corporate expenses and foreign exchange                            44,257         18,485        14,429
                                                                    ---------------------------------------
                                                                    $  128,605     $   86,692    $   66,317
                                                                    =======================================

Income (loss) before income taxes and cumulative
  effect of change in accounting:
     Total operating income excluding special
       charges for reportable segments                              $  704,683     $  607,382    $  551,791
     Corporate expenses and foreign exchange                          (245,180)      (206,561)      (96,279)
     Purchased research and development                               (681,952)       (29,475)     (110,000)
     Restructuring and merger-related (charges) credits                 15,014       (145,891)      (32,341)
                                                                    ---------------------------------------
                                                                      (207,435)       225,455       313,171
     Other income (expense)                                            (67,879)       (10,324)       (9,841)
                                                                    ---------------------------------------
                                                                    $ (275,314)    $  215,131    $  303,330
                                                                    =======================================

Total assets:
     Total assets for reportable segments                           $2,225,832     $1,706,712
     Corporate assets                                                1,666,879        217,558
                                                                    -------------------------
                                                                    $3,892,711     $1,924,270
                                                                    =========================


ENTERPRISE-WIDE INFORMATION

(IN THOUSANDS)                                                            1998           1997          1996
-----------------------------------------------------------------------------------------------------------
Net sales:
     Vascular                                                       $1,777,204     $1,426,129    $1,228,414
     Nonvascular                                                       425,287        376,992       299,698
     Other                                                              31,085         27,657        23,126
                                                                    ---------------------------------------
                                                                    $2,233,576     $1,830,778    $1,551,238
                                                                    =======================================
Long-lived assets:
     United States                                                  $  484,298     $  377,749
     Ireland                                                           118,825         78,776
     Other foreign countries                                            76,759         42,442
                                                                    -------------------------
                                                                    $  679,882     $  498,967
                                                                    =========================

                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-32

REPORT OF INDEPENDENT AUDITORS
--------------------

BOARD OF DIRECTORS
BOSTON SCIENTIFIC CORPORATION

We have audited the accompanying consolidated balance sheets of Boston Scientific Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Scientific Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As more fully described in Note A, in 1997, the Company changed its accounting policy to conform to the consensus reached by the FASB Emerging Issues Task Force on its Issue No. 97-13.




/s/ Ernst & Young LLP

Boston, Massachusetts
February 16, 1999


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-33

FIVE-YEAR SELECTED FINANCIAL DATA (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)
------------------------------------

YEAR ENDED DECEMBER 31,                                      1998         1997           1996          1995          1994
-------------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
Net sales                                              $2,233,576   $1,830,778     $1,551,238    $1,190,821      $932,969
Gross profit                                            1,498,735    1,285,237      1,123,400       848,074       638,872
Selling, general and administrative expenses              754,970      662,647        492,332       385,338       309,702
Amortization expense                                       52,662       32,398         23,576         6,210         1,594
Royalties                                                  31,315       22,177         17,061        26,233        25,682
Research and development expenses                         200,285      167,194        134,919       105,788        86,320
Purchased research and development                        681,952        29,475       110,000        67,946
Restructuring and merger-related charges (credits)        (15,014)     145,891         32,341       204,448
Total operating expenses                                1,706,170    1,059,782        810,229       795,963       423,298
Operating income (loss)                                  (207,435)     225,455        313,171        52,111       215,574
Income (loss) before cumulative effect of
  change in accounting                                   (264,369)     131,480        167,094       (18,419)      142,274
Cumulative effect of change in accounting (net of tax)                 (21,080)
Net income (loss)                                      $ (264,369)  $  110,400     $  167,094    $  (18,419)     $142,274
Income (loss) per common share before cumulative
  effect of change in accounting:
     Basic                                             $    (0.68)  $     0.34     $     0.43    $    (0.05)     $   0.38
     Assuming dilution                                      (0.68)        0.33           0.42         (0.05)         0.38
Net income (loss) per common share:
     Basic                                             $    (0.68)  $     0.28     $     0.43    $    (0.05)     $   0.38
     Assuming dilution                                      (0.68)        0.28           0.42         (0.05)         0.38
Weighted average shares outstanding -
  assuming dilution                                       390,836      399,776        398,706       381,574       379,126



YEAR ENDED DECEMBER 31,                                      1998         1997           1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET
DATA:
Working capital                                        $(353,031)    $ 227,076      $ 335,001     $ 344,609     $ 475,255
Total assets                                            3,892,711    1,924,270      1,585,045     1,159,445     1,114,433
Commercial paper                                        1,016,163      423,250        212,500
Bank obligations - short-term                              11,324       23,958         28,056        57,520        88,948
Long-term debt, net of current portion                  1,363,822       46,325                        4,162        16,800
Stockholders' equity                                      821,137      957,298        995,115       807,917       794,190
Book value per common share                            $     2.08    $    2.47      $    2.50     $    2.12     $    2.10

The Company paid a two-for-one stock split on November 30, 1998. All historical amounts above have been restated to reflect the stock split.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-34

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

THREE MONTHS ENDED                                       MARCH 31,     JUNE 30,  SEPTEMBER 30,  DECEMBER 31,
-----------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
Net sales                                                $453,465     $488,032       $575,390      $716,689
Gross profit                                              315,160      338,572        370,290       474,713
Operating income (loss)                                    96,122      110,369       (559,199)      145,273
Net income (loss)                                          59,641       67,460       (461,928)       70,458
Net income (loss) per common share -
  assuming dilution                                      $   0.15     $   0.17       $  (1.18)     $   0.18
                                                         --------------------------------------------------

YEAR ENDED DECEMBER 31, 1997
Net sales                                                $425,892     $463,312       $461,646      $479,928
Gross profit                                              305,986      332,901        327,052       319,298
Operating income (loss)                                   102,556      (28,365)       112,537        38,727
Income (loss) before cumulative effect of
  change in accounting                                     68,518      (33,189)        80,123        16,028
Net income (loss)                                          68,518      (33,189)        80,123        (5,052)
Net income (loss) per common share -
  assuming dilution                                      $   0.17     $  (0.09)      $   0.20      $  (0.01)


During the fourth quarter of 1998, the Company recorded a charge of $26 million representing estimated severance and other related cost associated with integrating Schneider and streamlining manufacturing operations and reversed $21 million of merger-related amounts no longer required. Fourth quarter results also include adjustments of $30 million related primarily to write-downs of assets no longer deemed to be strategic. During the third quarter of 1998, the Company recorded a $671 million charge to account for purchased research and development acquired in the purchase of Schneider. Further, the third quarter results include a provision of $31 million for costs associated with the Company's decision to voluntarily recall the NIR ON(TM) Ranger(TM) with Sox(TM) coronary stent system in the U.S. During the second quarter of 1998, the Company reversed approximately $20 million of merger-related amounts no longer required and recorded purchased research and development of $11 million in connection with another acquisition consummated during the period.

The Company recorded merger-related charges and purchased research and development totaling $158 million and $17 million during the second and fourth quarters of 1997, respectively. In addition, during the fourth quarter of 1997, the Company recorded provisions for inventory write-downs ($19 million), litigation-related reserves ($34 million) and implemented EITF No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation", the effect of which ($31 million) is reflected as a cumulative effect of change in accounting.

On November 3, 1998, the Company announced it had detected the occurrence of business irregularities in the operations of its Japanese subsidiary. As a result, the Company has restated its quarterly results for the first three quarters of 1998 which allows for more accurate period to period comparisons. The restatement resulted in a decrease in revenues of $34 million for the six months ended June 30, 1998. Revenues, as previously reported, were $470 million and $506 million for the quarters ended March 31, 1998, and June 30, 1998, respectively. Net income (loss), previously reported, was $67 million, $79 million, and $(509) million for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, respectively.

The Company paid a two-for-one stock split on November 30, 1998. All historical amounts above have been restated to reflect the stock split.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-35

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED MATTERS
(UNAUDITED)
------------------------

The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange. All amounts below reflect the impact of the Company's two-for-one common stock split which was effected in the form of a 100% stock dividend paid in the fourth quarter of 1998.


                                         High         Low
---------------------------------------------------------
1998
First Quarter                         $35.844     $21.125
Second Quarter                         37.281      30.219
Third Quarter                          40.844      25.125
Fourth Quarter                         29.500      20.125

                                         High         Low
---------------------------------------------------------
1997
First Quarter                         $35.750     $29.313
Second Quarter                         31.469      20.500
Third Quarter                          39.219      26.625
Fourth Quarter                         29.875      20.500

The Company has not paid a cash dividend during the past five years. The Company currently intends to retain all of its earnings to finance the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so.

At December 31, 1998, there were approximately 8,600 record holders of the Company's common stock.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-36

                                                  Boston Scientific Corporation
                                                  One Boston Scientific Place
                                                  Natick, MA 01760-1537
                                                  Tel 508.650.8000
                                                  www.bsci.com