Form 10-K/A, Exhibit 13
period 1998-12-31
BOSTON SCIENTIFIC CORP
filed 1999-04-28
CIK 885725

                                                                    Exhibit 13.1

                         BOSTON SCIENTIFIC CORPORATION

                    1998 Consolidated Financial Information

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

Report of Independent Auditors                                             F-36

Five-Year Selected Financial Data                                          F-37

Quarterly Results of Operations                                            F-38

Market for the Company's Common Stock                                      F-39
and Related Matters

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

The aggregate purchase price of the Schneider acquisition has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The estimated excess of purchase price over the fair value of the net tangible assets acquired was allocated to specific intangible asset categories with the remainder assigned to excess of cost over net assets acquired. Core technology, developed technology, assembled workforce, trademarks and patents are being amortized on a straight line basis over periods ranging from 9 to 25 years. The Company is amortizing the value assigned to customer lists (relationships) over 25 years because it has been the Company's experience that physician and hospital relationships are built for the long term and fundamental to the Company's business of bringing innovative products to market. The Company realizes that maintaining these and similar relationships will require ongoing efforts. However, both Schneider and the Company have over a 20 year history of working closely with interventionalists and their institutions for both vascular and nonvascular applications and management believes these relationships will continue to benefit the Company. In addition, after considering the long term prospects for the less invasive medical device industry and the fundamental role of catheter-based interventional medicine, as well as Schneider's competitive position within the industry, management has concluded that it is appropriate to amortize the excess of the Schneider purchase price over the fair value of the assets acquired over 40 years. Finally, the Company recorded a $671 million charge ($524 million, net-of-tax) to account for purchased research and development acquired. The valuation of purchased research and development represents the estimated fair value related to incomplete projects. At the date of the acquisition, the development of these projects had not reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the date of acquisition.

The income approach was used to establish the fair values of the intangible assets. This approach establishes the fair value of an asset by estimating the after-tax cash flows attributable to the asset over its useful life and then discounting these after-tax cash flows back to a present value. The discounting process uses a rate of return commensurate with the time value of money and investment risk factors. Accordingly, for the purpose of establishing the fair value of each asset in the Schneider analysis, revenues for each future period were estimated, along with costs, expenses, taxes and other charges. Revenue estimates were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors. With respect to the value of purchased research and development, the Company considered, among other factors, the research and development project's stage of completion, the complexity of the work completed to date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the projected product introduction date and the estimated useful life of the technology. The respective after-tax cash flows were then discounted back to present value using a risk-adjusted discount rate. The discount rates used in the Schneider analysis ranged from 16%-28% depending upon the risk profile of the particular asset.

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


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)
---------------------

The in-process technology acquired in the Schneider acquisition consisted of 20 significant research and development projects, ranging in stage of completion from 46% to 95%. One project reached completion in late 1998, while the others are expected to reach completion in 1999, 2000 and 2001. New in-process technologies include brachytherapy for the prevention of restenosis, devices for the treatment of carotid disease, devices for the treatment of coronary artery disease, devices for peripheral vascular disease, devices for aneurysmal disease and devices for nonvascular disease. Remaining efforts to complete the projects include product validation, the successful completion of clinical trials and governmental regulatory approvals. Through the acquisition date, approximately $65 million had been spent by Schneider on the in-process research and development projects. The Company intends to incur in excess of $50 million, related primarily to salaries, materials, clinical trials and regulatory costs, to develop the in-process technology into commercially viable projects over the next three years. The value assigned to in-process research and development is reasonable in light of the amounts invested to date and expected to be incurred because the Company believes that the technologies associated with the purchased research and development are well positioned in high potential, high growth markets that are highly valued in the medical device industry. The degree of uncertainty regarding the future benefits of the acquired in-process research and development was lessened because of the advanced state of the projects at the date of acquisition. The Company also believes that the amount invested as of the acquisition date and/or the amount needed to complete the projects do not bear directly on the fair value of the underlying technologies. The Company expects to begin to realize significant revenue and cash flows from the in-process technology beginning in 1999.

The most significant purchased research and development projects that were in-process at the date of acquisition were brachytherapy, devices for aneurysmal disease and coronary stents which in the aggregate represent over 60% of the in-process value. The brachytherapy project represents approximately 26% of the purchased research and development value. Key assumptions used in the analysis of brachytherapy included gross margins excluding depreciation of approximately 87% and a discount rate of 28%. The brachytherapy system is an intravascular radiation system designed to reduce clinical restenosis after PTCA and/or stenting. The system consists of a computer controlled afterloader, beta radiation source, centering catheter, source delivery wire and dummy wire. As of the date of acquisition, the project was expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $5 to $10 million.

The coronary stent projects represent approximately 16% of the purchased research and development value. Key assumptions used in the analysis of coronary stents included gross margins excluding depreciation of approximately 87% and a discount rate of 28%. Projects underway at the date of acquisition were stent systems for native coronary artery disease, saphenous vein graft disease, and versions with novel delivery systems. The stent systems in-process are designed to conform to the arterial anatomy resulting in remodeling of the vessel. An atraumatic tip reduces vessel trauma and enhances trackability, while position markers together with a high degree of stent radiopacity facilitate proper placement. The stent systems also use a unique reconstrainable delivery system. The Company believes that the stent systems will be especially helpful in the treatment of saphenous vein graft disease. As of the date of acquisition, the projects were expected to be completed and the products commercially available for sale in the U.S. within one year with an estimated cost to complete of approximately $1 to $3 million.

The aneurysmal disease projects represent approximately 20% of the purchased research and development value. Key assumptions used in the analysis of the aneurysmal disease projects included gross margins excluding depreciation of approximately 86% and a discount rate of 28%. The objective of the projects is to develop endoluminal grafts for the treatment of late stage vascular aneurysms and occlusions. The most significant of the projects in this category at the date of acquisition was the endoluminal graft for the treatment of abdominal aortic aneurysms. The device consists of an endoluminal graft trunk where the lumen is formed into two sockets which, after placement of the trunk in the proximal neck of the aneurysm, accepts two endoluminal graft legs which extend to the iliac arteries. Valuable elements of the abdominal aortic device at the date of acquisition include the spun Corethane(R) graft covering, the self-expanding scaffold design, and the delivery systems. Other projects in this category included the endoluminal graft for thoracic aortic aneurysmal disease, which is a tubular endoluminal graft to be used in the aorta distal to the aortic arch. As of the date of acquisition, the projects were expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $10 to $15 million.

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

The Company is in the process of implementing a rationalization plan established in conjunction with the consummation of the Schneider acquisition. The rationalization plan takes into consideration duplicate capacity and opportunities for further leveraging of cost and technology platforms. The Company's actions approved and committed to in the fourth quarter of 1998 will result in the displacement in 1999 of approximately 2,000 current positions, over half of which are manufacturing positions. The Company has decided to close five Schneider facilities, as well as transition the manufacturing of selected Boston Scientific product lines to different sites. The Company expects that approximately 1,000 positions will be added in 1999 as a result of the transition plan. In addition, the Company will continue to challenge its plant network strategy during 1999. The Company estimates that the costs associated with these activities, excluding transition costs, will be approximately $62 million, most of which represent severance and related costs. Approximately $36 million of the total has been capitalized as part of the purchase price of Schneider. The remaining $26 million ($17 million, net of tax) has been charged to operations. The rationalization plan also resulted in the decision to expand, not close, certain Target Therapeutics, Inc. (Target) facilities originally provided for in a 1997 merger-related charge and to relocate other product lines to these Target facilities. These actions are anticipated to result in annualized cost savings of approximately $50 to $75 million. In the fourth quarter of 1998, the Company reversed $21 million ($14 million, net of tax) of previously recorded merger-related charges of which approximately $4 million related to facility costs and which also included revised estimates of contractual commitment payments, associated legal costs and other asset write-downs originally provided for in a 1997 merger-related charge.

In the second quarter of 1998, the Company realigned its operating units and decided to operate Target independently instead of as a part of its vascular division as was planned at the date of the Target acquisition. Management believed that an independent Target would allow the business unit to develop its technologies and markets more effectively than it would as part of the vascular division. As a result of this decision, in the second quarter of 1998, the Company reversed $20 million ($13 million, net of tax) of 1997 Target merger-related charges primarily related to revised estimates for costs of workforce reductions and costs of cancelling contractual commitments. In addition, in the second quarter of 1998, the Company recorded purchased research and development of approximately $11 million in connection with another acquisition consummated during 1998 and in the fourth quarter of 1998, the Company recorded $30 million ($20 million, net of tax) of year-end adjustments related primarily to write-downs of assets no longer deemed to be strategic.

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

During 1997, the Company recorded merger-related charges of $146 million ($106 million, net of tax) primarily related to the Company's acquisition of Target, purchased research and development of $29 million, net of tax, in conjunction with accounting for its additional investment in Medinol and other strategic investments, and a charge of $31 million ($21 million, net of tax) to reflect the impact of implementing a new accounting standard. 1997 results also include provisions related to inventory write-downs of $19 million ($13 million, net of tax) and litigation-related reserves of $34 million ($23 million, net of tax). The Company's Target merger-related charges reflect estimated costs to integrate all aspects of the Target business into the vascular business, and
include those   costs typical in a merging of operations, such as
rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. The Target restructuring plan was initiated to gain expanded market opportunities and reduce costs. As discussed above, the Company reversed its decision to integrate the Target business into the vascular division in the second quarter of 1998. The merger and integration activities, including the reversal of previously recorded charges related to the integration of Target into the vascular division were substantially completed during 1998. The most significant costs (approximately $50 million) relate to estimated costs to cancel contractual obligations with distributors. During 1996 and 1997, the Company expanded its direct sales presence outside the United States so as to be in position to take advantage of expanded market opportunities and the cancellation of Target distributor contractual obligations is consistent with this strategy. Benefits from the strategy began to be realized in 1998 as the Company was able to eliminate duplicate sales infrastructure and to transition the businesses to a seasoned sales force.

During 1996, the Company recorded merger-related and other unusual charges of approximately $32 million. Charges include estimated direct transaction costs ($5 million) of the merger with EP Technologies, Inc. (EPT) and estimated costs to be incurred in merging EPT with subsidiaries of the Company ($12 million). Estimated costs include those typical in merging of operations and relate to, among other things, rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. The EPT restructuring plan was initiated to gain expanded market opportunities and reduce overhead related costs and the plan was substantially complete in 1997. The remaining $15 million, which is primarily nondeductible for tax purposes, represents primarily a change in prior year estimates of merger related charges ($7 million), and a provision related to costs associated with a joint venture arrangement ($8 million).

In 1996, the Company acquired Symbiosis Corporation (Symbiosis), an original equipment manufacturer and formerly a wholly-owned subsidiary of American Home Products Corporation, for approximately $153 million. In 1996, the Company also purchased the assets of Endotech/Mintec for approximately $72 million. Both acquisitions were cash transactions and were accounted for using the purchase method of accounting. Accordingly, the aggregate purchase prices have been allocated among the assets acquired based on their estimated fair values at the date of acquisition. The allocations of the purchase prices resulted in provision for in-process research and development of $39 million and $57 million, respectively.

The valuations of the purchased research and development represent the estimated fair value related to incomplete projects at the dates of acquisition. At the dates of acquisition, in management's opinion, the development of these projects had not reached technological feasibility and the research and development in process had no alternative future uses. Accordingly, these costs were expensed at date of acquisition. The valuations of in-process research and development projects for both acquisitions were performed using the income approach. Each project's expected cash flows were evaluated separately and discounted back to the present at risk-adjusted discount rates.

The most significant project valued for the Symbiosis acquisition related to a guidewire project (approximately 80% of the in-process value). Key assumptions used in the analysis of the guidewire project included gross margins excluding depreciation of approximately 65% and a discount rate of 18%. Other expenses were based on estimated costs to complete the project. Symbiosis' historical pricing, margin and expense levels were adjusted to reflect end user market rates. As of the date of acquisition, the Company expected to continue development of the Symbiosis guidewire project through the balance of 1996 at a cost of an additional $3 million. Product commercialization was anticipated in 1997. Delays have occurred which have lengthened the development period and increased the completion costs by approximately $1 million. Product launch is now expected to occur sometime in late 1999.

The most significant Endotech/Mintec project related to an abdominal aortic aneurysm repair device (approximately 90% of the in-process value). Key assumptions used in the analysis of the project were gross margins excluding depreciation of approximately 80% and discount rates of 20-23%. Other expenses were based on estimated costs to complete the project. Endotech/Mintec was a start-up operation at the date of acquisition, thus, the valuation used estimated end user market prices. Initial market availability of the device was anticipated by the Company in Europe in 1996, Japan in 1999, and the U.S. in 2000. The staggered timing reflected the need to conduct clinical evaluations and receive regulatory approvals in the respective countries. Expected aggregate cost for completion was $17 million to be spent between 1996 and 2000. The Endotech/MinTec product provided a proprietary technology, however, additional development and clinical work was still necessary to address and improve product components, product performance and clinical efficacy. Product offering in Europe commenced approximately a year from the date of the acquisition. The timeline for product availability in the U.S. and Japan has slipped by approximately one year due to technology issues. Estimated costs to date have been approximately $11 million and total costs to complete the project are uncertain.

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

Since early 1995, the Company has entered into several transactions involving acquisitions and alliances, certain of which have involved equity investments. As the healthcare environment continues to undergo rapid change, management expects that it will continue to focus on strategic initiatives and/or make additional investments in existing relationships. In connection with these acquisitions, the Company has acquired numerous in-process research and development projects. As the Company continues to build its research base in future years, it is reasonable to assume that it will acquire additional in-process research and development platforms. Management does not expect the acquisitions and alliances to be significant during 1999. As of December 31, 1998, the Company's cash obligations required to complete the balance of the Company's initiatives to integrate businesses related to its mergers and acquisitions and its fourth quarter rationalization plan are estimated to be approximately $70 million. In addition, the Company has outstanding $140 million of acquisition-related cash obligations. Substantially all of these cash outlays will occur during 1999. Further, the Company expects to incur capital expenditures of approximately $130 million during 1999.

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

SEC REVIEW OF FINANCIAL REPORTING

Within the past year, the Securities and Exchange Commission (SEC) has publicly stated its desire to focus on transparent financial reporting and potential earnings management issues, including restructuring charges, asset write-downs, acquired in-process research and development write-offs, materiality thresholds, revenue recognition, and general reserves. In connection with these efforts, the SEC sent out letters to approximately 150 public companies indicating that their 1998 financial statements may be subject to review. Following its receipt of one of these letters, the Company requested the SEC Staff to evaluate the Company's purchase price allocation of the Schneider acquisition, including the amount allocated to purchased research and development. Shortly thereafter, the Company informed the SEC of its intention to offer equity to refinance a portion of its outstanding credit facilities balance with more permanent financing. The Company's discussions with the SEC on the Schneider purchase price allocation are continuing. The SEC has also recently requested that the Company provide additional disclosures with respect to prior acquisitions and merger related and special charges and provide the SEC with additional information with respect to direct transactions and other costs. The Company has supplemented its disclosures and provided the information requested. There can be no assurance that the SEC will not require the Company to further expand or modify its disclosures relating to these or other issues or to make related changes in its financial reporting, including the restatement of prior reported results, which could materially impact future earnings per share of the Company.

CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE
HARBOR PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

This report contains forward-looking statements. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Forward-looking statements contained in this report include, but are not limited to, statements with respect to, and the Company's performance may be affected by: (a) the Company's ability to obtain benefits from the Schneider acquisition, including purchased research and development and physician and hospital relationships; (b) the process, outlays and plan for the integration of businesses acquired by the Company, and the successful and timely implementation of the rationalization plan; (c) the impact and timing of successful implementation of the Company's supply chain initiatives; (d) the potential impacts of continued consolidation among healthcare providers, trends towards managed care and economically motivated buyers, healthcare cost containment, more stringent regulatory requirements and more vigorous enforcement activities; (e) the Company's belief that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves;
(f) the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment; (g) the Company's ability to launch products on a timely basis, including products resulting from purchased research and development; (h) risks associated with international operations; (i) the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins and the trend toward increasing sales and expenses denominated in foreign currencies; (j) the Company's belief that its effective tax rate for 1999 will only increase slightly from 1998; (k) the ability of the Company to manage accounts receivable, manufacturing costs and inventory levels and mix and to react effectively to the changing managed care environment and worldwide economic conditions; (l) the ability of the Company to meet its projected cash needs through the end of 1999; (m) the ability


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                       F-9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)
---------------------

of the global information systems to improve supply chain management; (n) costs and risks associated with implementing Year 2000 compliance and business process reengineering; (o) timely and uninterrupted supply of the NIR(R) coronary stent and increase in purchase price; (p) the ability to realize improved long-term returns on the Company's investments with a direct selling presence in Europe, Japan and Emerging Markets; (q) the ability of the Company to obtain more permanent financing to re-finance a portion of its commercial paper and amounts borrowed under the Facilities, to comply with its debt ratio through an equity issuance and to place its commercial paper at reasonable rates; (r) the Company's expectation that a minimum of $800 million of short-term debt supported by the Facilities will remain outstanding through the next twelve months; (s) the Company's ability to fund development of purchased technology and to realize value assigned to in-process research and development and other intangible assets; (t) the impact of stockholder class action, patent, product liability and other litigation, the outcome of the U.S. Department of Justice investigation, and the adequacy of the Company's product liability insurance;
(u) the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing and foreign currency considerations; (v) the final outcome of the Company's discussions with the SEC relating to the Schneider purchase price allocation and the SEC's request for additional information and the resulting impact on prior reported results as well as on future earnings per share of the Company; and (w) the timing, size and nature of strategic initiatives available to the Company.

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



                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-28

NOTE L -- BUSINESS COMBINATIONS

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

(in thousands)
Excess of cost over net assets acquired                           $  781,232
Purchased research and development                                   671,000
Core technology                                                      420,960
Developed technology                                                 126,940
Assembled workforce, customer lists, trademarks and patents          194,780
                                                                  ==========
                                                                  $2,194,912
                                                                  ==========

Core technology, developed technology, assembled workforce, customer lists, trademarks and patents are being amortized on a straight-line basis over periods ranging from 9 to 25 years and the excess of cost over net assets acquired is being amortized on a straight-line basis over 40 years.

The Company recorded a $671 million ($524 million, net of tax) charge to account for purchased research and development acquired. The valuation of purchased research and development, for which management is primarily responsible, represents the estimated fair value related to incomplete projects. At the date of the acquisition, the development of these projects had not reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the date of acquisition. The Securities and Exchange Commission (SEC) recently has published guidelines for valuing in-process research and development. In that regard, in February 1999, the Company requested that the SEC review its preliminary allocation. Upon completion of the review the Company will finalize its purchase price allocation.

The income approach was used to establish the fair values of the intangible assets. This approach establishes the fair value of an asset by estimating the after-tax cash flows attributable to the asset over its useful life and then discounting these after-tax cash flows back to a present value. The discounting process uses a rate of return commensurate with the time value of money


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

\and investment risk factors. Accordingly, for the purpose of establishing the fair value of each asset in the Schneider analysis, revenues for each future period were estimated, along with costs, expenses, taxes and other charges. Revenue estimates were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors. With respect to the value of purchased research and development, the Company considered, among other factors, the research and development project's stage of completion, the complexity of the work completed to date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the projected product introduction date and the estimated useful life of the technology. The respective after-tax cash flows were then discounted back to present value using a risk-adjusted discount rate. The discount rates used in the Schneider analysis ranged from 16%-28% depending upon the risk profile of the particular asset.

The most significant purchased research and development projects that were in-process at the date of acquisition were brachytherapy, devices for aneurysmal disease and coronary stents which in the aggregate represent over 60% of the in-process value. The brachytherapy project represents approximately 26% of the purchased research and development value. Key assumptions used in the analysis of brachytherapy included gross margins excluding depreciation of approximately 87% and a discount rate of 28%. The brachytherapy system is an intravascular radiation system designed to reduce clinical restenosis after PTCA and/or stenting. The system consists of a computer controlled afterloader, beta radiation source, centering catheter, source delivery wire and dummy wire. As of the date of acquisition, the project was expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $5 to $10 million.

The coronary stent projects represent approximately 16% of the purchased research and development value. Key assumptions used in the analysis of coronary stents included gross margins excluding depreciation of approximately 87% and a discount rate of 28%. Projects underway at the date of acquisition were stent systems for native coronary artery disease, saphenous vein graft disease, and versions with novel delivery systems. The stent systems in-process are designed to conform to the arterial anatomy resulting in remodeling of the vessel. An atraumatic tip reduces vessel trauma and enhances trackability, while position markers together with a high degree of stent radiopacity facilitate proper placement. The stent systems also use a unique reconstrainable delivery system. The Company believes that the stent systems will be especially helpful in the treatment of saphenous vein graft disease. As of the date of acquisition, the projects were expected to be completed and the products commercially available for sale in the U.S. within one year with an estimated cost to complete of approximately $1 to $3 million.

The aneurysmal disease projects represent approximately 20% of the purchased research and development value. Key assumptions used in the analysis of the aneurysmal disease projects included gross margins excluding depreciation of approximately 86% and a discount rate of 28%. The objective of the projects is to develop endoluminal grafts for the treatment of late stage vascular aneurysms and occlusions. The most significant of the projects in this category at the date of acquisition was the endoluminal graft for the treatment of abdominal aortic aneurysms. The device consists of an endoluminal graft trunk where the lumen is formed into two sockets which, after placement of the trunk in the proximal neck of the aneurysm, accepts two endoluminal graft legs which extend to the iliac arteries. Valuable elements of the abdominal aortic device at the date of acquisition include the spun Corethane(R) graft covering, the self-expanding scaffold design, and the delivery systems. Other projects in this category included the endoluminal graft for thoracic aortic aneurysmal disease, which is a tubular endoluminal graft to be used in the aorta distal to the aortic arch. As of the date of acquisition, the projects were expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $10 to $15 million.

                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

The major risk associated with the timely completion and commercialization of these products is the ability to confirm the safety and efficacy of the technology based on long term clinical outcomes data.

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

                                                                 Year Ended December 31,
 (in thousands, except per share data)                           1998              1997
----------------------------------------------------------------------------------------------
Net sales                                                     $2,482,809        $2,161,626
Net loss                                                        (302,683)         (471,186)
Net loss per share - assuming dilution                             (0.77)            (1.21)
----------------------------------------------------------------------------------------------

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

In 1996, the Company acquired Symbiosis, an original equipment manufacturer and formerly a wholly-owned subsidiary of American Home Products Corporation, for approximately $153 million. In 1996, the Company also purchased the assets of Endotech/Mintec for approximately $72 million. Both acquisitions were cash transactions and are accounted for using the purchase method of accounting. Accordingly, the aggregate purchase prices have been allocated among the assets acquired based on their estimated fair values at the date of acquisition. The allocations of the purchase prices resulted in provision for in-process research and development of $39 million and $57 million, respectively.

The valuations of the purchased research and development represent the estimated fair value related to incomplete projects at the dates of acquisition. At the dates of acquisition, in management's opinion, the development of these projects had not reached technological feasibility and the research and development in process had no alternative future uses. Accordingly, these costs were expensed at date of acquisition. The valuations of in-process research and development projects for both acquisitions were performed using the income approach. Each project's expected cash flows were evaluated separately and discounted back to the present at risk-adjusted discount rates.

The most significant project valued for the Symbiosis acquisition related to a guidewire project (approximately 80% of the in-process value). Key assumptions used in the analysis of the guidewire project included gross margins excluding depreciation of approximately 65% and a discount rate of 18%. Other expenses were based on estimated costs to complete the project. Symbiosis' historical pricing, margin and expense levels were adjusted to reflect end user market rates. As of the date of acquisition, the Company expected to continue development of the Symbiosis guidewire project through the balance of 1996 at a cost of an additional $3 million. Product commercialization was anticipated in 1997. Delays have occurred which have lengthened the development period and increased the completion costs by approximately $1 million. Product launch is now expected to occur sometime in late 1999.

The most significant Endotech/Mintec project related to an abdominal aortic aneurysm repair device (approximately 90% of the in-process value). Key assumptions used in the analysis of the project were gross margins excluding depreciation of approximately 80% and discount rates of 20-23%. Other expenses were based on estimated costs to complete the project. Endotech/Mintec was a start-up operation at the date of acquisition, thus, the valuation used estimated end user market prices. Initial market availability of the device was anticipated by the Company in Europe in 1996, Japan in 1999, and the U.S. in 2000. The staggered timing reflected the need to conduct clinical evaluations and receive regulatory approvals in the respective countries. Expected aggregate cost for completion was $17 million to be spent between 1996 and 2000. The Endotech/MinTec product provided a proprietary technology, however, additional development and clinical work was still necessary to address and improve product components, product performance and clinical efficacy. Product offering in Europe commenced approximately a year from the date of the acquisition. The timeline for product availability in the U.S. and Japan has slipped by approximately one year due to technology issues. Estimated costs to date have been approximately $11 million and total costs to complete the project are uncertain.

                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

NOTE M - RESTRUCTURING AND
MERGER-RELATED CHARGES

The Company is in the process of implementing a rationalization plan initiated in conjunction with the consummation of the Schneider acquisition. The rationalization plan takes into consideration duplicate capacity and opportunities for further leveraging of cost and technology platforms. The Company's actions approved and committed to in the fourth quarter of 1998 will result in the displacement in 1999 of approximately 2,000 current positions, over half of which are manufacturing positions. The Company has decided to close five Schneider facilities, as well as transition the manufacturing of selected Boston Scientific product lines to different sites. The Company estimates that the costs associated with these activities, excluding transition costs, will be approximately $62 million, most of which represent severance and related costs. The costs related to transitioning the manufacturing are not expected to be significant (less than $10 million) and will be recognized as incurred. Approximately $36 million of the total has been capitalized as part of the purchase price of Schneider. The remaining $26 million ($17 million, net of tax) has been charged to operations. The rationalization plan also resulted in the decision to expand, not close, the Target facilities originally provided for in a 1997 merger-related charge and to relocate other product lines to those Target facilities. In the fourth quarter, the Company reversed $21 million ($14 million, net of tax) of previously recorded merger-related charges of which $4 million related to facility costs and which also included reductions for revisions of estimates relating to contractual commitment payments, associated legal costs and other asset write-downs originally provided for as a 1997 merger charge. In addition, as part of the Schneider acquisition, in the fourth quarter of 1998, the Company recorded estimated costs of approximately $16 million to cancel contractual obligations, primarily with distributors.

In the second quarter of 1998, the Company realigned its operating units and decided to operate Target independently instead of as a part of its vascular division as was planned at the date of the Target acquisition. As a result, in the second quarter of 1998, the Company reversed $20 million ($13 million, net of tax) of 1997 merger-related charges primarily related to revised estimates for costs of workforce reductions and costs of cancelling contractual commitments.

At December 31, 1998, the Company had an accrual for restructuring and merger-related charges of $89 million, which is comprised of $50 million of accrued severance and related costs primarily associated with integrating Schneider and streamlining manufacturing operations, $16 million related to the cost of cancelling contractual commitments recorded in connection


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NOTE M CONTINUED TO NOTE N)
----------------------------

with the Schneider acquisition and $23 million of accruals remaining for 1997 and prior mergers (primarily costs associated with rationalized facilities and statutory benefits which are subject to litigation).

During 1997, the Company recorded merger-related charges of $146 million ($106 million, net of tax) primarily related to the Company's acquisition of Target and purchased research and development of $29 million, net of tax, in conjunction with accounting for its additional investment in Medinol and other strategic investments. The Company's Target merger-related charges reflect estimated costs to integrate all aspects of the Target business into the vascular business, and include those costs typical in a merging of operations, such as rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. During 1996, the Company recorded merger-related and other unusual charges of approximately $32 million. Charges include estimated direct transaction costs ($5 million) of the merger with EPT and estimated costs to be incurred in merging EPT with subsidiaries of the Company ($12 million). Estimated costs include those typical in merging of operations and relate to, among other things, rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. The remaining $15 million, which is primarily nondeductible for tax purposes, represents primarily a change in prior year estimates of merger related charges ($7 million), and a provision related to costs associated with a joint venture arrangement ($8 million). The number of employees actually displaced was approximately 40 and less than 10 under the respective plans.

The activity impacting the accrual for restructuring and merger-related charges during 1998 and 1997, net of reclassifications made by management based on available information, is summarized in the table below:

                                                       Charges to      Charges                     Charges to      Charges
                                       Balance at      Operations      Utilized      Balance at    Operations      Utilized
                                        12/31/95        in 1996        in 1996        12/31/96       in 1997       in 1997
                                     -----------------------------------------------------------------------------------------
1995 RESTRUCTURING AND MERGER-
  RELATED INITIATIVES:
        Facilities                        $25,642         $5,300      $ (13,863)       $17,079        $1,818      $  (5,103)
        Workforce reductions               31,863          2,000         (9,299)        24,564        10,164        (23,064)
        Contractual commitments            50,921                       (43,932)         6,989                       (6,365)
        Asset write-downs                   7,541                        (2,809)         4,732         3,418         (6,861)
        Direct and other                   19,291                       (14,947)         4,344           115         (4,204)
                                     -----------------------------------------------------------------------------------------
                                          135,258          7,300        (84,850)        57,708        15,515        (45,597)
1996 RESTRUCTURING AND MERGER-
  RELATED INITIATIVES:
        Facilities                                         1,818                         1,818                       (1,672)
        Workforce reductions                               1,655           (322)         1,333                         (138)
        Contractual commitments                            1,940           (773)         1,167                         (306)
        Asset write-downs                                  4,497         (2,981)         1,516                         (750)
        Direct and other                                  15,131        (13,116)         2,015                         (148)
                                     -----------------------------------------------------------------------------------------
                                                          25,041        (17,192)         7,849                       (3,014)
1997 RESTRUCTURING AND MERGER-
  RELATED INITIATIVES:
        Facilities                                                                                     6,375           (326)
        Workforce reductions                                                                          14,491         (2,108)
        Contractual commitments                                                                       52,673        (24,824)
        Asset write-downs                                                                             24,184        (10,437)
        Direct and other                                                                              32,653        (23,484)
                                     -----------------------------------------------------------------------------------------
                                                                                                     130,376        (61,179)
1998 SCHNEIDER PURCHASE PRICE
  ADJUSTMENTS:
        Facilities
        Workforce reductions
        Contractual commitments
        Asset write-downs
        Direct and other
                                     -----------------------------------------------------------------------------------------

1998 RESTRUCTURING AND MERGER-
  RELATED INITIATIVES:
        Facilities
        Workforce reductions
        Contractual commitments
        Asset write-downs
        Direct and other
                                     -----------------------------------------------------------------------------------------

TOTAL:
        Facilities                         25,642          7,118        (13,863)        18,897         8,193         (7,101)
        Workforce reductions               31,863          3,655         (9,621)        25,897        24,655        (25,310)
        Contractual commitments            50,921          1,940        (44,705)         8,156        52,673        (31,495)
        Asset write-downs                   7,541          4,497         (5,790)         6,248        27,602        (18,048)
        Direct and other                   19,291         15,131        (28,063)         6,359        32,768        (27,836)
                                     -----------------------------------------------------------------------------------------
                                         $135,258        $32,341      $(102,042)       $65,557      $145,891      $(109,790)
                                     =========================================================================================

                                                       Purchase       Charges
                                                         Price       (Credits) to     Charges
                                        Balance at    Adjustments     Operations      Utilized      Balance at
                                         12/31/97       in 1998        in 1998        in 1998        12/31/98
                                     -------------------------------------------------------------------------
PRIOR RESTRUCTURING AND MERGER-
  RELATED INITIATIVES:
        Facilities                        $13,794                      $ (2,231)      $ (2,641)        $8,922
        Workforce reductions               11,664                        (4,026)        (3,271)         4,367
        Contractual commitments               624                           268           (156)           736
        Asset write-downs                   1,289                           282         (1,071)           500
        Direct and other                      255                         3,916         (1,824)         2,347
                                     -------------------------------------------------------------------------
                                           27,626                        (1,791)        (8,963)        16,872
1996 RESTRUCTURING AND MERGER-
  RELATED INITIATIVES:
        Facilities                            146                         3,958         (2,181)         1,923
        Workforce reductions                1,195                        (1,195)
        Contractual commitments               861                          (816)           (45)
        Asset write-downs                     766                          (766)
        Direct and other                    1,867                        (1,865)            (2)
                                     -------------------------------------------------------------------------
                                            4,835                          (684)        (2,228)         1,923
1997 RESTRUCTURING AND MERGER-
  RELATED INITIATIVES:
        Facilities                          6,049                        (5,970)           (79)
        Workforce reductions               12,383                       (10,700)        (1,157)           526
        Contractual commitments            27,849                        (7,156)       (19,236)         1,457
        Asset write-downs                  13,747                        (7,079)        (5,638)         1,030
        Direct and other                    9,169                        (7,634)          (645)           890
                                     -------------------------------------------------------------------------
                                           69,197                       (38,539)       (26,755)         3,903
1998 SCHNEIDER PURCHASE PRICE
  ADJUSTMENTS:
        Facilities
        Workforce reductions                             $35,611                        (8,439)        27,172
        Contractual commitments                           16,580                          (773)        15,807
        Asset write-downs
        Direct and other
                                     -------------------------------------------------------------------------
                                                          52,191                        (9,212)        42,979
1998 RESTRUCTURING AND MERGER-
  RELATED INITIATIVES:
        Facilities
        Workforce reductions                                             14,102         (1,561)        12,541
        Contractual commitments                                             855           (755)           100
        Asset write-downs                                                 9,027                         9,027
        Direct and other                                                  2,016           (241)         1,775
                                     -------------------------------------------------------------------------
                                                                         26,000         (2,557)        23,443
TOTAL:
        Facilities                         19,989                        (4,243)        (4,901)        10,845
        Workforce reductions               25,242         35,611         (1,819)       (14,428)        44,606
        Contractual commitments            29,334         16,580         (6,849)       (20,965)        18,100
        Asset write-downs                  15,802                         1,464         (6,709)        10,557
        Direct and other                   11,291                        (3,567)        (2,712)         5,012
                                     -------------------------------------------------------------------------
                                         $101,658        $52,191       $(15,014)      $(49,715)       $89,120
                                     =========================================================================

The 1998, 1997 and 1996 restructuring and merger-related charges were recognized under the provisions of EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring". The 1998 purchase price adjustment was recognized under the provisions of APB 16 "Business Combinations" and EITF 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination".

Total facilities write-downs under the Company's previously discussed restructuring and merger-related charges provided for during 1996, 1997 and 1998 for owned assets were measured as the difference between carrying value and fair value less cost to sell (approximately $8 million net of reversals). The charge for leased facilities during the same periods was measured using the lease commitment remaining after the facility was removed from service (approximately $3 million net of reversals). Write-downs of machinery and equipment, intangibles and other assets were measured by the difference between the carrying value and fair market value of the assets (approximately $32 million net of reversals). Reversals in 1998 of previously recorded charges were primarily based on the initial amount charged. To the extent that any of the above assets continued to be used in operations before being sold, scrapped or abandoned, depreciation and lease payments continued to be charged to operations. Depreciation not charged to operations related to assets held for disposal during 1998 was approximately $2 million.

The December 31, 1998 accrual for restructuring and merger-related charges is classified within the balance sheet as follows:

(IN THOUSANDS)
---------------------------------------------------
Accrual for restructuring and
  merger-related charges                    $71,231
Property, plant and equipment, net           13,848
Other long-term liabilities                   4,041
                                            -------
                                            $89,120
                                            =======

As of December 31, 1998, the Company's cash obligations required to complete the balance of the Company's initiatives to integrate businesses related to its mergers and acquisitions and announced rationalization strategy are estimated to be approximately $70 million. Further, the Company has outstanding $140 million of acquisition-related cash obligations. The Company expects that substantially all restructuring and merger-related charges will be paid during 1999 with the exception of $4 million of 1997 and prior facility related costs and statutory benefits subject to litigation which are expected to be paid or settled subsequent to 1999. The ultimate costs to be incurred relating to the facilities cannot be determined until a willing buyer for the properties is found and the facilities are sold.

                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES

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


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-34

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
                                                                    =========================

                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-35

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




/s/ Ernst & Young LLP

Boston, Massachusetts
February 16, 1999


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-36

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

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-37

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

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-38

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

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES
                                      F-39