Form 10-K/A, Exhibit 13
period 1998-12-31
BOSTON SCIENTIFIC CORP
filed 1999-06-02
CIK 885725

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

In the second quarter of 1998, the Company realigned its operating units and decided to operate Target independently instead of as a part of its vascular division as was planned at the date of the Target acquisition. Management believed that an independent Target would allow the business unit to develop its technologies and markets more effectively than it would as part of the vascular division. As a result of this decision, in the second quarter of 1998, the Company reversed $20 million ($13 million, net of tax) of 1997 Target merger-related charges primarily related to revised estimates for costs of workforce reductions and costs of cancelling contractual commitments. In addition, in the second quarter of 1998, the Company recorded purchased research and development of approximately $11 million in connection with another acquisition consummated during 1998 and in the fourth quarter of 1998, the Company recorded $30 million ($20 million, net of tax) of year-end adjustments related primarily to write-downs of assets no longer deemed to be strategic. The assets relate primarily to inventory, long lived and intangible assets that the Company does not believe will be sold or realized, respectively, because of revisions to and terminations of strategic alliances. The provisions have been recorded as costs of sales ($12 million), selling, general and administrative expenses ($12 million), amortization expenses ($2 million), royalties ($2 million), research and development expenses ($1 million) and other expenses ($1 million).


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

During 1997, the Company recorded merger-related charges of $146 million ($106 million, net of tax) primarily related to the Company's acquisition of Target, purchased research and development of $29 million, net of tax, in conjunction with accounting for its additional investment in Medinol and other strategic investments, and a charge of $31 million ($21 million, net of tax) to reflect the impact of implementing a new accounting standard. 1997 results also include provisions related to inventory write-downs of $19 million ($13 million, net of tax) and litigation-related reserves of $34 million ($23 million, net of tax). The Company's Target merger-related charges reflect estimated costs to integrate all aspects of the Target business into the vascular business, and include those costs typical in a merging of operations, such as rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. The Target restructuring plan was initiated to gain expanded market opportunities and reduce costs. The Company planned to integrate the Target business into its vascular business, terminate the Target distributors in countries where the Company had a direct sales presence, move the Target manufacturing and research and development operations to Ireland and other vascular facilities, and manage Target's administrative and corporate activities at the Company's headquarters. Specifically, the Company planned to exit Target's leased headquarters, manufacturing and research locations in California, as well as terminate Target's sales offices in Germany, Japan and the United Kingdom. The lease terminations were planned to begin during 1997 and to be completed by the end of 1998. In conjunction with the exit plan, the Company planned to terminate approximately 500 people, of which approximately 100 were corporate/administrative, 300 were manufacturing and 100 were research and development personnel. At the date of the Target acquisition, the Company also provided for the excess cost over fair market value of selected Target leasehold improvements, machinery and computer equipment, and other assets ($8 million). As discussed above, the Company reversed its decision to integrate the Target business into the vascular division in the second quarter of 1998. The merger and integration activities, including the reversal of previously recorded charges related to the integration of Target into the vascular division were substantially completed during 1998. The most significant costs (approximately $50 million) relate to estimated costs to cancel contractual obligations with distributors. During 1996 and 1997, the Company expanded its direct sales presence outside the United States so as to be in position to take advantage of expanded market opportunities and the cancellation of Target distributor contractual obligations is consistent with this strategy. Benefits from the strategy began to be realized in 1998 as the Company was able to eliminate duplicate sales infrastructure and to transition the businesses to a seasoned sales force. In the second quarter of 1997, the Company decided not to reintroduce a vascular product that had been previously withdrawn from the European market. As a result, the Company determined that there would be no future sales of the product, thus no projected cash flows. The Company wrote off the intellectual property ($8 million) associated with the product as a result of this analysis. Finally, in conjunction with the implementation of a global information system, the Company provided for the estimated residual value of its legacy systems ($8 million), based on the date which the systems were planned to be removed from service. During 1996, the Company recorded merger-related and other unusual charges of approximately $32 million. Charges include estimated direct transaction costs ($5 million) of the merger with EP Technologies, Inc. (EPT) and estimated costs to be incurred in merging EPT with subsidiaries of the Company ($12 million). Estimated costs include those typical in merging of operations and relate to, among other things, rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. The EPT restructuring plan was initiated to gain expanded market opportunities and reduce overhead related costs and the plan was substantially complete in 1997. The remaining $15 million, which is primarily nondeductible for tax purposes, represents primarily a change in prior year estimates of merger related charges ($7 million), and a provision related to costs associated with a joint venture arrangement ($8 million). Due to the revised estimates for costs of workforce reductions discussed previously, the number of Target employees actually displaced was approximately 40 (approximately 35 of whom were terminated in 1997 and the remainder subsequent to 1997) as compared to the original estimate of 500 employees. Less than 10 employees were terminated under the EPT plan.

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

The income approach was used to establish the fair values of the intangible assets. This approach establishes the fair value of an asset by estimating the after-tax cash flows attributable to the asset over its useful life and then discounting these after-tax cash flows back to a present value. The discounting process uses a rate of return commensurate with the time value of money


                 BOSTON SCIENTIFIC CORPORATION AND SUBSIDIARIES and investment risk factors. Accordingly, for the purpose of establishing the fair value of each asset in the Schneider analysis, revenues for each future period were estimated, along with costs, expenses, taxes and other charges. Revenue estimates were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors. With respect to the value of purchased research and development, the Company considered, among other factors, the research and development project's stage of completion, the complexity of the work completed to date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the projected product introduction date and the estimated useful life of the technology. The respective after-tax cash flows were then discounted back to present value using a risk-adjusted discount rate. The discount rates used in the Schneider analysis ranged from 16%-28% depending upon the risk profile of the particular asset.

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

During 1997, the Company recorded merger-related charges of $146 million ($106 million, net of tax) primarily related to the Company's acquisition of Target and purchased research and development of $29 million, net of tax, in conjunction with accounting for its additional investment in Medinol and other strategic investments. The Company's Target merger-related charges reflect estimated costs to integrate all aspects of the Target business into the vascular business, and include those costs typical in a merging of operations, such as rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. The Company planned to integrate the Target business into its vascular business, terminate the Target distributors in countries where the Company had a direct sales presence, move the Target manufacturing and research and development operations to Ireland and other vascular facilities, and manage Target's administrative and corporate activities at the Company's headquarters. Specifically, the Company planned to exit Target's leased headquarters, manufacturing and research locations in California, as well as, terminate Target's sales offices in Germany, Japan and the United Kingdom. The lease terminations were planned to begin during 1997 and to be completed by the end of 1998. In conjunction with the exit plan, the Company planned to terminate approximately 500 people, of which approximately 100 were corporate/administrative, 300 were manufacturing and 100 were research and development personnel. At the date of the Target acquisition, the Company also provided for the excess cost over fair market value of selected Target lease hold improvements, machinery and computer equipment, and other assets ($8 million). In the second quarter of 1997, the Company decided not to reintroduce a vascular product that had been previously withdrawn from the European market. As a result, the Company determined that there would be no future sales of the product, thus no projected cash flows. The Company wrote off the intellectual property ($8 million) associated with the product as a result of this analysis. Finally, in conjunction with the implementation of a global information system the Company provided for the estimated residual value of its legacy systems ($8 million), based on the date which the systems were planned to be removed from service. During 1996, the Company recorded merger-related and other unusual charges of approximately $32 million. Charges include estimated direct transaction costs ($5 million) of the merger with EPT and estimated costs to be incurred in merging EPT with subsidiaries of the Company ($12 million). Estimated costs include those typical in merging of operations and relate to, among other things, rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset writedowns and other integration costs. The remaining $15 million, which is primarily nondeductible for tax purposes, represents primarily a change in prior year estimates of merger related charges ($7 million), and a provision related to costs associated with a joint venture arrangement ($8 million). Due to the revised estimates for costs of workforce reductions discussed previously, the number of Target employees actually displaced was approximately 40 (approximately 35 of whom were terminated in 1997 and the remainder subsequent to 1997) as compared to the original estimate of 500 employees. Less than 10 employees were terminated under the EPT plan.

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
                                     =========================================================================

The 1998, 1997 and 1996 restructuring and merger-related charges were recognized under the provisions of EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The 1998 purchase price adjustment was recognized under the provisions of APB 16 "Business Combinations" and EITF 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination".

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