Form 10-K405, Exhibit 13
period 1999-12-31
BOSTON SCIENTIFIC CORP
filed 2000-03-30
CIK 885725

                                                                    Exhibit 13.1




--------------------------------------------------------------------------------
                     1999 CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                   [GRAPHIC]





                                                                        BOSTON
                                                                      SCIENTIFIC

FINANCIAL TABLE OF CONTENTS
--------------------------------------------------------------------------------

1-10     Management's Discussion and Analysis of
         Financial Condition and Results of Operation

11       Consolidated Statements of Operations

12       Consolidated Balance Sheets

13       Consolidated Statements of Stockholders' Equity

14       Consolidated Statements of Cash Flows

15-32    Notes to Consolidated Financial Statements

33       Report of Independent Auditors

34       Five-Year Selected Financial Data

35       Quarterly Results of Operations

36       Market for the Company's Common Stock
         and Related Matters

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
--------------------------------------------------------------------------------

CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999 AND 1998

Net sales increased 27% in 1999 to $2,842 million as compared to $2,234 million in 1998. The 1999 results include the operations of Schneider Worldwide (Schneider) which was acquired in the third quarter of 1998. On a pro forma basis, assuming Schneider revenues had been included in all of 1998, net sales in 1999 increased approximately 14%. Net income for 1999 was $371 million or $0.90 per share (diluted), including a special credit of $10 million ($7 million, net of tax), as compared to a reported net loss for 1998 of $264 million, or $0.68 per share, including merger-related charges and credits of $667 million ($527 million, net of tax). Excluding merger-related charges and credits, net income for 1999 increased 39% to $364 million, or $0.88 per share, as compared to $262 million, or $0.66 per share, for the year ended December 31, 1998.

United States (U.S.) revenues increased approximately 25% to $1,741 million during 1999, while international revenues increased approximately 31% to $1,101 million. Without the impact of foreign currency exchange rates on translation of international revenues, worldwide sales for 1999 increased approximately 25%. Worldwide vascular and nonvascular sales increased 30% and 21%, respectively, compared to 1998. The increases in worldwide and vascular sales were primarily attributable to the inclusion of Schneider sales for the entire year and the Company's sales of coronary stents in the U.S. and Japan. U.S. coronary stent revenues and worldwide coronary stent revenues, primarily sales of the NIR(R) stent, were approximately $409 million and $604 million, respectively, during 1999, compared to $211 million and $324 million, respectively, during 1998. Worldwide NIR(R) coronary stent sales as a percentage of worldwide sales were approximately 20% in 1999 compared to approximately 13% in 1998 and are planned to be approximately 21% of sales in 2000.

The worldwide coronary stent market is dynamic and highly competitive, with significant market share volatility. In addition, technology and competitive offerings in the market are constantly changing. The Company's reduction in coronary stent revenues in the U.S. during the fourth quarter of 1999 to $92 million from $130 million recorded during the fourth quarter of 1998 reflects this volatility. This reduction was partially offset by an increase in international coronary stent revenues (primarily Japan sales) from $29 million to $51 million during the same period. The reduction in coronary stent revenues as well as the inclusion of Schneider's sales for the entire period of both quarters resulted in 1999 fourth quarter sales being flat relative to those of 1998. Stent revenues for 2000 will be impacted by the timing of receipt of FDA approvals to market several new coronary and peripheral stent platforms in the U.S. In light of this environment, the Company expects 2000 sales growth to be below the Company's historical rates.

Gross profit as a percentage of net sales decreased from 67.1% in 1998 to 65.3% in 1999. The decrease in gross margin is primarily due to a provision recorded in the third quarter of 1999 of $62 million ($41 million, net of tax) for excess NIR(R) stent inventories and purchase commitments. The excess position was driven primarily by a shortfall in planned third quarter NIR(R) stent revenues, a reduction in NIR(R) stent sales forecasted for 1999 and 2000, and strategic decisions regarding versions of the NIR(R) stent system to be launched. In the third quarter of 1998, the Company provided $31 million ($21 million, net of tax) for costs associated with the Company's decision to recall voluntarily the NIR ON(R) Ranger(TM) with Sox(TM) coronary stent system in the U.S. Excluding these charges, gross margins were 67.5% and 68.1% for 1999 and 1998, respectively. Gross margins during 1999 were positively impacted compared to 1998 by a reduction in other inventory charges. However, the reduction was offset by a decrease in average selling prices and increased manufacturing costs.

As a result of multiple acquisitions, the Company's supply chain and manufacturing processes have not yet been fully optimized, and therefore gross margins have been negatively impacted. During 1998, the Company initiated a program to focus on supply chain optimization, and, during 1999, the program has been expanded to include a review of manufacturing processes. The program is designed to lower inventory levels and the cost of manufacturing, improve absorption and minimize inventory write-downs. The infrastructure related to the supply chain aspect of the program is substantially in place. However, gross margin benefits will be delayed until manufacturing processes are addressed, the program has time to develop and until historical inventories are sold. The Company continues to assess its plant network strategy.

Medinol Ltd. (Medinol) supplies the NIR(R) coronary stent, and unforeseen delays, stoppages or interruptions in the supply and/or mix of the NIR(R) stent could adversely affect future operating results of the Company. Generally, the Company has less control over inventory manufactured by third parties as compared to inventory manufactured internally. Furthermore, the purchase price of NIR(R) coronary stents and the amount of NIR(R) coronary stent sales as a percentage of worldwide sales could significantly impact gross margins. As average selling prices for the NIR(R) stents fluctuate, the Company's cost to purchase the stents will change, because cost is based on a constant percentage of average selling prices. Therefore, if higher-costing NIR(R) stents

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
--------------------------------------------------------------------------------

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



are being sold as average selling prices are declining, gross margins could be negatively impacted. At December 31, 1999, the Company had approximately $143 million of net NIR(R) coronary stent inventory and was committed to purchase approximately $53 million of NIR(R) stents from Medinol.

Selling, general and administrative expenses as a percentage of sales decreased from 34% of sales in 1998 to 30% of sales in 1999 and increased approximately $87 million from 1998 to $842 million. The decrease as a percent of sales is primarily attributable to the launch of coronary stents in the U.S. and Japan, the realization of synergies as the Company integrated Schneider into its organization, and improved returns in Asia Pacific and Latin America as the Company continues to leverage its direct sales infrastructure. The Company plans to continue to leverage its infrastructure during 2000. The increase in expense dollars is primarily attributable to higher selling expenses as a result of the launch of coronary stents in the U.S., increased costs to expand the Company's direct sales presence in Asia Pacific and Latin America, and increased legal expenses.

Amortization expense increased from $53 million in 1998 to $92 million in 1999 and increased as a percentage of sales from 2% to 3%. The increase is primarily a result of the amortization of intangibles related to the purchase of Schneider.

Royalty expenses increased approximately 48% from $31 million in 1998 to $46 million in 1999. The increase in royalties is primarily due to royalty obligations assumed in connection with the Schneider acquisition and payments made to Medinol on sales of internally developed stent platforms. The Company continues to enter into strategic technological alliances, some of which include royalty commitments.

Research and development expenses decreased as a percentage of sales from 9% in 1998 to 7% in 1999. Research and development expenses were $200 million in 1998 and $197 million in 1999. The decrease as a percentage of sales is primarily attributable to the launch of coronary stents in the U.S. and Japan and the realization of synergies in connection with the Schneider acquisition. The investment in research and development dollars reflects spending on new product development programs as well as regulatory compliance and clinical research, and reflects the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment. The trend in countries around the world toward more stringent regulatory requirements for product clearance and more vigorous enforcement activities has generally caused or may cause medical device manufacturers to experience more uncertainty, greater risk and higher expenses.

During the third quarter of 1999, the Company identified and reversed restructuring and merger-related charges of $10 million ($7 million, net of tax) no longer deemed necessary. These amounts relate primarily to the restructuring charges accrued in the fourth quarter of 1998 and reflect the reclassification of assets from held-for-disposal to held-for-use resulting from management's decision to resume a development program previously planned to be eliminated. In addition, estimated severance costs for 1998 initiatives were reduced as a result of attrition. During 1998, the Company recorded merger-related charges and credits of $667 million ($527 million, net of tax) primarily related to purchased research and development acquired in the $2.1 billion cash purchase of Schneider. (See Results of Operations for the Years Ended December 31, 1998 and 1997 for further discussion.)

Interest expense increased from $68 million in 1998 to $118 million in 1999. The overall increase in interest expense is primarily attributable to a higher average outstanding debt balance borrowed in conjunction with the Schneider acquisition.

The Company's effective tax rate, including the impact of merger-related charges and credits, was approximately 4% in 1998 and 34% in 1999. The Company's pro forma effective tax rate, excluding the impact of merger-related charges and credits, increased from approximately 33% in 1998 to 34% in 1999. The increase is primarily attributable to a shift in the mix of the Company's U.S. and international business. The effective rate for 2000 is expected to decrease slightly due to changes in the geographic mix of the Company's business.

Uncertainty remains with regard to future changes within the healthcare industry. The trend toward managed care and economically motivated and more sophisticated buyers in the U.S. may result in continued pressure on selling prices of certain products and resulting compression on gross margins. In addition to impacting selling prices, the trend to managed care in the U.S. has also resulted in more complex billing and collection procedures. The Company's ability to react effectively to the changing environment may impact its bad debt and sales allowances in the future. Further, the U.S. marketplace is increasingly characterized by consolidation among healthcare providers and purchasers of medical devices that prefer to limit the number of suppliers from which they purchase medical products. There can be no assurance that these entities will continue to purchase products from the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
--------------------------------------------------------------------------------

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


International markets are also being affected by economic pressure to contain reimbursement levels and healthcare costs. The Company's ability to benefit from its international expansion may be limited by risks and uncertainties related to economic conditions in these regions, competitive offerings, infrastructure development, rights to intellectual property, and the ability of the Company to implement its overall business strategy. Any significant changes in the political, regulatory or economic environment where the Company conducts international operations may have a material impact on revenues and profits. A deterioration in the Japan and/or emerging markets economies may impact the Company's ability to collect its outstanding receivables. Although these factors may impact the rate at which Boston Scientific can grow, the Company believes that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves.


YEARS ENDED DECEMBER 31, 1998 AND 1997

On September 10, 1998, the Company consummated its acquisition of Schneider, formerly a member of the Medical Technology Group of Pfizer Inc., for $2.1 billion in cash. The acquisition was accounted for using the purchase method of accounting. The consolidated financial statements include Schneider's operating results from the date of acquisition.

Net sales increased 22% in 1998 to $2,234 million from $1,831 million in 1997. Without the impact of foreign currency exchange rates on translation of international revenues, sales for 1998 increased 25%. International sales during 1998 were negatively impacted compared to 1997 by approximately $47 million of unfavorable exchange rate movements caused primarily by the strengthening of the U.S. dollar versus the Japanese yen. Net income for the year ended December 31, 1998, excluding merger-related and special charges, was $262 million or $0.66 per share (diluted) compared to $266 million or $0.67 per share in 1997. The Company for 1998 reported a net loss of $264 million or $0.68 per share, including merger-related and special charges of $527 million, net of tax, as compared to 1997 net income of $110 million or $0.28 per share, including merger-related and special charges of $156 million, net of tax.

U.S. revenues increased approximately 30% from 1997 to $1,394 million in 1998, while international revenues increased approximately 11% from 1997 to $840 million in 1998. U.S. sales as a percentage of worldwide sales increased from 59% in 1997 to 62% in 1998. Worldwide vascular and nonvascular sales increased 25% and 13%, respectively, from 1997 to 1998. The increases in U.S. sales as a percentage of worldwide sales and in vascular sales were primarily attributable to the Company's 1998 third quarter introduction in the U.S. of coronary stents. U.S. coronary stent revenues, primarily sales of the NIR(R) stent, were approximately $211 million during the second half of 1998. Worldwide NIR(R) coronary stent sales as a percentage of worldwide sales were approximately 13% in 1998.

Gross profit as a percentage of sales was approximately 67.1% and 70.2% during 1998 and 1997, respectively. The decrease was a result of multiple acquisitions, which weakened the Company's supply chain and pressured gross margins, resulting in write-downs for excess and obsolete inventory and high manufacturing costs. The decrease in gross margins during 1998 compared to 1997 was also attributable to a decline in average selling prices due to continuing pressure on healthcare costs and increased competition, and the significant increase in sales of the NIR(R) coronary stent, which had lower gross margins than the corporate average. In the third quarter of 1998, the Company provided $31 million ($21 million, net of tax) for costs associated with the Company's decision to recall voluntarily the NIR ON(R) Ranger(TM) with Sox(TM) coronary stent system in the U.S.

Selling, general and administrative expenses as a percentage of net sales decreased from 36% in 1997 to 34% in 1998, while increasing approximately $92 million from $663 million in 1997 to $755 million in 1998. The decrease as a percentage of sales is primarily attributable to the increase in net sales related to the launch of coronary stents in the U.S. Approximately $17 million of the 1998 increase in expense dollars is attributable to results of Schneider operations from the date of acquisition through December 31, 1998. In addition, during 1998, the Company continued to expand its direct sales presence in Europe and emerging markets. Finally, the increase in expense dollars reflects costs to operate the Company's new global information system and increased costs of domestic distribution.

Amortization expense increased 63% from $33 million in 1997 to $53 million in 1998, and increased as a percentage of sales from 1.8% to 2.4% of net sales. The increase is primarily a result of the amortization of intangibles related to the purchase of Schneider from the date of acquisition through December 31, 1998.

Royalty expenses remained at approximately 1% of net sales while increasing 41% from $22 million in 1997 to $31 million in 1998. The increase in overall royalty expense is due to increased sales and royalties due under several strategic alliances that the Company initiated in 1997 and prior years.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
--------------------------------------------------------------------------------

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Research and development expenses remained at 9% of net sales while increasing 20% from $167 million in 1997 to $200 million in 1998. Approximately $7 million of the increase in 1998 is attributable to research and development of Schneider from the date of acquisition through December 31, 1998.

The aggregate purchase price of the Schneider acquisition has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The estimated excess of purchase price over the fair value of the net tangible assets acquired was allocated to specific intangible asset categories with the remainder assigned to excess of cost over net assets acquired. At December 31, 1999, the net intangibles recorded in connection with the Schneider acquisition, including the excess of cost over net assets acquired, represented 40% and 83% of the Company's total assets and stockholders' equity, respectively. Core technology, developed technology, assembled workforce, trademarks and patents are being amortized on a straight-line basis over periods ranging from 9 to 25 years. The Company is amortizing the value assigned to customer lists (relationships) over 25 years because it has been the Company's experience that physician and hospital relationships are built for the long term and fundamental to the Company's business of bringing innovative products to market. The Company realizes that maintaining these and similar relationships will require ongoing efforts. However, both Schneider and the Company have over a 20-year history of working closely with interventionalists and their institutions for both vascular and nonvascular applications and management believes these relationships will continue to benefit the Company. In addition, after considering the long term prospects for the less invasive medical device industry and the fundamental role of catheter-based interventional medicine, as well as, Schneider's competitive position within the industry, management concluded that it is appropriate to amortize the excess of the Schneider purchase price over the fair value of the assets acquired over 40 years. Finally, the Company recorded a $671 million ($524 million, net of tax) charge to account for purchased research and development. The valuation of purchased research and development, for which management is primarily responsible, represents the estimated fair value at the date of acquisition related to in-process projects. As of the date of acquisition, the in-process projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, the value attributable to these projects was immediately expensed at acquisition. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects.

The income approach was used to establish the fair values of the purchased research and development. This approach established the fair value of an asset by estimating the after-tax cash flows attributable to the in-process project over its useful life and then discounting these after-tax cash flows back to a present value. Revenue estimates were based on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. In arriving at the value of the in-process research and development projects, the Company considered, among other factors, the in-process project's stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date, and the estimated useful life of the technology. The discount rate used to arrive at a present value as of the date of acquisition was based on the time value of money and medical technology investment risk factors. For the Schneider purchased research and development programs, a risk-adjusted discount rate of 28% was utilized to discount the projected cash flows. The Company believes that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

The most significant Schneider purchased research and development projects that were in-process at the date of acquisition were brachytherapy, devices for aneurysmal disease and coronary stents, which represented approximately 26%, 20% and 16% of the in-process value, respectively. Set forth below are descriptions of these in-process projects, including their status at the end of 1999.

The brachytherapy system is an intravascular radiation system designed to reduce clinical restenosis after PTCA and/or stenting. The system consists of a computer-controlled afterloader, beta radiation source, centering catheter, source delivery wire and dummy wire. As of the date of acquisition, the project was expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $5 to $10 million.

The aneurysmal disease projects are endoluminal grafts for the treatment of late stage vascular aneurysms and occlusions. The most significant of the projects in this category at the date of acquisition was the endoluminal graft for the treatment of abdominal aortic aneurysms. As of the date of acquisition, the projects were expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $10 to $15 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
--------------------------------------------------------------------------------

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Coronary stent systems underway at the date of acquisition were stent systems for native coronary artery disease, saphenous vein graft disease, and versions with novel delivery systems. The Company believes that the stent systems will be especially helpful in the treatment of saphenous vein graft disease. As of the date of acquisition, the projects were expected to be completed and the products commercially available for sale in the U.S. within one year with an estimated cost to complete of approximately $1 to $3 million.

There have been no significant departures from the planned efforts and costs of the brachytherapy project. As part of a subsequent project consolidation program, the Schneider abdominal aortic aneurysm project has been integrated with another internal project. As a result, the Company will pursue the development of next generation products for aortic aneurysmal disease with an integrated platform while minimizing duplicative research and development. The cost of the development is still estimated to be in the range of approximately $10 to $15 million. The coronary stent projects have been completed.

During 1998, the Company established a rationalization plan in conjunction with the consummation of the Schneider acquisition, taking into consideration duplicate capacity as well as opportunities for further leveraging of cost and technology platforms. The Company's actions, approved and committed to in the fourth quarter of 1998, included the planned displacement of approximately 2,000 positions, over half of which were manufacturing positions and would result in annualized cost savings of approximately $50 to $75 million. During the fourth quarter of 1998, the Company estimated the costs associated with these activities, excluding transition costs, to be approximately $62 million, most of which represented severance and related costs. Approximately $36 million of the total was capitalized as part of the purchase price of Schneider. The remaining $26 million ($17 million, net of tax) was charged to operations during 1998. In addition, as part of the Schneider acquisition, the Company capitalized estimated costs of approximately $16 million to cancel Schneider's contractual obligations, primarily with its distributors.

The Company substantially completed its rationalization plan in 1999, including the closure of five Schneider facilities as well as the transition of manufacturing for selected Boston Scientific product lines to different sites. Approximately 1,800 positions were eliminated (resulting in the termination of approximately 1,500 employees) in connection with the rationalization plan and the anticipated cost savings have been achieved. As noted previously, in the third quarter of 1999, the Company identified and reversed restructuring and merger-related charges of $10 million ($7 million, net of tax) no longer deemed necessary. These amounts relate primarily to the rationalization plan recorded in the fourth quarter of 1998 and reflect the reclassification of assets from held-for-disposal to held-for-use resulting from management's decision to resume a development program previously planned to be eliminated. In addition, estimated severance costs for 1998 initiatives were reduced as a result of attrition. During 1999, the costs related to the transition of manufacturing operations were not significant and were recognized in operations as incurred.

The 1998 rationalization plan also resulted in the decision to expand, not close, the Target Therapeutics, Inc. (Target) facilities originally provided for in a 1997 merger-related charge and to relocate other product lines to those Target facilities. In the fourth quarter of 1998, the Company reversed $21 million ($14 million, net of tax) of previously recorded merger-related charges, of which $4 million related to facility costs and which also included reductions for revisions of estimates relating to contractual commitment payments, associated legal costs and other asset write-downs originally provided for as a 1997 merger-related charge.

In the second quarter of 1998, the Company realigned its operating units and decided to operate Target independently instead of as a part of its vascular division as was planned at the date of the Target acquisition. Management believed that an independent Target would allow the business unit to develop its technologies and markets more effectively than it would as part of the vascular division. As a result of this decision, in the second quarter of 1998, the Company reversed $20 million ($13 million, net of tax) of 1997 Target merger-related charges primarily related to revised estimates for costs of workforce reductions and costs of canceling contractual commitments. In addition, in the second quarter of 1998, the Company recorded purchased research and development of approximately $11 million in connection with another acquisition consummated during 1998, and, in the fourth quarter of 1998, the Company recorded $30 million ($20 million, net of tax) of year-end adjustments related primarily to write-downs of assets no longer deemed to be strategic. The assets relate primarily to inventory, long lived and intangible assets that the Company does not believe will be sold or realized, respectively, because of revisions to and terminations of strategic alliances. The provisions have been recorded as costs of sales ($12 million), selling, general and administrative expenses ($12 million), amortization expenses ($2 million), royalties ($2 million), research and development expenses ($1 million) and other expenses ($1 million).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
--------------------------------------------------------------------------------

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


During 1997, the Company recorded merger-related charges of $146 million ($106 million, net of tax) primarily related to the Company's acquisition of Target, purchased research and development of $29 million, net of tax, in conjunction with accounting for its additional investment in Medinol and other strategic investments, and a charge of $31 million ($21 million, net of tax) to reflect the impact of implementing a new accounting standard. 1997 results also include provisions related to unusual inventory write-downs of $19 million ($13 million, net of tax) and litigation-related reserves of $34 million ($23 million, net of tax). The Company's Target merger-related charges reflect estimated costs to integrate all aspects of the Target business into the vascular business, and include those costs typical in a merging of operations, such as rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset write-downs and other integration costs. The Target restructuring plan was initiated to gain expanded market opportunities and reduce costs. The Company planned to integrate the Target business into its vascular business, terminate the Target distributors in countries where the Company had a direct sales presence, move the Target manufacturing and research and development operations to Ireland and other vascular facilities, and manage Target's administrative and corporate activities at the Company's headquarters. Specifically, the Company planned to exit Target's leased headquarters, manufacturing and research locations in California, as well as terminate Target's sales offices in Germany, Japan and the United Kingdom. The lease terminations were planned to begin during 1997 and to be completed by the end of 1998. In conjunction with the exit plan, the Company planned to terminate approximately 500 people, of whom approximately 100 were corporate/administrative, 300 were manufacturing and 100 were research and development personnel. At the date of the Target acquisition, the Company also provided for the excess cost over fair market value of selected Target leasehold improvements, machinery and computer equipment, and other assets ($8 million). As discussed, the Company reversed its decision to integrate the Target business into the vascular division in the second quarter of 1998. The merger and integration activities, including the reversal of previously recorded charges related to the integration of Target into the vascular division, were substantially completed during 1998. The most significant costs (approximately $50 million) relate to estimated costs to cancel contractual obligations with distributors. During 1996 and 1997, the Company expanded its direct sales presence outside the United States so as to be in position to take advantage of expanded market opportunities; the cancellation of Target distributor contractual obligations is consistent with this strategy. Benefits from the strategy began to be realized in 1998 as the Company was able to eliminate duplicate sales infrastructure and to transition the businesses to a seasoned sales force. In the second quarter of 1997, the Company decided not to reintroduce a vascular product that had been previously withdrawn from the European market. As a result, the Company determined that there would be no future sales of the product, thus no projected cash flows. The Company wrote-off the intellectual property ($8 million) associated with the product as a result of this analysis. Finally, in conjunction with the implementation of a global information system, the Company provided for the estimated residual value of its legacy systems ($8 million), based on the date which the systems were planned to be removed from service. Due to the revised estimates for costs of workforce reductions discussed previously, the number of Target employees actually displaced was approximately 40 (approximately 35 of whom were terminated in 1997 and the remainder subsequent to 1997) as compared to the original estimate of 500 employees.

Interest expense increased from $14 million in 1997 to $68 million in 1998. The overall increase in interest expense is primarily attributable to a higher outstanding debt balance, including the issuance of $2.1 billion in commercial paper on September 10, 1998 to finance the acquisition of Schneider, and the issuance of $500 million in fixed rate debt securities during the first quarter of 1998.

The Company's effective tax rate, including the impact of special charges, was approximately 39% in 1997 and 4% in 1998. Excluding these special charges, the pro forma effective tax rate increased from approximately 32% during 1997 to 33% during 1998. The increase was primarily attributable to a shift in the mix of U.S. and international business.


LIQUIDITY AND CAPITAL RESOURCES

Cash and short-term investments totaled $78 million at December 31, 1999 compared to $75 million at December 31, 1998. Working capital increased from current liabilities exceeding current assets by $353 million at December 31, 1998 to current assets equaling current liabilities at December 31, 1999. Cash proceeds during 1999 were generated primarily from operating activities, the Company's public offering of 14.950 million shares of its common stock at a price of $39.875 per share and the exercise of stock options. Cash proceeds during the period were offset by the repayment of approximately $1.1 billion of outstanding debt obligations, payments of $128 million of acquisition-related obligations, purchases of the Company's stock for approximately $127 million and capital expenditures of approximately $80 million. Cash provided by operating activities increased from $259 million during

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
--------------------------------------------------------------------------------

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


1998 to $727 million during 1999. The improvement is primarily attributable to increased net income and reductions in accounts receivable and inventory.

On June 30, 1999, the Company completed a public offering of 14.950 million shares of its common stock at a price of $39.875 per share under a $1.2 billion shelf registration filed with the Securities and Exchange Commission in September 1998. The public offering reduced the amount available for the issuance of various debt and equity securities under the shelf registration to $604 million. The Company used the net proceeds from the public offering of approximately $578 million to repay borrowings under its revolving credit facilities. At December 31, 1999, the Company had approximately $421 million in revolving credit facility borrowings outstanding at a weighted-average interest rate of 6.66% and approximately $277 million of commercial paper outstanding at a weighted-average interest rate of 6.70%, compared to $1.8 billion of commercial paper outstanding at a weighted-average interest rate of 6.23% at December 31, 1998. At December 31, 1999, the revolving credit facilities totaled $1.65 billion, consisting of a $1.0 billion credit facility that terminates in June 2002, a $600 million 364-day credit facility that terminates in September 2000 and a $50 million uncommitted credit facility. The revolving credit facilities require the Company to maintain a specific ratio of consolidated funded debt (as defined) to consolidated net worth (as defined) plus consolidated funded debt of less than or equal to 60%. As of December 31, 1999, the ratio was approximately 37%. The Company intends to continue to borrow under its revolving credit facilities until it is able to issue sufficient commercial paper at reasonable rates.

The Company has the ability to refinance a portion of its short-term debt on a long-term basis through its revolving credit facilities and expects a minimum of $108 million will remain outstanding through the next twelve months and, accordingly, the Company has classified this portion of borrowings as long-term at December 31, 1999 compared to $800 million classified as long-term at December 31, 1998.

In March 1998, the Company issued $500 million of seven-year senior notes. The senior notes bear a coupon of 6.625% payable semi-annually, and are not redeemable prior to maturity or subject to any sinking fund requirements.

The Company had 6.0 billion Japanese yen (translated to approximately $58 million and $53 million at December 31, 1999 and 1998, respectively) of borrowings outstanding with a syndicate of Japanese banks. The interest rate on the borrowings is 2.37% and the borrowings are payable in 2002. In addition, the Company had approximately 1.2 billion Japanese yen (translated to approximately $12 million and $11 million at December 31, 1999 and 1998, respectively) of borrowings outstanding from a Japanese bank used to finance a facility construction project. The interest rate on the borrowings is 2.1% and the borrowings are payable in 2012.

The Company has uncommitted Japanese credit facilities with several Japanese banks, which provided for borrowings and promissory notes discounting of up to
11.5 billion Japanese yen (translated to approximately $112 million) and 7.5 billion Japanese yen (translated to approximately $66 million) at December 31, 1999 and 1998, respectively. There were no borrowings outstanding under the Japanese credit facilities at December 31, 1999 and 1998. During 1999, the Company discounted approximately $442 million of notes receivable compared to $266 million during 1998. At December 31, 1999, approximately $112 million of notes receivable were discounted at average interest rates of approximately 1.4% compared to $61 million of discounted notes receivable at average interest rates of approximately 1.5% at December 31, 1998.

The Company has recognized net deferred tax assets aggregating $238 million at December 31, 1999, and $199 million at December 31, 1998. The assets relate principally to the establishment of inventory and product related reserves and purchased research and development. In light of the Company's historical financial performance, the Company believes that these assets will be substantially recovered.

The Company is authorized to purchase on the open market up to approximately 40 million shares of the Company's common stock. Stock repurchased under the Company's systematic plan will be used to satisfy its obligations pursuant to employee benefit and incentive plans. During the fourth quarter of 1999, the Company repurchased 5.9 million shares at an aggregate cost of $127 million. As of December 31, 1999, a total of 25.9 million shares of the Company's common stock were repurchased under the plan. The Company may also repurchase within its authorization shares outside of the Company's systematic plan. These additional shares would also be used to satisfy the Company's obligations pursuant to employee benefit and incentive plans.

Since early 1995, the Company has entered into several transactions involving acquisitions and alliances, certain of which have involved equity investments. As the healthcare environment continues to undergo rapid change, management expects that it will continue to focus on strategic initiatives and/or make additional investments in existing relationships. In connection with these acquisitions, the Company has acquired numerous in-process research and development projects. As the Company continues to build its research

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
--------------------------------------------------------------------------------

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


base in future years, it is reasonable to assume that it will acquire additional research and development platforms. As of December 31, 1999, the Company's cash obligations required to complete the balance of its rationalization initiatives to integrate businesses related to its mergers and acquisitions and its 1998 rationalization plan are estimated to be approximately $28 million. Substantially all of these cash outlays will be completed by the first half of 2000. Further, the Company expects to incur capital expenditures of approximately $100 million during 2000. The Company expects that its cash and cash equivalents, marketable securities, cash flows from operating activities and borrowing capacity will be sufficient to meet its projected operating cash needs through the end of 2000.


YEAR 2000 READINESS

In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company expended in excess of $110 million to implement and operate a Year 2000 compliant global information system and on other costs relating to Year 2000 compliance. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.


MARKET RISK DISCLOSURES

In the normal course of business, the Company is exposed to market risk from changes in interest rates and foreign currency exchange rates. The Company addresses these risks through a risk management program that includes the use of derivative financial instruments. The program is operated pursuant to documented corporate risk management policies. The Company does not enter into any derivative transactions for speculative purposes.

The Company's floating and fixed rate debt obligations are subject to interest rate risk. A 100 basis point increase in interest rates related to the Company's floating rate borrowings, assuming the amount borrowed remains constant, would result in an annual increase in the Company's then current interest expense of approximately $7 million. A 100 basis point increase in interest rates related to the Company's fixed long-term debt would not result in a material change in its fair value.

The Company enters into forward foreign exchange contracts to hedge firmly committed foreign currency transactions for periods consistent with commitments, generally one to six months. The Company had spot and forward foreign exchange contracts outstanding in the notional amounts of $128 million and $230 million as of December 31, 1999 and 1998, respectively. The short-term nature of these contracts has resulted in these instruments having insignificant fair values at December 31, 1999. The Company's 1999 foreign exchange contracts should not subject the Company to material risk due to exchange rate movements because gains and losses on these contracts should offset losses and gains on the assets and liabilities being hedged.

A sensitivity analysis of changes in the fair value of foreign currency exchange contracts outstanding at December 31, 1999 indicates that, if the U.S. dollar uniformly weakened by 10% against all currencies, the fair value of these contracts would decrease by $9 million. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by changes in the value of the underlying exposures being hedged. In addition, unhedged foreign currency balance sheet exposures as of December 31, 1999 are not expected to result in a significant loss of earnings or cash flows. As the Company has expanded its international operations, its sales and expenses denominated in foreign currencies have expanded and that trend is expected to continue. Therefore, most international sales and expenses have been, and are expected to be, subject to the effect of foreign currency fluctuations, and these fluctuations may have an impact on margins. The Company's sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency selling prices.

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which is required to be adopted for fiscal years beginning after June 15, 2000, although earlier application is permitted as of the beginning of any fiscal quarter. This statement requires the Company to recognize all derivatives on the balance sheet at fair value. The Company adopted SFAS No. 133 as of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
--------------------------------------------------------------------------------

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


January 1, 2000. The Company recorded an immaterial transition adjustment upon adoption of this Statement and initiated a program to hedge certain forecasted intercompany transactions with forward foreign exchange contracts.

Although the Company engages in hedging transactions that may offset the effect of fluctuations in foreign currency exchange rates on foreign currency denominated assets and liabilities, financial exposure may nonetheless result, primarily from the timing of transactions, forecast volatility and the movement of exchange rates.


EURO CONVERSION

On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates among existing sovereign currencies and the euro. The participating countries agreed to adopt the euro as their common legal currency on that date. Fixed conversion rates among participating countries' existing currencies (the legacy currencies) and the euro were established as of that date. The legacy currencies are scheduled to remain legal tender as denominations of the euro until at least January 1, 2002 (but not later than July 1, 2002). During this transition period, parties may settle transactions using either the euro or a participating country's legacy currency. The Company is addressing the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing and foreign currency considerations.

Management currently believes that the euro will not have a material impact related to its information technology systems or foreign currency exposures. The increased price transparency resulting from the use of a single currency in the eleven participating countries may affect the ability of the Company to price its products differently in the various European markets. A possible result of this is price harmonization at lower average prices for products sold in some markets. However, uncertainty exists as to the effects the euro will have on the marketplace.


LITIGATION

The Company is involved in various lawsuits, including patent infringement and product liability suits, from time to time in the normal course of business. In management's opinion, the Company is not currently involved in any legal proceeding other than those specifically identified in the notes to consolidated financial statements which, individually or in the aggregate, could have a material effect on the financial condition, operations and cash flows of the Company. Additionally, legal costs associated with asserting the Company's patent portfolio and defending against claims that the Company's products infringe the intellectual property of others are increasing. Similarly, legal costs associated with non-patent litigation and compliance activities are also rising. Depending upon the prevalence, significance and complexity of these matters, the Company's legal provision could be adversely affected in the future.

Further, product liability claims may be asserted in the future relative to events not known to management at the present time. The Company has insurance coverage which management believes is adequate to protect against such product liability losses as could otherwise materially affect the Company's financial position. The Company is aware that the U.S Department of Justice is conducting an investigation of matters that include the Company's decision to voluntarily recall the NIR ON(R) Ranger(TM) with Sox(TM) coronary stent in the U.S. The Company is cooperating fully in the investigation.


SEC REVIEW OF FINANCIAL REPORTING

Within the past three years, the Securities and Exchange Commission (SEC) has publicly stated its desire to focus on transparent financial reporting and potential earnings management issues, including restructuring charges, asset write-downs, acquired in-process research and development write-offs, materiality thresholds, revenue recognition, and general reserves. In connection with these efforts, the SEC sent out letters to approximately 150 public companies indicating that their 1998 financial statements may be subject to review. Following its receipt of one of these letters, the Company requested the SEC staff to evaluate the Company's purchase price allocation of the Schneider acquisition, including the amount allocated to purchased research and development. Shortly thereafter, the Company informed the SEC of its intention to offer equity to refinance a portion of its outstanding credit facilities balance with more permanent financing. The SEC requested that the Company provide additional disclosures with respect to prior acquisitions and merger-related and special charges and provide the SEC with additional information with respect to direct transaction and other costs. The Company supplemented its disclosures and provided the information requested. In June 1999, the SEC completed its review, without adjustment, of the purchase price allocation for the acquisition of Schneider.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
--------------------------------------------------------------------------------

CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report contains forward-looking statements. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Forward-looking statements contained in this report include, but are not limited to, statements with respect to, and the Company's performance may be affected by: (a) the Company's ability to obtain future benefits from the 1998 rationalization plan and the Schneider acquisition, including purchased research and development and physician and hospital relationships; (b) the process, outlays and plan for the integration of businesses acquired by the Company; (c) the successful implementation of the Company's supply chain and manufacturing process initiatives and the Company's ability to achieve manufacturing cost declines, gross margin benefits and inventory reductions; (d) the ability of the Company to manage accounts receivable, manufacturing costs and inventory levels and mix and to react effectively to the changing managed care environment and worldwide economic conditions; (e) the potential impacts of continued consolidation among healthcare providers, trends towards managed care, disease state management and economically motivated buyers, healthcare cost containment, more stringent regulatory requirements and more vigorous enforcement activities; (f) the Company's belief that it is well positioned to take advantage of opportunities for growth that exist in the markets it serves; (g) the Company's continued commitment to refine existing products and procedures and to develop new technologies that provide simpler, less traumatic, less costly and more efficient diagnosis and treatment; (h) the Company's ability to fund development of purchased technology at currently estimated costs and to realize value assigned to in-process research and development and other intangible assets; (i) the Company's ability to develop and launch products on a timely basis, including products resulting from purchased research and development; (j) risks associated with international operations; (k) the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins and the trend toward increasing sales and expenses denominated in foreign currencies; (l) the Company's belief that its effective tax rate for 2000 will decrease slightly from 1999 and that its net deferred tax assets will be substantially recovered;
(m) the ability of the Company to meet its projected cash needs through the end of 2000; (n) the Company's ability to continue to leverage its infrastructure;
(o) unforeseen delays, stoppages or interruptions in the supply and/or mix of the NIR(R) coronary stent, difficulties in managing inventory relating to new product introductions and the Company's cost to purchase the NIR(R) coronary stent; (p) NIR(R) coronary stent sales as a percentage of worldwide sales in 2000; (q) volatility in the coronary stent market and the timing of regulatory approvals to market new coronary and peripheral stent platforms; (r) the development of competing or technologically advanced products by our competitors; (s) the Company's expectation that a minimum of $108 million of short-term debt supported by its revolving credit facilities will remain outstanding through the next twelve months; (t) the effect of litigation and compliance activities on the Company's legal provision; (u) the impact of stockholder class action, patent, product liability and other litigation, the outcome of the U.S. Department of Justice investigation, and the adequacy of the Company's product liability insurance; (v) the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing and foreign currency considerations; and (w) the timing, size and nature of strategic initiatives available to the Company.

Several important factors, in addition to the specific factors discussed in connection with such forward-looking statements individually, could affect the future results and growth rates of the Company and could cause those results and rates to differ materially from those expressed in the forward-looking statements contained herein. Such additional factors include, among other things, future economic, competitive and regulatory conditions, demographic trends, third-party intellectual property, financial market conditions and future business decisions of Boston Scientific and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Boston Scientific. Therefore, the Company wishes to caution each reader of this report to consider carefully these factors as well as the specific factors discussed with each forward-looking statement in this report and as disclosed in the Company's filings with the Securities and Exchange Commission as such factors, in some cases, have affected, and in the future (together with other factors) could affect, the ability of the Company to implement its business strategy and may cause actual results to differ materially from those contemplated by the statements expressed herein.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

(In millions, except per share data)


YEAR ENDED DECEMBER 31,                                         1999            1998            1997
-----------------------------------------------------------------------------------------------------
Net sales                                                     $ 2,842         $ 2,234         $ 1,831
Cost of products sold                                             986             735             546
                                                              -------         -------         -------
Gross profit                                                    1,856           1,499           1,285

Selling, general and administrative expenses                      842             755             663
Amortization expense                                               92              53              33
Royalties                                                          46              31              22
Research and development expenses                                 197             200             167
Purchased research and development                                                682              29
Restructuring and merger-related charges (credits)                (10)            (15)            146
                                                              -------         -------         -------
                                                                1,167           1,706           1,060
                                                              =======         =======         =======
Operating income (loss)                                           689            (207)            225

Other income (expense):
     Interest and dividend income                                   4               5               4
     Interest expense                                            (118)            (68)            (14)
     Other, net                                                   (13)             (5)
                                                              -------         -------         -------
Income (loss) before income taxes and cumulative
     effect of change in accounting                               562            (275)            215
Income taxes                                                      191             (11)             84
                                                              -------         -------         -------
Income (loss) before cumulative effect of change
     in accounting                                                371            (264)            131
Cumulative effect of change in accounting (net of tax)                                            (21)
                                                              -------         -------         -------
Net income (loss)                                             $   371         $  (264)        $   110
                                                              =======         =======         =======
Earnings (loss) per common share - basic:
Income (loss) before cumulative effect of change
     in accounting                                            $  0.92         $ (0.68)        $  0.34
Cumulative effect of change in accounting                                                       (0.06)
                                                              -------         -------         -------
Net income (loss) per common share - basic                    $  0.92         $ (0.68)        $  0.28
                                                              =======         =======         =======
Earnings (loss) per common share - assuming dilution:
Income (loss) before cumulative effect of change
     in accounting                                            $  0.90         $ (0.68)        $  0.33
Cumulative effect of change in accounting                                                       (0.05)
                                                              -------         -------         -------
Net income (loss) per common share - assuming dilution        $  0.90         $ (0.68)        $  0.28
                                                              =======         =======         =======


See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

(In millions, except share and per share data)


DECEMBER 31,                                                    1999            1998
--------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents                                $    64         $    70
     Short-term investments                                        14               5
     Trade accounts receivable, net                               445             538
     Inventories                                                  376             462
     Deferred income taxes                                        121             130
     Prepaid expenses and other current assets                     35              62
                                                              -------         -------
         Total current assets                                   1,055           1,267

Property, plant and equipment, net                                604             680

Other assets:
     Excess of cost over net assets acquired, net                 840             877
     Technology - core and developed, net                         570             607
     Patents, trademarks and other, net                           316             330
     Deferred income taxes                                        117              69
     Investments                                                   55              34
     Other assets                                                  15              29
                                                              -------         -------
                                                              $ 3,572         $ 3,893
                                                              =======         =======


DECEMBER 31,                                                    1999            1998
--------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Commercial paper                                         $   277         $ 1,016
     Bank obligations                                             323              11
     Accounts payable                                              92             109
     Accrued expenses                                             286             245
     Acquisition-related obligations                                              140
     Accrual for restructuring and
      merger-related charges                                       32              71
     Income taxes payable                                          42              19
     Other current liabilities                                      3               9
                                                              -------         -------
         Total current liabilities                              1,055           1,620

Long-term debt                                                    678           1,364
Other long-term liabilities                                       115              88

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $ .01 par value - authorized
      50,000,000 shares, none issued and outstanding
     Common stock, $ .01 par value - authorized
      600,000,000 shares, 414,922,050 shares issued at
      December 31, 1999; 394,185,781 shares issued at
      December 31, 1998                                             4               4
     Additional paid-in capital                                 1,210             507
     Treasury stock, at cost - 5,872,857 shares
      at December 31, 1999                                       (126)
     Retained earnings                                            752             381
     Accumulated other comprehensive income (loss):
      Foreign currency translation adjustment                    (123)            (72)
      Unrealized gain on available-for-sale
          securities, net                                           7               1
                                                              -------         -------
     Total stockholders' equity                                 1,724             821
                                                              -------         -------
                                                              $ 3,572         $ 3,893
                                                              =======         =======

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

(In millions, except share data)


                                                               Common Stock                            Contingent
                                                       -----------------------------    Additional          Stock
                                                        Shares Issued         Par       Paid-In        Repurchase     Treasury
                                                       (In thousands)        Value       Capital       Obligation        Stock
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                               195,611             $2         $  437           $25          $ (24)

Comprehensive income:
  Net income
  Other comprehensive expense, net of tax:
    Net change in equity investments
    Foreign currency translation adjustment
Issuance of common stock                                                                     (48)                         114
Purchase of common stock for treasury                                                                                    (188)
Sale of stock repurchase obligation                                                          (18)           18              2
Expiration of stock repurchase obligation                                                     25           (25)
Tax benefit relating to stock option and
  employee stock purchase plans                                                               37
                                                           -------             --         ------           ---          -----
BALANCE AT DECEMBER 31, 1997                               195,611              2            433            18            (96)

Comprehensive loss:
  Net loss

  Other comprehensive income (expense), net of tax:
    Net change in equity investments
    Foreign currency translation adjustment
Issuance of common stock                                     2,047                            47                           96
Stock split effected in the form of a
  stock dividend                                           196,528              2
Expiration of stock repurchase obligation                                                     18           (18)
Tax benefit relating to stock option and
  employee stock purchase plans                                                                9
                                                           -------             --         ------           ---          -----
BALANCE AT DECEMBER 31, 1998                               394,186              4            507

Comprehensive income:
  Net income
  Other comprehensive income (expense), net of tax:
    Net change in equity investments
    Foreign currency translation adjustment
Issuance of common stock                                    20,736                           654                            1
Purchase of common stock for treasury                                                                                    (127)
Tax benefit relating to stock option and
  employee stock purchase plans                                                               49
                                                           -------             --         ------           ---          -----
BALANCE AT DECEMBER 31, 1999                               414,922             $4         $1,210                        $(126)
                                                           =======             ==         ======                        =====



                                                                         Accumulated Other
                                                                             Comprehensive     Comprehensive
                                                            Retained                Income            Income
                                                            Earnings                (Loss)            (Loss)
------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                   $574              $ (19)

Comprehensive income:
  Net income                                                    110                                $ 110
  Other comprehensive expense, net of tax:
    Net change in equity investments                                                (2)               (2)
    Foreign currency translation adjustment                                        (56)              (56)
Issuance of common stock                                        (11)
Purchase of common stock for treasury
Sale of stock repurchase obligation
Expiration of stock repurchase obligation
Tax benefit relating to stock option and
  employee stock purchase plans                                   5
                                                               ----              -----             ----
BALANCE AT DECEMBER 31, 1997                                    678                (77)            $  52
                                                                                                   =====
Comprehensive loss:
  Net loss
                                                               (264)                               $(264)
  Other comprehensive income (expense), net of tax:
    Net change in equity investments                                               (16)              (16)
    Foreign currency translation adjustment                                         22                22
Issuance of common stock                                        (56)
Stock split effected in the form of a
  stock dividend                                                 (2)
Expiration of stock repurchase obligation
Tax benefit relating to stock option and
  employee stock purchase plans                                  25
                                                               ----              -----             ----
BALANCE AT DECEMBER 31, 1998                                    381                (71)            $(258)
                                                                                                   =====
Comprehensive income:
  Net income                                                    371                                $ 371
  Other comprehensive income (expense), net of tax:
    Net change in equity investments                                                 6                 6
    Foreign currency translation adjustment                                        (51)              (51)
Issuance of common stock
Purchase of common stock for treasury
Tax benefit relating to stock option and
  employee stock purchase plans
                                                               ----              -----             -----
BALANCE AT DECEMBER 31, 1999                                   $752              $(116)            $ 326
                                                               ====              =====             =====


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


(In millions)


YEAR ENDED DECEMBER 31,                                1999            1998            1997
---------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income (loss)                                    $   371         $  (264)        $   110
Adjustments to reconcile net income (loss)
  to cash provided by operating activities:
   Gain on sale of equity investments                                     (5)            (11)
   Depreciation and amortization                         178             129              87
   Deferred income taxes                                 (29)           (151)            (52)
   Noncash special charges (credits)                      (5)            (36)             37
   Purchased research and development                                    682              29
   Exchange (gain) loss                                                   (2)              4
   Increase (decrease) in cash flows from
      operating assets and liabilities:
      Trade accounts receivable                           82             (95)            (59)
      Inventories                                         68             (26)           (180)
      Prepaid expenses and other
       current assets                                      8               7              10
      Accounts payable and accrued
       expenses                                           38              36             101
      Accrual for restructuring and
       merger-related charges                            (45)            (22)             28
      Other liabilities                                   58              11             (17)
   Other, net                                              3              (5)             (7)
                                                     -------         -------         -------
Cash provided by operating activities                    727             259              80

INVESTING ACTIVITIES:
   Purchases of property, plant
     and equipment                                       (80)           (175)           (224)
   Proceeds from sale of property,
     plant and equipment                                  21               1               4
   Net maturities of held-to-maturity
     short-term investments                                                               29
   Purchases of available-for-sale securities                                             (8)
   Sales of available-for-sale securities                  5              11               5
   Acquisitions of businesses,
     net of cash acquired                                             (2,060)            (18)
   Payments related to 1998 acquisition                 (128)
   Payments for acquisitions of
     and/or investments in certain
       technologies, net                                  (3)             (2)            (39)
                                                     -------         -------         -------
Cash used in investing activities                       (185)         (2,225)           (251)


YEAR ENDED DECEMBER 31,                                1999            1998            1997
---------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Net increase (decrease) in
       commercial paper                               (1,539)          1,393             211
     Net proceeds from borrowings
       on revolving credit facilities                    421
     Proceeds from notes payable and
       long-term debt, net of debt
       issuance costs                                      8             522              52
     Payments on notes payable,
       capital leases and long-term borrowings           (10)            (33)            (11)
     Proceeds from issuances of
       shares of common stock, net of tax
       benefits                                          704             100              97
     Acquisitions of treasury stock,
       net of proceeds from put options                 (127)                           (187)
     Other, net                                           (1)             (5)
                                                     -------         -------         -------
Cash provided by (used for)
  financing activities                                  (544)          1,977             162
Effect of foreign exchange rates on cash                  (4)              1              (5)
                                                     -------         -------         -------
Net increase (decrease) in cash
  and cash equivalents                                    (6)             12             (14)
                                                     -------         -------         -------
Cash and cash equivalents at
  beginning of period                                     70              58              72
                                                     -------         -------         -------
Cash and cash equivalents at end of period           $    64         $    70         $    58
                                                     =======         =======         =======


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE A


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Boston Scientific Corporation (Boston Scientific or the Company) and its subsidiaries, substantially all of which are wholly-owned, and include the results of Target Therapeutics, Inc. (Target) acquired in 1997, accounted for as a pooling-of-interests for all periods presented. The statements also include the results of Schneider Worldwide (Schneider) beginning in September 1998. Investments in affiliates, representing 20% to 50% of the ownership of such companies, are accounted for under the equity method, including the Company's 22% ownership in Medinol Ltd. (Medinol). Income recorded in connection with these investments did not have a material impact on the Company's operating results during the periods presented. Investments in affiliates, representing less than 20% of the ownership of such companies, are accounted for under the cost method.

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

The Company capitalizes interest incurred on funds used to construct property, plant and equipment. Interest of $1 million, $4 million and $5 million was capitalized during 1999, 1998 and 1997, respectively. The Company receives grant money equal to a percentage of expenditures on eligible capital equipment which is recorded as deferred income and recognized ratably over the life of the underlying assets. The grant money would be repayable, in whole or in part, should the Company fail to meet certain employment goals.

INTANGIBLE ASSETS: Intangible assets are recorded at historical cost and amortized using the straight-line method over the following lives: Patents and trademarks (3 - 20 years); Licenses (2 - 20 years); Core and developed technology (3 - 25 years); Excess of cost over net assets acquired (15 - 40 years); Other intangibles (various).

The Company reviews its excess of cost over net assets acquired and other intangible assets to determine if any adverse conditions exist that would indicate impairment. Conditions that would trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset or an adverse action or assessment by a regulator. If the carrying amount of an asset exceeds the sum of its undiscounted cash flows, the carrying value is written down to fair value in the period identified. Fair value is calculated as the present value of estimated future cash flows using a risk-adjusted discount rate commensurate with the Company's weighted-average cost of capital.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE A CONTINUED


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

Taxes are not provided on unremitted earnings of subsidiaries outside the United States (U.S.) where such earnings are permanently reinvested. At December 31, 1999, unremitted earnings of non-U.S. subsidiaries were $529 million. It is not practical to estimate the amount of taxes payable on these foreign earnings. Research and development tax credits are recorded as a reduction in income tax expense in the year realized.

FORWARD FOREIGN EXCHANGE CONTRACTS: The Company enters into forward foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with commitments. The Company does not engage in speculation. The Company's foreign exchange contracts do not subject the Company to material balance sheet risk due to exchange rate movements because gains and losses on these contracts offset losses and gains on the assets and liabilities being hedged. Net foreign currency transaction and translation gains (losses) during 1999, reflected as other income (expense) on the Consolidated Statements of Operations, were less than $1 million compared to net foreign exchange gains of $2 million in 1998 and net foreign exchange losses of $4 million in 1997.

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which is required to be adopted for fiscal years beginning after June 15, 2000, although earlier application is permitted as of the beginning of any fiscal quarter. This statement requires the Company to recognize all derivatives on the balance sheet at fair value. The Company adopted SFAS No. 133 as of January 1, 2000. The Company recorded an immaterial transition adjustment upon adoption of this Statement and initiated a program to hedge certain forecasted intercompany transactions with forward foreign exchange contracts.

Although the Company engages in hedging transactions that may offset the effect of fluctuations in foreign currency exchange rates on foreign currency denominated assets and liabilities, financial exposure may nonetheless result, primarily from the timing of transactions, forecast volatility and the movement of exchange rates. Further, any significant changes in exchange rates and/or the political, regulatory or economic environment where the Company conducts international operations may have a material impact on revenues and profits.

REVENUE RECOGNITION: The Company recognizes revenue from the sale of its products when the products are shipped to its customers. The Company allows its customers to return certain products for credit. The Company also allows customers to return defective or damaged products for credit or replacement. Accruals are made and evaluated for adequacy for all returns.

LEGAL COSTS: The Company accrues costs of settlement, damages and, under certain conditions, costs of defense when such costs are probable and estimable. Otherwise, such costs are expensed as incurred.

RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred.

STOCK COMPENSATION ARRANGEMENTS: The Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and intends to continue to do so. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation."

ACCOUNTING CHANGE: In 1997, the Company implemented Emerging Issues Task Force
(EITF) No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation," the effect of which ($31 million or $21 million, net of tax) is reflected as a cumulative effect of change in accounting in 1997.

NEW ACCOUNTING STANDARD: In 1999, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organization costs to be expensed as incurred. The Company's adoption of this statement had no material effect on the Company's reported results of operations or financial position.

NET INCOME PER COMMON SHARE: Net income (loss) per common share is based upon the weighted-average number of common shares, common share equivalents and the dilutive effect of European put options, if applicable, outstanding each year. The Company paid a two-for-one stock split on November 30, 1998. All historical per share amounts have been restated to reflect the stock split.

RECLASSIFICATIONS: Certain prior years' amounts have been reclassified to conform to the current year's presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE B


NOTE B - OTHER BALANCE SHEET INFORMATION

Components of other selected captions in the Consolidated Balance Sheets at December 31 consisted of:


(In millions)                                         1999        1998
-----------------------------------------------------------------------
TRADE ACCOUNTS RECEIVABLE
Accounts receivable                                   $508        $587
Less allowances                                         63          49
                                                      ----        ----
                                                      $445        $538
                                                      ====        ====
INVENTORIES
Finished goods                                        $194        $249
Work-in-process                                         60          83
Raw materials                                          122         130
                                                      ----        ----
                                                      $376        $462
                                                      ====        ====
PROPERTY, PLANT AND EQUIPMENT
Land                                                  $ 56        $ 56
Buildings and improvements                             376         411
Equipment, furniture and fixtures                      508         478
                                                      ----        ----
                                                       940         945
Less accumulated depreciation and amortization         336         265
                                                      ----        ----
                                                      $604        $680
                                                      ====        ====
EXCESS OF COST OVER NET ASSETS ACQUIRED
Excess of cost over net assets acquired               $886        $898
Less accumulated amortization                           46          21
                                                      ----        ----
                                                      $840        $877
                                                      ====        ====


(In millions)                                         1999        1998
-----------------------------------------------------------------------
TECHNOLOGY - CORE AND DEVELOPED
Core technology                                       $421        $421
Developed technology                                   222         220
                                                      ----        ----
                                                       643         641
Less accumulated amortization                           73          34
                                                      ----        ----
                                                      $570        $607
                                                      ====        ====
PATENTS, TRADEMARKS AND OTHER
Patents and trademarks                                $284        $273
Licenses                                                69          66
Other                                                   75          77
                                                      ----        ----
                                                       428         416
Less accumulated amortization                          112          86
                                                      ----        ----
                                                      $316        $330
                                                      ====        ====
ACCRUED EXPENSES
Payroll and related liabilities                       $ 97        $ 84
Other                                                  189         161
                                                      ----        ----
                                                      $286        $245
                                                      ====        ====


During 1999, the Company purchased approximately $214 million of NIR(R) coronary stents from Medinol and had approximately $143 million of net NIR(R) inventory on hand as of December 31, 1999. Delays, stoppages, or interruptions in the supply and/or mix of the NIR(R) stent could adversely affect the operating results of the Company. During the third quarter of 1999, the Company recorded a provision of $62 million ($41 million, net of tax) for excess NIR(R) stent inventories and purchase commitments. Worldwide NIR(R) coronary stent sales were approximately 20% of 1999 worldwide sales.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE C TO NOTE D

NOTE C - CASH, CASH EQUIVALENTS AND INVESTMENTS

Cash, cash equivalents and investments, stated at fair market value, consisted of the following:

                                                  Fair           Gross          Gross
                                                Market      Unrealized     Unrealized       Amortized
(In millions)                                    Value           Gains         Losses           Cost
------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
AVAILABLE-FOR-SALE:
  Cash and money market accounts                  $64                                             $64
  Equity securities (with a readily
    determinable fair value)                       29             $17              $5              17
                                                  ---            ----              --             ---
                                                  $93             $17              $5             $81
                                                  ===            ====              ==             ===

DECEMBER 31, 1998
AVAILABLE-FOR-SALE:
  Cash and money market accounts                  $70                                             $70
  Equity securities (with a readily
   determinable fair value)                        21            $  9              $7              19
  Debt securities                                   5                                               5
                                                  ---            ----              --             ---
                                                  $96            $  9              $7             $94
                                                  ===            ====              ==             ===

The Company has no trading securities. Unrealized gains and temporary losses for available-for-sale securities are excluded from earnings and are reported, net of tax, as a separate component of stockholders' equity until realized. The cost of available-for-sale securities is based on the specific identification method.

At December 31, 1999 and 1998, the Company had investments totaling $40 million, including $16 million representing its investment in Medinol, and $13 million, respectively, in which the fair market value was not readily determinable. During 1999, the Company received cash dividends of approximately $23 million, net of tax, from Medinol.


NOTE D - BORROWINGS AND CREDIT ARRANGEMENTS

The Company's borrowings at December 31 consisted of:

(In millions)                                    1999                    1998
--------------------------------------------------------------------------------
Commercial paper                                 $277                  $1,016
Bank obligations - short-term                     323                      11
Long-term debt - fixed rate                       570                     564
Long-term debt - floating rate                    108                     800

At December 31, 1999, the Company had approximately $421 million in revolving credit facility borrowings outstanding at a weighted-average interest rate of 6.66% and approximately $277 million of commercial paper outstanding at a weighted-average interest rate of 6.70%, compared to $1.8 billion of commercial paper outstanding at a weighted-average interest rate of 6.23% at December 31, 1998. At December 31, 1999, the revolving credit facilities totaled $1.65 billion, consisting of a $1.0 billion credit facility that terminates in June 2002, a $600 million 364-day credit facility that terminates in September 2000 and a $50 million uncommitted credit facility. The revolving credit facilities also support the Company's commercial paper borrowings. Use of the borrowings is unrestricted and the borrowings are unsecured. The revolving credit facilities require the Company to maintain a specific ratio of consolidated funded debt (as defined) to consolidated net worth (as defined) plus consolidated funded debt of less than or equal to 60%. As of December 31, 1999, the ratio was approximately 37%. The Company intends to continue to borrow under its revolving credit facilities until it is able to issue sufficient commercial paper at reasonable rates.

The Company has the ability to refinance a portion of its short-term debt on a long-term basis through its revolving credit facilities and expects a minimum of $108 million will remain outstanding through the next twelve months and, accordingly, the Company has classified this portion of borrowings as long-term at December 31, 1999 compared to $800 million classified as long-term at December 31, 1998.

In March 1998, the Company issued $500 million of seven-year senior notes. The senior notes bear a coupon of 6.625% payable semi-annually, and are not redeemable prior to maturity or subject to any sinking fund requirements.

The Company had 6.0 billion Japanese yen (translated to approximately $58 million and $53 million at December 31, 1999 and 1998, respectively) of borrowings outstanding with a syndicate of Japanese banks. The interest rate on the borrowings is 2.37% and the borrowings are payable in 2002. In addition, the Company had approximately 1.2 billion Japanese yen (translated to approximately $12 million and $11 million at December 31, 1999 and 1998, respectively)of borrowings outstanding from a Japanese bank used to finance a facility construction project. The interest rate on the borrowings is 2.1% and the borrowings are payable in 2012.

The Company has uncommitted Japanese credit facilities with several Japanese banks, which provided for borrowings and promissory notes discounting of up to
11.5 billion Japanese yen (translated to approximately $112 million) and 7.5 billion Japanese yen (translated to approximately $66 million) at December 31,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE D CONTINUED TO NOTE F


1999 and 1998, respectively. There were no borrowings outstanding under the Japanese credit facilities at December 31, 1999 and 1998. During 1999, the Company discounted approximately $442 million of notes receivable compared to $266 million during 1998. At December 31, 1999, approximately $112 million of notes receivable were discounted at average interest rates of approximately 1.4% compared to $61 million of discounted notes receivable at average interest rates of approximately 1.5% at December 31, 1998.

In addition, the Company had other outstanding bank obligations of $10 million and $11 million at December 31, 1999 and 1998, respectively, at weighted-average interest rates of 5.04% and 6.45%, respectively.

Interest paid, including interest paid under capital leases and mortgage loans, amounted to $117 million in 1999, $65 million in 1998 and $19 million in 1997.


NOTE E - LEASES

Rent expense amounted to $37 million in 1999, $40 million in 1998 and $37 million in 1997. Future minimum rental commitments as of December 31, 1999 under noncancelable capital and operating lease agreements are as follows:

(In millions)
YEAR ENDING DECEMBER 31,                        Capital Leases           Operating Leases
-----------------------------------------------------------------------------------------
2000                                                       $ 2                      $  30
2001                                                         2                         28
2002                                                         2                         17
2003                                                         3                         10
2004                                                         4                          8
Thereafter                                                   5                         54
                                                           ---                       ----
Total minimum lease payments                                18                       $147
                                                           ===                       ====
Amount representing interest                                 7
                                                           ---
Present value of minimum lease payments                    $11
                                                           ===


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

FORWARD FOREIGN EXCHANGE CONTRACTS: The fair values of forward foreign exchange contracts are estimated based on the amount that the Company would receive or pay to terminate the agreements at the reporting date. The Company had spot and forward foreign exchange contracts outstanding in the notional amounts of $128 million and $230 million as of December 31, 1999 and 1998, respectively.

The carrying amounts and fair values of the Company's financial instruments at December 31, 1999 and 1998 are as follows:

                                                        1999                             1998
                                             Carrying          Fair            Carrying         Fair
(In millions)                                  Amount          Value            Amount          Value
-------------------------------------------------------------------------------------------------------
ASSETS:
   Cash, cash equivalents and investments       $  93          $  93           $    96        $    96
LIABILITIES:
   Commercial paper                               277            277             1,016          1,016
   Bank obligations - short-term                  323            323                11             11
   Long-term debt - fixed rate                    570            530               564            550
   Long-term debt - floating rate                 108            108               800            800
   Forward foreign exchange contracts, net                                           7              8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE G


NOTE G - INCOME TAXES

Income (loss) before income taxes and cumulative effect of change in accounting consisted of:

                                                 YEAR ENDED DECEMBER 31,
(In millions)                              1999           1998           1997
--------------------------------------------------------------------------------
Domestic                                   $422          $(346)          $178
Foreign                                     140             71             37
                                           ----          -----           ----
                                           $562          $(275)          $215
                                           ====          =====           ====


The related provision (benefit) for income taxes consisted of:


                                                 YEAR ENDED DECEMBER 31,
(In millions)                              1999           1998           1997
--------------------------------------------------------------------------------
CURRENT:
   Federal                                 $164          $ 106           $ 97
   State                                     17             21             15
   Foreign                                   39             13             17
                                           ----          -----           ----
                                            220            140            129
                                           ====          =====           ====

DEFERRED:
   Federal                                   (8)          (112)           (30)
   State                                     (1)           (27)            (6)
   Foreign                                  (20)           (12)            (9)
                                           ----          -----           ----
                                            (29)          (151)           (45)
                                           ====          =====           ====
                                           $191         $  (11)          $ 84
                                           ====          =====           ====



The reconciliation of taxes on income at the federal statutory rate to the actual provision (benefit) for income taxes is:

                                                 YEAR ENDED DECEMBER 31,
(In millions)                              1999           1998           1997
--------------------------------------------------------------------------------
Tax at statutory rate                      $197         $  (96)          $ 75
State income taxes,
  net of federal
  benefit                                    11              8              8
Effect of foreign taxes                     (20)           (25)           (10)
Non-deductible merger-
  related expenses and
  purchased research
  and development                                           93             15
Other, net                                    3              9             (4)
                                           ----         ------           ----
                                           $191         $  (11)          $ 84
                                           ====         ======           ====


Significant components of the Company's deferred tax assets and liabilities at December 31 consisted of:


(In millions)                                    1999                    1998
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
   Inventory costs, intercompany
     profit and related reserves                 $ 89                    $ 85
   Tax benefit of net operating
     loss and tax credits                          42                      29
   Reserves and accruals                           21                      29
   Merger-related charges,
     including purchased research
     and development                              230                     201
   Other, net                                      21                       6
                                                 ----                    ----
                                                  403                     350
   Less valuation allowance on
     deferred tax assets                           38                      25
                                                 ----                    ----
                                                 $365                    $325
                                                 ====                    ====
DEFERRED TAX LIABILITIES:
   Property, plant and equipment                 $ (3)                   $ (7)
   Intangible assets                              (45)                    (51)
   Unremitted earnings of subsidiaries            (59)                    (56)
   Other                                          (15)                    (11)
                                                 ----                    ----
                                                 (122)                   (125)
                                                 ====                    ====
Deferred SFAS No. 115 adjustments                  (5)                     (1)
                                                 ----                    ----
                                                 $238                    $199
                                                 ====                    ====


At December 31, 1999, the Company had U.S. tax net operating loss carryforwards and tax credits of approximately $27 million that will expire periodically beginning in the year 2006. In addition, the Company had foreign tax net operating loss carryforwards of approximately $15 million that will expire periodically beginning in the year 2000. The Company established a valuation allowance of $38 million for these carryforwards that are primarily attributable to the carryforwards acquired as part of the Company's prior mergers and acquisitions.

Income taxes paid amounted to $93 million in 1999, $109 million in 1998 and $89 million in 1997. The income tax provision (benefit) of the unrealized gain or loss component of other comprehensive income (loss) was approximately $4 million, $(11) million and $1 million for 1999, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE H TO NOTE I


NOTE H - STOCKHOLDERS' EQUITY

PREFERRED STOCK: The Company is authorized to issue 50 million shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by the Company's stockholders. At December 31, 1999, the Company had no shares of preferred stock outstanding.

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

The Company paid a two-for-one stock split on November 30, 1998. All historical share and per share amounts have been restated to reflect the stock split except for share amounts presented in the Consolidated Statements of Stockholders' Equity which reflect the actual share amounts outstanding for each period presented.

On June 30, 1999, the Company completed a public offering of 14.950 million shares of its common stock at a price of $39.875 per share under a $1.2 billion shelf registration filed with the Securities and Exchange Commission in September 1998. The Company used the net proceeds from the public offering of approximately $578 million to repay borrowings under the revolving credit facilities. Approximately $604 million remain available for the issuance of various debt or equity securities under the shelf registration.

The Company is authorized to purchase on the open market up to approximately 40 million shares of the Company's common stock. Stock repurchased under the Company's systematic plan will be used to satisfy its obligations pursuant to employee benefit and incentive plans. During the fourth quarter of 1999, the Company repurchased 5.9 million shares at an aggregate cost of $127 million. As of December 31, 1999, a total of 25.9 million shares of the Company's common stock were repurchased under the plan. The Company may also repurchase within its authorization shares outside of the Company's systematic plan. These additional shares would also be used to satisfy the Company's obligations pursuant to employee benefit and incentive plans.


NOTE I - STOCK OWNERSHIP PLANS

EMPLOYEE AND DIRECTOR STOCK INCENTIVE PLANS

Boston Scientific's 1992 and 1995 Long-Term Incentive Plans provide for the issuance of up to 40 million shares of common stock. The terms of these two plans are similar. The plans cover officers of, employees of and consultants to the Company and provide for the grant of various incentives, including qualified and non-qualified options, stock grants, share appreciation rights and performance awards. Options granted to purchase shares of common stock are either immediately exercisable or exercisable in installments as determined by an appointed committee consisting of two or more non-employee directors (the Committee), and, in the case of any qualified options, expire within ten years from date of grant. In the case of qualified options, if an employee owns more than 10% of the voting power of all classes of stock, the option granted will be at 110% of the fair market value of the Company's common stock on the date of grant and will expire over a period not to exceed five years.

The Committee may also make stock grants in which shares of common stock may be issued to officers, employees and consultants at a purchase price less than fair market value. The terms and conditions of such issuances, including whether achievement of individual or Company performance targets is required for the retention of such awards, are determined by the Committee. The Committee may also issue shares of common stock and/or authorize cash awards under the incentive plans in recognition of the achievement of long-term performance objectives established by the Committee. Stock grants for 5,000 shares and 15,000 shares were issued to employees during 1998 and 1997, respectively. No stock grants were issued in 1999.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE I CONTINUED


Shares reserved for future issuance under all of the Company's incentive plans totaled approximately 33 million at December 31, 1999.

If the Company had elected to recognize compensation expense for the granting of options under stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," net income (loss) and earnings (loss) per share would have been reported as the following pro forma amounts:


                                                  YEAR ENDED DECEMBER 31,
(In millions, except per share data)        1999           1998          1997
--------------------------------------------------------------------------------
Net income (loss)
   As reported                             $ 371        $ (264)         $ 110
   Pro forma                                 329          (302)            83
                                           -----        ------          -----
Earnings (loss) per common share -
assuming dilution
   As reported                             $0.90        $(0.68)         $0.28
   Pro forma                                0.80         (0.77)          0.21
                                           -----        ------          -----


The weighted-average grant-date fair value per share of options granted during 1999, 1998 and 1997, calculated using the Black-Scholes options pricing model, is $13.81, $13.13 and $9.08, respectively.

The fair value of the stock options used to calculate the pro forma net income
(loss) and earnings (loss) per share amounts above is estimated using the Black-Scholes options pricing model with the following weighted-average assumptions:

                                            1999           1998          1997
--------------------------------------------------------------------------------
Dividend yield                                0%             0%            0%
Expected volatility                       48.60%         37.80%        35.90%
Risk-free interest rate                    5.37%          5.64%         6.42%
Actual forfeitures                     1,272,000      1,127,000     1,340,000
Expected life                                4.2            3.7           4.0


The effects of expensing the estimated fair value of stock options on 1997 pro forma amounts are not necessarily representative of the effects on reporting the results of operations, as the period presented includes only three years of option grants under the Company's plans.

Information related to stock options at December 31 under stock ownership plans is as follows:


(Option amounts in thousands)        1999              1998             1997
---------------------------------------------------------------------------------------
                                       Weighted            Weighted            Weighted
                                        Average             Average             Average
                                       Exercise            Exercise            Exercise
                             Options    Price    Options     Price    Options     Price
                             ----------------------------------------------------------
Outstanding at January 1      32,048    $20.45   33,206    $15.76    29,078    $11.42
  Granted                      6,634     31.57    6,621     35.91    10,716     24.70
  Exercised                   (5,195)    12.39   (5,557)    10.19    (5,106)     8.98
  Canceled                    (1,976)    28.29   (2,222)    22.02    (1,482)    18.58
                              ------    ------   ------    ------    ------    ------
Outstanding at December 31    31,511     23.63   32,048     20.45    33,206     15.76
                              ======    ======   ======    ======    ======    ======
Exercisable at December 31    13,346    $16.22   13,053    $11.58    12,230    $ 9.08
                              ======    ======   ======    ======    ======    ======


Below is additional information related to stock options outstanding and exercisable at December 31, 1999:

                                          Stock Options                 Stock Options
(Option amounts in thousands)             Outstanding                    Exercisable
-----------------------------------------------------------------------------------------
                                             Weighted
                                             Average      Weighted              Weighted
                                            Remaining      Average               Average
                                           Contractual    Exercise              Exercise
Range of Exercise Prices        Options        Life        Price     Options      Price
-----------------------------------------------------------------------------------------
      $0.00-8.00                  4,359        3.56       $ 5.76      4,359     $ 5.76
       8.01-16.00                 4,190        5.24        13.66      3,259      13.60
      16.01-24.00                 5,574        7.72        20.63      2,291      20.57
      24.01-32.00                 7,563        7.44        25.09      2,266      25.06
      32.01-40.00                 9,586        8.76        36.19      1,171      36.78
      40.01-48.00                   239        9.53        44.98
                                 ------        ----       ------     ------     ------
                                 31,511        7.07       $23.63     13,346     $16.22
                                 ======        ====       ======     ======     ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE I CONTINUED TO NOTE J


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

During 1999, approximately 603,000 shares were issued at prices ranging from $22.47 to $22.79 per share. During 1998, approximately 380,000 shares were issued at $23.35 per share, and, during 1997, approximately 240,000 shares were issued at prices ranging from $23.45 to $24.33 per share. At December 31, 1999, there were approximately 1 million shares available for future issuance.


NOTE J - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:


(In millions, except share and per share data)
--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                    1999           1998           1997
--------------------------------------------------------------------------------
BASIC:
   Net income (loss)                      $ 371         $ (264)         $ 110
                                        =======        =======        =======
   Weighted-average shares
   outstanding (in thousands)           404,783        390,836        389,146
                                        =======        =======        =======
   Net income (loss) per
   common share                           $0.92          $(0.68)        $0.28
                                        =======        =======        =======
ASSUMING DILUTION:
   Net income (loss)                      $ 371         $ (264)        $  110
                                        =======        =======        =======
   Weighted-average shares
   outstanding (in thousands)           404,783        390,836        389,146

   Net effect of dilutive
   put options (in thousands)                                              28

   Net effect of dilutive
   stock options (in thousands)           6,568                        10,602
                                        -------        -------        -------
   Total                                411,351        390,836        399,776
                                        =======        =======        =======
   Net income (loss) per
    common share                          $0.90          $(0.68)       $ 0.28
                                        =======        =======        =======


During 1999, 1998 and 1997, approximately 7 million, 7 million and 10 million stock options, respectively, were not included in the computation of earnings per share, assuming dilution, because exercise prices were greater than the average market price of the common shares. In addition, during 1998, approximately 9 million stock options were not included in the computation of earnings per share, assuming dilution, because they would have been antidilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE K


NOTE K - COMMITMENTS AND CONTINGENCIES

On May 31, 1994, SCIMED Life Systems, Inc. (SCIMED), a subsidiary of the Company, filed a suit for patent infringement against Advanced Cardiovascular Systems, Inc. (ACS), alleging willful infringement of two of SCIMED's U.S. patents by ACS's RX ELIPSE(TM) PTCA catheter. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. In January 1998, the Company added the ACS RX MULTILINK(TM) stent delivery system to its complaint. On June 6, 1999, the Court granted summary judgment in favor of ACS affirming that ACS's patents were not infringed. SCIMED has appealed the judgment.

On December 29, 1998, the Company and SCIMED filed a cross-border suit against ACS, Guidant Corporation (Guidant) and various foreign subsidiaries in The Netherlands alleging ACS's MULTILINK(TM), RX ELIPSE, RX MULTILINK HP(TM) and RX DUET(TM) catheters and stent delivery systems infringe one of the Company's European patents. In this action, the Company requested relief covering The Netherlands, the United Kingdom, France, Germany and Italy. A hearing on the merits was held on November 5, 1999. The court's decision is expected to be announced on February 16, 2000.

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

On October 10, 1995, ACS filed a suit for patent infringement against SCIMED, alleging willful infringement by SCIMED's EXPRESS PLUS(TM) and EXPRESS PLUS II(TM) PTCA catheters of four U.S. patents licensed to ACS. Suit was filed in the U.S. District Court for the Northern District of California and seeks monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint. A trial date is scheduled for August 2000.

On March 12, 1996, ACS filed two suits for patent infringement against SCIMED, alleging in one case the willful infringement of a U.S. patent by SCIMED's EXPRESS PLUS, EXPRESS PLUS II and LEAP(R) EXPRESS PLUS PTCA catheters, and in the other case the willful infringement of a U.S. patent by SCIMED's BANDIT(TM) PTCA catheter. The suits were filed in the U.S. District Court for the Northern District of California and seek monetary and injunctive relief. On June 24, 1999, in the case involving the BANDIT PTCA catheter the Court granted ACS's motions for summary judgment on the validity (with respect to certain issues) and infringement of ACS's patent; the Court denied ACS's motion for summary judgment on the enforceability of its patent and SCIMED's motions for summary judgment on the invalidity of, and SCIMED's failure to willfully infringe, ACS's patent. A trial date on the remaining issues with respect to the BANDIT PTCA catheter is set for May 2000. A trial date with respect to the EXPRESS PLUS catheters is set for August 2000.

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

On March 25, 1996, Cordis Corporation (Cordis), a subsidiary of Johnson & Johnson Company (Johnson & Johnson), filed a suit for patent infringement against SCIMED, alleging the infringement of five U.S. patents by SCIMED's LEAP balloon material used in certain SCIMED catheter products, including SCIMED's BANDIT and EXPRESS PLUS catheters. The suit was filed in the U.S. District Court for the District of Minnesota and seeks monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint. A trial date has not yet been set.

On March 27, 1997, SCIMED filed suit for patent infringement against Cordis, alleging willful infringement of several SCIMED U.S. patents by Cordis' TRACKSTAR 14(TM), TRACKSTAR 18(TM), OLYMPIX(TM), POWERGRIP(TM), SLEEK(TM), SLEUTH(TM), THOR(TM), TITAN(TM) and VALOR(TM) catheters. The suit was filed in the U.S. District Court for the District of Minnesota, seeking monetary and injunctive relief. The parties have agreed to add Cordis' CHARGER(TM) and HELIX(TM) catheters to the suit. Cordis has answered, denying the allegations of the complaint. A trial date has not yet been set.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE K CONTINUED


On March 13, 1997, the Company (through its subsidiaries) filed suits against Johnson & Johnson (through its subsidiaries) in The Netherlands, the United Kingdom and Belgium, and on March 17, 1997 filed suit in France, seeking a declaration of noninfringement for the NIR(R) stent relative to two European patents licensed to Ethicon, Inc. (Ethicon), a Johnson & Johnson subsidiary, as well as a declaration of invalidity with respect to those patents. After a trial on the merits in the United Kingdom during March 1998, the Court ruled on June 26, 1998 that neither of the patents is infringed by the NIR(R) stent, and that both patents are invalid. Ethicon has appealed and a hearing was held January 31, 2000 through February 3, 2000. A decision is expected in March 2000. On October 28, 1998, the Company's motion for a declaration of noninfringement in France was dismissed for failure to satisfy statutory requirements; the French invalidity suits were not affected.

On March 20, 21 and 22, 1997, the Company (through its subsidiaries) filed additional suits against Johnson & Johnson (through its subsidiaries) in Sweden, Italy and Spain, respectively, seeking a declaration of noninfringement for the NIR(R) stent relative to one of the European patents licensed to Ethicon in Sweden, Italy and Spain and a declaration of invalidity in Italy and Spain. In Italy, following a July 9, 1999 hearing, a technical expert was appointed by the court. A hearing is scheduled for March 21, 2000.

Ethicon and other Johnson & Johnson subsidiaries filed a cross-border suit in The Netherlands on March 17, 1997, alleging that the NIR(R) stent infringes one of the European patents licensed to Ethicon. In this action, the Johnson & Johnson entities requested relief, including provisional relief (a preliminary injunction), covering Austria, Belgium, France, Greece, Italy, The Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. On April 2, 1997, the Johnson & Johnson entities filed a similar cross-border proceeding in The Netherlands with respect to a second European patent licensed to Ethicon. Johnson & Johnson subsequently withdrew its request for cross-border relief in the United Kingdom. In October, 1997, Johnson & Johnson's request for provisional cross-border relief on both patents was denied by the Dutch court, on the ground that it is "very likely" that the NIR(R) stent will be found not to infringe the patents. Johnson & Johnson appealed this decision with respect to the second patent; the appeal has been denied on the ground that there is a "ready chance" that the patent will be declared null and void. In January 1999, Johnson & Johnson amended the claims of the second patent, changed the action from a cross-border case to a Dutch national action, and indicated its intent not to pursue its action on the first patent. On June 23, 1999, the Dutch Court affirmed that there were no remaining infringement claims with respect to either patent. In late 1999, Johnson & Johnson appealed this decision and a hearing is expected during the summer of 2000.

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

On August 22, 1997, Johnson & Johnson filed a suit for patent infringement against the Company alleging that the sale of the NIR(R) stent infringes certain Canadian patents owned by Johnson & Johnson. Suit was filed in the federal court of Canada seeking a declaration of infringement, monetary damages and injunctive relief. The Company has answered, denying the allegations of the complaint. Trial is expected to begin in late 2000.

On October 22, 1997, Cordis filed a suit for patent infringement against the Company and SCIMED alleging that the importation and use of the NIR(R) stent infringes two patents owned by Cordis. The suit was filed in the U.S. District Court for the District of Delaware seeking monetary damages, injunctive relief and that the patents be adjudged valid, enforceable and infringed. The Company and SCIMED have answered the complaint, denying Cordis' allegations. The Massachusetts case described above has been consolidated with this action. A trial date has been set for November 2000.

On April 13, 1998, Cordis filed a suit for patent infringement against the Company and SCIMED alleging that the Company's NIR(R) stent infringes two patents owned by Cordis. The suit was filed in the U.S. District Court for the District of Delaware seeking injunctive and monetary relief. The Company and SCIMED have answered, denying the allegations of the complaint. A trial date has been set for November 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE K CONTINUED


On June 7, 1999, the Company, SCIMED and Medinol Ltd. filed suit for patent infringement against Johnson & Johnson, Johnson & Johnson Interventional Systems and Cordis, alleging two U.S. patents owned by Medinol Ltd. are infringed by at least Cordis' CROWN(TM), MINI CROWN(TM) and CORINTHIAN(TM) stents. The suit was filed in the U.S. District Court for the District of Minnesota seeking injunctive and monetary relief. The case has been transferred to the U.S. District Court for the District of Delaware. A trial date has not yet been scheduled.

On August 13, 1998, Arterial Vascular Engineering, Inc., now named Medtronic AVE Inc. (AVE), filed a suit for patent infringement against the Company and SCIMED alleging that the Company's NIR(R) stent infringes two patents owned by AVE. The suit was filed in the U.S. District Court for the District of Delaware seeking injunctive and monetary relief. The Company and SCIMED have answered, denying the allegations of the complaint. Trial is expected to begin in March 2001.

On December 15, 1998, the Company and SCIMED filed a cross-border suit against AVE in The Netherlands alleging that AVE's AVE GFX(TM), AVE GFX 2(TM), AVE LTX(TM) and USCI CALYPSO(TM) rapid exchange catheters and stent delivery systems infringe one of the Company's European patents. In this action, the Company requested relief covering The Netherlands, the United Kingdom, France, Germany and Italy. A hearing was held on October 22, 1999 and a decision is expected on February 16, 2000.

On December 18, 1998, AVE filed a suit for patent infringement against the Company and SCIMED alleging that the Company's MAXXUM(TM) and VIVA!(TM) catheters infringe a patent owned by AVE. The suit was filed in the U.S. District Court for the District of Delaware seeking injunctive and monetary relief. The Company and SCIMED have answered, denying the allegations of the complaint. A trial date is scheduled for September 25, 2000.

On March 2, 1999, AVE filed a cross-border suit in The Netherlands against the Company and various subsidiaries of the Company including SCIMED, alleging that the Company's MAXXUM(TM), MAXXUM(TM) ENERGY, MAXXUM(TM) 29 MM, NIR(R) Primo(TM), VIVA!(TM), EXPRESS PLUS and EXPRESS PLUS II balloon dilatation catheters infringe one of AVE's European patents. In this action, AVE requested relief covering The Netherlands, Germany, the United Kingdom, France and Spain. The Company has answered, denying the allegations of the complaint. A hearing was held on January 7, 2000 and a decision is expected on February 16, 2000.

On March 10, 1999, the Company through its subsidiary Schneider (Europe)
AG filed suit against AVE alleging that AVE's AVE GFX, AVE GFX 2, AVE LTX, CALYPSO RELY(TM), PRONTO SAMBA(TM) and SAMBA RELY(TM) rapid-exchange catheters and stent delivery systems infringe one of the Company's German patents. The suit was filed in the District Court of Dusseldorf, Germany seeking injunctive and monetary relief. A hearing was held on January 27, 2000 and a decision is expected on March 9, 2000.

On April 6, 1999, AVE filed suit against the Company and SCIMED alleging that the Company's NIR(R) stent infringes one of AVE's European patents. The suit was filed in the District Court of Dusseldorf, Germany seeking injunctive and monetary relief. A hearing was held in Germany on September 23, 1999, and on November 4, 1999, the court dismissed the complaint. On December 21, 1999, AVE appealed the dismissal. A hearing date has not yet been scheduled.

On May 14, 1999, Medtronic, Inc. (Medtronic) filed suit against the Company and SCIMED alleging that a variety of the Company's NIR(R) stent products infringe a Medtronic patent. The suit was filed in the U.S. District Court for the District of Minnesota seeking injunctive and monetary relief. The Company has answered, denying the allegations of the complaint. A trial date is scheduled for May 2001.

On July 7, 1999, Medtronic filed suit against the Company and SCIMED, alleging that SCIMED's RADIUS(TM) stent infringes two patents owned by Medtronic. The suit was filed in the U.S. District Court for the District Court of Minnesota seeking injunctive and monetary relief. The Company has answered, denying allegations of the complaint. A trial date is scheduled for June 2001.

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

On March 7, 1996, Cook Inc. (Cook) filed suit in the Regional Court, Munich Division for Patent Disputes, in Munich, Germany against MinTec, Inc. Minimally Invasive Technologies alleging that the Cragg EndoPro(TM) System I and Stentor(TM) endovascular device infringe a certain Cook patent. Following the purchase of the assets of the Endotech/MinTec companies by the Company,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE K CONTINUED TO NOTE L


the Company assumed control of the litigation. A final hearing was held on May 12, 1999, and the court held no infringement of the Cook patents. The case was dismissed in June 1999. Cook has appealed the decision. A hearing is scheduled for May 4, 2001.

On June 30, 1998, Cook filed suit in the Regional Court, Dusseldorf Division for Patent Disputes, in Dusseldorf, Germany against the Company alleging that the Company's PASSAGER(TM) peripheral vascular stent graft and VANGUARD(TM) endovascular aortic graft products infringe the same Cook patent. A hearing was held on July 22, 1999 and a decision was received in September 1999 finding the Company's products infringe the Cook patent. The Company appealed the decision. A hearing is scheduled for April 26, 2001.

On March 18, 1999, Cook filed suit against the Company and SCIMED, alleging that SCIMED's RADIUS(TM) coronary stent infringes a certain U.S. patent owned by Cook. The suit was filed in the U.S. District Court for the Southern District of Indiana seeking monetary damages and injunctive relief. On July 14, 1999, Cook filed an amended complaint adding Meadox Medicals, Inc. (Meadox), a wholly owned subsidiary of the Company, as a party to the suit, and adding a breach of contract claim. The Company, SCIMED and Meadox have answered, denying the allegations of the complaint. A trial date is scheduled for May 14, 2001.

The U.S. Federal Trade Commission (FTC) is investigating the Company's compliance with a Consent Order dated May 5, 1995, pursuant to which the Company licensed certain intravascular ultrasound technology to Hewlett-Packard Company
(HP). On February 1, 1999, HP filed a suit in the U.S. District Court for the District of Massachusetts against the Company alleging violation of the Sherman Antitrust Act and Massachusetts General Laws Chapter 93A and breach of the License Agreement entered into pursuant to the FTC Consent Order. The Company has answered, denying the allegations of the complaint. A trial date has not yet been set.

Beginning November 4, 1998, a number of shareholders of the Company, on behalf of themselves and all others similarly situated, filed purported stockholders' class action suits in the U.S. District Court for the District of Massachusetts alleging that the Company and certain of its officers violated certain sections of the Securities Exchange Act of 1934. The complaints principally alleged that as a result of certain accounting irregularities involving the improper recognition of revenue by the Company's subsidiary in Japan, the Company's previously issued financial statements were materially false and misleading. In August 1999, lead plaintiffs and lead counsel filed a purported consolidated class action complaint adding allegations that the Company issued false and misleading statements with respect to the launch of its NIR ON(R) Ranger(TM) with Sox(TM) coronary stent delivery system and the system's subsequent recall. The Company and its officers have filed a motion to dismiss the consolidated complaint. The Plaintiffs have opposed the Company's motion to dismiss the consolidated complaint, and the Company intends to file its response on February 11, 2000.

The Company is aware that the U.S. Department of Justice is conducting an investigation of matters that include the Company's NIR ON(R) Ranger(TM) with Sox(TM) coronary stent delivery system which was voluntarily recalled by the Company in October 1998 following reports of balloon leaks. The Company is cooperating fully in the investigation.

The Company is involved in various other lawsuits from time to time. In management's opinion, the Company is not currently involved in any legal proceedings other than those specifically identified above which, individually or in the aggregate, could have a material effect on the financial condition, operations or cash flows of the Company. As of December 31, 1999, the potential exposure for litigation-related accruable costs is estimated to range from $46 million to $56 million. The Company's total accrual as of December 31, 1999 and 1998 for litigation-related reserves was approximately $46 million and $38 million, respectively.

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


NOTE L - BUSINESS COMBINATIONS

On September 10, 1998, the Company consummated its acquisition of Schneider Worldwide, formerly a member of the Medical Technology Group of Pfizer Inc., for $2.2 billion, net of assets acquired and liabilities assumed. The acquisition was accounted for using the purchase method of accounting. The consolidated financial statements include Schneider's operating results from the date of acquisition. The aggregate purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE L CONTINUED


date of acquisition. The excess of purchase price over the fair value of net tangible assets acquired was allocated to specific intangible asset categories. These categories include core technology, developed technology, assembled workforce, customer lists, trademarks and patents, which are being amortized on a straight-line basis over periods ranging from 9 to 25 years and the excess of cost over net assets acquired, which is being amortized on a straight-line basis over 40 years.

In connection with the acquisition of Schneider, the Company recorded a charge to account for purchased research and development. The valuation of purchased research and development, for which management is primarily responsible, represents the estimated fair value at the date of acquisition related to in-process projects. As of the date of acquisition, the in-process projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, the value attributable to these projects was immediately expensed at acquisition. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects.

The income approach was used to establish the fair values of the purchased research and development. This approach established the fair value of an asset by estimating the after-tax cash flows attributable to the in-process project over its useful life and then discounting these after-tax cash flows back to a present value. Revenue estimates were based on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. In arriving at the value of the in-process research and development projects, the Company considered, among other factors, the in-process project's stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date, and the estimated useful life of the technology. The discount rate used to arrive at a present value as of the date of acquisition was based on the time value of money and medical technology investment risk factors. For the Schneider purchased research and development programs, a risk-adjusted discount rate of 28% was utilized to discount the projected cash flows. The Company believes that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

The most significant Schneider purchased research and development projects that were in-process at the date of acquisition were brachytherapy, devices for aneurysmal disease and coronary stents, which represented approximately 26%, 20% and 16% of the in-process value, respectively. Set forth below are descriptions of these in-process projects, including their status at the end of 1999.

The brachytherapy system is an intravascular radiation system designed to reduce clinical restenosis after PTCA and/or stenting. The system consists of a computer-controlled afterloader, beta radiation source, centering catheter, source delivery wire and dummy wire. As of the date of acquisition, the project was expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $5 to $10 million.

The aneurysmal disease projects are endoluminal graft devices for the treatment of late stage vascular aneurysms and occlusions. The most significant of the projects in this category at the date of acquisition was the endoluminal graft for the treatment of abdominal aortic aneurysms. As of the date of acquisition, the projects were expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $10 to $15 million.

Coronary stent systems underway at the date of acquisition were stent systems for native coronary artery disease, saphenous vein graft disease, and versions with novel delivery systems. The Company believes that the stent systems will be especially helpful in the treatment of saphenous vein graft disease. As of the date of acquisition, the projects were expected to be completed and the products commercially available for sale in the U.S. within one year with an estimated cost to complete of approximately $1 to $3 million.

There have been no significant departures from the planned efforts and costs of the brachytherapy project. As part of a subsequent project consolidation program, the Schneider abdominal aortic aneurysm project has been integrated with another internal project. As a result, the Company will pursue the development of next generation products for aortic aneurysmal disease with an integrated platform while minimizing duplicative research and development. The cost of the development is still estimated to be in the range of approximately $10 to $15 million. The coronary stent projects have been completed.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE L CONTINUED TO NOTE M


                                                    YEAR ENDED DECEMBER 31,
(In millions, except per share data)             1998                   1997
--------------------------------------------------------------------------------
Net sales                                      $2,483                 $2,162
Net loss                                         (303)                  (471)
Net loss per share -- assuming dilution         (0.77)                 (1.21)


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


NOTE M - RESTRUCTURING AND MERGER-RELATED CHARGES

At December 31, 1999, the Company had an accrual for restructuring and merger-related charges of $36 million, which is comprised of $20 million of accrued severance and related costs primarily associated with integrating Schneider and streamlining manufacturing operations, $6 million related to the cost of canceling contractual commitments recorded in connection with the Schneider acquisition and approximately $10 million of accruals remaining for 1997 and prior mergers (primarily costs associated with rationalized facilities and statutory benefits which are subject to litigation).

During 1998, the Company established a rationalization plan in conjunction with the consummation of the Schneider acquisition, taking into consideration duplicate capacity as well as opportunities for further leveraging of cost and technology platforms. The Company's actions, approved and committed to in the fourth quarter of 1998, included the planned displacement of approximately 2,000 positions, over half of which were manufacturing positions. During the fourth quarter of 1998, the Company estimated the costs associated with these activities, excluding transition costs, to be approximately $62 million, most of which represented severance and related costs. Approximately $36 million of the total was capitalized as part of the purchase price of Schneider. The remaining $26 million ($17 million, net of tax) was charged to operations during 1998. In addition, as part of the Schneider acquisition, the Company capitalized estimated costs of approximately $16 million to cancel Schneider's contractual obligations, primarily with its distributors.

The Company substantially completed its rationalization plan in 1999, including the closure of five Schneider facilities as well as the transition of manufacturing for selected Boston Scientific product lines to different sites. Approximately 1,800 positions were eliminated (resulting in the termination of approximately 1,500 employees) in connection with the rationalization plan. In the third quarter of 1999, the Company identified and reversed restructuring and merger-related charges of $10 million ($7 million, net of tax) no longer deemed necessary. These amounts relate primarily to the rationalization plan recorded in the fourth quarter of 1998 and reflect the reclassification of assets from held-for-disposal to held-for-use resulting from management's decision to resume a development program previously planned to be eliminated. In addition, estimated severance costs for 1998 initiatives were reduced as a result of attrition. The Company also recorded additional costs of $6 million as part of the purchase price of Schneider in 1999, representing revised estimates to recorded liabilities. During 1999, the costs related to the transition of manufacturing operations were not significant and were recognized in operations as incurred.

The 1998 rationalization plan also resulted in the decision to expand, not close, the Target facilities originally provided for in a 1997 merger-related charge and to relocate other product lines to those Target facilities. In the fourth quarter of 1998, the Company reversed $21 million ($14 million, net of tax) of previously recorded merger-related charges of which $4 million related to facility costs and which also included reductions for revisions of estimates relating to contractual commitment payments, associated legal costs and other asset write-downs originally provided for as a 1997 merger charge. In the second quarter of 1998, the Company realigned its operating units and decided to operate Target independently instead of as a part of its vascular division as was planned at the date of the Target acquisition. As a result, in the second quarter of 1998, the Company reversed $20 million ($13 million, net of tax) of 1997 merger-related charges primarily related to revised estimates for costs of workforce reductions and costs of canceling contractual commitments.

During 1997, the Company recorded merger-related charges of $146 million ($106 million, net of tax) primarily related to the Company's acquisition of Target and purchased research and development of $29 million, net of tax, in conjunction with accounting for its additional investment in Medinol and other strategic investments. The Company's Target merger-related charges reflect estimated costs to integrate all aspects of the Target business into the vascular business, and include those costs typical in a merging of operations, such as rationalization of facilities, workforce reductions, unwinding of various contractual commitments, asset write-downs and other integration costs. The Company planned to integrate the Target business into its vascular business, terminate the Target distributors in countries where the Company had a direct sales presence, move the Target manufacturing and research and development operations to Ireland and other vascular facilities, and manage Target's admin-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE M CONTINUED


istrative and corporate activities at the Company's headquarters. Specifically, the Company planned to exit Target's leased headquarters, manufacturing and research locations in California, as well as terminate Target's sales offices in Germany, Japan and the United Kingdom. The lease terminations were planned to begin during 1997 and to be completed by the end of 1998. In conjunction with the exit plan, the Company planned to terminate approximately 500 people, of which approximately 100 were corporate/administrative, 300 were manufacturing and 100 were research and development personnel. At the date of the Target acquisition, the Company also provided for the excess cost over fair market value of selected Target leasehold improvements, machinery and computer equipment, and other assets ($8 million). In the second quarter of 1997, the Company decided not to reintroduce a vascular product that had been previously withdrawn from the European market. As a result, the Company determined that there would be no future sales of the product, thus no projected cash flows. The Company wrote off the intellectual property ($8 million) associated with the product as a result of this analysis. Finally, in conjunction with the implementation of a global information system the Company provided for the estimated residual value of its legacy systems ($8 million), based on the date which the systems were planned to be removed from service. Due to the revised estimates for costs of workforce reductions discussed previously, the number of Target employees actually displaced was approximately 40 (approximately 35 of whom were terminated in 1997 and the remainder subsequent to 1997) as compared to the original estimate of 500 employees.

The activity impacting the accrual for restructuring and merger-related charges during 1999, 1998 and 1997, net of reclassifications made by management based on available information, is summarized in the table below:

                                                                                       Purchase       Charges
                          Balance at    Charges to        Charges     Balance at          Price   (Credits) to       Charges
                            December    Operations       Utilized       December    Adjustments    Operations       Utilized
(In millions)               31, 1996       in 1997        in 1997       31, 1997        in 1998       in 1998        in 1998
----------------------------------------------------------------------------------------------------------------------------
1995 AND 1996 RESTRUCTURING AND MERGER-RELATED INITIATIVES:
Facilities                       $19        $    2         $  (7)            $14                       $   2          $  (5)
Workforce reductions              26            10           (23)             13                          (5)            (4)
Contractual commitments            8                          (6)              2                          (1)
Asset write-downs                  6             4            (8)              2                          (1)
Direct transaction and
  other costs                      6                          (4)              2                           2             (2)
                                 ---         -----          ----             ---            ---        -----           ----
                                 $65         $  16          $(48)            $33                       $  (3)          $(11)
                                 ===         =====          ====             ===            ===        =====           ====

1997 RESTRUCTURING AND MERGER-RELATED INITIATIVES:
Facilities                                  $    6                          $  6                       $  (6)
Workforce reductions                            14         $  (2)             12                         (11)         $  (1)
Contractual commitments                         53           (25)             28                          (7)           (20)
Asset write-downs                               24           (10)             14                          (7)            (6)
Direct transaction and
  other costs                                   33           (24)              9                          (7)
                                 ---         -----          ----             ---            ---        -----           ----
                                              $130          $(61)            $69                        $(38)          $(27)
                                 ===         =====          ====             ===            ===        =====           ====

1998 SCHNEIDER PURCHASE PRICE ADJUSTMENTS:
Workforce reductions                                                                        $36                       $  (9)
Contractual commitments                                                                      16
                                 ---         -----          ----             ---            ---        -----           ----
                                                                                            $52                       $  (9)
                                 ===         =====          ====             ===            ===        =====           ====


                                          Purchase
                          Balance at         Price     Credits to        Charges     Balance at
                            December    Adjustments     Operations       Utilized      December
(In millions)               31, 1998       in 1999        in 1999        in 1999       31, 1999
-----------------------------------------------------------------------------------------------
1995 AND 1996 RESTRUCTURING AND MERGER-RELATED INITIATIVES:
Facilities                      $ 11                         $(1)         $  (7)           $  3
Workforce reductions               4                                                          4
Contractual commitments            1                                                          1
Asset write-downs                  1                                         (1)
Direct transaction and
  other costs                      2                                                          2
                                 ---         -----          ----             ---            ---
                                 $19                         $(1)         $  (8)            $10
                                 ===         =====          ====             ===            ===

1997 RESTRUCTURING AND MERGER-RELATED INITIATIVES:
Facilities
Workforce Reductions
Contractual commitments         $  1                                      $  (1)
Asset write-downs                  1                                         (1)
Direct transaction and
  other costs                      2                         $(1)            (1)
                                 ---         -----          ----             ---            ---
                                $  4                         $(1)         $  (3)
                                 ===         =====          ====             ===            ===

1998 SCHNEIDER PURCHASE PRICE ADJUSTMENTS:
Workforce reductions             $27            $3                         $(17)            $13
Contractual commitments           16             3                          (13)              6
                                 ---         -----          ----             ---            ---
                                 $43            $6                         $(30)            $19
                                 ===         =====          ====             ===            ===


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE M CONTINUED TO NOTE N


                                                                                              Purchase         Charges
                         Balance at      Charges to          Charges       Balance at            Price     (Credits) to
                           December      Operations         Utilized         December      Adjustments      Operations
(In millions)              31, 1996         in 1997          in 1997         31, 1997          in 1998         in 1998
--------------------     -----------     -------------     ----------     -----------     ------------     -------------
1998 RESTRUCTURING AND MERGER-RELATED INITIATIVES:
Workforce reductions                                                                                             $  14
Contractual commitments                                                                                              1
Asset write-downs                                                                                                    9
Direct transaction and
  other costs                                                                                                        2
                                ---            ----           -----              ----              ---           ----
                                                                                                                 $ 26
                                ===            ====           =====              ====              ===           ====

TOTAL:
Facilities                      $19          $    8          $   (7)             $ 20                            $ (4)
Workforce reductions             26              24             (25)               25              $36             (2)
Contractual commitments           8              53             (31)               30               16             (7)
Asset write-downs                 6              28             (18)               16                                1
Direct transaction and
  other costs                     6              33             (28)               11                              (3)
                                ---            ----           -----              ----              ---           ----
                                $65            $146           $(109)             $102              $52           $(15)
                                ===            ====           =====              ====              ===           ====



                                                            Purchase
                            Charges       Balance at           Price       Credits to          Charges       Balance at
                           Utilized         December     Adjustments       Operations         Utilized         December
(In millions)               in 1998         31, 1998         in 1999          in 1999          in 1999         31, 1999
--------------------     ----------     ------------     -----------     -------------     -----------     ------------
1998 RESTRUCTURING AND MERGER-RELATED INITIATIVES:
Workforce reductions         $  (1)              $13                           $  (4)           $  (7)             $  2
Contractual commitments         (1)
Asset write-downs                                  9                              (4)              (1)                4
Direct transaction and
  other costs                   (1)                1                                                                  1
                              ----               ---              --            ----             ----               ---
                             $ (3)               $23                           $  (8)           $  (8)             $  7
                              ====               ===              ==            ====             ====               ===

TOTAL:
Facilities                   $  (5)              $11                           $  (1)           $  (7)             $  3
Workforce reductions           (15)               44              $3              (4)             (24)               19
Contractual commitments        (21)               18               3                              (14)                7
Asset write-downs               (6)               11                              (4)              (3)                4
Direct transaction and
  other costs                   (3)                5                              (1)              (1)                3
                              ----               ---              --            ----             ----               ---
                              $(50)              $89              $6            $(10)            $(49)              $36
                              ====               ===              ==            ====             ====               ===


The 1998, 1997 and prior restructuring and merger-related charges were recognized under the provisions of EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The purchase price adjustments were recognized under the provisions of APB 16, "Business Combinations" and EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

Total facilities write-downs under the Company's restructuring and merger-related charges provided for during 1996, 1997 and 1998 for owned assets were measured as the difference between carrying value and fair value less cost to sell (approximately $8 million, net of reversals). The charge for leased facilities during the same periods was measured using the lease commitments remaining after the facility was removed from service (approximately $3 million, net of reversals). Write-downs of machinery and equipment, intangibles and other assets were measured by the difference between the carrying value and fair market value of the assets (approximately $28 million, net of reversals). Reversals in 1998 and 1999 of previously recorded charges were primarily based on the initial amount charged. To the extent that any of the above assets continued to be used in operations before being sold, scrapped or abandoned, depreciation and lease payments continued to be charged to operations. Depreciation not charged to operations related to assets held for disposal was less than $1 million during 1999 and was approximately $2 million in 1998.

As of December 31, 1999, the Company's cash obligations required to complete the balance of the Company's initiatives to integrate businesses related to its mergers and acquisitions and its 1998 rationalization strategy are estimated to be approximately $28 million. As of December 31, 1999, the Company has completed all significant actions of its plans and expects that substantially all of these cash outlays (primarily severance) will be paid during the first half of 2000 from normal operations.


NOTE N - SEGMENT REPORTING

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices for less invasive procedures. The Company has four reportable operating segments based on geographic regions: the United States, Europe, Japan and Inter-Continental (formerly Emerging Markets). Each of the Company's reportable segments generates revenues from the sale of minimally invasive medical devices. The reportable segments represent an aggregate of operating divisions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE N CONTINUED


Sales and operating results of reportable segments are based on internally derived standard foreign exchange rates, which may differ from year to year and do not include inter-segment profits. Because of the interdependence of the reportable segments, the operating profit as presented may not be representative of the geographic distribution that would occur if the segments were not interdependent. Total assets and purchases of property, plant and equipment are based on foreign exchange rates used in the Company's consolidated financial statements.


                            UNITED                             INTER-
(In millions)               STATES     EUROPE       JAPAN    CONTINENTAL   TOTAL
--------------------------------------------------------------------------------
1999:
Net sales                   $1,741       $465        $436        $171      $2,813
Depreciation
  and amortization              60         19           3           3          85
Operating income excluding
  special charges              662         87         265          30       1,044
Total assets                 1,257        458         215         101       2,031
Purchases of property,
  plant and equipment           50         21           6           3          80
                            ------       ----        ----        ----      ------

1998:
Net sales                   $1,394       $381        $333        $119      $2,227
Depreciation
  and amortization              64         17           2           1          84
Operating income excluding
  special charges              463         54         178          10         705
Total assets                 1,395        552         204          75       2,226
Purchases of property,
  plant and equipment           97         51          19           8         175
                            ------       ----        ----        ----      ------

1997:
Net sales                   $1,076       $326        $299       $  88      $1,789
Depreciation
  and amortization              57          9           2                      68
Operating income excluding
  special charges              373         62         155          17         607
Total assets                 1,089        429         136          53       1,707
Purchases of property,
  plant and equipment          138         70          14           2         224
                            ------       ----        ----        ----      ------


A reconciliation of the totals reported for the reportable segments to the applicable line items in the consolidated financial statements is as follows:


(In millions)                                       1999        1998       1997
--------------------------------------------------------------------------------
NET SALES:
 Total net sales for reportable segments           $2,813      $2,227     $1,789
 Foreign exchange                                      29           7         42
                                                   ------      ------     ------
                                                   $2,842      $2,234     $1,831
                                                   ======      ======     ======
DEPRECIATION AND AMORTIZATION:
 Total depreciation and amortization allocated
    to reportable segments                         $   85      $   84     $   68
 Corporate expenses and foreign exchange               93          45         19
                                                   ------      ------     ------
                                                   $  178      $  129     $   87
                                                   ======      ======     ======


INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING:

 Total operating income excluding special
    charges for reportable segments                $1,044       $ 705      $ 607
 Corporate expenses and foreign exchange             (365)       (245)      (207)
 Purchased research and development                              (682)       (29)
 Restructuring and merger-related (charges)
   credits                                             10          15       (146)
                                                   ------      ------     ------
                                                      689        (207)       225
 Other income (expense)                              (127)        (68)       (10)
                                                   ------      ------     ------
                                                   $  562      $ (275)    $  215
                                                   ======      ======     ======
TOTAL ASSETS:
 Total assets for reportable segments              $2,031      $2,226     $1,707
  Corporate assets                                  1,541       1,667        217
                                                   ------      ------     ------
                                                   $3,572      $3,893     $1,924
                                                   ======      ======     ======


Operating income (excluding special charges) for the U.S. and Europe for the year ended December 31, 1999 would have been approximately $678 million and $102 million, respectively, if certain costs had been allocated between geographic regions and corporate expenses consistent with the allocation method used in 1998.


ENTERPRISE-WIDE INFORMATION
(In millions)                                        1999        1998       1997
--------------------------------------------------------------------------------
NET SALES:
 Vascular                                          $2,309      $1,777     $1,426
 Nonvascular                                          516         426        377
 Other                                                 17          31         28
                                                   ------      ------     ------
                                                   $2,842      $2,234     $1,831
                                                   ======      ======     ======
LONG-LIVED ASSETS:
 United States                                      $ 446       $ 484      $ 378
 Ireland                                              110         119         79
 Other foreign countries                               48          77         42
                                                   ------      ------     ------
                                                    $ 604       $ 680      $ 499
                                                   ======      ======     ======

REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------


BOARD OF DIRECTORS
BOSTON SCIENTIFIC CORPORATION


We have audited the accompanying consolidated balance sheets of Boston Scientific Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Scientific Corporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

As more fully described in Note A, in 1997, the Company changed its accounting policy to conform to the consensus reached by the FASB Emerging Issues Task Force on its Issue No. 97-13.



[Ernst & Young LLP]


Boston, Massachusetts
February 4, 2000

FIVE-YEAR SELECTED FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------
(In millions, except share and per share data)


YEAR ENDED DECEMBER 31,        1999      1998      1997       1996      1995
--------------------------------------------------------------------------------
OPERATING DATA:
Net sales                    $2,842    $2,234    $1,831     $1,551    $1,191
Gross profit                  1,856     1,499     1,285      1,123       848
Selling, general and
  administrative expenses       842       755       663        492       386
Amortization expense             92        53        33         24         6
Royalties                        46        31        22         17        26
Research and development
  expenses                      197       200       167        135       106
Purchased research and
  development                             682        29        110        68
Restructuring and
  merger-related charges
  (credits)                     (10)      (15)      146         32       204
Total operating expenses      1,167     1,706     1,060        810       796
Operating income (loss)         689      (207)      225        313        52
Income (loss) before
  cumulative effect of
  change in accounting          371      (264)      131        167       (18)
Cumulative effect of change
  in accounting (net of tax)                        (21)
Net income (loss)            $  371    $ (264)   $  110     $  167    $  (18)



Income (loss) per common share before cumulative effect of change in accounting:
  Basic                      $ 0.92    $ (0.68)  $  0.34   $  0.43    $(0.05)
  Assuming dilution            0.90      (0.68)     0.33      0.42     (0.05)

Net income (loss) per common share:
  Basic                      $ 0.92    $ (0.68)  $  0.28   $  0.43    $(0.05)
  Assuming dilution            0.90      (0.68)     0.28      0.42     (0.05)

Weighted-average shares
    outstanding - assuming
    dilution (in thousands)  411,351   390,836   399,776    398,706   381,574



YEAR ENDED DECEMBER 31,        1999      1998      1997       1996      1995
--------------------------------------------------------------------------------
BALANCE SHEET DATA:

Working capital                        $ (353)   $  227     $  335    $  345
Total assets                 $3,572     3,893     1,924      1,585     1,159
Commercial paper                277     1,016       423        213
Bank obligations-short-term     323        11        24         28        58
Long-term debt, net of
   current portion              678     1,364        46                    4
Stockholders' equity          1,724       821       957        995       808
Book value per
  common share               $ 4.21     $ 2.08   $ 2.47     $ 2.50    $ 2.12


The Company paid a two-for-one stock split on November 30, 1998. All historical amounts have been restated to reflect the stock split.

See notes to consolidated financial statements.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------------
(In millions, except per share data)


THREE MONTHS ENDED                 MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999
Net sales                             $ 708      $ 726     $   691      $ 717
Gross profit                            478        491         408        479
Operating income                        189        202         115        183
Net income                              100        109          55        107
Net income per common share -
  basic                               $0.25      $0.27     $  0.13      $0.26
Net income per common share -
  assuming dilution                   $0.25      $0.27     $  0.13      $0.26

YEAR ENDED DECEMBER 31, 1998
Net sales                             $ 453      $ 488     $   576      $ 717
Gross profit                            315        339         370        475
Operating income (loss)                  96        110       (559)        146
Net income (loss)                        60         67       (462)         71
Net income (loss) per common
  share - basic                       $0.15     $0.17      $(1.18)      $0.18
Net income (loss) per common
  share - assuming dilution           $0.15     $0.17      $(1.18)      $0.18


During the third quarter of 1999, the Company recorded a provision of $62 million for excess NIR(R) stent inventories and purchase commitments. The excess position was driven primarily by a shortfall in planned third quarter NIR(R) stent revenues, a reduction in NIR(R) stent sales forecasted for 1999 and 2000, and strategic decisions regarding versions of the NIR(R) stent system to be launched. Additionally, the third quarter results include a provision for increased legal costs of $22 million to cover certain costs of defense. These expenses relate primarily to defense costs associated with stent-related litigation. Further, during the third quarter of 1999, the Company identified and reversed restructuring and merger-related charges of $10 million no longer deemed necessary. These amounts relate primarily to the restructuring charges accrued in the fourth quarter of 1998 and reflect the reclassification of assets from held-for-disposal to held-for-use following management's decision to resume a development program previously planned to be eliminated. In addition, estimated severance costs for 1998 initiatives were reduced as a result of attrition.

During the fourth quarter of 1998, the Company recorded a charge of $26 million representing estimated severance and other related cost associated with integrating Schneider and streamlining manufacturing operations and reversed $21 million of merger-related amounts no longer required. The 1998 fourth quarter results also include adjustments of $30 million related primarily to write-downs of assets no longer deemed to be strategic. During the third quarter of 1998, the Company recorded a $671 million charge to account for purchased research and development acquired in the purchase of Schneider. Further, the third quarter results include a provision of $31 million for costs associated with the Company's decision to recall voluntarily the NIR ON(R) Ranger(TM) with Sox(TM) coronary stent system in the U.S. During the second quarter of 1998, the Company reversed approximately $20 million of merger-related amounts no longer required and recorded purchased research and development of $11 million in connection with another acquisition consummated during the period.

The Company paid a two-for-one stock split on November 30, 1998. All historical amounts have been restated to reflect the stock split.


See notes to consolidated financial statements.

MARKET FOR THE COMPANY'S COMMON STOCK AND
--------------------------------------------------------------------------------
RELATED MATTERS (UNAUDITED)


The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange. All amounts below reflect the impact of the Company's two-for-one common stock split which was effected in the form of a 100% stock dividend paid in the fourth quarter of 1998.


1999                                       High                     Low
--------------------------------------------------------------------------------
First Quarter                           $43.000                 $23.000

Second Quarter                           44.875                  33.625

Third Quarter                            47.063                  21.563

Fourth Quarter                           26.000                  17.563



1998                                       High                     Low
--------------------------------------------------------------------------------
First Quarter                           $35.844                 $21.125

Second Quarter                           37.281                  30.219

Third Quarter                            40.844                  25.125

Fourth Quarter                           29.500                  20.125



The Company has not paid a cash dividend during the past five years. The Company currently intends to retain all of its earnings to finance the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so.

At December 31, 1999, there were approximately 9,811 record holders of the Company's common stock.


See notes to consolidated financial statements.

EXECUTIVE OFFICERS AND DIRECTORS
     John E. Abele
     Director, Founder Chairman

     Lawrence C. Best
     Senior Vice President, Finance and Administration and Chief Financial Officer

     Joseph A. Ciffolillo
     Director, Private Investor

     Paul Donovan
     Vice President, Communications

 *+# Joel L. Fleishman
     Director, President of The Atlantic Philanthropic Service Company, Inc. and Professor of Law and Public Policy, Duke University

  +# Ray J. Groves
     Director, Chairman of Legg Mason Merchant Banking, Inc.

   *+ Lawrence L. Horsch
     Director, Chairman of Eagle Management & Financial Corp.

     Paul A. LaViolette
     Senior Vice President, President, Boston Scientific
     International, and Group President

     Robert G. MacLean
     Senior Vice President, Human Resources

     Kshitij Mohan, Ph.D.
     Senior Vice President and Chief Technology Officer

     N.J. Nicholas, Jr.
     Director, Private Investor

   # Peter M. Nicholas
     Director, Chairman of the Board

  *# John E. Pepper
     Director, Chairman, Executive Committee of the Board of Directors, The Procter & Gamble Company

     Arthur L. Rosenthal, Ph.D.
     Senior Vice President and Chief Scientific Officer

  +# Warren B. Rudman
     Director, Former U.S. Senator, Partner, Paul, Weiss,
     Rifkind, Wharton and Garrison

     Paul W. Sandman
     Senior Vice President, Secretary and General Counsel

     James H. Taylor, Jr.
     Senior Vice President, Corporate Operations

     James R. Tobin
     Director, President and Chief Executive Officer


* Member of the Audit Committee
+ Member of the Compensation and Human Resources Committee
# Member of the Corporate Governance Committee

CORPORATE HEADQUARTERS
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
508-650-8000
508-647-2200 (Investor Relations Facsimile) www.bsci.com


REGIONAL HEADQUARTERS
Boston Scientific Argentina S.A.
Buenos Aires, Argentina

Boston Scientific Asia Pacific Pte. Ltd.
Singapore

Boston Scientific International B.V.
Paris, France

Boston Scientific Japan K.K.
Tokyo, Japan


TECHNOLOGY CENTERS
Cork, Ireland
Fremont, CA, U.S.A
Galway, Ireland
Glens Falls, NY, U.S.A
Maple Grove, MN, U.S.A
Miami, FL, U.S.A
Miyazaki, Japan
Natick, MA, U.S.A
Plymouth, MN, U.S.A
Redmond, WA, U.S.A
San Jose, CA, U.S.A
Spencer, IN, U.S.A
Tullamore, Ireland
Watertown, MA, U.S.A
Wayne, NJ, U.S.A

STOCKHOLDER INFORMATION
STOCK LISTING
Boston Scientific Corporation common stock is traded on the NYSE under the symbol "BSX".

TRANSFER AGENT
Inquiries concerning the transfer or exchange of shares, lost stock certificates, duplicate mailings or changes of address should be directed to the Company's Transfer Agent at:

EQUISERVE, L.P.
Post Office Box 8040
Boston, MA  02266-8040
781-575-3100
www.equiserve.com

INDEPENDENT AUDITORS
Ernst & Young LLP
Boston, Massachusetts

ANNUAL MEETING
The annual meeting for shareholders will take place on Tuesday, May 9, 2000, beginning at 10:00 a.m. at BankBoston, Corporate Headquarters, 100 Federal Street, Boston.

INVESTOR INFORMATION REQUESTS
Investors, shareholders and security analysts seeking information about the Company should refer to the Company's website at www.bsci.com or call Investor Relations at (508) 650-8555.

A copy of the Form 10-K filed with the Securities and Exchange Commission may be obtained upon written request to the Company.

Address requests to:
Investor Relations
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
(508) 650-8555
(508) 647-2200 (Facsimile)

[BOSTON SCIENTIFIC LOGO]

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA  01760-1537
508 650 8000
www.bsci.com

(C) 2000 Boston Scientific Corporation
1127-FRP-00