Form 10-K, Exhibit 13
period 2000-12-31
BOSTON SCIENTIFIC CORP
filed 2001-04-02
CIK 885725

                                                                      Exhibit 13

                                FOR THE YEAR 2000




                       BOSTON SCIENTIFIC AND SUBSIDIARIES

                                  CONSOLIDATED
                              FINANCIAL STATEMENTS




                          FINANCIAL TABLE OF CONTENTS



MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS ...................            F-2

CONSOLIDATED STATEMENTS OF OPERATIONS ...........................           F-13

CONSOLIDATED BALANCE SHEETS .....................................           F-14

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY .................           F-16

CONSOLIDATED STATEMENTS OF CASH FLOWS ...........................           F-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ......................           F-18

REPORT OF INDEPENDENT AUDITORS ..................................           F-42

FIVE-YEAR SELECTED FINANCIAL DATA ...............................           F-43

QUARTERLY RESULTS OF OPERATIONS .................................           F-44

MARKET FOR THE COMPANY'S COMMON STOCK
AND RELATED MATTERS .............................................           F-45

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



RESULTS OF OPERATIONS


YEARS ENDED DECEMBER 31, 2000 AND 1999

Net sales for the year ended December 31, 2000 were $2,664 million as compared to $2,842 million in 1999, a decline of 6 percent. Net sales were adversely affected by approximately $30 million arising from foreign currency fluctuations compared to the prior year. Net income for 2000 was $373 million, or $0.91 per share (diluted), as compared to net income for 1999 of $371 million, or $0.90 per share.

United States (U.S.) revenues decreased approximately 9% to $1,577 million during 2000, while international revenues decreased approximately 1% to $1,087 million. The decrease in worldwide sales was principally attributable to a decline in the Company's sales of coronary stents and balloons, primarily in the U.S. Worldwide coronary stent revenues and worldwide coronary balloon revenues were approximately $427 million and $357 million, respectively, during 2000, compared to $604 million and $429 million, respectively, during 1999.

The worldwide coronary stent market is dynamic and highly competitive, with significant market share volatility. In addition, technology and competitive offerings in the market are constantly changing. The Company's reduction in coronary stent revenues during 2000 reflects this volatility. The decline in balloon revenues during 2000 results from new product offerings by the Company's competitors as well as a trend towards fewer balloons being used in stent procedures. In early 2001, the Company received approval from the U.S. Food and Drug Administration to market four NIR(R) coronary stent systems as well as its Maverick(R) balloon dilatation catheter in the U.S. The Company believes the launch of these new products will enable the Company to remain competitive in these markets. However, stent revenues for 2001 will be impacted by continued volatility in the worldwide coronary stent market, product development and the timing of submission for and receipt of regulatory approvals to market next generation coronary and peripheral stent platforms in the U.S. and international markets. All of these factors could also negatively impact the Company's ability to transition to new products and to continue to offer competitive stent products. Stent revenues for 2001 may be negatively impacted by a reduction in average selling prices due to competitive pressures.

Gross profit as a percentage of net sales increased from 65.3% in 1999 to 68.8% in 2000. The improvement in gross margin in 2000 is due primarily to the recording of a pre-tax provision of $62 million for excess NIR(R) stent inventories and purchase commitments during the third quarter of 1999. The improvement is also due to benefits that the Company realized through its increased ability to better manage inventory and lower product costs, partially offset by a shift in the Company's product sales mix.

The Company's new stent systems launched in the U.S. in the first quarter of 2001 will negatively impact gross margins because the systems include more expensive gold-coated stents with higher costing delivery systems. Further, the Company's ability to effectively manage its mix and levels of inventory, including consignment inventory, as the Company transitions to new products will be critical in minimizing excess inventories.

Medinol Ltd. (Medinol), an Israeli company, is the supplier of the NIR(R) coronary stent. Any unforeseen delays, stoppages or interruptions in the supply and/or mix of NIR(R) stent inventory could adversely affect the operating results and/or revenues of the Company. Generally, the Company has less control over inventory manufactured by third parties as compared to inventory manufactured internally. Furthermore, the purchase price of NIR(R) coronary stents, the amount of NIR(R) coronary stent sales as a percentage of worldwide sales and the mix of coronary stent platforms could significantly impact gross margins. As average selling prices for the NIR(R) stents fluctuate, the Company's cost to purchase the stents will change, because cost is based on a constant percentage of average selling prices. Therefore, if higher-costing NIR(R) stents are being sold as average selling prices are declining, gross margins could be negatively impacted. At December 31, 2000, the Company had approximately $149 million of net NIR(R) coronary stent inventory and was committed to purchase approximately $32 million of NIR(R) stents from Medinol. Worldwide NIR(R) coronary stent sales as a percentage of worldwide sales were approximately 15% in 2000 compared to approximately 20% in 1999. The Company's relationship with Medinol has been contentious, and the Company's ability to manage its relationship with Medinol could impact the future operating results of the Company.



F-2  BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



During the third quarter of 2000, the Company approved and committed to a global operations plan which encompasses a series of strategic initiatives to increase productivity and enhance innovation. The plan includes manufacturing process and supply chain programs and a plant optimization initiative. The manufacturing process and supply chain programs are designed to lower inventory levels and the cost of manufacturing and to minimize inventory write-downs. Gross margin benefits will not be fully realized until manufacturing processes are improved and historical inventories are sold.

The intent of the plant optimization initiative is to better allocate the Company's resources by creating a more effective network of manufacturing and research and development facilities. It will consolidate manufacturing operations along product lines and shift significant amounts of production to Company facilities in Miami and Ireland and to contract manufacturing. The Company's plan includes the discontinuation of manufacturing activities at two facilities in the U.S. and the closure of a third facility. The Company expects that the plan will be substantially completed over the next twelve months. During 2000, the Company recorded a pre-tax special charge of approximately $58 million associated with the plant optimization initiative. The charge relates to severance and outplacement costs for the approximately 1,950 manufacturing, manufacturing support and management employees who are expected to be affected by the plan over the next twelve months. Less than $1 million had been charged against the related accrual for the approximately 10 employees terminated pursuant to the plan as of December 31, 2000. In addition, during 2000, the Company recorded pre-tax costs of $11 million as cost of sales related to transition costs associated with the plant optimization plan and accelerated depreciation on fixed assets whose useful lives have been reduced as a result of the initiative. During 2001, the Company estimates that it will record pre-tax expenses of approximately $70 million as cost of sales related to the plant optimization initiative, primarily for transition costs, accelerated depreciation and abnormal production variances related to underutilized plant capacity.

The Company expects that it will make total cash outlays, net of proceeds from building and fixed asset sales, of approximately $115 million for the plant optimization initiative, $85 million of which the Company expects to make during 2001 with the remainder being primarily severance costs for employees terminated during 2001 but paid out in 2001 and 2002. The Company anticipates that these cash outlays will be funded from cash flows from operating activities and from the Company's borrowing capacity. The cash outlays include severance and outplacement costs, transition costs and capital expenditures related to the plan. The success of the initiative may be dependent on the Company's ability to retain existing employees and attract new employees during the transition period.

The Company estimates that the global operations plan will achieve pre-tax operating savings, relative to the base year of 1999, of approximately $100 million in 2001, $220 million in 2002 and $250 million in annualized savings thereafter. Incremental pre-tax savings expected to be realized in 2001 relative to 2000 are estimated to be approximately $30 million. These savings will be realized primarily as reduced cost of sales and are expected to help mitigate gross margin pressures resulting from the launch of higher costing stents and stent delivery systems. Additionally, the Company intends to use a portion of these savings, when generated, to increase its investment in research and development.

Selling, general and administrative expenses as a percentage of sales increased from 30% of sales in 1999 to 33% in 2000 and increased approximately $25 million from 1999 to $867 million. The increase in expenses as a percentage of sales in 2000 is primarily attributable to the reduction in sales combined with an increase in costs incurred to strengthen and retain the Company's field sales force and to expand its direct sales presence in international regions. The Company's ability to retain its established sales force may impact the operating results of the Company.

Amortization expense remained at approximately 3% of net sales while decreasing 1% from $92 million in 1999 to $91 million in 2000.

Royalties decreased approximately 20% from $46 million in 1999 to $37 million in 2000. The reduction in royalties is primarily due to non-recurring expenses of approximately $7 million recorded during 1999. The Company continues to enter into strategic technological alliances, some of which include royalty commitments.



                                         BOSTON SCIENTIFIC AND SUBSIDIARIES  F-3

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



Research and development expenses remained at approximately 7% of net sales while increasing 1% from $197 million in 1999 to $199 million in 2000. The investment in research and development dollars reflects spending on new product development programs as well as regulatory compliance and clinical research. The Company continues to be committed to refining existing products and procedures and to developing new technologies that can reduce risk, trauma, cost, procedure time and the need for aftercare. In 2001, the Company expects to increase its investment in research and development over 2000 levels to fund the development of new products and clinical trials, including the Company's drug-coated stent program, the carotid program and an internally developed stent platform. Additionally, the Company plans to expand its research and development teams to enhance the Company's product development, clinical affairs and regulatory compliance capabilities in 2001 and beyond.

Interest expense decreased from $118 million in 1999 to $70 million in 2000. The overall decrease in interest expense is primarily attributable to a lower average debt balance. Other income (expense), net, changed from expense of approximately $9 million in 1999 to income of approximately $17 million in 2000. The change is primarily due to an increase in net gains recognized on sales of available-for-sale securities and to an increase in gains on derivative financial instruments.

The Company's effective tax rate, including the impact of restructuring-related charges and credits, decreased from 34% in 1999 to 29% in 2000. Excluding the impact of restructuring-related charges and credits, the Company's effective tax rate decreased from 34% in 1999 to 30% in 2000. The decrease is primarily attributable to a shift in the mix of the Company's U.S. and international businesses. Management currently estimates that the 2001 effective tax rate will remain at approximately 30%. However, the effective tax rate could be negatively impacted by acquisitions of businesses contemplated by the Company in 2001.

Uncertainty remains with regard to future changes within the health care industry. The trend toward managed care and economically motivated and more sophisticated buyers in the U.S. may result in continued pressure on selling prices of certain products and resulting compression on gross margins. In addition to impacting selling prices, the trend to managed care in the U.S. has also resulted in more complex billing and collection procedures. The Company's ability to react effectively to the changing environment may impact its bad debt and sales allowances in the future. Further, the U.S. marketplace is increasingly characterized by consolidation among health care providers and purchasers of medical devices that prefer to limit the number of suppliers from which they purchase medical products. There can be no assurance that these entities will continue to purchase products from the Company.

International markets are also being affected by economic pressure to contain reimbursement levels and health care costs. The Company's ability to benefit from its international expansion may be limited by risks and uncertainties related to economic conditions in these regions, regulatory and reimbursement approvals, competitive offerings, infrastructure development, rights to intellectual property and the ability of the Company to implement its overall business strategy. Any significant changes in the competitive, political, regulatory or economic environment where the Company conducts international operations may have a material impact on revenues and profits, especially in Japan given its high profitability relative to its contribution to revenues. Deterioration in the Japanese and/or emerging markets economies may impact the Company's ability to grow its business and to collect its accounts receivable. Additionally, the trend in countries around the world toward more stringent regulatory requirements for product clearance and more vigorous enforcement activities has generally caused or may cause medical device manufacturers to experience more uncertainty, greater risk and higher expenses. These factors may impact the rate at which Boston Scientific can grow. In addition, the impact of selling higher costing stents, the cost of maintaining the Company's sales force and increasing its investment in research and development is expected to result in lower operating margins for 2001. However, management believes that it is positioning the Company to take advantage of opportunities that exist in the markets it serves.




F-4  BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



YEARS ENDED DECEMBER 31, 1999 AND 1998

Net sales increased 27% in 1999 to $2,842 million as compared to $2,234 million in 1998. The 1999 results include the operations of Schneider Worldwide (Schneider), which was acquired in the third quarter of 1998. On a pro forma basis, assuming Schneider revenues had been included in all of 1998, net sales in 1999 increased approximately 14%. Net income for 1999 was $371 million or $0.90 per share (diluted) as compared to a reported net loss for 1998 of $264 million, or $0.68 per share, including merger-related charges and credits of $667 million ($527 million, net of tax).

U.S. revenues increased approximately 25% to $1,741 million during 1999, while international revenues increased approximately 31% to $1,101 million. Without the impact of foreign currency exchange rates on translation of international revenues, worldwide sales for 1999 increased approximately 25%. The increase in sales was primarily attributable to the inclusion of Schneider sales for the entire year and the Company's sales of coronary stents in the U.S. and Japan. U.S. coronary stent revenues and worldwide coronary stent revenues, primarily sales of the NIR(R) stent, were approximately $409 million and $604 million, respectively, during 1999, compared to $211 million and $324 million, respectively, during 1998. Worldwide NIR(R) coronary stent sales as a percentage of worldwide sales were approximately 20% in 1999 compared to approximately 13% in 1998.

Gross profit as a percentage of net sales decreased from 67.1% in 1998 to 65.3% in 1999. The decrease in gross margin is primarily due to a provision recorded in the third quarter of 1999 of $62 million for excess NIR(R) stent inventories and purchase commitments. The excess position was driven primarily by a shortfall in planned third-quarter NIR(R) stent revenues, a reduction in NIR(R) stent sales forecasted for 1999 and 2000, and strategic decisions regarding versions of the NIR(R) stent system to be launched. In the third quarter of 1998, the Company provided $31 million for costs associated with the Company's decision to recall voluntarily the NIR ON(R) Ranger(TM) with Sox(TM) coronary stent system in the U.S. Excluding these charges, gross margins were 67.5% and 68.1% for 1999 and 1998, respectively. Gross margins during 1999 were positively impacted compared to 1998 by a reduction in other inventory charges. However, the reduction was offset by a decrease in average selling prices and increased manufacturing costs.

Selling, general and administrative expenses as a percentage of sales decreased from 34% of sales in 1998 to 30% of sales in 1999 and increased approximately $87 million from 1998 to $842 million. The decrease as a percentage of sales is primarily attributable to the increase in sales due to the launch of coronary stents in the U.S. and Japan, the realization of synergies as the Company integrated Schneider into its organization, and improved returns in Asia Pacific and Latin America as the Company continued to leverage its direct sales infrastructure. The increase in expense dollars is primarily attributable to higher selling expenses as a result of the launch of coronary stents in the U.S., increased costs to expand the Company's direct sales presence in Asia Pacific and Latin America, and increased legal expenses.

Amortization expense increased from $53 million in 1998 to $92 million in 1999 and increased as a percentage of sales from 2% to 3%. The increase is primarily a result of the amortization of intangibles related to the purchase of Schneider.

Royalty expense increased approximately 48% from $31 million in 1998 to $46 million in 1999. The increase in royalties is primarily due to royalty obligations assumed in connection with the Schneider acquisition and payments made to Medinol on sales of internally developed stent platforms.

Research and development expenses decreased as a percentage of sales from 9% in 1998 to 7% in 1999. Research and development expenses were $200 million in 1998 and $197 million in 1999. The decrease as a percentage of sales is primarily attributable to the launch of coronary stents in the U.S. and Japan and the realization of synergies in connection with the Schneider acquisition.

During 1999, the Company identified and reversed restructuring and merger-related charges of $10 million no longer deemed necessary. These amounts related primarily to the restructuring charges accrued in the fourth quarter of 1998 and reflect the reclassification of assets from held-for-disposal to held-for-use resulting from management's decision to resume a development program previously planned to be eliminated. In addition, estimated severance costs for 1998 initiatives were reduced as a result of attrition. During 1998, the Company recorded merger-related charges and credits of $667 million ($527 million, net of tax) primarily related to purchased research and development acquired in the $2.1 billion cash purchase of



                                         BOSTON SCIENTIFIC AND SUBSIDIARIES  F-5

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



Schneider. On September 10, 1998, the Company consummated its acquisition of Schneider, formerly a member of the Medical Technology Group of Pfizer Inc. The acquisition was accounted for using the purchase method of accounting. The consolidated financial statements include Schneider's operating results from the date of acquisition.

The aggregate purchase price of the Schneider acquisition has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The estimated excess of purchase price over the fair value of the net tangible assets acquired was allocated to specific intangible asset categories with the remainder assigned to excess of cost over net assets acquired. At December 31, 2000, the net intangibles recorded in connection with the Schneider acquisition, including the excess of cost over net assets acquired, represented 39% and 70% of the Company's total assets and stockholders' equity, respectively. Core technology, developed technology, assembled workforce, trademarks and patents are being amortized on a straight-line basis over periods ranging from 9 to 25 years. The Company is amortizing the value assigned to customer lists (relationships) over 25 years because it has been the Company's experience that physician and hospital relationships are built for the long term and fundamental to the Company's business of bringing innovative products to market. The Company realizes that maintaining these and similar relationships will require ongoing efforts. However, both Schneider and the Company have over a 20-year history of working closely with interventionalists and their institutions for both vascular and nonvascular applications, and management believes these relationships will continue to benefit the Company. In addition, after considering the long-term prospects for the less invasive medical device industry and the fundamental role of catheter-based interventional medicine, as well as Schneider's competitive position within the industry, management concluded that it is appropriate to amortize the excess of the Schneider purchase price over the fair value of the assets acquired over 40 years. Finally, the Company recorded a $671 million ($524 million, net of tax) charge to account for purchased research and development. The valuation of purchased research and development, for which management is primarily responsible, represents the estimated fair value at the date of acquisition related to in-process projects. As of the date of acquisition, the in-process projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, the value attributable to these projects was immediately expensed at acquisition. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects.

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

The most significant Schneider purchased research and development projects that were in-process at the date of acquisition were brachytherapy, devices for aneurysmal disease and coronary stents, which represented approximately 26%, 20% and 16% of the in-process value, respectively. Set forth below are descriptions of these in-process projects, including their status at the end of 2000.

The brachytherapy system is an intravascular radiation system designed to reduce clinical restenosis after a balloon angioplasty and/or a stent procedure. The system consists of a computer-controlled afterloader, beta radiation source, centering catheter, source delivery wire and dummy wire. As of the date of acquisition, the project was expected to be completed and the products commercially available in the U.S. within




F-6  BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



two to three years, with an estimated cost to complete of approximately $5 million to $10 million.

The aneurysmal disease projects are endoluminal grafts for the treatment of late stage vascular aneurysms and occlusions. The most significant of the projects in this category at the date of acquisition was the endoluminal graft for the treatment of abdominal aortic aneurysms. As of the date of acquisition, the projects were expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $10 million to $15 million.

Coronary stent systems underway at the date of acquisition were stent systems for native coronary artery disease, saphenous vein graft disease, and versions with novel delivery systems. The Company believes that the stent systems will be especially helpful in the treatment of saphenous vein graft disease. As of the date of acquisition, the projects were expected to be completed and the products commercially available for sale in the U.S. within one year with an estimated cost to complete of approximately $1 million to $3 million.

In the second quarter of 2000, the brachytherapy project was discontinued due to system performance issues. However, the Company recently outsourced this project to a third party in which it holds a minority interest. As part of a subsequent project consolidation program, the Schneider abdominal aortic aneurysm project has been integrated with another internal project. As a result, the Company will pursue the development of next-generation products for aortic aneurysmal disease with an integrated platform while minimizing duplicative research and development. The cost of the development is still estimated to be in the range of approximately $10 million to $15 million. The coronary stent projects have been completed.

During 1998, the Company established a rationalization plan in conjunction with the consummation of the Schneider acquisition, taking into consideration duplicate capacity as well as opportunities for further leveraging of cost and technology platforms. The Company's actions, approved and committed to in the fourth quarter of 1998, included the planned displacement of approximately 2,000 positions, over half of which were manufacturing positions and would result in annualized cost savings of approximately $50 million to $75 million. During the fourth quarter of 1998, the Company estimated the costs associated with these activities, excluding transition costs, to be approximately $62 million, most of which represented severance and related costs. Approximately $36 million of the total was capitalized as part of the purchase price of Schneider. The remaining $26 million was charged to operations during 1998. In addition, as part of the Schneider acquisition, the Company capitalized estimated costs of approximately $16 million to cancel Schneider's contractual obligations, primarily with its distributors.

The Company substantially completed its rationalization plan in 1999, including the closure of five Schneider facilities as well as the transition of manufacturing for selected Boston Scientific product lines to different sites. Approximately 1,800 positions were eliminated (resulting in the termination of approximately 1,500 employees) in connection with the rationalization plan, and the anticipated cost savings have been achieved. As noted previously, in the third quarter of 1999, the Company identified and reversed restructuring and merger-related charges of $10 million no longer deemed necessary. During 1999, the costs related to the transition of manufacturing operations were not significant and were recognized in operations as incurred.

The 1998 rationalization plan also resulted in the decision to expand, not close, the Target Therapeutics, Inc. (Target) facilities originally provided for in a 1997 merger-related charge and to relocate other product lines to those Target facilities. In the fourth quarter of 1998, the Company reversed $21 million of previously recorded merger-related charges, of which $4 million related to facility costs and which also included reductions for revisions of estimates relating to contractual commitment payments, associated legal costs and other asset write-downs originally provided for as a 1997 merger-related charge.

In the second quarter of 1998, the Company realigned its operating units and decided to operate Target independently instead of as a part of its vascular division as was planned at the date of the Target acquisition. Management believed that an independent Target would allow the business unit to develop its technologies and markets more effectively than it would as part of the vascular division. As a result of this decision, the Company reversed $20 million of 1997 Target merger-related charges primarily related to revised estimates for costs of workforce reductions and costs of canceling contractual commitments. In addition, the Company recorded purchased research and development of approximately $11 million in connection



                                         BOSTON SCIENTIFIC AND SUBSIDIARIES  F-7

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



with another acquisition consummated during 1998, and, in the fourth quarter of 1998, the Company recorded $30 million of year-end adjustments related primarily to write-downs of assets no longer deemed to be strategic. The assets related primarily to inventory, long-lived and intangible assets that the Company did not believe would be sold or realized, respectively, because of revisions to and terminations of strategic alliances. The provisions were recorded as costs of sales ($12 million), selling, general and administrative expenses ($12 million), amortization expenses ($2 million), royalties ($2 million), research and development expenses ($1 million) and other expenses ($1 million).

Interest expense increased from $68 million in 1998 to $118 million in 1999. The overall increase in interest expense was primarily attributable to a higher average outstanding debt balance borrowed in conjunction with the Schneider acquisition.

The Company's effective tax rate, including the impact of merger-related charges and credits, was approximately 4% in 1998 and 34% in 1999. The Company's pro-forma effective tax rate, excluding the impact of merger-related charges and credits, increased from approximately 33% in 1998 to 34% in 1999. The increase is primarily attributable to a shift in the mix of the Company's U.S. and international business.


LIQUIDITY AND CAPITAL RESOURCES

Cash and short-term investments totaled $60 million at December 31, 2000, compared to $78 million at December 31, 1999. The Company had $173 million of working capital at December 31, 2000 as compared to current assets equaling current liabilities at December 31, 1999. The increase in working capital is primarily due to the repayment of approximately $340 million of short-term debt obligations using the Company's cash flows from operations, partially offset by changes in other working capital accounts. Cash proceeds during 2000 were generated primarily from operating activities. Cash proceeds during the period were partially offset by the repayment of approximately $447 million of outstanding short-term and long-term debt obligations and purchases of the Company's common stock of approximately $222 million.

The Company had approximately $56 million and $277 million of commercial paper outstanding at December 31, 2000, and 1999, respectively, at weighted-average interest rates of 8.00% and 6.70%, respectively. In addition, the Company had approximately $187 million and $421 million in revolving credit facility borrowings outstanding at December 31, 2000 and 1999, respectively, at weighted-average interest rates of 4.54% and 6.66%, respectively. At December 31, 2000, the revolving credit facilities totaled $1.65 billion, consisting of a $1.0 billion credit facility that terminates in June 2002, a $600 million 364-day credit facility that terminates in September 2001 and a $50 million uncommitted credit facility. The revolving credit facilities also support the Company's commercial paper borrowings. Use of the borrowings is unrestricted and the borrowings are unsecured. The revolving credit facilities require the Company to maintain a specific ratio of consolidated funded debt (as defined) to consolidated net worth (as defined) plus consolidated funded debt of less than or equal to 60%. As of December 31, 2000, the ratio was approximately 26%.

The Company has the ability to refinance a portion of its short-term debt on a long-term basis through its revolving credit facilities. The Company does not expect that its short-term borrowings as of December 31, 2000, will remain outstanding beyond the next twelve months and, accordingly, the Company has not reclassified any of the short-term borrowings as long-term at December 31, 2000, compared to $108 million of such reclassifications at December 31, 1999.

In March 1998, the Company issued $500 million of seven-year senior notes. The senior notes bear a coupon of 6.625% payable semi-annually, and are not redeemable prior to maturity or subject to any sinking fund requirements.

The Company had 6.0 billion Japanese yen (translated to approximately $53 million and $58 million at December 31, 2000 and 1999, respectively) of borrowings outstanding with a syndicate of Japanese banks. The interest rate on the borrowings is 2.37% and the borrowings are payable in 2002. In addition, the Company had approximately 1.1 billion Japanese yen (translated to approximately $9 million) and 1.2 billion Japanese yen (translated to approximately $12 million) of borrowings outstanding from a Japanese bank used to finance a facility construction project at December 31, 2000, and 1999, respectively. The interest rate on the borrowings is 2.1% and principal payments are due semi-annually through 2012.




F-8  BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



The Company has uncommitted Japanese credit facilities with several Japanese banks, which provided for borrowings and promissory notes discounting of up to
15.0 billion Japanese yen (translated to approximately $131 million) and 11.5 billion Japanese yen (translated to approximately $112 million) at December 31, 2000 and 1999, respectively. There was $12 million in borrowings outstanding under the Japanese credit facilities at an interest rate of 1.5% at December 31, 2000 compared to no borrowings at December 31, 1999. At December 31, 2000, approximately $108 million of notes receivable were discounted at average interest rates of approximately 1.5% compared to $112 million of discounted notes receivable at average interest rates of approximately 1.4% at December 31, 1999.

The Company has recognized net deferred tax assets aggregating $226 million at December 31, 2000, and $238 million at December 31, 1999. The assets relate principally to the establishment of inventory and product-related reserves and purchased research and development. In light of the Company's historical financial performance, the Company believes that these assets will be substantially recovered.

The Company is authorized to purchase on the open market and in private transactions up to approximately 60 million shares of the Company's common stock. Stock repurchased under the Company's systematic plan will be used to satisfy its obligations pursuant to its equity incentive plans. Under the authorization, the Company may also repurchase shares outside of the Company's systematic plan. These additional shares would principally be used to satisfy the Company's obligations pursuant to its equity incentive plans, but may also be used for general corporate purposes, including acquisitions. During 2000, the Company repurchased approximately 12 million shares at an aggregate cost of $222 million. As of December 31, 2000, a total of approximately 38 million shares of the Company's common stock have been repurchased.

In December 2000, a jury found that the Company's NIR(R) coronary stent infringed one claim of a patent owned by Johnson & Johnson. A final decision has not yet been entered pending post trial motions. The Company could be found liable and owe damages of approximately $324 million for past sales, plus interest, and additional damages for sales occurring after the jury verdict. The Company expects to appeal any adverse determination and post the necessary bond pending appeal.

On February 15, 2001, the Company announced the signing of a definitive agreement to acquire Interventional Technologies, Inc (IVT). IVT develops, manufactures and markets minimally invasive devices for use in interventional cardiology, including the Cutting Balloon(TM) catheter and the Infiltrator(R) transluminal drug delivery catheter. Boston Scientific will pay approximately $345 million in cash plus additional cash amounts contingent upon achieving performance and other milestones. The transaction is subject to regulatory approval and is expected to be consummated in the second quarter of 2001.

On February 27, 2001, the Company acquired privately held Embolic Protection, Inc., a developer of embolic protection medical devices. Boston Scientific will pay approximately $75 million in cash and assumed restricted stock and options plus additional amounts contingent upon achieving certain performance milestones. Contingent payments would be made in cash or stock of Boston Scientific at the Company's election.

On February 28, 2001, the Company announced the signing of a definitive agreement to acquire Quanam Medical Corporation, (Quanam) a manufacturer of medical devices that specializes in drug delivery systems. Boston Scientific will pay an immaterial amount in stock as initial consideration plus additional payments contingent upon achieving performance and other milestones. Contingent payments would be made in stock of Boston Scientific.

On March 5, 2001, the Company announced the acquisition of Catheter Innovations, Inc., a manufacturer of vascular access products. Boston Scientific will pay an immaterial amount as initial consideration plus additional payments contingent upon achieving performance and other milestones. Contingent payments would be made in cash or stock of Boston Scientific at the Company's election.

These acquisition transactions involve contingent payments. The Company expects to make contingent payments in 2001 of approximately $100 million to $200 million for performance and other milestones achieved in connection with these transactions. All of these transactions will be accounted for using the purchase method of accounting.

Management believes it is developing a sound plan to integrate these businesses. The failure to successfully integrate these businesses effectively could impair the Company's ability to realize the strategic and financial




                                         BOSTON SCIENTIFIC AND SUBSIDIARIES  F-9

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)




objectives of these transactions. As the health care environment continues to undergo rapid change, management expects that it will continue to focus on strategic initiatives and/or make additional investments in existing relationships. In connection with these and other acquisitions consummated during the last five years, the Company has acquired numerous in-process research and development projects. As the Company continues to build its research base, it is reasonable to assume that it will acquire additional research and development platforms.

Additionally, the Company expects to incur capital expenditures of approximately $100 million during 2001. The Company expects that its cash and cash equivalents, marketable securities, cash flows from operating activities and borrowing capacity will be sufficient to meet its projected operating cash needs, including capital expenditures, restructuring initiatives, and the above-mentioned acquisitions of businesses.

Further, the Company continues to engage in negotiations to acquire Medinol. If the Company is successful in its attempt to acquire Medinol, the Company will need additional financing capacity to consummate the transaction. Although the Company believes it will be able to obtain additional financing, there are no assurances that additional financing can be or will be obtained.


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

The Company's floating and fixed-rate investments and debt obligations are subject to interest rate risk. As of December 31, 2000, a 100-basis-point increase in interest rates, assuming the amount invested and borrowed remained constant, would not result in a material increase in the Company's then current net interest.

The Company enters into foreign exchange forward contracts to hedge its net recognized foreign currency transaction exposures for periods consistent with commitments, generally one to six months. In addition, on January 1, 2000, the Company initiated a program to hedge a portion of its forecasted intercompany and third-party transactions with foreign exchange forward and option contracts upon adoption of the Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Hedging activity is intended to offset the impact of currency fluctuations on forecasted earnings and cash flow. However, the Company may be impacted by changes in foreign currency exchange rates related to the unhedged portion. The success of the hedging program depends, in part, on forecasts of transaction activity in various currencies (currently the Japanese yen and the euro). The Company may experience unanticipated foreign currency exchange gains or losses to the extent that there are timing differences between forecasted and actual activity during periods of currency volatility. The Company had foreign exchange forward and option contracts outstanding in the total notional amount of $452 million and $128 million as of December 31, 2000, and 1999, respectively. The Company has recorded approximately $37 million of assets and $1 million of liabilities to recognize the fair value of its contracts outstanding on December 31, 2000, as compared to an immaterial amount at December 31, 1999. Foreign exchange contracts that hedge net recognized foreign currency transaction exposures should not subject the Company's earnings and cash flow to material risk due to exchange rate movements because gains and losses on these contracts should offset losses and gains on the transactions being hedged. Hedges of anticipated transactions may subject the income statement to volatility.

A sensitivity analysis of changes in the fair value of foreign exchange contracts outstanding at December 31, 2000 indicates that, if the U.S. dollar uniformly weakened by 10% against all currencies, the fair value of these contracts would decrease by $37 million as compared to a $9 million decrease based on foreign exchange contracts outstanding at December 31, 1999. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by changes in the value of the underlying exposures being hedged. As the Company has expanded its international operations, its sales and expenses denominated




F-10  BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



in foreign currencies have expanded, and that trend is expected to continue. Therefore, most international sales and expenses have been, and are expected to be, subject to the effect of foreign currency fluctuations, and these fluctuations may have an impact on margins. The Company's sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency selling prices.

Although the Company engages in hedging transactions that may offset the effect of fluctuations in foreign currency exchange rates on foreign currency denominated assets, liabilities, earnings and cash flows, financial exposure may nonetheless result, primarily from the timing of transactions, forecast volatility and the movement of exchange rates.


EURO CONVERSION

On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates among existing sovereign currencies and the euro. On January 1, 2001, Greece became the twelfth member of the participating countries that have agreed to adopt the euro as their common legal currency. Fixed conversion rates among the participating countries' existing currencies (the legacy currencies) and the euro have been established. The legacy currencies are scheduled to remain legal tender as denominations of the euro until at least January 1, 2002 (but not later than July 1, 2002). During this transition period, parties may settle transactions using either the euro or a participating country's legacy currency. The Company has addressed and/or continues to address the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing and foreign currency considerations.

Management currently believes that the euro conversion will not have a material impact related to its overall business in Europe or elsewhere. The increased price transparency resulting from the use of a single currency in the twelve participating countries may affect the ability of the Company to price its products differently in the various European markets. A possible result of this is price harmonization at lower average prices for products sold in some markets. However, uncertainty exists as to the effects the euro will have on the marketplace.


LITIGATION

The Company is involved in various lawsuits, including patent infringement and product liability suits, from time to time in the normal course of business. In management's opinion, the Company is not currently involved in any legal proceeding other than those specifically identified in the notes to the consolidated financial statements which, individually or in the aggregate, could have a material effect on the financial condition, operations and cash flows of the Company. Additionally, legal costs associated with asserting the Company's patent portfolio and defending against claims that the Company's products infringe the intellectual property of others are significant, and legal costs associated with non-patent litigation and compliance activities are rising. Depending upon the prevalence, significance and complexity of these matters, the Company's legal provision could be adversely affected in the future.

Further, product liability claims may be asserted in the future relative to events not known to management at the present time. The Company has insurance coverage that management believes is adequate to protect against such product liability losses as could otherwise materially affect the Company's financial position.


CAUTIONARY STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report contains forward-looking statements. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Forward-looking statements discussed in this report include, but are not limited to, statements with respect to, and the Company's performance may be affected by: (a) the Company's ability to timely implement the global operations plan within its cost estimates, to retain and attract employees as it implements its plant optimization initiative and to achieve estimated operating savings; (b) the Company's ability to achieve manufacturing cost declines, gross margin benefits and inventory reductions from its manufacturing process and supply chain programs; (c) the Company's ability to continue to realize benefits from




                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-11

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



the Schneider acquisition, including purchased research and development and physician and hospital relationships; (d) the ability of the Company to manage accounts receivable, manufacturing costs and inventory levels and mix, and to react effectively to changing managed care environment, reimbursement levels and worldwide economic conditions; (e) the potential impacts of continued consolidation among health care providers, trends toward managed care, disease state management and economically motivated buyers, health care cost containment, the financial viability of health care providers, more stringent regulatory requirements and more vigorous enforcement activities; (f) management's ability to position the Company to take advantage of opportunities that exist in the markets it serves; (g) the Company's ability to retain its established sales force; (h) the Company's continued commitment to refine existing products and procedures and to develop new technologies that can reduce risk, trauma, cost, procedure time, and the need for aftercare; (i) the Company's ability to increase its investment in research and development and to develop, trial and launch products on a timely basis, including products resulting from purchased research and development; (j) risks associated with international operations; (k) the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins and the trend toward increasing sales and expenses denominated in foreign currencies; (l) the Company's ability to maintain its effective tax rate for 2001 and to substantially recover its net deferred tax assets; (m) the ability of the Company to meet its projected cash needs and obtain additional financing, if necessary; (n) the ability of the Company to manage its relationship with Medinol; (o) unforeseen delays, stoppages or interruptions in the supply and/or mix of NIR(R) coronary stent inventory, difficulties in managing inventory relating to new product introductions and the Company's cost to purchase the NIR(R) coronary stent; (p) NIR(R) coronary stent sales as a percentage of worldwide sales and the mix of coronary stent platforms; (q) volatility in the coronary stent market, delays in development of new stent platforms and the timing of submission for and receipt of regulatory approvals to market new coronary and peripheral stent platforms; (r) the Company's ability to remain competitive in the coronary stent and balloon markets; (s) the development of competing or technologically advanced products by the Company's competitors; (t) the ability of the Company to close the IVT and Quanam acquisitions; (u) the Company's ability to develop a sound integration plan, effectively integrate newly acquired businesses and realize their strategic and financial objectives;
(v) the effect of litigation and compliance activities on the Company's legal provision and cash flow; (w) the impact of stockholder class action, patent, product liability, Federal Trade Commission and other litigation, as well as the outcome of the U.S. Department of Justice investigation and the adequacy of the Company's product liability insurance; (x) the potential impact resulting from the euro conversion, including adaptation of information technology systems, competitive implications related to pricing, and foreign currency considerations; and (y) the timing, size and nature of strategic initiatives and research and development platforms available to the Company.

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




F-12  BOSTON SCIENTIFIC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (IN MILLIONS, EXCEPT PER SHARE DATA)



YEAR ENDED DECEMBER 31,                                       2000          1999          1998
- -----------------------                                     -------       -------       -------
Net sales                                                   $ 2,664       $ 2,842       $ 2,234
Cost of products sold                                           832           986           735
                                                            -------       -------       -------
Gross profit                                                  1,832         1,856         1,499

Selling, general and administrative expenses                    867           842           755
Amortization expense                                             91            92            53
Royalties                                                        37            46            31
Research and development expenses                               199           197           200
Purchased research and development                                                          682
Restructuring and merger-related charges (credits)               58           (10)          (15)
                                                            -------       -------       -------
                                                              1,252         1,167         1,706
                                                            =======       =======       =======
Operating income (loss)                                         580           689          (207)

Other income (expense):
     Interest expense                                           (70)         (118)          (68)
     Other, net                                                  17            (9)
                                                            -------       -------       -------
Income (loss) before income taxes                               527           562          (275)
Income taxes                                                    154           191           (11)
                                                            -------       -------       -------
Net income (loss)                                           $   373       $   371       $  (264)
                                                            =======       =======       =======

Net income (loss) per common share - basic                  $  0.92       $  0.92       $ (0.68)
                                                            =======       =======       =======

Net income (loss) per common share - assuming dilution      $  0.91       $  0.90       $ (0.68)
                                                            =======       =======       =======




                (SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)



                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-13

CONSOLIDATED BALANCE SHEETS (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)


YEAR ENDED DECEMBER 31,                                        2000        1999
- -----------------------                                       ------      ------
ASSETS
Current assets:
     Cash and cash equivalents                                $   54      $   64
     Short-term investments                                        6          14
     Trade accounts receivable, net                              361         445
     Inventories                                                 354         376
     Deferred income taxes                                       152         121
     Prepaid expenses and other current assets                    65          35
                                                              ------      ------
         Total current assets                                    992       1,055

Property, plant and equipment, net                               567         604


Other assets:
     Excess of cost over net assets acquired, net                821         840
     Technology - core and developed, net                        507         570
     Patents, trademarks and other intangibles, net              343         316
     Deferred income taxes                                        74         117
     Investments                                                  99          55
     Other assets                                                 24          15
                                                              ------      ------
                                                              $3,427      $3,572
                                                              ======      ======




                (SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)



F-14  BOSTON SCIENTIFIC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED) (IN MILLIONS, EXCEPT SHARE AND PER SHARE
DATA)


YEAR ENDED DECEMBER 31,                                                      2000          1999
- -----------------------                                                    -------       -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Commercial paper                                                      $    56       $   277
     Bank obligations                                                          204           323
     Accounts payable                                                           67            92
     Accrued expenses                                                          279           286
     Accrual for restructuring and merger-related charges                       73            32
     Income taxes payable                                                      137            42
     Other current liabilities                                                   3             3
                                                                           -------       -------
         Total current liabilities                                             819         1,055

Long-term debt                                                                 562           678
Obligations under capital leases                                                12            10
Other long-term liabilities                                                     99           105

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $ .01 par value - authorized 50,000,000 shares, none issued and outstanding
     Common stock, $ .01 par value - authorized 600,000,000 shares,
         414,922,050 shares issued at December 31, 2000 and 1999                 4             4
     Additional paid-in capital                                              1,210         1,210
     Treasury stock, at cost - 15,074,381 shares at December 31, 2000
         and 5,872,857 shares at December 31, 1999                            (282)         (126)
     Deferred compensation                                                     (15)
     Retained earnings                                                       1,116           752
     Accumulated other comprehensive income (loss):
         Foreign currency translation adjustment                              (142)         (123)
         Unrealized gain on available-for-sale securities, net                  17             7
         Unrealized gain on derivative financial instruments, net               27
                                                                           -------       -------
     Total stockholders' equity                                              1,935         1,724
                                                                           -------       -------
                                                                           $ 3,427       $ 3,572
                                                                           =======       =======




                (SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)



                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-15

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (IN MILLIONS, EXCEPT SHARE DATA)



                                            Common Stock                            Contingent
                                     --------------------------     Additional        Stock
                                     Shares Issued       Par          Paid-In       Repurchase     Treasury       Deferred
                                     (In thousands)     Value         Capital       Obligation       Stock      Compensation
                                     --------------   ---------     ----------      ----------     ---------    ------------
BALANCE AT
DECEMBER 31, 1997                       195,611       $      2       $    433       $     18       $    (96)
Comprehensive loss:
  Net loss
  Other comprehensive income
    (expense), net of tax:
    Foreign currency translation
      adjustment
    Net change in equity
      investments
Issuance of common stock                  2,047                            47                            96
Stock split effected in the form
  of a stock dividend                   196,528              2
Expiration of stock repurchase
  obligation                                                               18            (18)
Tax benefit relating to incentive
  stock option and employee stock
  purchase plans                                                            9
                                        -------       --------       --------       --------       --------       --------
BALANCE AT
DECEMBER 31, 1998                       394,186              4            507

Comprehensive income:
  Net income
  Other comprehensive income
    (expense), net of tax:
    Foreign currency translation
      adjustment
    Net change in equity
      investments
Issuance of common stock                 20,736                           654                             1
Purchases of common stock for
  treasury                                                                                             (127)
Tax benefit relating to incentive
  stock option and employee stock
  purchase plans                                                           49
                                        -------       --------       --------       --------       --------       --------
BALANCE AT
DECEMBER 31, 1999                       414,922              4          1,210                          (126)

Comprehensive income:
  Net income
  Other comprehensive income
    (expense), net of tax:
    Foreign currency translation
      adjustment
    Net change in equity
      investments
    Net change in derivative
      financial instruments
Issuance of common stock                                                   (7)                           45
Issuance of restricted stock                                                2                            24       $    (26)
Cancellation of restricted stock                                                                         (3)             3
Purchases of common stock for
  treasury                                                                                             (222)
Tax benefit relating to incentive
  stock option and employee stock
  purchase plans                                                            5
Amortization of deferred
  compensation                                                                                                           8
                                        -------       --------       --------       --------       --------       --------
BALANCE AT
DECEMBER 31, 2000                       414,922       $      4       $  1,210                      $   (282)      $    (15)
                                        =======       ========       ========       ========       ========       ========

                                                   Accumulated
                                                      Other      Comprehensive
                                      Retained    Comprehensive     Income
                                      Earnings    Income (Loss)     (Loss)
                                     ---------    -------------  -------------
BALANCE AT
DECEMBER 31, 1997                    $    678       $    (77)
Comprehensive loss:
  Net loss                               (264)                     $   (264)
  Other comprehensive income
    (expense), net of tax:
    Foreign currency translation
      adjustment                                          22             22
    Net change in equity
      investments                                        (16)           (16)
Issuance of common stock                  (56)
Stock split effected in the form
  of a stock dividend                      (2)
Expiration of stock repurchase
  obligation
Tax benefit relating to incentive
  stock option and employee stock
  purchase plans                           25
                                     --------       --------       --------
BALANCE AT
DECEMBER 31, 1998                         381            (71)      $   (258)
                                                                   --------
Comprehensive income:
  Net income                              371                      $    371
  Other comprehensive income
    (expense), net of tax:
    Foreign currency translation
      adjustment                                         (51)           (51)
    Net change in equity
      investments                                          6              6
Issuance of common stock
Purchases of common stock for
  treasury
Tax benefit relating to incentive
  stock option and employee stock
  purchase plans
                                     --------       --------       --------
BALANCE AT
DECEMBER 31, 1999                         752           (116)      $    326
                                                                   --------
Comprehensive income:
  Net income                              373                      $    373
  Other comprehensive income
    (expense), net of tax:
    Foreign currency translation
      adjustment                                         (19)           (19)
    Net change in equity
      investments                                         10             10
    Net change in derivative
      financial instruments                               27             27
Issuance of common stock                   (9)
Issuance of restricted stock
Cancellation of restricted stock
Purchases of common stock for
  treasury
Tax benefit relating to incentive
  stock option and employee stock
  purchase plans
Amortization of deferred
  compensation
                                     --------       --------       --------
BALANCE AT
DECEMBER 31, 2000                    $  1,116       $    (98)      $    391
                                     ========       ========       ========






                (SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)




F-16  BOSTON SCIENTIFIC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (IN MILLIONS)

YEAR ENDED DECEMBER 31,                                          2000          1999          1998
- -----------------------                                        -------       -------       -------
OPERATING ACTIVITIES:
Net income (loss)                                              $   373       $   371       $  (264)
Adjustments to reconcile net income (loss)
 to cash provided by operating activities:
     Gain on sale of equity investments                            (14)                         (5)
     Depreciation and amortization                                 181           178           129
     Deferred income taxes                                           2           (29)         (151)
     Noncash special credits                                                      (5)          (36)
     Purchased research and development                                                        682
     Tax benefit relating to stock option and
      employee stock purchase plans                                  5            49            34
     Increase (decrease) in cash flows from
      operating assets and liabilities:
         Trade accounts receivable                                  78            82           (95)
         Inventories                                                15            68           (26)
         Prepaid expenses and other current assets                 (24)            8             7
         Accounts payable and accrued expenses                     (27)           38            36
         Accrual for restructuring and
          merger-related charges                                    45           (45)          (22)
         Other liabilities                                          91            58            11
     Other, net                                                     14             3            (7)
                                                               -------       -------       -------
Cash provided by operating activities                              739           776           293

INVESTING ACTIVITIES:
     Purchases of property, plant and equipment                    (76)          (80)         (175)
     Proceeds from sales of property, plant and equipment            4            21             1
     Sales of available-for-sale securities                         15             5            11
     Acquisitions of businesses, net of cash acquired                                       (2,060)
     Payments related to 1998 acquisition                                       (128)
     Payments for acquisitions of and/or investments
      in certain technologies, net                                 (50)           (3)           (2)
                                                               -------       -------       -------
Cash used for investing activities                                (107)         (185)       (2,225)

FINANCING ACTIVITIES:
     Net (decrease) increase in commercial paper                  (221)       (1,539)        1,393
     Net (payments on) proceeds from borrowings
      on revolving credit facilities                              (234)          421
     Proceeds from notes payable and long-term debt,
      net of debt issuance costs                                    22             8           522
     Payments on notes payable, capital leases and
      long-term borrowings                                         (14)          (10)          (33)
     Proceeds from issuances of shares of common stock              29           655            66
     Acquisitions of treasury stock                               (222)         (127)
     Other, net                                                      2            (1)           (5)
                                                               -------       -------       -------
Cash (used for) provided by financing activities                  (638)         (593)        1,943
Effect of foreign exchange rates on cash                            (4)           (4)            1
                                                               -------       -------       -------
Net (decrease) increase in cash and cash equivalents               (10)           (6)           12
Cash and cash equivalents at beginning of year                      64            70            58
                                                               -------       -------       -------
Cash and cash equivalents at end of year                       $    54       $    64       $    70
                                                               =======       =======       =======




                (SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)



                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Boston Scientific Corporation (Boston Scientific or the Company) and its subsidiaries, substantially all of which are wholly-owned, and include the results of Schneider Worldwide (Schneider) beginning in September 1998. Investments in companies, representing 20% to 50% of their ownership, are accounted for under the equity method, including the Company's 22% ownership in Medinol Ltd. (Medinol). Income recorded in connection with these investments did not have a material impact on the Company's operating results during the periods presented. Investments in companies, representing less than 20% of their ownership, are accounted for under the cost method.

ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

CONCENTRATION OF CREDIT RISK: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash and cash equivalents, marketable securities, derivative instrument contracts and accounts receivable. The Company invests its excess cash primarily in high-quality securities and limits the amount of credit exposure to any one financial institution. The Company's investment policy limits exposure to concentration of credit risk and changes in market conditions. Counterparties to financial instruments expose the Company to credit-related losses in the event of non-performance. The Company transacts derivative instrument contracts with major financial institutions to limit its credit exposure.

The Company provides credit, in the normal course of business, primarily to hospitals, private and governmental institutions and health care agencies and doctors' offices. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

INVENTORIES: Inventories are stated at the lower of first-in, first-out cost or market. Generally, write-downs of consignment inventory are charged to selling, general and administrative expenses.

PROPERTY, PLANT AND EQUIPMENT: Property, plant, equipment and leaseholds are stated at historical cost. Expenditures for maintenance and repairs are charged to expense; betterments are capitalized. The Company provides for depreciation and amortization by the straight-line method at rates which are intended to depreciate and amortize the cost of these assets over their estimated useful lives. Buildings and improvements are depreciated over a 15-to-40 year life; equipment, furniture and fixtures are depreciated over a 2-to-12 year life. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease.

The Company receives grant money equal to a percentage of expenditures on eligible capital equipment, which is recorded as deferred income and recognized ratably over the life of the underlying assets. The grant money would be repayable, in whole or in part, should the Company fail to meet certain employment goals.

INTANGIBLE ASSETS: Intangible assets are recorded at historical cost and amortized using the straight-line method over the following lives: Patents and trademarks (3 - 20 years); Licenses (2 - 20 years); Core and developed technology (3 - 25 years); Excess of cost over net assets acquired (8 - 40 years); Other intangibles (various).

The Company reviews its excess of cost over net assets acquired and other intangible assets to determine if any adverse conditions exist that would indicate impairment. Conditions that would trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset or an adverse action or assessment by a regulator. If the carrying amount of an asset exceeds the sum of its undiscounted cash flows, the carrying value is written down to fair value



F-18 BOSTON SCIENTIFIC AND SUBSIDIARIES in the period identified. Fair value is calculated as the present value of estimated future cash flows using a risk-adjusted discount rate commensurate with the Company's weighted-average cost of capital.

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

Income taxes are provided on unremitted earnings of subsidiaries outside the United States (U.S.) where such earnings are expected to be repatriated. The Company intends to determine annually the amount of unremitted earnings of non-U.S. subsidiaries to invest indefinitely in its non-U.S. operations. It is not practical to estimate the amount of taxes payable on earnings determined to be invested indefinitely in non-U.S. operations. At December 31, 2000, unremitted earnings of non-U.S. subsidiaries were $758 million.

REVENUE RECOGNITION: The Company recognizes revenue from the sale of its products when the products are shipped to its customers unless a consignment arrangement exists. Revenue from consignment customers is recognized based on notification from the customer of usage indicating sales are complete. The Company allows its customers to return certain products for credit. The Company also allows customers to return defective or damaged products for credit or replacement. Accruals are made and evaluated for adequacy for all returns.

LEGAL COSTS: The Company accrues costs of settlement, damages and, under certain conditions, costs of defense when such costs are probable and estimable. Otherwise, such costs are expensed as incurred.

RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred.

STOCK COMPENSATION ARRANGEMENTS: The Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and intends to continue to do so. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation." Any compensation cost on fixed awards with pro rata vesting is recognized on a straight-line basis over the award's vesting period.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: As of January 1, 2000, the Company adopted Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was issued in June, 1998 and its amendments Statements 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" and 138, "Accounting for Derivative Instruments and Certain Hedging Activities" issued in June 1999 and June 2000, respectively (collectively referred to as Statement 133).

As a result of adoption of Statement 133, the Company recognizes all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in earnings or in stockholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting. Changes in fair values of derivatives not qualifying for hedge accounting are reported in earnings.

The Company recorded an immaterial transition adjustment upon adoption of Statement 133.

NEW ACCOUNTING STANDARD: In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which the Company adopted in the fourth quarter of 2000. SAB 101 provides a framework for various revenue recognition issues and more conservative interpretations of existing accounting guidance. The Company's adoption of this bulletin had no material effect on the Company's reported results of operations or financial position.

SHIPPING AND HANDLING COSTS: The Company does not generally recognize revenue from shipping and handling of its products. Shipping and handling costs are recorded as selling, general and administrative expenses.

NET INCOME PER COMMON SHARE: Net income (loss) per common share is based upon the weighted-average number of common shares, common share equivalents and the dilutive effect of European put options, if applicable, outstanding each year. The Company paid a two-for-one stock split on November 30, 1998. All historical per-share amounts have been restated to reflect the stock split.

RECLASSIFICATIONS: Certain prior years' amounts have been reclassified to conform to the current year's presentation.



                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-19

NOTE B - OTHER BALANCE SHEET INFORMATION

Components of other selected captions in the Consolidated Balance Sheets at December 31 consisted of:

(In millions)                                                   2000        1999
- -------------                                                   ----        ----
TRADE ACCOUNTS RECEIVABLE
Accounts receivable                                             $428        $508
Less allowances                                                   67          63
                                                                ----        ----
                                                                $361        $445
                                                                ====        ====
INVENTORIES
Finished goods                                                  $172        $194
Work-in-process                                                   59          60
Raw materials                                                    123         122
                                                                ----        ----
                                                                $354        $376
                                                                ====        ====
PROPERTY, PLANT AND EQUIPMENT
Land                                                            $ 56        $ 56
Buildings and improvements                                       365         376
Equipment, furniture and fixtures                                521         508
                                                                ----        ----
                                                                 942         940
Less accumulated depreciation and amortization                   375         336
                                                                ----        ----
                                                                $567        $604
                                                                ====        ====
EXCESS OF COST OVER NET ASSETS ACQUIRED
Excess of cost over net assets acquired                         $879        $886
Less accumulated amortization                                     58          46
                                                                ----        ----
                                                                $821        $840
                                                                ====        ====
TECHNOLOGY - CORE AND DEVELOPED
Core technology                                                 $421        $421
Developed technology                                             220         222
                                                                ----        ----
                                                                 641         643
Less accumulated amortization                                    134          73
                                                                ----        ----
                                                                $507        $570
                                                                ====        ====
PATENTS, TRADEMARKS AND OTHER
Patents and trademarks                                          $296        $284
Licenses                                                         102          69
Other                                                             77          75
                                                                ----        ----
                                                                 475         428
Less accumulated amortization                                    132         112
                                                                ----        ----
                                                                $343        $316
                                                                ====        ====
ACCRUED EXPENSES
Payroll and related liabilities                                 $112        $ 97
Other                                                            167         189
                                                                ----        ----
                                                                $279        $286
                                                                ====        ====




During 2000, the Company purchased approximately $130 million of NIR(R) coronary stents from Medinol and had approximately $149 million of net NIR(R) inventory on hand as of December 31, 2000. Any delays, stoppages, or interruptions in the supply and/or mix of the NIR(R) stent could adversely affect the operating results of the Company. Worldwide NIR(R) coronary stent sales were approximately 15% of 2000 worldwide sales.




F-20  BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTE C - CASH, CASH EQUIVALENTS AND INVESTMENTS

Cash, cash equivalents and investments, stated at fair value, consisted of the following:


                                                                      Gross           Gross
                                                      Fair         Unrealized      Unrealized       Amortized
(In millions)                                         Value           Gains          Losses           Cost
- -------------                                         -----        ----------      ----------       ---------
DECEMBER 31, 2000
AVAILABLE-FOR-SALE:
Cash and money market accounts                         $54                                             $54
Equity securities (with a readily
     determinable fair value)                           42             $28            $ 1               15
                                                       ---             ---            ---              ---
                                                       $96             $28            $ 1              $69

DECEMBER 31, 1999
AVAILABLE-FOR-SALE:
Cash and money market accounts                         $64                                             $64
Equity securities (with a readily
     determinable fair value)                           29             $17            $ 5               17
                                                       ---             ---            ---              ---
                                                       $93             $17            $ 5              $81
                                                       ---             ---            ---              ---


The Company has no trading securities. Unrealized gains and temporary losses for available-for-sale securities are excluded from earnings and are reported, net of tax, as a separate component of stockholders' equity until realized. The cost of available-for-sale securities is based on the specific identification method.

At December 31, 2000 and 1999, the Company had investments totaling $63 million, including its investment in Medinol, and $40 million, respectively, in which the fair value was not readily determinable. During 2000, the Company received cash dividends of approximately $25 million, net of tax, from Medinol.



NOTE D - BORROWINGS AND CREDIT ARRANGEMENTS

The Company's borrowings at December 31 consisted of:

(In millions)                                               2000            1999
                                                            ----            ----
Commercial paper                                            $ 56            $277
Bank obligations - short-term                                204             323
Long-term debt - fixed rate                                  562             570
Long-term debt - floating rate                                               108
Capital leases (see Note E)                                   12              10
                                                            ----            ----


The Company had approximately $56 million and $277 million of commercial paper outstanding at December 31, 2000 and 1999, respectively, at weighted-average interest rates of 8.00% and 6.70%, respectively. In addition, the Company had approximately $187 million and $421 million in revolving credit facility borrowings outstanding at December 31, 2000 and 1999, respectively, at weighted-average interest rates of 4.54% and 6.66%, respectively. At December 31, 2000, the revolving credit facilities totaled $1.65 billion, consisting of a $1.0 billion credit facility that terminates in June 2002, a $600 million 364-day credit facility that terminates in September 2001 and a $50 million uncommitted credit facility. The revolving credit facilities also support the Company's commercial paper borrowings. Use of the borrowings is unrestricted and the borrowings are unsecured. The revolving credit facilities require the Company to maintain a specific ratio of consolidated funded debt (as defined) to consolidated net worth (as defined) plus consolidated funded debt of less than or equal to 60%. The ratio was approximately 26% and 37% at December 31, 2000 and 1999, respectively.

The Company has the ability to refinance a portion of its short-term debt on a long-term basis through its revolving credit facilities. The Company does not expect that its short-term borrowings as of



                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-21

December 31, 2000 will remain outstanding beyond the next twelve months and, accordingly, the Company has not reclassified any of the short-term borrowings as long-term at December 31, 2000, compared to $108 million of such reclassifications at December 31, 1999.

In March 1998, the Company issued $500 million of seven-year senior notes. The senior notes bear a coupon of 6.625% payable semi-annually, and are not redeemable prior to maturity or subject to any sinking fund requirements.

The Company had 6.0 billion Japanese yen (translated to approximately $53 million and $58 million at December 31, 2000 and 1999, respectively) of borrowings outstanding with a syndicate of Japanese banks. The interest rate on the borrowings is 2.37% and the borrowings are payable in 2002. In addition, the Company had approximately 1.1 billion Japanese yen (translated to approximately $9 million) and 1.2 billion Japanese yen (translated to approximately $12 million) of borrowings outstanding from a Japanese bank used to finance a facility construction project at December 31, 2000 and 1999, respectively. The interest rate on the borrowings is 2.1% and principal payments are due semi-annually through 2012.

The Company has uncommitted Japanese credit facilities with several Japanese banks, which provided for borrowings and promissory notes discounting of up to
15.0 billion Japanese yen (translated to approximately $131 million) and 11.5 billion Japanese yen (translated to approximately $112 million) at December 31, 2000 and 1999, respectively. There was $12 million in borrowings outstanding under the Japanese credit facilities at an interest rate of 1.5% at December 31, 2000, compared to no borrowings at December 31, 1999. At December 31, 2000, approximately $108 million of notes receivable were discounted at average interest rates of approximately 1.5% compared to $112 million of discounted notes receivable at average interest rates of approximately 1.4% at December 31, 1999.

In addition, the Company had other outstanding short-term bank obligations of $5 million and $10 million at December 31, 2000 and 1999, respectively, at weighted-average interest rates of 6.04% and 5.04%, respectively.

Interest paid, including interest paid under capital leases and mortgage loans, amounted to $69 million in 2000, $117 million in 1999, and $65 million in 1998.


NOTE E - LEASES

Rent expense amounted to $36 million in 2000, $37 million in 1999 and $40 million in 1998. Future minimum rental commitments as of December 31, 2000 under noncancelable capital and operating lease agreements are as follows:

Year Ended
December 31,                                             Capital    Operating
(In millions)                                            Leases      Leases
- -------------                                            -------    ---------
2001                                                      $  2        $ 32
2002                                                         2          27
2003                                                         3          14
2004                                                         3           9
2005                                                         2           8
Thereafter                                                   9          51
                                                          ----        ----
Total minimum lease payments                                21        $141
                                                          ====        ====
Amount representing interest                                 9
                                                          ----        ----
Present value of minimum lease payments                   $ 12
                                                          ====        ====

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

LONG-TERM DEBT: The fair value of the Company's fixed rate long-term debt is estimated



F-22 BOSTON SCIENTIFIC AND SUBSIDIARIES based on quoted market prices. The carrying amounts of the Company's floating rate long-term debt approximate their fair value.

FOREIGN EXCHANGE CONTRACTS: The fair values of foreign exchange contracts are estimated based on the amount that the Company would receive or pay to terminate the agreements at the reporting date. The Company had foreign exchange contracts outstanding in the notional amounts of $452 million and $128 million as of December 31, 2000 and 1999, respectively.

The carrying amounts and fair values of the Company's financial instruments at December 31, 2000 and 1999 are as follows:

                                                     2000                1999
                                               -----------------   -----------------
                                               Carrying    Fair    Carrying    Fair
(In millions)                                   Amount     Value    Amount     Value
- -------------                                  --------    -----   --------    -----
ASSETS:
     Cash, cash equivalents and investments      $ 96      $ 96      $ 93      $ 93
     Foreign exchange contracts                    37        37

LIABILITIES:
     Commercial paper                            $ 56      $ 56      $277      $277
     Bank obligations - short-term                204       204       323       323
     Long-term debt - fixed rate                  562       518       570       530
     Long-term debt - floating rate                                   108       108
     Foreign exchange contracts                     1         1
                                                 ----      ----      ----      ----




                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-23

NOTE G - INCOME TAXES


Income (loss) before income taxes consisted of:

                                                YEAR ENDED DECEMBER 31,

(In millions)                           2000             1999              1998
- -------------                          -----            -----             -----
Domestic                               $ 272            $ 422             $(346)
Foreign                                  255              140                71
                                       -----            -----             -----
                                       $ 527            $ 562             $(275)
                                       =====            =====             =====


The related provision (benefit) for income taxes consisted of:

                                                 YEAR ENDED DECEMBER 31,

(In millions)                            2000             1999             1998
- -------------                           -----            -----            -----
Current:
     Federal                            $ 115            $ 164            $ 106
     State                                  8               17               21
     Foreign                               29               39               13
                                        -----            -----            -----
                                          152              220              140
                                        =====            =====            =====

Deferred:
     Federal                               (9)              (8)            (112)
     State                                 (1)              (1)             (27)
     Foreign                               12              (20)             (12)
                                        -----            -----            -----
                                            2              (29)            (151)
                                        -----            -----            -----
                                        $ 154            $ 191            $ (11)
                                        =====            =====            =====


The reconciliation of taxes on income at the federal statutory rate to the actual provision (benefit) for income taxes is:

                                                      YEAR ENDED DECEMBER 31,

(In millions)                                      2000        1999        1998
- -------------                                     -----       -----       -----
Tax at statutory rate                             $ 184       $ 197       $ (96)
State income taxes, net of federal benefit            5          11           8
Effect of foreign taxes                             (36)        (20)        (25)
Non-deductible merger-related expenses and
     purchased research and development                                      93
Other, net                                            1           3           9
                                                  -----       -----       -----
                                                  $ 154       $ 191       $ (11)
                                                  =====       =====       =====




F-24  BOSTON SCIENTIFIC AND SUBSIDIARIES

Significant components of the Company's deferred tax assets and liabilities at December 31 consisted of:

(In millions)                                                              2000        1999
- -------------                                                             -----       -----
Deferred tax assets:
     Inventory costs, intercompany profit and related reserves            $  92       $  89
     Tax benefit of net operating loss and tax credits                       33          42
     Reserves and accruals                                                   36          21
     Restructuring and merger-related charges, including
         purchased research and development                                 228         230
     Other, net                                                              28          21
                                                                          -----       -----
                                                                            417         403

     Less valuation allowance on deferred tax assets                         27          38
                                                                          -----       -----
                                                                          $ 390       $ 365
                                                                          =====       =====

Deferred tax liabilities:
     Property, plant and equipment                                        $  (4)      $  (3)
     Intangible assets                                                      (66)        (45)
     Unremitted earnings of subsidiaries                                    (58)        (59)
     Unrealized gains and losses on available-for-sale securities           (10)         (5)
     Unrealized gains and losses on derivative financial instruments        (16)
     Other                                                                  (10)        (15)
                                                                          -----       -----
                                                                           (164)       (127)
                                                                          =====       =====

                                                                          $ 226       $ 238
                                                                          =====       =====


At December 31, 2000, the Company had U.S. tax net operating loss carryforwards and tax credits of approximately $23 million that expire periodically beginning in the year 2007. In addition, the Company had foreign tax net operating loss carryforwards of approximately $10 million that will expire periodically beginning in the year 2002. The Company established a valuation allowance of $27 million for these carryforwards. The reduction from 1999 to 2000 in the valuation allowance is primarily related to the utilization of net operating loss carryforwards that were previously restricted by U.S. tax law.

Income taxes paid amounted to $50 million in 2000, $93 million in 1999 and $109 million in 1998. The income tax provision (benefit) of the unrealized gain or loss component of other comprehensive income (loss) was approximately $21 million, $4 million, and $(11) million for 2000, 1999, and 1998, respectively.




                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-25

NOTE H - STOCKHOLDERS' EQUITY

PREFERRED STOCK: The Company is authorized to issue 50 million shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative participating, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by the Company's stockholders. At December 31, 2000, the Company had no shares of preferred stock outstanding.

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

The Company is authorized to purchase on the open market and in private transactions up to approximately 60 million shares of the Company's common stock. Stock repurchased under the Company's systematic plan will be used to satisfy its obligations pursuant to its equity incentive plans. Under the authorization, the Company may also repurchase shares outside of the Company's systematic plan. These additional shares would principally be used to satisfy the Company's obligations pursuant to its equity incentive plans, but may also be used for general corporate purposes, including acquisitions. During 2000, the Company repurchased approximately 12 million shares at an aggregate cost of $222 million. As of December 31, 2000, a total of approximately 38 million shares of the Company's common stock have been repurchased.

NOTE I - STOCK OWNERSHIP PLANS

EMPLOYEE AND DIRECTOR STOCK INCENTIVE PLANS

Boston Scientific's 1992 and 1995 Long-Term Incentive Plans provide for the issuance of up to 40 million shares of common stock. During 2000, the Company's Board of Directors and stockholders approved and adopted the Boston Scientific 2000 Long-Term Incentive Plan, which reserves an additional 20 million shares of common stock for issuance under this plan. The terms of these three plans are similar. Together, the plans cover officers of, directors of, employees of and consultants to the Company and provide for the grant of various incentives, including qualified and non-qualified options, stock grants, share appreciation rights and performance awards. Options granted to purchase shares of common stock are either immediately exercisable or exercisable in installments as determined by the Compensation Committee of the Board of Directors, consisting of two or more non-employee directors (the Committee), and, expire within ten years from date of grant. In the case of qualified options, if an employee owns more than 10% of the voting power of all classes of stock, the option granted will be at 110% of the fair market value of the Company's common stock on the date of grant and will expire over a period not to exceed five years.

The Committee may also make stock grants in which shares of common stock may be issued to directors, officers, employees and consultants at a purchase price less than fair market value. The terms and conditions of such issuances, including whether achievement of individual or Company performance targets is required for the retention of such awards, are determined by the Committee. The Committee may also issue shares of common stock and/or authorize cash awards under the incentive plans in recognition of the



F-26 BOSTON SCIENTIFIC AND SUBSIDIARIES achievement of long-term performance objectives established by the Committee.

In January 2000, the Company granted under its 1992 and 1995 Long-Term Incentive Plans approximately 1.1 million shares of its common stock to a limited group of employees subject to certain forfeiture restrictions. The purpose of the program was to help retain key employees. The market value of these shares was approximately $26 million on the date of issuance and the vesting period is three years. This amount was recorded as deferred compensation and is shown as a separate component of stockholders' equity. The deferred compensation is being amortized to expense over the vesting period and amounted to approximately $8 million for the year ended December 31, 2000. During the year ended December 31, 2000, approximately 143,000 shares of restricted stock were forfeited. No stock grants were issued in 1999 and 5,000 shares were issued during 1998.

Boston Scientific's 1992 Non-Employee Directors' Stock Option Plan provides for the issuance of up to 200,000 shares of common stock and authorizes the automatic grant to outside directors of options to acquire a specified number of shares of common stock generally on the date of each annual meeting of the stockholders of the Company. Options under this plan are exercisable ratably over a three-year period and expire ten years from the date of grant.

Shares reserved for future issuance under all of the Company's incentive plans totaled approximately 52 million at December 31, 2000.

If the Company had elected to recognize compensation expense for the granting of options under stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," net income (loss) and earnings (loss) per share would have been reported as the following pro forma amounts:

                                                                 YEAR ENDED DECEMBER 31,
(In millions, except per share data)                          2000          1999          1998
- ------------------------------------                      --------      --------      --------
Net income (loss)
     As reported                                          $    373      $    371      $   (264)
     Pro forma                                                 333           329          (302)
                                                          --------      --------      --------
Earnings (loss) per common share - assuming dilution
     As reported                                          $   0.91      $   0.90      $  (0.68)
     Pro forma                                                0.83          0.80         (0.77)
                                                          ========      ========      ========

The weighted-average grant-date fair value per share of options granted during 2000, 1999 and 1998, calculated using the Black-Scholes options pricing model, is $8.67, $13.81 and $13.13, respectively.

The fair value of the stock options used to calculate the pro forma net income
(loss) and earnings (loss) per share amounts above is estimated using the Black-Scholes options pricing model with the following weighted-average assumptions:

                                   2000               1999               1998
                                ---------          ---------          ---------
Dividend yield                          0%                 0%                 0%
Expected volatility                 47.20%             48.60%             37.80%
Risk-free interest rate              6.01%              5.37%              5.64%
Actual forfeitures              2,737,000          1,272,000          1,127,000
Expected life                         4.6                4.2                3.7
                                =========          =========          =========



                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-27

Information related to stock options at December 31 under stock incentive plans is as follows:

(Option amounts in thousands)           2000                     1999                     1998
- -----------------------------   --------------------     --------------------     --------------------
                                            Weighted                 Weighted                 Weighted
                                             Average                  Average                  Average
                                            Exercise                 Exercise                 Exercise
                                Options       Price      Options       Price      Options       Price
                                -------     --------     -------     --------     -------     --------
Outstanding at January 1        31,511       $23.63      32,048       $20.45      33,206       $15.76
     Granted                    18,441        18.22       6,634        31.57       6,621        35.91
     Exercised                  (1,348)       11.23      (5,195)       12.39      (5,557)       10.19
     Canceled                   (4,031)       28.18      (1,976)       28.29      (2,222)       22.02
                                ------       ------      ------       ------      ------       ------
Outstanding at December 31      44,573        21.36      31,511        23.63      32,048        20.45
                                ======       ======      ======       ======      ======       ======
Exercisable at December 31      16,921       $19.56      13,346       $16.22      13,053       $11.58
                                ======       ======      ======       ======      ======       ======


Below is additional information related to stock options outstanding and exercisable at December 31, 2000:

                                                                               Stock Options
(Option amounts in thousands)       Stock Options Outstanding                   Exercisable
- -----------------------------  -----------------------------------        -----------------------
                                           Weighted
                                            Average       Weighted                       Weighted
                                           Remaining      Average                        Average
                                          Contractual     Exercise                       Exercise
Range of Exercise Prices       Options        Life          Price         Options         Price
- ------------------------       -------    -----------     --------        -------        --------
     $0.00 - 8.00               3,669         2.61         $ 5.71          3,669         $ 5.71
     8.01-16.00                11,655         8.10          12.82          3,765          13.65
     16.01-24.00                9,586         8.25          18.68          3,004          20.53
     24.01-32.00               11,332         7.65          26.42          3,480          25.07
     32.01-40.00                8,105         7.77          36.14          2,945          36.37
     40.01-48.00                  226         8.53          44.96             58          44.85
                               ------         ----         ------         ------         ------
                               44,573         7.51         $21.36         16,921         $19.56
                               ======         ====         ======         ======         ======


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

During 2000, approximately 754,000 shares were issued at prices ranging from $18.59 to $18.65 per share. During 1999, approximately 603,000 shares were issued at prices ranging from $22.47 to $22.79 per share, and during 1998, approximately 380,000 shares were issued at $23.35 per share. At December 31, 2000, there were approximately 219,000 shares available for future issuance.



F-28  BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTE J - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

                                                             YEAR ENDED DECEMBER 31,
(In millions, except share and per share data)         2000           1999           1998
- ----------------------------------------------      ---------      ---------      ---------
BASIC:
     Net income (loss)                              $     373      $     371      $    (264)
                                                    =========      =========      =========
     Weighted average shares
         outstanding (in thousands)                   405,271        404,783        390,836
                                                    =========      =========      =========
     Net income (loss) per
         common share                               $    0.92      $    0.92      $   (0.68)
                                                    =========      =========      =========

ASSUMING DILUTION:
     Net income (loss)                              $     373      $     371      $    (264)
                                                    =========      =========      =========
     Weighted average shares
         outstanding (in thousands)                   405,271        404,783        390,836
     Net effect of dilutive stock-based
         compensation (in thousands)                    3,051          6,568
                                                    ---------      ---------
     Total                                            408,322        411,351        390,836
                                                    =========      =========      =========
     Net income (loss) per
         common share                               $    0.91      $    0.90      $   (0.68)
                                                    =========      =========      =========

During 2000, 1999 and 1998, approximately 24 million, 7 million and 7 million potential common shares, respectively, were not included in the computation of earnings per share, assuming dilution, because exercise prices were greater than the average market price of the common shares. In addition, during 1998, approximately 9 million stock options were not included in the computation of earnings per share, assuming dilution, because they would have been antidilutive.

NOTE K - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Upon adoption of Statement 133, the Company initiated a program to hedge a portion of its forecasted intercompany and third-party transactions with foreign exchange forward and option contracts. These contracts are entered into to reduce the risk that the Company's earnings and cash flows resulting from certain forecasted transactions will be adversely affected by changes in foreign currency exchange rates. However, the Company may be impacted by changes in foreign currency exchange rates related to the unhedged portion. The success of the hedging program depends, in part, on forecasts of transaction activity in various currencies (currently the Japanese yen and the euro). The Company may experience unanticipated foreign currency exchange gains or losses to the extent that there are timing differences between forecasted and actual activity during periods of currency volatility. However, since the critical terms of forward contracts designated as cash flow hedging instruments are the same as the underlying forecasted transaction, changes in the fair value of forward contracts should be highly effective in offsetting the present value of changes in the expected cash flows from the forecasted transaction. The ineffective portion of any changes in the fair value of option contracts designated as cash flow hedging instruments is recognized immediately in earnings. The Company did not recognize material gains or losses resulting from either hedge ineffectiveness or changes in forecast probability during 2000.

The effective portion of any changes in the fair value of the derivative instruments, designated as cash flow hedges, is recorded in accumulated other comprehensive income/(loss) (AOCI) until the third-party



                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-29
transaction associated with the hedged forecasted transaction occurs. Once the third-party transaction associated with the hedged forecasted transaction occurs, the effective portion of any related gain or loss on the cash flow hedge is reclassified from AOCI to earnings. In the event the hedged forecasted intercompany or third-party transaction does not occur, or it becomes probable that it will not occur, the effective portion of any gain or loss on the related cash flow hedge would be reclassified from AOCI to earnings at that time.

The Company recognized a net gain of approximately $8 million in earnings from derivative instruments designated as cash flow hedges of forecasted transactions during 2000. All of the derivative instruments, designated as cash flow hedges, outstanding at December 31, 2000, mature within the subsequent 24-month period. As of December 31, 2000, approximately $27 million of unrealized net gains have been recorded in AOCI, net of tax, to recognize the effective portion of any fair value of derivative instruments that are, or previously were, designated as cash flow hedges. Of this amount, a gain of approximately $14 million, net of tax, is expected to be reclassified to earnings within the next twelve months to mitigate foreign exchange risk.

Furthermore, the Company continues to hedge predominantly all of its net recognized foreign currency transactional exposures with forward foreign exchange contracts to reduce the risk that the Company's earnings and cash flows will be adversely affected by changes in foreign currency exchange rates. These foreign exchange contracts are not designated as cash flow, fair value or net investment hedges under Statement 133. These derivative instruments do not subject the Company's earnings or cash flows to material risk due to exchange rate movements because gains and losses on these derivatives offset losses and gains on the assets and liabilities being hedged. These forward foreign exchange contracts are entered into for periods consistent with commitments, generally one to six months.

In June 2000, the FASB approved certain interpretations of Statement 133 that affected the accounting for cash flow hedges of forecasted intercompany transactions in a manner that was not consistent with the intended accounting under the Company's hedging strategy. As a result, effective July 1, 2000, the Company removed the cash flow hedge designation from a portion of its derivative instruments that matured on various dates prior to December 31, 2000. Accordingly, changes in the fair value of derivative instruments that hedged forecasted transactions but were not designated as cash flow hedges were recorded in earnings each period. The Company recognized a net gain of approximately $6 million in earnings from these dedesignated hedges during 2000.


NOTE L - COMMITMENTS AND CONTINGENCIES

On May 16, 2000, the Company entered into an agreement with Guidant Corporation (Guidant) to settle all outstanding litigation between the two companies and their affiliates. The Company and Guidant had pending a number of lawsuits in the U.S. and Europe in which each had accused the other of patent infringement. The litigation involved coronary stent delivery systems and dilatation catheters. As part of the settlement, the companies agreed to license certain patents to each other. In addition, the companies agreed to specified financial terms depending upon the ultimate resolution of Guidant's August 12, 1998, lawsuit against the Company filed in Indiana related to the Company's NIR(R) stent and of the Company's May 31, 1994, lawsuit against Guidant in California related to Guidant's RX ELIPSE(TM) PTCA catheter and RX MULTILINK(TM) stent delivery system (described below). All other disputes between the parties were dismissed.

On May 31, 1994, SCIMED Life Systems, Inc. (SCIMED), a subsidiary of the Company, filed a suit for patent infringement against Advanced Cardiovascular Systems, Inc. (ACS), a subsidiary of Guidant, alleging willful infringement of two of SCIMED's U.S. patents by ACS's RX ELIPSE(TM) PTCA catheter. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. In January 1998, the Company added the ACS RX MULTILINK(TM) stent delivery system to its complaint. On June 6, 1999, the Court granted summary judgment in favor of ACS affirming that SCIMED's patents were not infringed. SCIMED has appealed the judgment. A hearing was held October 2, 2000, and the Company is awaiting the decision.

On August 12, 1998, ACS and an affiliate of ACS filed suit for patent infringement against the Company and SCIMED alleging that the Company's NIR(R) stent infringes five patents owned by ACS. The suit was filed



F-30 BOSTON SCIENTIFIC AND SUBSIDIARIES in the U.S. District Court for the Southern District of Indiana seeking injunctive and monetary relief. On June 28, 2000, the Court granted the Company's motion to dismiss the action. ACS has appealed the decision.

On March 25, 1996, Cordis Corporation (Cordis), a subsidiary of Johnson & Johnson Company (Johnson & Johnson), filed a suit for patent infringement against SCIMED, alleging the infringement of five U.S. patents by SCIMED's LEAP(R) balloon material used in certain SCIMED catheter products, including SCIMED's BANDIT(TM) and EXPRESS PLUS(TM) catheters. The suit was filed in the U.S. District Court for the District of Minnesota and seeks monetary and injunctive relief. SCIMED has answered, denying the allegations of the complaint. A trial date has not yet been set.

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

On March 13, 1997, the Company (through its subsidiaries) filed suits against Johnson & Johnson (through its subsidiaries) in The Netherlands, the United Kingdom and Belgium, and on March 17, 1997, filed suit in France, seeking a declaration of noninfringement for the NIR(R) stent relative to two European patents licensed to Ethicon, Inc. (Ethicon), a Johnson & Johnson subsidiary, as well as a declaration of invalidity with respect to those patents. After a trial on the merits in the United Kingdom during March 1998, the court ruled on June 26, 1998, that neither of the patents is infringed by the NIR(R) stent, and that both patents are invalid. Ethicon appealed, and on March 20, 2000, the appellate court upheld the trial outcome. On October 28, 1998, the Company's motion for a declaration of noninfringement in France was dismissed for failure to satisfy statutory requirements; the French invalidity suits were not affected.

On March 20, 21 and 22, 1997, the Company (through its subsidiaries) filed additional suits against Johnson & Johnson (through its subsidiaries) in Sweden, Italy and Spain, respectively, seeking a declaration of noninfringement for the NIR(R) stent relative to one of the European patents licensed to Ethicon in Sweden, Italy and Spain and a declaration of invalidity in Italy and Spain. In Italy, following a July 9, 1999, hearing, a technical expert was appointed by the court. Ethicon and other Johnson & Johnson subsidiaries filed a cross-border suit in The Netherlands on March 17, 1997, alleging that the NIR(R) stent infringes one of the European patents licensed to Ethicon. In this action, the Johnson & Johnson entities requested relief, including provisional relief (a preliminary injunction), covering Austria, Belgium, France, Greece, Italy, The Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. On April 2, 1997, the Johnson & Johnson entities filed a similar cross-border proceeding in The Netherlands with respect to a second European patent licensed to Ethicon. Johnson & Johnson subsequently withdrew its request for cross-border relief in the United Kingdom. In October, 1997, Johnson & Johnson's request for provisional cross-border relief on both patents was denied by the Dutch court, on the ground that it is "very likely" that the NIR(R) stent will be found not to infringe the patents. Johnson & Johnson appealed this decision with respect to the second patent; the appeal has been denied on the ground that there is a "ready chance" that the patent will be declared null and void. In January 1999, Johnson & Johnson amended the claims of the second patent, changed the action from a cross-border case to a Dutch national action, and indicated its intent not to pursue its action on the first patent. On June 23, 1999, the Dutch Court affirmed that there were no remaining infringement claims with respect to either patent. In late 1999, Johnson & Johnson appealed this decision. A hearing on the appeal has not yet been scheduled.

On May 6, 1997, Ethicon Endosurgery, Inc., sued the Company in Dusseldorf, Germany, alleging that the Company's NIR(R) stent infringes one of Ethicon's patents. On June 23, 1998, the case was stayed following a decision in an unrelated nullity action in which the Ethicon patent was found to be invalid.

On August 22, 1997, Johnson & Johnson filed a suit for patent infringement against the Company alleging that the sale of the NIR(R) stent infringes certain



                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-31

Canadian patents owned by Johnson & Johnson. Suit was filed in the federal court of Canada seeking a declaration of infringement, monetary damages and injunctive relief. The Company has answered, denying the allegations of the complaint. A trial is expected to begin in fall 2002.

On October 22, 1997, Cordis filed a suit for patent infringement against the Company and SCIMED alleging that the importation and use of the NIR(R) stent infringes two patents owned by Cordis. On April 13, 1998, Cordis filed a suit for patent infringement against the Company and SCIMED alleging that the Company's NIR(R) stent infringes two patents owned by Cordis. The suits were filed in the U.S. District Court for the District of Delaware seeking monetary damages, injunctive relief and that the patents be adjudged valid, enforceable and infringed. A trial on both actions was held in November and December 2000. A jury found that the NIR(R) stent does not infringe three Cordis patents, but does infringe one Cordis patent and awarded damages of approximately $324 million to Cordis. A final decision has not yet been entered by the Court pending post trial motions scheduled through June 2001.

On June 7, 1999, the Company, SCIMED and Medinol filed suit for patent infringement against Johnson & Johnson, Johnson & Johnson Interventional Systems and Cordis, alleging two U.S. patents owned by Medinol are infringed by at least Cordis' CROWN(TM), MINI CROWN(TM) and CORINTHIAN(TM) stents. The suit was filed in the U.S. District Court for the District of Minnesota seeking injunctive and monetary relief. The case has been transferred to the U.S. District Court for the District of Delaware. A trial is scheduled to begin in August 2001.

On March 24, 2000, the Company (through its subsidiaries) and Medinol filed a cross-border suit against Johnson & Johnson, Cordis and certain of their foreign subsidiaries in The Netherlands alleging Cordis' BX Velocity(TM) stent delivery system infringes one of Medinol's European patents. In this action, the Company and Medinol requested monetary and injunctive relief covering The Netherlands, Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Greece, Ireland, Italy, Liechtenstein, Luxembourg, Monaco, Portugal and Sweden. A hearing was held January 12, 2001. A decision is expected in March 2001.

On March 30, 2000, the Company (through its subsidiary) filed suit for patent infringement against two subsidiaries of Cordis alleging that Cordis' BX Velocity stent delivery system infringes a published utility model owned by Medinol and exclusively licensed to the Company. The complaint was filed in the District Court of Dusseldorf, Germany, seeking monetary and injunctive relief. A hearing is scheduled for March 15, 2001.

On April 14, 2000, the Company (through its subsidiaries) and Medinol filed suit for patent infringement against Johnson & Johnson, Cordis, and a subsidiary of Cordis alleging that Cordis' BX Velocity stent delivery system infringes a patent owned by Medinol. The complaint was filed in the U.S. District Court for the District of Delaware seeking monetary and injunctive relief. The Company filed a motion seeking a preliminary injunction, and a hearing on the motion was held on August 3, 2000. Trial is expected to begin in August 2001.

On August 13, 1998, Arterial Vascular Engineering, Inc., now named Medtronic AVE Inc. (AVE), filed a suit for patent infringement against the Company and SCIMED alleging that the Company's NIR(R) stent infringes two patents owned by AVE. The suit was filed in the U.S. District Court for the District of Delaware seeking injunctive and monetary relief. On May 25, 2000, AVE amended the complaint to include a third patent. The Company and SCIMED have answered, denying the allegations of the complaint. Trial is expected to begin in January 2002.

On December 15, 1998, the Company and SCIMED filed a cross-border suit against AVE in The Netherlands alleging that AVE's AVE GFX(TM), AVE GFX 2(TM), AVE LTX(TM) and USCI CALYPSO(TM) rapid exchange catheters and stent delivery systems infringe one of the Company's European patents. In this action, the Company requested relief covering The Netherlands, the United Kingdom, France, Germany and Italy. A hearing on the merits was held on October 22, 1999. The Court delayed its decision pending advice from the Dutch Patent Office, which was recently received. A final hearing has not yet been scheduled.

On December 18, 1998, AVE filed a suit for patent infringement against the Company and SCIMED alleging that the Company's MAXXUM(TM) and VIVA!(TM) catheters infringe a patent owned by AVE. The suit was



F-32 BOSTON SCIENTIFIC AND SUBSIDIARIES filed in the U.S. District Court for the District of Delaware seeking injunctive and monetary relief. The Company and SCIMED have answered, denying the allegations of the complaint. A trial is scheduled for June 4, 2001.

On March 10, 1999, the Company (through its subsidiary Schneider (Europe) AG) filed suit against AVE alleging that AVE's AVE GFX, AVE GFX2, AVE LTX, CALYPSO RELY(TM), PRONTO SAMBA(TM) and SAMBA RELY(TM) rapid-exchange catheters and stent delivery systems infringe one of the Company's German patents. The suit was filed in the District Court of Dusseldorf, Germany, seeking injunctive and monetary relief. A hearing was held on January 27, 2000. The Court has delayed its decision pending expert advice and on May 15, 2000, the Court appointed a technical expert.

On April 6, 1999, AVE filed suit against SCIMED and another subsidiary of the Company alleging that the Company's NIR(R) stent infringes one of AVE's European patents. The suit was filed in the District Court of Dusseldorf, Germany, seeking injunctive and monetary relief. A hearing was held in Germany on September 23, 1999, and on November 4, 1999, the court dismissed the complaint. On December 21, 1999, AVE appealed the dismissal and a hearing is scheduled for May 2001.

On May 14, 1999, Medtronic, Inc. (Medtronic), filed suit against the Company and SCIMED alleging that a variety of the Company's NIR(R) stent products infringe a Medtronic patent. The suit was filed in the U.S. District Court for the District of Minnesota seeking injunctive and monetary relief. In February 2000, the court found that the NIR(R) stent products do not infringe Medtronic's patent and the suit was dismissed. Medtronic appealed the decision. A hearing on the appeal was held on January 9, 2001, and the Company is awaiting the decision.

On July 7, 1999, Medtronic filed suit against the Company and SCIMED, alleging that SCIMED's RADIUS(TM) stent infringes two patents owned by Medtronic. The suit was filed in the U.S. District Court for the District Court of Minnesota seeking injunctive and monetary relief. The Company has answered, denying allegations of the complaint. A trial is scheduled for July 2001.

On March 28, 2000, the Company and certain subsidiaries filed suit for patent infringement against AVE alleging that AVE's S670 rapid exchange coronary stent system infringes a patent licensed to the Company. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. In July 2000, this matter was sent to arbitration. An arbitration hearing is currently scheduled for April 2001 to determine whether AVE's S670 and S660 rapid exchange coronary stent delivery systems and the R1 rapid exchange catheter are licensed pursuant to the terms of a preexisting settlement agreement.

On December 6, 2000, the Company and SCIMED filed suit for patent infringement against AVE alleging that AVE's S660 and S670 coronary stent delivery systems and R1 rapid exchange catheter infringe a patent owned by the Company. The suit was filed in the United States District Court for the District of Delaware seeking monetary and injunctive relief.

On March 7, 1996, Cook Inc. (Cook), filed suit in the Regional Court, Munich Division for Patent Disputes, in Munich, Germany, against MinTec, Inc. Minimally Invasive Technologies alleging that the Cragg EndoPro(TM) System I and Stentor(TM) endovascular device infringe a certain Cook patent. Following the purchase of the assets of the Endotech/MinTec companies by the Company, the Company assumed control of the litigation. A final hearing was held on May 12, 1999, and the court held no infringement of the Cook patents. The case was dismissed in June 1999. Cook has appealed the decision. On July 27, 2000, the Court stayed the action pending the outcome of a nullity action filed by the Company against the patent.

On June 30, 1998, Cook filed suit in the Regional Court, Dusseldorf Division for Patent Disputes, in Dusseldorf, Germany, against the Company alleging that the Company's PASSAGER(TM) peripheral vascular stent graft and VANGUARD(TM) endovascular aortic graft products infringe the same Cook patent. A hearing was held on July 22, 1999, and a decision was received in September 1999 finding the Company's products infringe the Cook patent. The Company appealed the decision. A hearing is scheduled for June 21, 2001.




                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-33

On March 18, 1999, Cook filed suit against the Company and SCIMED, alleging that SCIMED's RADIUS(TM) coronary stent infringes a certain U.S. patent owned by Cook. The suit was filed in the U.S. District Court for the Southern District of Indiana seeking monetary damages and injunctive relief. On July 14, 1999, Cook filed an amended complaint adding Meadox Medicals, Inc. (Meadox), a wholly owned subsidiary of the Company, as a party to the suit, and adding a breach of contract claim. The Company, SCIMED and Meadox have answered, denying the allegations of the complaint. A trial date is scheduled for April 2002.

On May 19, 2000, the Company and SCIMED filed suit against a subsidiary of Cook alleging that Cook's MBL-4(TM), MBL-6(TM), MBL-4-XL(TM) and MBL-6-OV(TM) ligating devices infringe three of the Company's patents. The suit was filed in the U.S. District Court for the District of Massachusetts seeking monetary damages and injunctive relief. Cook counterclaimed seeking declaratory judgment that the Company's patents are invalid and unenforceable and Cook's products do not infringe the Company's patents. The Company filed a motion requesting a preliminary injunction which was denied in September 2000. The Company has appealed the court's decision and a hearing on the appeal has not yet been scheduled.

On February 3, 1999, the Company filed suit against Influence, Inc. (Influence), alleging that Influence infringes certain of the Company's patents covering the treatment of female urinary incontinence. The suit was filed in the Northern District of California. Influence counterclaimed, alleging that the Company infringes certain Influence patents, also relating to the treatment of female urinary incontinence. On January 31, 2001, the Company and Influence entered into an agreement to settle the litigation. Pursuant to the terms of the agreement, both parties will cross-license patents relating to certain treatment for female urinary incontinence.

On March 27, 2000, American Medical Systems, Inc. (AMS), filed suit against the Company alleging that the Company induces infringement of an AMS patent covering a certain treatment for female urinary incontinence. The complaint also alleges misappropriation of trade secrets and breach of contract. The suit was filed in the U.S. District Court for the District of Minnesota seeking monetary and injunctive relief. On January 31, 2001, the Company and AMS entered into an agreement to settle the litigation. Pursuant to the terms of the agreement, both parties will cross-license patents relating to certain treatment for female urinary incontinence.

On October 31, 2000, the Federal Trade Commission (FTC) filed suit against the Company for alleged violations of a Consent Order dated May 5, 1995, pursuant to which the Company had licensed certain intravascular ultrasound technology to Hewlett-Packard Company (HP). The suit was filed in the U.S. District Court for the District of Massachusetts seeking civil penalties and injunctive relief. The Company has filed a motion to dismiss the complaint, and the FTC has filed a motion for summary judgment. The motions are scheduled to be heard on May 3, 2001.

Beginning November 4, 1998, a number of shareholders of the Company, on behalf of themselves and all others similarly situated, filed purported stockholders' class action suits in the U.S. District Court for the District of Massachusetts alleging that the Company and certain of its officers violated certain sections of the Securities Exchange Act of 1934. The complaints principally alleged that as a result of certain accounting irregularities involving the improper recognition of revenue by the Company's subsidiary in Japan, the Company's previously issued financial statements were materially false and misleading. In August 1999, lead plaintiffs and lead counsel filed a purported consolidated class action complaint adding allegations that the Company issued false and misleading statements with respect to the launch of its NIR ON(R) Ranger(TM) with Sox(TM) coronary stent delivery system and the system's subsequent recall. The Company and its officers have filed a motion to dismiss the consolidated complaint. The Plaintiffs have opposed the Company's motion to dismiss the consolidated complaint.

On July 28, 2000, Dr. Tassilo Bonzel filed a complaint naming certain of the Company's Schneider Worldwide subsidiaries and Pfizer Inc. (Pfizer), and certain of its affiliates as defendants, alleging that Pfizer failed to pay Dr. Bonzel amounts owed under a license agreement involving Dr. Bonzel's patented Monorail(TM) technology. The suit was filed in the District Court for the State of Minnesota seeking monetary relief. Dr. Bonzel has also provided a notice of breach of the agreement which could lead to its termination. On September 5, 2000, the Company and Boston Scientific Scimed, Inc. (formerly known as Schneider (USA), Inc.), filed suit against



F-34  BOSTON SCIENTIFIC AND SUBSIDIARIES

Dr. Bonzel in the U.S. District Court for the District of Massachusetts seeking a declaratory judgment of non-infringement, because the Company has not breached the terms of the license agreement and that Dr. Bonzel is estopped from asserting infringement. Dr. Bonzel filed a motion to dismiss or stay the Massachusetts action, and a hearing was held on October 25, 2000. A decision on this motion is pending.

The Company is aware that the U.S. Department of Justice is conducting an investigation of matters that include the Company's NIR ON(R) Ranger(TM) with Sox(TM) coronary stent delivery system which was voluntarily recalled by the Company in October 1998 following reports of balloon leaks. The Company is cooperating fully in the investigation.

The Company is involved in various other lawsuits from time to time. In management's opinion, the Company is not currently involved in any legal proceedings other than those specifically identified above which, individually or in the aggregate, could have a material effect on the financial condition, operations or cash flows of the Company. As of December 31, 2000, the potential exposure for litigation-related accruable costs is estimated to range from $16 million to $27 million. The Company's total accrual as of December 31, 2000, and 1999 for litigation-related reserves was approximately $16 million and $46 million, respectively. As of December 31, 2000, the range of loss for reasonably possible contingencies that can be estimated is $0 to $344 million, plus interest, and additional damages for sales occurring after the jury verdict related to the Cordis suit for patent infringement filed on October 22, 1997.

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

NOTE M - BUSINESS COMBINATIONS

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

The income approach was used to establish the fair values of the purchased research and development. This approach established the fair value of an asset by estimating the after-tax cash flows attributable to the in-process project over its useful life and then discounting these after-tax cash flows back to a present value. Revenue estimates were based on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. In arriving at the value of the in-process research and development projects, the Company considered, among other factors, the




                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-35
in-process project's stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date, and the estimated useful life of the technology. The discount rate used to arrive at a present value as of the date of acquisition was based on the time value of money and medical technology investment risk factors. For the Schneider purchased research and development programs, a risk-adjusted discount rate of 28% was utilized to discount the projected cash flows. The Company believes that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

The most significant Schneider purchased research and development projects that were in-process at the date of acquisition were brachytherapy, devices for aneurysmal disease and coronary stents, which represented approximately 26%, 20% and 16% of the in-process value, respectively. Set forth below are descriptions of these in-process projects, including their status at the end of 2000.

The brachytherapy system is an intravascular radiation system designed to reduce clinical restenosis after a balloon angioplasty and/or a stent procedure. The system consists of a computer-controlled afterloader, beta radiation source, centering catheter, source delivery wire and dummy wire. As of the date of acquisition, the project was expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $5 million to $10 million.

The aneurysmal disease projects are endoluminal graft devices for the treatment of late stage vascular aneurysms and occlusions. The most significant of the projects in this category at the date of acquisition was the endoluminal graft for the treatment of abdominal aortic aneurysms. As of the date of acquisition, the projects were expected to be completed and the products commercially available in the U.S. within two to three years, with an estimated cost to complete of approximately $10 million to $15 million.

Coronary stent systems underway at the date of acquisition were stent systems for native coronary artery disease, saphenous vein graft disease, and versions with novel delivery systems. The Company believes that the stent systems will be especially helpful in the treatment of saphenous vein graft disease. As of the date of acquisition, the projects were expected to be completed and the products commercially available for sale in the U.S. within one year with an estimated cost to complete of approximately $1 million to $3 million.

In the second quarter of 2000, the brachytherapy project was discontinued due to system performance issues. However, the Company recently outsourced this project to a third party in which it holds a minority interest. As part of a subsequent project consolidation program, the Schneider abdominal aortic aneurysm project has been integrated with another internal project. As a result, the Company will pursue the development of next generation products for aortic aneurysmal disease with an integrated platform while minimizing duplicative research and development. The cost of the development is still estimated to be in the range of approximately $10 million to $15 million. The coronary stent projects have been completed.

The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and Schneider as if the acquisition had occurred at the beginning of 1998, with pro forma adjustments to give effect to amortization of intangibles, purchased research and development, an increase in interest expense on acquisition financing and certain other adjustments together with related tax effects:

YEAR ENDED DECEMBER 31,
(In millions, except per share data)                                      1998
- ------------------------------------                                    -------
Net sales                                                               $ 2,483
Net loss                                                                   (303)

Net loss per share - assuming dilution                                    (0.77)
                                                                        -------




F-36  BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTE N - RESTRUCTURING AND MERGER-RELATED CHARGES

At December 31, 2000, the Company had an accrual for restructuring and merger-related charges of $73 million, which is comprised of $58 million of accrued severance and related costs associated with the Company's 2000 plant optimization initiative, $8 million for costs accrued in connection with the Schneider acquisition (primarily costs for canceling contractual commitments and for severance and related costs) and $7 million of accruals remaining for 1998 and prior restructuring and merger-related initiatives (primarily costs associated with rationalized facilities and statutory benefits that are subject to litigation).

During 2000, the Company approved and committed to a global operations plan which encompasses a series of strategic initiatives to increase productivity and enhance innovation. The plan includes manufacturing process and supply chain programs and a plant optimization initiative. The intent of the plant optimization initiative is to better allocate the Company's resources by creating a more effective network of manufacturing and research and development facilities. The Company's plan includes the discontinuation of manufacturing activities at two facilities in the U.S. and the closure of a third facility. The Company expects that the plan will be substantially completed over the next twelve months. During 2000, the Company recorded a pre-tax special charge of approximately $58 million associated with the plant optimization initiative. The charge relates to severance and outplacement costs for the approximately 1,950 manufacturing, manufacturing support and management employees who are expected to be affected by the plan over the next twelve months. Less than $1 million had been charged against the related accrual for the approximately 10 employees terminated pursuant to the plan as of December 31, 2000.

The Company expects that it will make total cash outlays, net of proceeds from building and fixed asset sales, of approximately $115 million for the plant optimization initiative, $85 million of which the Company expects to make during 2001 with the remainder being primarily severance costs for employees terminated during 2001 but paid out in 2001 and 2002.

During 1998, the Company established a rationalization plan in conjunction with the consummation of the Schneider acquisition, taking into consideration duplicate capacity as well as opportunities for further leveraging of cost and technology platforms. The Company's actions, approved and committed to in the fourth quarter of 1998, included the planned displacement of approximately 2,000 positions, over half of which were manufacturing positions. During the fourth quarter of 1998, the Company estimated the costs associated with these activities, excluding transition costs, to be approximately $62 million, most of which represented severance and related costs. Approximately $36 million of the total was capitalized as part of the purchase price of Schneider. The remaining $26 million was charged to operations during 1998. In addition, as part of the Schneider acquisition, the Company capitalized estimated costs of approximately $16 million to cancel Schneider's contractual obligations, primarily with its distributors.

The Company substantially completed its rationalization plan in 1999, including the closure of five Schneider facilities as well as the transition of manufacturing for selected Boston Scientific product lines to different sites. Approximately 1,800 positions were eliminated (resulting in the termination of approximately 1,500 employees) in connection with the rationalization plan. In 1999, the Company identified and reversed restructuring and merger-related charges of $10 million no longer deemed necessary. These amounts relate primarily to the rationalization plan recorded in the fourth quarter of 1998 and reflect the reclassification of assets from held-for-disposal to held-for-use resulting from management's decision to resume a development program previously planned to be eliminated. In addition, estimated severance costs for 1998 initiatives were reduced as a result of attrition. The Company also recorded additional costs of $6 million as part of the purchase price of Schneider in 1999, representing revised estimates to recorded liabilities. During 2000 and 1999, the costs related to the transition of manufacturing operations were not significant and were recognized in operations as incurred.

The 1998 rationalization plan also resulted in the decision to expand, not close, the Target facilities originally provided for in a 1997 merger-related charge and to relocate other product lines to those Target facilities. In the fourth quarter of 1998, the Company reversed $21 million of previously recorded merger-related charges of which $4 million related to facility costs and which also included reductions for revisions of estimates relating to contractual commitment payments, associated legal costs and other asset



                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-37
write-downs originally provided for as a 1997 merger charge. In the second quarter of 1998, the Company realigned its operating units and decided to operate Target independently instead of as a part of its vascular division as was planned at the date of the Target acquisition. As a result, in the second quarter of 1998, the Company reversed $20 million of 1997 merger-related charges primarily related to revised estimates for costs of workforce reductions and costs of canceling contractual commitments.

The activity impacting the accrual for restructuring and merger-related charges during 2000, 1999 and 1998, net of reclassifications made by management based on available information, is summarized in the table below:

                                                    Purchase       Charges                                   Purchase
                                Balance at           Price      (Credits) to     Charges     Balance at        Price
                               December 31,       Adjustments    Operations      Utilized   December 31,    Adjustment
(In millions)                      1997             in 1998        in 1998       in 1998        1998          in 1999
- -------------                  ------------       -----------   ------------     --------   ------------    ----------
1998 AND PRIOR
RESTRUCTURING AND
MERGER-RELATED
INITIATIVES AND
ADJUSTMENTS
   Facilities                      $ 20                             $ (4)         $ (5)          $11
   Workforce reductions              25               $36             (2)          (15)           44            $ 3
   Contractual commitments           30                16             (7)          (21)           18              3
   Asset write-downs                 16                                1            (6)           11
   Direct transaction and
      other costs                    11                               (3)           (3)            5
                                   ----               ---           ----          ----           ---            ---
                                   $102               $52           $(15)         $(50)          $89            $ 6
                                   ====               ===           ====          ====           ===            ===
2000 RESTRUCTURING
INITIATIVE:
   Workforce reductions
- -----------------------            ----               ---           ----          ----           ---            ---
TOTAL:
   Facilities                       $20                             $ (4)          $(5)          $11
   Workforce reductions              25               $36             (2)          (15)           44            $ 3
   Contractual commitments           30                16             (7)          (21)           18              3
   Asset write-downs                 16                                1            (6)           11
   Direct transaction and
      other costs                    11                               (3)           (3)            5
                                   ----               ---           ----          ----           ---            ---
                                   $102               $52           $(15)         $(50)          $89            $ 6
                                   ====               ===           ====          ====           ===            ===




F-38  BOSTON SCIENTIFIC AND SUBSIDIARIES


                               Credits to       Charges     Balance at     Charges to     Charges       Balance at
                               Operations      Utilized    December 31,    Operations     Utilized     December 31,
(In millions)                    in 1999        in 1999        1999         in 2000        in 2000         2000
- -------------                  ----------      --------    ------------    ----------     --------     ------------
1998 AND PRIOR
RESTRUCTURING AND
MERGER-RELATED
INITIATIVES AND
ADJUSTMENTS
   Facilities                     $ (1)          $ (7)          $ 3                         $ (1)          $ 2
   Workforce reductions             (4)           (24)           19                          (14)            5
   Contractual commitments                        (14)            7                           (1)            6
   Asset write-downs                (4)            (3)            4                           (4)
   Direct transaction and
      other costs                   (1)            (1)            3                           (1)            2
                                  ----           ----           ---                         ----           ---
                                  $(10)          $(49)          $36                         $(21)          $15
                                  ====           ====           ===                         ====           ===
2000 RESTRUCTURING
INITIATIVE:
   Workforce reductions                                                       $58                          $58
- --------------------------        ----           ----           ---           ===           ----           ===
TOTAL:
   Facilities                     $ (1)          $ (7)          $ 3                         $ (1)          $ 2
   Workforce reductions             (4)           (24)           19           $58            (14)           63
   Contractual commitments                        (14)            7                           (1)            6
   Asset write-downs                (4)            (3)            4                           (4)
   Direct transaction and
      other costs                   (1)            (1)            3                           (1)            2
                                  ----           ----           ---           ---           ----           ---
                                  $(10)          $(49)          $36           $58           $(21)          $73
                                  ====           ====           ===           ===           ====           ===


The 1998 and prior restructuring and merger-related charges were recognized under the provisions of EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The purchase price adjustments were recognized under the provisions of APB 16, "Business Combinations" and EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." The 2000 restructuring charge was recognized in accordance with EITF 94-3 and SAB 100, "Topic 5p. Restructuring Charges."

Total facilities write-downs under the Company's restructuring and merger-related charges provided for during 1996, 1997 and 1998 for owned assets were measured as the difference between carrying value and fair value less cost to sell (approximately $8 million, net of reversals). The charge for leased facilities during the same periods was measured using the lease commitments remaining after the facility was removed from service (approximately $3 million, net of reversals). Write-downs of machinery and equipment, intangibles and other assets were measured by the difference between the carrying value and fair market value of the assets (approximately $28 million, net of reversals). Reversals in 1998 and 1999 of previously recorded charges were primarily based on the initial amount charged. To the extent that any of the above assets continued to be used in operations before being sold, scrapped or abandoned, depreciation and lease payments continued to be charged to operations. Depreciation not charged to operations related to assets held for disposal was less than $1 million during 2000 and 1999 and was approximately $2 million in 1998.


                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-39

NOTE O - SEGMENT REPORTING

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices for less invasive procedures. The Company has four reportable operating segments based on geographic regions: the United States, Europe, Japan and Inter-Continental. Each of the Company's reportable segments generates revenues from the sale of minimally invasive medical devices. The reportable segments represent an aggregate of operating divisions.

Sales and operating results of reportable segments are based on internally used standard foreign exchange rates, which may differ from year to year and do not include inter-segment profits. The segment information for 1999 and 1998 sales and operating results has been restated based on the Company's standard foreign exchange rates used for 2000. Because of the interdependence of the reportable segments, the operating profit as presented may not be representative of the geographic distribution that would occur if the segments were not interdependent. Total assets and purchases of property, plant and equipment are based on foreign exchange rates used in the Company's consolidated financial statements.


                                   United                              Inter-
(In millions)                      States      Europe      Japan     Continental    Total
- -------------                      ------      ------      ------    -----------   ------
2000:
Net sales                          $1,577      $  406      $  544      $  170      $2,697
Depreciation and amortization          63          20           4           3          90
Operating income excluding
     special charges                  592         131         342           9       1,074
Total assets                        1,251         391         201         101       1,944
Purchases of property, plant
     and equipment                     51          16           5           4          76
                                   ------      ------      ------      ------      ------

1999:
Net sales                          $1,741      $  422      $  517      $  165      $2,845
Depreciation and amortization          60          17           3           3          83
Operating income excluding
     special charges                  662         129         315          23       1,129
Total assets                        1,257         458         215         101       2,031
Purchases of property, plant
     and equipment                     50          21           6           3          80
                                   ------      ------      ------      ------      ------

1998:
Net sales                          $1,394      $  370      $  404      $  115      $2,283
Depreciation and amortization          64          16           3           1          84
Operating income excluding
     special charges                  463          73         230           9         775
Total assets                        1,395         552         204          75       2,226
Purchases of property, plant
     and equipment                     97          51          19           8         175
                                   ------      ------      ------      ------      ------



F-40  BOSTON SCIENTIFIC AND SUBSIDIARIES

A reconciliation of the totals reported for the reportable segments to the applicable line items in the consolidated financial statements is as follows:


                                                                   YEAR ENDED DECEMBER 31,

(In millions)                                                  2000          1999          1998
- -------------                                                -------       -------       -------
NET SALES:
     Total net sales for reportable segments                 $ 2,697       $ 2,845       $ 2,283
     Foreign exchange                                            (33)           (3)          (49)
                                                             -------       -------       -------
                                                             $ 2,664       $ 2,842       $ 2,234
                                                             =======       =======       =======

DEPRECIATION AND AMORTIZATION:
     Total depreciation and amortization
         allocated to reportable segments                    $    90       $    83       $    84
     Corporate expenses and foreign exchange                      91            95            45
                                                             -------       -------       -------
                                                             $   181       $   178       $   129
                                                             =======       =======       =======

INCOME (LOSS) BEFORE INCOME TAXES:
     Total operating income excluding special charges
         for reportable segments                             $ 1,074       $ 1,129       $   775
     Corporate expenses and foreign exchange                    (436)         (450)         (315)
     Purchased research and development                                                     (682)
     Restructuring and merger-related (charges) credits          (58)           10            15
                                                             -------       -------       -------
                                                                 580           689          (207)
     Other income (expense)                                      (53)         (127)          (68)
                                                             -------       -------       -------
                                                             $   527       $   562       $  (275)
                                                             =======       =======       =======

TOTAL ASSETS:
     Total assets for reportable segments                    $ 1,944       $ 2,031       $ 2,226
     Corporate assets                                          1,483         1,541         1,667
                                                             -------       -------       -------
                                                             $ 3,427       $ 3,572       $ 3,893
                                                             =======       =======       =======


Enterprise-wide Information

(In millions)                                                  2000          1999          1998
- -------------                                                -------       -------       -------
NET SALES:
     Vascular                                                $ 2,097       $ 2,309       $ 1,777
     Nonvascular                                                 567           516           426
     Other                                                                      17            31
                                                             -------       -------       -------
                                                             $ 2,664       $ 2,842       $ 2,234
                                                             =======       =======       =======
LONG-LIVED ASSETS:
     United States                                           $   422       $   446       $   484
     Ireland                                                     103           110           119
     Other foreign countries                                      42            48            77
                                                             -------       -------       -------
                                                             $   567       $   604       $   680
                                                             =======       =======       =======



                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-41

REPORT OF INDEPENDENT AUDITORS




BOARD OF DIRECTORS
BOSTON SCIENTIFIC CORPORATION



We have audited the accompanying consolidated balance sheets of Boston Scientific Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Scientific Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP


Boston, Massachusetts
February 1, 2001


F-42  BOSTON SCIENTIFIC AND SUBSIDIARIES

FIVE-YEAR SELECTED FINANCIAL DATA (UNAUDITED) (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

YEAR ENDED DECEMBER 31,                            2000            1999            1998            1997           1996
- -----------------------                         ---------       ---------       ---------       ---------      ---------
OPERATING DATA:
Net sales                                       $   2,664       $   2,842       $   2,234       $   1,831      $   1,551
Gross profit                                        1,832           1,856           1,499           1,285          1,123
Selling, general and administrative
     expenses                                         867             842             755             663            492
Amortization expense                                   91              92              53              33             24
Royalties                                              37              46              31              22             17
Research and development expenses                     199             197             200             167            135
Purchased research and development                                                    682              29            110
Restructuring and merger-related
     charges (credits)                                 58             (10)            (15)            146             32
Total operating expenses                            1,252           1,167           1,706           1,060            810
Operating income (loss)                               580             689            (207)            225            313
Income (loss) before cumulative effect
     of change in accounting                          373             371            (264)            131            167
Cumulative effect of change in
     accounting (net of tax)                                                                          (21)
                                                ---------       ---------       ---------       ---------      ---------
Net income (loss)                               $     373       $     371       $    (264)      $     110      $     167
                                                =========       =========       =========       =========      =========

Income (loss) per common share before
cumulative effect of change in accounting:
     Basic                                      $    0.92       $    0.92       $   (0.68)      $    0.34      $    0.43
     Assuming dilution                          $    0.91       $    0.90       $   (0.68)      $    0.33      $    0.42

Net income (loss) per common share:
     Basic                                      $    0.92       $    0.92       $   (0.68)      $    0.28      $    0.43
     Assuming dilution                          $    0.91       $    0.90       $   (0.68)      $    0.28      $    0.42

Weighted-average shares outstanding -
     assuming dilution (in thousands)             408,322         411,351         390,836         399,776        398,706
                                                ---------       ---------       ---------       ---------      ---------



YEAR ENDED DECEMBER 31,                            2000            1999            1998            1997           1996
- -----------------------                         ---------       ---------       ---------       ---------      ---------
BALANCE SHEET DATA:
Working capital                                 $     173                       $    (353)      $     227       $    335
Total assets                                        3,427       $   3,572           3,893           1,924          1,585
Commercial paper                                       56             277           1,016             423            213
Bank obligations - short-term                         204             323              11              24             28
Long-term debt, net of current portion                562             678           1,364              46
Stockholders' equity                                1,935           1,724             821             957            995
Book value per common share                     $    4.84       $    4.21       $    2.08       $    2.47      $    2.50
                                                ---------       ---------       ---------       ---------      ---------


The Company paid a two-for-one stock split on November 30, 1998.

All historical amounts have been restated to reflect the stock split.


                (SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)

                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-43

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE DATA)


THREE MONTHS ENDED                                  March 31,    June 30,   Sept. 30,    Dec. 31,
- ------------------                                  ---------    --------   ---------    --------
YEAR ENDED DECEMBER 31, 2000
Net sales                                             $ 679       $ 695       $ 652       $ 638
Gross profit                                            466         478         452         436
Operating income                                        169         182         132          97
Net income                                              106         122          85          60
Net income per common share - basic                   $0.26       $0.30       $0.21       $0.15
Net income per common share - assuming dilution       $0.26       $0.30       $0.21       $0.15
                                                      -----       -----       -----       -----


YEAR ENDED DECEMBER 31, 1999
Net sales                                             $ 708       $ 726       $ 691       $ 717
Gross profit                                            478         491         408         479
Operating income                                        189         202         115         183
Net income                                              100         109          55         107
Net income per common share - basic                   $0.25       $0.27       $0.13       $0.26
Net income per common share - assuming dilution       $0.25       $0.27       $0.13       $0.26
                                                      -----       -----       -----       -----


During the third and fourth quarters of 2000, the Company recorded pre-tax charges of $23 million and $35 million, respectively, representing estimated severance and other related costs associated with the global operations plan. (See Note N)

During the third quarter of 1999, the Company recorded a provision of $62 million for excess NIR(R) stent inventories and purchase commitments. The excess position was driven primarily by a shortfall in planned third quarter NIR(R) stent revenues, a reduction in NIR(R) stent sales forecasted for 1999 and 2000, and strategic decisions regarding versions of the NIR(R) stent system to be launched. Additionally, the 1999 third quarter results include a provision for increased legal costs of $22 million to cover certain costs of defense. These expenses relate primarily to defense costs associated with stent-related litigation. Further, during the third quarter of 1999, the Company identified and reversed restructuring and merger-related charges of $10 million no longer deemed necessary. These amounts relate primarily to the restructuring charges accrued in the fourth quarter of 1998 and reflect the reclassification of assets from held-for-disposal to held-for-use following management's decision to resume a development program previously planned to be eliminated. In addition, estimated severance costs for 1998 initiatives were reduced as a result of attrition.

               (SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)


F-44  BOSTON SCIENTIFIC AND SUBSIDIARIES

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED MATTERS (UNAUDITED)

The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange.

   2000                   High           Low
   ----                   ----           ---
   First Quarter         $25.875      $17.625
   Second Quarter         29.188       19.375
   Third Quarter          26.813       15.500
   Fourth Quarter         16.875       12.188
                          ------       ------


   1999                   High           Low
   ----                   ----           ---
   First Quarter         $43.000      $23.000
   Second Quarter         44.875       33.625
   Third Quarter          47.063       21.563
   Fourth Quarter         26.000       17.563
                          ------       ------


The Company has not paid a cash dividend during the past five years. The Company currently intends to retain all of its earnings to finance the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so.

At December 31, 2000, there were approximately 10,082 record holders of the Company's common stock.




                (SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)

                                        BOSTON SCIENTIFIC AND SUBSIDIARIES  F-45