Form 10-K, Exhibit 13
period 2001-12-31
BOSTON SCIENTIFIC CORP
filed 2002-03-27
CIK 885725

                                                                   Exhibit 13.1

                                      2001

                       Consolidated Financial Statements

                       BOSTON SCIENTIFIC AND SUBSIDIARIES

Financial Table of Contents

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                                    1

Consolidated Statements of Operations                                        13

Consolidated Balance Sheets                                                  14

Consolidated Statements of Stockholders' Equity                              16

Consolidated Statements of Cash Flows                                        17

Notes to Consolidated Financial Statements                                   18

Report of Independent Auditors                                               38

Five-Year Selected Financial Data                                            39

Quarterly Results of Operations                                              40

Market for the Company's Common Stock and Related Matters                    41

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2001 AND 2000

Net sales for the year ended December 31, 2001 were $2,673 million as compared to $2,664 million in 2000. Without the adverse impact of approximately $92 million arising from foreign currency fluctuations, net sales for 2001 increased 4 percent. The reported net loss for 2001 was $54 million, or $0.13 per share, as compared to reported net income of $373 million, or $0.91 per share (diluted), in 2000. The reported results for 2001 include after-tax charges of $377 million, which include a provision for purchased research and development related to acquisitions consummated in 2001; costs associated with the Company's global operations plan; a provision for excess inventory due to declining demand for the current NIR(R) coronary stent technology; and a write-down of intangible assets related to discontinued technology platforms. The reported results for 2000 include after-tax charges of $47 million, which include costs associated with the Company's global operations plan and a provision for excess NIR(R) coronary stent inventory. Exclusive of these charges, net income for 2001 was $323 million, or $0.80 per share (diluted), as compared to net income of $420 million, or $1.03 per share, in 2000.

United States (U.S.) revenues increased approximately 1 percent to $1,598 million during 2001, while international revenues decreased approximately 1 percent to $1,075 million. U.S. revenues increased due to revenue growth in the Company's product lines, including revenue generated by businesses acquired in 2001, offset by decreases in coronary stent sales. On a constant currency basis, international revenues increased approximately 7 percent to $1,167 million. The increase in international revenues, on a constant currency basis, was due to growth in the Company's product lines, including acquisitions, and the launch of the Company's internally developed Express(TM) coronary stent in European and other international markets offset by decreases in NIR(R) coronary stent sales.

The worldwide coronary stent market is dynamic and highly competitive, with significant market share volatility. Technology and competitive offerings, particularly the earlier introduction of drug-eluting stents by the Company's competitors, may negatively impact the Company's revenues. Worldwide coronary stent revenues were approximately $344 million for the year ended December 31, 2001, compared to $427 million for the year ended December 31, 2000. Worldwide NIR(R) coronary stent sales as a percentage of worldwide sales were approximately 11 percent in 2001 compared to approximately 15 percent in 2000. Sales of the NIR(R) coronary stent declined throughout 2001; sales of the NIR(R) coronary stent recorded in the fourth quarter of 2001 decreased by approximately 50 percent as compared to NIR(R) coronary stent sales recorded in the first quarter of 2001. The Company anticipates that its global NIR(R) coronary stent market share will continue to decline during 2002 as physician acceptance of the current NIR(R) coronary stent platform continues to erode. However, during the fourth quarter of 2001, the Company launched its Express coronary stent in European and other international markets, increasing its share of these coronary stent markets by more than 30 percent in the first three months following the launch. The Company anticipates launching the Express coronary stent in the U.S. during the second half of 2002.

The Company expects to launch a paclitaxel-eluting stent in certain international markets in 2002 and in the U.S. in late 2003. The Company believes that drug-eluting stents present a significant growth opportunity for the Company. However, significant delays in the timing to launch or the inability to launch a drug-eluting stent could adversely affect the revenues and/or operating results of the Company. Additionally, the timing of submission for and receipt of regulatory approvals to market the Express coronary stents, drug-eluting stents and other coronary and peripheral stent platforms in the U.S. and international markets may influence the Company's ability to offer competitive stent products.

Gross profit as a percentage of net sales decreased to 65.6 percent in 2001 from
68.8 percent in 2000. The decline in gross margin in 2001 is primarily due to a provision recorded in the second quarter of 2001 of $49 million ($34 million, net of tax) for excess NIR(R) coronary stent inventory. The excess position was driven primarily by declining demand for the current NIR(R) coronary stent technology. Gross margin for the year ended December 31, 2001 was also negatively impacted by $62 million ($44 million, net of tax) of expenses associated with the Company's global operations plan. Excluding charges in both years for excess NIR(R) coronary stent inventories and expenses associated with the global operations plan, gross margins improved to 69.8 percent in 2001 from 69.4 percent in 2000. The improvement in gross margin is primarily due to operational cost improvements and the Company's hedging activities. The Company's ability to effectively manage its mix and levels of inventory, including consignment inventory, as the Company transitions to new products will be critical in minimizing excess inventories.

Medinol Ltd. (Medinol), an Israeli company, is the supplier of the NIR(R) stent. As described below, the Company is currently in litigation with Medinol with respect to the stent supply agreement and the management of Medinol. At December 31, 2001, the Company had approximately $34 million of net NIR(R) stent inventory and was committed to purchase approximately $7 million of NIR(R) stents from Medinol. The Company believes that it has recorded adequate reserves for excess NIR(R) coronary stent inventory as of December 31, 2001. Inventory reserves are primarily based on management's estimates of forecasted sales levels. Further declines in the demand for NIR(R) coronary stent technology at a rate or magnitude greater than that expected by the Company as of December 31, 2001 could result in the recording of additional provisions for excess NIR(R) coronary stent inventory.

On April 5, 2001, Medinol filed a lawsuit against the Company and a number of its current and former employees, alleging fraud, breaches of contract, and other claims. On April 26, 2001, Medinol amended its complaint to add claims alleging misappropriation of trade secrets. In the suit, Medinol is seeking, among other things, to end the Company's right to distribute Medinol stents and to gain access to certain Company intellectual property. On April 30, 2001, the Company answered and countersued Medinol and its principals charging them with fraud, multiple breaches of contract, unfair and deceptive practices and defamation. During the last quarter of 2001, the judge dismissed several of the individuals and claims from the case. A trial date has not yet been set. On June 11, 2001, the Company filed suit in the Jerusalem District Court in Israel against Medinol and its controlling shareholders, alleging, among other things, loss of faith among Medinol's shareholders, breach of duty by Medinol management and misappropriation of corporate opportunities, including trade secrets and intellectual property. The suit seeks, among other things, injunctive relief and costs. The Company's ability to manage its relationship with Medinol during the pendency of the litigation and the outcome of the litigation with Medinol could impact the future operating results of the Company.

During 2000, the Company approved and committed to a global operations plan consisting of a series of strategic initiatives designed to increase productivity and enhance innovation. The plan includes manufacturing process and supply chain programs and a plant optimization initiative. The manufacturing process and supply chain programs are designed to lower inventory levels and the cost of manufacturing and to minimize inventory write-downs.

The intent of the plant optimization initiative is to better allocate the Company's resources by creating a more effective network of manufacturing and research and development facilities. The Company is currently in the process of consolidating manufacturing operations along product lines and shifting significant amounts of production to the Company's facilities in Miami and Ireland and to contract manufacturing. The Company's plan includes the discontinuation of manufacturing activities at three facilities in the U.S., and includes the planned displacement of approximately 1,800 manufacturing, manufacturing support and management employees. The Company recorded a pre-tax special charge of approximately $58 million associated with the plant optimization initiative during 2000. As of December 31, 2001, approximately $23 million had been charged against the restructuring accrual for the approximately 1,000 employees terminated pursuant to the plan. The Company expects that the plan will be substantially completed during the first half of 2002. The Company's estimated timing for completion of the plan has been extended primarily due to increased demand for certain product lines and delays in the movement of these product lines from, and other product lines to, the Company's facility in Miami. The Company does not expect this extension to significantly impact the costs of the plan or the anticipated savings resulting from the plan. During 2001, the Company recorded pre-tax expenses of $62 million ($44 million, net of tax) as cost of sales primarily related to transition costs associated with the plant optimization plan and accelerated depreciation on fixed assets whose useful lives have been reduced as a result of the initiative. The Company estimates that it will record pre-tax expenses of approximately $15 million as cost of sales during 2002 related to the plant optimization initiative, primarily for transition costs and abnormal production variances related to underutilized plant capacity.

During 2001, the Company achieved pre-tax operating savings, relative to the plan's base year of 1999, of approximately $130 million. The Company estimates that the global operations plan will achieve future pre-tax operating savings, relative to the base year of 1999, of approximately $220 million in 2002 and $250 million in annualized savings thereafter. These savings will be realized primarily as reduced cost of sales and are expected to help mitigate gross margin pressures resulting from price erosion and unfavorable product mix. Additionally, the Company intends to use a portion of these savings to fund its increased investment in research and development.

Selling, general and administrative expenses as a percentage of sales increased to 35 percent of sales in 2001 from 33 percent in 2000 and increased approximately $59 million from 2000 to $926 million in 2001. The increase in expenses in 2001 is primarily attributable to costs associated with the businesses acquired in 2001 and incremental costs incurred to strengthen the Company's field salesforce.

Amortization expense increased to $136 million in 2001 from $91 million in 2000 and increased as a percentage of sales to 5 percent from 3 percent. The increase in expense dollars for 2001 is primarily a result of a $24 million ($17 million, net of tax) write-down of intangible assets related to discontinued technology platforms and amortization of intangible assets related to businesses acquired in 2001. The Company regularly reviews its excess of cost over net assets acquired and other intangible assets to determine if any adverse conditions exist that would indicate impairment. Conditions that would trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset or an adverse action or assessment by a regulator. If the carrying amount of an asset exceeds the sum of its undiscounted cash flows, the carrying value is written down to fair value in the period identified. Fair value is calculated as the present value of estimated future cash flows using a risk-adjusted discount rate commensurate with the Company's weighted-average cost of capital.

Effective July 1, 2001, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement No. 142, "Goodwill and Other Intangible Assets, " applicable to business combinations completed after June 30, 2001. Effective January 1, 2002, the Company will adopt Statement No. 142 relating to business combinations completed prior to July 1, 2001. Under the provisions of Statement No. 142, goodwill and intangible assets deemed to have indefinite useful lives are no longer subject to amortization. These assets are subject to an initial impairment review upon adoption of Statement No. 142 and annual impairment reviews thereafter. For acquisitions prior to July 2001, the Company anticipates approximately $35 million of annual amortization reductions in 2002 relative to 2001 as a result of the adoption of Statement No.142, partially offset by the effect of a full year of amortization of intangible assets related to businesses acquired in 2001. The Company is in the process of determining whether any impairment will be recognized upon the adoption of Statement No. 142, but does not believe any significant impairment will be recognized.

Royalties decreased to $35 million in 2001 from $37 million in 2000 and remained at approximately 1 percent of sales. The reduction in royalties is primarily due to a reduction in sales of royalty-bearing products. The Company continues to enter into strategic technological alliances, some of which include royalty commitments.

Research and development expenses increased to $275 million in 2001 from $199 million in 2000 and increased as a percentage of sales to 10 percent from 7 percent. The investment in research and development dollars reflects spending on new product development programs as well as regulatory compliance and clinical research. The increase in research and development is primarily due to increased funding for the development of, and the clinical trials related to, new products, including the Company's Express(TM) coronary stent platform, its Taxus(TM) drug-eluting stent program, its carotid program and programs acquired in connection with the Company's business combinations consummated in 2001. The Company continues to be committed to refining existing products and procedures and to developing new technologies that can reduce risk, trauma, cost, procedure time and the need for aftercare.

In 2002, the Company expects to increase its investment in research and development over 2001 levels to fund the development of new products and to expand clinical trials, including the Company's Taxus drug-eluting stent program, the carotid program and the Express coronary stent platform. The Taxus program is a series of studies designed to collect clinical information on the Company's proprietary paclitaxel-eluting stent technology for reducing coronary restenosis, the regrowth of vascular tissue within an artery after angioplasty and stenting. Taxus I is the first of several Company-sponsored paclitaxel-eluting stent clinical trials. Six- and nine-month Taxus I follow-up results confirmed safety, and showed zero percent restenosis and zero percent thrombosis. The remaining Taxus trials are at various stages of completion or have yet to commence. The Company's ability to market and the timing to market a paclitaxel-eluting stent will be dependent on the timing of and results from these trials and on the receipt of regulatory approvals.

On February 27, 2001, the Company completed its acquisition of 100 percent of the outstanding shares of Embolic Protection, Inc. (EPI) for approximately $70 million in cash plus contingent payments. EPI develops embolic protection filters for use in interventional cardiovascular procedures and also develops carotid endovascular therapies for the prevention of stroke. The acquisition is intended to accelerate the Company's entry into the embolic protection market.

On March 5, 2001, the Company completed its acquisition of 100 percent of the outstanding shares of Catheter Innovations, Inc. (CI) for approximately $20 million in cash plus contingent payments. CI develops and manufactures catheter-based venous access products used by clinicians to treat critically ill patients through the delivery of chemotherapy drugs, antibiotics and nutritional support. The acquisition is intended to expand the Company's technology portfolio in the venous access market.

On March 30, 2001, the Company completed its acquisition of 100 percent of the outstanding shares of Quanam Medical Corporation (Quanam) through the issuance of approximately 1 million shares of Company common stock valued at approximately $15 million plus contingent payments. Quanam develops medical devices using novel polymer technology, with a concentration on drug-delivery stent systems for use in cardiovascular applications. The acquisition is intended to broaden the Company's drug-delivery portfolio.

On April 2, 2001, the Company completed its acquisition of 100 percent of the outstanding shares of Interventional Technologies, Inc. (IVT). During 2001, the Company paid $430 million in cash in connection with its acquisition of IVT; in addition, other contingent payments remain outstanding related to IVT. IVT develops, manufactures and markets less-invasive devices for use in interventional cardiology, including the Cutting Balloon(R) catheter and the Infiltrator(R) transluminal drug-delivery catheter. The acquisition is intended to strengthen the Company's market leadership position in interventional cardiology.

On August 9, 2001, the Company completed its acquisition of 100 percent of the outstanding shares of Cardiac Pathways Corporation (CPC) in an all cash transaction for approximately $115 million. CPC designs and markets less-invasive systems to diagnose and treat cardiac tachyarrhythmias (abnormally rapid heart rhythms). The acquisition is intended to strengthen and broaden the Company's product offerings in the field of electrophysiology.

On December 11, 2001, the Company completed its acquisition of the remaining 72 percent of the outstanding shares of RadioTherapeutics Corporation (RTC) through the issuance of approximately 900,000 shares of Company common stock valued at approximately $25 million plus contingent payments. RTC develops and manufactures proprietary radiofrequency-based therapeutic devices in the field of interventional oncology for the ablation (destruction) of various forms of soft tissue lesions (tumors). The acquisition is intended to expand the Company's oncology technology portfolio.

The Company's acquisitions were accounted for using the purchase method of accounting. The consolidated financial statements include the operating results for each acquired entity from its respective date of acquisition. Pro forma information is not presented, as the acquired companies' results of operations prior to their date of acquisition are not material, individually or in the aggregate, to the Company. The EPI, CI, Quanam, IVT and RTC acquisitions involve potential earn-out payments based on the acquired companies' reaching certain performance and other milestones. These payments, some of which may be made in the Company's common stock, would be allocated to specific intangible asset categories with the remainder assigned to excess of cost over net assets acquired on the basis that the consideration had been paid as of the date of acquisition.

As of December 31, 2001, the Company had recorded $4 million for trademarks and approximately $50 million for goodwill acquired in connection with the Company's acquisitions of CPC and RTC, which are not subject to amortization in accordance with FASB Statement No. 142. The goodwill acquired in connection with CPC and RTC is not deductible for tax purposes.

The aggregate purchase price for each acquisition has been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The estimated excess of purchase price over the fair value of the net tangible assets acquired was allocated to identifiable intangible assets, as valued by an independent appraiser using information and assumptions provided by management. Based upon these valuations, the Company recorded charges of $282 million to account for purchased research and development related to businesses acquired during 2001. The valuation of purchased research and development, for which management is primarily responsible, represents the estimated fair value at the date of acquisition related to in-process projects. As of the date of acquisition, the in-process projects had not yet reached technological feasibility and had no alternative future uses. The primary basis for determining the technological feasibility of these projects is obtaining regulatory approval. Accordingly, the value attributable to these projects, which had not yet obtained regulatory approval, was expensed in conjunction with the acquisition. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects. Other intangible assets subject to amortization recorded in connection with these acquisitions are being amortized on a straight-line basis ranging from 9 to 25 years.

The income approach was used to establish the fair values of purchased research and development. This approach established the fair value of an asset by estimating the after-tax cash flows attributable to the in-process project over its useful life and then discounting these after-tax cash flows back to a present value. Revenue estimates were based on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. In arriving at the value of the in-process research and development projects, the Company considered, among other factors, the in-process project's stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date and the estimated useful life of the technology. The discount rate used to arrive at a present value as of the date of acquisition was based on the time value of money and medical technology investment risk factors. For the purchased research and development programs, risk-adjusted discount rates ranging from 16 percent to 28 percent were utilized to discount the projected cash flows. The Company believes that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

The most significant projects, relative to the purchased research and development charge recorded in connection with the acquisitions consummated in 2001, are the next-generation Cutting Balloon(R) catheter, the next-generation Infiltrator(R) transluminal drug-delivery catheter and next-generation embolic protection devices, which collectively represent approximately 63 percent of the in-process value. The Cutting Balloon is a novel balloon angioplasty device with mounted scalpels that relieve stress in the artery, reducing the force necessary to expand the vessel. This contributes to less inadvertent arterial trauma and injury as compared to standard balloon angioplasty. The Infiltrator transluminal drug-delivery catheter is designed to directly deliver therapeutic agents into the wall of the artery with high levels of efficiency. The embolic protection devices are filters that are mounted on a guidewire and are used to capture embolic material that is dislodged during cardiovascular interventions. As of the date of acquisition, the projects were expected to be completed and the products to be commercially available on a worldwide basis within one to four years, with an estimated cost to complete of approximately $30 million to $45 million.

Interest expense decreased to $59 million in 2001 from $70 million in 2000. The overall decrease in interest expense is primarily attributable to lower average interest rates. Other income, net, decreased to approximately $3 million in 2001 from approximately $17 million in 2000. The change is primarily due to net gains recognized on sales of available-for-sale securities in 2000 and to net gains recorded on derivative financial instruments in 2000.

The Company's effective tax rate, excluding the impact of in-process research and development related to 2001 acquisitions and other merger and restructuring-related charges, was 30 percent for both 2001 and 2000. Management currently estimates that the 2002 effective tax rate will remain at approximately 30 percent. However, the effective tax rate could be positively or negatively impacted by changes in the geographic mix of the Company's income or acquisitions, if any.

In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. In management's opinion, adequate provisions for income taxes have been made for all years.

Uncertainty remains with regard to future changes within the health care industry. The trend toward managed care and economically motivated and more sophisticated buyers in the U.S. may result in continued pressure on selling prices of certain products and resulting compression on gross margins. In addition to impacting selling prices, the trend to managed care in the U.S. has also resulted in more complex billing and collection procedures. The Company's ability to react effectively to the changing environment may impact its bad debt and sales allowances in the future. Further, the U.S. marketplace is increasingly characterized by consolidation among health care providers and purchasers of medical devices who prefer to limit the number of suppliers from which they purchase medical products. There can be no assurance that these entities will continue to purchase products from the Company.

International markets are also being affected by economic pressure to contain reimbursement levels and health care costs. The Company's profitability from its international operations may be limited by risks and uncertainties related to economic conditions in these regions, regulatory and reimbursement approvals, competitive offerings, infrastructure development, rights to intellectual property and the ability of the Company to implement its overall business strategy. Any significant changes in the competitive, political, regulatory, reimbursement or economic environment where the Company conducts international operations may have a material impact on revenues and profits, especially in Japan, given its high profitability relative to its contribution to revenues. Deterioration in the Japanese and/or emerging markets economies may impact the Company's ability to grow its business and to collect its accounts receivable. Additionally, the trend in countries around the world toward more stringent regulatory requirements for product clearance, changing reimbursement rates and more vigorous enforcement activities has generally caused or may cause medical device manufacturers to experience more uncertainty, greater risk and higher expenses. These factors may impact the rate at which the Company can grow. However, management believes that it is positioning the Company to take advantage of opportunities that exist in the markets it serves.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company has formal accounting policies in place including those that address critical and complex accounting areas. (See "Note A -Significant Accounting Policies" and discussion herein.)

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

U.S. revenues decreased approximately 9 percent to $1,577 million during 2000, while international revenues decreased approximately 1 percent to $1,087 million. The decrease in worldwide sales was principally attributable to a decline in the Company's sales of coronary stents and balloons, primarily in the U.S. Worldwide coronary stent revenues and worldwide coronary balloon revenues were approximately $427 million and $357 million, respectively, during 2000, compared to $604 million and $429 million, respectively, during 1999.

Gross profit as a percentage of net sales increased to 68.8 percent in 2000 from
65.3 percent in 1999. The improvement in gross margin in 2000 is due primarily to the recording of a pre-tax provision of $62 million for excess NIR(R) coronary stent inventories and purchase commitments during the third quarter of 1999. The improvement is also due to benefits that the Company realized through its increased ability to better manage inventory and lower product costs, partially offset by a shift in the Company's product sales mix.

Selling, general and administrative expenses as a percentage of sales increased to 33 percent in 2000 from 30 percent of sales in 1999 and increased approximately $25 million from 1999 to $867 million. The increase in expenses as a percentage of sales in 2000 is primarily attributable to the reduction in sales combined with an increase in costs incurred to strengthen and retain the Company's field salesforce and to expand its direct sales presence in international regions.

Amortization expense remained at approximately 3 percent of net sales while decreasing 1 percent to $91 million in 2000 from $92 million in 1999.

Royalties decreased approximately 20 percent to $37 million in 2000 from $46 million in 1999. The reduction in royalties is primarily due to nonrecurring expenses of approximately $7 million recorded during 1999.

Research and development expenses remained at approximately 7 percent of net sales while increasing 1 percent to $199 million in 2000 from $197 million in 1999.

During 2000, the Company recorded a pre-tax special charge of approximately $58 million associated with the plant optimization initiative. In addition, during 2000, the Company recorded pre-tax costs of $11 million as cost of sales related to transition costs associated with the plant optimization plan and accelerated depreciation on fixed assets whose useful lives had been reduced as a result of the initiative. During the third quarter of 1999, the Company identified and reversed restructuring and merger-related charges of $10 million no longer deemed necessary. These amounts related primarily to restructuring charges accrued in 1998 and reflect the reclassification of assets from held-for-disposal to held-for-use resulting from management's decision to resume a development program previously planned to be eliminated.

Interest expense decreased to $70 million in 2000 from $118 million in 1999. The overall decrease in interest expense is primarily attributable to a lower average debt balance. Other income (expense), net, changed to income of approximately $17 million in 2000 from expense of approximately $9 million in 1999. The change is primarily due to an increase in net gains recognized on sales of available-for-sale securities and to an increase in gains on derivative financial instruments.

The Company's effective tax rate, excluding the impact of restructuring-related charges and credits, decreased to 30 percent in 2000 from 34 percent in 1999. The decrease was primarily attributable to a shift in the mix of the Company's U.S. and international businesses.

LIQUIDITY AND CAPITAL RESOURCES

Cash and short-term investments totaled $185 million at December 31, 2001, compared to $60 million at December 31, 2000. The Company had $275 million of working capital at December 31, 2001, as compared to $173 million at December 31, 2000. Cash proceeds during 2001 were primarily generated from operating activities, which totaled $490 million in 2001, as compared to $739 million in 2000. The decrease is primarily due to the Company's increased investment in internal research and development, costs to strengthen the Company's field salesforce, incremental operating costs associated with companies acquired in 2001 and by fluctuations in certain working capital accounts in 2001 as compared to 2000. Cash generated by operating activities along with cash provided by the Company's borrowings in 2001 were primarily used to fund acquisitions and other strategic alliances and capital expenditures during 2001.

The Company had approximately $99 million and $56 million of commercial paper outstanding at December 31, 2001 and 2000, respectively, at weighted-average interest rates of 2.33 percent and 8.00 percent, respectively. In addition, the Company had approximately $547 million and $187 million in revolving credit facility borrowings outstanding at December 31, 2001 and 2000, respectively, at weighted-average interest rates of 1.95 percent and 4.54 percent, respectively. At December 31, 2001, the revolving credit facilities totaled approximately $1.6 billion, consisting of a $1 billion credit facility that terminates in June 2002 and a $600 million credit facility that terminates in August 2006. The revolving credit facilities also support the Company's commercial paper borrowings. Use of the borrowings is unrestricted and the borrowings are unsecured. The revolving credit facilities require the Company to maintain a specific ratio of consolidated total debt (as defined) to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (as defined) of less than or equal to 3.5 to 1. The ratio was approximately 1.9 to 1 at December 31, 2001. In addition, the revolving credit facilities require the Company to maintain a specific ratio of consolidated EBITDA (as defined) to consolidated interest expense (as defined) of greater than or equal to 3.5 to 1. The ratio was approximately 10.4 to 1 at December 31, 2001. The Company intends to refinance its $1 billion credit facility terminating in June 2002 with a new credit facility of up to $1 billion having similar terms and conditions.

The Company has the ability to refinance a portion of its short-term debt on a long-term basis through its revolving credit facilities. The Company expects a minimum of $471 million of its short-term borrowings will remain outstanding beyond the next twelve months and, accordingly, has classified this portion as long-term borrowings at December 31, 2001, compared to no such classification at December 31, 2000.

The Company had $500 million of senior notes (the Notes) outstanding at December 31, 2001. The Notes mature in March 2005, bear a semi-annual coupon of 6.625 percent, and are not redeemable prior to maturity or subject to any sinking fund requirements. During 2001, the Company entered into a fixed to floating interest rate swap to hedge changes in the fair value of the Notes. In accordance with Statement No. 133, the Company has recorded changes in the fair value of the Notes since the inception of the interest rate swap (see Note K for further discussion). The carrying amount of the Notes at December 31, 2001 was approximately $485 million.

The Company had 6 billion Japanese yen (translated to approximately $46 million and $53 million at December 31, 2001 and 2000, respectively) of borrowings outstanding with a syndicate of Japanese banks. The interest rate on the borrowings is 2.37 percent and the borrowings are payable in 2002. In addition, the Company had approximately 1 billion Japanese yen (translated to approximately $7 million) and 1.1 billion Japanese yen (translated to approximately $9 million) of borrowings outstanding from a Japanese bank used to finance a facility construction project at December 31, 2001 and 2000, respectively. The interest rate on the borrowings is 2.1 percent and semi-annual principal payments are due through 2012.

The Company has uncommitted Japanese credit facilities with several Japanese banks, which provided for borrowings and promissory notes discounting of up to 15 billion Japanese yen (translated to approximately $115 million and $131 million) at December 31, 2001 and 2000, respectively. There were $8 million in borrowings outstanding under the Japanese credit facilities at an interest rate of 1.38 percent at December 31, 2001, compared to $12 million in borrowings at an interest rate of 1.5 percent at December 31, 2000. At December 31, 2001, approximately $88 million of notes receivable were discounted at average interest rates of approximately 1.38 percent compared to $108 million of discounted notes receivable at average interest rates of approximately 1.5 percent at December 31, 2000.

The Company has future minimum rental commitments under noncancelable capital and operating lease agreements of $152 million as of December 31, 2001. The related lease agreements expire on various dates over the next fifteen years. The Company expects to make payments of $34 million under its noncancelable capital and operating lease agreements during 2002.

The Company has recognized net deferred tax assets aggregating $131 million at December 31, 2001 and $226 million at December 31, 2000. The assets relate principally to the establishment of inventory and product-related reserves and purchased research and development. In light of the Company's historical financial performance, the Company believes that these assets will be substantially recovered.

The Company expects that it will make total cash outlays of approximately $160 million for the plant optimization initiative. As of December 31, 2001, the Company has made cash outlays of approximately $105 million for the plan. The Company anticipates that these cash outlays will be funded from cash flows from operating activities and from the Company's borrowing capacity. The cash outlays include severance and outplacement costs, transition costs and capital expenditures related to the plan.

In December 2000, a jury found that the Company's NIR(R) coronary stent infringed one claim of a patent owned by Johnson & Johnson. A final decision has not yet been entered by the court. The Company could be found liable and owe damages of approximately $324 million for past sales, plus interest, and additional damages for sales occurring after the date of the jury verdict. The Company expects to appeal any adverse determination and post the necessary bond pending appeal. As of December 31, 2001, the Company has not accrued a loss contingency related to the suit.

On July 18, 2001, an arbitration panel determined that rapid exchange delivery systems and balloon dilatation catheters sold in the U.S. by Medtronic AVE, Inc. willfully infringe a patent exclusively licensed to the Company. The panel awarded the Company $169 million in damages, as well as costs and attorneys' fees, and a permanent injunction against Medtronic AVE's sales of the infringing devices for the duration of the patent. On September 18, 2001, the U.S. District Court for the Northern District of California confirmed the arbitration award. On October 17, 2001, Medtronic AVE appealed the confirmation of the award. As of December 31, 2001, the Company has not recorded a gain contingency related to the suit.

On July 28, 2000, Dr. Tassilo Bonzel filed a complaint naming certain of the Company's Schneider Worldwide subsidiaries and Pfizer Inc. (Pfizer) and certain of its affiliates as defendants, alleging that Pfizer failed to pay Dr. Bonzel amounts owed under a license agreement involving Dr. Bonzel's patented Monorail(TM) technology. The suit was filed in the District Court for the State of Minnesota seeking monetary relief. On September 26, 2001, Dr. Bonzel and the Company reached a contingent settlement involving all but one claim asserted in the complaint. Pursuant to the settlement agreement, the Company would acquire the Monorail technology and pay Dr. Bonzel approximately $80 million contingent upon the occurrence of certain events. On December 17, 2001, the remaining claim was dismissed without prejudice with leave to refile the suit in Germany. The Company has not recorded the contingent amount in its financial statements related to the settlement agreement as of December 31, 2001.

On December 13, 2001, the Company announced that it had exercised a pre-existing option to acquire Smart Therapeutics, Inc. (Smart), a development company that focuses on self-expanding technologies for intracranial therapies. The Company expects to complete the acquisition prior to receipt of regulatory approval to market the product in the U.S., and, under the terms of the agreement, the Company must complete the acquisition upon the occurrence of certain events.

Management believes it is developing a sound plan to integrate businesses acquired in 2001. The failure to successfully integrate these businesses could impair the Company's ability to realize the strategic and financial objectives of these transactions. As the health care environment continues to undergo rapid change, management expects that it will continue to focus on strategic initiatives and/or make additional investments in existing relationships. The IVT, EPI, CI, Quanam and RTC acquisition transactions involve earn-out payments based on the acquired companies reaching certain performance and other milestones. In aggregate through 2006, the Company anticipates it will make approximately $400 million in contingent payments in connection with the acquisitions consummated in 2001. In connection with these and other acquisitions consummated during the last five years, the Company has acquired numerous in-process research and development projects. As the Company continues to undertake strategic initiatives, it is reasonable to assume that it will acquire additional in-process research and development platforms.

Additionally, the Company expects to incur capital expenditures of approximately $150 million during 2002. The Company expects that its cash and cash equivalents, marketable securities, cash flows from operating activities and borrowing capacity will be sufficient to meet its projected operating cash needs, including capital expenditures, rental commitments, tax payments, restructuring and other strategic initiatives and acquisition-related payments.

The Company was engaged in negotiations to acquire Medinol prior to Medinol's lawsuit against the Company. In the event the negotiations were to recommence, or the disputes were to be otherwise resolved, the Company may need to borrow funds under its credit facilities.

MARKET RISK DISCLOSURES

In the normal course of business, the Company is exposed to market risk from changes in foreign currency exchange rates and interest rates. The Company addresses these risks through a risk management program that includes the use of derivative instruments. The program is operated pursuant to documented corporate risk management policies. The Company does not enter into any derivative transactions for speculative purposes.

The Company uses derivative instruments to manage its overall exposure to market risks. Gains and losses on the derivative instruments substantially offset the losses and gains on the underlying hedged exposures. Furthermore, the Company enters into derivative instrument contracts with a diversified group of major financial institutions to manage its credit exposure to nonperformance on such derivative instruments.

The Company uses foreign currency derivative instruments to manage its earnings and cash flow exposure to changes in foreign currency rates. The Company's earnings and cash flow exposure to foreign exchange rates consists primarily of firmly committed and forecasted foreign currency denominated intercompany and third-party transactions and net investments in certain of its international subsidiaries. The Company had foreign currency derivative instruments outstanding in the notional amounts of $845 million and $452 million as of December 31, 2001 and 2000, respectively. The Company has recorded $76 million of assets to recognize the fair value of these instruments at December 31, 2001, compared to $37 million of assets and $1 million of liabilities at December 31, 2000. As of December 31, 2001, a 10 percent change in the U.S. dollar's value relative to the hedged foreign currencies would change the derivative instruments' fair value by approximately $70 million. Any increase or decrease in the fair value of the Company's foreign exchange rate sensitive derivative instruments would be substantially offset by a corresponding decrease or increase in the fair value of the hedged underlying asset, liability or cash flow.

The Company also uses derivative financial instruments to manage its exposure to interest rate movements and to reduce borrowing costs. The Company's net earnings and cash flow exposure to interest rates consists of fixed and floating debt instruments that are denominated primarily in U.S. dollars and Japanese yen. The Company manages this risk by using interest rate swaps to convert floating rate debt to fixed rate debt or fixed rate debt to floating rate debt. The Company had interest rate swap contracts outstanding in the notional amounts of $557 million as of December 31, 2001, compared to no such contracts outstanding at December 31, 2000. The Company has recorded approximately $15 million of other long-term liabilities to recognize the fair value of these instruments at December 31, 2001. As of December 31, 2001, a 100 basis point change in interest rates would not result in a material change in the derivative instruments' fair value. Any increase or decrease in the fair value of the Company`s interest rate sensitive derivative instruments would be substantially offset by a corresponding decrease or increase in the fair value of the hedged underlying liability.

EURO CONVERSION

On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates among existing sovereign currencies and the euro. On January 1, 2001, Greece became the twelfth member of the participating countries to agree to adopt the euro as their common legal currency. On January 1, 2002, the euro became legal tender within the participating countries. The Company has addressed and continues to address the potential impact resulting from the euro conversion, including competitive implications related to pricing and foreign currency considerations. In addition, during 2001, the Company successfully completed the adaptation of its information technology systems to be euro compatible.

Management currently believes that the euro conversion will not have a material impact related to its overall business. However, uncertainty exists as to the effects the euro may have on the marketplace. The increased price transparency resulting from the use of a single currency in the twelve participating countries may affect the ability of the Company to price its products differently in the various European markets. A possible result of this is price harmonization at lower average prices for products sold in some markets.

LITIGATION

The Company is involved in various lawsuits, including patent infringement and product liability suits, from time to time in the normal course of business. In management's opinion, the Company is not currently involved in any legal proceeding other than those specifically identified in the notes to the consolidated financial statements which, individually or in the aggregate, could have a material effect on the financial condition, operations and/or cash flows of the Company. Additionally, legal costs associated with asserting the Company's patent portfolio and defending against claims that the Company's products infringe the intellectual property of others are significant, and legal costs associated with non-patent litigation and compliance activities are rising. Depending on the prevalence, significance and complexity of these matters, the Company's legal provision could be adversely affected in the future.

Further, product liability claims may be asserted in the future relative to events not known to management at the present time. The Company has insurance coverage that management believes is adequate to protect against such product liability losses as could otherwise materially affect the Company's financial position.

The Company accrues costs of settlement, damages and, under certain conditions, costs of defense when such costs are probable and estimable. Otherwise, such costs are expensed as incurred. As of December 31, 2001, the potential exposure for litigation-related accruable costs is estimated to range from $6 million to $13 million. The Company's total accrual for litigation-related reserves as of December 31, 2001 and 2000 was approximately $6 million and $16 million, respectively. As of December 31, 2001, the range of loss for reasonably possible contingencies that can be estimated is $0 to $404 million, plus interest, and additional damages for sales occurring after the date of the jury verdict related to the December 2000 Johnson & Johnson verdict.

CAUTIONARY STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This annual report contains forward-looking statements. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Forward-looking statements discussed in this report include, but are not limited to, statements with respect to, and the Company's performance may be affected by: (a) volatility in the coronary stent market, competitive offerings and the timing of submission for and receipt of regulatory approvals to market Express(TM) coronary stents, Taxus(TM) drug-eluting stents and other coronary and peripheral stent platforms; (b) the Company's ability to timely launch the Express coronary stent and the Taxus drug-eluting stent in the U.S. and international markets; (c) the Company's ability to compete in the coronary and drug-eluting stent markets; (d) the Company's ability to effectively manage its mix and inventory levels as the Company transitions to new products; (e) the continued decline in NIR(R) coronary stent sales, NIR(R) coronary stent sales as a percentage of worldwide sales and the mix of coronary stent platforms; (f) the ability of the Company to manage its relationship with Medinol during the pendency of the litigation and the outcome of the Medinol litigation; (g) the Company's ability to timely implement the global operations plan within its cost estimates, to effectively manage inventories during the plan's transition period and to achieve estimated operating savings; (h) the Company's ability to achieve manufacturing cost declines, gross margin benefits and inventory reductions from its manufacturing process and supply chain programs; (i) the ability of the Company to manage accounts receivable and gross margins and to react effectively to the changing managed care environment, reimbursement levels and worldwide economic and political conditions; (j) the Company's ability to realize benefits from the EPI, CI, Quanam, IVT, CPC and RTC acquisitions, including purchased research and development, and from the Company's other strategic alliances; (k) the Company's estimate of contingent amounts payable in connection with 2001 acquisitions and its ability to timely close the Smart acquisition; (l) the Company's ability to increase its investment in research and development, to successfully complete planned clinical trials and to develop and launch products on a timely basis, including products resulting from purchased research and development; (m) the impact of adoption of new accounting standards; (n) the Company's ability to maintain its effective tax rate for 2002 and to substantially recover its net deferred tax assets; (o) the potential impacts of continued consolidation among health care providers, trends toward managed care, disease state management and economically motivated buyers, health care cost containment, the financial viability of health care providers, more stringent regulatory requirements and more vigorous enforcement activities; (p) management's ability to position the Company to take advantage of opportunities that exist in the markets it serves;
(q) the development and introduction of competing or technologically advanced products by the Company's competitors; (r) the timing, size and nature of strategic initiatives, market opportunities and research and development platforms available to the Company; (s) the characterization of debt as long term and the Company's ability to refinance its $1 billion credit facility maturing in June 2002 with a new credit facility of up to $1 billion having similar terms and conditions; (t) the ability of the Company to meet its projected cash needs; (u) risks associated with international operations; (v) the potential impact resulting from the euro conversion, including competitive implications related to pricing and foreign currency considerations; (w) the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins and the trend toward increasing sales and expenses denominated in foreign currencies; (x) the effect of litigation and compliance activities on the Company's legal provision and cash flow; and (y) the impact of stockholder, patent, product liability, Federal Trade Commission, Medinol and other litigation, as well as the outcome of the U.S. Department of Justice investigation and the adequacy of the Company's product liability insurance.

Several important factors, in addition to the specific factors discussed in connection with each forward-looking statement individually, could affect the future results and growth rates of the Company and could cause those results and rates to differ materially from those expressed in the forward-looking statements contained in this annual report. These additional factors include, among other things, future economic, competitive, reimbursement and regulatory conditions, new product introductions, demographic trends, third-party intellectual property, financial market conditions and future business decisions of the Company and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Therefore, the Company wishes to caution each reader of this annual report to consider carefully these factors as well as the specific factors discussed with each forward-looking statement in this annual report and as disclosed in the Company's filings with the Securities and Exchange Commission. These factors, in some cases, have affected, and in the future (together with other factors) could affect, the ability of the Company to implement its business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this annual report.

CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)


YEAR ENDED DECEMBER 31,                                     2001       2000       1999
                                                         -------    -------    -------
Net sales                                                $ 2,673    $ 2,664    $ 2,842
Cost of products sold                                        919        832        986
                                                         -------    -------    -------
Gross profit                                               1,754      1,832      1,856

Selling, general and administrative expenses                 926        867        842
Amortization expense                                         136         91         92
Royalties                                                     35         37         46
Research and development expenses                            275        199        197
Purchased research and development                           282
Restructuring and merger-related charges (credits)                       58        (10)
                                                         -------    -------    -------
                                                           1,654      1,252      1,167
                                                         -------    -------    -------
Operating income                                             100        580        689
Other income (expense):
   Interest expense                                          (59)       (70)      (118)
   Other, net                                                  3         17         (9)
                                                         -------    -------    -------
Income before income taxes                                    44        527        562
Income taxes                                                  98        154        191
                                                         -------    -------    -------
NET INCOME (LOSS)                                        $   (54)   $   373    $   371
                                                         =======    =======    =======
NET INCOME (LOSS) PER COMMON SHARE - BASIC               $ (0.13)   $  0.92    $  0.92
                                                         =======    =======    =======
NET INCOME (LOSS) PER COMMON SHARE - ASSUMING DILUTION   $ (0.13)   $  0.91    $  0.90
                                                         =======    =======    =======

(see notes to consolidated financial statements)

CONSOLIDATED BALANCE SHEETS (in millions, except share and per share data)


DECEMBER 31,                                                     2001       2000
                                                               ------     ------
ASSETS
Current assets:

   Cash and cash equivalents .............................     $  180     $   54
   Short-term investments ................................          5          6
   Trade accounts receivable, net ........................        370        361
   Inventories ...........................................        303        354
   Deferred income taxes .................................        174        152
   Prepaid expenses and other current assets .............         74         65
                                                               ------     ------
     Total current assets ................................      1,106        992

Property, plant and equipment, net .......................        592        567

Other assets:
   Excess of cost over net assets acquired, net ..........        916        821
   Technology - core, net ................................        541        347
   Technology - developed, net ...........................        221        160
   Patents, net ..........................................        264        211
   Trademarks and other intangibles, net .................        122        132
   Deferred income taxes .................................                    74
   Investments ...........................................        154         99
   Other assets ..........................................         58         24
                                                               ------     ------
                                                               $3,974     $3,427
                                                               ======     ======

(see notes to consolidated financial statements)

CONSOLIDATED BALANCE SHEETS (in millions, except share and per share data)

DECEMBER 31,                                                             2001       2000
                                                                      -------    -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Commercial paper ...............................................   $    99    $    56
   Bank obligations ...............................................       132        204
   Accounts payable ...............................................        54         67
   Accrued expenses ...............................................       421        352
   Income taxes payable ...........................................       115        137
   Other current liabilities ......................................        10          3
                                                                      -------    -------
        Total current liabilities .................................       831        819

Long-term debt ....................................................       973        574
Deferred income taxes .............................................        43
Other long-term liabilities .......................................       112         99

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $ .01 par value - authorized 50,000,000 shares, none issued and outstanding
   Common stock, $ .01 par value - authorized 600,000,000 shares,
     414,922,050 shares issued at December 31, 2001 and 2000 ......         4          4
   Additional paid-in capital .....................................     1,225      1,210
   Treasury stock, at cost - 9,668,427 shares at December 31, 2001
     and 15,074,381 shares at December 31, 2000 ...................      (173)      (282)
   Deferred compensation ..........................................       (10)       (15)
   Retained earnings ..............................................     1,031      1,116
   Accumulated other comprehensive income (loss)
        Foreign currency translation adjustment ...................      (131)      (142)
        Unrealized gain on available-for-sale securities, net .....        25         17
        Unrealized gain on derivative financial instruments, net ..        44         27
                                                                      -------    -------
   Total stockholders' equity .....................................     2,015      1,935
                                                                      -------    -------
                                                                      $ 3,974    $ 3,427
                                                                      =======    =======

(see notes to consolidated financial statements)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in millions, except share data)

                                                                                                             Accumulated
                                                                                                                 Other
                                                    Common Stock                                                Compre-   Compre-
                                                Shares              Additional                                  hensive   hensive
                                              Issued (in      Par    Paid-In   Treasury  Deferred    Retained   Income    Income
                                              thousands)     Value   Capital    Stock   Compensation Earnings    (Loss)    (Loss)
                                              -----------   ------  ---------- -------- ------------ -------- ----------- --------
BALANCE AT DECEMBER 31, 1998                      394,186       $ 4      $ 507                          $ 381     $  (71)  $  (258)
                                                                                                                           -------
Comprehensive income:
     Net income                                                                                           371                $ 371
     Other comprehensive income (expense), net
     of tax:
        Foreign currency translation adjustment                                                                      (51)      (51)
        Net change in equity investments                                                                               6         6
Issuance of common stock                           20,736                  654      $ 1
Purchases of common stock for treasury                                              (127)
Tax benefit relating to incentive stock option
   and employee stock purchase plans                                        49
                                                  -------       ---      -----      ----    -------     -----     ------    ------
BALANCE AT DECEMBER 31, 1999                      414,922         4      1,210      (126)                 752       (116)   $  326
                                                                                                                            ------
Comprehensive income:
     Net income                                                                                           373               $  373
     Other comprehensive income (expense), net
     of tax:
        Foreign currency translation adjustment                                                                      (19)      (19)
        Net change in equity investments                                                                              10        10
        Net change in derivative financial
        instruments                                                                                                   27        27
Issuance of common stock                                                    (7)       45                   (9)
Issuance of restricted stock                                                 2        24     $  (26)
Cancellation of restricted stock                                                      (3)         3
Purchases of common stock for treasury                                              (222)
Tax benefit relating to incentive stock option
   and employee stock purchase plans                                         5
Amortization of deferred compensation                                                             8
                                                  -------       ---      -----      ----    -------     -----     ------    ------
BALANCE AT DECEMBER 31, 2000                      414,922         4      1,210      (282)       (15)    1,116        (98)   $  391
                                                                                                                            ------
Comprehensive loss:
     Net loss                                                                                             (54)              $  (54)
     Other comprehensive income, net of tax:
        Foreign currency translation adjustment                                                                       11       11
        Net change in equity investments                                                                               8        8
        Net change in derivative financial                                                                            17       17
        instruments
Issuance of common stock                                                    (6)        75                 (27)
Issuance of common stock for acquisitions                                   13        36         (9)       (4)
Cancellation of restricted stock                                                      (2)         2
Tax benefit relating to incentive stock option
   and employee stock purchase plans                                         8
Amortization of deferred compensation                                                            12
                                                  -------       ---      -----      ----    -------    ------     ------     -----
BALANCE AT DECEMBER 31, 2001                      414,922       $ 4    $ 1,225   $  (173)     $ (10)   $1,031     $  (62)    $ (18)
                                                  =======       ===      =====      ====    =======    ======     ======     =====

(see notes to consolidated financial statements)

CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)


YEAR ENDED DECEMBER 31,                                                                              2001         2000         1999
OPERATING ACTIVITIES:
Net income (loss)                                                                                 $   (54)     $   373      $   371
Adjustments to reconcile net income (loss) to cash provided by operating activities:
   Gain on sale of equity investments                                                                 (11)         (14)
   Depreciation and amortization                                                                      232          181          178
   Deferred income taxes                                                                                8            2          (29)
   Noncash special credits                                                                                                       (5)
   Purchased research and development                                                                 282
   Tax benefit relating to stock option and employee stock purchase plans                               8            5           49
   Increase (decrease) in cash flows from operating assets and liabilities:
     Trade accounts receivable                                                                         (6)          78           82
     Inventories                                                                                       53           15           68
     Prepaid expenses and other current assets                                                         (9)         (24)           8
     Accounts payable and accrued expenses                                                             28          (27)          38
     Accrual for restructuring and merger-related charges                                             (31)          45          (45)
     Other liabilities                                                                                (22)          91           58
   OTHER, NET                                                                                          12           14            3
                                                                                                   -------      -------      -------
Cash provided by operating activities                                                                 490          739          776

INVESTING ACTIVITIES:
   Purchases of property, plant and equipment                                                        (121)         (76)         (80)
   Proceeds from sales of property, plant and equipment                                                 5            4           21
   Sales of available-for-sale securities                                                              20           15            5
   Acquisitions of businesses, net of cash acquired                                                  (620)
   Payments related to 1998 acquisition                                                                                        (128)
   PAYMENTS FOR ACQUISITIONS OF AND/OR INVESTMENTS IN CERTAIN TECHNOLOGIES, NET                       (84)         (50)          (3)
                                                                                                   -------      -------      -------
Cash used for investing activities                                                                   (800)        (107)        (185)

FINANCING ACTIVITIES:
   Net increase (decrease) in commercial paper                                                         43         (221)      (1,539)
   Net proceeds from (payments on) borrowings on revolving credit facilities                          360         (234)         421
   Proceeds from notes payable and long-term borrowings                                                 4           22            8
   Payments on notes payable, capital leases and long-term borrowings                                 (12)         (14)         (10)
   Proceeds from issuances of shares of common stock                                                   42           29          655
   Acquisitions of treasury stock                                                                                 (222)        (127)
   OTHER, NET                                                                                                        2           (1)
                                                                                                   -------      -------      -------
Cash provided by (used for) financing activities                                                      437         (638)        (593)
EFFECT OF FOREIGN EXCHANGE RATES ON CASH                                                               (1)          (4)          (4)
                                                                                                   -------      -------      -------
Net increase (decrease) in cash and cash equivalents                                                  126          (10)          (6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                         54           64           70
                                                                                                   -------      -------      -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                          $   180      $    54      $    64
                                                                                                   =======      =======      =======
(see notes to consolidated financial statements)


                                       17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Boston Scientific Corporation (Boston Scientific or the Company) and its subsidiaries, substantially all of which are wholly owned. Investments in companies, representing 20 percent to 50 percent of their ownership, are primarily accounted for under the equity method, including the Company's 22 percent ownership in Medinol Ltd. (Medinol). Income recorded in connection with these investments did not have a material impact on the Company's operating results during the periods presented. Investments in companies, representing less than 20 percent of their ownership, are accounted for under the cost method.

ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States (U.S.) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

CONCENTRATIONS OF CREDIT RISK: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash and cash equivalents, marketable securities, derivative instrument contracts and accounts receivable. The Company invests its excess cash primarily in high-quality securities and limits the amount of credit exposure to any one financial institution. The Company's investment policy limits exposure to concentrations of credit risk and changes in market conditions. Counterparties to financial instruments expose the Company to credit-related losses in the event of nonperformance. The Company transacts derivative instrument contracts with major financial institutions to limit its credit exposure.

The Company provides credit, in the normal course of business, primarily to hospitals, private and governmental institutions and health care agencies, clinics and doctors' offices. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

INVENTORIES: Inventories are stated at the lower of first-in, first-out cost or market. Generally, write-downs of consignment inventory are charged to selling, general and administrative expenses.


PROPERTY, PLANT AND EQUIPMENT: Property, plant, equipment and leaseholds are stated at historical cost. Expenditures for maintenance and repairs are charged to expense; betterments are capitalized. The Company provides for depreciation and amortization by the straight-line method at rates that are intended to depreciate and amortize the cost of these assets over their estimated useful lives. Buildings and improvements are depreciated over a 15 to 40 year life;
equipment, furniture and fixtures are depreciated over a 2 to 12 year life.
Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease.

The Company receives grant money equal to a percentage of expenditures on eligible capital equipment, which is recorded as deferred income and recognized ratably over the life of the underlying assets. The grant money would be repayable, in whole or in part, should the Company fail to meet certain employment goals.

INTANGIBLE ASSETS: Intangible assets are recorded at historical cost and amortized using the straight-line method over the following lives: patents and trademarks, 3 to 20 years; licenses, 2 to 20 years; core and developed technology, 3 to 25 years; excess of cost over net assets acquired, 8 to 40 years; other intangibles, various.

The Company regularly reviews its excess of cost over net assets acquired and other intangible assets to determine if

                                       18

any adverse conditions exist that would indicate impairment. Conditions that would trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset or an adverse action or assessment by a regulator.
If the carrying amount of an asset exceeds the sum of its undiscounted cash flows, the carrying value is written down to fair value in the period identified. Fair value is calculated as the present value of estimated future cash flows using a risk-adjusted discount rate commensurate with the Company's weighted-average cost of capital.

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

Income taxes are provided on unremitted earnings of subsidiaries outside the U.S. if such earnings are expected to be repatriated. The Company determines annually the amount of unremitted earnings of non-U.S. subsidiaries to invest indefinitely in its non-U.S. operations. It is not practical to estimate the amount of taxes payable on earnings determined to be invested indefinitely in non-U.S. operations. At December 31, 2001, unremitted earnings of non-U.S.
subsidiaries were $906 million.

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

STOCK COMPENSATION ARRANGEMENTS: The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board (APB) Opinion
No. 25, "Accounting for Stock Issued to Employees, " and Financial Accounting
Standards Board (FASB) Interpretation (FIN) 44, "Accounting for Certain
Transactions involving Stock Compensation, " and intends to continue to do so.
The Company has adopted the disclosure-only provisions of FASB Statement No.
123," Accounting for Stock-Based Compensation. " Any compensation cost on fixed awards with pro rata vesting is recognized on a straight-line basis over the award's vesting period.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: The Company recognizes all derivative financial instruments in the consolidated financial statements at fair value, regardless of the purpose or intent for holding the instrument, in accordance with Statement No. 133. Changes in the fair value of derivative financial instruments are either recognized periodically in earnings or in stockholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting. Changes in fair values of derivatives not qualifying for hedge accounting are reported in earnings.

NEW ACCOUNTING STANDARDS: In July 2001, the FASB issued Statement No. 141,
"Business Combinations, " and Statement No. 142, "Goodwill and Other Intangible
Assets, " which were effective July 1, 2001 and January 1, 2002, respectively, for the Company. The Company has adopted Statement No. 141, which requires that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. Statement No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized upon adoption of this standard, but instead be tested for impairment at least annually. In addition, goodwill and intangible assets with indefinite useful lives recorded as a result of business combinations completed during the six-month period ending December 31, 2001 will not be amortized. Intangible assets with definite useful lives will continue to be amortized over their estimated useful lives. The Company anticipates approximately $35 million of annual amortization reductions in 2002 relative to 2001 as a result of adoption of Statement No. 142, partially offset by the effect of a full year or amortization


                                       19

of intangible assets related to businesses acquired in 2001. The Company is in the process of determining whether any impairment will be recognized upon the adoption of Statement No. 142, but does not believe any significant impairment will be recognized.

In October 2001, the FASB issued Statement No. 144, "Accounting for the
Impairment or Disposal of Long-Lived Assets, " which is effective for fiscal years beginning after December 15, 2001. Statement No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes, with exceptions, Statement No. 121, " Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. " The Company is in the process of determining the effect of adoption of this statement on its consolidated financial statements and related disclosures.

SHIPPING AND HANDLING COSTS: The Company does not generally recognize revenue from shipping and handling of its products. Shipping and handling costs are recorded as selling, general and administrative expenses.

NET INCOME PER COMMON SHARE: Net income (loss) per common share is based upon the weighted-average number of common shares and common share equivalents outstanding each year.

RECLASSIFICATIONS: Certain prior years' amounts have been reclassified to conform to the current year's presentation.

NOTE B - OTHER BALANCE SHEET INFORMATION

Components of selected captions in the Consolidated Balance Sheets at December
31 consisted of:

(in millions)                                                  2001        2000
                                                              ------      ------
TRADE ACCOUNTS RECEIVABLE
Accounts receivable                                           $  432      $  428
Less allowances                                                   62          67
                                                              ------      ------
                                                              $  370      $  361
                                                              ======      ======
INVENTORIES
Finished goods                                                $  146      $  172
Work-in-process                                                   69          59
Raw materials                                                     88         123
                                                              ------      ------
                                                              $  303      $  354
                                                              ======      ======
PROPERTY, PLANT AND EQUIPMENT
Land                                                          $   59      $   56
Buildings and improvements                                       392         365
Equipment, furniture and fixtures                                594         521
                                                              ------      ------
                                                               1,045         942
Less accumulated depreciation and amortization                   453         375
                                                              ------      ------
                                                              $  592      $  567
                                                              ======      ======
EXCESS OF COST OVER NET ASSETS ACQUIRED
Excess of cost over net assets acquired                       $1,016      $  879
Less accumulated amortization                                    100          58
                                                              ------      ------
                                                              $  916      $  821
                                                              ======      ======
TECHNOLOGY - CORE AND DEVELOPED
Core technology                                               $  612      $  421
Developed technology                                             317         220
                                                              ------      ------
                                                                 929         641
Less accumulated amortization                                    167         134
                                                              ------      ------
                                                              $  762      $  507
                                                              ======      ======
PATENTS, TRADEMARKS AND OTHER
Patents and trademarks                                        $  372      $  296
Licenses                                                          99         102
Other                                                             82          77
                                                              ------      ------
                                                                 553         475
Less accumulated amortization                                    167         132
                                                              ------      ------
                                                              $  386      $  343
                                                              ======      ======
ACCRUED EXPENSES
Payroll and related liabilities                               $  146      $  112
Other                                                            275         240
                                                              ------      ------
                                                              $  421      $  352
                                                              ======      ======

During the second quarter of 2001, the Company recorded a provision of $49 million ($34 million, net of tax) for excess NIR(R) coronary stent inventory. The Company had approximately $34 million of net NIR(R) stent inventory on hand as of December 31, 2001. Worldwide NIR(R) coronary stent sales were approximately 11 percent of 2001 worldwide sales.

NOTE C - CASH, CASH EQUIVALENTS AND INVESTMENTS

Cash, cash equivalents and investments, stated at fair value, consisted of the following:

                                                 GROSS        GROSS
                                        FAIR   UNREALIZED  UNREALIZED  AMORTIZED
(in millions)                           VALUE    GAINS       LOSSES      COST
                                        ----      ---          --        ----
DECEMBER 31, 2001
AVAILABLE-FOR-SALE:

Cash and money market accounts          $180                             $180
Equity securities (with a readily
   determinable fair value)               52      $40          $1          13
                                        ----      ---          --        ----
                                        $232      $40          $1        $193
                                        ----      ---          --        ----
DECEMBER 31, 2000
AVAILABLE-FOR-SALE:

Cash and money market accounts          $ 54                             $ 54
Equity securities (with a readily
   determinable fair value)               42      $28          $1          15
                                        ----      ---          --        ----
                                        $ 96      $28          $1        $ 69
                                        ----      ---          --        ----


The Company has no trading securities. Unrealized gains and temporary losses for available-for-sale securities are excluded from earnings and are reported, net of tax, as a separate component of stockholders' equity until realized. The cost of available-for-sale securities is based on the specific identification method.

At December 31, 2001 and 2000, the Company had investments, including its investment in Medinol, totaling $107 million and $63 million, respectively, in which the fair value was not readily determinable. The Company received no cash dividends from Medinol during 2001, compared to dividends of approximately $25 million, net of tax, during 2000.

NOTE D - BORROWINGS AND CREDIT ARRANGEMENTS

The Company's borrowings at December 31 consisted of:

(in millions)                                                2001           2000
                                                             ----           ----
Commercial paper                                             $ 99           $ 56
Bank obligations - short-term                                 132            204
Long-term debt - fixed rate                                   492            562
Long-term debt - floating rate                                471
Capital leases (see note E)                                    10             12
                                                             ----           ----

The Company had approximately $99 million and $56 million of commercial paper outstanding at December 31, 2001 and 2000, respectively, at weighted-average interest rates of 2.33 percent and 8.00 percent, respectively. In addition, the Company had approximately $547 million and $187 million in revolving credit facility borrowings outstanding at December 31, 2001 and 2000, respectively, at weighted-average interest rates of 1.95 percent and 4.54 percent, respectively. At December 31, 2001, the revolving credit facilities were approximately $1.6 billion, consisting of a $1 billion credit facility that terminates in June 2002 and a $600 million credit facility that terminates in August 2006. The revolving credit facilities also support the Company's commercial paper borrowings. Use of the borrowings is unrestricted and the borrowings are unsecured. The revolving credit facilities require the Company to maintain a specific ratio of consolidated total debt (as defined) to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (as defined) of less than or equal to 3.5 to 1. The ratio was approximately 1.9 to 1 at December 31, 2001. In addition, the revolving credit facilities require the Company to maintain a specific ratio of consolidated EBITDA (as defined) to consolidated interest expense (as defined) of greater than or equal to 3.5 to 1. The ratio was approximately 10.4 to 1 at December 31, 2001. The Company intends to refinance its $1 billion credit facility terminating in June 2002 with a new credit facility of up to $1 billion having similar terms and conditions.

The Company has the ability to refinance a portion of its short-term debt on a long-term basis through its revolving credit facilities. The Company expects a minimum of $471 million of its short-term borrowings will remain outstanding beyond the next twelve months and, accordingly, has classified this portion as long-term borrowings at December 31, 2001, compared to no such classification at December 31, 2000.

The Company had $500 million of senior notes (the Notes) outstanding at December 31, 2001. The Notes mature in March 2005, bear a semi-annual coupon of 6.625 percent, and are not redeemable prior to maturity or subject to any sinking fund requirements. During 2001, the Company entered into a fixed to floating interest rate swap to hedge changes in the fair value of the Notes. In accordance with Statement No. 133, the Company has recorded changes in the fair value of the Notes since the inception of the interest rate swap (see Note K for further discussion). The carrying amount of the Notes at December 31, 2001 was approximately $485 million.

The Company had 6 billion Japanese yen (translated to approximately $46 million and $53 million at December 31, 2001 and 2000, respectively) of borrowings outstanding with a syndicate of Japanese banks. The interest rate on the borrowings is 2.37 percent and the borrowings are payable in 2002. In addition, the Company had approximately 1 billion Japanese yen (translated to approximately $7 million) and 1.1 billion Japanese yen (translated to approximately $9 million) of borrowings outstanding from a Japanese bank used to finance a facility construction project at December 31, 2001 and 2000, respectively. The interest rate on the borrowings is 2.1 percent and semi-annual principal payments are due through 2012.

The Company has uncommitted Japanese credit facilities with several Japanese banks, which provided for borrowings and promissory notes discounting of up to 15 billion Japanese yen (translated to approximately $115 million and $131 million) at December 31, 2001 and 2000, respectively. There were $8 million in borrowings outstanding under the Japanese credit facilities at an interest rate of 1.38 percent at December 31, 2001, compared to $12 million in borrowings at an interest rate of 1.5 percent at December 31, 2000. At December 31, 2001, approximately $88 million of notes receivable were discounted at average interest rates of approximately 1.38 percent compared to $108 million of discounted notes receivable at average interest rates of approximately 1.5 percent at December 31, 2000.

In addition, the Company had other outstanding short-term bank obligations of $2 million and $5 million at December 31, 2001 and 2000, respectively.

Interest paid, including interest paid under capital leases and mortgage loans, amounted to $59 million in 2001, $69 million in 2000, and $117 million in 1999.

NOTE E - LEASES

Rent expense amounted to $39 million in 2001, $36 million in 2000 and $37 million in 1999. Future minimum rental commitments as of December 31, 2001 under noncancelable capital and operating lease agreements are as follows:

                                                          CAPITAL   OPERATING
YEAR ENDED DECEMBER 31, (in millions)                      LEASES     LEASES
--------------------------------------                    ------     ------
2002                                                        $ 2        $ 32
2003                                                          2          26
2004                                                          2          14
2005                                                          2          10
2006                                                          2           8
Thereafter                                                    5          47
                                                           ----       -----
TOTAL MINIMUM LEASE PAYMENTS                                 15       $ 137
                                                           ====       =====
Amount representing interest                                  5
----------------------------                                  -
PRESENT VALUE OF MINIMUM LEASE PAYMENTS                    $ 10
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

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheets for cash and cash equivalents are valued at cost, which approximates their fair value.

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

DERIVATIVE INSTRUMENTS: The fair values of derivative instruments are estimated based on the amount that the Company would receive or pay to terminate the agreements at the reporting date. The Company had foreign exchange forward and option contracts and cross-currency interest rate swap contracts outstanding in the notional amounts of $845 million and $452 million as of December 31, 2001 and 2000, respectively. In addition, the Company had interest rate swap contracts outstanding in the notional amounts of $557 million as of December 31, 2001, compared to no such contracts outstanding as of December 31, 2000.

The carrying amounts and fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows:


                                                   2001                 2000
                                           -----------------     ---------------
                                           CARRYING     FAIR     CARRYING  FAIR
(in millions)                               AMOUNT      VALUE     AMOUNT   VALUE
                                           --------     -----    --------  -----
ASSETS:

   Cash, cash equivalents and
     investments                              $232      $232       $ 96   $ 96
   Foreign exchange contracts                  57         57         37     37
   Cross-currency interest rate
     swap contracts                            19         19

LIABILITIES:

   Commercial paper                          $ 99       $ 99       $ 56   $ 56
   Bank obligations - short-term              132        132        204    204
   Long-term debt - fixed rate                492        496        562    518
   Long-term debt - floating rate             471        471
   Foreign exchange contracts                                         1      1
   Interest rate swap contracts                15         15
                                             ----       ----       ----   -----


NOTE G - INCOME TAXES

Income before income taxes consisted of:


YEAR ENDED DECEMBER 31, (in millions)                2001        2000       1999
------------------------------------                -----       -----      -----

Domestic                                            $(226)      $ 272      $ 422
Foreign                                               270         255        140
                                                    -----       -----      -----
                                                    $  44       $ 527      $ 562
                                                    =====       =====      =====

The related provision for income taxes consisted of:

YEAR ENDED DECEMBER 31, (in millions)              2001        2000        1999
------------------------------------              -----       -----      -----

CURRENT:
   Federal                                        $  40       $ 115       $ 164
   State                                              5           8          17
   Foreign                                           45          29          39
                                                  -----       -----       -----
                                                     90         152         220

DEFERRED:
   Federal                                           16          (9)         (8)
   State                                              2          (1)         (1)
   Foreign                                          (10)         12         (20)
                                                  -----       -----       -----
                                                      8           2         (29)
                                                  -----       -----       -----
                                                  $  98       $ 154       $ 191
                                                  =====       =====       =====

The reconciliation of taxes on income at the federal statutory rate to the actual provision for income taxes is:


YEAR ENDED DECEMBER 31, (in millions)                  2001      2000      1999
------------------------------------                   ----      ----      ----
Tax at statutory rate                                  $ 15      $184      $197
State income taxes, net of federal benefit                3         5        11
Effect of foreign taxes                                 (38)      (36)      (20)
Purchased research and development                      111
Other, net                                                7         1         3
                                                       ----      ----      ----
                                                       $ 98      $154      $191
                                                       ====      ====      ====

Significant components of the Company's deferred tax assets and liabilities at December 31 consisted of:


(in millions)                                                2001          2000
                                                            -----         -----
DEFERRED TAX ASSETS:
   Inventory costs, intercompany profit and
     related reserves                                       $ 107         $  92
   Tax benefit of net operating loss and tax credits           85            33
   Reserves and accruals                                       71            38
   Restructuring and merger-related charges,
     including purchased research and development             206           228
   Property, plant and equipment                                6
   Other                                                       16            28
                                                            -----         -----
                                                              491           419
Less valuation allowance on deferred tax assets                37            27
                                                            -----         -----
                                                            $ 454         $ 392
                                                            =====         =====
DEFERRED TAX LIABILITIES:
   Property, plant and equipment                                          $  (4)
   Intangible assets                                        $(195)          (66)
   Unremitted earnings of subsidiaries                        (71)          (58)
   Unrealized gains and losses on
     available-for-sale securities                            (14)          (10)
   Unrealized gains and losses on derivative
     financial instruments                                    (26)          (16)
   Other                                                      (17)          (12)
                                                            -----         -----
                                                             (323)         (166)
                                                            =====         =====
                                                            $ 131         $ 226
                                                            =====         =====

At December 31, 2001, the Company had U.S. tax net operating loss carryforwards and tax credits, the tax effect of which is approximately $70 million. In addition, the Company had foreign tax net operating loss carryforwards, the tax effect of which is approximately $15 million. These carryforwards will expire periodically beginning in the year 2002. The Company established a valuation allowance of $37 million against these carryforwards.The increase in the valuation allowance from 2000 to 2001 is primarily attributable to the limitation on the use of tax credits.

Income taxes paid amounted to $108 million in 2001, $50 million in 2000 and $93 million in 1999. The income tax provision (benefit) of the unrealized gain or loss component of other comprehensive income (loss) was approximately $14 million, $21 million and $4 million, for 2001, 2000 and 1999, respectively.

NOTE H - STOCKHOLDERS' EQUITY

PREFERRED STOCK: The Company is authorized to issue 50 million shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative participating, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by the Company's stockholders. At December 31, 2001, the Company had no shares of preferred stock outstanding.

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

The Company is authorized to purchase on the open market and in private transactions up to approximately 60 million shares of the Company's common stock. Stock repurchased would principally be used to satisfy the Company's obligations pursuant to its equity incentive plans, but may also be used for general corporate purposes, including acquisitions. During 2001, the Company did not repurchase any shares as compared to approximately 12 million shares at an aggregate cost of $222 million repurchased by the Company in 2000. As of December 31, 2001, a total of approximately 38 million shares of the Company's common stock have been repurchased.

NOTE I - STOCK OWNERSHIP PLANS

EMPLOYEE AND DIRECTOR STOCK INCENTIVE PLANS

Boston Scientific's 1992, 1995 and 2000 Long-Term Incentive Plans provide for the issuance of up to 60 million shares of common stock. The terms of these three plans are similar. Together, the plans cover officers of, directors of, employees of and consultants to the Company and provide for the grant of various incentives, including qualified and non-qualified options, stock grants, share appreciation rights and performance awards. Options granted to purchase shares of common stock are either immediately exercisable or exercisable in installments as determined by the Compensation Committee of the Board of Directors, consisting of two or more non-employee directors (the Committee), and expire within ten years from date of grant. In the case of qualified options, if an employee owns more than 10 percent of the voting power of all classes of stock, the option granted will be at 110 percent of the fair market value of the Company's common stock on the date of grant and will expire over a period not to exceed five years.

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

In January 2000, the Company granted under its 1992 and 1995 Long-Term Incentive Plans approximately 1.1 million shares of its common stock to a limited group of employees subject to certain forfeiture restrictions. The purpose of the program was to help retain key employees. The market value of these shares was approximately $26 million on the date of issuance and the vesting period is three years. This amount was recorded as deferred compensation and is shown as a separate component of stockholders' equity. The deferred compensation is being amortized to expense over the vesting period and amounted to approximately $7 million and $8 million for the years ended December 31, 2001 and 2000.

Stock grants for 50,000 shares were issued to employees during 2001; no stock grants were issued in 1999. During the years ended December 31, 2001 and 2000, approximately 91,000 shares and 143,000 shares, respectively, of restricted stock were forfeited. No stock grants were issued in 1999.

Boston Scientific's 1992 Non-Employee Directors' Stock Option Plan provides for the issuance of up to 200,000 shares of common stock and authorizes the automatic grant to outside directors of options to acquire a specified number of shares of common stock generally on the date of each annual meeting of the stockholders of the Company or on the date a non-employee director is first elected to the Board of Directors. Options under this plan are exercisable ratably over a three-year period and expire ten years from the date of grant. This plan expires on March 31, 2002 at which time future shares will be issued under the 2000 Long-Term Incentive Plan, or the then current incentive plan.

Shares reserved for future issuance under all of the Company's incentive plans totaled approximately 50 million at December 31, 2001.

If the Company had elected to recognize compensation expense for the granting of options under stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by Statement No. 123 net income
(loss) and earnings (loss) per share would have been reported as the following pro forma amounts:


YEAR ENDED DECEMBER 31,                          2001         2000        1999
(in millions, except per share data)
                                               --------     --------    --------
Net income (loss)
     As reported                               $    (54)    $    373    $    371
     Pro forma                                      (94)         333         329
                                               --------     --------    --------
Earnings (loss) per common share -
   assuming dilution
     As reported                               $  (0.13) $      0.91 $      0.90
     Pro forma                                    (0.23)        0.83        0.80
                                               --------     --------    --------

The weighted-average grant-date fair value per share of options granted during 2001, 2000 and 1999, calculated using the Black-Scholes options pricing model, is $12.70, $8.67 and $13.81, respectively.

The fair value of the stock options used to calculate the pro forma net income
(loss) and earnings (loss) per share amounts above is estimated using the Black-Scholes options pricing model with the following weighted-average assumptions:


                                       2001             2000             1999
                                    ---------        ---------        ---------
Dividend yield                              0%               0%               0%
Expected volatility                     51.40%           47.20%           48.60%
Risk-free interest rate                  4.86%            6.01%            5.37%
Actual forfeitures                  3,316,000        2,737,000        1,272,000
Expected life                             6.0              4.6              4.2


Information related to stock options at December 31 under stock incentive plans is as follows:


(option amounts in thousands)                               2001                       2000                        1999
                                                  -------------------------     -------------------------    -----------------------
                                                                   WEIGHTED                      WEIGHTED                 WEIGHTED
                                                                   AVERAGE                       AVERAGE                   AVERAGE
                                                                   EXERCISE                      EXERCISE                 EXERCISE
                                                  OPTIONS           PRICE       OPTIONS           PRICE        OPTIONS     PRICE
                                                  -------         ---------     -------         ---------     -------        ------
Outstanding at January 1                           44,573         $   21.36      31,511         $   23.63      32,048     $   20.45
   Granted                                          6,007             21.66      18,441             18.22       6,634         31.57
   Exercised                                       (2,482)            12.13      (1,348)            11.23      (5,195)        12.39
   Canceled                                        (4,121)            25.16      (4,031)            28.18      (1,976)        28.29
                                                  -------         ---------     -------         ---------     -------        ------
OUTSTANDING AT DECEMBER 31                         43,977             21.56      44,573             21.36      31,511         23.63
                                                  =======         =========     =======         =========      ======     =========
EXERCISABLE AT DECEMBER 31                         21,709         $   21.03      16,921         $   19.56      13,346     $   16.22
                                                  =======         =========     =======         =========      ======     =========

Below is additional information related to stock options outstanding and exercisable at December 31, 2001:


(option amounts in thousands)                     STOCK OPTIONS OUTSTANDING               STOCK OPTIONS EXERCISABLE
                                          ------------------------------------------     ----------------------------
                                                          WEIGHTED          WEIGHTED                    WEIGHTED
                                                          AVERAGE           AVERAGE                     AVERAGE
                                                          REMAINING         EXERCISE                    EXERCISE
RANGE OF EXERCISE PRICES                   OPTIONS     CONTRACTUAL LIFE      PRICE       OPTIONS         PRICE
                                          ---------    ----------------     --------     -------    -----------------
 $ 0.00-8.00                                3,205           2.75            $  4.89        2,910         $  5.23
   8.01-16.00                              10,509           7.55              12.89        4,975           13.05
  16.01-24.00                               8,703           7.43              18.62        4,090           19.61
  24.01-32.00                              14,352           7.67              26.00        5,452           25.70
  32.01-40.00                               7,009           6.79              36.08        4,179           36.25
  40.01-48.00                                 199           7.53              44.90          103           44.78
                                          ---------    ----------------     -------      -------         -------
                                           43,977           7.09            $ 21.56       21,709         $ 21.03
                                          =========    ================     =======      =======         =======

STOCK PURCHASE PLAN

Boston Scientific's Global Employee Stock Ownership Plan (Stock Purchase Plan) provides for the granting of options to purchase up to 7.5 million shares of the Company's common stock to all eligible employees. Under the Stock Purchase Plan, each eligible employee is granted, at the beginning of each period designated by the Committee as an offering period, an option to purchase shares of the Company's common stock equal to not more than 10 percent of the employee's eligible compensation. Such options may be exercised generally only to the extent of accumulated payroll deductions at the end of the offering period, at a purchase price equal to 85 percent of the fair market value of the Company's common stock at the beginning or end of each offering period, whichever is less.

During 2001, approximately 1,106,000 shares were issued at prices ranging from $11.48 to $11.64 per share. During 2000, approximately 754,000 shares were issued at prices ranging from $18.59 to $18.65 per share, and during 1999, approximately 603,000 shares were issued at prices ranging from $22.47 to $22.79 per share. At December 31, 2001, there were approximately 3.6 million shares available for future issuance.

NOTE J - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:


YEAR ENDED DECEMBER 31,                         2001         2000        1999
(in millions, except share and per share data)
                                              ---------    --------    ---------

BASIC:
   Net income (loss)                          $     (54)   $     373   $     371
                                              =========    =========   =========
   Weighted average shares
     outstanding (in thousands)                 401,389      405,271     404,783
                                              =========    =========   =========
   Net income (loss) per common share         $   (0.13)   $    0.92   $    0.92
                                              =========    =========   =========
ASSUMING DILUTION:
   Net income (loss)                          $     (54)   $     373   $     371
                                              =========    =========   =========
   Weighted average shares outstanding
     (in thousands)                             401,389      405,271     404,783
                                              ---------    ---------   ---------
   Net effect of dilutive stock-based
     compensation (in thousands)                               3,051       6,568
   TOTAL                                        401,389      408,322     411,351
                                              =========    =========   =========
   NET INCOME (LOSS) PER COMMON SHARE         $   (0.13)   $    0.91   $    0.90
                                              =========    =========   =========

During 2001, 2000 and 1999, approximately 24 million, 24 million and 7 million potential common shares, respectively, were not included in the computation of earnings per share, assuming dilution, because exercise prices were greater than the average market price of the common shares. In addition, during 2001, approximately 5 million stock options were not included in the computation of earnings per share, assuming dilution, because they would have been antidilutive.

NOTE K - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company is exposed to market risk from changes in foreign currency exchange rates and interest rates. The Company addresses these risks through a risk management program that includes the use of derivative financial instruments. The program is operated pursuant to documented corporate risk management policies. The Company does not enter into any derivative transactions for speculative purposes.

The Company hedges its net recognized foreign currency transaction exposures with both foreign currency borrowings (primarily Japanese yen) and forward foreign exchange contracts to reduce the risk that the Company's earnings and cash flows will be adversely affected by changes in foreign currency exchange rates. These foreign exchange contracts are not designated as cash flow, fair value or net investment hedges under Statement No. 133 and therefore, are marked to market with the change in fair value recorded into income. These derivative instruments do not subject the Company's earnings or cash flows to material risk due to exchange rate movements because gains and losses on these derivatives offset losses and gains on the assets and liabilities being hedged. These foreign exchange contracts are entered into for periods consistent with commitments, generally one to six months.

In addition, the Company hedges a portion of its forecasted intercompany and third-party transactions with foreign exchange forward and option contracts. These contracts are entered into to reduce the risk that the Company's earnings and cash flows resulting from certain forecasted transactions will be adversely affected by changes in foreign currency exchange rates. However, the Company may be impacted by changes in foreign currency exchange rates related to the unhedged portion. The success of the hedging program depends, in part, on forecasts of transaction activity in various currencies (currently the Japanese yen and the euro). The Company may experience unanticipated foreign currency exchange gains or losses to the extent that there are timing differences between forecasted and actual activity during periods of currency volatility. The effective portion of any changes in the fair value of the derivative instruments, designated as cash flow hedges, is recorded in accumulated other comprehensive income/(loss) (AOCI) until the third-party transaction associated with the hedged forecasted transaction occurs. Once the third-party transaction associated with the hedged forecasted transaction occurs, the effective portion of any related gain or loss on the cash flow hedge is reclassified from AOCI to earnings. In the event the hedged forecasted transaction does not occur, or it becomes probable that it will not occur, the effective portion of any gain or loss on the related cash flow hedge would be reclassified from AOCI to earnings at that time. The Company did not recognize material gains or losses resulting from either hedge ineffectiveness or changes in forecast probability during 2001 or 2000. The Company recognized a net gain of approximately $43 million and $8 million in earnings from derivative instruments designated as cash flow hedges of forecasted transactions during 2001 and 2000, respectively. All of the derivative instruments, designated as cash flow hedges, outstanding at December 31, 2001, mature within the subsequent 24-month period. As of December 31, 2001, approximately $44 million of unrealized net gains are recorded in AOCI, net of tax, to recognize the effective portion of any fair value of derivative instruments that are, or previously were, designated as cash flow hedges. Of this amount, a gain of approximately $32 million, net of tax, is expected to be reclassified to earnings within the next twelve months to mitigate foreign exchange risk.

Also, during 2001, the Company hedged a portion of its foreign currency denominated net investments in affiliates with cross-currency interest rate swap contracts. These hedging contracts reduce the risk that the Company's accumulated shareholders' equity will be adversely affected by changes in foreign currency exchange rates (primarily Japanese yen). These derivative instruments are designated as net investment hedges under Statement No. 133. The effective portion of any changes in the fair value of the derivative instruments, designated as net investment hedges, is recorded in AOCI. The ineffective portion of any changes in the fair value is recorded in interest expense. The Company recognized an immaterial amount of hedge ineffectiveness during 2001. As of December 31, 2001, approximately $19 million of unrealized net gains are recorded in AOCI to recognize the effective portion of the fair value of derivative instruments that are designated as net investment hedges. None of this amount is expected to be reclassified to earnings.

The Company's primary interest rate risk exposure results from changes in U.S. and Japanese interest rates related to its debt obligations. In order to manage interest rate exposures, the Company seeks to achieve an acceptable balance between fixed and floating interest rate obligations in these currencies. During 2001, the Company initiated a program to hedge its interest rate risk exposures with interest rate swaps. These hedging contracts are designated as either fair value or cash flow hedges under Statement No.133. Any changes in the fair value of derivative instruments, designated as fair value hedges, is recorded in other income and expense and is offset by changes in the fair value of the hedged debt obligation. Interest expense related to the hedged debt obligation is adjusted to reflect interest payments made or received under the interest rate swap agreements. Any changes in the fair value of derivative instruments, designated as cash flow hedges, is recorded in AOCI, net of tax, and reclassified to interest expense during the hedged interest payment period. The Company recognized an immaterial amount of net interest income related to interest rate swaps during 2001. As of December 31, 2001, approximately $15 million of unrealized net losses are recorded on the balance sheet as other long-term liabilities to recognize the fair value of interest rate swaps that are designated as either fair value or cash flow hedges.

NOTE L - COMMITMENTS AND CONTINGENCIES

The Company is involved in various lawsuits from time to time. In management's opinion, the Company is not currently involved in any legal proceedings other than those specifically identified below which, individually or in the aggregate, could have a material effect on the financial condition, operations or cash flows of the Company. As of December 31, 2001, the potential exposure for litigation-related accruable costs is estimated to range from $6 million to $13 million. The Company's total accrual for litigation-related reserves as of December 31, 2001 and 2000 was approximately $6 million and $16 million, respectively. As of December 31, 2001, the range of loss for reasonably possible contingencies that can be estimated is $0 to $404 million, plus interest, and additional damages for sales occurring after the date of the December 2000 Johnson & Johnson jury verdict discussed below.

The Company believes that it has meritorious defenses against claims that it has infringed patents of others. However, there can be no assurance that the Company will prevail in any particular case. An adverse outcome in one or more cases in which the Company's products are accused of patent infringement could have a material adverse effect on the Company. Further, product liability claims may be asserted in the future relative to events not known to management at the present time. The Company has insurance coverage, which management believes is adequate to protect against product liability losses as could otherwise materially affect the Company's financial position.

LITIGATION WITH JOHNSON & JOHNSON

On October 22, 1997, Cordis Corporation (Cordis), a subsidiary of Johnson & Johnson, filed a suit for patent infringement against the Company and Scimed Life Systems, Inc. (Scimed), a subsidiary of the Company, alleging that the importation and use of the NIR(R) stent infringes two patents owned by Cordis. On April 13, 1998, Cordis filed a suit for patent infringement against the Company and Scimed alleging that the Company's NIR(R) stent infringes two additional patents owned by Cordis. The suits were filed in the U.S. District Court for the District of Delaware seeking monetary damages, injunctive relief and that the patents be adjudged valid, enforceable and infringed. A trial on both actions was held in late November through early December 2000. A jury found that the NIR(R) stent does not infringe three Cordis patents, but does infringe one claim of one Cordis patent and awarded damages of approximately $324 million to Cordis. A post-trial hearing was held July 26, 2001. Judgment has not yet been entered by the Court.

On March 13, 1997, the Company (through its subsidiaries) filed suits against Johnson & Johnson (through its subsidiaries) in The Netherlands, the United Kingdom and Belgium, and on March 17, 1997 filed suit in France, seeking a declaration of noninfringement for the NIR(R) stent relative to two European patents licensed to Ethicon, Inc. (Ethicon), a Johnson & Johnson subsidiary, as well as a declaration of invalidity with respect to those patents. After a trial on the merits in the United Kingdom during March 1998, the Court ruled on June 26, 1998 that neither of the patents is infringed by the NIR(R) stent, and that both patents are invalid. Ethicon appealed, and on March 20, 2000, the appellate court upheld the trial outcome. On October 28, 1998, the Company's motion for a declaration of noninfringement in France was dismissed for failure to satisfy statutory requirements; the French invalidity suits were not affected. A hearing related to the French invalidity suits was held on November 19, 2001. On January 16, 2002, the Court found one of the patents to be valid and the other to be invalid. A written decision has not yet been rendered.

On March 20, 21 and 22, 1997, the Company (through its subsidiaries) filed additional suits against Johnson & Johnson (through its subsidiaries) in Sweden, Italy and Spain, respectively, seeking a declaration of noninfringement for the NIR(R) stent relative to one of the European patents licensed to Ethicon in Sweden, Italy and Spain and a declaration of invalidity in Italy and Spain. In Italy, a technical expert was appointed by the court and a hearing is scheduled for January 30, 2002. On August 21, 2001, the Company withdrew its noninfringement action in Sweden under an agreement signed by all parties. Ethicon and other Johnson & Johnson subsidiaries filed a cross-border suit in The Netherlands on March 17, 1997, alleging that the NIR(R) stent infringes one of the European patents licensed to Ethicon. In this action, the Johnson & Johnson entities requested relief, including provisional relief (a preliminary injunction), covering Austria, Belgium, France, Greece, Italy, The Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. On April 2, 1997, the Johnson & Johnson entities filed a similar cross-border proceeding in The Netherlands with respect to a second European patent licensed to Ethicon. Johnson & Johnson subsequently withdrew its request for cross-border relief in the United Kingdom. In October 1997, Johnson & Johnson's request for provisional cross-border relief on both patents was denied by the Dutch Court, on the ground that it is "very likely" that the NIR(R) stent will be found not to infringe the patents. Johnson & Johnson appealed this decision with respect to the second patent; the appeal has been denied on the ground that there is a "ready chance" that the patent will be declared null and void. In January 1999, Johnson & Johnson amended the claims of the second patent, changed the action from a cross-border case to a Dutch national action, and indicated its intent not to pursue its action on the first patent. On June 23, 1999, the Dutch Court affirmed that there were no remaining infringement claims with respect to either patent. In late 1999, Johnson & Johnson appealed this decision. A hearing on the appeal has not yet been scheduled.

On May 6, 1997, Ethicon Endosurgery, Inc., a subsidiary of Johnson & Johnson, sued the Company in Dusseldorf, Germany, alleging that the Company's NIR(R) stent infringes one of Ethicon's patents. On June 23, 1998, the case was stayed following a decision in an unrelated nullity action in which the Ethicon patent was found to be invalid.

On August 22, 1997, Johnson & Johnson filed a suit for patent infringement against the Company alleging that the sale of the NIR(R) stent infringes certain Canadian patents owned by Johnson & Johnson. Suit was filed in the federal court of Canada seeking a declaration of infringement, monetary damages and injunctive relief. The Company has answered, denying the allegations of the complaint. A trial is expected to begin in late 2003.

On June 7, 1999, the Company, Scimed and Medinol filed suit for patent infringement against Johnson & Johnson, Johnson & Johnson Interventional Systems and Cordis, alleging two U.S. patents owned by Medinol and exclusively licensed to the Company are infringed by Cordis' Crown(TM), MiniCrown(TM) and Corinthian(TM) stents. The suit was filed in the U.S. District Court for the District of Minnesota seeking injunctive and monetary relief.

On April 14, 2000, the Company (through its subsidiaries) and Medinol filed suit for patent infringement against Johnson & Johnson, Cordis, and a subsidiary of Cordis alleging that a patent owned by Medinol and exclusively licensed to the Company is infringed by Cordis' BX Velocity(TM) stent delivery system. The complaint was filed in the U.S. District Court for the District of Delaware seeking monetary and injunctive relief. The Minnesota action was transferred to the U.S. District Court for the District of Delaware and consolidated with the Delaware action filed by the Company. A trial was held in August 2001 on both actions. On September 7, 2001, a jury found that Cordis' BX Velocity, Crown, and MiniCrown stents do not infringe the patents, and that the asserted claims of those patents are invalid. A hearing on the post-trial motions is scheduled for February 26, 2002. The jury also found that Cordis' Corinthian stent infringes a valid Medinol patent claim and awarded the Company and Medinol $8.3 million in damages. Post-trial briefing motions were filed through December 2001, and on January 25, 2002, the Court entered final judgment on the Corinthian stent in favor of the Company.

On March 24, 2000, the Company (through its subsidiaries) and Medinol filed a cross-border suit against Johnson & Johnson, Cordis and certain of their foreign subsidiaries in The Netherlands alleging Cordis' BX Velocity stent delivery system infringes one of Medinol's European patents. In this action, the Company and Medinol requested monetary and injunctive relief covering The Netherlands, Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Greece, Ireland, Italy, Liechtenstein, Luxembourg, Monaco, Portugal and Sweden. A hearing was held January 12, 2001. On March 19, 2001, the Company's request for preliminary injunction was denied by the Court. On May 11, 2001, the Company appealed this decision. A hearing on the appeal is expected to be scheduled during the fall of 2002.

On March 30, 2000, the Company (through its subsidiary) filed suit for patent infringement against two subsidiaries of Cordis alleging that Cordis' BX Velocity stent delivery system infringes a published utility model owned by Medinol and exclusively licensed to the Company. The complaint was filed in the District Court of Dusseldorf, Germany seeking monetary and injunctive relief. A hearing was held on March 15, 2001, and on June 6, 2001, the Court issued a written decision that Cordis' BX Velocity stent delivery system infringes the Medinol published utility model. Cordis appealed the decision of the German court. A hearing on the appeal has been scheduled for November 14, 2002.

On March 25, 1996, Cordis filed a suit for patent infringement against Scimed alleging the infringement of five U.S. patents by Scimed's Leap(TM) balloon material used in certain Scimed catheter products, including Scimed's Bandit(TM) and Express Plus(TM) catheters. The suit was filed in the U.S. District Court for the District of Minnesota and seeks monetary and injunctive relief. Scimed has answered, denying the allega-tions of the complaint. Pursuant to an agreement between the parties, this action has been stayed.

On March 27, 1997, Scimed filed suit for patent infringement against Cordis, alleging willful infringement of several Scimed U.S. patents by Cordis' Trackstar 14,(TM) Trackstar 18,(TM) Olympix,(TM) Powergrip,(TM) Sleek,(TM) Sleuth,(TM) Thor,(TM) Titan(TM) and Valor(TM) catheters. The suit was filed in the U.S. District Court for the District of Minnesota, seeking monetary and injunctive relief. The parties have agreed to add Cordis' Charger(TM) and Helix(TM) catheters to the suit. Cordis has answered, denying the allegations of the complaint. Pursuant to an agreement between the parties, this action has been stayed.

LITIGATION WITH MEDTRONIC, INC.

On March 28, 2000, the Company and certain subsidiaries filed suit for patent infringement against Medtronic AVE, Inc. (Medtronic AVE), a subsidiary of Medtronic, Inc. (Medtronic), alleging that Medtronic AVE's S670(TM) rapid exchange coronary stent system infringes a patent exclusively licensed to the Company. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. In July 2000, this matter was sent to arbitration. An arbitration hearing was held in April 2001 to determine whether Medtronic AVE's S670 and S660(TM) rapid exchange coronary stent delivery systems and the R1 rapid exchange catheter are licensed. On July 18, 2001, the arbitration panel determined that the accused Medtronic AVE products sold in the United States willfully infringe the patent exclusively licensed to the Company. The Company was awarded $169 million in damages, as well as costs and attorneys' fees, and a permanent injunction against Medtronic AVE's sales of its S670, S660 and BeStent 2(TM) stent delivery systems and R1S rapid exchange catheter. On September 18, 2001, the U.S. District Court for the Northern District of California confirmed the arbitration decision. On October 17, 2001, Medtronic AVE appealed the confirmation of the award.

On March 10, 1999, the Company (through its subsidiary Schneider (Europe) AG) filed suit against Medtronic AVE alleging that Medtronic AVE's AVE GFX, AVE GFX2, AVE LTX, Calypso Rely,(TM) Pronto Samba(TM) and Samba Rely(TM) rapid exchange catheters and stent delivery systems infringe one of the Company's German patents. The suit was filed in the District Court of Dusseldorf, Germany seeking injunctive and monetary relief. A hearing was held on January 27, 2000. The Court has delayed its decision pending expert advice and on May 15, 2000, the Court appointed a technical expert. The expert's report was submitted to the Court on November 6, 2001. A hearing is scheduled for May 2, 2002.

On July 7, 1999, Medtronic filed suit against the Company and Scimed, alleging that Scimed's Radius(TM) stent infringes two patents owned by Medtronic. The suit was filed in the U.S. District Court for the Fourth District Court of Minnesota seeking injunctive and monetary relief. The Company has answered, denying allegations of the complaint. A trial date has not been set.

On August 13, 1998, Medtronic AVE (formerly Arterial Vascular Engineering, Inc.), filed a suit for patent infringement against the Company and Scimed alleging that the Company's NIR(R) stent infringes two patents owned by Medtronic AVE. The suit was filed in the U.S. District Court for the District of Delaware seeking injunctive and monetary relief. On May 25, 2000, Medtronic AVE amended the complaint to include a third patent. The Company and Scimed have answered, denying the allegations of the complaint. The parties have filed a stipulation requesting the Court stay the case until the third quarter of 2002.

On April 6, 1999, Medtronic AVE filed suit against Scimed and another subsidiary of the Company alleging that the Company's NIR(R) stent infringes one of Medtronic AVE's European patents. The suit was filed in the District Court of Dusseldorf, Germany seeking injunctive and monetary relief. A hearing was held in Germany on September 23, 1999, and on November 4, 1999, the Court dismissed the complaint. On December 21, 1999, Medtronic AVE appealed the dismissal. The appeal is stayed pending the outcome of a related nullity action.

LITIGATION WITH COOK, INC.

On September 10, 2001, the Company delivered a Notice of Dispute to Cook, Inc.
(Cook) asserting that Cook breached the terms of a certain License Agreement among Angio-tech Pharmaceuticals, Inc., Cook and the Company (the Agreement). On October 10, 2001, pursuant to the terms of the Agreement, the Company filed a demand for arbitration with the American Arbitration Association. On October 11, 2001, Guidant and its subsidiary, Advanced Cardiovascular Systems, Inc. (ACS), and Cook filed suit against the Company relating to the Agreement. The suit was filed in the U.S. District Court for the Southern District of Indiana and sought declaratory and injunctive relief. The parties subsequently negotiated an agreement under which the dispute would be litigated on an expedited basis in the Northern District of Illinois without Guidant or ACS as parties. On December 13, 2001, the Indiana case was dismissed and Cook filed a similar suit in the U.S. District Court for the Northern District of Illinois seeking declaratory and injunctive relief. The Company answered the complaint on December 26, 2001, denying the allegations and filed counterclaims seeking declaratory and injunctive relief. A trial date has not yet been set.

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

On May 23, 2001, Cook filed suit against the Company alleging that the Company's VortX(R) embolization coils infringe a patent owned by Cook. The suit was filed in the U.S. District Court for the Southern District of Indiana seeking monetary damages and injunctive relief. On July 27, 2001, the Company answered, denying the allegations of the complaint and countersued Cook alleging that certain Cook products infringe a patent owned by the Company. On November 14, 2001, the Company amended its complaint against Cook to include two additional patents exclusively licensed to the Company. Cook answered and denied the allegations of the counterclaim. A trial date has not yet been set.

On March 7, 1996, Cook filed suit in the Regional Court, Munich Division for Patent Disputes, in Munich, Germany against MinTec, Inc. Minimally Invasive Technologies, alleging that the Cragg EndoPro(TM) System I and Stentor(TM) endovascular device infringe a certain Cook patent. Following the purchase of the assets of the Endotech/MinTec companies by the Company, the Company assumed control of the litigation. A final hearing was held on May 12, 1999, and the court held no infringement of the Cook patents. The case was dismissed in June 1999. Cook has appealed the decision. On July 27, 2000, the Court stayed the action pending the outcome of a nullity action filed by the Company against the patent.

On June 30, 1998, Cook filed suit in the Regional Court, Dusseldorf Division for Patent Disputes, in Dusseldorf, Germany against the Company alleging that the Company's Passager(TM) peripheral vascular stent graft and Vanguard(TM) endovascular aortic graft products infringe the same Cook patent. A hearing was held on July 22, 1999, and a decision was received in September 1999 finding that the Company's products infringe the Cook patent. The Company appealed the decision. A hearing originally scheduled for August 2001 has been postponed pending the outcome of a nullity action filed by the Company against the patent.

OTHER PATENT LITIGATION

On July 28, 2000, Dr. Tassilo Bonzel filed a complaint naming certain of the Company's Schneider Worldwide subsidiaries and Pfizer Inc. (Pfizer) and certain of its affiliates as defendants, alleging that Pfizer failed to pay Dr. Bonzel amounts owed under a license agreement involving Dr. Bonzel's patented Monorail(TM) technology. The suit was filed in the District Court for the State of Minnesota seeking monetary relief. On September 26, 2001, Dr. Bonzel and the Company reached a contingent settlement involving all but one claim asserted in the complaint. On December 17, 2001, the remaining claim was dismissed without prejudice with leave to refile the suit in Germany.

On August 13, 2001, Joseph Grayzel filed suit against the Company in the U.S. District Court of New Jersey alleging that the Company's Cutting Balloon(R) catheter infringes a patent owned by him. The suit requests monetary and injunctive relief. The Company has answered, denying the allegations of the complaint.

On August 27, 2001, RITA Medical Systems (RITA) filed suit against RadioTherapeutics Corporation (RTC) alleging that RTC's LeVeen(TM) radiofrequency ablation devices infringe six patents owned by RITA. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary damages and injunctive relief. RTC has answered, denying the allegations of the complaint. On December 11, 2001, the Company acquired RTC and assumed defense of the litigation.


OTHER PROCEEDINGS

On April 5, 2001, Medinol filed a complaint against the Company and certain of its current and former employees alleging breaches of contract, fraud and other claims. Medinol supplies NIR(R) stents exclusively to the Company. The suit was filed in the U.S. District Court for the Southern District of New York seeking monetary and injunctive relief. On April 26, 2001, Medinol amended its complaint to add claims alleging misappropriation of trade secrets in relation to the Company's Express(TM) stent development program. Medinol seeks monetary and injunctive relief, as well as an end to the Company's right to distribute Medinol stents and to gain access to certain Company intellectual property. On April 30, 2001, the Company answered and countersued Medinol and its principals, charging them with fraud, multiple breaches of contract, unfair and deceptive practices and defamation. The Company seeks monetary and injunctive relief. During the last quarter of 2001, the Court dismissed several of the individuals and claims from the case. A trial date has not yet been set.

On June 11, 2001, the Company filed suit in the Jerusalem District Court in Israel against Medinol and its controlling shareholders, alleging among other things, loss of faith among Medinol's shareholders, breach of duty by Medinol management and misappropriation of corporate opportunities, including trade secrets and intellectual property. The suit seeks, among other things, monetary relief and costs. Preliminary motions were heard on October 29, 2001. Decisions on the motions have not yet been entered.

The Company is aware that the U.S. Department of Justice is conducting an investigation of matters that include the Company's NIR ON(R) Ranger(TM) with Sox(TM) coronary stent delivery system, which was voluntarily recalled by the Company in October 1998 following reports of balloon leaks. The Company is cooperating fully in the investigation.

Beginning November 4, 1998, a number of shareholders of the Company, on behalf of themselves and all others similarly situated, filed purported stockholders' class action suits in the U.S. District Court for the District of Massachusetts alleging that the Company and certain of its officers violated certain sections of the Securities Exchange Act of 1934. The complaints principally alleged that as a result of certain accounting irregularities involving the improper recognition of revenue by the Company's subsidiary in Japan, the Company's previously issued financial statements were materially false and misleading. In August 1999, lead plaintiffs and lead counsel filed a purported consolidated class action complaint adding allegations that the Company issued false and misleading statements with respect to the launch of its NIR ON(R) Ranger with Sox coronary stent delivery system and the system's subsequent recall. Following a hearing on a motion by the Company and its officers, the Court dismissed the case without prejudice on August 16, 2001. On October 12, 2001, the plaintiffs notified the Court that they would not amend their complaint, and the Court administratively closed the case.

On January 10, 2002 and January 15, 2002, Alan Schuster and Antoinette Loeffler, respectively, putatively initiated shareholder derivative lawsuits for and on behalf of the Company in the U.S. District Court for the Southern District of New York against the Company's current directors and the Company as a nominal defendant. Both complaints allege, among other things, that with regard to the Company's relationship with Medinol, the defendants breached their fiduciary duties to the Company and its shareholders in the management and affairs of the Company, and in the use and preservation of the Company's assets. The suits seek a declaration of the directors' alleged breach, damages sustained by the Company as a result of the alleged breach and monetary and injunctive relief. The Company and members of the Board have not yet answered the complaints.

On October 31, 2000, the Federal Trade Commission (FTC) filed suit against the Company for alleged violations of a Consent Order dated May 5, 1995, pursuant to which the Company had licensed certain intravascular ultrasound technology to Hewlett-Packard Company (HP). The suit was filed in the U.S. District Court for the District of Massachusetts seeking civil penalties and injunctive relief. The Company filed a motion to dismiss the complaint and the FTC filed a motion for summary judgment. On October 5, 2001, the Court dismissed three of the five claims against the Company and granted summary judgment of liability in favor of the FTC on the two remaining claims. A hearing on damages has been scheduled for August 5, 2002.

NOTE M - BUSINESS COMBINATIONS

On February 27, 2001, the Company completed its acquisition of 100 percent of the outstanding shares of Embolic Protection, Inc. (EPI) for approximately $70 million in cash plus contingent payments. EPI develops embolic protection filters for use in interventional cardiovascular procedures and also develops carotid endovascular therapies for the prevention of stroke. The acquisition is intended to accelerate the Company's entry into the embolic protection market.

On March 5, 2001, the Company completed its acquisition of 100 percent of the outstanding shares of Catheter Innovations, Inc. (CI) for approximately $20 million in cash plus contingent payments. CI develops and manufactures catheter-based venous access products used by clinicians to treat critically ill patients through the delivery of chemotherapy drugs, antibiotics and nutritional support. The acquisition is intended to expand the Company's technology portfolio in the venous access market.

On March 30, 2001, the Company completed its acquisition of 100 percent of the outstanding shares of Quanam Medical Corporation (Quanam) through the issuance of approximately 1 million shares of Company common stock valued at approximately $15 million plus contingent payments. Quanam develops medical devices using novel polymer technology, with a concentration on drug-delivery stent systems for use in cardiovascular applications. The acquisition is intended to broaden the Company's drug-delivery portfolio.

On April 2, 2001, the Company completed its acquisition of 100 percent of the outstanding shares of Interventional Technologies, Inc. (IVT). During 2001, the Company paid $430 million in cash in connection with its acquisition of IVT; in addition, other contingent payments remain outstanding related to IVT. IVT develops, manufactures and markets less-invasive devices for use in interventional cardiology, including the Cutting Balloon(R) catheter and the Infiltrator(R) transluminal drug-delivery catheter. The acquisition is intended to strengthen the Company's market leadership position in interventional cardiology.

On August 9, 2001, the Company completed its acquisition of 100 percent of the outstanding shares of Cardiac Pathways Corporation (CPC) in an all cash transaction for approximately $115 million. CPC designs and markets less-invasive systems to diagnose and treat cardiac tachyarrhythmias (abnormally rapid heart rhythms). The acquisition is intended to strengthen and broaden the Company's product offerings in the field of electrophysiology.

On December 11, 2001, the Company completed its acquisition of the remaining 72 percent of the outstanding shares of RadioTherapeutics Corporation (RTC) through the issuance of approximately 900,000 shares of Company common stock valued at approximately $25 million plus contingent payments. RTC develops and manufactures proprietary radiofrequency-based therapeutic devices in the field of interventional oncology for the ablation (destruction) of various forms of soft tissue lesions (tumors). The acquisition is intended to expand the Company's oncology technology portfolio.

The Company's acquisitions were accounted for using the purchase method of accounting. The consolidated financial statements include the operating results for each acquired entity from its respective date of acquisition. Pro forma information is not presented, as the acquired companies' results of operations prior to their date of acquisition are not material, individually or in the aggregate, to the Company. The EPI, CI, Quanam, IVT and RTC acquisitions involve potential earn-out payments based on the acquired companies reaching certain performance and other milestones. These payments, some of which may be made in the Company's common stock, would be allocated to specific intangible asset categories with the remainder assigned to excess of cost over net assets acquired on the basis that the consideration had been paid as of the date of acquisition. In aggregate through 2006, the Company anticipates it will make approximately $400 million in contingent payments in connection with the acquisitions consummated in 2001.

As of December 31, 2001, the Company had recorded $4 million for trademarks and approximately $50 million for goodwill acquired in connection with the Company's acquisitions of CPC and RTC, which are not subject to amortization in accordance with FASB Statement No. 142. The goodwill acquired in connection with CPC and RTC is not deductible for tax purposes.

The aggregate purchase price for each acquisition has been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The estimated excess of purchase price over the fair value of the net tangible assets acquired was allocated to identifiable intangible assets, as valued by an independent appraiser using information and assumptions provided by management. Based upon these valuations, the Company recorded charges of $282 million to account for purchased research and development related to businesses acquired during 2001. The valuation of purchased research and development, for which management is primarily responsible, represents the estimated fair value at the date of acquisition related to in-process projects. As of the date of acquisition, the in-process projects had not yet reached technological feasibility and had no alternative future uses. The primary basis for determining the technological feasibility of these projects is obtaining regulatory approval. Accordingly, the value attributable to these projects, which had not yet obtained regulatory approval, was expensed in conjunction with the acquisition. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects. Other intangible assets subject to amortization recorded in connection with these acquisitions are being amortized on a straight-line basis ranging from 9 to 25 years.

The income approach was used to establish the fair values of purchased research and development. This approach established the fair value of an asset by estimating the after-tax cash flows attributable to the in-process project over its useful life and then discounting these after-tax cash flows back to a present value. Revenue estimates were based on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. In arriving at the value of the in-process research and development projects, the Company considered, among other factors, the in-process project's stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date and the estimated useful life of the technology. The discount rate used to arrive at a present value as of the date of acquisition was based on the time value of money and medical technology investment risk factors. For the purchased research and development programs, risk-adjusted discount rates ranging from 16 percent to 28 percent were utilized to discount the projected cash flows. The Company believes that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

The most significant projects, relative to the purchased research and development charge recorded in connection with the acquisitions consummated in 2001, are the next-generation Cutting Balloon(R) catheter, the next-generation Infiltrator(R) transluminal drug-delivery catheter and next-generation embolic protection devices, which collectively represent approximately 63 percent of the in-process value. The Cutting Balloon is a novel balloon angioplasty device with mounted scalpels that relieve stress in the artery, reducing the force necessary to expand the vessel. This contributes to less inadvertent arterial trauma and injury as compared to standard balloon angioplasty. The Infiltrator transluminal drug-delivery catheter is designed to directly deliver therapeutic agents into the wall of the artery with high levels of efficiency. The embolic protection devices are filters that are mounted on a guidewire and are used to capture embolic material that is dislodged during cardiovascular interventions. As of the date of acquisition, the projects were expected to be completed and the products to be commercially available on a worldwide basis within one to four years, with an estimated cost to complete of approximately $30 million to $45 million.

NOTE N - RESTRUCTURING AND MERGER-RELATED CHARGES

At December 31, 2001, the Company had accruals for restructuring and merger-related charges comprised of $35 million of accrued severance and related costs associated with the Company's 2000 plant optimization initiative and $21 million for costs accrued in connection with the 2001 acquisitions (primarily costs for canceling contractual commitments and for severance and related costs).

During 2001, the Company established an accrual of $9 million for severance and related costs associated with the 2001 acquisitions. The approximately 60 affected employees include executive management and other employees of the acquired companies, the majority of whom were terminated as of December 31, 2001. The $9 million accrual was capitalized as part of the purchase prices of the respective acquisitions, and approximately $4 million had been charged to the accrual as of December 31, 2001. The Company also established an accrual of $18 million for estimated costs to cancel contractual commitments, primarily with distributors, in conjunction with the 2001 acquisitions. The $18 million accrual was capitalized as part of the purchase prices of the respective acquisitions, and approximately $2 million had been charged to the accrual as of December 31, 2001.

During 2000, the Company approved and committed to a global operations plan consisting of a series of strategic initiatives designed to increase productivity and enhance innovation. The plan includes manufacturing process and supply chain programs and a plant optimization initiative. The intent of the plant optimization initiative is to better allocate the Company's resources by creating a more effective network of manufacturing and research and development facilities. The Company's plan includes the discontinuation of manufacturing activities at three facilities in the U.S., and includes the planned displacement of approximately 1,800 manufacturing, manufacturing support and management employees. The Company recorded a pre-tax special charge of approximately $58 million associated with the plant optimization initiative during 2000. As of December 31, 2001, approximately $23 million had been charged against the restructuring accrual for the approximately 1,000 employees terminated pursuant to the plan. The Company expects that the plan will be substantially completed during the first half of 2002. The extension in the Company's estimated timing for completion of the plan results primarily from delays in the movement of certain product lines to the Company's facility in Miami.

The activity impacting the accrual for restructuring and merger-related charges is summarized in the table below.


                                               CHARGES            BALANCE         PURCHASE         CHARGES      BALANCE
                                            TO OPERATIONS       AT DECEMBER    PRICE ADJUSTMENT    UTILIZED    AT DECEMBER
(in millions)                                  IN 2000            31, 2000        IN 2001           IN 2001      31, 2001
                                            -------------       -----------    ----------------    --------    ------------
2000 RESTRUCTURING INITIATIVE:
   Workforce reductions                          $ 58              $ 58                              $(23)         $ 35
                                                 ====              ====             ====             ====          ====
2001 PURCHASE PRICE ADJUSTMENTS:
   Workforce reductions                                                             $  9             $ (4)         $  5
   Contractual commitments                                                            18               (2)           16
                                                 ----              ----             ----             ----          ----
                                                                                    $ 27             $ (6)         $ 21
                                                 ====              ====             ====             ====          ====
TOTAL:
   Workforce reductions                          $ 58              $ 58             $  9             $(27)         $ 40
   Contractual commitments                                                            18               (2)           16
                                                 ----              ----             ----             ----          ----
                                                 $ 58              $ 58             $ 27             $(29)         $ 56
                                                 ====              ====             ====             ====          ====

NOTE O - SEGMENT REPORTING

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices for less-invasive procedures. The Company has four reportable operating segments based on geographic regions: the United States, Europe, Japan and Inter-Continental. Each of the Company's reportable segments generates revenues from the sale of less-invasive medical devices. The reportable segments represent an aggregate of operating divisions.

Sales and operating results of reportable segments are based on internally derived standard foreign exchange rates, which may differ from year to year and do not include inter-segment profits. The segment information for 2000 and 1999 sales and operating results has been restated based on the Company's standard foreign exchange rates used for 2001. Because of the interdependence of the reportable segments, the operating profit as presented may not be representative of the geographic distribution that would occur if the segments were not interdependent. Total assets and purchases of property, plant and equipment are based on foreign exchange rates used in the Company's consolidated financial statements.


                                   UNITED                      INTER-
(in millions)                      STATES   EUROPE   JAPAN  CONTINENTAL  TOTAL
                                   ------   ------   ------ -----------  ------

2001:
Net sales                          $1,598   $  369   $  575   $  200    $2,742
Depreciation and amortization          64       17        4        3        88
Operating income excluding
   special charges                    570      107      354       26     1,057
Total assets                        1,338      472      194      104     2,108
Purchases of property, plant and
   equipment                           82       31        5        3       121
                                   ------   ------   ------   ------    ------

2000:

Net sales                          $1,577   $  353   $  545   $  166    $2,641
Depreciation and amortization          63       17        4        3        87
Operating income excluding
   special charges                    592       96      342        8     1,038
Total assets                        1,251      391      201      101     1,944
Purchases of property, plant and
   equipment                           51       16        5        4        76
                                   ------   ------   ------   ------    ------

1999:

Net sales                          $1,741   $  367   $  518   $  161    $2,787
Depreciation and amortization          60       15        3        3        81
Operating income excluding
   special charges                    662       95      315       20     1,092
Total assets                        1,257      458      215      101     2,031
Purchases of property, plant and
   equipment                           50       21        6        3        80
                                   ------   ------   ------   ------    ------

A reconciliation of the totals reported for the reportable segments to the applicable line items in the consolidated financial statements is as follows:



YEAR ENDED DECEMBER 31, (in millions)              2001       2000       1999
                                                  -------    -------    -------
NET SALES:
   Total net sales for reportable segments        $ 2,742    $ 2,641    $ 2,787
   Foreign exchange                                   (69)        23         55
                                                  -------    -------    -------
                                                  $ 2,673    $ 2,664    $ 2,842
                                                  =======    =======    =======
DEPRECIATION AND AMORTIZATION:
   Total depreciation and amortization
     allocated to reportable segments             $    88    $    87    $    81
   Corporate expenses and foreign exchange            144         94         97
                                                  -------    -------    -------
                                                  $   232    $   181    $   178
                                                  =======    =======    =======

INCOME (LOSS) BEFORE INCOME TAXES:
   Total operating income excluding special
     charges for reportable segments              $ 1,057    $ 1,038    $ 1,092
   Manufacturing operations                          (105)      (100)      (184)
   Corporate expenses and foreign exchange           (570)      (300)      (229)
   Purchased research and development                (282)
   Restructuring and merger-related
     (charges) credits                                           (58)        10
                                                  -------    -------    -------
                                                      100        580        689
   Other income (expense)                             (56)       (53)      (127)
                                                  -------    -------    -------
                                                  $    44    $   527    $   562
                                                  =======    =======    =======

TOTAL ASSETS:
   Total assets for reportable segments           $ 2,108    $ 1,944    $ 2,031
   Corporate assets                                 1,866      1,483      1,541
                                                  -------    -------    -------
                                                  $ 3,974    $ 3,427    $ 3,572
                                                  =======    =======    =======

ENTERPRISE-WIDE INFORMATION

(in millions)                                      2001       2000       1999
                                                  -------    -------    -------
NET SALES:

   Cardiovascular                                 $ 1,841    $ 1,893    $ 2,309
   Endosurgery                                        832        771        533
                                                  -------    -------    -------
                                                  $ 2,673    $ 2,664    $ 2,842
                                                  =======    =======    =======
LONG-LIVED ASSETS:

   United States                                  $   439    $   422    $   446
   Ireland                                            111        103        110
   Other foreign countries                             42         42         48
                                                  -------    -------    -------
                                                  $   592    $   567    $   604
                                                  =======    =======    =======

REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
BOSTON SCIENTIFIC CORPORATION

We have audited the accompanying consolidated balance sheets of Boston Scientific Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Scientific Corporation and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

Boston, Massachusetts
January 29, 2002

FIVE-YEAR SELECTED FINANCIAL DATA (unaudited) (in millions, except share and per share data)


YEAR ENDED DECEMBER 31,                                                2001         2000         1999         1998         1997
                                                                    ---------    ---------    ---------    ---------    ---------
OPERATING DATA:
   Net sales                                                        $   2,673    $   2,664    $   2,842    $   2,234    $   1,831
   Gross profit                                                         1,754        1,832        1,856        1,499        1,285
   Selling, general and administrative expenses                           926          867          842          755          663
   Amortization expense                                                   136           91           92           53           33
   Royalties                                                               35           37           46           31           22
   Research and development expenses                                      275          199          197          200          167
   Purchased research and development                                     282                                    682           29
   Restructuring and merger-related charges (credits)                                   58          (10)         (15)         146
   Total operating expenses                                             1,654        1,252        1,167        1,706        1,060
   Operating income (loss)                                                100          580          689         (207)         225
   Income (loss) before cumulative effect of change
     in accounting                                                        (54)         373          371         (264)         131
   Cumulative effect of change in accounting (net of tax)                                                                     (21)
                                                                    ---------    ---------    ---------    ---------    ---------
NET INCOME (LOSS)                                                   $     (54)   $     373    $     371    $    (264)   $     110
                                                                    =========    =========    =========    =========    =========
Income (loss) per common share before cumulative effect of
   change in accounting:
   Basic                                                            $   (0.13)   $    0.92    $    0.92    $   (0.68)   $    0.34
   Assuming dilution                                                $   (0.13)   $    0.91    $    0.90    $   (0.68)   $    0.33

Net income (loss) per common share:
   Basic                                                            $   (0.13)   $    0.92    $    0.92    $   (0.68)   $    0.28

   Assuming dilution                                                $   (0.13)   $    0.91    $    0.90    $   (0.68)   $    0.28

Weighted-average shares outstanding - assuming
       dilution (in thousands)                                        401,389      408,322      411,351      390,836      399,776


YEAR ENDED DECEMBER 31,                                                2001         2000         1999         1998         1997
                                                                    ---------    ---------    ---------    ---------    ---------
BALANCE SHEET DATA:
   Working capital                                                  $     275    $     173                 $    (353)   $     227
   Total assets                                                         3,974        3,427      $ 3,572        3,893        1,924
   Commercial paper                                                        99           56          277        1,016          423
   Bank obligations - short-term                                          132          204          323           11           24
   Long-term debt, net of current portion                                 973          574          688        1,377           56
   Stockholders' equity                                                 2,015        1,935        1,724          821          957
   Book value per common share                                      $    4.97    $    4.84    $    4.21    $    2.08    $    2.47
                                                                    ---------    ---------    ---------    ---------    ---------

The Company paid a two-for-one stock split on November 30, 1998.

All historical amounts have been restated to reflect the stock split.

(see notes to consolidated financial statements)

QUARTERLY RESULTS OF OPERATIONS (unaudited) (in millions, except per share data)


THREE MONTHS ENDED                                  MARCH 31,    JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
                                                    ---------    ---------   -------------   ------------
YEAR ENDED DECEMBER 31, 2001
Net sales                                             $ 654       $ 672          $ 670           $ 677
Gross profit                                            432         404            456             462
Operating income (loss)                                  40        (150)           102             108
Net income (loss)                                        (5)       (172)            58              65
Net income per common share - basic                   $(0.01)     $(0.43)        $0.14           $0.16
Net income per common share - assuming dilution       $(0.01)     $(0.43)        $0.14           $0.16
                                                      ------      ------         -----           -----
YEAR ENDED DECEMBER 31, 2000
Net sales                                             $ 679       $ 695          $ 652           $ 638
Gross profit                                            466         478            452             436
Operating income                                        169         182            132              97
Net income                                              106         122             85              60
Net income per common share - basic                   $0.26       $0.30          $0.21           $0.15
Net income per common share - assuming dilution       $0.26       $0.30          $0.21           $0.15
                                                      ------      ------         -----           -----

During the first, second, third and fourth quarters of 2001, the Company recorded after-tax charges of $88 million, $252 million, $20 million and $17 million, respectively. The charges represent purchased research and development related to the acquisitions consummated in 2001, a write-down of intangible assets related to discontinued technology platforms, a provision for excess inventories due to declining demand for the current NIR(R) coronary stent technology and costs associated with the Company's previously announced global operations plan.

During the third and fourth quarters of 2000, the Company recorded after-tax charges of $15 million and $23 million, respectively, representing estimated severance and other related costs associated with the global operations plan.

(see notes to consolidated financial statements)

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED MATTERS (unaudited)

The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange.


2001                 HIGH        LOW
----                 ----        ---
First Quarter      $ 20.79    $ 13.25
Second Quarter       20.50      14.50
Third Quarter        21.00      16.99
Fourth Quarter       27.89      20.30


2000                 HIGH        LOW
----                 ----        ---
First Quarter      $ 25.88    $ 17.63
Second Quarter       29.19      19.38
Third Quarter        26.81      15.50
Fourth Quarter       16.88      12.19

The Company has not paid a cash dividend during the past five years. The Company currently intends to retain all of its earnings to finance the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so.

At December 31, 2001, there were 10,419 recordholders of the Company's common stock.

(see notes to consolidated financial statements)