Form 10-K, Exhibit 13
period 2002-12-31
BOSTON SCIENTIFIC CORP
filed 2003-03-31
CIK 885725

                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 13.1
                                     2 0 0 2

                        CONSOLIDATED FINANCIAL STATEMENTS
                       BOSTON SCIENTIFIC AND SUBSIDIARIES

FINANCIAL TABLE OF CONTENTS
Management's discussion and analysis of financial condition and results of operations                2
Consolidated statements of operations ...............................................               17
Consolidated balance sheets .........................................................               18
Consolidated statements of stockholders' equity .....................................               20
Consolidated statements of cash flows ...............................................               21
Notes to consolidated financial statements ..........................................               22
Report of independent auditors ......................................................               48
Five-year selected financial data ...................................................               49
Quarterly results of operations .....................................................               50
Market for the Company's common stock and related matters ...........................               51

(PHOTOS)

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Boston Scientific Corporation (Boston Scientific or the Company) is a worldwide developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties. The Company's mission is to improve the quality of patient care and the productivity of health care delivery through the development and advocacy of less-invasive medical devices and procedures. This is accomplished through the continuing refinement of existing products and procedures and the investigation and development of new technologies that can reduce risk, trauma, cost, procedure time and the need for aftercare. The Company's approach to innovation combines internally developed products and technologies with those obtained externally through strategic acquisitions and alliances.

The Company's products are used in a broad range of interventional medical specialties, including interventional cardiology, peripheral intervention, neurovascular intervention, electrophysiology, vascular surgery, gastroenterology, gynecology, oncology and urology.

RESULTS OF OPERATIONS

FINANCIAL SUMMARY

YEARS ENDED DECEMBER 31, 2002 AND 2001

Net sales for the year ended December 31, 2002 were $2,919 million as compared to $2,673 million in 2001. For the year ended December 31, 2002, the impact of foreign currency fluctuations was not material. The reported net income for 2002 was $373 million, or $0.90 per share (diluted), as compared to a reported net loss of $54 million, or $0.13 per share, in 2001. The reported results for 2002 include net after-tax charges of $40 million, which include provisions for: purchased research and development primarily associated with the acquisitions of Enteric Medical Technologies, Inc. (EMT) and Smart Therapeutics, Inc. (Smart); costs associated with the Company's recently completed global operations plan; an endowment to fund a newly created philanthropic foundation; special credits for net amounts received in connection with settlements of litigation related to rapid exchange catheter technology; and a reduction in income tax expense as a result of a tax refund of previously paid taxes. The reported results for 2001 include after-tax charges of $377 million, which include provisions for: purchased research and development related to acquisitions consummated in 2001; costs associated with the Company's global operations plan; a provision for excess inventory due to declining demand for the NIR(R) coronary stent technology; and a write-down of intangible assets related to discontinued technology platforms. Exclusive of these charges, net income for 2002 was $413 million, or $1.00 per share (diluted), as compared to net income of $323 million, or $0.80 per share (diluted), in 2001.

NET SALES

United States (U.S.) revenues increased approximately 10 percent to $1,756 million during 2002. U.S. revenues increased primarily due to revenue growth in the Company's Endosurgery product lines, increased sales of the Cutting Balloon(R) catheter, and the launch of the Company's internally developed Express2(TM) coronary stent in the U.S., offset by decreases in NIR(R) coronary stent sales.

International revenues increased approximately 8 percent to $1,163 million during 2002. The increase in international revenues for the year ended December 31, 2002 was primarily due to growth in the Company's Endoscopy product lines and increased sales of coronary stents within the Company's Europe and Inter-Continental operating segments, partially offset by decreases in NIR(R) coronary stent sales in Japan.

Worldwide coronary stent sales declined approximately 8 percent to $318 million during 2002 due to the lack of physician acceptance of the NIR(R) coronary stent platform and competitive product launches. In September 2002, the Company launched its Express2 coronary stent system in the U.S. The product has been well received in the market, increasing the Company's domestic coronary stent market share to greater than 20 percent during the fourth quarter of 2002. The Company anticipates the launch of its Express2 coronary stent system in Japan in the third quarter of 2003.

BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table provides sales by region and relative change on an actual and constant foreign currency basis for the years ended December 31, 2002 and 2001, respectively.

                                 DECEMBER 31,                        CHANGE
                           ----------------------          ------------------------
                                                              AT                AT
                                                            ACTUAL           CONSTANT
                                                           CURRENCY          CURRENCY
(in millions)               2002            2001            BASIS             BASIS
                           ------          ------          ------            ------
United States              $1,756          $1,598              10%               10%
Europe                        442             365              21%               15%
Japan                         494             522              (5%)              (3%)
Inter-Continental             227             188              21%               27%
                           ------          ------          ------            ------
WORLDWIDE                  $2,919          $2,673               9%                9%
                           ======          ======          ======            ======

The following table provides worldwide sales by division and relative change on an actual and constant foreign currency basis for the years ended December 31, 2002 and 2001, respectively.

                              DECEMBER 31,                       CHANGE
                        ----------------------          -----------------------
                                                          AT                AT
                                                        ACTUAL           CONSTANT
                                                       CURRENCY          CURRENCY
(in millions)            2002            2001           BASIS             BASIS
                        ------          ------          ------           ------
SCIMED                  $1,709          $1,608               6%               6%
EPT                        101              82              23%              22%
Target                     169             151              12%              11%
                        ------          ------          ------           ------
CARDIOVASCULAR          $1,979          $1,841               7%               8%

Medi-tech               $  231          $  212               9%              11%
Endoscopy                  513             451              14%              13%
Urology                    196             169              16%              16%
                        ------          ------          ------           ------
ENDOSURGERY             $  940          $  832              13%              13%
                        ------          ------          ------           ------
WORLDWIDE               $2,919          $2,673               9%               9%
                        ======          ======          ======           ======

The Company's international operating regions and divisions are managed on a constant currency basis, while market risk from changes in currency exchange rates is managed at the corporate level.

GROSS PROFIT

Gross profit increased to $2,049 million, or 70.2 percent of net sales, in 2002 from $1,754 million, or 65.6 percent of net sales, in 2001. The increase in gross profit in 2002 was primarily due to the increase in net sales, a $33 million reduction in costs related to the global operations plan and a $49 million provision recorded in 2001 for excess NIR(R) coronary stent inventories. Excluding these charges, gross profit percentage improved to 71.2 percent in 2002 from 69.8 percent in 2001 due to operational cost improvements achieved through the Company's global operations plan and to shifts in the Company's product sales mix toward higher margin products, primarily the Express(TM) coronary stent, partially offset by higher margin revenue declines in Japan.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses as a percentage of net sales decreased to 34 percent in 2002 from 35 percent in 2001 and increased approximately $76 million to $1,002 million in 2002. The increase in expenses in 2002 is primarily attributable to costs incurred to expand and to strengthen the Company's SCIMED field sales force in Europe and the Endosurgery field sales force in the U.S.

AMORTIZATION EXPENSE

Amortization expense decreased to $72 million in 2002 from $136 million in 2001 and decreased as a percentage of net sales to 2 percent from 5 percent. The decrease in 2002 is primarily a result of the adoption of Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets. As a result of adoption of Statement No. 142, the Company realized a pre-tax benefit of approximately $46 million of amortization reductions for goodwill and indefinite-lived intangible assets in 2002. This benefit was partially offset by amortization of intangible assets related to businesses acquired in 2002 and 2001. The decrease is also a result of a $24 million pre-tax write-down of intangible assets in the second quarter of 2001 related to discontinued technology platforms. During 2002, the Company completed
                                                                               3
                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

impairment reviews required by Statement No. 142; the Company did not recognize any impairment charges as a result of these reviews.

ROYALTIES

During 2002, royalties remained at approximately 1 percent of net sales. The Company expects that its royalty expenses will increase in 2003 primarily due to royalties payable on sales of the Company's TAXUS(TM) paclitaxel-eluting stent system.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses increased to $343 million in 2002 from $275 million in 2001 and increased as a percentage of net sales to 12 percent from 10 percent. The investment in research and development dollars reflects spending on new product development programs as well as regulatory compliance and clinical research. The increase in research and development expense during 2002 is primarily attributable to investment in the development of and clinical trials relating to the Company's TAXUS drug-eluting stent program and to investment in development programs acquired in connection with the Company's business combinations consummated in 2001, primarily related to the Embolic Protection, Inc. (EPI) Filterwire(TM) embolic protection device. The Company spent approximately $60 million and $30 million on its drug-eluting stent program in 2002 and 2001, respectively. In addition, the Company spent approximately $30 million and $10 million on its EPI Filterwire platform in 2002 and 2001, respectively. The Company currently anticipates research and development expenses as a percentage of net sales to remain at approximately 12 percent in 2003, including $100 million of estimated spending on its drug-eluting stent program and $15 million of spending on its EPI Filterwire platform.

The TAXUS clinical program is a series of studies designed to collect data on Boston Scientific's proprietary polymer-based, paclitaxel-eluting stent technology for reducing coronary restenosis, the growth of neointimal tissue within an artery after angioplasty and stenting. Prior studies have demonstrated promising results by dramatically reducing restenosis. The proprietary polymer on the stent allows for controlled delivery of paclitaxel. Paclitaxel is a multifunctional microtubular inhibitor that controls platelets, smooth muscle cells and white blood cells, all of which are believed to contribute to restenosis. The Company initiated the TAXUS program in 1997.

The TAXUS I trial confirmed safety and reported zero thrombosis and zero restenosis. Clinical follow-up through 12 months continues to show favorable results. The TAXUS II trial studied the treatment of de novo coronary lesions and demonstrated both safety and efficacy using slow- and moderate-release formulations. Significant improvements were seen for clinical, angiographic and intravascular measures of stent performance compared with the bare metal control stent. The TAXUS III trial is a single-arm registry examining the feasibility of implanting up to two paclitaxel-eluting stents for the treatment of in-stent restenosis. The trial enrolled patients with complex vascular disease having recurrent occlusion in a stent, who have an increased probability of restenosis. Final six-month results from the TAXUS III trial confirmed safety and reported no stent thromboses. The TAXUS IV trial completed enrollment in August 2002 and nine-month follow-up is underway. TAXUS IV is a pivotal study designed to assess the safety and efficacy of the slow-release formulation to support regulatory filings for U.S. product commercialization; the Company plans on completing its Pre-Market Approval submission to the U.S. Food and Drug Administration (FDA) by the end of the second quarter of 2003. The TAXUS V trial has received conditional approval from the FDA to enroll patients and will study a higher risk patient population than TAXUS IV, including patients with disease in smaller vessels and longer lesions. TAXUS VI is studying patients with complex coronary artery disease and completed enrollment in January 2003. Boston Scientific has also initiated a transitional registry program (WISDOM) in a number of countries as part of a limited commercial launch of its TAXUS paclitaxel-eluting stent system. A European post-market registry (Milestone II) is expected to begin in the first quarter of 2003.

BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTEREST EXPENSE AND OTHER, NET

Interest expense decreased to $43 million in 2002 from $59 million in 2001. The overall decrease in interest expense is primarily attributable to lower average interest rates. Other, net, was an expense of approximately $18 million in 2002 and income of approximately $3 million in 2001. The change is primarily due to a charitable donation of $18 million made during 2002 to fund the newly created Boston Scientific Foundation and to net losses of approximately $3 million related to the Company's equity investment portfolio. The Boston Scientific Foundation is a philanthropic organization whose mission is to improve the health of individuals and communities, and to enhance educational opportunities.

TAX RATE

The Company's reported tax rate was 32 percent and 223 percent in 2002 and 2001, respectively. The decrease was primarily due to a reduction in net special charges in 2002 and a refund of previously paid taxes, which resulted in a reduction of income tax expense of $15 million. The Company's effective tax rate, excluding the impact of after-tax special charges and credits, decreased to 29 percent in 2002 from 30 percent in 2001. Management currently estimates that the 2003 effective tax rate will be approximately 27 percent. The decreases are primarily attributable to shifts in the mix between the Company's U.S. and international businesses. The effective tax rate could be positively or negatively impacted by changes in the geographic mix of the Company's income or by future acquisitions, if any.

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

NET SALES

U.S. revenues increased approximately 1 percent to $1,598 million during 2001, while international revenues decreased approximately 1 percent to $1,075 million. U.S. revenues increased due to revenue growth in the Company's product lines, including revenue generated by businesses acquired in 2001, offset by decreases in coronary stent sales. International revenues were negatively impacted by approximately $92 million of foreign exchange fluctuations. The decrease in international revenues was also due to declines in NIR(R) coronary stent sales. The reductions to international sales were partially offset by growth in the Company's product lines, including sales of products available through acquisitions, and the launch of the Company's internally developed Express(TM) coronary stent in European and other international markets.

GROSS PROFIT

Gross profit decreased to $1,754 million and 65.6 percent of net sales in 2001 from $1,832 million and 68.8 percent of net sales in 2000. The decline in gross profit in 2001 is primarily due to a pre-tax provision recorded in 2001 of $49 million for excess NIR(R) coronary stent inventory. The excess position was driven primarily by declining demand for the NIR(R) coronary stent technology. The Company recorded a pre-tax provision of $5 million for excess NIR(R) coronary stent inventory in 2000.

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Gross profit for the year ended December 31, 2001 was also negatively impacted by $62 million of pre-tax expenses associated with the Company's global operations plan, as compared to $11 million of such expenses in 2000. Excluding these charges, the gross profit percentage improved to 69.8 percent in 2001 from
69.4 percent in 2000 due to operational cost improvements and the Company's hedging activities.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses as a percentage of net sales increased to 35 percent of sales in 2001 from 33 percent in 2000 and increased approximately $59 million to $926 million in 2001. The increase in expenses in 2001 is primarily attributable to costs associated with the businesses acquired in 2001 and incremental costs incurred to strengthen the Company's field sales force.

AMORTIZATION EXPENSE

Amortization expense increased to $136 million in 2001 from $91 million in 2000 and increased as a percentage of net sales to 5 percent from 3 percent. The increase in 2001 is primarily a result of a $24 million write-down of intangible assets related to discontinued technology platforms and amortization of intangible assets related to businesses acquired in 2001.

ROYALTIES

During 2001, royalties remained at approximately 1 percent of net sales.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses increased to $275 million in 2001 from $199 million in 2000 and increased as a percentage of net sales to 10 percent from 7 percent. The increase in research and development is primarily due to increased funding for the development of, and the clinical trials related to, new products, including the Company's Express(TM) coronary stent platform, its TAXUS(TM) drug-eluting stent program, its carotid program and programs acquired in connection with the Company's business combinations consummated in 2001.

INTEREST EXPENSE AND OTHER, NET

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

TAX RATE

The Company's reported tax rate was 223 percent and 29 percent in 2001 and 2000, respectively. The increase was primarily due to an increase in special charges in 2001. The Company's effective tax rate, excluding the impact of in-process research and development related to the 2001 acquisitions and restructuring-related charges, was 30 percent for both 2001 and 2000.

GLOBAL OPERATIONS STRATEGY UPDATE

During 2000, the Company approved and committed to a global operations plan consisting of a series of strategic initiatives designed to increase productivity and enhance innovation. The plan includes manufacturing process and supply chain programs and a plant optimization initiative. The plant optimization initiative has created a better allocation of the Company's resources by forming a more effective network of manufacturing and research and development facilities.

During the second quarter of 2002, the Company substantially completed the plant optimization initiative. The Company recorded pre-tax expenses of approximately $23 million as

BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

cost of sales in 2002 primarily related to transition costs associated with the plant optimization plan and to abnormal production variances related to underutilized plant capacity. In addition, during the second quarter of 2002, the Company recorded a $6 million pre-tax charge to cost of sales for severance and related costs associated with its global operations strategy. The approximately 250 affected employees included manufacturing, manufacturing support and management employees. The reductions resulted from the Company's continued achievement of operational efficiencies within its plant network and its continued effort to manage costs. During 2001, the Company recorded pre-tax expenses of approximately $62 million as cost of sales, primarily related to transition costs and accelerated depreciation on fixed assets whose useful lives were reduced as a result of the initiative. During 2000, the Company recorded a $58 million pre-tax special charge for severance and related costs associated with the displacement of the approximately 1,700 manufacturing, manufacturing support and management employees under the plan. In addition, the Company recorded pre-tax expenses of $11 million during 2000 related to transition costs and accelerated depreciation. At December 31, 2002, the Company had made cash outlays of approximately $160 million since the inception of the global operations strategy and had approximately $4 million of accrued severance and related costs remaining associated with its global operations strategy initiatives. The accrued costs are expected to be paid by the end of 2003.

During 2002, the Company achieved pre-tax operating savings, relative to the plan's base year of 1999, of approximately $220 million. The Company estimates that the global operations plan will achieve future pre-tax operating savings, relative to the base year, of approximately $250 million in annualized savings in 2003 and thereafter. These savings will be realized primarily as reduced cost of sales. Savings to date have been partially offset by price erosion and the effects of foreign currency fluctuations relative to the base year. Additionally, the Company continues to use the majority of these savings to fund its increased investment in research and development.

LITIGATION SETTLEMENTS

During the third quarter of 2002, the Company entered into an agreement to settle a number of patent infringement lawsuits between the Company and Medtronic, Inc. (Medtronic). The settlement resolved the Company's damage claims against Medtronic arising out of a German court case and a U.S. arbitration proceeding involving Medtronic rapid exchange stent delivery systems and angioplasty dilatation balloon catheters. In accordance with the settlement agreement, during the third quarter of 2002, Medtronic paid the Company approximately $175 million to settle damage award claims for past infringement. In addition, during the third quarter of 2002, the Company recorded a net charge of approximately $76 million for settlement of litigation related to rapid exchange catheter technology.

PURCHASED RESEARCH AND DEVELOPMENT

During 2002, the Company paid approximately $187 million in cash to acquire Smart Therapeutics, Inc. (Smart), BEI Medical Systems Company, Inc. and Enteric Medical Technologies, Inc. (EMT). During 2001, the Company paid approximately $620 million in cash and issued approximately 1.9 million shares valued at $40 million to acquire RadioTherapeutics Corporation, Cardiac Pathways Corporation, Interventional Technologies, Inc. (IVT), Quanam Medical Corporation, Catheter Innovations, Inc. and Embolic Protection, Inc. (EPI). These acquisitions are intended to strengthen the Company's leadership position in interventional medicine. The acquisitions were accounted for using the purchase method of accounting. The consolidated financial statements include the operating results for each acquired entity from its respective date of acquisition. Pro forma information is not presented, as the acquired companies' results of operations prior to their date of acquisition are not material, individually or in the aggregate, to the Company.

The purchase price recorded for each acquisition has been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The estimated excess of purchase price over the fair value of the net tangible assets acquired was allocated to identifiable intangible assets, as valued by an independent appraiser using information and assumptions provided by management. Based upon these

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

valuations, the Company recorded charges of approximately $85 million in 2002 and $282 million in 2001 to account for purchased research and development. The valuation of purchased research and development, for which management is primarily responsible, represents the estimated fair value at the date of acquisition related to in-process projects. As of the date of acquisition, the in-process projects had not yet reached technological feasibility and had no alternative future uses. The primary basis for determining the technological feasibility of these projects is obtaining regulatory approval to market the product. Accordingly, the value attributable to these projects, which had not yet obtained regulatory approval, was expensed in conjunction with the acquisition. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects.

The income approach was used to establish the fair values of purchased research and development. This approach establishes fair value by estimating the after-tax cash flows attributable to the in-process project over its useful life and then discounting these after-tax cash flows back to a present value. Revenue estimates were based on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. In arriving at the value of the in-process research and development projects, the Company considered, among other factors, the in-process project's stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date and the estimated useful life of the technology. The discount rate used to arrive at a present value as of the date of acquisition was based on the time value of money and medical technology investment risk factors. For the purchased research and development programs acquired in connection with the 2002 acquisitions, risk-adjusted discount rates ranging from 17 percent to 26 percent were utilized to discount the projected cash flows. For the purchased research and development programs acquired in connection with the 2001 acquisitions, risk-adjusted discount rates ranging from 16 percent to 28 percent were utilized to discount the projected cash flows. The Company believes that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

The most significant projects, relative to the purchased research and development charge recorded in connection with the acquisitions consummated in 2002, are EMT's Enteryx(TM) technology for the treatment of gastroesophageal reflux disease (GERD) and Smart's atherosclerosis stent, which collectively represent approximately 82 percent of the 2002 in-process value. Enteryx is a patented liquid polymer for the treatment of GERD. The atherosclerosis stent is a self-expanding nitinol stent designed to treat narrowing of the arteries around the brain. As of the date of acquisition, the projects were expected to be completed and the products commercially available on a worldwide basis within one to four years, with an estimated cost to complete of approximately $2 million to $13 million.

The most significant projects, relative to the purchased research and development charge recorded in connection with the acquisitions consummated in 2001, are IVT's next-generation Cutting Balloon(R) catheter, the next-generation Infiltrator(R) transluminal drug-delivery catheter and EPI's next-generation embolic protection devices, which collectively represent approximately 63 percent of the 2001 in-process value. The Cutting Balloon is a novel balloon angioplasty device with mounted scalpels that relieve stress in the artery, reducing the force necessary to expand the vessel. This contributes to less inadvertent arterial trauma and injury as compared to standard balloon angioplasty. The Infiltrator transluminal drug-delivery catheter is designed to deliver therapeutic agents directly into the wall of the artery with high levels of efficiency. The embolic protection devices are filters that are mounted on a guidewire and are used to capture embolic material that is dislodged during cardiovascular interventions. As of the date of acquisition, the projects were expected to be completed and the products to be commercially available on a worldwide basis within one to four years, with an estimated cost to complete of approximately $30 million to $45 million.

The Company's acquired research and development projects are generally progressing in line with the estimates set forth above, with the exception of IVT's next-generation Infiltrator transluminal drug-delivery catheter project. Due to alternative

BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

drug-delivery products available to the Company, the Company has reduced its future revenue projections for this product. The Company expects to continue to pursue this and other research and development projects acquired in connection with its business combinations and believes it has a reasonable chance of completing the projects.

OUTLOOK

The worldwide coronary stent market is dynamic and highly competitive with significant market share volatility. The introduction of drug-eluting stents is likely to have a significant impact on the market size for coronary stents and on the distribution of market share across the industry. The Company believes drug-eluting stent technology represents one of the largest market opportunities in the history of the medical device industry. It is estimated that the annual worldwide market for coronary stents, including drug-eluting stents, may grow to $5 billion by 2005, compared to approximately $2.2 billion today. Although the Company believes it is positioned to be one of only two early entrants in this market, uncertainties exist about the rate of development and size of this new market.

The Company believes it is poised to take advantage of the drug-eluting stent opportunity for a variety of reasons, including its more than five years of scientifically rigorous research and development, the promising clinical results of its TAXUS(TM) program, the combined strength of the components of its technology, its overall market leadership, and the largest sales force in interventional cardiology. In addition, in order to capitalize on this opportunity, the Company is making significant investments in its sales, clinical and manufacturing capabilities.

Recognizing the promise and benefits of drug-eluting stents, physicians are expected to rapidly adopt this new technology. In addition, initial reimbursement rates have already been set in the United States.

The Company's success with drug-eluting stents, and its ability to improve operating margins, could be adversely affected by more gradual physician adoption rates, changes in reimbursement policies, delayed or limited regulatory approvals, unexpected variations in clinical results, the earlier availability of a competitor's technology, third-party intellectual property, the outcome of litigation and the availability of inventory to meet customer demand. A more gradual physician adoption rate may limit the number of procedures in which the technology may be used and the price at which institutions may be willing to purchase the technology. Together, these and other factors contribute to the uncertainty surrounding the evolution of the drug-eluting stent market and the Company's position in it.

It is expected that one of the Company's competitors will launch a drug-eluting stent into the U.S. market in the first half of 2003, while the Company's drug-eluting stent product is expected to be launched in the U.S. in late 2003. In addition, several of the Company's competitors are expected to launch bare metal stent products into the U.S. market during 2003. Until the Company launches its drug-eluting stent product, it is likely that its U.S. coronary stent business will be subject to significant share and price pressure; however, the Company expects to achieve growth in its U.S. coronary stent business in 2003 as compared to 2002. During the first quarter of 2003, the Company received CE Mark approval for its TAXUS paclitaxel-eluting stent system, and launched the product in Europe and other international markets. The Company plans to launch its drug-eluting stent product in Japan in early 2005, subject to regulatory approvals.

As the health care environment continues to undergo rapid change, management expects that it will continue to focus on strategic initiatives and make additional investments in existing relationships. During 2002 and 2001, the Company consummated several business acquisitions and strategic alliances. Management believes it has developed a sound plan to integrate these businesses. The failure to successfully integrate these businesses could impair the Company's ability to realize the strategic and financial objectives of these transactions. In connection with these and other acquisitions consummated during the last five years, the Company has acquired numerous in-process research and development platforms. As the Company continues to undertake strategic initiatives, it is reasonable to assume that it will acquire additional in-process research and development platforms.

Uncertainty remains with regard to future changes within the health care industry. The trend toward managed care and

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

economically motivated and more sophisticated buyers in the U.S. may result in continued pressure on selling prices of certain products and compression of gross margins. Further, the U.S. marketplace is increasingly characterized by consolidation among health care providers and purchasers of medical devices who prefer to limit the number of suppliers from which they purchase medical products. There can be no assurance that these entities will continue to purchase products from the Company.

International markets are also being affected by economic pressure to contain reimbursement levels and health care costs. The Company's profitability from its international operations may be limited by risks and uncertainties related to economic conditions in these regions, regulatory and reimbursement approvals, competitive offerings, infrastructure development, rights to intellectual property and the ability of the Company to implement its overall business strategy. Any significant changes in the competitive, political, regulatory, reimbursement or economic environment where the Company conducts international operations may have a material impact on revenues and profits, especially in Japan, given its high profitability relative to its contribution to revenues. The Company's Japan business is expected to be under continued pressure, particularly in coronary stents, due to competitive product offerings and the lack of physician acceptance of the NIR(R) coronary stent platform. The Company anticipates the launch of its Express(2)(TM) coronary stent system in Japan in the third quarter of 2003. Deterioration in the Japanese and/or emerging markets economies may impact the Company's ability to grow its business and to collect its accounts receivable in international markets. Additionally, the trend in countries around the world toward more stringent regulatory requirements for product clearance, changing reimbursement models and more vigorous enforcement activities has generally caused or may cause medical device manufacturers to experience more uncertainty, greater risk and higher expenses.

These factors may impact the rate at which the Company can grow. However, management believes that it is positioning the Company to take advantage of opportunities that exist in the markets it serves.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from those estimates. The Company has formal accounting policies in place including those that address critical and complex accounting areas. Note A to the consolidated financial statements describes the significant accounting policies used in the preparation of the consolidated financial statements. The most significant areas involving management judgments and estimates are described below.

REVENUE RECOGNITION: The Company recognizes revenue from the sale of its products when the products are shipped to its customers unless a consignment arrangement exists. Revenue from consignment customers is recognized based on product usage indicating sales are complete. The Company allows its customers to return certain products for credit. The Company also allows customers to return defective or damaged products for credit or replacement. The Company's estimates for sales returns, rebates and discounts are based upon contractual commitments and historical trends and are recorded as a reduction to revenue.

INTANGIBLE ASSETS: Intangible assets are recorded at historical cost. Intangible assets acquired in a business combination, including purchased research and development, are recorded under the purchase method of accounting at their estimated fair values at the date of acquisition. The fair values of acquired intangible assets are determined by an independent appraiser using information and assumptions provided by management. Goodwill represents the excess purchase price over the fair value of the net tangible and intangible assets acquired.

The Company's intangible assets are amortized using the straight-line method over their useful lives, as applicable, as follows: patents, 3 to 20 years; licenses, 2 to 20 years; definite-lived core and developed technology, 3 to 25 years; other intangibles, various. In the first quarter of 2002, the Company

BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ceased amortization of its excess of cost over net assets acquired (goodwill) and certain other indefinite-lived intangible assets in accordance with Statement No. 142. The Company had $827 million and $765 million of net intangible assets that are subject to amortization at December 31, 2002 and 2001, respectively, and $1,540 million and $1,299 million of goodwill and other indefinite-lived intangible assets at December 31, 2002 and 2001, respectively.

The Company reviews intangible assets at least annually to determine if any adverse conditions exist that would indicate impairment. Conditions that would trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset or an adverse action or assessment by a regulator. If the carrying amount of an asset exceeds the sum of its undiscounted cash flows, the carrying value is written down to fair value in the period identified. Fair value is calculated as the present value of estimated future cash flows using a risk-adjusted discount rate. Goodwill is reviewed at least annually for impairment utilizing the two-step business unit approach prescribed under Statement No. 142. Indefinite-lived intangible assets are reviewed at least annually for impairment by calculating the fair value of the intangible assets and comparing these amounts to the related carrying values.

INVENTORIES: Inventories are stated at the lower of first-in, first-out cost or market. Provisions for excess inventory are primarily based on management's estimates of forecasted sales levels. A significant decline in demand for the Company's products as compared to forecasted amounts may result in the recording of additional provisions for excess inventory in the future. Provisions for inventory located in the Company's manufacturing and distribution facilities are recorded as cost of sales. Generally, write-downs of consignment inventory are charged to selling, general and administrative expenses.

LEGAL COSTS: The Company is involved in various lawsuits, including patent infringement and product liability suits, from time to time in the normal course of business. In some cases, the claimants seek damages, as well as other relief, which, if granted, could require significant expenditures. The Company accrues costs of settlement, damages and, under certain conditions, costs of defense when such costs are probable and estimable. Otherwise, such costs are expensed as incurred. As of December 31, 2002, the potential exposure for litigation-related accruable costs is estimated to range from $4 million to $10 million. The Company's total accrual for litigation-related reserves as of December 31, 2002 and 2001 was approximately $4 million and $6 million, respectively. As of December 31, 2002, the range of loss for reasonably possible contingencies that can be estimated is not material.

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

The Company has recognized net deferred tax assets aggregating $68 million at December 31, 2002 and $131 million at December 31, 2001. The assets relate principally to the establishment of inventory and product-related reserves, purchased research and development and net operating loss carryforwards. In light of the Company's historical financial performance, the Company believes that these assets will be substantially recovered.

In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. In management's opinion, adequate provisions for income taxes have been made for all years. The Company expects to settle some of these audits over the next several quarters. As these audits are settled the Company will adjust previous estimates for accrued taxes.

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

Cash generated by operations provides a major source of funds for the growth of the Company, including working capital, additions to property, plant and equipment, acquisitions and strategic alliances. Cash provided by operating activities increased to $736 million in 2002 from $490 million in 2001. The increase is primarily due to the growth in the Company's earnings before special charges, cash received in connection with litigation settlements, changes in deferred income taxes and continued improvement of inventory management. In addition, the Company received approximately $107 million during 2002 in connection with the issuance of shares pursuant to its stock option and employee stock purchase plans. Cash proceeds during the period were primarily used to fund acquisitions, strategic alliances, capital expenditures and to reduce the Company's borrowings.

During 2002, the Company significantly improved its financial position by reducing its net debt (debt net of cash and cash equivalents) to $658 million at December 31, 2002 from $1,024 million at the end of 2001. As of December 31, 2002, net debt represented 19 percent of capital (total stockholders' equity plus total debt) as compared to 32 percent of capital as of December 31, 2001. Cash and cash equivalents totaled $277 million at December 31, 2002, compared to $180 million at December 31, 2001. The Company had $285 million and $275 million of working capital at December 31, 2002 and 2001, respectively. The Company's working capital position at December 31, 2002, relative to December 31, 2001, was affected by an increase in accrued liabilities, a reduction of short-term debt and increases in the Company's cash balances held at subsidiaries outside the U.S. The Company's accrued liabilities at December 31, 2002 include $195 million of acquisition obligations, which were paid in the first quarter of 2003.

The Company had approximately $88 million and $99 million of commercial paper outstanding at December 31, 2002 and 2001, respectively, at weighted average interest rates of 1.50 percent and 2.33 percent, respectively. In addition, the Company had approximately $113 million and $547 million in unsecured revolving credit facility borrowings outstanding at December 31, 2002 and 2001, respectively, at weighted average interest rates of 0.58 percent and 1.95 percent, respectively.

At December 31, 2002, the revolving credit facilities totaled approximately $1.6 billion, consisting of a $1 billion credit facility that terminates in May 2003 and a $600 million credit facility that terminates in August 2006. The revolving credit facilities also support the Company's commercial paper borrowings. The revolving credit facilities require the Company to maintain a specific ratio of consolidated total debt (as defined) to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (as defined) of less than or equal to 3.5 to 1. The ratio was approximately 1.1 to 1 at December 31, 2002 compared to 1.9 to 1 at December 31, 2001. In addition, the revolving credit facilities require the Company to maintain a specific ratio of consolidated EBITDA (as defined) to consolidated interest expense (as defined) of greater than or equal to 3.5 to 1. The ratio was approximately 19.6 to 1 at December 31, 2002 compared to 10.4 to 1 at December 31, 2001. The Company intends to refinance its $1 billion credit facility terminating in May 2003 with a new credit facility of up to $1 billion having similar terms and conditions.

In August 2002, the Company entered into a revolving credit and security facility providing for up to $200 million of additional borrowing capacity secured by the Company's domestic trade accounts receivable. The maximum amount available for borrowing under this facility changes based upon the amount of eligible receivables, concentration of eligible receivables and other factors. At December 31, 2002, $197 million was outstanding under this facility and bore interest at 1.89 percent. Certain significant changes in the quality of the Company's receivables may cause an amortization event under this facility. An amortization event may require the Company to immediately repay borrowings under the facility. The financing structure required the Company to create a wholly owned entity, which is consolidated by the Company. This entity purchases U.S. trade accounts receivable from the Company and then borrows from two third-party financial institutions using these receivables as collateral. The transactions remain on the Company's balance sheet because the Company has the right to prepay any borrowings outstanding, allowing the Company to retain effective control over the receivables. Accordingly, pledged receivables and the corresponding borrowings are included as trade accounts receivable, net and long-term debt, respectively, on the accompanying consolidated balance sheets.

BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company has the ability to refinance a portion of its short-term debt on a long-term basis through its revolving credit facilities. The Company expects a minimum of $320 million of its bank obligations will remain outstanding beyond the next twelve months and, accordingly, has classified this portion as long-term borrowings at December 31, 2002, compared to $471 million of bank obligations classified as long-term at December 31, 2001.

The Company had $500 million of senior notes (the Notes) outstanding at December 31, 2002. The Notes mature in March 2005, bear a semi-annual coupon of 6.625 percent, and are not redeemable prior to maturity or subject to any sinking fund requirements. During 2001, the Company entered into a fixed to floating interest rate swap to hedge changes in the fair value of the Notes, which the Company elected to terminate in October 2002. At the date of termination, the fair value of the swap and cash received was approximately $13 million. The Company will amortize the $13 million adjustment to the carrying amount of the Notes into earnings on a straight-line basis through the maturity date of the Notes. The carrying amount of the Notes was approximately $511 million and $485 million at December 31, 2002 and 2001, respectively.

During the first quarter of 2002, the Company repaid 6 billion Japanese yen (translated to approximately $45 million at the date of repayment and $46 million at December 31, 2001) of borrowings outstanding with a syndicate of Japanese banks. In addition, the Company had approximately 800 million Japanese yen (translated to approximately $6 million) at December 31, 2002 and 1 billion Japanese yen (translated to approximately $7 million) at December 31, 2001 of borrowings outstanding from a Japanese bank used to finance a facility construction project. The interest rate on the borrowings is 2.1 percent and semi-annual principal payments are due through 2012.

The Company has uncommitted Japanese credit facilities with several commercial banks, which provided for borrowings and promissory notes discounting of up to
14.5 billion Japanese yen (translated to approximately $122 million) at December 31, 2002 and up to 15 billion Japanese yen (translated to approximately $115 million) at December 31, 2001. There were $7 million in borrowings outstanding under the Japanese credit facilities at an interest rate of 1.38 percent at December 31, 2002, compared to $8 million in borrowings at an interest rate of
1.38 percent at December 31, 2001. At December 31, 2002, approximately $102 million of notes receivable were discounted at average interest rates of approximately 1.38 percent compared to $88 million of discounted notes receivable at average interest rates of approximately 1.38 percent at December 31, 2001.

Certain of the Company's 2001 and 2002 business combinations involve contingent consideration. These payments would be allocated to specific intangible asset categories or assigned to excess of cost over net assets acquired, as applicable, as if the consideration had been paid as of the date of acquisition. Payment of the additional consideration is generally contingent upon the acquired companies' reaching certain performance milestones, including achieving specified revenue levels, product development targets or obtaining regulatory approvals. At December 31, 2002, the Company had an accrual for acquisition obligations of $195 million that was paid during the first quarter of 2003. In addition, the maximum potential amount of future contingent consideration (undiscounted) that the Company could be required to make associated with its 2001 and 2002 business combinations is approximately $500 million, some of which may be payable in the Company's common stock. The milestones associated with this contingent consideration must be reached in certain future periods ranging from 2003 through 2007. The specified revenue levels associated with the maximum future contingent payments is approximately $800 million.

The Company has future minimum rental commitments under noncancelable capital and operating lease agreements of $176 million as of December 31, 2002. The related lease agreements expire on various dates over the next fifteen years. The Company expects to make payments of $41 million under its noncancelable capital and operating lease agreements during 2003.

The Company is authorized to purchase on the open market and in private transactions up to approximately 60 million shares of the Company's common stock. Stock repurchased would principally be used to satisfy the Company's obligations pursuant to its equity incentive plans, but may also be used for general corporate purposes, including acquisitions. As of

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

December 31, 2002, a total of approximately 38 million shares of the Company's common stock have been repurchased. During the first quarter of 2003, the Company repurchased approximately 4.5 million shares at an aggregate cost of $189 million.

Additionally, the Company expects to incur capital expenditures of approximately $200 million during 2003. The Company expects that its cash and cash equivalents, marketable securities, cash flows from operating activities and borrowing capacity will be sufficient to meet its projected operating cash needs over the next twelve months, including capital expenditures, rental commitments, tax payments, stock repurchases, acquisition-related payments and other strategic initiatives.

MARKET RISK DISCLOSURES

The Company operates globally, and its earnings and cash flow are exposed to market risk from changes in currency exchange rates and interest rates. The Company addresses these risks through a risk management program that includes the use of derivative instruments. The program is operated pursuant to documented corporate risk management policies. The Company does not enter into any derivative transactions for speculative purposes. Gains and losses on derivative instruments substantially offset losses and gains on underlying hedged exposures. Furthermore, the Company manages its credit exposure to nonperformance on such derivative instruments by entering into contracts with a diversified group of major financial institutions to limit the amount of credit exposure to any one institution.

Currency risk consists primarily of foreign currency denominated firm commitments, forecasted foreign currency denominated intercompany and third-party transactions, and net investments in certain subsidiaries. The Company uses both non-derivative (primarily foreign currency denominated borrowings) and derivative instruments to manage its earnings and cash flow exposure to changes in currency exchange rates. The Company had currency derivative instruments outstanding in the notional amounts of $1,318 million and $864 million at December 31, 2002 and 2001, respectively.

The Company recorded $15 million of assets and $27 million of liabilities to recognize the fair value of these instruments at December 31, 2002, compared to $76 million of assets and no liabilities at December 31, 2001. A 10 percent appreciation in the U.S. dollar's value relative to the hedged currencies would increase the derivative instruments' fair value by $75 million and $70 million at December 31, 2002 and 2001, respectively. A 10 percent depreciation in the U.S. dollar's value relative to the hedged currencies would decrease the derivative instruments' fair value by $91 million and $70 million at December 31, 2002 and 2001, respectively. Any increase or decrease in the fair value of the Company's currency exchange rate sensitive derivative instruments would be substantially offset by a corresponding decrease or increase in the fair value of the hedged underlying asset, liability or cash flow.

The Company's earnings and cash flow exposure to interest rates consists of fixed and floating rate debt instruments that are denominated primarily in U.S. dollars and Japanese yen. The Company uses interest rate derivative instruments to manage its exposure to interest rate movements and to reduce borrowing costs by converting floating rate debt into fixed rate debt or fixed rate debt into floating rate debt. The Company had interest rate derivative instruments outstanding in the notional amounts of $63 million and $557 million at December 31, 2002 and 2001, respectively. The Company recorded an immaterial amount of other long-term liabilities to recognize the fair value of these instruments at December 31, 2002, compared to $15 million of other long-term liabilities at December 31, 2001. A 100 basis point change in global interest rates would not have resulted in a material change in the derivative instruments' fair values at December 31, 2002 or 2001. Any increase or decrease in the fair value of the Company's interest rate sensitive derivative instruments would be substantially offset by a corresponding decrease or increase in the fair value of the hedged underlying liability.

BOSTON SCIENTIFIC AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LEGAL MATTERS

The Company is involved in various legal proceedings, including patent infringement and product liability suits, from time to time in the normal course of business. In management's opinion, the Company is not currently involved in any legal proceeding other than those specifically identified in Note L to the consolidated financial statements contained herein, which, individually or in the aggregate, could have a material effect on the financial condition, operations and/or cash flows of the Company. Additionally, legal costs associated with asserting the Company's patent portfolio and defending against claims that the Company's products infringe the intellectual property of others are significant, and legal costs associated with non-patent litigation and compliance activities are rising. Depending on the prevalence, significance and complexity of these matters, the Company's legal provision could be adversely affected in the future.

Further, product liability claims against the Company may be asserted in the future related to events not known to management at the present time. As a result of current economic factors impacting the insurance industry, during the third quarter of 2002, the Company elected to become substantially self-insured with respect to general and product liability claims. Losses for claims in excess of the limits of purchased insurance would be recorded at the time and to the extent they are probable and estimable. Management believes that the Company's risk management practices, including limited insurance coverage, are reasonably adequate to protect against anticipated general and product liability losses. However, unanticipated catastrophic losses could have a material adverse impact on the Company's financial position, results of operations and liquidity.

CAUTIONARY STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report contains forward-looking statements. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Forward-looking statements discussed in this report include, but are not limited to, statements with respect to, and the Company's performance may be affected by:

   - volatility in the coronary stent market, competitive offerings and the timing of submission for and receipt of regulatory approvals to market TAXUS(TM) drug-eluting stents and other coronary and peripheral stent platforms;

   - the Company's ability to launch the Express(2)(TM) coronary stent in the Japanese market in the third quarter of 2003 and the TAXUS drug-eluting stent in the U.S. and Japanese markets in late 2003 and early 2005, respectively;

   - the impact and timing of the introduction of drug-eluting stents on the size and distribution of share within the coronary stent market in the U.S. and around the world;

   - the Company's ability to capitalize on the opportunity in the drug-eluting stent market for significant growth in revenue and earnings and to supply sufficient inventory to meet customer demand;

   - the Company's ability to achieve growth in its worldwide and domestic coronary stent business in the face of competitive pressure and the introduction of drug-eluting stents;

   - the continued decline in NIR(R) coronary stent sales in Japan and changes in the mix of the Company's coronary stent platforms;

   - the development and introduction of competing or technologically advanced products by the Company's competitors;

   - the Company's ability to achieve estimated operating savings and operating efficiencies from the global operations plan;

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

   - the ability of the Company to manage accounts receivable and gross margins and to react effectively to the changing managed care environment, reimbursement models and worldwide economic and political conditions;

   - the Company's ability to integrate the acquisitions consummated in 2001 and 2002 and the Company's other strategic alliances;

   - the Company's ability to generate anticipated revenues and other benefits associated with the 2001 and 2002 acquisitions and strategic alliances and to fund related contingent payments;

   - management's decisions relating to investments in research and development at anticipated levels in 2003, including $100 million of spending on its drug-eluting stent program and $15 million of spending on its EPI Filterwire(TM) platform;

   - the Company's ability to successfully complete planned clinical trials and to develop and launch products on a timely basis within cost estimates, including products resulting from purchased research and development;

   - the Company's ability to position itself as one of two early entrants in the drug-eluting stent market and to take advantage of opportunities that exist in the markets it serves;

   - the timing, size and nature of strategic initiatives, market opportunities and research and development platforms available to the Company and the ultimate success of these initiatives;

   - the Company's ability to reduce its effective tax rate for 2003 to 27 percent, to settle tax audits favorably and to substantially recover its net deferred tax assets;

   - the ability of the Company to meet its projected cash needs, to refinance expiring credit facilities and to maintain its borrowings beyond the next twelve months;

   -  risks associated with international operations;

   - the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins;

   - the effect of litigation, risk management practices and compliance activities on the Company's loss contingency, legal provision and cash flow; and

   - the impact of stockholder, patent, product liability, Federal Trade Commission, Medinol Ltd. and other litigation, as well as the ultimate outcome of the U.S. Department of Justice investigation.



Several important factors, in addition to the specific factors discussed in connection with each forward-looking statement individually, could affect the future results and growth rates of the Company and could cause those results and rates to differ materially from those expressed in the forward-looking statements contained in this report. These additional factors include, among other things, future economic, competitive, reimbursement and regulatory conditions, new product introductions, demographic trends, third-party intellectual property, financial market conditions and future business decisions of the Company and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Therefore, the Company wishes to caution each reader of this report to consider carefully these factors as well as the specific factors discussed with each forward-looking statement in this report and as disclosed in the Company's filings with the Securities and Exchange Commission. These factors, in some cases, have affected, and in the future (together with other factors) could affect, the ability of the Company to implement its business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this report.

BOSTON SCIENTIFIC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31,                                                                 2002               2001               2000
-----------------------                                                               -------            -------            -------
Net sales                                                                             $ 2,919            $ 2,673            $ 2,664
Cost of products sold                                                                     870                919                832
                                                                                      -------            -------            -------
Gross profit                                                                            2,049              1,754              1,832

Selling, general and administrative expenses                                            1,002                926                867
Amortization expense                                                                       72                136                 91
Royalties                                                                                  36                 35                 37
Research and development expenses                                                         343                275                199
Purchased research and development                                                         85                282
Restructuring charges                                                                                                            58
Litigation settlements, net                                                               (99)
                                                                                      -------            -------            -------
                                                                                        1,439              1,654              1,252
                                                                                      -------            -------            -------
Operating income                                                                          610                100                580

Other income (expense):

     Interest expense                                                                     (43)               (59)               (70)
     Other, net                                                                           (18)                 3                 17

Income before income taxes                                                                549                 44                527
Income taxes                                                                              176                 98                154
                                                                                      -------            -------            -------
NET INCOME (LOSS)                                                                     $   373            $   (54)           $   373
                                                                                      =======            =======            =======
NET INCOME (LOSS) PER COMMON SHARE - BASIC                                            $  0.92            $ (0.13)           $  0.92
                                                                                      =======            =======            =======
NET INCOME (LOSS) PER COMMON SHARE - ASSUMING DILUTION                                $  0.90            $ (0.13)           $  0.91
                                                                                      =======            =======            =======

(see notes to consolidated financial statements)

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

DECEMBER 31,                                                                                          2002                     2001
-----------                                                                                          ------                   ------
ASSETS

Current assets:

     Cash and cash equivalents                                                                       $  277                   $  180
     Trade accounts receivable, net                                                                     435                      370
     Inventories                                                                                        243                      303
     Deferred income taxes                                                                              168                      174
     Prepaid expenses and other current assets                                                           85                       79
                                                                                                     ------                   ------

        Total current assets                                                                          1,208                    1,106

Property, plant and equipment, net                                                                      636                      592

Excess of cost over net assets acquired                                                               1,168                      928
Technology - core, net                                                                                  553                      541
Technology - developed, net                                                                             217                      221
Patents, net                                                                                            316                      264
Licenses and other intangibles, net                                                                     113                      110
Investments                                                                                             210                      154
Other assets                                                                                             29                       58
                                                                                                     ------                   ------
                                                                                                     $4,450                   $3,974
                                                                                                     ======                   ======

(see notes to consolidated financial statements)

BOSTON SCIENTIFIC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

DECEMBER 31,                                                                                             2002                 2001
-----------                                                                                            -------              -------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

     Commercial paper                                                                                  $    88              $    99
     Bank obligations                                                                                                           132
     Accounts payable                                                                                       66                   54
     Accrued expenses                                                                                      639                  421
     Income taxes payable                                                                                  102                  115
     Other current liabilities                                                                              28                   10
                                                                                                       -------              -------
        TOTAL CURRENT LIABILITIES                                                                          923                  831

Long-term debt                                                                                             847                  973

Deferred income taxes                                                                                      100                   43

Other long-term liabilities                                                                                113                  112

Commitments and contingencies

Stockholders' equity:

     Preferred stock, $ .01 par value - authorized 50,000,000 shares, none issued and outstanding

     Common stock, $ .01 par value - authorized 600,000,000 shares,
        414,882,413 shares issued at December 31, 2002 and 2001                                              4                    4

     Additional paid-in capital                                                                          1,250                1,225

     Treasury stock, at cost - 3,490,451 shares at December 31, 2002
        and 9,628,790 shares at December 31, 2001                                                          (54)                (173)

     Deferred compensation                                                                                                      (10)

     Retained earnings                                                                                   1,394                1,031

     Accumulated other comprehensive income (loss):
          Foreign currency translation adjustment                                                         (119)                (131)
          Unrealized (loss) gain on available-for-sale securities, net                                      (2)                  25
          Unrealized (loss) gain on derivative financial instruments, net                                   (4)                  44
          Minimum pension liability                                                                         (2)
                                                                                                       -------              -------
     TOTAL STOCKHOLDERS' EQUITY                                                                          2,467                2,015
                                                                                                       -------              -------
                                                                                                       $ 4,450              $ 3,974
                                                                                                       =======              =======

(see notes to consolidated financial statements)

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(IN MILLIONS, EXCEPT SHARE DATA)

                                                Common Stock
                                              ------------------                                               Accumulated   Compre-
                                                Shares           Additional                                       Other      hensive
                                              Issued (in    Par    Paid-In  Treasury   Deferred    Retained   Comprehensive   Income
                                              thousands)   Value   Capital   Stock   Compensation  Earnings    Income (Loss)  (Loss)
                                              ----------   -----   -------   -----   ------------  --------    ------------- -------

BALANCE AT DECEMBER 31, 1999                   414,882     $  4    $ 1,210   $ (126)  $            $    752        $ (116)    $ 326
                                                                                                                              -----
Comprehensive income:
   Net income                                                                                           373                   $ 373
   Other comprehensive income (expense),
       net of tax:
       Foreign currency translation adjustment                                                                        (19)      (19)
       Net change in equity investments                                                                                10        10
       Net change in derivative financial
         instruments                                                                                                   27        27
Issuance of common stock                                                (7)      45                      (9)
Issuance of restricted stock                                             2       24         (26)
Cancellation of restricted stock                                                 (3)          3
Purchases of common stock for treasury                                         (222)
Tax benefit relating to incentive stock option
    and employee stock purchase plans                                    5
Amortization of deferred compensation                                                         8
                                               -------     ----    -------   ------    --------    --------        ------     -----
BALANCE AT DECEMBER 31, 2000                   414,882        4      1,210     (282)        (15)      1,116           (98)    $ 391
                                                                                                                              -----
Comprehensive loss:
   Net loss                                                                                             (54)                  $ (54)
   Other comprehensive income, net of tax:
       Foreign currency translation adjustment                                                                         11        11
       Net change in equity investments                                                                                 8         8
       Net change in derivative financial
         instruments                                                                                                   17        17
Issuance of common stock                                                (6)      75                     (27)
Issuance of common stock for acquisitions                               13       36          (9)         (4)
Cancellation of restricted stock                                                 (2)          2
Tax benefit relating to incentive stock option
   and employee stock purchase plans                                     8
Amortization of deferred compensation                                                        12
                                               -------     ----    -------   ------    --------    --------        ------     -----
BALANCE AT DECEMBER 31, 2001                   414,882        4      1,225     (173)        (10)      1,031           (62)    $ (18)
                                                                                                                              -----
Comprehensive income:
   Net income                                                                                           373                   $ 373
   Other comprehensive income (expense),
       net of tax:
       Foreign currency translation adjustment                                                                         12        12
       Net change in equity investments                                                                               (27)      (27)
       Net change in derivative financial
         instruments                                                                                                  (48)      (48)
       Net change in minimum pension liability                                                                         (2)       (2)
Issuance of common stock                                                (3)     120                     (10)
Cancellation of restricted stock                                                 (1)
Tax benefit relating to incentive stock option
   and employee stock purchase plans                                    28
Amortization of deferred compensation                                                        10
                                               -------     ----    -------   ------    --------    --------        ------     -----
BALANCE AT DECEMBER 31, 2002                   414,882     $  4    $ 1,250   $  (54)   $      0    $  1,394        $ (127)    $ 308
                                               =======     ====    =======   ======    ========    ========        ======     =====


(see notes to consolidated financial statements)

BOSTON SCIENTIFIC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN MILLIONS)

YEAR ENDED DECEMBER 31,                                                           2002     2001     2000
                                                                                  -----    -----    -----
OPERATING ACTIVITIES:
Net income (loss)                                                                 $ 373    $ (54)   $ 373
Adjustments to reconcile net income (loss) to cash provided by operating activities:
   Gain on sale of equity investments                                               (26)     (11)     (14)
   Depreciation and amortization                                                    161      232      181
   Deferred income taxes                                                            142        8        2
   Purchased research and development                                                85      282
   Tax benefit relating to stock option and employee stock purchase plans            28        8        5
   Increase (decrease) in cash flows from operating assets and liabilities:
       Trade accounts receivable                                                    (51)      (6)      78
       Inventories                                                                   63       53       15
       Prepaid expenses and other assets                                            (38)      (9)     (24)
       Accounts payable and accrued expenses                                         56       28      (27)
       Accrual for restructuring and merger-related charges                         (49)     (31)      45
       Other liabilities                                                            (17)     (22)      91
   Other, net                                                                         9       12       14
                                                                                  -----    -----    -----
Cash provided by operating activities                                               736      490      739

INVESTING ACTIVITIES:
   Purchases of property, plant and equipment                                      (112)    (121)     (76)
   Proceeds from sales of property, plant and equipment                               2        5        4
   Sales of available-for-sale securities                                            31       20       15
   Acquisitions of businesses, net of cash acquired                                (187)    (620)
   Payments for acquisitions of and/or investments in certain technologies, net    (202)     (84)     (50)
                                                                                  -----    -----    -----
Cash used for investing activities                                                 (468)    (800)    (107)

FINANCING ACTIVITIES:
   Net (decrease) increase in commercial paper                                      (11)      43     (221)
   Net (payments on) proceeds from borrowings on revolving credit facilities       (237)     360     (234)
   Proceeds from notes payable and long-term borrowings                              13        4       22
   Payments on notes payable, capital leases and long-term borrowings               (48)     (12)     (14)
   Proceeds from issuances of shares of common stock                                107       42       29
   Acquisitions of treasury stock                                                                     (222)
   Other, net                                                                         1                 2
                                                                                  -----    -----    -----
Cash (used for) provided by financing activities                                   (175)     437     (638)
Effect of foreign exchange rates on cash                                              4       (1)      (4)
                                                                                  -----    -----    -----
Net increase (decrease) in cash and cash equivalents                                 97      126      (10)
Cash and cash equivalents at beginning of year                                      180       54       64
                                                                                  -----    -----    -----
CASH AND CASH EQUIVALENTS AT END OF YEAR                                          $ 277    $ 180    $  54
                                                                                  =====    =====    =====

(see notes to consolidated financial statements)

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Boston Scientific Corporation (Boston Scientific or the Company) and its subsidiaries, substantially all of which are wholly owned. Investments in companies over which Boston Scientific has the ability to exercise significant influence are accounted for under the equity method if Boston Scientific holds 50 percent or less of the voting stock. Investments in companies over which Boston Scientific does not have the ability to exercise significant influence are accounted for under the cost method. Due to the ongoing litigation between Medinol Ltd. (Medinol) and the Company and the lack of available financial information, the Company believes that it no longer has the ability to exercise significant influence over Medinol's operating and financial policies. Therefore, during the third quarter of 2002, Boston Scientific changed to the cost method of accounting for its investment in Medinol from the equity method. This change had no material impact on the Company's financial statements. At December 31, 2002, the Company had a 22 percent ownership interest in Medinol at a carrying value of approximately $24 million.

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

CONCENTRATIONS OF CREDIT RISK: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, derivative instrument contracts and accounts receivable. The Company invests its excess cash primarily in high-quality securities and limits the amount of credit exposure to any one financial institution. The Company's investment policy limits exposure to concentrations of credit risk and changes in market conditions. Counterparties to financial instruments expose the Company to credit-related losses in the event of nonperformance. The Company transacts derivative instrument contracts with a diversified group of major financial institutions to limit its credit exposure.

The Company provides credit, in the normal course of business, primarily to hospitals, private and governmental institutions and health care agencies, clinics and doctors' offices. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

INVENTORIES: Inventories are stated at the lower of first-in, first-out cost or market. Provisions for excess inventory are primarily based on management's estimates of forecasted sales levels. Provisions for inventory located in the Company's manufacturing and distribution facilities are recorded as cost of sales. Generally, write-downs of consignment inventory are charged to selling, general and administrative expenses.

INVESTMENTS: The Company regularly reviews its investments to determine whether these investments are impaired. If so, the carrying value is written down to fair value in the period identified.

PROPERTY, PLANT AND EQUIPMENT: Property, plant, equipment and leaseholds are stated at historical cost. Expenditures for maintenance and repairs are charged to expense; additions and improvements are capitalized. The Company provides for depreciation using the straight-line method at rates that are intended to depreciate the cost of these assets over their estimated useful lives. Buildings and improvements are depreciated over a 15 to 40 year life; equipment, furniture and fixtures are depreciated over a 2 to 12 year life. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease.

The Company receives grant money equal to a percentage of expenditures on eligible capital equipment, which is recorded as deferred income and recognized ratably over the life of the underlying assets. The grant money would be repayable, in whole or in part, should the Company fail to meet certain employment goals.

BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

INTANGIBLE ASSETS: Intangible assets are recorded at historical cost. Intangible assets acquired in a business combination, including purchased research and development, are recorded under the purchase method of accounting at their estimated fair values at the date of acquisition. The fair values of acquired intangible assets are determined by an independent appraiser using information and assumptions provided by management. Goodwill represents the excess purchase price over the fair value of the net tangible and intangible assets acquired.

The Company's intangible assets are amortized using the straight-line method over their useful lives, as applicable, as follows: patents, 3 to 20 years; licenses, 2 to 20 years; definite-lived core and developed technology, 3 to 25 years; other intangibles, various. In the first quarter of 2002, the Company ceased amortization of its excess of cost over net assets acquired (goodwill) and certain other indefinite-lived intangible assets in accordance with Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets.

The Company reviews intangible assets at least annually to determine if any adverse conditions exist that would indicate impairment. Conditions that would trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset or an adverse action or assessment by a regulator. If the carrying amount of an asset exceeds the sum of its undiscounted cash flows, the carrying value is written down to fair value in the period identified. Fair value is calculated as the present value of estimated future cash flows using a risk-adjusted discount rate. Goodwill is reviewed at least annually for impairment utilizing the two-step business unit approach prescribed under Statement No. 142. Indefinite-lived intangible assets are reviewed at least annually for impairment by calculating the fair value of the assets and comparing the calculated fair values to the related carrying values.

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

Income taxes are provided on unremitted earnings of subsidiaries outside the U.S. where such earnings are expected to be repatriated. The Company intends to determine annually the amount of unremitted earnings of non-U.S. subsidiaries to invest indefinitely in its non-U.S. operations. It is not practical to estimate the amount of taxes payable on earnings determined to be invested indefinitely in non-U.S. operations. At December 31, 2002, unremitted earnings of non-U.S. subsidiaries were $1,046 million.

TRANSLATION OF FOREIGN CURRENCY: All assets and liabilities of foreign subsidiaries are translated at the rate of exchange at year-end while sales and expenses are translated at the average rates in effect during the year. The net effect of these translation adjustments is shown in the accompanying financial statements as a component of stockholders' equity. Foreign currency transaction gains and losses are included in other, net on the consolidated statements of operations.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: The Company recognizes all derivative financial instruments in the consolidated financial statements at fair value, regardless of the purpose or intent for holding the instrument, in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. Changes in the fair value of derivative instruments are recorded in earnings unless hedge accounting criteria are met. For derivative instruments designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivative instruments designated as cash flow and net investment hedges, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (OCI). The ineffective portions are recognized in earnings.

REVENUE RECOGNITION: The Company recognizes revenue from the sale of its products when the products are shipped to its customers unless a consignment arrangement exists. Revenue from consignment customers is recognized based on product usage indicating sales are complete. The Company allows its customers to return certain products for credit. The Company also allows customers to return defective or damaged products for credit or replacement. The Company's

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

estimates for sales returns, rebates and discounts are based upon contractual commitments and historical trends and are recorded as a reduction to revenue.

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

RESEARCH AND DEVELOPMENT: Research and development costs, including new product development programs, regulatory compliance and clinical research, are expensed as incurred.

STOCK COMPENSATION ARRANGEMENTS: The Company accounts for its stock compensation arrangements under the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. The Company has adopted the disclosure-only provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. Any compensation cost on fixed awards with pro rata vesting is recognized on a straight-line basis over the award's vesting period.

If the Company had elected to recognize compensation expense for the granting of options under stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by Statement No. 123, net income
(loss) and net income (loss) per share would have been reported as the following pro forma amounts:

YEAR ENDED DECEMBER 31,                        2002       2001       2000
                                              -------    -------    -------
(in millions, except per share data)
Net income (loss), as reported                $   373    $   (54)   $   373
Add: Stock-based employee compensation
    expense included in net income (loss),
    net of related tax effects                      6          8          5
Less: Total stock-based employee
    compensation expense determined under
    fair value based method for all awards,
    net of related tax effects                    (48)       (48)       (45)
                                              -------    -------    -------
         PRO FORMA NET INCOME                 $   331    $   (94)   $   333
                                              =======    =======    =======
Net income (loss) per common share
    Basic:
         Reported                             $  0.92    $ (0.13)   $  0.92
         Pro forma                            $  0.82    $ (0.23)   $  0.84
                                              =======    =======    =======
    Assuming dilution:
         Reported                             $  0.90    $ (0.13)   $  0.91
         Pro forma                            $  0.80    $ (0.23)   $  0.83
                                              =======    =======    =======

PENSION PLANS: The Company maintains pension plans covering certain international employees, which the Company accounts for in accordance with FASB Statement No. 87, Employers' Accounting for Pensions. The assets, liabilities and costs associated with these plans are not material.

NET INCOME (LOSS) PER COMMON SHARE: Net income (loss) per common share is based upon the weighted average number of common shares and common share equivalents outstanding each year.

NEW ACCOUNTING STANDARDS: In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities that are initiated after December 31, 2002. Statement No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Statement No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured at fair value when the liability is incurred rather than at the date of an entity's commitment to an exit or disposal plan. The Company adopted the provisions of Statement No. 146 effective January 1, 2003. Statement No. 146 will not impact the accounting for any restructuring plan approved and

BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

announced as of December 31, 2002; however, the pronouncement will impact the accounting for any future exit or disposal activities.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Interpretation No.45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The disclosure provisions of Interpretation No. 45 are effective for the Company as of December 31, 2002. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company does not expect the recognition provisions of Interpretation No. 45 to materially impact its consolidated financial statements.

In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Statement No. 148 amends Statement No. 123 to provide alternative methods of transition to Statement No. 123's fair value method of accounting for stock-based employee compensation. Statement No. 148 also amends the disclosure provisions of Statement No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The Company has adopted the disclosure provisions of Statement No. 148.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, to clarify the conditions under which the assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. Interpretation No. 46 requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable interest entity's activities or is entitled to receive the majority of the variable interest entity's residual returns. The provisions of Interpretation No. 46 are required to be adopted by the Company in 2003. The Company is in the process of determining the effect of adoption of Interpretation No. 46, but does not believe it will materially impact the Company's consolidated financial statements.

RECLASSIFICATIONS: Certain prior years' amounts have been reclassified to conform to the current year's presentation.

NOTE B - CASH, CASH EQUIVALENTS AND INVESTMENTS

Cash, cash equivalents and investments, stated at fair value, consisted of the following:

                                                        GROSS       GROSS
                                             FAIR     UNREALIZED  UNREALIZED   AMORTIZED
(in millions)                               VALUE       GAINS       LOSSES       COST
                                             ----        ----        ----        ----
DECEMBER 31, 2002 Available-For-Sale:
Cash and cash equivalents                    $277                                $277
Equity securities (with a readily
    determinable fair value)                   14                    $  3          17
                                             ----        ----        ----        ----
                                             $291                    $  3        $294
                                             ----        ----        ----        ----
DECEMBER 31, 2001 Available-For-Sale:
Cash and cash equivalents                    $180                                $180
Equity securities (with a readily
    determinable fair value)                   52        $ 40        $  1          13
                                             ----        ----        ----        ----
                                             $232        $ 40        $  1        $193
                                             ----        ----        ----        ----

The Company has no trading securities. Unrealized gains and temporary losses for available-for-sale securities are excluded from earnings and are reported, net of tax, as a separate component of stockholders' equity until realized. The cost of available-for-sale securities is based on the specific identification method.

At December 31, 2002 and 2001, the Company had investments, totaling $196 million and $107 million, respectively, in which the fair value was not readily determinable. These assets primarily represent investments in privately held corporate equity securities or investments where an observable quoted market value does not exist. The Company regularly reviews its investments to determine whether these investments are impaired. If so, the carrying value is written down to fair value in the period identified.

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

The Company had restricted cash balances of approximately $36 million at December 31, 2002 related to pending litigation and tax audits. These amounts are classified as cash and cash equivalents in the consolidated balance sheets.

NOTE C - OTHER BALANCE SHEET INFORMATION

Components of selected captions in the consolidated balance sheets at December 31 consisted of:

(in millions)                                          2002          2001
                                                      ------        ------
TRADE ACCOUNTS RECEIVABLE
Accounts receivable                                   $  493        $  432
Less allowances                                           58            62
                                                      ------        ------
                                                      $  435        $  370
                                                      ======        ======
INVENTORIES
Finished goods                                        $  145        $  146
Work-in-process                                           48            69
Raw materials                                             50            88
                                                      ------        ------
                                                      $  243        $  303
                                                      ======        ======
PROPERTY, PLANT AND EQUIPMENT
Land                                                  $   60        $   59
Buildings and improvements                               412           392
Equipment, furniture and fixtures                        645           594
                                                      ------        ------
                                                       1,117         1,045
Less accumulated depreciation and amortization           481           453
                                                      ------        ------
                                                      $  636        $  592
                                                      ======        ======
ACCRUED EXPENSES
Acquisition obligations                               $  195
Payroll and related liabilities                          180        $  146
Other                                                    264           275
                                                      ------        ------
                                                      $  639        $  421
                                                      ======        ======

During the second quarter of 2001, the Company recorded a provision of $49 million ($34 million, net of tax) for excess NIR(R) coronary stent inventory.

NOTE D - BUSINESS COMBINATIONS

During 2002, the Company paid approximately $187 million in cash to acquire Smart Therapeutics, Inc. (Smart), BEI Medical Systems Company, Inc. (BEI) and Enteric Medical Technologies, Inc. (EMT). During 2001, the Company paid approximately $620 million in cash and issued approximately 1.9 million shares valued at $40 million to acquire RadioTherapeutics Corporation (RTC), Cardiac Pathways Corporation (CPC), Interventional Technologies, Inc. (IVT), Quanam Medical Corporation (Quanam), Catheter Innovations, Inc. (CI) and Embolic Protection, Inc. (EPI). These acquisitions are intended to strengthen the Company's leadership position in interventional medicine. The Company's acquisitions were accounted for using the purchase method of accounting. The consolidated financial statements include the operating results for each acquired entity from its respective date of acquisition. Pro forma information is not presented, as the acquired companies' results of operations prior to their date of acquisition are not material, individually or in the aggregate, to the Company.

On December 3, 2002, the Company completed its acquisition of Smart. Smart develops self-expanding technologies for intracranial therapies. The acquisition is intended to strengthen the Company's leadership position in interventional stroke therapies and became part of the Company's Target division.

On June 27, 2002, the Company completed its tender offer relating to its acquisition of BEI. BEI designs, manufactures and markets less-invasive technology used by gynecologists to treat excessive uterine bleeding due to benign causes. The acquisition is intended to expand the Company's product offerings in the area of women's health and became part of the Company's Endosurgery group.

On June 13, 2002, the Company completed its acquisition of EMT. EMT designs, manufactures and markets Enteryx, ((TM)) a liquid polymer technology for the treatment of gastroe-sophageal reflux disease (GERD). The acquisition is intended to expand the Company's Endosurgery product offerings in the GERD market.

On December 11, 2001, the Company completed its acquisition of RTC. RTC develops and manufactures proprietary radiofrequency-based therapeutic devices in the field of interventional oncology for the ablation (destruction) of various forms of soft tissue lesions (tumors). The acquisition is intended to expand the Company's oncology technology portfolio.

On August 9, 2001, the Company completed its acquisition of CPC. CPC designs and markets less-invasive systems to

BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

diagnose and treat cardiac tachyarrhythmias (abnormally rapid heart rhythms). The acquisition is intended to strengthen and broaden the Company's product offerings in the field of electrophysiology.

On April 2, 2001, the Company completed its acquisition of IVT. IVT develops, manufactures and markets less-invasive devices for use in interventional cardiology, including the Cutting Balloon(R) catheter and the Infiltrator(R) transluminal drug-delivery catheter. The acquisition is intended to strengthen the Company's market leadership position in interventional cardiology.

On March 30, 2001, the Company completed its acquisition of Quanam. Quanam develops medical devices using novel polymer technology, with a concentration on drug-delivery stent systems for use in cardiovascular applications. The acquisition is intended to broaden the Company's drug-delivery portfolio.

On March 5, 2001, the Company completed its acquisition of CI. CI develops and manufactures catheter-based venous access products used by clinicians to treat critically ill patients through the delivery of chemotherapy drugs, antibiotics and nutritional support. The acquisition is intended to expand the Company's technology portfolio in the venous access market.

On February 27, 2001, the Company completed its acquisition of EPI. EPI develops embolic protection filters for use in interventional cardiovascular procedures and also develops carotid endovascular therapies for the prevention of stroke. The acquisition is intended to accelerate the Company's entry into the embolic protection market.

Certain of the Company's 2001 and 2002 business combinations involve contingent consideration. These payments would be allocated to specific intangible asset categories or assigned to excess of cost over net assets acquired, as applicable, as if the consideration had been paid as of the date of acquisition. Payment of the additional consideration is generally contingent upon the acquired companies reaching certain performance milestones, including achieving specified revenue levels, product development targets or obtaining regulatory approvals. At December 31, 2002, the Company had an accrual for acquisition obligations of $195 million that was paid during the first quarter of 2003. In addition, the maximum potential amount of future contingent consideration (undiscounted) that the Company could be required to make associated with its 2001 and 2002 business combinations is approximately $500 million, some of which may be payable in the Company's common stock. The milestones associated with this contingent consideration must be reached in certain future periods ranging from 2003 through 2007. The specified revenue levels associated with the maximum future contingent payments is approximately $800 million.

The Company has recorded approximately $385 million of intangible assets not subject to amortization associated with its 2001 and 2002 acquisitions, which is comprised of $379 million of goodwill and $6 million of trademarks. The goodwill is not deductible for tax purposes, and has been allocated to the Company's reportable segments as follows: $368 million to the U.S., $6 million to Japan and $5 million to Europe.

The following table summarizes the purchase price assigned to the intangible assets subject to amortization acquired in connection with the 2001 and 2002 acquisitions and the weighted average amortization periods:

                                    AMOUNT           WEIGHTED AVERAGE
(in millions)                      ASSIGNED        AMORTIZATION PERIOD
                                   --------        -------------------
Technology - core                    $210               25 years
Technology - developed                120               10 years
Patents                                52               14 years
Other                                   3               13 years
                                     ----               --------
     TOTAL                           $385               19 years
                                     ====               ========

The purchase price recorded for each acquisition has been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The estimated excess of purchase price over the fair value of the net tangible assets acquired was allocated to identifiable intangible assets, as valued by an independent appraiser using information and assumptions provided by management. Based upon these valuations, the Company recorded charges of approximately $85 million in 2002 and $282 million in 2001, to account for purchased research and development. The valuation of purchased research and development, for which management is primarily responsible, represents the estimated fair value at the date of acquisition related to in-process projects. As of the date of acquisition, the in-process projects had not yet

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

reached technological feasibility and had no alternative future uses. The primary basis for determining the technological feasibility of these projects is obtaining regulatory approval to market the product. Accordingly, the value attributable to these projects, which had not yet obtained regulatory approval, was expensed in conjunction with the acquisition. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects.

The income approach was used to establish the fair values of purchased research and development. This approach establishes fair value by estimating the after-tax cash flows attributable to the in-process project over its useful life and then discounting these after-tax cash flows back to a present value. Revenue estimates were based on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. In arriving at the value of the in-process research and development projects, the Company considered, among other factors, the in-process project's stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date and the estimated useful life of the technology. The discount rate used to arrive at a present value as of the date of acquisition was based on the time value of money and medical technology investment risk factors. For the purchased research and development programs acquired in connection with the 2002 acquisitions, risk-adjusted discount rates ranging from 17 percent to 26 percent were utilized to discount the projected cash flows. For the purchased research and development programs acquired in connection with the 2001 acquisitions, risk-adjusted discount rates ranging from 16 percent to 28 percent were utilized to discount the projected cash flows. The Company believes that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

The most significant projects, relative to the purchased research and development charge recorded in connection with the acquisitions consummated in 2002, are EMT's Enteryx((TM)) technology for the treatment of GERD and Smart's atherosclerosis stent, which collectively represent approximately 82 percent of the 2002 in-process value. Enteryx is a patented liquid polymer for the treatment of GERD. The atherosclerosis stent is a self-expanding nitinol stent designed to treat narrowing of the arteries around the brain. As of the date of acquisition, the projects were expected to be completed and the products commercially available on a worldwide basis within one to four years, with an estimated cost to complete of approximately $2 million to $13 million.

The most significant projects, relative to the purchased research and development charge recorded in connection with the acquisitions consummated in 2001, are IVT's next-generation Cutting Balloon(R) catheter, the next-generation Infiltrator(R) transluminal drug-delivery catheter and EPI's next-generation embolic protection devices, which collectively represent approximately 63 percent of the 2001 in-process value. The Cutting Balloon is a novel balloon angioplasty device with mounted scalpels that relieve stress in the artery, reducing the force necessary to expand the vessel. This contributes to less inadvertent arterial trauma and injury as compared to standard balloon angioplasty. The Infiltrator transluminal drug-delivery catheter is designed to deliver therapeutic agents directly into the wall of the artery with high levels of efficiency. The embolic protection devices are filters that are mounted on a guidewire and are used to capture embolic material that is dislodged during cardiovascular interventions. As of the date of acquisition, the projects were expected to be completed and the products to be commercially available on a worldwide basis within one to four years, with an estimated cost to complete of approximately $30 million to $45 million.

The Company's acquired research and development projects are generally progressing in line with the estimates set forth above, with the exception of IVT's next-generation Infiltrator transluminal drug-delivery catheter project. Due to alternative drug-delivery products available to the Company, the Company has reduced its future revenue projections for this product. The Company expects to continue to pursue this and other research and development projects acquired in connection with its business combinations and believes it has a reasonable chance of completing the projects.

BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2002, the Company adopted the provisions of Statement No.
142. Statement No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. As a result of adoption, the Company realized a pre-tax benefit of approximately $46 million of amortization reductions for goodwill and indefinite-lived intangible assets during 2002. During 2002, the Company completed the impairment reviews required by Statement No. 142; the Company did not recognize any impairment charges as a result of these reviews.

The following table provides comparative earnings and earnings per share had the non-amortization provisions of Statement No. 142 been adopted for all periods presented:

YEAR ENDED DECEMBER 31,                                   2002              2001              2000
                                                        ---------        ---------         -----------
(in millions, except share and per share data)
Reported net income (loss)                              $     373        $     (54)        $       373
Add back: amortization of goodwill, net of tax                                  21                  18
Add back: amortization of indefinite-lived
    trademarks and technology - core, net of tax                                10                  10
                                                        ---------        ---------         -----------
Adjusted net income (loss)                              $     373        $     (23)        $       401
                                                        =========        =========         ===========
BASIC:
    Weighted average shares outstanding
     (in thousands)                                       407,099          401,389             405,271
    Net income (loss) per common share:
     Reported                                           $    0.92        $   (0.13)        $      0.92
     Adjusted                                           $    0.92        $   (0.06)        $      0.99
                                                        =========        =========         ===========
ASSUMING DILUTION:
    Weighted average shares outstanding
     (in thousands)                                       414,990          401,389             408,322
    Net income (loss) per common share:
     Reported                                           $    0.90        $   (0.13)        $      0.91
     Adjusted                                           $    0.90        $   (0.06)        $      0.98
                                                        =========        =========         ===========

The following table provides the gross carrying amount of all intangible assets and the related accumulated amortization for intangible assets subject to amortization at December 31:

                                                2002                       2001
                                      -----------------------     -----------------------
                                      GROSS                       GROSS
                                     CARRYING    ACCUMULATED     CARRYING     ACCUMULATED
(in millions)                         AMOUNT     AMORTIZATION     AMOUNT     AMORTIZATION
                                      ------     ------------     ------     ------------
Amortized intangible assets:
    Technology - core                 $  210        $   13        $  190        $    5
    Technology - developed               344           127           318            97
    Patents                              427           111           350            86
    Other intangibles                    174            77           162            67
                                      ------        ------        ------        ------
         TOTAL                        $1,155        $  328        $1,020        $  255
                                      ======        ======        ======        ======
Unamortized intangible assets:
    Excess of cost over net
      assets acquired                 $1,168                      $  928
    Technology - core                    356                         356
    Trademarks                            16                          15
                                      ------                      ------
         TOTAL                        $1,540                      $1,299
                                      ======                      ======

Total amortization expense for the year ended December 31, 2002 was $72 million as compared to $136 million and $91 million for the years ended December 31, 2001 and 2000, respectively. During the second quarter of 2001, the Company recorded a $24 million pre-tax write-down of intangible assets.

The following table provides estimated amortization expense for each of the five succeeding fiscal years based upon the Company's intangible asset portfolio at December 31, 2002:

                                     ESTIMATED
                                 AMORTIZATION EXPENSE
FISCAL YEAR                        (in millions)
-----------                      --------------------

2003                                   $ 78
2004                                     76
2005                                     76
2006                                     75
2007                                     73

                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides changes in the carrying amount of goodwill by segment for the year ended December 31, 2002:

                                                   UNITED                        INTER-
(in millions)                                      STATES    EUROPE   JAPAN    CONTINENTAL
-------------                                      ------    ------   -----    -----------
Balance as of
 December 31, 2001                                 $ 759      $  95    $ 41       $ 33

Purchase price adjustments                           (28)        (1)

Goodwill acquired                                     85          5

Contingent consideration                             177

Foreign currency translation                                      2
                                                   -----      -----    ----       ----
Balance as of
 December 31, 2002                                 $ 993      $ 101    $ 41       $ 33
                                                   =====      =====    ====       ====

The purchase price adjustments relate primarily to adjustments to properly reflect the fair value of deferred tax assets and liabilities acquired in connection with the 2001 acquisitions.

NOTE F - GLOBAL OPERATIONS STRATEGY

During the second quarter of 2002, the Company substantially completed its plant optimization initiative. The plant optimization initiative has created a better allocation of the Company's resources by forming a more effective network of manufacturing and research and development facilities. The Company's plan resulted in the consolidation of manufacturing operations along product lines and the shifting of significant amounts of production to the Company's facilities in Miami and Ireland and to contract manufacturing. The Company's plan included the discontinuation of manufacturing activities at three facilities in the U.S., and included the planned displacement of approximately 1,700 manufacturing, manufacturing support and management employees. In addition, during the second quarter of 2002, the Company recorded a $6 million pre-tax charge to cost of sales for severance and related costs associated with its global operations strategy. The approximately 250 affected employees included manufacturing, manufacturing support and management employees. The reductions result from the Company's continued achievement of operational efficiencies within its plant network and its continued effort to reduce costs. At December 31, 2002, the Company had approximately $4 million of accrued severance and related costs remaining associated with its global operations strategy. As of December 31, 2002, approximately $60 million had been charged against the restructuring accrual since the inception of the global operations strategy for the approximately 1,950 employees terminated as a part of the Company's global operations strategy.

The activity impacting the accrual for the global operations strategy is summarized in the table below:

                               CHARGES          BALANCE       CHARGES    BALANCE       CHARGES         CHARGES    BALANCE
                               TO OPERATIONS    AT DECEMBER   UTILIZED   AT DECEMBER   TO OPERATIONS   UTILIZED   AT DECEMBER
(in millions)                  IN 2000          31, 2000      IN 2001    31, 2001      IN 2002         IN 2002    31, 2002
-------------                  -------          --------      -------    --------      -------         -------    --------
GLOBAL OPERATIONS STRATEGY
Workforce reductions             $58              $58           $(23)       $35           $6            $(37)        $4

30
BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE G - BORROWINGS AND CREDIT ARRANGEMENTS

The Company's borrowings at December 31 consisted of:

(in millions)                         2002    2001
-------------                         ----    ----
Commercial paper                      $ 88    $ 99
Bank obligations - short-term                  132
Long-term debt - fixed rate            517     492
Long-term debt - floating rate         320     471
Capital leases (see Note H)             10      10


The Company had approximately $88 million and $99 million of commercial paper outstanding at December 31, 2002 and 2001, respectively, at weighted average interest rates of 1.50 percent and 2.33 percent, respectively. In addition, the Company had approximately $113 million and $547 million in revolving credit facility borrowings outstanding at December 31, 2002 and 2001, respectively, at weighted average interest rates of 0.58 percent and 1.95 percent, respectively.

At December 31, 2002, the revolving credit facilities totaled approximately $1.6 billion, consisting of a $1 billion credit facility that terminates in May 2003 and a $600 million credit facility that terminates in August 2006. The revolving credit facilities also support the Company's commercial paper borrowings. Use of the borrowings is unrestricted and the borrowings are unsecured. The revolving credit facilities require the Company to maintain a specific ratio of consolidated total debt (as defined) to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (as defined) of less than or equal to 3.5 to 1. The ratio was approximately 1.1 to 1 at December 31, 2002 compared to 1.9 to 1 at December 31, 2001. In addition, the revolving credit facilities require the Company to maintain a specific ratio of consolidated EBITDA (as defined) to consolidated interest expense (as defined) of greater than or equal to 3.5 to 1. The ratio was approximately 19.6 to 1 at December 31, 2002 compared to 10.4 to 1 at December 31, 2001. The Company intends to refinance its $1 billion credit facility terminating in May 2003 with a new credit facility of up to $1 billion having similar terms and conditions.

In August 2002, the Company entered into a revolving credit and security facility providing for up to $200 million of additional borrowing capacity secured by the Company's domestic trade accounts receivable. The maximum amount available for borrowing under this facility changes based upon the amount of eligible receivables, concentration of eligible receivables and other factors. At December 31, 2002, $197 million was outstanding under this facility at an interest rate of 1.89 percent. Certain significant changes in the quality of the Company's receivables may cause an amortization event under this facility. An amortization event may require the Company to immediately repay borrowings under the facility. The financing structure required the Company to create a wholly owned entity, which is consolidated by the Company. This entity purchases U.S. trade accounts receivable from the Company and then borrows from two third-party financial institutions using these receivables as collateral. The transactions remain on the Company's balance sheet because the Company has the right to prepay any borrowings outstanding, allowing the Company to retain effective control over the receivables. Accordingly, pledged receivables and the corresponding borrowings are included as trade accounts receivable, net and long-term debt, respectively, on the accompanying consolidated balance sheets.

The Company has the ability to refinance a portion of its short-term debt on a long-term basis through its revolving credit facilities. The Company expects a minimum of $320 million of its bank obligations will remain outstanding beyond the next twelve months and, accordingly, has classified this portion as long-term borrowings at December 31, 2002, compared to $471 million of bank obligations classified as long-term at December 31, 2001.

The Company had $500 million of senior notes (the Notes) outstanding at December 31, 2002. The Notes mature in March 2005, bear a semi-annual coupon of 6.625 percent, and are not redeemable prior to maturity or subject to any sinking fund requirements. During 2001, the Company entered into a fixed to floating interest rate swap to hedge changes in the fair value of the Notes. In accordance with Statement No. 133, the Company recorded changes in the fair value of the Notes from the inception of the interest rate swap until its termination (see Note J for further discussion). In October 2002, the Company elected to terminate the swap. At the date of termination, the fair value of the swap and cash received was approximately $13 million. The Company will amortize the $13 million adjustment to the carrying amount

                                                                              31
                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS


of the Notes into earnings on a straight-line basis through the maturity date of the Notes. The carrying amount of the Notes was approximately $511 million and $485 million at December 31, 2002 and 2001, respectively.

During the first quarter of 2002, the Company repaid 6 billion Japanese yen (translated to approximately $45 million at the date of repayment and $46 million at December 31, 2001) of borrowings outstanding with a syndicate of Japanese banks. In addition, the Company had approximately 800 million Japanese yen (translated to approximately $6 million) at December 31, 2002 and 1 billion Japanese yen (translated to approximately $7 million) at December 31, 2001 of borrowings outstanding from a Japanese bank used to finance a facility construction project. The interest rate on the borrowings is 2.1 percent and semi-annual principal payments are due through 2012.

The Company has uncommitted Japanese credit facilities with several commercial banks, which provided for borrowings and promissory notes discounting of up to
14.5 billion Japanese yen (translated to approximately $122 million) at December 31, 2002 and up to 15 billion Japanese yen (translated to approximately $115 million) at December 31, 2001. There were $7 million in borrowings outstanding under the Japanese credit facilities at an interest rate of 1.38 percent at December 31, 2002, compared to $8 million in borrowings at an interest rate of
1.38 percent at December 31, 2001. At December 31, 2002, approximately $102 million of notes receivable were discounted at average interest rates of approximately 1.38 percent compared to $88 million of discounted notes receivable at average interest rates of approximately 1.38 percent at December 31, 2001.

In addition, the Company had other outstanding bank obligations of $3 million and $2 million at December 31, 2002 and 2001, respectively.

Interest paid, including interest paid under capital leases and mortgage loans, amounted to $43 million in 2002, $59 million in 2001 and $69 million in 2000.

NOTE H - LEASES

Rent expense amounted to $42 million in 2002, $39 million in 2001 and $36 million in 2000. Future minimum rental commitments as of December 31, 2002 under noncancelable capital and operating lease agreements are as follows:

                                           CAPITAL     OPERATING
YEAR ENDED DECEMBER 31, (in millions)      LEASES       LEASES
-------------------------------------      ------       ------
2003                                        $ 2          $ 39

2004                                          2            32

2005                                          2            19

2006                                          2            15

2007                                          2             7

Thereafter                                    4            50
                                           ----         -----
TOTAL MINIMUM LEASE PAYMENTS                 14         $ 162

Amount representing interest                  4
                                           ----
PRESENT VALUE OF MINIMUM LEASE PAYMENTS    $ 10
                                           ====


NOTE I - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents are valued at cost, which approximates their fair value.

INVESTMENTS: The fair values for marketable debt and equity securities are based on quoted market prices when readily determinable.


COMMERCIAL PAPER AND BANK OBLIGATIONS: The carrying amounts of the Company's borrowings under its commercial paper program and its financing agreements approximate their fair value.

32
BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES

TO CONSOLIDATED FINANCIAL STATEMENTS


LONG-TERM DEBT: The fair value of the Company's fixed rate long-term debt is estimated based on quoted market prices. The carrying amounts of the Company's floating rate long-term debt approximate their fair value.

DERIVATIVE INSTRUMENTS: The fair values of derivative instruments are estimated based on the amount that the Company would receive or pay to terminate the agreements at the reporting date. The Company had foreign exchange forward and option contracts and cross currency interest rate swap contracts outstanding in the notional amounts of $1,318 million and $864 million as of December 31, 2002 and 2001, respectively. In addition, the Company had interest rate swap contracts outstanding in the notional amounts of $63 million and $557 million as of December 31, 2002 and 2001, respectively.

The carrying amounts and fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows:

                                        2002                   2001
                                ----------------------------------------
                                CARRYING     FAIR      CARRYING    FAIR
(in millions)                    AMOUNT      VALUE      AMOUNT     VALUE
-------------                    -----       -----      -----      -----
ASSETS:

Cash, cash equivalents and
investments                      $ 291       $ 291      $ 232      $ 232

Foreign exchange contracts          15          15         57         57

Cross currency interest rate
swap contracts                                             19         19

LIABILITIES:

Commercial paper                 $  88       $  88      $  99      $  99

Bank obligations - short-term                             132        132

Long-term debt - fixed rate        517         544        492        496

Long-term debt - floating rate     320         320        471        471

Foreign exchange contracts          22          22

Cross currency interest rate
swap contracts                       5           5

Interest rate swap contracts                               15         15


NOTE J - DERIVATIVE INSTRUMENTS AND HEDGING
ACTIVITIES

The Company operates globally, and its earnings and cash flow are exposed to market risk from changes in currency exchange rates and interest rates. The Company addresses these risks through a risk management program that includes the use of derivative financial instruments. The program is operated pursuant to documented corporate risk management policies. The Company does not enter into any derivative transaction for speculative purposes.

The Company manages its currency transaction exposures on a consolidated basis, which allows the Company to take advantage of any natural offsets. In addition, the Company uses foreign currency denominated borrowings (primarily Japanese yen) and currency forward contracts to manage its currency transaction exposures. These currency forward contracts are not designated as cash flow, fair value or net investment hedges under Statement No. 133 and therefore, are marked-to-market with changes in fair value recorded to earnings. These derivative instruments do not subject the Company's earnings or cash flows to material risk since gains and losses on these derivatives offset losses and gains on the assets and liabilities being hedged. These derivative instruments are entered into for periods consistent with the currency transaction exposures, generally one to six months.

Furthermore, the Company uses currency forward and option contracts to reduce the risk that the Company's earnings and cash flows, associated with forecasted foreign currency denominated intercompany and third-party transactions, will be adversely affected by changes in currency exchange rates. The Company, however, may be impacted by changes in currency exchange rates related to any unhedged portion. The success of the hedging program depends, in part, on forecasts of transaction activity in various currencies (currently the Japanese yen and the euro). The Company may experience unanticipated currency exchange gains or losses to the extent that there are timing differences between forecasted and actual activity during periods of currency volatility. The effective portion of any change in the fair value of the derivative instruments, designated as cash flow hedges, is recorded in other comprehensive income (OCI) until the third-party transaction associated with the hedged forecasted transaction occurs. Once the third-party transaction associated

                                                                              33
                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS


with the hedged forecasted transaction occurs, the effective portion of any related gain or loss on the cash flow hedge is reclassified from OCI to earnings. In the event the hedged forecasted transaction does not occur, or it becomes probable that it will not occur, the effective portion of any gain or loss on the related cash flow hedge would be reclassified from OCI to earnings at that time. The Company did not recognize material gains or losses resulting from either hedge ineffectiveness or changes in forecast probability during 2002 or 2001. The Company recognized a net gain of approximately $39 million and $43 million in earnings from derivative instruments designated as cash flow hedges of forecasted transactions during 2002 and 2001, respectively. All of the derivative instruments, designated as cash flow hedges, outstanding at December 31, 2002, mature within the subsequent 36-month period. As of December 31, 2002, approximately $4 million of unrealized net losses are recorded in accumulated OCI (AOCI), net of tax, to recognize the effective portion of any fair value of derivative instruments that are, or previously were, designated as cash flow hedges, compared to $44 million of unrealized net gains at December 31, 2001. Of this amount, an immaterial amount, net of tax, is expected to be reclassified to earnings within the next twelve months to mitigate foreign exchange risk.

The Company uses cross currency interest rate derivative instruments to manage certain of its foreign currency denominated net investments in subsidiaries and to reduce the risk that the Company's accumulated stockholders' equity will be adversely affected by changes in currency exchange rates (primarily Japanese yen). These derivative instruments are designated as net investment hedges under Statement No. 133. The effective portion of any change in the fair value of the derivative instruments, designated as net investment hedges, is recorded in OCI. The ineffective portion of any change in the fair value is recorded in interest expense. The Company recognized $5 million of hedge ineffectiveness as a reduction in interest expense during 2002, compared to an immaterial amount in 2001. As of December 31, 2002, approximately $5 million of unrealized net losses are recorded in AOCI, as a component of foreign currency translation adjustment, to recognize the effective portion of the fair value of derivative instruments that are designated as net investment hedges, compared to $19 million of net gains at December 31, 2001. None of this amount is expected to be reclassified to earnings.

The Company uses interest rate derivative instruments to manage its exposure to interest rate movements and to reduce borrowing costs by converting floating rate debt into fixed rate debt or fixed rate debt into floating rate debt. These derivative instruments are designated as either fair value or cash flow hedges under Statement No. 133. Any change in the fair value of the derivative instruments, designated as fair value hedges, is recorded in other income and expense and is offset by changes in the fair value of the hedged debt obligation. Interest expense related to the hedged debt obligation is adjusted to reflect interest payments made or received under the interest rate derivative contracts. Any change in the fair value of the derivative instruments, designated as cash flow hedges, is recorded in OCI, net of tax, and reclassified to interest expense during the hedged interest payment period. The Company recognized $9 million of interest expense reductions related to interest rate derivative contracts during 2002, compared to an immaterial amount during 2001. The Company has recorded an immaterial amount of other long-term liabilities to recognize the fair value of these instruments at December 31, 2002, compared to $15 million of other long-term liabilities at December 31, 2001. The reduction is due to the Company's election to terminate a fixed to floating interest rate contract used to hedge changes in the fair value of its $500 million, 6.625 percent Notes due March 15, 2005. In accordance with Statement No. 133, changes in the fair value of the interest rate contracts were recorded in other income and expense and were offset by changes in the fair value of the Notes. Interest expense related to the Notes was adjusted to reflect interest payments made or received under the terms of the interest rate contracts. At the date of termination, the fair value of the interest rate contracts was approximately $13 million, and the carrying amount of the Notes was approximately $513 million. The Company received cash of $13 million upon termination of the interest rate contracts and will amortize the $13 million adjustment to the carrying amount of the Notes into earnings over the remaining term of the Notes.

34
BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE K - INCOME TAXES

Income before income taxes consisted of:

YEAR ENDED DECEMBER 31,
(in millions)                        2002      2001        2000
                                     ----      ----        ----
Domestic                            $ 305     $ (226)     $ 272

Foreign                               244        270        255
                                    -----     ------      -----
                                    $ 549     $   44      $ 527
                                    =====     ======      =====

The related provision for income taxes consisted of:

YEAR ENDED DECEMBER 31,
(in millions)                       2002        2001     2000
                                    ----        ----     ----
CURRENT:

   Federal                          $ (29)      $ 40    $ 115

   State                                2          5        8

   Foreign                             61         45       29
                                    -----       ----    -----
                                       34         90      152

DEFERRED:

   Federal                            144         16       (9)

   State                                8          2       (1)

   Foreign                            (10)       (10)      12
                                    -----       ----    -----
                                      142          8        2
                                    -----       ----    -----
                                    $ 176       $ 98    $ 154
                                    =====       ====    =====



The reconciliation of taxes on income at the federal statutory rate to the actual provision for income taxes is:


YEAR ENDED DECEMBER 31, (in millions)             2002     2001     2000
                                                  ----     ----     ----
Tax at statutory rate                            $ 192     $ 15    $ 184


State income taxes, net of federal benefit           8        3        5

Effect of foreign taxes                            (32)     (38)     (36)

Purchased research and development                  31      111

Refund of previously paid taxes                    (15)

Other, net                                          (8)       7        1
                                                 -----     ----    -----
                                                 $ 176     $ 98    $ 154
                                                 =====     ====    =====


Significant components of the Company's deferred tax assets and liabilities at December 31 consisted of:

(in millions)                                     2002       2001
                                                 ------      -----
DEFERRED TAX ASSETS:

  Inventory costs, intercompany profit and
    related reserves                             $  107      $ 107

  Tax benefit of net operating loss and tax
    credits                                         106         85

  Reserves and accruals                              76         71

  Restructuring and merger-related charges,
    including purchased research and development    182        206

  Property, plant and equipment                                  6

  Unrealized losses on available-for-sale             1
    securities

  Unrealized losses on derivative financial           3
    instruments

  Other                                              21         16
                                                 ------      -----
                                                    496        491
Less valuation allowance on deferred tax
 assets                                              35         37
                                                 ------      -----
                                                 $  461      $ 454
                                                 ======      =====
DEFERRED TAX LIABILITIES:

  Property, plant and equipment                  $   (8)

  Intangible assets                                (238)     $(195)

  Unremitted earnings of subsidiaries               (90)       (71)

  Litigation settlement                             (36)

  Unrealized gains on available-for-sale
   securities                                                  (14)

  Unrealized gains on derivative financial
   instruments                                                 (26)

  Other                                             (21)       (17)
                                                 ------      -----
                                                   (393)      (323)
                                                 ======      =====
                                                 $   68      $ 131
                                                 ======      =====


At December 31, 2002, the Company had U.S. tax net operating loss carryforwards and tax credits, the tax effect of which is approximately $90 million. In addition, the Company had foreign tax net operating loss carryforwards, the tax effect of which is approximately $16 million. These carryforwards will expire periodically beginning in the year 2003. The Company established a valuation allowance of $35 million against these carryforwards. The decrease in the valuation allowance from 2001 to 2002 is primarily attributable to the utilization of foreign tax credits.

Income taxes paid amounted to $36 million in 2002, $108 million in 2001 and $50 million in 2000. The income tax provision (benefit) of the unrealized gain or loss component of other comprehensive income (loss) was approximately $(44) million, $14 million and $21 million, for 2002, 2001 and 2000, respectively.

                                                                              35
                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - COMMITMENTS AND CONTINGENCIES

The Company is involved in various legal proceedings, including patent infringement and product liability suits, from time to time in the normal course of business. In management's opinion, the Company is not currently involved in any legal proceeding other than those specifically identified below which, individually or in the aggregate, could have a material effect on the financial condition, operations and/or cash flows of the Company. Additionally, legal costs associated with asserting the Company's patent portfolio and defending against claims that the Company's products infringe the intellectual property of others are significant, and legal costs associated with non-patent litigation and compliance activities are rising. Depending on the prevalence, significance and complexity of these matters, the Company's legal provision could be adversely affected in the future. As of December 31, 2002, the potential exposure for litigation-related accruable costs is estimated to range from $4 million to $10 million. The Company's total accrual for litigation-related reserves as of December 31, 2002 and 2001 was approximately $4 million and $6 million, respectively. As of December 31, 2002, the range of loss for reasonably possible contingencies that can be estimated is not material.

During the third quarter of 2002, the Company entered into an agreement to settle a number of patent infringement lawsuits between the Company and Medtronic, Inc. (Medtronic). The settlement resolved the Company's damage claims against Medtronic arising out of a German court case and a U.S. arbitration proceeding involving Medtronic rapid exchange stent delivery systems and angioplasty dilatation balloon catheters. In accordance with the settlement agreement, during the third quarter of 2002, Medtronic paid the Company approximately $175 million to settle damage award claims for past infringement. In addition, during the third quarter of 2002, the Company recorded a net charge of approximately $76 million for settlement of litigation related to rapid exchange catheter technology.

LITIGATION WITH JOHNSON & JOHNSON

On October 22, 1997, Cordis Corporation (Cordis), a subsidiary of Johnson & Johnson, filed a suit for patent infringement against the Company and SCIMED Life Systems,Inc. (SCIMED), a subsidiary of the Company, alleging that the importation and use of the NIR(R) stent infringes two patents owned by Cordis. On April 13, 1998, Cordis filed a suit for patent infringement against the Company and SCIMED alleging that the Company's NIR(R) stent infringes two additional patents owned by Cordis. The suits were filed in the U.S. District Court for the District of Delaware seeking monetary damages, injunctive relief and that the patents be adjudged valid, enforceable and infringed. A trial on both actions was held in late 2000. A jury found that the NIR(R) stent does not infringe three Cordis patents, but does infringe one claim of one Cordis patent and awarded damages of approximately $324 million to Cordis. On March 28, 2002, the Court set aside the damage award, but upheld the remainder of the verdict, and held that two of the four patents had been obtained through inequitable conduct in the U.S. Patent and Trademark Office. On May 16, 2002, the Court also set aside the verdict of infringement, requiring a new trial. The case has been stayed pending the outcome of a related case.

On March 13, 1997, the Company (through its subsidiaries) filed suits against Johnson & Johnson (through its subsidiaries) in The Netherlands and Belgium, and on March 17, 1997 filed suit in France, seeking a declaration of noninfringement for the NIR(R) stent relative to two European patents licensed to Ethicon, Inc. (Ethicon), a Johnson & Johnson subsidiary, as well as a declaration of invalidity with respect to those patents. On October 28, 1998, the Company's motion for a declaration of noninfringement in France was dismissed for failure to satisfy statutory requirements; the French invalidity suits were not affected. A hearing related to the French invalidity suits was held on November 19, 2001. On January 16, 2002, the French Court found one of the patents to be valid and the other to be invalid. The Company filed an appeal on November 4, 2002.

On March 21, 1997, the Company (through its subsidiaries) filed a suit against Johnson & Johnson (through its subsidiaries) in Italy seeking a declaration of noninfringement for the NIR(R) stent relative to one of the European patents licensed to Ethicon and a declaration of invalidity. A technical expert was appointed by the Court and a hearing was held on January 30, 2002. Both parties have had an opportunity to comment on the expert report. On May 8, 2002, the Court

36
BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

closed the evidentiary phase of the case and set the next hearing for December 13, 2003.

     Ethicon and other Johnson & Johnson subsidiaries filed a cross-border suit in The Netherlands on March 17, 1997, alleging that the NIR(R) stent infringes one of the European patents licensed to Ethicon. In this action, the Johnson & Johnson entities requested relief, including provisional relief (a preliminary injunction), covering Austria, Belgium, France, Greece, Italy, The Netherlands, Norway, Spain, Sweden and Switzerland. On April 2, 1997, the Johnson & Johnson entities filed a similar cross-border proceeding in The Netherlands with respect to a second European patent licensed to Ethicon. In October 1997, Johnson & Johnson's request for provisional cross-border relief on both patents was denied by the Dutch Court, on the ground that it is "very likely" that the NIR(R) stent will be found not to infringe the patents. Johnson & Johnson appealed this decision with respect to the second patent; the appeal has been denied on the grounds that there is a "ready chance" that the patent will be declared null and void. In January 1999, Johnson & Johnson amended the claims of the second patent, changed the action from a cross-border case to a Dutch national action, and indicated its intent not to pursue its action on the first patent. On June 23, 1999, the Dutch Court affirmed that there were no remaining infringement claims with respect to either patent. In late 1999, Johnson & Johnson appealed this decision. A hearing on the appeal has not yet been scheduled.

On May 6, 1997, Ethicon Endosurgery, Inc., a subsidiary of Johnson & Johnson, sued the Company in Dusseldorf, Germany, alleging that the Company's NIR(R) stent infringes one of Ethicon's patents. On June 23, 1998, the case was stayed following a decision in an unrelated nullity action in which the Ethicon patent was found to be invalid.

On August 22, 1997, Johnson & Johnson filed a suit for patent infringement against the Company alleging that the sale of the NIR(R) stent infringes certain Canadian patents owned by Johnson & Johnson. Suit was filed in the federal court of Canada seeking a declaration of infringement, monetary damages and injunctive relief. The Company has answered, denying the allegations of the complaint. A trial is expected to begin in late 2003. On April 14, 2000, the Company (through its subsidiaries) and Medinol Ltd. (Medinol) filed suit for patent infringement against Johnson & Johnson, Cordis and a subsidiary of Cordis alleging that a patent owned by Medinol and exclusively licensed to the Company is infringed by Cordis' BX Velocity(TM) stent delivery system. The complaint was filed in the U.S. District Court for the District of Delaware seeking monetary and injunctive relief. On June 7, 1999, the Company, SCIMED, and Medinol filed suit for patent infringement against Johnson & Johnson, Johnson & Johnson Interventional Systems and Cordis, alleging two U.S. patents owned by Medinol and exclusively licensed to the Company are infringed by Cordis' Crown (TM), MINICrown(TM) and CORINTHIAN(TM) stents. The suit was filed in the U.S. District Court for the District of Minnesota seeking injunctive and monetary relief. The Minnesota action was transferred to the U.S. District Court for the District of Delaware and consolidated with the Delaware action filed by the Company. A trial was held in August 2001 on both actions. On September 7, 2001, a jury found that Cordis' BX Velocity, Crown, and MINICrown stents do not infringe the patents, and that the asserted claims of those patents are invalid. The jury also found that Cordis' CORINTHIAN stent infringes a valid Medinol patent claim and awarded the Company and Medinol $8.3 million in damages. On January 25, 2002, the Court entered final judgment on the CORINTHIAN stent in favor of the Company. On September 27, 2002, final judgment was entered in favor of Cordis on the BX Velocity, Crown and MINICrown stents, and the Company's motion for a new trial was denied. On November 26, 2002, Medinol filed an appeal. The Company has withdrawn from the action.

On March 24, 2000, the Company (through its subsidiaries) and Medinol filed a cross-border suit against Johnson & Johnson, Cordis and certain of their foreign subsidiaries in The Netherlands alleging Cordis' BX Velocity stent delivery system infringes one of Medinol's European patents. In this action, the Company and Medinol requested monetary and injunctive relief covering The Netherlands, Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Greece, Ireland, Italy, Liechtenstein, Luxembourg, Monaco, Portugal and Sweden. On March 19, 2001, the Company's request for preliminary injunction was denied by the Court. On May 11, 2001, the Company appealed this decision. A hearing on the appeal is expected to be held February 20, 2003 before the Dutch Court of Appeals.

                                                                              37
                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

On March 30, 2000, the Company (through its subsidiary) filed suit for patent infringement against two subsidiaries of Cordis alleging that Cordis' BX Velocity stent delivery system infringes a published utility model owned by Medinol and exclusively licensed to the Company. The complaint was filed in the District Court of Dusseldorf, Germany seeking monetary and injunctive relief. A hearing was held on March 15, 2001, and on June 6, 2001, the Court issued a written decision that Cordis' BX Velocity stent delivery system infringes the Medinol published utility model. Cordis appealed the decision of the German court. A hearing on the appeal has been scheduled for April 3, 2003.

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

On February 14, 2002, the Company and certain of its subsidiaries filed suit for patent infringement against Johnson & Johnson and Cordis alleging certain balloon catheters, stent delivery systems, and guide catheters sold by Johnson & Johnson and Cordis infringe five U.S. patents owned by the Company. The complaint was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. On October 15, 2002, Cordis filed a counter-claim alleging certain balloon catheters and stent delivery systems sold by the Company infringe three U.S. patents owned by Cordis and seeking monetary and injunctive relief.

On December 6, 2002, the Company filed an Amended Complaint alleging two additional patents owned by the Company are infringed by the Cordis products. Trial is expected to begin in mid-2004.

On March 26, 2002, the Company and Target Therapeutics, Inc. (Target), a wholly owned subsidiary of the Company, filed suit for patent infringement against Cordis alleging certain detachable coil delivery systems and/or pushable coil vascular occlusion systems (coil delivery systems) infringe three U.S. patents, owned by or exclusively licensed to Target. The complaint was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. Trial is scheduled to begin in June 2004.

On January 13, 2003, Cordis filed suit for patent infringement against the Company and SCIMED alleging the Company's Express(2)(TM) coronary stent infringes a U.S. patent owned by Cordis. The suit was filed in the U.S. District Court for the District of Delaware seeking monetary and injunctive relief. The Company has not yet answered, but intends to vigorously deny the allegations of the complaint.

LITIGATION WITH MEDTRONIC, INC.

On March 10, 1999, the Company (through its subsidiary Schneider (Europe) AG) filed suit against Medtronic AVE, Inc. (Medtronic AVE), a subsidiary of Medtronic, Inc. (Medtronic), alleging that Medtronic AVE's AVE GFX, AVE GFX2, AVE LTX, CALYPSO RELY(TM), PRONTO SAMBA(TM) and SAMBA RELY(TM) rapid exchange catheters and stent delivery systems infringe one of the Company's German patents. The suit was filed in the District Court of Dusseldorf, Germany seeking injunctive and monetary relief. An expert's report was submitted to the Court on November 6, 2001 and a hearing was held on May 2, 2002. On June 11, 2002, the Court ruled that the Medtronic AVE products infringed the Company's patents. Medtronic AVE filed an appeal. Medtronic AVE is obligated to dismiss its appeal pursuant to a Settlement Agreement between the parties dated September 18, 2002. On November 26, 2002, the Company filed an enforcement action seeking a decision from the Court that Medtronic AVE is violating the Court's injunction through the sale of its S670 and S7 rapid exchange stent systems.

38
BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

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

On August 13, 1998, Medtronic AVE filed a suit for patent infringement against the Company and SCIMED alleging that the Company's NIR(R) stent infringes two patents owned by Medtronic AVE. The suit was filed in the U.S. District Court for the District of Delaware seeking injunctive and monetary relief. On May 25, 2000, Medtronic AVE amended the complaint to include a third patent. The Company and SCIMED have answered denying the allegations of the complaint. The parties have filed a stipulation requesting the Court to stay the case.

LITIGATION WITH GUIDANT CORPORATION

On June 7, 2002, Advanced Cardiovascular Systems, Inc. (ACS) and Guidant Ltd., subsidiaries of Guidant Corporation (Guidant), filed suit against the Company and certain of its subsidiaries alleging that the Company's Express(TM) stent infringes two patents owned by ACS. The suit was filed in the United Kingdom, but has not been served upon the Company.

On October 15, 2002, ACS filed suit for patent infringement against the Company and SCIMED alleging the Company's Express stent infringes a U.S. patent owned by ACS. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary damages and injunctive relief. On December 6, 2002, the Company answered, denying the allegations of the complaint and counterclaimed seeking a declaration of invalidity, noninfringement and uneforceability.

On December 3, 2002, ACS filed suit for patent infringement against the Company and SCIMED alleging the Company's Express stent infringes a U.S. patent owned by ACS. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. The Company has answered, denying the allegations of the complaint. On January 28, 2003, ACS filed suit for patent infringement against the Company and SCIMED alleging the Company's Express stent infringes a U.S. patent owned by ACS. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. The Company has not yet answered, but intends to vigorously deny the allegations of the complaint.

On December 30, 2002, the Company and certain of its subsidiaries filed suit for patent infringement against Guidant, and Guidant Sales Corporation and ACS alleging that certain stent delivery systems (Multi-Link Zeta(TM) and Multi-Link Penta(TM)) and balloon catheter products (Agil-Trac(TM)) sold by Guidant and ACS infringe nine U.S. patents owned by the Company. The complaint was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief.

LITIGATION RELATING TO COOK, INC.

On September 10, 2001, the Company delivered a Notice of Dispute to Cook, Inc.
(Cook) asserting that Cook breached the terms of a certain License Agreement among Angiotech Pharmaceuticals, Inc. (Angiotech), Cook and the Company (the Agreement) relating to an improper arrangement between Cook and Guidant. On December 13, 2001, Cook filed suit in the U.S. District Court for the Northern District of Illinois seeking declaratory and injunctive relief. The Company answered the complaint on December 26, 2001, denying the allegations and filed counterclaims seeking declaratory and injunctive relief. On June 27, 2002, the Court found in favor of the Company, ruling that Cook breached the Agreement. On October 1, 2002, the Court granted the Company's request for a permanent injunction prohibiting certain activities under the Agreement and enjoining the use of the clinical data and technologies developed by Cook or Guidant in violation of the Agreement. Cook appealed the decision to the U.S. Court of Appeals for the Seventh Circuit.

On July 30, 2002, Guidant and Cook Group Incorporated, the parent of Cook, announced their agreement to merge Cook Group Incorporated into a wholly owned subsidiary of Guidant. On the same day, Guidant filed suit against the Company seeking a declaratory judgment that upon completion of the merger, the license under the Agreement may be assigned or


                                                                              39
                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

sublicensed by Cook to ACS and that ACS is entitled to use the information, data or technology generated or gathered for the purposes of obtaining regulatory approval for a coronary stent utilizing the Angiotech technology. The Company has answered the complaint and counterclaimed for declaratory and injunctive relief alleging that Guidant is tortiously interfering with Cook's performance under the Agreement.

On June 30, 1998, Cook filed suit in the Regional Court, Dusseldorf Division for Patent Disputes, in Dusseldorf, Germany against the Company alleging that the Company's Passager(TM) peripheral vascular stent graft and Vanguard(TM) endovascular aortic graft products infringe the same Cook patent. A hearing was held on July 22, 1999, and a decision was received in September 1999 finding that the Company's products infringe the Cook patent. The Company appealed the decision. A hearing is scheduled for March 27, 2003.

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

On May 23, 2001, Cook filed suit against the Company alleging that the Company's VortX(R) embolization coils infringe a patent owned by Cook. The suit was filed in the U.S. District Court for the Southern District of Indiana seeking monetary damages and injunctive relief. On July 24, 2001, the Company answered, denying the allegations of the complaint, and countersued Cook, alleging that certain Cook products infringe a patent owned by the Company. On November 14, 2001, the Company amended its complaint against Cook to include two additional patents exclusively licensed to the Company. Cook answered and denied the allegations of the counterclaim. A trial date has not yet been set.

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

On August 2, 1999, the Company filed suit against Cook and a subsidiary of Cook alleging that Cook's Zenith stent infringed a German utility model held by the Company. The suit was filed in the District Court for Dusseldorf, Germany. On May 5, 2000, judgment was rendered in favor of the Company and on June 20, 2000, Cook appealed the decision. The case has been suspended until a final decision is rendered in related German Federal Patent Court cancellation proceedings.

OTHER PATENT LITIGATION

On July 28, 2000, Dr. Tassilo Bonzel filed a complaint naming certain of the Company's Schneider Worldwide subsidiaries and Pfizer Inc. (Pfizer) and certain of its affiliates as defendants, alleging that Pfizer failed to pay Dr. Bonzel amounts owed under a license agreement involving Dr. Bonzel's patented Monorail(TM) technology. The suit was filed in the District Court for the State of Minnesota seeking monetary relief. On September 26, 2001, Dr. Bonzel and the Company reached a contingent settlement involving all but one claim asserted in the complaint. The contingency has been satisfied and the settlement is now final. On December 17, 2001, the remaining claim was dismissed without prejudice with leave to refile the suit in Germany. Dr. Bonzel has filed an appeal of the dismissal of the remaining claim.

On September 12, 2002, EV3 filed suit against The Regents of the University of California and a subsidiary of the Company in the District Court of The Hague, Netherlands, seeking a declaration that EV3's EDC II and VDS embolic coil products do not infringe three patents licensed by the Company from The Regents of the University of California. The Company answered, denying the allegations of the complaint. A hearing has been scheduled for May 16, 2003.

40
BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES

TO CONSOLIDATED FINANCIAL STATEMENTS

On January 21, 2003, Dendron GmbH, EV3 Ltd., EV3 International, Inc., Microvena Corporation and Microtherapeutics, Inc. (the EV3 Parties) filed suit against The Regents of the University of California in the United Kingdom seeking a declaration that certain of the EV3 Parties' detachable coil and microcatheter products do not infringe a patent licensed by the Company from The Regents of the University of California and revocation of the patent. The Company has not yet answered, but intends to vigorously deny the allegations of the complaint.

On August 27, 2001, RITA Medical Systems, Inc. (RITA) filed suit against RadioTherapeutics Corporation (RTC) alleging that RTC's LeVeen(TM) radiofrequency ablation devices infringe six patents owned by RITA. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary damages and injunctive relief. RTC answered, denying the allegations of the complaint. On December 11, 2001, the Company acquired RTC and assumed defense of the litigation.

On April 11, 2002, RTC, SCIMED and The Board of Regents of the University of Nebraska UNEMED Corp. (the University) filed suit against RITA alleging that certain of its products infringe a patent owned by SCIMED and other patents owned by the University and licensed to RTC. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief.

On July 9, 2002, the Company and University of Kansas filed suit against RITA alleging that certain of its products infringe a patent owned by the University and licensed to the Company. The suit was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief.

On October 16, 2002, RTC filed an appeal to the U.S. District Court for the Northern District of California regarding a U.S. Patent and Trademark Office (USPTO) decision in an earlier interference proceeding involving a patent owned by RITA. The USPTO had found that neither RTC nor RITA was entitled to the contested claim.

On August 13, 2001, Joseph Grayzel filed suit against the Company in the U.S. District Court of New Jersey alleging that the Company's Cutting Balloon(R) catheter infringes a patent owned by him. The suit requests monetary and injunctive relief. The Company has answered, denying the allegations of the complaint.

On November 26, 2002, the Company filed suit against Artes Medical USA, Inc. (Artes) alleging that the Company's Contour SE embolic agent does not infringe a certain patent owned by Artes, and that the patent is not valid. The suit was filed in the U.S. District Court for the District of Massachusetts seeking monetary and injunctive relief.

LITIGATION WITH MEDINOL LTD.

On April 5, 2001, Medinol Ltd. (Medinol) filed a complaint against the Company and certain of its current and former employees alleging breaches of contract, fraud and other claims. The suit was filed in the U.S. District Court for the Southern District of New York seeking monetary and injunctive relief. On April 26, 2001, Medinol amended its complaint to add claims alleging misappropriation of trade secrets in relation to the Company's Express(TM) stent development program. Medinol seeks monetary and injunctive relief, as well as an end to the Company's right to distribute Medinol stents and to gain access to certain Company intellectual property. On April 30, 2001, the Company answered and countersued Medinol and its principals, seeking monetary and injunctive relief. During the last quarter of 2001, the Court dismissed several of the individuals from the case. A trial date has not yet been set.

On June 11, 2001, the Company filed suit in the Jerusalem District Court in Israel against Medinol and its controlling shareholders, alleging among other things, loss of faith among Medinol's shareholders, breach of duty by Medinol management and misappropriation of corporate opportunities, including trade secrets and intellectual property. The suit seeks, among other things, monetary relief and costs. Preliminary motions were heard on October 29, 2001. Medinol and its shareholders requested the Court to strike the claim on the grounds of lack of jurisdiction. The Court rejected the motion except for the nomination of a director to Medinol, which was referred to the District Court of New York. A preliminary hearing is scheduled for May 11, 2003.

On April 22, 2002, Medinol filed suit against Boston Scientific Medizintechnik GmbH, a German subsidiary of the Company, alleging the Company's Express stent infringes certain German patents and utility models owned by Medinol. The suit was



                                                                              41
                                              Boston Scientific And Subsidiaries

NOTES

TO CONSOLIDATED FINANCIAL STATEMENTS


filed in Dusseldorf, Germany. On July 11, 2002, a default judgment was entered against the subsidiary and on July 12, 2002, the subsidiary appealed the judgment and requested that the case be heard on the merits. On August 1, 2002, the Court agreed to hear the case. Hearings have been scheduled for May 15 and 27, 2003.

On January 21, 2003, Medinol filed suit against several of the Company's international subsidiaries in the District Court of The Hague, Netherlands seeking cross-border, monetary and injunctive relief covering The Netherlands, Austria, Belgium, United Kingdom, Ireland, Switzerland, Sweden, Spain, France, Portugal and Italy, alleging the Company's Express(TM) stent infringes four European patents owned by Medinol. A hearing is scheduled for October 10, 2003.

On September 10, 2002, the Company filed suit against Medinol alleging Medinol's NIRFlex(TM) and NIRFlex(TM) Royal products infringe two patents owned by the Company. The suit was filed in Dusseldorf, Germany seeking monetary and injunctive relief. A hearing is scheduled for February 4, 2003.

On September 25, 2002, the Company filed suit against Medinol alleging Medinol's NIRFlex(TM) and NIRFlex(TM) Royal products infringe a patent owned by the Company. The suit was filed in the District Court of The Hague, Netherlands seeking cross-border, monetary and injunctive relief. A hearing has been scheduled for June 13, 2003.

OTHER PROCEEDINGS

In October 1998, the Company recalled its NIR ON(R) Ranger(TM) with Sox(TM) coronary stent delivery system following reports of balloon leaks. In November 1998, the U.S. Department of Justice began an investigation regarding the shipment and sale of the NIR ON(R) Ranger(TM) with Sox(TM) stent delivery system and other aspects of the Company's relationship with Medinol, the vendor of the stent. The Company and two senior officials have been advised that they are targets of the federal grand jury investigation, but that no final decision has been made as to whether any potential charges would be brought. The Company believes that the statute of limitations for certain charges, which could potentially arise from the investigation, may expire during the year 2003 and that this may serve as a catalyst for activity during the year. There can be no assurance that the investigation will result in an outcome favorable to the Company; that charges would not be brought; or that the Company would not agree to an extension of the statute. The Company believes that it will ultimately be demonstrated that the Company and its officials acted responsibly and appropriately.

On October 31, 2000, the Federal Trade Commission (FTC) filed suit against the Company for alleged violations of a Consent Order dated May 5, 1995, pursuant to which the Company had licensed certain intravascular ultrasound technology to Hewlett-Packard Company (HP). The suit was filed in the U.S. District Court for the District of Massachusetts seeking civil penalties and injunctive relief. The Company filed a motion to dismiss the complaint and the FTC filed a motion for summary judgment. On October 5, 2001, the Court dismissed three of the five claims against the Company and granted summary judgment of liability in favor of the FTC on the two remaining claims. A trial on a civil penalty, together with post-trial briefing, has been completed. A decision has not yet been rendered.

On January 10, 2002 and January 15, 2002, Alan Schuster and Antoinette Loeffler, respectively, putatively initiated shareholder derivative lawsuits for and on behalf of the Company in the U.S. District Court for the Southern District of New York against the Company's then current directors and the Company as nominal defendant. Both complaints allege, among other things, that with regard to the Company's relationship with Medinol, the defendants breached their fiduciary duties to the Company and its shareholders in the management and affairs of the Company, and in the use and preservation of the Company's assets. The suits seek a declaration of the directors' alleged breach, damages sustained by the Company as a result of the alleged breach, monetary and injunctive relief. On October 18, 2002, the plaintiffs filed a consolidated amended complaint naming two senior officials as defendants and the Company as nominal defendant. On November 15, 2002, defendants moved to dismiss the complaint and, alternatively, for a stay of this litigation pending resolution of a separate lawsuit brought by Medinol against the Company. Plaintiffs have consented to the stay sought by defendants.

Further, product liability claims against the Company may be asserted in the future related to events not known to

42
Boston Scientific And Subsidiaries

NOTES

TO CONSOLIDATED FINANCIAL STATEMENTS


management at the present time. As a result of current economic factors impacting the insurance industry, at the beginning of the third quarter of 2002, the Company elected to become substantially self-insured with respect to general and product liability claims. Losses for claims in excess of the limits of purchased insurance would be recorded at the time and to the extent they are probable and estimable. Management believes that the Company's risk management practices, including limited insurance coverage, are reasonably adequate to protect against anticipated general and product liability losses. However, unanticipated catastrophic losses could have a material adverse impact on the Company's financial position, results of operations and liquidity.

NOTE M - STOCKHOLDERS' EQUITY

PREFERRED STOCK: The Company is authorized to issue 50 million shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative participating, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by the Company's stockholders. At December 31, 2002, the Company had no shares of preferred stock outstanding.

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

The Company is authorized to purchase on the open market and in private transactions up to approximately 60 million shares of the Company's common stock. Stock repurchased would principally be used to satisfy the Company's obligations pursuant to its equity incentive plans, but may also be used for general corporate purposes, including acquisitions. During 2002 and 2001, the Company did not repurchase any shares as compared to approximately 12 million shares at an aggregate cost of $222 million repurchased by the Company in 2000. As of December 31, 2002, a total of approximately 38 million shares of the Company's common stock have been repurchased, including 26 million shares repurchased in years prior to 2000.

NOTE N - STOCK OWNERSHIP PLANS

EMPLOYEE AND DIRECTOR STOCK INCENTIVE PLANS

Boston Scientific's 1992, 1995 and 2000 Long-Term Incentive Plans provide for the issuance of up to 60 million shares of common stock. The terms of these three plans are similar. Together, the plans cover officers of, directors of, employees of and consultants to the Company and provide for the grant of various incentives, including qualified and non-qualified options, stock grants, share appreciation rights and performance awards. Options granted to purchase shares of common stock are either immediately exercisable or exercisable in installments as determined by the Compensation Committee of the Board of Directors, which consists of two or more non-employee directors (the Committee), and expire within ten years from date of grant. In the case of qualified options, if an employee owns more than 10 percent of the voting power of all classes of stock, the option granted will be at 110 percent of the fair market value of the Company's common stock on the date of grant and will expire over a period not to exceed five years. The 1992 Long-Term Incentive Plan expired on March 31, 2002, after which time grants were issued under the 1995 and 2000 Long-Term Incentive Plans.

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

                                                                              43
                                              BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES

TO CONSOLIDATED FINANCIAL STATEMENTS


In January 2000, the Company granted under its 1992 and 1995 Long-Term Incentive Plans approximately 1.1 million shares of its common stock to a limited group of employees subject to certain forfeiture restrictions. The purpose of the program was to help retain key employees. The market value of these shares was approximately $26 million on the date of issuance and the shares vested over three years. This amount was recorded as deferred compensation, which is shown as a separate component of stockholders' equity. The deferred compensation was amortized to expense over the vesting period and amounted to approximately $6 million, $7 million and $8 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Company reversed approximately $5 million of deferred compensation associated with forfeitures of these restricted shares.

There were no stock grants issued to employees during 2002; stock grants for 50,000 shares were issued to employees during 2001. During the years ended December 31, 2002, 2001 and 2000, approximately 24,000 shares, 91,000 shares and 143,000 shares, respectively, of restricted stock were forfeited.

Boston Scientific's 1992 Non-Employee Directors' Stock Option Plan provides for the issuance of up to 200,000 shares of common stock and authorizes the automatic grant to outside directors of options to acquire a specified number of shares of common stock generally on the date of each annual meeting of the stockholders of the Company or on the date a non-employee director is first elected to the Board of Directors. Options under this plan are exercisable ratably over a three-year period and expire ten years from the date of grant. This plan expired on March 31, 2002 after which time grants to outside directors were issued under the 2000 Long-Term Incentive Plan.

A table illustrating the effect on net income (loss) and net income (loss) per share as if the fair value method had been applied is presented in Note A. The fair value of the stock options used to calculate the pro forma net income
(loss) and net income (loss) per share were estimated using the Black-Scholes options pricing model with the following weighted average assumptions:

                                      2002                  2001           2000

Dividend yield                             0%                    0%             0%
Expected volatility                    49.80%                51.40%         47.20%
Risk-free interest rate                 3.18%                 4.86%          6.01%
Actual forfeitures                 1,363,936             3,316,000      2,737,000
Expected life                            5.0                   6.0            4.6

The weighted average grant-date fair value per share of options granted during 2002, 2001 and 2000, calculated using the Black-Scholes options pricing model, is $19.15, $12.70 and $8.67, respectively.

Information related to stock options at December 31 under stock incentive plans is as follows:


(option amounts in thousands)             2002                         2001                         2000
-----------------------------             ----                         ----                         ----
                                                WEIGHTED                     WEIGHTED                     WEIGHTED
                                                AVERAGE                      AVERAGE                      AVERAGE
                                                EXERCISE                     EXERCISE                     EXERCISE
                                  OPTIONS       PRICE         OPTIONS        PRICE          OPTIONS       PRICE
                                  -------       -----         -------        -----          -------       -----

Outstanding at January 1          43,977        $ 21.56        44,573        $ 21.36        31,511        $ 23.63

Granted                            5,334          41.10         6,007          21.66        18,441          18.22

Exercised                         (5,376)         17.05        (2,482)         12.13        (1,348)         11.23

Canceled                          (1,826)         25.35        (4,121)         25.16        (4,031)         28.18
                                  ------        -------        ------        -------        ------        -------
OUTSTANDING AT DECEMBER 31        42,109          24.45        43,977          21.56        44,573          21.36
                                  ======        =======        ======        =======        ======        =======
EXERCISABLE AT DECEMBER 31        24,439        $ 22.09        21,709        $ 21.03        16,921        $ 19.56
                                  ======        =======        ======        =======        ======        =======

44

BOSTON SCIENTIFIC AND SUBSIDIARIES

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

Below is additional information related to stock options outstanding and exercisable at December 31, 2002:

(option amounts in thousands)             STOCK OPTIONS OUTSTANDING          STOCK OPTIONS EXERCISABLE
-----------------------------             -------------------------          -------------------------
                                                WEIGHTED           WEIGHTED                  WEIGHTED
                                                AVERAGE            AVERAGE                   AVERAGE
                                               REMAINING           EXERCISE                  EXERCISE
RANGE OF EXERCISE PRICES      OPTIONS        CONTRACTUAL LIFE       PRICE       OPTIONS       PRICE
------------------------      -------        ----------------       -----       -------       -----

$ 0.00 -  8.00                 2,191                1.55           $ 4.97        2,076       $ 5.16

  8.01 - 16.00                 8,777                6.67            12.89        5,901        12.88

 16.01 - 24.00                 6,951                6.54            18.64        4,210        19.22

 24.01 - 32.00                12,846                6.83            26.02        6,998        25.86

 32.01 - 40.00                 6,382                5.88            36.07        5,113        36.19

 40.01 - 48.00                 4,962                9.81            42.60          141        44.73
                              ------                ----           ------       ------       ------
                              42,109                6.68           $24.45       24,439       $22.09
                              ======                ====           ======       ======       ======


Shares reserved for future issuance under all of the Company's incentive plans totaled approximately 44 million at December 31, 2002.

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

During 2002, approximately 919,000 shares were issued at prices ranging from $14.93 to $19.34 per share. During 2001, approximately 1,106,000 shares were issued at prices ranging from $11.48 to $11.64 per share, and during 2000, approximately 754,000 shares were issued at prices ranging from $18.59 to $18.65 per share. At December 31, 2002, there were approximately 2.7 million shares available for future issuance.



                                                                              45
                                              Boston Scientific And Subsidiaries

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share:

YEAR ENDED DECEMBER 31,                             2002            2001            2000
(in millions, except share and per share data)

BASIC:

  Net income (loss)                               $    373       $     (54)       $    373
                                                  ========       =========       =========
  Weighted average shares

    outstanding (in thousands)                     407,099         401,389         405,271
                                                  ========       =========       =========
  Net income (loss) per common share              $   0.92       $   (0.13)       $   0.92
                                                  ========       =========       =========
ASSUMING DILUTION:

  Net income (loss)                               $    373       $     (54)       $    373
                                                  ========       =========       =========
  Weighted average shares outstanding
    (in thousands)                                 407,099         401,389         405,271
  Net effect of dilutive stock-based
    compensation (in thousands)                      7,891                           3,051
                                                  --------       ---------       ---------
  TOTAL                                            414,990         401,389         408,322
                                                  ========       =========       =========
  NET INCOME (LOSS) PER COMMON SHARE              $   0.90       $   (0.13)      $    0.91
                                                  ========       =========       =========

During 2002, 2001 and 2000, approximately 10 million, 24 million and 24 million potential common shares, respectively, were not included in the computation of earnings per share, assuming dilution, because exercise prices were greater than the average market price of the common shares. The net effect of dilutive stock-based compensation was approximately 5 million common share equivalents in 2001; however, this amount was not included in the computation of earnings per share, assuming dilution, because it would have been antidilutive.

NOTE P - SEGMENT REPORTING

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

Sales and operating results of reportable segments are based on internally derived standard foreign exchange rates, which may differ from year to year and do not include inter-segment profits. The segment information for 2001 and 2000 sales and operating results has been restated based on the Company's standard foreign exchange rates used for 2002. Because of the interdependence of the reportable segments, the operating profit as presented may not be representative of the geographic distribution that would occur if the segments were not interdependent. Total assets and purchases of property, plant and equipment are based on foreign exchange rates used in the Company's consolidated financial statements.

                                     UNITED                            INTER-
(in millions)                        STATES    EUROPE       JAPAN   CONTINENTAL   TOTAL

2002:

Net sales                           $1,756       $424       $494       $229       $2,903

Depreciation and amortization           26          4          3          2           35

Operating income excluding

  special charges                      632        149        285         67        1,133

Total assets                         1,605        531        222        103        2,461

Purchases of property, plant
  and equipment                         72          2          3          2           79

2001:

Net sales                           $1,598       $369       $508       $181       $2,656

Depreciation and amortization           25          4          4          3           36

Operating income excluding

  special charges                      570        107        304         17          998

Total assets                         1,338        472        194        104        2,108

Purchases of property, plant
  and equipment                         65          2          5          3           75

2000:

Net sales                           $1,577       $353       $481       $150       $2,561

Depreciation and amortization           29          3          3          2           37

Operating income excluding

  special charges                      592         96        294          5          987

Total assets                         1,251        391        201        101        1,944

Purchases of property, plant
  and equipment                         42          2          5          4           53




46
Boston Scientific And Subsidiaries

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS



A reconciliation of the totals reported for the reportable segments to the applicable line items in the consolidated financial statements is as follows:

YEAR ENDED DECEMBER 31, (in millions)              2002            2001           2000

NET SALES:

  Total net sales for reportable segments         $ 2,903        $ 2,656        $ 2,561

  Foreign exchange                                     16             17            103
                                                  -------        -------        -------
                                                  $ 2,919        $ 2,673        $ 2,664
                                                  =======        =======        =======

DEPRECIATION AND AMORTIZATION:

  Total depreciation and amortization
   allocated to reportable segments               $    35        $    36        $    37

  Corporate expenses and foreign exchange             126            196            144
                                                  -------        -------        -------
                                                  $   161        $   232        $   181
                                                  =======        =======        =======
PURCHASES OF PROPERTY, PLANT AND EQUIPMENT:

  Allocated to reportable segments                $    79        $    75        $    53

  Corporate capital expenditures                       33             46             23
                                                  -------        -------        -------
                                                  $   112        $   121        $    76
                                                  =======        =======        =======

INCOME (LOSS) BEFORE INCOME TAXES:

  Total operating income excluding special
   charges for reportable segments                $ 1,133        $   998        $   987

  Manufacturing operations                           (170)           (99)           (98)

  Corporate expenses and foreign exchange            (367)          (517)          (251)

  Purchased research and development                  (85)          (282)

  Restructuring charges                                                             (58)

  Litigation settlements, net                          99
                                                  -------        -------        -------

                                                      610            100            580

  Other income (expense)                              (61)           (56)           (53)
                                                  -------        -------        -------
                                                  $   549        $    44        $   527
                                                  =======        =======        =======
TOTAL ASSETS:

  Total assets for reportable segments            $ 2,461        $ 2,108        $ 1,944

  Corporate assets                                  1,989          1,866          1,483
                                                  -------        -------        -------
                                                  $ 4,450        $ 3,974        $ 3,427
                                                  =======        =======        =======

Enterprise-wide Information

(in millions)                                        2002           2001           2000
                                                     ----           ----           ----

NET SALES:

  Cardiovascular                                  $ 1,979        $ 1,841        $ 1,893

  Endosurgery                                         940            832            771
                                                  -------        -------        -------
                                                  $ 2,919        $ 2,673        $ 2,664
                                                  =======        =======        =======
LONG-LIVED ASSETS:

  United States                                   $   464        $   439        $   422

  Ireland                                             134            111            103

  Other foreign countries                              38             42             42
                                                  -------        -------        -------
                                                  $   636        $   592        $   567
                                                  =======        =======        =======




                                                                              47
                                              Boston Scientific And Subsidiaries

REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
BOSTON SCIENTIFIC CORPORATION

We have audited the accompanying consolidated balance sheets of Boston Scientific Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Scientific Corporation and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

As discussed in Note A to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Accounting for Goodwill and Other Intangible Assets.

/S/ ERNEST & YOUNG LLP
Boston, Massachusetts
January 29, 2003

Boston Scientific And Subsidiaries

FIVE-YEAR SELECTED FINANCIAL DATA
(UNAUDITED) (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

YEAR ENDED DECEMBER 31,                                   2002        2001          2000         1999        1998
OPERATING DATA:

  Net sales                                            $   2,919    $   2,673    $   2,664     $  2,842   $   2,234

  Gross profit                                             2,049        1,754        1,832        1,856       1,499

  Selling, general and administrative expenses             1,002          926          867          842         755

  Amortization expense                                        72          136           91           92          53

  Royalties                                                   36           35           37           46          31

  Research and development expenses                          343          275          199          197         200

  Purchased research and development                          85          282                                   682

  Restructuring and merger-related charges (credits)                                    58          (10)        (15)

  Litigation settlements, net                                (99)

  Total operating expenses                                 1,439        1,654        1,252        1,167       1,706

  Operating income (loss)                                    610          100          580          689        (207)

  Net income (loss)                                          373          (54)         373          371        (264)

Net income (loss) per common share:

  Basic                                                $    0.92    $   (0.13)   $    0.92     $   0.92   $   (0.68)
  Assuming dilution                                    $    0.90    $   (0.13)   $    0.91     $   0.90   $   (0.68)

Weighted average shares outstanding -
  assuming dilution (in thousands)                       414,990      401,389      408,322      411,351     390,836




DECEMBER 31,                                                  2002         2001         2000         1999         1998


BALANCE SHEET DATA:

      Working capital                                      $     285    $     275    $     173                 $    (353)

      Total assets                                             4,450        3,974        3,427    $   3,572        3,893

      Commercial paper                                            88           99           56          277        1,016

      Bank obligations - short-term                                           132          204          323           11

      Long-term debt, net of current portion                     847          973          574          688        1,377

      Stockholders' equity                                     2,467        2,015        1,935        1,724          821

      Book value per common share                          $    6.00    $    4.97    $    4.84    $    4.21    $    2.08

(see notes to consolidated financial statements)


                                                                              49
                                              Boston Scientific And Subsidiaries

QUARTERLY RESULTS OF OPERATIONS
(UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE DATA)



THREE MONTHS ENDED                                           MARCH 31,     JUNE 30,    SEPTEMBER 30,      DECEMBER 31,


2002

Net sales                                                    $  675       $  708            $ 722             $ 814

Gross profit                                                    468          483              511               587

Operating income                                                125           82              246               157

Net income                                                       82           25              161               105

Net income per common share - basic                          $ 0.20       $ 0.06            $0.40             $0.26

Net income per common share - assuming dilution              $ 0.20       $ 0.06            $0.39             $0.25


2001

Net sales                                                    $  654       $  672            $ 670             $ 677

Gross profit                                                    432          404              456               462

Operating income (loss)                                          40         (150)             102               108

Net income (loss)                                                (5)        (172)              58                65

Net income (loss) per common share - basic                   $(0.01)      $(0.43)           $0.14             $0.16

Net income (loss) per common share - assuming dilution       $(0.01)      $(0.43)           $0.14             $0.16






During the first, second, third and fourth quarters of 2002, the Company recorded after-tax charges (credits) of $7 million, $70 million, $(62) million and $25 million, respectively. The net charges (credits) for the year include: purchased research and development primarily associated with the acquisitions of EMT and Smart; costs associated with the Company's recently completed global operations plan; an endowment to fund a newly created philanthropic foundation; special credits for net amounts received in connection with previously announced settlements of litigation related to rapid exchange catheter technology; and a reduction in income tax expense as a result of a tax refund of previously paid taxes.

During the first, second, third and fourth quarters of 2001, the Company recorded after-tax charges of $88 million, $252 million, $20 million and $17 million, respectively. The net charges for the year include: purchased research and development related to acquisitions consummated in 2001; costs associated with the Company's global operations plan; a provision for excess inventory due to declining demand for the NIR(R) coronary stent technology; and a write-down of intangible assets related to discontinued technology platforms.

(see notes to consolidated financial statements)

50
BOSTON SCIENTIFIC AND SUBSIDIARIES

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED MATTERS
(UNAUDITED)



The following table shows the market range for the Company's common stock based on reported sales prices on the New York Stock Exchange.

2002                  HIGH          LOW
----                  ----          ---

First Quarter        $25.09       $21.11

Second Quarter        31.67        24.23

Third Quarter         31.56        23.30

Fourth Quarter        44.21        32.28


2001                  HIGH          LOW
----                  ----          ---

First Quarter        $20.79       $13.25

Second Quarter        20.50        14.50

Third Quarter         21.00        16.99

Fourth Quarter        27.89        20.30

The Company has not paid a cash dividend during the past five years. The Company currently intends to retain all of its earnings to finance the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so.

At December 31, 2002, there were 10,049 recordholders of the Company's common stock.

(see notes to consolidated financial statements)




                                                                              51
                                              Boston Scientific And Subsidiaries